    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 2003


                                                     REGISTRATION NO. 333-106484
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                           EDGE PETROLEUM CORPORATION
             (Exact name of Registrant as specified in its charter)

              DELAWARE                               1311                              76-0511037
    (State or other jurisdiction         (Primary Standard Industrial               (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)              Identification No.)

               1301 TRAVIS, SUITE 2000                                   MICHAEL G. LONG
                HOUSTON, TEXAS 77002                    SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                   (713) 654-8960                                    1301 TRAVIS, SUITE 2000
 (Address, including zip code, and telephone number,                  HOUSTON, TEXAS 77002
                      including                                          (713) 654-8960
   area code, of registrant's principal executive       (Name, address, including zip code, and telephone
                      offices)                         number, including area code, of agent for service)

                                   COPIES TO:

                                                                        MARK EARLY, ESQ.
                GENE J. OSHMAN, ESQ.                                 VINSON & ELKINS L.L.P.
                 BAKER BOTTS L.L.P.                                 3700 TRAMMELL CROW CENTER
                910 LOUISIANA STREET                                    2001 ROSS AVENUE
                HOUSTON, TEXAS 77002                                   DALLAS, TEXAS 75201
                   (713) 229-1234                                        (214) 220-7700

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions under the Agreement and Plan of Merger included as Annex A to the enclosed joint proxy statement/prospectus have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE SUBJECT TO CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THESE ACTIVITIES ARE NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED OCTOBER 31, 2003


(EDGE PETROLEUM CORP. LOGO)        (MILLER EXPLORATION COMPANY LOGO)

                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

    The boards of directors of Edge Petroleum Corporation and Miller Exploration Company have unanimously approved a transaction in which a newly formed wholly owned subsidiary of Edge will be merged into Miller. We are sending this joint proxy statement/prospectus to you to ask you to vote in favor of this transaction and other matters.

    Edge will acquire Miller in a stock-for-stock merger in which each Miller stockholder, other than those perfecting appraisal rights, will receive, for each share of Miller common stock that the stockholder owns, between approximately 1.22 and 1.30 shares of Edge common stock, depending on the average closing price of Edge common stock over a 20 trading day period ending five days prior to the Miller stockholders' meeting. Based upon the number of shares of Miller common stock outstanding as of the date of this joint proxy statement/prospectus and given a merger ratio of between 1.22 and 1.30 shares of Edge common stock for each share of Miller common stock, Edge would issue between approximately 2,597,475 and 2,767,801 shares of Edge common stock in the merger. Based upon the average closing price of Edge common stock over the 20 trading day period ending October 29, 2003 and the number of shares of Miller common stock outstanding on the date of this joint proxy statement/ prospectus of 2,129,078, Miller stockholders would have received approximately 2,597,475 shares of Edge common stock in the merger and the total shares of Edge common stock outstanding after the transaction would be approximately 12,148,666 shares. Miller stockholders should note that, because of market fluctuations, they may receive shares of Edge common stock worth less than the aggregate market value of their holdings of Miller common stock at the time of the merger agreement and as of the time they vote on the merger. Miller and Edge will jointly issue a press release announcing the final merger ratio as soon as it has been determined, which will be five days prior to the special meetings.

    Edge common stock is listed on the NASDAQ National Market under the symbol "EPEX." Miller common stock is listed on the NASDAQ SmallCap Market under the symbol "MEXP."

    We cannot complete the merger unless the Edge stockholders vote to approve the issuance of Edge common stock and the Miller stockholders vote to adopt the merger agreement. Additionally, at the Edge special meeting, the Edge stockholders are being asked to approve Edge's Incentive Plan, including an amendment to increase the number of shares of Edge common stock reserved for issuance under the plan. We have scheduled separate meetings to be held on December 4, 2003 for our respective stockholders to vote on these matters.


    The Edge and Miller boards of directors each recommend that their respective stockholders vote "FOR" the proposals. In considering the recommendation of the Miller board of directors, stockholders of Miller should be aware that certain members of the Miller board and members of Miller's management team have agreements or arrangements that provide them with interests in the merger that are different from, or in addition to, those of the stockholders generally. These interests include severance and retention bonuses for three officers for an aggregate of over $94,000 (but not exceeding $149,000) and $160,000, respectively, registration rights for Miller's Chief Executive Officer and indemnity and insurance coverage following the merger. In addition, two directors own an aggregate of 41,000 shares of Edge common stock, three officers have options for Miller common stock potentially exercisable for an aggregate of 17,200 shares of Miller common stock at $0.10 per share, and two directors have overriding royalty, working or other interests in Miller properties that will continue to be operated by Miller, as a subsidiary of Edge, following the Merger. See "Interests of Certain Persons in the Merger" beginning on page 49 for a complete discussion of interests to be received by Miller board members and officers in the merger.

    Miller stockholders owning approximately 50.2% of the total outstanding shares of Miller common stock on the record date (which is a sufficient percentage to effect approval of the adoption of the merger agreement), have agreed to vote in favor of the adoption of the merger agreement. If the board of directors of Miller withdraws, modifies or changes its recommendation with respect to the merger in accordance with the merger agreement, Guardian Energy Management Corp. will not be bound to vote in favor of the merger agreement which will reduce the percentage of committed stockholders to approximately 32%. Edge stockholders who own approximately 4% of the total outstanding shares of Edge common stock on the record date, have agreed to vote their shares in favor of the issuance of Edge common stock.
    This document is a prospectus relating to the shares of Edge common stock to be issued and the options and warrants to be assumed in the merger and a joint proxy statement for Edge to solicit proxies for its special meeting of stockholders and for Miller to solicit proxies for its special meeting of stockholders. We encourage you to carefully read this entire document and the documents incorporated by reference herein.


/s/ JOHN W. ELIAS                                                 /s/ KELLY E. MILLER
John W. Elias                                                     Kelly E. Miller
Chairman of the Board, President                                  President and Chief Executive Officer
and Chief Executive Officer                                       Miller Exploration Company
Edge Petroleum Corporation

     SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF THE RISKS RELEVANT TO THE MERGER.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE EDGE COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This joint proxy statement/prospectus is dated [         ], 2003 and is
first being mailed to stockholders of Edge and Miller on or about [         ],
2003.

                           EDGE PETROLEUM CORPORATION
                            1301 TRAVIS, SUITE 2000
                              HOUSTON, TEXAS 77002
                                 (713) 654-8960

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON DECEMBER 4, 2003


To the Stockholders of EDGE PETROLEUM CORPORATION:


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Edge Petroleum Corporation will be held at 9:00 a.m., Houston time, on December 4, 2003 at Edge's corporate office located at 1301 Travis, Suite 2000, Houston, Texas, for the following purposes:


     - To consider and vote upon a proposal to approve the issuance of Edge common stock to the stockholders of Miller Exploration Company as a result of the transactions contemplated by the Agreement and Plan of Merger dated May 28, 2003, by and among Edge, our wholly owned subsidiary, Edge Delaware Sub Inc. and Miller.

     - To consider and vote upon a proposal to approve Edge's Incentive Plan, including an amendment to increase the number of shares of Edge common stock reserved for issuance under the plan from 1,200,000 shares to 1,700,000 shares.

     - To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on October 6, 2003 are entitled to notice of and to vote at the special meeting or at any adjournments or postponements thereof. The proposal to approve Edge's Incentive Plan, including an amendment to increase the number of shares available under the plan, is not a condition to the merger and will only be implemented if the merger is effected. Your vote is important. To ensure your shares are represented, you should complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope, whether or not you expect to attend the special meeting. You may revoke your proxy and vote in person if you decide to attend the meeting and your shares are not held in street name.

     EDGE'S BOARD OF DIRECTORS BELIEVES THAT THE ISSUANCE OF SHARES OF EDGE COMMON STOCK IN CONNECTION WITH THE MERGER AND THE PROPOSAL TO APPROVE EDGE'S INCENTIVE PLAN, INCLUDING AN AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN, ARE ADVISABLE AND IN THE BEST INTERESTS OF EDGE'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE PROPOSALS.

                                          By Order of the Board of Directors,

                                          /s/ ROBERT C. THOMAS
                                          Robert C. Thomas
                                          Vice President, General Counsel
                                          and Corporate Secretary

Houston, Texas
[          ], 2003

                           MILLER EXPLORATION COMPANY
                             3104 LOGAN VALLEY ROAD
                         TRAVERSE CITY, MICHIGAN 49685
                                 (231) 941-0004

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON DECEMBER 4, 2003


To the Stockholders of MILLER EXPLORATION COMPANY:


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Miller Exploration Company will be held at 10:00 a.m., Traverse City time, on December 4, 2003 at Miller's corporate offices located at 3104 Logan Valley Road, Traverse City, Michigan, for the following purposes:


     - To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated May 28, 2003, by and among Edge Petroleum Corporation, its wholly owned subsidiary, Edge Delaware Sub Inc. and Miller, pursuant to which Edge Delaware Sub Inc. will be merged with and into Miller with Miller surviving as a wholly owned subsidiary of Edge.

     - To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on October 6, 2003 are entitled to notice of and to vote at the special meeting or at any adjournments or postponements thereof. The adoption of the merger agreement will require the affirmative vote of at least a majority of the outstanding shares of Miller common stock on the record date. Failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against adoption of the merger agreement.

     Your vote is important. To ensure your shares are represented, you should complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope, whether or not you expect to attend the special meeting. You may revoke your proxy and vote in person if you decide to attend the meeting and your shares are not held in street name.

     THE MILLER BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, MILLER AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

                                          By Order of the Board of Directors,

                                          /s/ DEANNA L. CANNON
                                          Deanna L. Cannon
                                          Chief Financial Officer, Vice
                                          President
                                          of Finance and Corporate Secretary

Traverse City, Michigan
[     ], 2003

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE. SEE "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 108 FOR A LISTING OF DOCUMENTS INCORPORATED BY REFERENCE. EDGE PETROLEUM CORPORATION DOCUMENTS ARE AVAILABLE TO ANY PERSON WITHOUT CHARGE, INCLUDING ANY BENEFICIAL OWNER, UPON REQUEST DIRECTED TO MICHAEL G. LONG, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 1301 TRAVIS, SUITE 2000, HOUSTON, TEXAS 77002, TELEPHONE (713) 654-8960. MILLER EXPLORATION COMPANY DOCUMENTS ARE AVAILABLE TO ANY PERSON WITHOUT CHARGE, INCLUDING ANY BENEFICIAL OWNER, UPON REQUEST DIRECTED TO DEANNA
L. CANNON, CHIEF FINANCIAL OFFICER AND CORPORATE SECRETARY, 3104 LOGAN VALLEY ROAD, TRAVERSE CITY, MICHIGAN 49685, TELEPHONE (231) 941-0004. TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST BY EDGE PETROLEUM CORPORATION STOCKHOLDERS OR MILLER EXPLORATION COMPANY STOCKHOLDERS SHOULD BE MADE BY NOVEMBER 26, 2003. THE EXHIBITS TO THESE DOCUMENTS WILL GENERALLY NOT BE MADE AVAILABLE UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.


                               TABLE OF CONTENTS

                                        PAGE
                                        ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER..............................    1
SUMMARY...............................    3
  Edge Selected Historical
     Consolidated Financial Data......   10
  Miller Selected Historical
     Consolidated Financial Data......   12
  Unaudited Pro Forma Summary
     Financial Information............   14
  Unaudited Comparative Historical and
     Unaudited Pro Forma Per Share
     Data.............................   15
  Summary Oil and Gas Reserve and
     Production Information...........   16
  Summary Pro Forma Oil and Gas
     Reserve Data of the Combined
     Company..........................   18
RISK FACTORS..........................   19
  Risks Relating to the Merger........   19
  Risks Relating to the Combined
     Company After the Merger.........   20
DISCLOSURE REGARDING FORWARD LOOKING
  STATEMENTS..........................   27
THE EDGE SPECIAL MEETING..............   29
  Date, Time and Place of the Special
     Meeting..........................   29
  Purpose for the Edge Special
     Meeting..........................   29
  Record Date; Voting Rights; Votes
     Required for Approval............   29
  Proxies.............................   29
  Voting by Edge Directors............   30
  Edge Board of Directors'
     Recommendations..................   31
THE MILLER SPECIAL MEETING............   32
  Date, Time and Place of the Special
     Meeting..........................   32


                                        PAGE
                                        ----
  Purpose for the Miller Special
     Meeting..........................   32
  Record Date; Voting Rights; Vote
     Required for Approval............   32
  Proxies.............................   32
  Voting by Miller Directors and
     Certain Large Stockholders.......   33
  Miller Board of Directors'
     Recommendation...................   33
  Interests of Certain Directors......   34
THE MERGER............................   35
  Background of the Merger............   35
  Edge's Reasons for the Merger.......   40
  Recommendations of Edge's Board of
     Directors........................   42
  Miller's Reasons for the Merger.....   42
  Recommendation of Miller's Board of
     Directors........................   43
  Opinion of Miller's Financial
     Adviser..........................   43
  Interests of Certain Persons in the
     Merger...........................   49
  Edge After the Merger...............   50
  Exchange of Miller Common Stock
     Certificates for Edge Common
     Stock Certificates...............   50
  Conversion of Stock Options and
     Assumption of Stock Plans and
     Warrants.........................   51
  Employee Benefit Matters............   52
  Dividends...........................   52
  Accounting Treatment and
     Considerations...................   52
  Material United States Federal
     Income Tax Consequences..........   53
  Regulatory Matters..................   54
  Federal Securities Laws
     Consequences; Resale
     Restrictions.....................   55

                                        PAGE
                                        ----
  Rights of Dissenting Stockholders...   56
  Stock Exchange Listing..............   57
THE MERGER AGREEMENT..................   58
  Covenants...........................   59
  Solicitation........................   66
  Representations and Warranties......   68
  Conditions to the Merger............   69
  Termination of the Merger
     Agreement........................   71
  Termination Fees and Expense
     Reimbursement....................   72
  Extension or Waiver.................   73
  Amendment...........................   73
OTHER AGREEMENTS......................   74
  Stockholder Agreements..............   74
  Registration Rights Agreement.......   74
BUSINESS OF EDGE PETROLEUM
  CORPORATION.........................   76
BUSINESS OF MILLER EXPLORATION
  COMPANY.............................   78
MARKET PRICE AND DIVIDEND
  INFORMATION.........................   79
UNAUDITED PRO FORMA FINANCIAL
  INFORMATION.........................   80
EDGE PETROLEUM CORPORATION UNAUDITED
  CONDENSED PRO FORMA CONSOLIDATED
  BALANCE SHEET AS OF JUNE 30, 2003...   82
EDGE PETROLEUM CORPORATION UNAUDITED
  CONDENSED PRO FORMA CONSOLIDATED
  STATEMENT OF OPERATIONS FOR THE
  SIX-MONTH PERIOD ENDED JUNE 30,
  2003................................   83
EDGE PETROLEUM CORPORATION UNAUDITED
  CONSOLIDATED PRO FORMA STATEMENT OF
  OPERATIONS FOR THE YEAR ENDED
  DECEMBER 31, 2002...................   84
EDGE PETROLEUM CORPORATION AND MILLER
  EXPLORATION COMPANY NOTES TO
  UNAUDITED PRO FORMA FINANCIAL
  STATEMENTS..........................   85
EDGE PETROLEUM CORPORATION PRO FORMA
  RESERVE DATA........................   90
DESCRIPTION OF CAPITAL STOCK OF EDGE
  PETROLEUM CORPORATION...............   91
  Common Stock........................   91
  Preferred Stock.....................   91



                                        PAGE
                                        ----
  Warrants............................   91
  Assumed Miller Warrants.............   92
  Provisions of Delaware Law and
     Edge's Charter and Bylaws........   92
  Transfer Agent and Registrar........   94
COMPARISON OF RIGHTS OF
  STOCKHOLDERS........................   95
  Authorized Capital Stock............   95
  Voting Rights.......................   95
  Conversion Rights...................   95
  Redemption Rights...................   95
  Number and Election of Directors....   95
  Filling Vacancies on the Board of
     Directors........................   96
  Removal of Directors................   96
  Amendments to Certificate of
     Incorporation....................   96
  Amendments to Bylaws................   96
  Action by Written Consent...........   97
  Right to Call Special Meetings of
     Stockholders.....................   97
  Notice of Stockholder Action........   97
  Indemnification of Directors and
     Officers.........................   98
  Anti-Takeover Provisions............   99
EDGE'S PROPOSAL TO APPROVE ITS
  INCENTIVE PLAN, INCLUDING AN
  AMENDMENT TO INCREASE THE NUMBER OF
  SHARES AVAILABLE UNDER THE PLAN.....  100
  Description of the Proposal.........  100
  Principal Provisions of the
     Incentive Plan...................  100
  Allocation of Shares Proposed to be
     Authorized; Cumulative Grants
     Under the Incentive Plan.........  102
  Federal Income Tax Consequences.....  103
  Information Regarding All Equity
     Compensation Plans of Edge.......  104
  Vote Required; Recommendation of the
     Edge Board of Directors..........  105
EXPERTS...............................  106
LEGAL MATTERS.........................  106
FUTURE STOCKHOLDER PROPOSALS..........  107
  Edge Petroleum Corporation..........  107
  Miller Exploration Company..........  107
SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT OF
  EDGE................................  108

                                        PAGE
                                        ----
SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT OF
  MILLER..............................  108
DIRECTORS AND EXECUTIVE OFFICERS OF
  EDGE................................  108
EDGE EXECUTIVE COMPENSATION...........  108
CERTAIN RELATIONSHIPS WITH RESPECT TO
  EDGE AND RELATED TRANSACTIONS.......  108
WHERE YOU CAN FIND MORE INFORMATION...  108
GLOSSARY OF OIL AND GAS TERMS.........  111


Annex A -- Agreement and Plan of
  Merger among Edge Petroleum
  Corporation, Edge Delaware Sub Inc.
  and Miller Exploration Company dated
  as of May 28, 2003
Annex B -- Opinion of C.K. Cooper &
  Company dated May 28, 2003
Annex C -- Section 262 of the Delaware
  General Corporation Law
Annex D -- Annual Report on Form
  10-K/A for Edge Petroleum Cor-
  poration for the fiscal year ended
  December 31, 2002
Annex D1 -- Proxy Statement for Edge
  Petroleum Corporation for the 2003
  Annual Meeting of Stockholders

Annex E -- Quarterly Report on Form
  10-Q for Edge Petroleum Corpora-
  tion for the quarter ended June 30,
  2003
Annex F1 -- Annual Report on Form 10-K
  for Miller Exploration Company for
  the fiscal year ended December 31,
  2002
Annex F2 -- Amendment No. 1 to Annual
  Report on Form 10-K for Miller
  Exploration Company for the fiscal
  year ended December 31, 2002
Annex G -- Quarterly Report on Form
  10-Q for Miller Exploration Com-
  pany for the quarter ended June 30,
  2003
Annex H -- Incentive Plan of Edge
  Petroleum Corporation
Annex I -- Form of Stockholder
  Agreement of Miller Stockholders
Annex J -- Form of Stockholder
  Agreement of Edge Stockholders

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE EDGE PETROLEUM CORPORATION AND MILLER EXPLORATION COMPANY PROPOSING
   TO MERGE?

A: The boards of directors of Edge and Miller believe that the combined company will create a stronger exploration and production company. We expect the combined company to:

   - have an increased amount of oil and gas reserves and that the composition and location of those reserves will be complementary;

   - have more liquidity in its common stock and better access to capital markets, which should provide more financial flexibility; and

   - be in a better position to fund future growth as a result of decreased leverage of Edge, increased cash flow and the divestiture of Edge non-core assets.

Q: HOW WILL THE MERGER RATIO BE DETERMINED?

A: As described in the "Summary-Overview of the Merger Agreement" the merger ratio ranges from approximately 1.22 to 1.30, and will be finally determined based upon the price of Edge's common stock and the number of Miller shares outstanding at the Determination Time.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible after all the conditions to the merger, including obtaining the approvals of our stockholders at the special meetings, are fulfilled. We currently expect to complete the merger during the fourth quarter of 2003.

Q: WHAT DO I NEED TO DO TO VOTE?


A: Both companies' stockholders meetings will take place on December 4, 2003.
   After carefully reading and considering the information contained in this document and the documents incorporated by reference herein, please indicate on the enclosed proxy card how you want to vote. Mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at your stockholder meeting.


Q: WHAT SHOULD I DO IF I WANT TO CHANGE MY VOTE?

A: You can change your vote at any time before your proxy card is voted at your stockholder meeting. You can do this in one of three ways:

   - you can send a written notice to the company of which you are a stockholder stating that you would like to revoke your proxy;

   - you can complete and submit a later dated proxy card to that company; or

   - you can attend your stockholder meeting and vote in person.

   However, your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure your broker provides to change those instructions.

Q: WHAT IF I PLAN TO ATTEND THE STOCKHOLDER MEETING IN PERSON?

A: We recommend that you send in your proxy anyway. You may still attend the meeting and vote in person if the shares are held in your name and not in street name.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES
   FOR ME WITHOUT MY INSTRUCTIONS?

A: We recommend that you contact your broker. Your broker can give you directions on how to instruct the broker to vote your shares. Your broker may not be able to vote your shares unless the broker receives appropriate instructions from you.

Q: SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. After the merger, if you are a Miller stockholder, we will send written instructions on how to exchange your Miller stock certificates for certificates representing Edge common stock. Please do not send in any Miller stock certificates until you receive these written instructions and the letter of transmittal. Edge stockholders will keep their current stock certificates.

Q: ARE THERE ANY RISKS IN THE MERGER THAT I SHOULD CONSIDER?

A: Yes. There are risks associated with all business combinations, including the proposed merger. We have described these and other risks in more detail under "Risk Factors" beginning on page 19.

Q: WHOM DO I CALL IF I HAVE QUESTIONS ABOUT THE MEETINGS OR THE MERGER?

A: Edge stockholders should contact the following:

   Michael G. Long
   Senior Vice President and
     Chief Financial Officer
   Edge Petroleum Corporation
   1301 Travis, Suite 2000
   Houston, Texas 77002
   Fax: (713) 650-6494
   Phone: (713) 654-8960

   Miller stockholders should contact the following:

   Kelly E. Miller or
   Deanna L. Cannon
   Miller Exploration Company
   3104 Logan Valley Road
   Traverse City, Michigan 49685
   Fax: (231) 941-8312
   Phone: (231) 941-0004

                                    SUMMARY


     This summary highlights material information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the other available information referred to under "Where You Can Find More Information" on page 108. We encourage you to read the merger agreement, the legal document governing the merger, which is included as Annex A to this joint proxy statement/prospectus. We have included page references in this summary to direct you to more complete descriptions of the topics presented in this summary. Unless otherwise indicated by the context, references to "Edge" mean Edge Petroleum Corporation, a Delaware corporation, and its corporate and partnership subsidiaries and predecessors. For an explanation of certain oil and gas industry terms used in this document, you should read "Glossary of Oil and Gas Terms" beginning on page 111 of this joint proxy statement/prospectus.


THE COMPANIES

EDGE PETROLEUM CORPORATION
1301 Travis, Suite 2000
Houston, Texas 77002
(713) 654-8960

     Edge Petroleum Corporation is an independent oil and natural gas company engaged in the exploration, development, acquisition and production of crude oil and natural gas properties in the United States. As of December 31, 2002, our net proved reserves were 49.0 Bcfe, comprised of 35.0 Bcfe of natural gas, 810 thousand barrels of oil and 1,532 thousand barrels of plant products. Natural gas and natural gas liquids accounted for approximately 90% of those proved reserves. About 68% of total proved reserves were developed as of year-end and they were all located onshore, in the United States. Edge common stock is listed on the NASDAQ National Market and traded under the symbol "EPEX."

     For further information on Edge Petroleum Corporation, see "Business of Edge Petroleum Corporation" on page 76.

MILLER EXPLORATION COMPANY
3104 Logan Valley Road
Traverse City, Michigan 49685-0348
(231) 941-0004

     Miller Exploration Company is an independent oil and gas exploration and production company that has developed a base of producing properties and inventory of prospects concentrated primarily in the Mississippi Salt Basin of Central Mississippi and the Blackfeet Indian Reservation in Montana. Miller is the successor to Miller Oil Corporation, an independent oil and natural gas exploration and production business first established in Michigan by members of the Miller family in 1925.


     For further information on Miller Exploration Company, see "Business of Miller Exploration Company" on page 78.


EDGE DELAWARE SUB INC.
1301 Travis, Suite 2000
Houston, Texas 77002
Phone: (713) 654-8960

     Edge Delaware Sub Inc. is a direct, wholly owned subsidiary of Edge Petroleum Corporation and was recently formed for the purpose of effecting the merger. We sometimes refer to Edge Delaware Sub Inc. as Merger Sub in this joint proxy statement/prospectus.

THE STOCKHOLDER SPECIAL MEETINGS (PAGES 29 AND 32)


     The Edge special meeting will be held on December 4, 2003, at 9:00 a.m., Houston time, at Edge's corporate office, 1301 Travis, Suite 2000, Houston, Texas.



     The Miller special meeting will be held on December 4, 2003, at 10:00 a.m., Traverse City time, at Miller's offices located at 3104 Logan Valley Road, Traverse City, Michigan.


     The record date for Edge stockholders entitled to receive notice of and to vote at the Edge stockholder meeting was the close of business on October 6, 2003. On that date, approximately 9,531,001 shares of Edge common stock were outstanding and entitled to vote at the special meeting.

     The record date for Miller stockholders entitled to receive notice of and to vote at the Miller stockholder meeting was the close of business on

October 6, 2003. On that date, approximately 2,069,774 shares of Miller common stock were outstanding and entitled to vote at the special meeting.

STOCKHOLDER AGREEMENTS (PAGE 74)

     All of Miller's directors, as well as other significant Miller stockholders and certain of their affiliates, who collectively own an aggregate of 1,038,080 shares of Miller common stock (representing approximately 50.2% of the total outstanding shares of Miller common stock on the record date) have agreed to vote their shares in favor of the adoption of the merger agreement. This is a sufficient number of votes to ensure approval of the merger by Miller's stockholders. However, in the event that the board of directors of Miller withdraws, modifies or changes its recommendation with respect to the merger in accordance with the merger agreement, the number of shares of Miller common stock which are bound to vote in favor of the merger will be reduced to 667,709 shares (representing approximately 32% of the total outstanding shares of Miller common stock on the record date). All of Edge's directors and certain of their affiliates, who own an aggregate of 394,520 shares of Edge common stock representing approximately four percent of the total outstanding shares of Edge common stock have agreed to vote their shares in favor of the issuance of Edge common stock.

MILLER VOTE REQUIRED FOR APPROVAL OF THE MILLER PROPOSAL (PAGE 32)

     The proposal to adopt the merger agreement requires the approval of the holders of a majority of the outstanding shares of Miller common stock entitled to vote thereon.

     As of the record date, Miller directors and executive officers beneficially owned approximately 25% of the issued common stock of Miller, including outstanding options and warrants. These individuals have indicated that they intend to vote in favor of the proposal. See "Stockholder Agreements" above for information about Miller's stockholders that have agreed to vote for the Miller proposal.

RECOMMENDATION TO MILLER'S STOCKHOLDERS (PAGE 33)

     MILLER'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF MILLER'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.


     CERTAIN MEMBERS OF THE MILLER BOARD OF DIRECTORS WILL RECEIVE BENEFITS FROM THE MERGER, INCLUDING REGISTRATION RIGHTS FOR SHARES OF EDGE COMMON STOCK RECEIVED IN EXCHANGE FOR MILLER COMMON STOCK, OFFICERS' AND DIRECTORS' LIABILITY INSURANCE COVERAGE, INDEMNITY FOR CLAIMS ARISING FROM ACTS OR OMISSIONS IN PERFORMING DUTIES AS DIRECTORS, AND RETENTION AND SEVERANCE PAYMENTS TO BE PAID TO ONE BOARD MEMBER, WHO IS ALSO AN OFFICER, TOTALING $93,000. SEE "INTERESTS OF CERTAIN PERSONS IN THE MERGER" BEGINNING ON PAGE 49 FOR A COMPLETE DISCUSSION OF THE BENEFITS TO BE RECEIVED BY MILLER BOARD MEMBERS IN THE MERGER.


OPINION OF MILLER'S FINANCIAL ADVISOR (PAGE 43)

     The Miller board of directors' recommendation is based in part on the oral opinion (which was subsequently confirmed in writing) delivered by C.K. Cooper & Company, Inc., which we refer to as C.K. Cooper, to the Miller board of directors on May 28, 2003 to the effect that, as of such date, and based upon and subject to the matters described in its written opinion, the merger ratio was fair to the holders of Miller common stock from a financial point of view. The full text of the written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by C.K. Cooper in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus.

EDGE VOTES REQUIRED FOR APPROVAL OF THE EDGE PROPOSALS (PAGE 29)

     The proposal for the issuance of Edge common stock and the proposal to amend the Edge Incentive Plan each require the approval of at least a majority of the total votes cast on the proposal in person or by proxy. Approval of the proposal to amend the Edge Incentive Plan is not necessary to complete the merger and, if approved, will be implemented only if the merger is completed. The requirement for a quorum at the special meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Edge common stock.

     As of the record date, Edge directors and executive officers beneficially owned 10.2% of the issued common stock of Edge, including outstanding options. These individuals have indicated that they intend to vote in favor of the Edge proposals. See "Stockholder Agreements" above.

RECOMMENDATION TO EDGE STOCKHOLDERS (PAGE 31)

     EDGE'S BOARD OF DIRECTORS BELIEVES THAT ISSUANCE OF SHARES OF EDGE COMMON STOCK IN CONNECTION WITH THE MERGER AND THE AMENDMENT OF THE INCENTIVE PLAN ARE ADVISABLE AND IN THE BEST INTERESTS OF EDGE'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE PROPOSALS.

OVERVIEW OF THE MERGER AGREEMENT (PAGE 58)

     The merger agreement is attached as Annex A to this joint proxy statement/prospectus. The merger agreement is the document that governs the merger. We urge you to read this document carefully.

     Under the merger agreement, a subsidiary of Edge will be merged with and into Miller with Miller surviving as a wholly owned subsidiary of Edge. In the merger, each share of common stock of Miller will be converted into the right to receive the number of shares of Edge common stock which is equal to the merger ratio. The merger ratio will equal (a)(1) $12.7 million divided by (2) the average closing price of Edge common stock over a 20 trading day period ending five days prior to the date of the Miller stockholders' meeting to consider the merger (which date we refer to as the Determination Time), with an agreed price range between a maximum of $5.00 per share of Edge common stock and a minimum of $4.70 per share of Edge common stock divided by (b) the sum of (1) the number of shares of Miller common stock outstanding as of the Determination Time (other than certain excluded shares which as of the date of this joint proxy statement/prospectus were 59,304 shares, and which in no event will exceed 61,250 shares) and (2) 6,373 (which number represents (a) the sum of (1) 60,050 (representing shares of Miller common stock issuable upon the exercise of the warrant issued to Veritas DGC Land, Inc., which was exercised on a "cashless" basis on October 7, 2003 resulting in the net issuance of 59,304 shares) and (2) 1,200 (representing shares of Miller common stock issuable pursuant to specified in-the-money options issued to directors) less (b) 54,877 (representing shares of Miller common stock which were recently issued as compensation to directors of Miller). Fractional shares will not be issued.

     Based upon the number of shares of Miller common stock outstanding as of the date of this joint proxy statement/prospectus, the merger ratio would range from approximately 1.22 (assuming a maximum value per share of Edge common stock of $5.00 per share) to 1.30 (assuming a minimum value per share of Edge common stock of $4.70 per share). Assuming a merger ratio of 1.22 (which would be the merger ratio if the Determination Time had occurred on the date that is five days prior to the date of this joint proxy statement/prospectus), after the merger is consummated, Miller common stockholders would receive an aggregate of 2,597,475 shares of Edge common stock and would own approximately 21.4% of the outstanding Edge common stock following the merger and the current Edge common stockholders would own the remaining 78.6% of Edge common stock.

     Each Miller stock option and outstanding warrant to purchase shares of Miller common stock will be assumed by Edge, subject generally to the same terms and conditions as previously applicable thereto, except that (1) each option or warrant will be exercisable for the whole number of shares of Edge common stock equal to the product (rounded to the nearest whole share) of the number of shares of Miller common stock subject to the option or warrant immediately prior to the effective time of the merger multiplied by the merger ratio and (2) the exercise or strike price of the option or warrant will be adjusted to an amount equal to the exercise or strike price in effect immediately prior to the effective time of the merger divided by the merger ratio.

     The merger is expected to qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code. Accordingly, the merger is expected to be tax free to Edge stockholders and tax-free with respect to the stock received by Miller stockholders.

CONDITIONS TO THE MERGER (PAGE 69)

     The completion of the merger is dependent on a number of conditions, including the following:

     - approval by Miller's stockholders of the proposal to adopt the merger agreement;

     - approval by Edge's stockholders of the proposal to issue Edge common stock in the merger;

     - the absence of any decree, order or injunction of a court of competent jurisdiction which prohibits the consummation of the merger;

     - the listing of the Edge common stock to be issued in the merger on the NASDAQ National Market;

     - the receipt by Miller from its tax counsel of an opinion that, for U.S. federal income tax purposes, the merger will qualify as a tax-free reorganization and no gain or loss will be recognized by the common stockholders of Miller as a result of the receipt of Edge common stock for Miller common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares;

     - the absence of any event or occurrence having or reasonably likely to have a material adverse effect on Edge's or Miller's business, assets, liabilities, conditions (financial or otherwise), results of operations or prospects or its ability to complete the merger or fulfill the conditions to closing of the merger; and

     - the aggregate number of shares held by holders of Miller common stock who have made demands for appraisal in accordance with the Delaware General Corporation Law, or DGCL, does not exceed 15% of the shares of Miller common stock outstanding and entitled to vote at the Miller special meeting.

     Prior to the effective time of the merger, either of us may choose to complete the merger even though a condition has not been satisfied if the law allows us to do so, but such a waiver after the merger agreement has been adopted by the Miller common stockholders may require the further approval of the stockholders.

TERMINATION OF THE MERGER AGREEMENT (PAGE 71)

     Miller and Edge may terminate the merger agreement by mutual written consent.

     Either the Miller board of directors or the Edge board of directors may terminate the merger agreement if:

     - the merger has not been consummated by March 31, 2004; provided, however, the party desiring to terminate the merger agreement for this reason must not have failed to perform or observe in any material respect any of its obligations under the merger agreement in any manner that caused the merger not to occur on or before that date;

     - at the special meeting of stockholders of Miller, those stockholders do not approve the merger agreement;

     - at the special meeting of stockholders of Edge, those stockholders do not approve the issuance of Edge common stock; or

     - a U.S. federal or state or non-U.S. court of competent jurisdiction or federal or state or non-U.S. governmental, regulatory or administrative agency or commission has issued an order, decree or ruling or injunction which prohibits the consummation of the merger. However, the party seeking to terminate the merger agreement for this reason must have complied with the covenants in the merger agreement which generally relate to antitrust, tax and other governmental filings and approvals and, with respect to other matters, used its commercially reasonable best efforts to remove such injunction, decree or order.

     Miller may terminate the merger agreement if:

     - Edge or Merger Sub has breached any representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty of Edge or Merger Sub has become untrue, in either case such that a condition to the merger would not be satisfied, and such breach is not curable or, if curable, is not cured within 30 days after Miller gives written notice of the breach to Edge;

     - there has been an event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of the merger agreement, a material adverse effect on Edge that has not been cured at the time of the termination of the merger agreement;

     - the board of directors of Edge has failed to recommend to its stockholders or withdrawn or materially modified, in a manner adverse to Miller, its approval or recommendation of the issuance of shares of Edge common stock pursuant to the merger, or resolve to do so;

     - the board of directors of Edge has failed to recommend against a tender or exchange offer for the acquisition of 50% or more of the voting power of Edge's outstanding capital stock within prescribed time periods; or

     - Edge has entered into or the board of directors of Edge has recommended a transaction, proposal or offer involving the acquisition, directly or indirectly, for consideration consisting of cash and/or securities, of 50% or more of the shares of Edge's capital stock then outstanding, voting securities representing 50% or more of the voting power of the then outstanding shares of Edge capital stock, or all or substantially all of the assets of Edge.

     Edge may terminate the merger agreement if:

     - Miller has breached any representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty of Miller has become untrue, in either case such that a condition to the merger would not be satisfied, and such breach is not curable or, if curable, is not cured within 30 days after Edge gives written notice of the breach to Miller;

     - there has been an event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of the merger agreement, a material adverse effect on Miller that has not been cured at the time of the termination of the merger agreement; or

     - the board of directors of Miller has failed to recommend to its stockholders or withdrawn or materially modified, in a manner adverse to Edge, its approval or recommendation of the merger or recommended a competing acquisition proposal for Miller, or resolved to do so.

TERMINATION FEES AND EXPENSE REIMBURSEMENT (PAGE 72)

     Miller is required to pay Edge a cash termination fee of $345,000 plus all out-of-pocket expenses paid or payable to third parties which do not in the aggregate exceed $500,000 and which are incurred by Edge and for which reasonable documentation is supplied with respect to the transactions contemplated by the merger agreement at the time of such termination if the merger agreement is terminated as follows:

     - by Miller or Edge because Miller fails to obtain stockholder approval for the adoption of the merger agreement; or

     - by Edge because the board of directors of Miller has withdrawn or materially modified, in a manner adverse to Edge, its approval or recommendation of the merger, or recommended a competing acquisition proposal for Miller, or resolved to do so.

     Edge is required to pay Miller a cash termination fee of $345,000 plus all out-of-pocket expenses paid or payable to third parties which do not in the aggregate exceed $500,000 and which are incurred by Miller and for which reasonable documentation is supplied with respect to the transactions contemplated by the merger agreement at the time of such termination if the merger agreement is terminated as follows:

     - by Miller or Edge because Edge fails to obtain stockholder approval for the issuance of common stock pursuant to the merger agreement;

     - by Miller because the board of directors of Edge has:

       - withdrawn or materially modified, in a manner adverse to Miller, its approval or recommendation of the issuance of shares of common stock, or resolved to do so;

       - failed to recommend against a tender or exchange offer for the acquisition for 50% or more of the voting power of Edge's outstanding common stock within prescribed time periods; or

       - recommended a transaction, proposal or offer involving the acquisition, directly or indirectly, for consideration consisting of cash and/or securities, of 50% or more of the shares of Edge's capital stock then outstanding, voting securities representing 50% or more of the voting power of the then outstanding shares of Edge common stock, or all or substantially all of the assets of Edge (referred to as an Edge Acquisition Proposal); or

     - by Miller because Edge has entered into a definitive agreement in respect of an Edge Acquisition Proposal.

"NO SOLICITATION" PROVISIONS (PAGE 66)

     The merger agreement contains detailed provisions prohibiting Miller from seeking an alternative transaction. This "no solicitation" provision prohibits Miller from taking any action to solicit a competing acquisition proposal as described in pages 66 through 68. The merger agreement does not, however, prohibit Miller or its board of directors from considering, and potentially recommending, an unsolicited written superior proposal from a third party as described in pages 66 through 68. The merger agreement does not contain any non-solicitation provisions which apply to Edge.

EDGE AFTER THE MERGER (PAGE 50)

     After the merger, the current officers and the board of directors of Edge will continue to manage the business of Edge, which then will include the business of Miller as a wholly owned subsidiary of Edge.


INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 49)


     In considering the Miller board of directors' recommendations, stockholders should be aware that some officers and directors of Miller have interests in the merger that are different from, or in addition to, those of the Miller stockholders generally:

     - Each of the executive officers will receive severance bonuses upon completion of the merger. In addition, it is anticipated that each of the executive officers will participate in a retention plan after the merger.

     - Mr. Kelly E. Miller, Miller's Chief Executive Officer, and Guardian Energy Management Corp. will receive registration rights with respect to the Edge common stock they receive pursuant to the merger.

     - The current officers and directors of Miller will be indemnified to the fullest extent permitted by law for acts and omissions taken prior to the effective time of the merger.

     - Two Miller directors, Mr. Paul Halpern and Mr. Robert Boeve, beneficially owned approximately 40,000 and 1,000 shares, respectively, of Edge common stock on the date the Miller board voted to recommend adoption of the merger agreement to the Miller stockholders.

     - Certain options to purchase Miller common stock held by the executive officers of Miller may vest and become immediately exercisable to purchase Edge common stock in the event Miller's headquarters is moved from Traverse City, Michigan, within 90 days of such executive's respective termination.

     - Two Miller directors, Mr. C.E. Miller and Mr. Robert Boeve, have revenue interests in certain Miller properties that will continue to be operated by Miller, as a subsidiary of Edge, following the merger.

ACCOUNTING TREATMENT AND CONSIDERATIONS (PAGE 52)

     Edge will account for the merger using the purchase method of accounting, with Edge treated as the acquiror. As a result, Edge will record the assets and liabilities of Edge at historical amounts, without restatement to fair values. Edge will record the assets and liabilities of Miller at their estimated fair value at the date of the merger, with the difference between the total purchase price and the sum of the estimated fair values recorded as an adjustment to the recorded value of Miller's oil and gas properties. For this purpose, the purchase price is calculated using the estimated number of shares of Edge common stock to be issued in the merger and the average trading price of Edge common stock for a period immediately before and after the announcement of the merger.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 53)


  Miller Stockholders

     The completion of the merger is conditioned upon Miller's receipt of an opinion by Vinson & Elkins L.L.P., counsel to Miller, that the merger will qualify as a tax-free reorganization and that the U.S. holders of Miller common stock will not recognize any income, gain or loss under U.S. federal income tax laws as a result of the receipt of Edge common stock in exchange for Miller common stock pursuant to the merger. A U.S. holder will, however, recognize gain or loss in connection with any cash received instead of a fractional share of Edge common stock.

  Edge Stockholders

     Because Edge common stock remains unchanged, the merger will not cause Edge stockholders to recognize any gain or loss for U.S. federal income tax purposes.

     THIS TAX TREATMENT MAY NOT APPLY TO SOME STOCKHOLDERS. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER FOR A STOCKHOLDER MAY BE COMPLICATED. THE CONSEQUENCES WILL DEPEND ON EACH STOCKHOLDER'S SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. EACH STOCKHOLDER IS STRONGLY ENCOURAGED TO CONSULT A TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING ANY ESTATE, GIFT, STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES OF THE MERGER.


RIGHTS OF DISSENTING STOCKHOLDERS (PAGE 56)


     Stockholders of Miller who have properly exercised appraisal rights under the DGCL with respect to the shares of Miller common stock that they own will have the right to an appraisal of the value of their shares in connection with the merger and will have the right to receive payment of the appraised value of such shares as shall be determined by the DGCL.

LISTING OF EDGE COMMON STOCK (PAGE 57)

     Edge will apply to list on the NASDAQ National Market the Edge common stock to be issued in the merger.


COMPARISON OF RIGHTS OF STOCKHOLDERS (PAGE 95)


     When Miller stockholders become Edge stockholders after the merger, their rights as stockholders will be governed by Edge's certificate of incorporation and bylaws. Those rights differ from the current rights of Miller stockholders under Miller's certificate of incorporation and bylaws.


MARKET PRICE AND DIVIDEND INFORMATION (PAGE 79)


     Edge common stock is listed on the NASDAQ National Market under the symbol "EPEX" and Miller common stock is quoted on the NASDAQ SmallCap Market under the symbol "MEXP." On May 28, 2003, the last full trading day prior to public announcement of the proposed merger, the last reported sale price of Edge common stock was $5.63 per share and the last reported sale price of Miller common
stock was $4.30 per share. On [     ], 2003, (the most recent practicable full
trading day before mailing this document), the last reported sale price of Edge
common stock was $[     ] per share and the last reported sale price of Miller
common stock was $[     ] per share. We urge you to obtain current market
quotations before making any decision with respect to the merger.

     Edge does not generally pay dividends, cash or otherwise, and does not intend to in the foreseeable future. The payment of future dividends will be determined by the Edge board of directors in light of conditions then existing, including earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors. Miller does not generally pay dividends, cash or otherwise.

              EDGE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth Edge's summary consolidated historical financial information that has been derived from (i) the consolidated audited statements of operations and cash flows of Edge for each of the years ended December 31, 2002, 2001, 2000, 1999 and 1998, (ii) the unaudited consolidated statements of operations and cash flows of Edge for the six months ended June 30, 2003 and 2002 and (iii) Edge's unaudited consolidated balance sheet as of June 30, 2003 and audited consolidated balance sheets as of December 31, 2002, 2001, 2000, 1999 and 1998. This discussion does not include the effect of the merger. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in, and included in the Annexes of, this joint proxy statement/prospectus.

                                       SIX MONTHS ENDED
                                           JUNE 30,                      YEAR ENDED DECEMBER 31,
                                       -----------------   ----------------------------------------------------
                                       2003(1)    2002       2002     2001(2)      2000       1999       1998
                                       -------   -------   --------   --------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONAL DATA:
Oil and natural gas revenue..........  $14,833   $11,340   $ 20,911   $ 29,811   $ 23,774   $ 14,486   $ 15,463
Operating expenses:
Oil and natural gas operating
  expenses, including production and
  ad valorem taxes...................    2,187     2,083      3,831      5,001      3,955      3,039      3,376
Depletion, depreciation and
  amortization.......................    5,577     5,527     10,427      9,378      7,641      8,512     10,002
Cost ceiling write down..............       --        --         --         --         --         --     10,013
Accretion expense....................       30        --         --         --         --         --         --
Litigation settlement................       --        --         --      3,547         --         --         --
General and administrative expenses:
  Deferred compensation expense(3)...      176       210        403       (497)     1,027        350        621
  Other general and administrative...    2,687     2,609      4,826      5,038      3,824      4,528      4,583
Other charge.........................       --        --         --         --         --      1,688      2,898
                                       -------   -------   --------   --------   --------   --------   --------
Total operating expenses.............   10,657    10,429     19,487     22,467     16,447     18,117     31,493
                                       -------   -------   --------   --------   --------   --------   --------
Operating income (loss)..............    4,176       911      1,424      7,344      7,327     (3,631)   (16,030)
Interest expense, net................     (342)      (51)      (228)      (215)      (172)      (130)       (90)
Interest income......................        5         7         27        128         98         52        133
Loss on sale of investment...........       --        --         --         --       (355)        --         --
                                       -------   -------   --------   --------   --------   --------   --------
Income (loss) before income taxes and
  cumulative effect of accounting
  change.............................    3,839       867      1,223      7,257      6,898     (3,709)   (15,987)
Income tax benefit (expense).........   (1,367)     (310)      (473)       819         --         --        983
                                       -------   -------   --------   --------   --------   --------   --------
Income (loss) before cumulative
  effect of accounting change........    2,472       557        750      8,076      6,898     (3,709)   (15,004)
Cumulative effect of accounting
  change.............................     (358)       --         --         --         --         --      1,781
                                       -------   -------   --------   --------   --------   --------   --------
Net income (loss)....................  $ 2,114   $   557   $    750   $  8,076   $  6,898   $ (3,709)  $(13,223)
                                       =======   =======   ========   ========   ========   ========   ========
BASIC EARNINGS (LOSS) PER SHARE:
Net earnings (loss) before cumulative
  effect of accounting change........  $  0.26   $  0.06   $   0.08   $   0.87   $   0.75   $  (0.43)  $  (1.93)
Cumulative effect of accounting
  change.............................    (0.04)       --         --         --         --         --       0.23
                                       -------   -------   --------   --------   --------   --------   --------
Basic earnings (loss) per share......  $  0.22   $  0.06   $   0.08   $   0.87   $   0.75   $  (0.43)  $  (1.70)
                                       =======   =======   ========   ========   ========   ========   ========

                                       SIX MONTHS ENDED
                                           JUNE 30,                      YEAR ENDED DECEMBER 31,
                                       -----------------   ----------------------------------------------------
                                       2003(1)    2002       2002     2001(2)      2000       1999       1998
                                       -------   -------   --------   --------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
DILUTED EARNINGS (LOSS) PER SHARE:
Net earnings (loss) before cumulative
  effect of accounting change........  $  0.26   $  0.06   $   0.08   $   0.83   $   0.74   $  (0.43)  $  (1.93)
Cumulative effect of accounting
  change.............................    (0.04)       --         --         --         --         --       0.23
                                       -------   -------   --------   --------   --------   --------   --------
Diluted earnings (loss) per share....  $  0.22   $  0.06   $   0.08   $   0.83   $   0.74   $  (0.43)  $  (1.70)
                                       =======   =======   ========   ========   ========   ========   ========
Basic weighted average number of
  shares outstanding.................    9,471     9,358      9,384      9,281      9,183      8,680      7,759
Diluted weighted average number of
  shares outstanding.................    9,642     9,647      9,606      9,728      9,330      8,680      7,759
SELECTED CASH FLOW DATA:
Net cash provided by operating
  activities.........................  $ 8,390   $ 2,423   $ 10,408   $ 22,151   $  9,646   $  5,608   $ 11,711
                                       =======   =======   ========   ========   ========   ========   ========
Capital expenditures.................  $(7,650)  $(8,558)  $(19,610)  $(28,989)  $(10,718)  $(14,588)  $(34,824)
Other investing activities...........       55        --        355         --      5,323      7,329      6,835
                                       -------   -------   --------   --------   --------   --------   --------
Net cash used in investing
  activities.........................  $(7,595)  $(8,558)  $(19,255)  $(28,989)  $ (5,395)  $ (7,259)  $(27,989)
                                       =======   =======   ========   ========   ========   ========   ========
Net cash provided by (used in)
  financing activities...............  $   553   $ 6,047   $ 10,623   $  7,383   $ (4,003)  $  1,651   $ 12,500
                                       =======   =======   ========   ========   ========   ========   ========

                                                AS OF                    AS OF DECEMBER 31,
                                              JUNE 30,     -----------------------------------------------
                                                2003        2002      2001      2000      1999      1998
                                             -----------   -------   -------   -------   -------   -------
                                                                    (IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
  Working capital (deficit)................    $ 5,342     $ 3,311   $   682   $ 2,879   $(4,977)  $(8,255)
  Property and equipment, net..............     78,145      75,682    66,853    47,242    45,976    47,259
  Total assets.............................     92,621      85,576    76,024    57,961    55,613    56,006
  Long-term debt, including current
    maturities.............................     21,000      20,500    10,000     3,000     6,800    12,500
  Stockholders' equity.....................     60,495      58,533    58,099    50,129    42,174    36,956

---------------

(1) Edge adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003 using a cumulative effect approach to recognize transition amounts for asset retirement obligations, asset retirement costs and accumulated depreciation. At January 1, 2003, Edge recorded the present value of its future asset retirement obligation ("ARO") for natural gas and oil property and related equipment. The cumulative effect of the adoption of SFAS No. 143 and the change in accounting principle is a charge to net income during the first quarter of 2003 of $357,825, net of income taxes of $192,675.

(2) As discussed in Note 2 to the Edge Consolidated Financial Statements included in the Edge Annual Report on Form 10-K/A and attached hereto as Annex D, effective January 1, 2001, Edge changed its method of accounting for derivative instruments.

(3) Deferred compensation expense includes the amortization of compensation costs related to restricted stock grants and the non-cash charge or credit related to requirements under FASB Interpretation No. (FIN) 44, Accounting for Certain Transactions Involving Stock Compensation. At December 31, 2000, a charge was required under FIN 44 when the daily average market price of Edge stock exceeded the strike price of repriced options. At December 31, 2001, Edge's daily average market price was below the strike price of these options and as a result, a credit was required to reduce compensation expense except as it related to repriced options exercised in 2001.

             MILLER SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth Miller's summary consolidated historical financial information that has been derived from (i) the audited consolidated statements of operations and cash flows for Miller's business for each of the years ended December 31, 2002, 2001, 2000, 1999 and 1998, (ii) the unaudited consolidated statements of operations and cash flows for Miller's business for the six months ended June 30, 2003 and 2002 and (iii) Miller's unaudited consolidated balance sheet as of June 30, 2003 and audited consolidated balance sheets as of December 31, 2002, 2001, 2000, 1999 and 1998. This discussion does not include the effect of the merger. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in, and included in the Annexes of, this joint proxy statement/prospectus.

                                          SIX MONTHS ENDED
                                              JUNE 30,                     YEAR ENDED DECEMBER 31,
                                          -----------------   --------------------------------------------------
                                          2003(1)    2002     2002(2)   2001(3)     2000       1999       1998
                                          -------   -------   -------   --------   -------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONAL DATA:
Oil and natural gas revenue.............  $6,370    $ 5,580   $10,119   $ 17,799   $26,045   $ 20,731   $ 20,982
Other operating revenue.................      33        105       159        238       247        125        163
                                          ------    -------   -------   --------   -------   --------   --------
Total operating revenue.................   6,403      5,685    10,278     18,037    26,292     20,856     21,145
Operating expenses:
Oil and natural gas operating expenses
  including production and ad valorem
  taxes.................................   1,058        929     1,711      2,944     3,030      1,704      3,363
Depletion, depreciation and
  amortization..........................   3,148      4,514     7,458     13,431    17,457     16,066     15,933
General and administrative expenses.....   1,287      1,164     2,013      1,860     2,097      2,776      2,815
Cost ceiling writedown..................      --      7,000     7,000     15,500        --         --     35,085
Loss (gain) from early extinguishment of
  debt..................................      --         --    (2,196)        --       166         --         --
                                          ------    -------   -------   --------   -------   --------   --------
Total operating expenses................   5,493     13,607    15,986     33,735    22,750     20,546     57,196
                                          ------    -------   -------   --------   -------   --------   --------
Operating income (loss).................     910     (7,922)   (5,708)   (15,698)    3,542        310    (36,051)
Interest expense, net...................     (24)      (402)     (395)    (1,184)   (4,322)    (3,519)    (1,635)
Interest income.........................       5         --         2         31       275         75          6
                                          ------    -------   -------   --------   -------   --------   --------
Income (loss) before income taxes and
  cumulative effect of accounting
  change................................     891     (8,324)   (6,101)   (16,851)     (505)    (3,134)   (37,680)
Income tax benefit (expense)............      --      5,743     5,743        459      (472)     1,152     (4,120)
                                          ------    -------   -------   --------   -------   --------   --------
Net income (loss) before cumulative
  effect of accounting change...........     891     (2,581)     (358)   (16,392)     (977)    (1,982)   (41,800)
Cumulative effect of accounting
  change................................    (450)        --        --         --        --         --         --
                                          ------    -------   -------   --------   -------   --------   --------
Net income (loss).......................  $  441    $(2,581)  $  (358)  $(16,392)  $  (977)  $ (1,982)  $(41,800)
                                          ======    =======   =======   ========   =======   ========   ========
BASIC EARNINGS (LOSS) PER SHARE:
Net earnings (loss) before cumulative
  effect of accounting change...........  $ 0.44    $ (1.31)  $ (0.18)  $  (8.43)  $ (0.73)  $  (1.57)  $ (37.49)
Cumulative effect of accounting
  change................................   (0.22)        --        --         --        --         --         --
                                          ------    -------   -------   --------   -------   --------   --------
Basic earnings (loss) per share.........  $ 0.22    $ (1.31)  $ (0.18)  $  (8.43)  $ (0.73)  $  (1.57)  $ (37.49)
                                          ======    =======   =======   ========   =======   ========   ========
DILUTED EARNINGS (LOSS) PER SHARE:
Net earnings (loss) before cumulative
  effect of accounting change...........  $ 0.42    $ (1.31)  $ (0.18)  $  (8.43)  $ (0.73)  $  (1.57)  $ (37.49)
Cumulative effect of accounting
  change................................   (0.21)        --        --         --        --         --         --
                                          ------    -------   -------   --------   -------   --------   --------
Diluted earnings (loss) per share.......  $ 0.21    $ (1.31)  $ (0.18)  $  (8.43)  $ (0.73)  $  (1.57)  $ (37.49)
                                          ======    =======   =======   ========   =======   ========   ========
Basic weighted average number of shares
  outstanding...........................   2,045      1,972     1,982      1,944     1,336      1,263      1,115
Diluted weighted average number of
  shares outstanding....................   2,121      1,972     1,982      1,944     1,336      1,263      1,115

                                          SIX MONTHS ENDED
                                              JUNE 30,                     YEAR ENDED DECEMBER 31,
                                          -----------------   --------------------------------------------------
                                          2003(1)    2002     2002(2)   2001(3)     2000       1999       1998
                                          -------   -------   -------   --------   -------   --------   --------
                                                                      (IN THOUSANDS)
SELECTED CASH FLOW DATA:
Net cash provided by (used in) operating
  activities............................  $3,779    $   575   $ 3,220   $ 13,393   $16,083   $ 12,886   $ 18,849
                                          ======    =======   =======   ========   =======   ========   ========
Capital expenditures....................  $ (415)   $(1,879)  $(3,418)  $ (9,972)  $(8,592)  $(10,265)  $(46,950)
Other investing activities..............   2,140         --     3,743         22       947     14,296    (47,946)
                                          ------    -------   -------   --------   -------   --------   --------
Net cash provided by (used in) investing
  activities............................  $1,725    $(1,879)  $   325   $ (9,950)  $(7,645)  $  4,031   $(94,896)
                                          ======    =======   =======   ========   =======   ========   ========
Net cash provided by (used in) financing
  activities............................  $ (800)   $ 1,106   $(3,700)  $ (5,534)  $(9,858)  $(13,227)  $ 75,923
                                          ======    =======   =======   ========   =======   ========   ========

                                                AS OF                    AS OF DECEMBER 31,
                                              JUNE 30,     -----------------------------------------------
                                                2003        2002      2001      2000      1999      1998
                                             -----------   -------   -------   -------   -------   -------
                                                                    (IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
  Cash and cash equivalents................    $ 4,750     $    46   $   201   $ 2,292   $ 3,712   $    22
  Working capital (deficit)................      3,667      (1,929)   (3,941)   (1,383)   (4,200)  (15,925)
  Oil and gas properties, net..............     14,002      18,738    33,275    52,033    58,837    80,014
  Total assets.............................     20,690      20,849    37,587    59,878    68,611    85,968
  Long-term debt, including current
    maturities.............................         --         800     6,696    12,230    29,110    42,337
  Stockholders' equity.....................     17,702      17,109    17,407    33,926    23,995    24,749

---------------

(1) Miller adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003 using a cumulative effect approach to recognize transition amounts for asset retirement obligations, asset retirement costs and accumulated depreciation. At January 1, 2003, Miller recorded the present value of its future asset retirement obligation ("ARO") for natural gas and oil property and related equipment. The cumulative effect of the adoption of SFAS No. 143 and the change in accounting principle is a charge to net income during the first quarter of 2003 of $450,000, net of income taxes of $0.

(2) Certain prior year balances have been reclassified to conform to the current year presentation. The principal and interest components of the 2002 gain from early extinguishment of debt of $2,196,041 and $236,187, respectively, have been reclassified from an extraordinary item to the operating expense category and as a reduction of interest expense. No income taxes were previously provided on the 2002 gain.

(3) As discussed in Note 8 to the Miller Consolidated Financial Statements included in the Miller Annual Report on Form 10-K and included in Annex F1 of this joint proxy statement/prospectus, effective January 1, 2001, Miller changed its method of accounting for derivative instruments.

               UNAUDITED PRO FORMA SUMMARY FINANCIAL INFORMATION

     We have included the following unaudited pro forma summary financial information only for the purposes of illustration. The pro forma statements of operations data assumes that the merger between Edge and Miller was completed on January 1, 2002 and the pro forma balance sheet data assumes that the merger was completed on June 30, 2003. The pro forma information does not necessarily indicate what the operating results or financial position would have been if the merger had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined company will be. This unaudited pro forma consolidated statements of operations data does not include adjustments to reflect any cost savings or other operational efficiencies that may be realized as a result of the merger of Edge and Miller, or any future merger-related restructuring or integration expenses.


     You should read this unaudited pro forma consolidated summary financial information in conjunction with the "Unaudited Pro Forma Financial Information" and the notes thereto beginning on page 80.


                                                              SIX MONTHS
                                                                ENDED       YEAR ENDED
                                                               JUNE 30,    DECEMBER 31,
                                                                 2003          2002
                                                              ----------   ------------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                   SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA
Operating revenue...........................................    $20,806      $30,676
Operating income (loss).....................................      6,651       (2,641)
Income before cumulative effect of accounting change........      4,017          137
Basic earnings per share before cumulative effect of
  accounting change.........................................       0.33         0.01
Diluted earnings per share before cumulative effect of
  accounting change.........................................       0.33         0.01

                                                                JUNE 30,
                                                                  2003
                                                             --------------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA
Total assets...............................................     $109,516
Long-term debt, including current maturities...............       21,000
Stockholders' equity.......................................       74,887

            UNAUDITED COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA
                                 PER SHARE DATA

     The following table compares the net income (loss), cash dividends and book value per share data for Edge and Miller on a historical, pro forma consolidated and per share equivalent basis.


     You should read the information below together with the historical financial statements and related notes included in and incorporated by reference into this document. See "Where You Can Find More Information" on page 108. The unaudited pro forma data is for informational purposes only. The unaudited pro forma income statement information we used to develop the following table only includes items affecting income from continuing operations of Miller and Edge, which excludes items such as extraordinary gains and losses and the cumulative effects of changes in accounting methods. The companies may have performed differently had they always been combined. You should not rely on the pro forma data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.


                                                                                        EQUIVALENT
                                                                             EDGE       UNAUDITED
                                                                           UNAUDITED    PRO FORMA
                                                     EDGE       MILLER     PRO FORMA    PER MILLER
                                                   PER SHARE   PER SHARE   PER SHARE   COMMON SHARE
                                                     DATA        DATA       DATA(1)      DATA(2)
                                                   ---------   ---------   ---------   ------------
SIX MONTHS ENDED JUNE 30, 2003 (UNAUDITED)
Net income per share before cumulative effect of
  accounting change:
  Basic..........................................    $0.26      $ 0.44      $ 0.33        $ 0.40
  Diluted........................................     0.26        0.42        0.33          0.40
Dividends per share(3)...........................       --          --          --            --
Book value per share.............................     6.36        8.55        6.22          7.59
YEAR ENDED DECEMBER 31, 2002
Net income (loss) per share before the cumulative
  effect of accounting change:
  Basic..........................................    $0.08      $(0.18)     $ 0.01        $ 0.01
  Diluted........................................     0.08       (0.18)       0.01          0.01
Dividends per share(3)...........................       --          --          --            --
Book value per share.............................     6.22        8.59          --            --

---------------

(1) See "Edge Unaudited Condensed Pro Forma Consolidated Financial Statements."


(2) Equivalent unaudited pro forma per Miller common share data represents the Edge pro forma per share data multiplied by an assumed merger ratio of 1.22 which represents the merger ratio that would have been in effect if the Miller special meeting had been held on October 29, 2003.


(3) Edge has not paid any dividends, cash or otherwise and does not intend to do so in the foreseeable future. The payment of future dividends will be determined by the Edge board of directors in light of conditions then existing, including earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors.

             SUMMARY OIL AND GAS RESERVE AND PRODUCTION INFORMATION

     The following table sets forth certain information with respect to Edge's and Miller's oil and gas reserve and production data. The following information should be read in conjunction with the information contained in the financial statements and notes thereto incorporated by reference and included in this document. The information set forth below is not necessarily indicative of future results.

                                                        AS OF AND FOR THE YEAR ENDED
                                                                DECEMBER 31,
                                                        -----------------------------
                                                          2002      2001       2000
                                                        --------   -------   --------
                                                        (DOLLAR AMOUNTS IN THOUSANDS)
EDGE:

Estimated proved reserves (at end of period):
  Oil and condensate (MBbls)..........................       810       750        556
  Natural gas liquids (MBbls).........................     1,532       228        164
  Gas (MMcf)..........................................    34,980    38,934     25,360
     Total (MMcfe)....................................    49,033    44,804     29,681
Percent gas and natural gas liquids...................        90%       90%        89%
Percent proved developed..............................        68%       83%        88%
PV-10 (at end of period)(1)...........................  $115,972   $70,259   $172,443
Standardized measure(1)(2)............................  $ 97,556   $63,283   $125,359
Reserve additions (MMcfe)(3)..........................    11,200    23,700     11,900
Reserve life (years)..................................       7.1       6.3        4.7
Production:
  Oil (MBbl)..........................................       120       116         97
  Natural gas liquids (MBbls).........................       161        46         77
  Gas (MMcf)..........................................     5,266     6,199      5,206
     Total (MMcfe)....................................     6,951     7,167      6,249
Costs incurred:
  Development.........................................  $  8,008   $ 4,823   $  3,766
  Exploration.........................................  $  4,725   $11,046   $  2,707
  Acquisition.........................................  $  6,862   $12,748   $  4,220
     Total costs incurred.............................  $ 19,595   $28,617   $ 10,693
Reserve replacement ratio(4)..........................       161%      331%       190%
Average sales price per unit:
  Oil ($/Bbl)(5)......................................  $  22.88   $ 23.94   $  26.16
  Natural gas liquids ($/Bbl).........................     10.31     17.74      16.37
  Gas ($/Mcf)(5)......................................      3.14      4.23       3.84
  Mcfe................................................      3.01      4.16       3.80
Expense ($/Mcfe):
  Production..........................................  $   0.55   $  0.70   $   0.63
  General and administrative..........................      0.69      0.70       0.61

                                                        AS OF AND FOR THE YEAR ENDED
                                                                DECEMBER 31,
                                                        -----------------------------
                                                          2002      2001       2000
                                                        --------   -------   --------
                                                        (DOLLAR AMOUNTS IN THOUSANDS)
MILLER:(7)

Estimated proved reserves (at end of period):
  Oil and condensate (MBbls)..........................       298       601        330
  Gas (MMcf)..........................................     5,009     7,325     10,512
     Total (MMcfe)....................................     6,797    10,933     12,489
Percent gas and natural gas liquids...................        74%       67%        84%
Percent proved developed..............................        94%       99%        99%
PV-10 (at end of period)(1)...........................  $ 19,049   $16,457   $ 74,909
Standardized measure(1)(2)............................  $ 19,049   $16,457   $ 66,674
Reserve additions (MMcfe)(3)..........................       849     2,875      2,381
Reserve life (years)..................................       2.2       2.5        1.8
Production:
  Oil (MBbl)..........................................       139       160        205
  Gas (MMcf)..........................................     2,190     3,473      5,762
     Total (MMcfe)....................................     3,025     4,431      6,994
Costs incurred:
  Development.........................................  $  1,559   $ 7,605   $  4,965
  Exploration.........................................  $    996   $ 1,057   $  1,928
  Acquisition.........................................  $    863   $ 1,310   $  4,323
     Total costs incurred.............................  $  3,418   $ 9,972   $ 11,216
Reserve replacement ratio(4)..........................        28%       65%        34%
Average sales price per unit:
  Oil ($/Bbl)(6)......................................  $  21.10   $ 21.90   $  25.82
  Gas ($/Mcf)(6)......................................      3.28      4.12       3.60
  Mcfe................................................      3.35      4.02       3.72
Expense ($/Mcfe):
  Production..........................................  $   0.57   $  0.66   $   0.43
  General and administrative..........................      0.67      0.42       0.30

---------------

(1) For Edge, based on year-end prices of (a) $31.20 per Bbl of oil and $4.79 per Mcf of natural gas for 2002; (b) $26.80 per Bbl of oil and $10.54 per Mcf of natural gas for 2001; and (c) $24.22 per Bbl of oil and $2.42 per Mcf of natural gas for 2000. For Miller, based on year-end spot market prices of
    (a) $27.50 per Bbl of oil and $4.88 per Mcf of natural gas for 2002; (b) $16.72 per Bbl of oil and $2.55 per Mcf of natural gas for 2001; and (c) $23.36 per Bbl of oil and $9.55 per Mcf of natural gas for 2000. PV-10 represents the standardized measure before deducting estimated future income taxes.

(2) For Edge, year-end 2002 standardized measure includes future development costs related to proved undeveloped reserves of $5.5 million in 2003, $1.2 million in 2004 and none in 2005. For Miller, year-end 2002 standardized measure includes future development costs related to proved undeveloped reserves of $146,000 in 2003 and none in 2004 or 2005.

(3) Includes net additions due to extensions and discoveries, purchases of minerals in place and revisions of previous estimates.

(4) Calculated as (a) reserve additions divided by (b) total production.

(5) Includes the impact of Edge's effective hedging contracts related to (a) oil production which reduced the realized price by $(2.31) per Bbl in 2000; and
    (b) gas production which reduced the realized price by $(0.06) per Mcf in 2002, $(0.15) per Mcf in 2001 and $(0.30) per Mcf in 2000.

(6) Includes the impact of Miller's hedging activities related to (a) oil production which changed the realized price by $(1.01) per Bbl in 2002, $0.23 per Bbl in 2001 and $(0.82) per Bbl in 2000; and (b) gas production which reduced the realized price by $(0.03) per Mcf in 2002, $(0.55) per Mcf in 2001 and $(0.32) per Mcf in 2000.

(7) Includes Alabama properties sold prior to the merger.

       SUMMARY PRO FORMA OIL AND GAS RESERVE DATA OF THE COMBINED COMPANY

     The following table sets forth summary pro forma information with respect to Edge's and Miller's combined estimated net proved oil and gas reserves as of December 31, 2002.

                                                                AS OF AND FOR THE
                                                                    YEAR ENDED
                                                               DECEMBER 31, 2002(1)
                                                              ----------------------
                                                                (DOLLAR AMOUNTS IN
                                                                    THOUSANDS)
Estimated proved reserves (at end of period):
  Oil and condensate (MBbls)................................              989
  Natural gas liquids (MBbls)...............................            1,532
  Gas (MMcf)................................................           39,989
     Total (MMcfe)..........................................           55,116
Percent gas and natural gas liquids.........................              89%
Percent proved developed....................................              71%
PV-10 (at end of period)(2).................................         $132,627
Standardized measure........................................         $114,211
Reserve additions (MMcfe)...................................           11,577
Reserve life (years)........................................              5.6
Production:
  Oil (MBbl)................................................              238
  Natural gas liquids (MBbls)...............................              161
  Gas (MMcf)................................................            7,456
     Total (MMcfe)..........................................            9,850
Costs Incurred:
  Development...............................................         $  9,295
  Exploration...............................................         $  5,718
  Acquisition...............................................         $  7,724
     Total costs incurred...................................         $ 22,737
Reserve replacement ratio...................................             118%
Average sales price per unit:
  Oil ($/Bbl)...............................................         $  21.81
  Natural gas liquids ($/Bbl)...............................            10.31
  Gas ($/Mcf)...............................................             3.18
  Mcfe......................................................             3.10
Expense ($/Mcfe):
  Production................................................         $   0.56
  General and administrative................................             0.69

---------------

(1) Excludes Alabama properties sold in June 2003.

(2) PV-10 represents the standardized measure before deduction of estimated future income taxes.

                                  RISK FACTORS

     In deciding whether to approve the merger, you should consider carefully the following risks along with the other information in this document related to the merger and to your investment in Edge following the merger.

RISKS RELATING TO THE MERGER

THE VALUE OF THE EDGE COMMON STOCK TO BE RECEIVED IN THE MERGER WILL FLUCTUATE AND THE MERGER RATIO MAY NOT REFLECT THE VALUE OF THE EDGE COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER.

     The merger agreement provides for a merger ratio that is based on the average closing price of Edge common stock over the 20 trading day period ending five days prior to the date of the Miller special meeting and is not based on the price of Edge common stock on the effective date of the merger. In addition, the merger agreement does not contain any provisions for adjustment of the merger ratio in the event that the average closing price is below $4.70 per share or above $5.00 per share, and the merger agreement does not provide for rights of termination by either party based upon fluctuations in the market price of Edge common stock before completion of the merger. Because the merger ratio is based on the average closing price for a period prior to the effective date and not on the closing price of Edge common stock on the effective date of the merger and because no additional adjustments will be made to the merger ratio if the average closing price is below $4.70 per share or above $5.00 per share, the merger ratio cannot be presently determined. Further, the merger ratio may not reflect the value of the Miller common stock exchanged in the merger. Variations in the average closing price may be the result of:

     - changes in the business or results of operations of Edge or Miller;

     - the prospects for the post-merger operations of the combined company;

     - the timing of the merger;

     - the worldwide supply/demand balance for oil and gas and the prevailing geopolitical and commodity price environment;

     - the level and success of exploration and development activity of Edge;

     - the level of oil and gas purchases by Edge customers;

     - competition in the oil and gas industry;

     - regulatory considerations;

     - general stock market and economic conditions; and

     - other factors beyond the control of Edge or Miller, including those described elsewhere in this "Risk Factors" section.

     Miller stockholders are encouraged to obtain current market quotations for their shares and for the shares of Edge common stock.

THE FAILURE TO SUCCESSFULLY INTEGRATE EDGE AND MILLER MAY RESULT IN THE COMBINED COMPANY NOT ACHIEVING THE ANTICIPATED POTENTIAL BENEFITS OF THE MERGER.

     Before the merger, Edge and Miller will have operated as separate companies. The management of Edge has not previously managed the business of Miller. Edge may not be able to integrate the operations of Miller effectively. Integration will require substantial management attention and could detract attention away from the day-to-day business of the combined company. Edge and Miller could encounter difficulties in the integration process, such as the unexpected loss of employees, customers or suppliers. In addition, if Edge cannot integrate the businesses successfully, Edge may fail to realize the operating efficiencies, synergies, cost savings or other benefits from the merger. Any unexpected costs or delays incurred in connection with the integration could have an adverse effect on Edge's business, results of operations or financial condition. Edge expects to incur charges to earnings relating to restructuring and related expenses in connection with the merger. We currently estimate such charges will total approximately $400,000, although the actual amount cannot be predicted with certainty and could be higher or lower.

THE COMBINED COMPANY WILL INCUR SIGNIFICANT CHARGES AND EXPENSES AS A RESULT OF THE MERGER THAT WILL REDUCE THE AMOUNT OF CAPITAL AVAILABLE TO FUND ITS OPERATIONS.

     The combined company expects to incur approximately $700,000 of costs related to the merger. These expenses will include investment banking, bank commitment, legal, accounting and reserve engineering fees, printing costs, transition costs and other related charges. The combined company may also incur unanticipated costs in the merger. As a result, the combined company will have less capital available to fund its exploitation, exploration and development activities.

THE INCREASE IN THE NUMBER OF SHARES OF EDGE COMMON STOCK OUTSTANDING AFTER THE MERGER COULD CAUSE VOLATILITY IN THE MARKET PRICE OF EDGE COMMON STOCK AND SALES OF LARGE AMOUNTS OF EDGE COMMON STOCK FOLLOWING THE MERGER COULD RESULT IN A DECLINE OF THE MARKET VALUE OF EDGE COMMON STOCK.

     As a result of the merger, stockholders of Miller will receive shares of Edge common stock representing between approximately 21% and 23% of the outstanding common stock of Edge. Subject to certain restrictions and except with respect to certain affiliates of Miller, all of the Edge common stock issued to Miller stockholders in the merger may be resold into the public market immediately after the merger. Trading volumes in Edge common stock have been relatively low in the past, and the potential increase in trading activity resulting from the issuance of Edge common stock in the merger could result in increased volatility in the price of Edge common stock. In addition, if large amounts of Edge common stock are sold after the merger, the price of Edge common stock could decline.

THE INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF MILLER CONFLICT WITH THOSE OF THE MILLER STOCKHOLDERS.


     Certain directors and executive officers of Miller are parties to agreements or participate in other arrangements that cause their interests in the merger to conflict with the interests of other stockholders of Miller. You should consider these conflicting interests in voting on the merger. We have described these different interests under "The Merger -- Interests of Certain Persons in the Merger" on page 49.


IF THE MERGER DOES NOT OCCUR, THE COMPANIES WILL NOT BENEFIT FROM THE EXPENSES THEY HAVE INCURRED IN PURSUIT OF THE MERGER.

     The merger may not be completed. If the merger is not completed, Edge and Miller will have incurred substantial expenses for which no ultimate benefit will have been received. Additionally, if the merger agreement is terminated under certain circumstances, Edge or Miller may be required to pay the other party a termination fee of $345,000 and expenses of up to $500,000. See "The Merger Agreement -- Termination Fees and Expense Reimbursement" on page 72.

RISKS RELATING TO THE COMBINED COMPANY AFTER THE MERGER

OIL AND GAS DRILLING IS A SPECULATIVE ACTIVITY AND INVOLVES NUMEROUS RISKS AND SUBSTANTIAL AND UNCERTAIN COSTS WHICH COULD ADVERSELY AFFECT THE COMBINED COMPANY.

     The combined company's growth will be materially dependent upon the success of its future drilling program. Drilling for oil and gas involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond the combined company's control, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs or crews and the delivery of equipment. The combined company's future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on its future results of operations and financial condition. Our overall drilling success rate or our drilling success rate for activity within a particular geographic area may decline. We may ultimately not be able to lease or drill identified or budgeted prospects within our expected time frame, or at all. The combined company may not be able to lease or drill a particular prospect because, in some cases, it identifies a prospect or drilling location before seeking an option or lease rights in the prospect or location. Similarly, the combined company's drilling schedule may vary from its capital budget.

     The final determination with respect to the drilling of any scheduled or budgeted wells will be dependent on a number of factors, including:

     - the results of exploration efforts and the acquisition, review and analysis of the seismic data;

     - the availability of sufficient capital resources to the combined company and the other participants for the drilling of the prospects;

     - the approval of the prospects by other participants after additional data has been compiled;

     - economic and industry conditions at the time of drilling, including prevailing and anticipated prices for oil and natural gas and the availability of drilling rigs and crews;

     - the combined company's financial resources and results; and

     - the availability of leases and permits on reasonable terms for the prospects.

     These projects may not be successfully developed and the wells, if drilled, may not encounter reservoirs of commercially productive oil or natural gas.

OIL AND NATURAL GAS PRICES ARE HIGHLY VOLATILE IN GENERAL AND LOW PRICES WILL NEGATIVELY AFFECT THE COMBINED COMPANY'S FINANCIAL RESULTS.

     The combined company's revenue, profitability, cash flow, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of its properties, will be substantially dependent upon prevailing prices of oil and natural gas. The combined company's reserves are predominantly natural gas, therefore changes in natural gas prices may have a particularly large impact on its financial results. Lower oil and natural gas prices also may reduce the amount of oil and natural gas that the combined company can produce economically. Historically, the markets for oil and natural gas have been volatile, and such markets are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that will be beyond the combined company's control. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. Declines in oil and natural gas prices may materially adversely affect the combined company's financial condition, liquidity, and ability to finance planned capital expenditures and results of operations.
Edge and Miller have in the past and the combined company may in the future be required to write down the carrying value of their oil and natural gas properties when oil and natural gas prices are depressed or unusually volatile or if they incur unsuccessful exploration and development costs. Whether the combined company will be required to take such a charge will depend on the prices for oil and natural gas at the end of any quarter and the effect of reserve additions or revisions and capital expenditures during such quarter. If a write down is required, it would result in a charge to earnings and would not impact cash flow from operating activities.

EDGE AND MILLER HAVE HEDGED AND THE COMBINED COMPANY MAY CONTINUE TO HEDGE A PORTION OF ITS PRODUCTION, WHICH MAY RESULT IN ITS MAKING CASH PAYMENTS OR PREVENT IT FROM RECEIVING THE FULL BENEFIT OF INCREASES IN PRICES FOR OIL AND GAS.

     Due to the instability of oil and natural gas prices, the combined company may periodically enter into price risk management transactions (e.g., swaps, collars and floors) for a portion of its oil and natural gas production to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations. The use of these arrangements limits the combined company's ability to benefit from increases in the price of oil and natural gas. The combined company's hedging arrangements, to the extent it enters into any, apply to only a portion of its production and provide only partial price protection against declines in oil and natural gas prices and limits the combined company's potential gains from future increases in prices. Such hedging arrangements may expose the combined company to risk of financial loss in certain circumstances, including instances where production is less than expected, the combined company's customers fail to purchase contracted quantities of oil or natural gas or a sudden, unexpected event materially impacts oil or natural gas prices.

THE COMBINED COMPANY WILL DEPEND ON SUCCESSFUL EXPLORATION, DEVELOPMENT AND ACQUISITIONS TO MAINTAIN RESERVES AND REVENUE IN THE FUTURE.

     In general, the volume of production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent the combined company acquires properties containing proved reserves or conducts successful exploration and development activities, or both, its proved reserves will decline. The combined company's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. In addition, the combined company will be dependent on finding partners for its exploratory activity. To the extent that others in the industry do not have the financial resources or choose not to participate in the combined company's exploration activities, the combined company will be adversely affected.

THE COMBINED COMPANY WILL BE SUBJECT TO SUBSTANTIAL OPERATING RISKS WHICH MAY ADVERSELY AFFECT ITS RESULTS OF OPERATIONS.

     The oil and natural gas business involves certain operating hazards such as well blowouts, mechanical failures, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. The combined company could suffer substantial losses as a result of any of these events. The combined company will not be fully insured against all risks incident to its business.

     The combined company will not be the operator of some of its wells. As a result, the combined company's operating risks for those wells and its ability to influence the operations for these wells will be less subject to its control. Operators of these wells may act in ways that are not in the combined company's best interests.

THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT THE COMBINED COMPANY.

     The combined company will depend to a large extent on the services of certain key management personnel, including its executive officers and other key employees, the loss of any of which could have a material adverse effect on its operations. The combined company will not maintain key-man life insurance with respect to any of its employees. We believe that the success of the combined company will be dependent upon its ability to continue to employ and retain skilled technical personnel.

THE COMBINED COMPANY'S OPERATIONS WILL HAVE SIGNIFICANT CAPITAL REQUIREMENTS WHICH, IF NOT MET, WILL HINDER OPERATIONS.

     Edge and Miller have experienced and expect the combined company to continue to experience substantial working capital needs due to their active exploration, development and acquisition programs.

Additional financing may be required in the future to fund the combined company's growth. The combined company may not be able to obtain such additional financing and financing under existing or new credit facilities may not be available in the future. In the event such capital resources are not available to the combined company, its drilling and other activities may be curtailed.

GOVERNMENT REGULATION AND LIABILITY FOR ENVIRONMENTAL MATTERS MAY ADVERSELY AFFECT THE COMBINED COMPANY'S BUSINESS AND RESULTS OF OPERATIONS.

     Oil and natural gas operations are subject to various federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations. In addition, the combined company may be liable for environmental damages caused by previous owners of property it purchases or leases. As a result, the combined company may incur substantial liabilities to third parties or governmental entities. The combined company will also be subject to changing and extensive tax laws, the effects of which cannot be predicted. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on the combined company.

THE COMBINED COMPANY MAY HAVE DIFFICULTY MANAGING ANY FUTURE GROWTH AND THE RELATED DEMANDS ON ITS RESOURCES AND MAY HAVE DIFFICULTY IN ACHIEVING FUTURE GROWTH.

     Edge has experienced growth in the past through the expansion of its drilling program and, more recently, acquisitions. This expansion was curtailed in 1998 and 1999, but resumed in 2000 and increased in 2001, 2002 and thus far in 2003. Further expansion is anticipated in the future both through drilling efforts and additional acquisitions. Any future growth may place a significant strain on the combined company's financial, technical, operational and administrative resources. The combined company's ability to grow will depend upon a number of factors, including its ability to identify and acquire new exploratory prospects, its ability to develop existing prospects, its ability to continue to retain and attract skilled personnel, the results of its drilling program and acquisition efforts, hydrocarbon prices and access to capital. The combined company may not be successful in achieving or managing growth and any such failure could have a material adverse effect on the combined company.

THE COMBINED COMPANY WILL FACE STRONG COMPETITION FROM LARGER OIL AND NATURAL GAS COMPANIES.

     The combined company's competitors will include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of these competitors are large, well-established companies and will have substantially larger operating staffs and greater capital resources than those of the combined company. The combined company may not be able to successfully conduct its operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment. Specifically, these larger competitors may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than the combined company's financial or human resources permit. In addition, such companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry.

THE OIL AND NATURAL GAS RESERVE DATA INCLUDED IN OR INCORPORATED BY REFERENCE IN THIS DOCUMENT ARE ESTIMATES BASED ON ASSUMPTIONS THAT MAY BE INACCURATE AND EXISTING ECONOMIC AND OPERATING CONDITIONS THAT MAY DIFFER FROM FUTURE ECONOMIC AND OPERATING CONDITIONS.

     Reservoir engineering is a subjective and inexact process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner and is based upon assumptions that may vary considerably from actual results. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenue and expenditures with respect to the combined company's reserves will likely vary from estimates, and such variances may be material. The information regarding discounted future net cash flows included herein should not be considered as the current market value of the estimated oil and natural gas reserves that will be attributable to the combined company's properties. As required by the SEC, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, increases or decreases in consumption, and changes in governmental regulations or taxation. In addition, the 10% discount factor, which is required by the Financial Accounting Standards Board in Statement of Financial Accounting Standards No. 69 to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks that will be associated with the combined company or the oil and natural gas industry in general.

EDGE'S CREDIT FACILITY HAS SUBSTANTIAL OPERATING RESTRICTIONS AND FINANCIAL COVENANTS AND THE COMBINED COMPANY MAY HAVE DIFFICULTY OBTAINING ADDITIONAL CREDIT WHICH COULD ADVERSELY AFFECT OPERATIONS.

     Over the past few years, increases in commodity prices, in proved reserve amounts and the resultant increase in estimated discounted future net revenue, have allowed Edge to increase its available borrowing amounts. In the future, commodity prices may decline, the combined company may increase its borrowings or its borrowing base may be adjusted downward. Edge's credit facility is secured by a pledge of substantially all of its assets and has covenants that limit additional borrowings, sales of assets and the distributions of cash or properties and that prohibit the payment of dividends and the incurrence of liens. The revolving credit facility also requires that specified financial ratios be maintained. The restrictions of its credit facility and the difficulty in obtaining additional debt financing may have adverse consequences on the combined company's operations and financial results, including its ability to obtain financing for working capital, capital expenditures, its drilling program, purchases of new technology or other purposes may be impaired or such financing may be on terms unfavorable to the combined company; the combined company may be required to use a substantial portion of its cash flow to make debt service payments, which will reduce the funds that would otherwise be available for operations and future business opportunities; a substantial decrease in its operating cash flow or an increase in its expenses could make it difficult for the combined company to meet debt service requirements and require the combined company to modify operations; and the combined company may become more vulnerable to downturns in its business or the economy generally.

     The combined company's ability to obtain and service indebtedness will depend on its future performance, including its ability to manage cash flow and working capital, which are in turn subject to a variety of factors beyond its control. The combined company's business may not generate cash flow at or above anticipated levels or the combined company may not be able to borrow funds in amounts sufficient to enable it to service indebtedness, make anticipated capital expenditures or finance its drilling program. If the combined company is unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service its debt, the combined company may be required to curtail portions of its drilling program, sell assets, reduce capital expenditures, refinance all or a portion of its existing debt or obtain additional financing. The combined company may not be able to refinance its debt or obtain additional financing, particularly in view of current industry conditions, the restrictions on its ability to incur debt under its existing debt arrangements, and the fact that substantially all of Edge's assets are currently pledged to secure obligations under its bank credit facility.

THE COMBINED COMPANY'S ACQUISITION PROGRAM MAY BE UNSUCCESSFUL, PARTICULARLY IN LIGHT OF ITS LIMITED ACQUISITION EXPERIENCE.

     Because Edge has not typically purchased properties it may not be in as good a position as its more experienced competitors to execute a successful acquisition program. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments, even when performed by experienced personnel, are necessarily inexact and uncertain. The combined company's review of subject properties, will not reveal all existing or potential problems, deficiencies and capabilities. The combined company may not always perform inspections on every well, and may not be able to observe structural and environmental problems even when it undertakes an inspection. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of such problems. Any acquisition of property interests by the combined company may not be successful and, if unsuccessful, such failure may have an adverse effect on the combined company's future results of operations and financial condition.

EDGE DOES NOT INTEND TO PAY DIVIDENDS AND ITS ABILITY TO PAY DIVIDENDS IS RESTRICTED.

     Edge currently intends to retain any earnings for the future operation and development of its business and does not currently anticipate paying any dividends in the foreseeable future. Any future dividends also may be restricted by its then-existing loan agreements.

THE COMBINED COMPANY'S RELIANCE ON THIRD PARTIES FOR GATHERING AND DISTRIBUTION COULD CURTAIL FUTURE EXPLORATION AND PRODUCTION ACTIVITIES.

     The marketability of the combined company's production will depend upon the proximity of its reserves to, and the capacity of, facilities and third party services, including oil and natural gas gathering systems, pipelines, trucking or terminal facilities, and processing facilities. The unavailability or lack of capacity of such services and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. A shut-in of producing wells or delay or discontinuance of development plans for properties could adversely affect the combined company's financial condition and performance. In addition, federal and state regulation of oil and natural gas production and transportation affect its ability to produce and market the combined company's oil and natural gas on a profitable basis.

PROVISIONS OF DELAWARE LAW AND EDGE'S CHARTER AND BYLAWS MAY DELAY OR PREVENT TRANSACTIONS THAT WOULD BENEFIT STOCKHOLDERS.

     Edge's certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that may have the effect of delaying, deferring or preventing a change of control of Edge. These provisions, among other things, provide for a classified board of directors with staggered terms, restrict the ability of stockholders to take action by written consent, authorize the board of directors to set the terms of preferred stock, and restrict Edge's ability to engage in transactions with 15% stockholders.

     Because of these provisions, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with Edge's board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for Edge's stockholders to benefit from transactions that are opposed by an incumbent board of directors.

MILLER'S FORMER USE OF ARTHUR ANDERSEN LLP AS ITS INDEPENDENT PUBLIC ACCOUNTANTS MAY LIMIT YOUR ABILITY TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK.

     Arthur Andersen LLP, independent public accountants, audited the consolidated balance sheets of Miller and its subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, equity and cash flows for each of the years in the two-year period ending December 31, 2001, which are included in this joint proxy statement/prospectus as Annex F-1 and F-2. On June 15, 2002,

Arthur Andersen was convicted on a federal obstruction of justice charge. On June 27, 2002, Miller dismissed Arthur Andersen and engaged Plante & Moran, PLLC.

     Arthur Andersen has ceased operations. As a result, any recovery you may have from Arthur Andersen related to the claims that you may assert related to the financial statements audited by Arthur Andersen, misstatements or omissions, if any, in this joint proxy statement/prospectus, may be limited by the financial circumstances of Arthur Andersen.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This document and the documents incorporated by reference in this joint proxy statement/prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include the information concerning possible or assumed future results of operations of Edge and Miller, including statements about the following subjects:

     - benefits, effects or results of the merger,

     - cost reductions, operating efficiencies or synergies,

     - operations and results after the merger,

     - integration of operations,

     - business strategies,

     - growth opportunities,

     - competitive position,

     - market outlook,

     - expected financial position,

     - expected results of operations,

     - future cash flows,

     - future dividends,

     - financing plans,

     - budgets for capital and other expenditures,

     - timing and cost of completion of capital projects,

     - plans and objectives of management,

     - timing of the merger,

     - tax treatment of the merger,

     - accounting treatment of the merger,

     - transaction-related expenses,

     - charges to earnings related to restructuring and related expenses in connection with the merger,

     - performance of contracts,

     - outcomes of legal proceedings,

     - compliance with applicable laws,


     - adequacy of insurance,



     - the forecasts prepared by Edge and presented to the Miller board on April 24, 2003; and


     - any other statements regarding future growth, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts.

     Forward-looking statements in this joint proxy statement/prospectus are identifiable by use of the following words and other similar expressions, among others:

     - "anticipate,"

     - "believe,"

     - "budgeted,"

     - "could,"

     - "estimate,"

     - "expect,"

     - "forecast,"

     - "intend,"

     - "may,"

     - "might,"

     - "plan,"

     - "potential,"

     - "predict,"

     - "project," and

     - "should."

     The following factors could affect the future results of operations of the combined company and could cause those results to differ materially from those expressed in the forward-looking statements included in this document or incorporated by reference herein:

     - drilling plans (including scheduled and budgeted wells);

     - changes in strategy and business discipline;

     - future tax matters;

     - changes in wells operated and in reserves;

     - future growth and expansion;

     - future exploration;

     - future seismic data (including timing and results);

     - ability to generate additional prospects;

     - integration of new technologies into operations;

     - future capital expenditures (or funding thereof) and working capital;

     - borrowings and capital resources and liquidity;

     - outcome, effects or timing of legal proceedings;

     - the number, timing or results of any wells;

     - the plans for timing, interpretation and results of new or existing seismic surveys or seismic data;

     - geopolitical events affecting oil and natural gas market perceptions;

     - the availability, attraction and retention of qualified personnel; and

     - the effect of litigation and contingencies.

     The above factors are in addition to those factors discussed:

     - in this joint proxy statement/prospectus under the "Risk Factors" and "-- Miller's Reasons for the Merger" and "-- Edge's Reasons for the Merger" subsections of "The Merger" section and elsewhere;

     - in the documents that Edge includes in or incorporates by reference into this joint proxy statement/ prospectus, including Edge's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003 and subsequent SEC filings; and

     - in the documents that Miller includes in or incorporates by reference into this joint proxy statement/prospectus, including Miller's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended and its Quarterly Report on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003 and subsequent SEC filings.


     You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements. In addition, the projections provided by Edge to the Miller board on April 24, 2003 and that are summarized herein, were made as of a date shortly before the date of the merger agreement, spoke only as of the date furnished, have not been updated and assumed a July 1, 2003 closing date of the merger. You are cautioned not to place undue emphasis on these projections.

                            THE EDGE SPECIAL MEETING

     Edge is furnishing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by Edge's board of directors for use at the special meeting. Edge is first mailing this joint proxy statement/prospectus and accompanying form of proxy to its stockholders
beginning on or about [     ], 2003.

DATE, TIME AND PLACE OF THE SPECIAL MEETING


     The special meeting of Edge's stockholders will be held on December 4, 2003, at 9:00 a.m., Houston time, at Edge's corporate offices located at 1301 Travis, Suite 2000, Houston, Texas.


PURPOSE FOR THE EDGE SPECIAL MEETING

     At the meeting, Edge's board of directors will ask the stockholders to vote to approve:

     - the issuance, pursuant to the merger agreement, of Edge common stock in exchange for all of the then outstanding shares of Miller common stock;

     - a proposal to approve Edge's Incentive Plan, including an amendment to increase the number of shares of common stock reserved for issuance under the plan from 1,200,000 to 1,700,000; and

     - any other matters that properly come before the Edge special meeting and any adjournments or postponements of the special meeting.

The Edge board of directors has unanimously approved the issuance of shares of Edge common stock to Miller stockholders in the merger, the submission to the Edge stockholders for their approval of Edge's Incentive Plan, including an amendment to increase the number of shares available under the plan, and unanimously recommends that Edge stockholders vote "FOR" the same.

RECORD DATE; VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     The Edge board of directors has fixed the close of business on October 6, 2003 as the record date for the Edge special meeting.

     Only holders of record of Edge common stock on the record date are entitled to notice of and to vote at the meeting.

     On the record date for the Edge special meeting, approximately 9,531,001 shares of Edge common stock were issued and entitled to vote at the meeting. Each share of Edge common stock is entitled to one vote.

     The presence, in person or by proxy, of the holders of a majority of the issued Edge common stock is necessary to constitute a quorum at the special meeting. Abstentions, proxies returned without instructions and broker non-votes will count in the determination of shares present at the meeting for purposes of determining the presence of a quorum.

     Assuming the presence of a quorum, the affirmative vote of the holders of at least a majority of the votes cast is required to approve each proposal.

     Approval of the proposal to issue common stock in the merger is a condition to completion of the merger. Approval of Edge's Incentive Plan, including the amendment to increase the number of shares available under the plan, is not a condition to the completion of the merger and will be implemented only if the merger is completed.

PROXIES

     All shares of Edge common stock represented by properly executed proxies received at or prior to the Edge special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. All shares of Edge common stock represented by properly executed proxies received at or prior to the Edge special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies.

     A properly executed proxy that is returned without instructions as the vote desired on any or all of the proposals will be voted "FOR" each proposal. If any other matters properly come before the Edge special meeting, the proxy will vote the shares represented by the enclosed proxy card in accordance with his best judgment, unless authority to do so is withheld by you in your proxy.

     Edge stockholders may abstain on any or all of the proposals, by marking "ABSTAIN" with respect to any or all of the proposals.

     Under Nasdaq rules, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for "nonroutine" matters. Proxies submitted by brokers without instructions from customers for these nonroutine matters are referred to as "broker non-votes." Each of Edge's proposals is considered a non-routine matter.

     A proxy without instructions will have the effect of a vote "FOR" each of the Edge proposals. An abstention or, in the case of the proposals for non-routine matters, a "broker non-vote" will not have any effect on the vote on the Edge proposals.

     Edge stockholders may use the accompanying proxy card if they are unable or do not wish to attend the special meeting in person or if they wish to have their shares voted by proxy even though they do attend the meeting. Edge's stockholders may revoke a proxy before it is voted by:

     - delivering to the Secretary of Edge at 1301 Travis, Suite 2000, Houston, Texas 77002, before or at the meeting, a written notice revoking their proxy;

     - delivering a later-dated, executed proxy card relating to the same shares; or

     - attending the meeting, notifying the Secretary of Edge and voting by ballot in person; however, if an Edge stockholder attends the meeting but does not vote in person, that stockholder's proxy will still be voted.

     Edge will pay the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus and all other costs of solicitation of proxies from holders of Edge common stock. In addition to solicitation by mail, Edge will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Edge will, upon request, reimburse those brokerage houses and custodians for their reasonable related expenses. To the extent necessary in order to ensure sufficient representation at its special meeting, Edge may request the return of proxy cards by personal interview, mail, telephone, facsimile or other means of electronic transmission. The extent to which this will be necessary depends upon how promptly proxy cards are returned. Edge urges its stockholders to send in their proxies without delay.

VOTING BY EDGE DIRECTORS

     At the close of business on the Edge record date, Edge directors and certain of their affiliates owned and were entitled to vote, in the aggregate, 394,520 shares of Edge common stock representing approximately 4% of the Edge common stock outstanding on that date. Each Edge director (including each executive officer who is a director) and certain of their affiliates has signed a stockholder agreement with Miller agreeing to vote, or cause to be voted, the Edge common stock owned by him for the approval of the issuance of shares of Edge common stock in the merger, as described in "Other Agreements -- Stockholder Agreements" beginning on page 74. The form of the stockholder agreement signed by these Edge holders is attached hereto as Annex J.

EDGE BOARD OF DIRECTORS' RECOMMENDATIONS

     For the reasons discussed, Edge's board of directors has unanimously approved the merger and the merger agreement and recommends that stockholders vote "FOR" approval of the issuance of Edge common stock in the merger and "FOR" approval of the Incentive Plan, including the amendment to increase the number of shares available for awards under the plan.

                           THE MILLER SPECIAL MEETING

     Miller is furnishing this document to its stockholders as part of the solicitation of proxies by Miller's board of directors for use at a Miller special meeting and any adjournment or postponement of the meeting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING


     The special meeting of Miller's stockholders will be held on December 4, 2003, at 10:00 a.m., Traverse City time, at Miller's offices located at 3104 Logan Valley Road, Traverse City, Michigan.


PURPOSE FOR THE MILLER SPECIAL MEETING

     The purpose of the Miller special meeting is to:

     - vote on a proposal to adopt the merger agreement; and

     - transact such other business as may properly come before the Miller special meeting or any adjournment or postponement of the meeting.

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

     Only holders of record of Miller common stock at the close of business on October 6, 2003, the Miller record date, are entitled to notice of and to vote at the Miller special meeting. On the Miller record date, there were 2,069,774 shares of common stock issued and outstanding held by approximately 108 holders of record. Holders of record of Miller common stock on the Miller record date are entitled to one vote per share at the Miller special meeting on the proposal to adopt the merger agreement.

     A quorum of Miller stockholders is required to hold a valid special meeting. A majority of the outstanding shares of Miller common stock entitled to vote at the special meeting represented in person or by proxy constitutes a quorum. The Miller judge or judges of election will count all votes cast in person or by proxy at the special meeting. Abstentions and broker non-votes count as shares that are present for purposes of establishing a quorum and will have the same effect as votes cast against the adoption of the merger agreement.

     The adoption of the merger agreement by the Miller stockholders requires the affirmative vote, either in person or by proxy, of the holders of a majority of the shares of Miller common stock outstanding and entitled to vote at the Miller special meeting as of the Miller record date. As of the record date for the special meeting, Miller directors and executive officers owned of record approximately 336,733 shares of Miller common stock, which represented approximately 16.3% of all outstanding shares of Miller common stock entitled to vote at the special meeting.

PROXIES

     All shares of Miller common stock represented by properly executed proxy cards received in time for the Miller special meeting will, unless revoked, be voted in accordance with the instructions indicated on the proxy cards at the special meeting and at any adjournment or postponement. If no instructions are indicated on a properly executed proxy card, the shares will be voted "FOR" adoption of the merger agreement.

     Miller stockholders may vote their shares by completing, signing, dating and returning the enclosed proxy card in the enclosed return envelope as soon as possible. Miller stockholders may also attend the Miller special meeting and vote in person instead of submitting a proxy as long as the shares are not held in street name. However, in order to ensure that we obtain your vote, please vote as instructed on your proxy card even if you currently plan to attend the Miller special meeting in person. You can always vote in person at the Miller special meeting, which will revoke any previously delivered proxy.

     Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for "non-routine" matters. Proxies submitted by brokers without instructions from customers for these non-routine matters are referred to as "broker non-votes." The proposal to adopt the merger agreement is considered a non-routine matter.

     A Miller stockholder may revoke a proxy before it is voted at the Miller special meeting by:

     - submitting a new proxy with a later date;

     - notifying the corporate secretary of Miller in writing before the special meeting that the proxy has been revoked; or

     - voting in person, or notifying the corporate secretary of Miller orally at the stockholders meeting of the wish to revoke the proxy.

     Edge will pay the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. Miller will pay any costs of soliciting the approvals of the Miller stockholders. Brokers and nominees should forward Miller solicitation materials to the beneficial owners of shares held of record by such brokers and nominees. Miller will reimburse such persons for their reasonable forwarding expenses.

     In addition to solicitation by mail, the directors, officers and employees of Miller may solicit proxies by telephone, telecopy, fax, telegram, or in person. These directors, officers and employees will receive no additional compensation for doing so but may be reimbursed for out-of-pocket expenses in connection with the solicitation.

     To ensure sufficient representation at the stockholder meetings, we may request the return of proxy cards by telephone, telegram, facsimile, or in person. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. You are urged to send in your proxies without delay.

     MILLER STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. INSTRUCTIONS FOR THE EXCHANGE OF SHARES WILL BE MAILED AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

VOTING BY MILLER DIRECTORS AND CERTAIN LARGE STOCKHOLDERS

     At the close of business on the Miller record date, Miller directors and certain of their affiliates and Guardian Energy Management Corp. owned and were entitled to vote, in the aggregate, 1,038,080 shares of Miller common stock representing approximately 50.2% of the Miller common stock outstanding on that date. Each Miller director (including each executive officer who is a director) and certain of their affiliates and Guardian Energy Management Corp. has signed a stockholder agreement with Edge agreeing to vote, or cause to be voted, the Miller common stock owned by him for the adoption of the merger agreement, as described in "Other Agreements -- Stockholder Agreements" beginning on page 74. The form of the stockholder agreement signed by these Miller stockholders is attached hereto as Annex I.

MILLER BOARD OF DIRECTORS' RECOMMENDATION

     The Miller board of directors, after careful consideration, has unanimously determined the merger, the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Miller and its stockholders.

     The Miller board unanimously recommends a vote "FOR" the proposal to adopt the merger agreement.

INTERESTS OF CERTAIN DIRECTORS


     In considering the recommendation of the board of directors of Miller to vote for the proposal to adopt the merger agreement, stockholders of Miller should be aware that certain members of the Miller board of directors have agreements, arrangements or ownership interests that provide them with interests in the merger that are different from, or in addition to, those of Miller stockholders generally, as described in "The Merger -- Interests of Certain Persons in the Merger" beginning on page 49.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Since its formation in 1998, Miller has experienced an erratic commodity price environment and less than expected drilling results in the Mississippi Salt Basin. As a result, Miller has been constrained from obtaining financing through the public equity or debt markets. At the same time, Miller's borrowing capacity under its credit facility has not been sufficient to permit Miller to acquire oil and gas properties or expand its exploration program. Consequently, Miller has had limited success achieving its objectives of maximizing stockholder value and improving asset growth and stockholder returns.

     Early in 2002, Miller's board of directors began discussing ways to gain access to additional sources of capital and provide liquidity to use for future acquisitions, development of prospects and operations. On April 19, 2002, Miller announced the engagement of C.K. Cooper as its financial advisor to assist in identifying and analyzing the following types of possible transactions:

     - strategic reserve acquisitions;

     - development of exploration opportunities;

     - corporate acquisitions;

     - joint ventures for development of Miller's Mississippi and Montana prospects; and

     - attracting capital to fund acquisitions and prospect development.

     In mid-2002, Miller's board of directors met to discuss preliminary ideas for raising capital for oil and gas property acquisitions, improving liquidity and reducing overhead costs. The board requested that management develop a plan for reducing general and administrative costs that would be subject to board approval.

     On July 2, 2002, Miller's board met to discuss various strategies to obtain capital for future asset development. Several ideas were presented including the sale of Miller's Mississippi producing assets. Management reported to the board that eight companies that own properties in Mississippi had been contacted and that each company was then in the process of evaluating Miller's Mississippi producing property package to determine its interest in submitting an offer to purchase. Mr. Kelly Miller, Miller's Chief Executive Officer, reported that Miller had received one offer at that time for all of Miller's Alabama and Mississippi assets at a price of $15.875 million effective June 1, 2002. However, the proposed purchase price consisted of only $6 million in cash, with the remainder in stock of the purchaser valued by the proposed purchaser, for purposes of the transaction, at significantly higher than the actual trading price of the stock. The Miller board deemed the value assigned to the stock being offered in the proposed transaction to be unacceptable.

     On August 26, 2002, Miller agreed to accept an offer from Bean Resources, Inc. for the purchase of Miller's Pine Grove Field. This sale of the properties provided approximately $1.95 million of net available capital. Mr. Kelly Miller also informed the board that Miller had received verbal notification that the Bureau of Indian Affairs had approved an amended Miller/Blackfeet agreement which, in effect, removed the encumbrance on this large lease package located in Montana and paved the way for development of these assets and pursuit of an industry joint venture partner to share in development costs.

     At the November 11, 2002 Miller board meeting, C.K. Cooper provided a valuation study, dated October 31, 2002 to the Miller board of directors, including C.K. Cooper's opinion as to the marketability of Miller in the form of divestiture of assets and/or outright corporate transaction, and to assist with the board's review and evaluation of strategic options for Miller. The valuation study revealed, among other things, C.K. Cooper's opinion that Miller's assets were worth more separate than combined. Based on the study's findings, C.K. Cooper informed the Miller board that, if Miller chose to sell its assets, it would be unlikely to find a potential purchaser willing to purchase all of the producing assets in Mississippi and Alabama, as well as the non-producing assets in Montana. Pursuing an asset sale would therefore likely require two or more transactions and would entail Miller incurring additional legal, accounting and other related costs associated with each such sale.

     C.K. Cooper was then engaged to assist Miller in identifying parties that might be interested in entering into some form of strategic transaction with Miller, and evaluating any proposals received. Also at the November board meeting, management gave the board a strategic planning presentation which included a comparative analysis of various corporate transactions including a possible merger, asset sale or privatization and which outlined the significant financial, regulatory, tax and legal aspects along with projected timelines and costs associated with each type of transaction. Following this presentation, the Miller board decided to conduct a process whereby Miller would solicit the potential interest of third party candidates regarding a possible sale or merger of the company or other strategic transaction.

     Throughout January and February 2003, Miller and C.K. Cooper prepared packages containing financial and operational information with respect to Miller. On February 14, 2003, the Miller board formed a subcommittee consisting of Messrs. Richard Burgess and Robert Boeve, independent directors, to work with Miller's financial advisers in the review and negotiation of potential transactions.

     The management of Edge Petroleum Corporation has from time to time reviewed possible strategic opportunities with other exploration and production ("E&P") companies with the objectives of expanding and enhancing exploitation opportunities in its core areas and further enhancing stockholder value.

     On January 21, 2003, Mr. Alex Montano of C.K. Cooper called Mr. Mike Long, Senior Vice President and Chief Financial Officer of Edge. On January 28, 2003, Messrs. Mike Long and C.W. MacLeod, Vice President Business Development and Planning of Edge Petroleum, met with Messrs. Alex Montano and Phil McPherson of C.K. Cooper to review the historical results of Edge and discuss future growth opportunities of Edge through drilling and acquisitions. Mr. Montano mentioned that C.K. Cooper had been retained by Miller to represent Miller in seeking strategic alternatives, including raising capital, joint ventures and/or sale of Miller on other strategic transactions. The discussions focused on the benefits to stockholders of a possible joint venture or combination of Miller and Edge. Edge agreed to further analyze the potential impact of such an arrangement.

     Commencing on February 18, 2003, C.K. Cooper began the distribution of the information packages it had prepared for Miller to qualified parties, including Edge. In total, over forty parties were contacted and received the information packages for review.

     From March 3 to March 21, 2003, Miller maintained a data room in its corporate offices in Traverse City where interested parties could review detailed operating information to assist in the formation of proposals to purchase, merge or enter into some other form of strategic transaction with Miller.

     In early March 2003, representatives of Edge received the information package from Miller and continued preliminary discussions with C.K. Cooper concerning a possible combination of Miller and Edge, and the transaction process and matters regarding Miller.

     On March 12, 2003, Edge held a board of directors meeting at which Messrs. John W. Elias and C.W. MacLeod introduced the possibility of the acquisition of Miller to the board. After reviewing Miller's properties and financial statements, the board gave its approval to pursue formal due diligence and report back as progress was made.

     At the March 17, 2003 Miller board meeting, Mr. Kelly Miller provided the directors with an update on the status of the data room visits and indicated that, at the request of Edge, Miller's geological personnel had met recently in Houston, Texas with Edge's representatives.

     On March 24, 2003, Edge submitted a non-binding expression of interest to acquire all of the outstanding Miller common stock to C.K. Cooper.

     In late March 2003, C.K. Cooper received, on behalf of Miller, written proposals from nine potential transaction candidates, including Edge's proposal noted above. C.K. Cooper provided a memorandum summarizing these proposals for the subcommittee of the Miller board. Only one potential buyer, Edge, expressed an interest in acquiring Miller in its entirety. Another potential purchaser initially expressed an interest in acquiring the producing assets of Miller for approximately $14,000,000 in cash, while others expressed interest only in portions of the producing assets or in making an equity investment in Miller. Each of the proposals for Miller assets would have required Miller to retain all corporate liabilities and contained standard purchase price adjustment provisions for net revenues received after the effective date that would reduce the aggregate purchase price ultimately received by Miller.

     In late March 2003, Messrs. Long and MacLeod had a telephone conversation with Mr. Kelly Miller concerning the Miller-K2 Energy relationship in Montana, including the ongoing litigation.

     On March 28 and April 2, 2003, the Miller subcommittee met to discuss the proposals. In reviewing and analyzing the proposals, the subcommittee considered, among other things, their respective structures, the proposed consideration, any conditions and prerequisites, potential costs that would be incurred by Miller following the consummation of the proposed transaction, Miller's continuing obligations following such transaction and how such offers fit in with Miller's strategic plans. The proposals were quickly reduced to three legitimate proposals consisting of the potential corporate transaction with Edge and two other offers focusing on specific Miller assets, including the $14,000,000 initial proposal for the producing assets of Miller.

     The subcommittee and C.K. Cooper had been provided with financial data prepared by Miller's staff, including cash flow projections and a discounted present value analysis. The financial information was based on the liquidation of Miller, with existing properties depleted through production and no additional investment to develop new wells. The cash flow projections assumed depletion of reserves by the end of 2006 based on current operating capacity limitations. Assumed commodity prices of $4.50 per mcf for natural gas and $26.60 per bbl for oil before basis adjustment were used in preparing the materials, with prices remaining constant through 2006. General and administrative costs and costs of remaining a public company were reduced where possible, and assumed the retention of only five employees. The resulting present value discounted at 10% was significantly lower than the Edge proposal and ranged from $6.6 million projected through the end of year 2004 to $8.4 million projected through the end of year 2006.

     On March 31, 2003, Mr. Montano asked Edge to refine its proposal in order for Edge to continue to be competitive with others bidding for Miller. Edge and Mr. Montano discussed various alternative proposals including all stock, stock-cash combination, purchase of Miller with the simultaneous sale of certain Miller assets in Montana, Michigan and Alabama. Mr. Montano also suggested that Miller's board had received a higher offer for certain assets, particularly its Alabama and Michigan properties. Mr. Montano asked if Edge could increase its offer, which Edge considered.

     On April 2, 2003, Edge had further discussions with Mr. Montano about the higher proposals for the Miller Alabama and Michigan properties. Edge increased the consideration for its proposal for Miller based on the higher offer for the Miller Alabama properties and continued its discussions with Mr. Montano about the structure of the purchase and addressed the Miller board's concerns about the certainty of a transaction. The value of the proposal from Edge was increased by $500,000 and amended to allow for the concurrent sale of the Alabama properties to a third party which valued those properties higher than Edge. Edge indicated it would pay a fixed price for Miller by issuing Edge common stock valued, for purposes of the proposed transaction, within a range agreed to by the parties.

     In order to assist Miller's board in comparing the possible transactions, C.K. Cooper had asked one of the parties showing interest in purchasing all of Miller's producing assets to revise its proposal to reflect an April 1, 2003 effective date. The revised proposal resulted in a proposed purchase price of $11,300,000 instead of the original $14,000,000, reflecting adjustments that would have otherwise been required had the transaction been closed with an effective date of January 1, 2003, as originally proposed. C. K. Cooper also inquired as to that party's willingness to increase its proposed offer price or consider a transaction to purchase all of Miller's assets or stock, or enter into a merger transaction. The proposed purchaser responded negatively with respect to each alternative.

     The Miller staff and C. K. Cooper also analyzed the proposed transactions assuming a June 30, 2003 closing date by comparing the projected net cash to be received by Miller under the asset purchase proposals to the Edge merger proposal. One of the asset purchase proposals on its face and prior to adjustments represented the highest offer as of the effective date. However, after taking into account adjustments for net cash flows from the properties after the effective date and corporate liabilities and transaction costs, the Miller board determined that the aggregate consideration offered in the Edge proposal would be the best value to Miller's stockholders. In addition, the asset purchase proposals represented offers for primarily producing assets of the Company. In reviewing the proposals, the subcommittee took into consideration the costs of liquidating the remaining non-producing assets and/or selling the public shell company and overhead costs associated with maintaining Miller's public company status during any transition period following a proposed transaction in comparison to the estimated value that would be received from these remaining assets. Again, the Miller board determined that the Edge proposal provided the best structure since it could be accomplished through a single transaction -- potentially on a more timely basis -- with no purchase price adjustments, thus preserving the highest value for Miller's stockholders.

     On April 3, 2003, the Miller subcommittee provided to the full board of directors its recommendation that Miller enter into an agreement to merge with Edge, subject to an increase in Edge's offer to reflect the sale of the Alabama properties.

     On April 7, 2003, Edge held a board of directors meeting at which members of Edge's management team provided an overview of Miller and the result of their due diligence efforts. Discussions were held about the transaction structure, value and potential timing. Edge's board gave its approval for management to submit a preliminary all-stock offer valued at $11.5 million.

     On April 14, 2003, the Miller board agreed to accept the Edge proposal based upon certain conditions. One such condition was the sale of Miller's Alabama properties to an undisclosed third party and the recognition of the value from this sale in the transaction with Edge. C.K. Cooper was requested to present these conditions to Edge on behalf of Miller. Also at the April 14 Miller board meeting, Messrs. Paul Halpern and Robert Boeve informed the remaining Miller board members that they beneficially owned approximately 40,000 shares and 1,000 shares, respectively, of Edge common stock.

     On April 14, 2003, Mr. Montano called to tell Edge that Miller's board had approved Edge's proposal. Mr. Montano asked for permission for Miller to sell the Alabama properties for approximately $2.5 million, which Edge agreed to subject to certain conditions. Finally, Mr. Montano asked that Edge prepare a letter of intent to be sent to Miller's board as soon as possible.

     On April 15, 2003, C.K. Cooper reported to the Miller board on its meeting with representatives of Edge.

     On April 16, 2003, discussions continued between Edge and Mr. Montano concerning elements of the letter of intent, specifically (1) Edge's share price and proposed "collars", (2) the sale of Miller's N. Monroeville Field in Alabama, (3) the break up fee for an offer higher than the one put forth by Edge, and (4) the proposed voting agreement with certain large stockholders of Miller.

     On April 17, 2003, Edge continued discussions with Mr. Montano regarding issues in the letter of intent and discussed with Ms. Deanna Cannon of Miller entering into an exclusivity agreement and proceeding directly to a merger agreement instead of entering into a letter of intent.

     On April 18, 2003, C.K. Cooper presented the Miller board with further information on Edge, including a brief discussion of Edge's stock trading history.

     Edge continued discussions with C.K. Cooper and on April 24, 2003, prior to Edge's meeting with the Miller board of directors, Edge and Miller entered into an exclusivity agreement.

     On April 24, 2003, representatives from Edge made a formal presentation to the Miller board of directors outlining the potential benefits of a merger between the companies, including financial and operational performance and forecasts. The financial and operational presentation provided to the Miller board included a discussion of the financial flexibility that would be afforded the combined companies, including an increase in cash flow and borrowing capacity and the strategic fit given the geographic location of Miller's properties. The presentation also included the following forecasts prepared by
Edge:



                                 2003 FORECAST



                                                              EDGE 2003     PRO FORMA
                                                              FORECAST     ACQUISITION
                                                              ---------    -----------
Oil & Gas Revenue (in millions).............................   $33.076       $36.778
Net Income (in millions)....................................   $ 6.291       $ 7.369
  per share.................................................   $  0.66       $  0.68
Cash Flows from Operations (before Working Capital) (in
  millions).................................................   $22.613       $25.459
  per share.................................................   $  2.38       $  2.34
Reserves/Share (Mcfe).......................................      5.17          4.94
Production/Share (Mcfe).....................................      0.84          0.80
Borrowing Capacity (in millions)............................   $  26.5       $  30.0
Unused Capacity (in millions)...............................   $  12.5       $  20.3
Est. Wtd. Ave. Shares Outstanding (in thousands)............     9,483        10,895



     The proforma information presented in the table above assumed a July 1, 2003 closing date for the merger.


     During the next month, several subsequent meetings were held between the parties and their respective legal and financial representatives to resolve the terms of a proposed merger agreement and to discuss the status of discussions regarding the proposed sale of the Alabama oil and gas assets to Savannah Oil and Gas, L.L.C. and certain other conditions. During this period the parties agreed the most cost-effective transaction structure would be a reverse triangular merger, with Miller becoming a wholly-owned subsidiary of Edge. The merger ratio preliminarily agreed to by the parties consisted of (a)(1) a purchase price of $11.5 million (less the aggregate amount of severance payments to Miller employees) divided by (2) the Edge common stock value (ranging from a high of $4.30 to a low of $3.90 per share), divided by (b) the outstanding common stock of Miller. During the discussion of the merger ratio, both parties agreed that the collar on the valuation of the Edge common stock protected the interests of their respective stockholders. The collar was based on the average of Edge's stock price over several weeks preceding the discussions and reviewed by the parties and the final percentage to be owned by each company's stockholders post-merger was the mathematical result of the merger ratio. During this time, Miller also worked toward settling the litigation between K2 and Miller and toward entering into an agreement for the sale of Miller's Alabama assets.

     Given the large percentage of Miller stock held by insiders, Edge expressed its desire to enter into a stockholder agreement to lock up, to the extent legally permissible, the vote of Miller's executives, board members and significant stockholders in favor of the merger. Miller and its insiders agreed to the proposal, provided that the Edge insiders entered into a similar agreement and that Guardian be permitted to vote against the merger in the event the Miller board, in exercising its fiduciary obligations to the Miller stockholders, determined to withdraw or change its recommendation with respect to the merger.

     On May 7, 2003, Edge held a board of directors meeting at which the board reviewed updated due diligence reports from management, management addressed issues raised by the board, and the board recommended continued pursuit of the transactions.

     On May 19, 2003, Edge's board of directors met to review a draft form of a merger agreement, receive a further due diligence update, and an update on the proposed settlement of litigation between K2 and Miller and Miller's Alabama asset sale. Edge's management reviewed the terms of the proposed settlement and the merger agreement, and discussed the various break-up fees payable by Edge and Miller under the agreement. The Edge board of directors gave its preliminary approval to the proposed K2 settlement, the terms of the merger agreement and the continued negotiations of a transaction subject to the closing of a settlement agreement with K2. Edge's management gave a detailed review of Miller, the transaction and Edge's financial and strategic alternatives.

     A special telephonic meeting of the board of directors of Miller was held on May 21, 2003. All directors were present. The meeting began with a brief explanation by a representative of Vinson & Elkins L.L.P. of the fiduciary duties of directors relating to the approval of a transaction such as the proposed merger with Edge to be considered at the meeting. Management and legal counsel updated the board regarding the merger agreement and related transaction documents. Also at this meeting, C.K. Cooper indicated that it was prepared to render an opinion to the effect that, as of that date and based upon and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Miller common stock. As discussion of the agreement ensued, certain members of the board expressed their concern that although the consideration to be received was fair, it was not adequate. The representatives from Vinson & Elkins L.L.P. were requested to approach Edge about changes to the formula for calculating the merger ratio that would in effect increase the aggregate consideration received.

     During the ensuing week the parties and their representatives continued discussions to finalize the merger agreement and related transaction documents. During that time the price of Edge stock increased to over $4.75 per share, or $0.45 over the high end of the previously agreed upon collar for determining the merger ratio. In light of this and subject to Edge board approval, the parties agreed to a new collar which increased the Edge common stock value to be used in determining the merger ratio of between $4.70 and $5.00 per share. The parties also agreed to increase the dollar value assigned to Miller for purposes of determining the merger ratio from $11.5 million to $12.7 million. Edge also agreed to remove the severance payment deduction from the calculation of the merger ratio, as previously requested by the Miller board.

     Edge's board of directors met on May 27, 2003, with all directors other than Mr. Stanley Raphael present. The board discussed the recent increase in Edge's stock price, the proposed new higher collar level, the increase in value to be paid and the change in the merger ratio. Edge's management explained that it was concerned that in light of the increase in Edge's stock price the prior collar was too low. Edge management recommended, and the Edge board approved, the new collar, an increase in the merger consideration and the merger ratio, and the deletion of the severance payment deduction. All Edge directors present approved the merger agreement upon the revised terms. Mr. Raphael had prior to the meeting informed management of his support of the revised terms and following the meeting confirmed this approval.

     On May 28, 2003, a special telephonic meeting of the Miller board of directors was held. All directors of Miller were present. The meeting began with an update by the representatives of Vinson & Elkins L.L.P. of the changes to the merger agreement since the previous board meeting. The board was also instructed in more detail on its fiduciary duties relating to the approval of this type of transaction. C.K. Cooper rendered its oral opinion, subsequently confirmed in writing dated May 28, 2003 with no material differences from the previous oral opinion, to the effect that the merger ratio, as set forth in the merger agreement, is fair from a financial point of view to the stockholders of Miller. After further deliberation and discussion, the Miller board unanimously approved the merger and related transaction documents and instructed the management of Miller to finalize and execute the merger agreement and related transaction documents on behalf of Miller. The Miller board also unanimously voted to recommend that the Miller stockholders adopt the merger agreement.

EDGE'S REASONS FOR THE MERGER

     The Edge board of directors believes that the merger will expand and enhance its exploitation opportunities in its core areas of the onshore Gulf Coast and the Rocky Mountains.

     In reaching its conclusion to approve the merger, Edge's board of directors consulted with members of management and considered the following factors:

     - Complementary, Focused Asset Base. Edge believes that the majority of the assets and operations of Miller are complementary to those of Edge. These properties are located in Edge's core onshore Gulf Coast focus area. Edge expects this to aid the integration of the business combination and the realization of anticipated synergies and economies of the merger.

     - Deleveraging Impact. The merger improves a number of Edge's financial measures commonly used to assess a company's credit rating, including Edge's ratios of (1) total debt to capitalization, (2) debt to cash flow,
       (3) earnings before interest, taxes, depreciation and amortization to interest, and (4) debt per Mcfe proved reserves.

     - Improved Financial Flexibility. The merger will create a larger company that Edge expects to have more liquidity in its common stock and better access to capital markets, which should provide more financial flexibility. In addition, Edge believes that the combined company should be better positioned to fund future growth and reduce leverage through the possible sale of equity and the divestiture of non-core properties.

     - Possible Platform for Future Growth. The merger is in accordance with Edge's long-term strategy of growth through corporate acquisitions, and should create a better platform for further consolidation of oil and gas assets in its core operating areas, particularly the Gulf Coast.

     In reaching its decision to recommend the merger to its stockholders, the Edge board also considered a number of additional factors, including:

     - Its discussions with Edge's management concerning the results of Edge's investigation of Miller;

     - The strategic, operational and financial opportunities available to Edge in the normal course of its business compared to those that might be available following the merger;

     - Potential to increase production and reserves through additional development and exploratory drilling in multiple formations and existing well remediations;

     - Although not an Edge core area, Miller has attractive Montana acreage position in a known hydrocarbon-bearing sedimentary basin with 85,000 gross acres;

     - Potential to consolidate additional acreage in strategic areas;

     - The terms and conditions of the merger agreement; and

     - The opportunities and alternatives available to Edge if the merger were not to be undertaken, including pursuing the acquisition of entities other than Miller, and the risks, uncertainties and expense of that strategy.

     Edge's board of directors considered several issues which it viewed as negative factors to the merger but concluded the positive factors outweighed the negative factors. Those negative factors included:

     - The challenges and potential costs of combining and integrating the businesses, and the attendant risks of not achieving expected cost and tax savings;

     - The fact that the merger ratio is not fixed and the potential disadvantages if the average closing price is above the $5.00 collar, covenants applicable to each party, the conditions to completion of the merger, the right of Miller, under specified circumstances, to respond to, evaluate and negotiate with respect to other business combination proposals, the circumstances under which the merger agreement could be terminated, and the size and impact of termination fees associated with a termination;

     - The interests of the officers and directors of Miller in the merger, including the matters described under "-- Interests of Certain Persons in the Merger";

     - The diversion of management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

     - The impact of Miller properties which are outside of Edge's core areas;
       and

     - Uncertainties related to the timing and effect of developments with respect to K2.

     The Edge board determined not to obtain a fairness opinion with respect to the transaction given the expense involved and their belief in Edge management's ability to adequately analyze the transaction. In determining that the merger was advisable and in the best interest of Edge's stockholders, the board of directors of Edge considered the enumerated factors as a whole and did not specifically quantify or otherwise specifically assign relative weights to the different factors although Edge's board gave especially strong consideration to those factors related to the anticipated increased financial flexibility of Edge.

RECOMMENDATIONS OF EDGE'S BOARD OF DIRECTORS

     FOR THE REASONS DISCUSSED, EDGE'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE OF COMMON STOCK IN THE MERGER AND THE AMENDMENT TO THE INCENTIVE PLAN.

MILLER'S REASONS FOR THE MERGER

     In reaching its conclusion and its recommendation, the Miller board of directors considered and reviewed with management and with Miller's legal and financial advisors the following benefits associated with the merger:

     - The value of the consideration to be received by Miller's stockholders pursuant to the merger, and that the merger ratio represented:

      - a significant premium over the market prices at which the Miller common stock had been trading, including a 60% to 72% premium over the closing price of the Miller common stock on May 27, 2003, the last full trading day before the board voted to approve and recommend the merger, and a 54% to 64% premium over the 60 day trading average of the Miller common stock;

      - the highest net price for Miller or its assets after considering, in addition to the consideration offered, factors such as conditions to closing, potential transaction costs and the likelihood and extent of post-closing expenses and liabilities for Miller; and

      - the highest aggregate value offered relative to book value of the Miller common stock, which has traded significantly below book value since the end of 1999 and which, according to C.K. Cooper, has been significantly undervalued compared to its peers.

     - The opportunity for Miller stockholders to participate, as holders of between approximately 21% and 23% of Edge's shares following the merger, in a larger company, including participating in the value and growth that may be generated through the combination of the two companies.

     - The complementary asset base of the two companies, including producing assets and undeveloped assets held by each company in the Gulf Coast and the Northern Rocky Mountains, respectively.

     - The terms and conditions of the merger agreement and related agreements, including:

      - the Miller board's ability to consider and accept an unsolicited superior acquisition and enter into a non-binding agreement with respect thereto; and

      - the size of the break-up fee and the events that could trigger payment thereof by Miller or Edge.

     - The financial presentation of C.K. Cooper, including its opinion as to fairness, from a financial point of view, to the Miller stockholders of the merger ratio provided for in the merger, as described in the section entitled "Opinion of Miller's Financial Adviser."

     The Miller board did not request that C.K. Cooper perform an analysis of book value per share of Miller common stock. However, in considering the consideration to be received by Miller's stockholders, the Miller board was aware and did consider that all of the offers received, including that from Edge, were significantly below book value of the Miller common stock. The Miller board did not consider this as a negative factor because the Miller common stock has traded significantly below book value since at least the end of 1999. For this reason, the Miller board has been reluctant to dilute the existing stockholders by approving the issuance of stock to attract new capital and decided the prudent course would be to pursue a sale of the company.

     The Miller board of directors also considered, among other factors, the following risks associated with the merger:

     - The risk that the benefits sought in the merger would not be obtained;

     - The risk that the merger would not be completed; and

     - Other risks described in this joint proxy statement/prospectus in the section entitled "Risk Factors."

     In its deliberations with respect to the merger and the merger agreement, the Miller board of directors consulted with Miller's management and the financial and legal advisers of Miller. The foregoing discussion of factors considered by the Miller board of directors is not exhaustive, but Miller believes it includes the material factors considered by the Miller board of directors. The Miller board of directors did not specifically quantify or otherwise specifically assign relative weights to the specific factors that it considered in reaching its determination to recommend the merger. Rather, the Miller board of directors viewed its position and recommendation as being based on the total information presented to and considered by the Miller board of directors and in the judgment of the Miller board of directors, the potential benefits of the merger outweighed the risks inherent in the merger.

RECOMMENDATION OF MILLER'S BOARD OF DIRECTORS


     FOR THE REASONS DISCUSSED, MILLER'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT THE MILLER STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT. STOCKHOLDERS OF MILLER SHOULD BE AWARE THAT CERTAIN MEMBERS OF THE MILLER BOARD OF DIRECTORS HAVE AGREEMENTS, ARRANGEMENTS OR OWNERSHIP INTERESTS THAT PROVIDE THEM WITH INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM, OR IN ADDITION TO, THOSE OF MILLER STOCKHOLDERS GENERALLY, AS DESCRIBED IN "-- INTERESTS OF CERTAIN PERSONS IN THE MERGER" BEGINNING ON PAGE 49.


OPINION OF MILLER'S FINANCIAL ADVISER

     On May 6, 2003, the Miller board of directors retained C.K. Cooper to render an opinion relating to the fairness to the stockholders of Miller, from a financial point of view, of the merger ratio as set forth in the merger agreement.

     On May 28, 2003, in connection with Miller's evaluation of the merger agreement and the contemplated merger with Edge, C.K. Cooper delivered to the Miller board of directors its oral opinion, subsequently confirmed in writing, dated May 28, 2003, that, as of such date and subject to certain assumptions, factors and limitations as described below, the merger ratio as set forth in the merger agreement is fair, from a financial point of view, to the Miller stockholders.

     The full text of the C.K. Cooper opinion is included in Annex B to this document and is incorporated herein by reference. The summary of the C.K. Cooper opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. The common stockholders of Miller are urged to read carefully the C.K. Cooper opinion in its entirety. The opinion rendered herein, and in the fairness opinion presented by C.K. Cooper, does not address the merits of the underlying decision by Miller to engage in the merger, or the other strategies or transactions in which Miller might engage. C.K. Cooper's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the adoption of the merger agreement. C.K. Cooper did not express any opinion as to the prices at which Miller stock has traded or will trade following the announcement of the merger.

     The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, C.K. Cooper did not attribute any particular weight to any analysis or factor considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Accordingly, C.K. Cooper believes that its analysis must be considered as a whole and that selecting portions of its analysis and the factors considered by C.K. Cooper, without considering all of the opinion, could create an incomplete view of the process underlying the opinion. In addition, in certain of its analyses, C.K. Cooper compared Miller, the offer and merger agreement with Edge, to other public companies and other transactions that C.K. Cooper deemed comparable. No public company or transaction utilized by C.K. Cooper as a comparison is identical to Miller or to the proposed merger with Edge. An analysis of the results of such comparison is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions, and other factors that could affect the public trading value of the comparable companies or enterprise value of the comparable transactions to which Miller and the merger with Edge were being compared.

     In performing its analysis, C.K. Cooper made assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Miller and Edge. Any estimates contained in the analyses performed by C.K. Cooper are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of business securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. C.K. Cooper's opinion and C.K. Cooper's presentation to the Miller board of directors focused primarily on the merger agreement, the offer and the merger. Consequently, the C.K. Cooper analyses described below should not be viewed as determinative of the decision of Miller's board to engage in the merger.

     In preparing this valuation study, C.K. Cooper relied on the information provided by Miller. C.K. Cooper received copies of the following:

     - Draft of merger agreement dated May 28, 2003;

     - All exhibits and appendices to the merger agreement, including conditions to the offer from Edge;

     - Partial set of corporate resolutions of the board of directors of Miller;

     - Annual Report on Form 10-K for Miller, for the year ended December 31, 2000;

     - Annual Report on Form 10-K for Miller, for the year ended December 31, 2001;

     - Annual Report on Form 10-K for Miller, for the year ended December 31, 2002;

     - Amendment No. 1 to Annual Report on Form 10-K for Miller, for the year ended December 31, 2002;

     - Quarterly Report on Form 10-Q for Miller, for the quarterly period ended September 30, 2002;

     - Quarterly Report on Form 10-Q for Miller, for the quarterly period ended March 31, 2003; and

     - Independent engineering report prepared for Miller by Miller and Lents, Ltd., dated December 31, 2002.

     In each case, management of Miller represented to C.K. Cooper that these documents and agreements are in the form and substance that were executed or, if applicable, that will be executed upon closing of the proposed merger. Furthermore, it has been confirmed that any modifications to these agreements that may materially alter the conditions utilized in determining opinion would be shared with C.K. Cooper.

     In addition, C.K. Cooper:

     - Held several conversations with senior management of Miller, in particular regarding the course of discussions of the proposed merger between Edge and Miller;

     - Discussed recent developments in the business operations of Miller;

     - Reviewed historical prices, trading multiples and trading volumes of the shares of common stock of Miller and Edge;

     - Reviewed the terms of recent mergers involving companies and assets which C.K. Cooper deemed generally comparable to Miller and the merger with Edge; and

     - Conducted such other studies, analyses, inquiries and investigations as C.K. Cooper deemed appropriate.

     The following is a summary of the material analyses performed by C.K. Cooper in preparing its opinion to the Miller board of directors.

  Comparable Company Analysis

     C.K. Cooper used publicly available information to compare the enterprise value of Miller, expressed as a multiple of latest twelve months ended March 31, 2003 of EBITDA and EBITDA for calendar years 2001 and 2002, to the same multiple of enterprise values of a group of companies which, in C.K. Cooper's judgment, were comparable to Miller for purposes of this analysis. Enterprise value is defined as market value of equity plus book value of debt and liquidation value of preferred stock, less excess cash and cash equivalents. EBITDA is defined as earnings before interest expense, taxes and depreciation, depletion and amortization. C.K. Cooper compared market price per share to cash flow per share and earnings per share for the latest twelve months ended March 31, 2003, and calendar years 2001 and 2002 for Miller and the comparable companies. C.K. Cooper also compared market price per share to net asset value per share for the comparable companies and Miller.

     C.K. Cooper considered a number of factors in selecting companies for comparison, including size in relation to assets, revenues and production, reserve characteristics, financial condition and geographic location of producing properties and, when possible, relative size based on market capitalization. The group of comparable companies used in this comparison included:

     - ATP Oil & Gas Corporation

     - Equity Oil Company

     - Goodrich Petroleum Corporation

     - Parallel Petroleum Corporation

     - Petroleum Development Corporation

     - The Wiser Oil Company

     The mean and median results for the comparable companies are compared to the current and implied acquisition of Miller below.

                                                      COMPARABLE
                                                      COMPANIES             MILLER
                                                    --------------   ---------------------
                                                    MEAN    MEDIAN   CURRENT   ACQUISITION
                                                    -----   ------   -------   -----------
ENTERPRISE VALUE TO EBITDA
  Latest Twelve Months............................   5.75x   3.84x     1.22x       1.70x
  December 31, 2001...............................   7.38x   7.03x      .69x        .96x
  December 31, 2002...............................   7.15x   4.43x     1.39x       1.94x
PRICE TO CASH FLOW PER SHARE
  Latest Twelve Months............................   4.67x   3.15x      .51x        .71x
  December 31, 2001...............................   3.88x   3.91x      .69x        .96x
  December 31, 2002...............................   5.26x   4.23x      .53x        .74x
PRICE TO EARNINGS PER SHARE
  Latest Twelve Months............................  13.97x  15.14x    18.33x      25.58x
  December 31, 2001...............................   5.18x   4.02x        0x          0x
  December 31, 2002...............................   8.94x   4.98x        0x          0x
PRICE TO RABUV* PER SHARE.........................     77%     72%       66%         92%

---------------

* RABUV, or Risk Adjusted Break-Up Value per share, is a calculation based on risked discounted cash flow figures, plus working capital and other marketable assets, less long-term debt and the liquidation value of preferred stock.

     In reviewing the mean and median results for comparable companies, C.K. Cooper also took into consideration the pre-merger values of Miller. In particular, Miller traded at a deep discount to its peers in most categories of value including enterprise value to EBITDA, cash flow and earnings multiple. In taking into consideration the acquisition values, C.K. Cooper noted that in almost every category of comparison the acquisition price was a 39% premium to its pre-merger values, as demonstrated in the table above in the inferred premium between the values set forth in the Current and Acquisition columns under "Miller."

     In reviewing the history of Miller, C.K. Cooper determined that in part, the market had discounted the value of Miller based on several factors;

     - Continued declines in oil and natural gas production volumes and proved reserves;

     - Inability of Miller to access capital to develop Miller's significant undeveloped properties; and

     - Ongoing litigation with K2 Energy Corp. regarding Miller's Montana acreage impeding the development and value of these assets.

     Given these factors, the financial markets did not value Miller as an on-going operation and, therefore, shares were severely undervalued compared to its peers. In reviewing the comparison of Miller and the transaction values to comparable companies, C.K. Cooper did not recognize a significant improvement in all categories of value compared to pre-merger multiples.

  Comparable Transactions Analysis

     C.K. Cooper conducted a comparable transaction analysis by examining the terms of selected publicly disclosed acquisitions of businesses involved in the exploration and production industry from 2001 through 2003, which have transaction enterprise values of less than $500 million, which C.K. Cooper considered reasonably comparable to the Edge /Miller merger. The transactions analyzed included:

     - Evergreen Resources, Inc./Carbon Energy, Inc.

     - Plains Resources Inc./3TEC Energy Corp.

     - Ascent Energy Inc./Pontotoc Production

     - Douglas H. Miller & ER Acquisitions, Inc./EXCO Resources, Inc.

     - Beta Oil & Gas, Inc./Red River Energy, Inc.

     - Ocean Energy, Inc./Texoil, Inc.

     - Cortez Oil & Gas, Inc./Home Stake Oil & Gas Company

     C.K. Cooper compared transaction enterprise value to the latest twelve months EBITDA prior to the merger of Miller with those of the comparable target companies. Transaction enterprise value is defined as transaction equity value plus book value of debt and liquidation or market value of preferred stock, less excess cash and cash equivalents.

     In addition, C.K. Cooper compared transaction enterprise value with proved reserve volume and the standardized measure of discounted cash flow value of the target companies. The standardized measure of discounted cash flow is the value of future net cash flows for proved reserves after taxes discounted at 10%. Reserve volumes for Miller is based on management estimates.

                                                               COMPARABLE
                                                              TRANSACTIONS
                                                             ---------------
                                                              MEAN    MEDIAN   MILLER
                                                             ------   ------   ------
Related Transaction Enterprise Value to:
Proved Reserve Volume (BOE)................................  $ 6.99   $ 7.11   $11.21
Standardized Measure of Discounted Cash Flow Value.........      85%      91%      67%
Transaction Enterprise Value to Latest Twelve Months
  EBITDA...................................................   14.59x   13.53x    1.70x

  Comparable Merger Premiums Analysis

     C.K. Cooper conducted a comparable merger premiums analysis by examining the terms of selected publicly disclosed acquisitions of businesses related to the exploration and production industry from 2001 through 2003, having transaction enterprise value of less than $500 million, which C.K. Cooper considered reasonably comparable to the merger. The transactions analyzed included:

     - Evergreen Resources, Inc./Carbon Energy Corporation

     - Plains Resources Inc./3TEC Energy Corporation

     - Ascent Energy Inc./Pontotoc Production Inc.

     C.K. Cooper compared the transaction enterprise value per share to the stock price one-day prior, one-week prior, and four weeks prior to public announcement.

                                                                COMPARABLE
                                                                 PREMIUMS
                                                              --------------
                                                              MEAN    MEDIAN   MILLER
                                                              -----   ------   ------
Transaction Enterprise Value per Share to:
1 Day Prior to Announcement.................................  14.7%   16.5%    42.8%
1 Week Prior to Announcement................................  16.8%   19.2%    32.0%
4 Weeks Prior to Announcement...............................  14.0%   17.9%    91.9%

  Historical Stock Trading Analysis

     C.K. Cooper reviewed the daily historical closing stock prices of Miller during the period May 1, 2000 to May 27, 2003. C.K. Cooper also reviewed price performance data of Miller for the year 2002 through May 27, 2003, as compared to the performance of comparable companies included in the Comparable Company Analysis.

     Shares of Miller trade on the NASDAQ SmallCap Market. Share volume has been sporadic during the period reviewed by C.K. Cooper with average daily volume of 9,590 shares. During this period, share prices have fluctuated from a low of $0.70 per share on October 11, 2002 to a high of $21.25 on October 6, 2000.

     Based upon this review, C.K. Cooper noted that the average closing price for Miller common stock from May 1, 2002 to May 27, 2003 was $3.80. Based on this average closing price, the implied premium of the acquisition price is 61%.

     In another review, C.K. Cooper noted that the average closing price for Miller common stock from April 27, 2003 to May 27, 2003 was $4.34. Based on this average closing price, the implied premium of the acquisition price is 41.4%.

     All of the stock prices for Miller common stock noted in this analysis reflect the one for 10 reverse stock split undertaken by Miller on October 11, 2002. Based on this review, the price being paid for shares of Miller common stock in the merger represents a premium of 61% over May 1, 2002 to May 27, 2003 average closing price of $3.80 and a 41.4% premium over the closing share price of $4.30 reported on the close of trading on May 28, 2003.

     Fee Arrangement

     C.K. Cooper was retained to render its opinion on the basis of its experience with mergers and acquisitions in the energy industry in general, and on the basis of its experience with companies in the exploration and production sector of the energy industry. C.K. Cooper is an investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, C.K. Cooper and its affiliates may actively trade in the equity securities of Miller for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     In addition, pursuant to a separate engagement letter from that related to the fairness opinion, C.K. Cooper acted as financial adviser to Miller in connection with the merger and will receive a fee equal to approximately one percent of the equity value of the transaction, or $127,000, for its services, all of which is contingent upon the consummation of the merger. C.K. Cooper and its affiliates have in the past provided, and may in the future provide, certain investment banking and financial services to Miller for which we have received, and expect to receive, compensation. Miller paid C.K. Cooper an aggregate of $35,000 for financial advisory services performed in 2002. Except as otherwise disclosed herein, there are no fees payable to C.K. Cooper for services previously provided to Miller.

     Pursuant to the terms of the engagement of C.K. Cooper with respect to the fairness opinion, Miller has agreed to pay C.K. Cooper a fee of $75,000, $10,000 of which was payable immediately upon execution of the engagement letter and another $15,000 of which was paid upon delivery of the opinion. The remaining $50,000 is payable to C.K. Cooper upon consummation of the merger. No portion of C.K. Cooper's fee with respect to the fairness opinion was contingent upon C.K. Cooper's delivery of a favorable opinion with respect to the proposed merger. Miller also agreed to reimburse C.K. Cooper for reasonable expenses and to indemnify C.K. Cooper and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of the engagement.

     Other than the engagements described above, C.K. Cooper has had no relationships with Miller or Edge. Following the merger, C.K. Cooper does not anticipate providing investment advisory or related services to Miller. However, C.K. Cooper and its affiliates may in the future seek the opportunity to provide investment banking and other financial services to Edge, for which it would expect to receive compensation in accordance with customary industry practice.

     C.K. Cooper Opinion

     As a result of its review and analysis, C.K. Cooper has determined that the merger ratio, as set forth in the merger agreement, is fair from a financial point of view to the stockholders of Miller.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Edge

     Edge does not believe that any of the Edge directors or executive officers have interests in the merger that are different from the interests of Edge stockholders generally.

  Miller

     In considering the recommendation of the board of directors of Miller to vote for the proposal to adopt the merger agreement, stockholders of Miller should be aware that certain members of the Miller board of directors and members of Miller's management team have agreements or arrangements that provide them with interests in the merger that are different from, or in addition to, those of Miller stockholders generally. The Miller board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to the stockholders of Miller that they vote for the proposal to adopt the merger agreement.

     Severance Bonuses. The Miller board of directors has adopted a severance plan whereby, within five days after consummation of the merger, each of Miller's executive officers and employees (including executive officers who are also directors) will receive a severance bonus equal, in most cases, to 20-weeks pay at such employee's current salary. As a result of the severance plan, Lew Murray, Miller's Vice President-Exploration, will receive a severance bonus of $41,094 at the effective time and Deanna Cannon, Miller's Chief Financial Officer, will receive a severance bonus of $37,212. In addition, Kelly E. Miller, Miller's Chief Executive Officer and a director, will receive a severance bonus of $15,000 and, at his request to the Miller board has been granted discretionary authority to allocate another $56,640 that otherwise would have been allocated to Mr. Miller, among Miller's employees other than himself, including the other executive officers.

     Retention Bonuses. The merger agreement requires Miller to establish a retention plan at or after the effective time of the merger. The purpose of the retention plan is to provide an incentive for certain employees of Miller, including the executive officers, to remain employed by Miller for a transition period of up to 90 days following the merger. Edge has determined that a total of seven Miller employees will be asked to participate in the retention plan, including the following executive officers of Miller:

OFFICER               RETENTION BONUS
-------               ---------------
Kelly Miller              $78,000
Lew Murray                $44,000
Deanna Cannon             $38,000

     Registration Rights Agreement. At the closing of the merger, Edge will enter into a registration rights agreement granting Guardian Energy Management Corp. and Kelly E. Miller, Miller's Chief Executive Officer, registration rights with respect to Edge common stock that they receive pursuant to the merger. The registration rights agreement will require that a shelf registration statement on Form S-3 be filed by Edge within 60 days of the merger to permit Guardian and Mr. Miller to sell the shares of Edge common stock they acquire in the merger on a delayed basis. Edge will be required to maintain the registration statement for a period of one year following the merger, and will be subject to customary terms, conditions, procedures and restrictions. See the section of this proxy statement/prospectus entitled "Other Agreements -- Registration Rights Agreement" beginning on page 74.

     Insurance and Indemnity. The merger agreement provides that the surviving entity in the merger shall indemnify the Miller officers and directors to the fullest extent permitted by law against all claims arising from acts and omissions (and alleged acts and omissions) by them in such capacity occurring before the effective time. In addition, for a period of six years from the effective time, Edge and the surviving entity shall cause to be maintained officers' and directors' liability insurance for those currently covered in such capacities by Miller, although Edge is not required to pay in any year for such insurance an amount in excess of 200% of the premium paid by Miller at the time the merger agreement was signed.

     Ownership of Edge Shares. Mr. Paul Halpern and Mr. Robert Boeve, Miller directors, beneficially owned an aggregate of approximately 40,000 and 1,000 shares, respectively, of Edge common stock as of the date the Miller board voted to recommend the merger agreement to the Miller stockholders.

     Stock Options. Each executive officer of Miller has been granted options to purchase Miller common stock for an exercise price of $0.10 per share. The number of shares potentially exercisable by each executive officer is as set forth below:

OFFICER                                 SHARES
-------                                 ------
Kelly Miller, Chief Executive Officer   10,000
Lew Murray, Vice President-Exploration   6,000
Deanna Cannon, Chief Financial Officer   1,200

     The options will vest in full and become immediately exercisable in the event that the headquarters for Miller is moved from Traverse City, Michigan. The options terminate 90 days after termination of the executive's employment. Pursuant to the merger agreement, Edge has agreed to assume all outstanding options to purchase Miller common stock, which shall become options to purchase Edge common stock subject to the adjustments set forth in the merger agreement.

     Interests in Properties -- Miller. Two of Miller's directors, Messrs. Robert Boeve and C.E. Miller, having overriding royalty interests, working interests or other similar interests in certain Miller properties that will continue to be operated by Miller, as a subsidiary of Edge, following the merger. Mr. Miller's aggregate revenue interest in ten Miller properties is 64.8 percent, for which he has received net cash payments totaling $4,103,113 for the three-year period ending September 30, 2003. Mr. Boeve's aggregate revenue interest in one Miller property is 1.2 percent, for which he has received net cash payments totaling $7,462 for the three-year period ending September 30, 2003. Neither Mr. Miller nor Mr. Boeve will be an officer, director or employee of Edge following the merger.

     Interests in Properties -- Edge. Three of Edge's directors, Messrs. Vincent Andrews, Stanley Raphael and John Sfondrini, directly or indirectly through various partnership interests, own over-riding royalty interests, working interests or similar interests in numerous properties which will continue to be owned by Edge following the merger. From January 1, 2000 through September 30, 2003, Mr. Andrews' ownership interests resulted in net cash payments of $536,610. From January 1, 2000 through September 30, 2003 Mr. Raphael's ownership resulted in net cash payments to him of $74,718. From January 1, 2000 through September 30, 2003 Mr. Sfondrini's ownership interests resulted in net cash payments to him of $613,591.

EDGE AFTER THE MERGER

     After the completion of the merger, John W. Elias, the current Chairman of the Board, President and Chief Executive Officer of Edge, will remain in his current position with Edge. The other executive officers of Edge are also expected to continue to serve in their respective positions. The merger does not affect the status of any of the current directors of Edge. No additional directors will be added to the board as a result of the merger.

EXCHANGE OF MILLER COMMON STOCK CERTIFICATES FOR EDGE COMMON STOCK CERTIFICATES

     Conversion of Miller Common Stock. Subject to the rights of dissenting stockholders discussed in the subsection "Rights of Dissenting Stockholders" below, once the merger becomes effective, each outstanding share of Miller common stock will be converted into the right to receive the number of shares of Edge common stock which is equal to the merger ratio. The merger ratio will equal (a)(1) $12.7 million divided by (2) the average closing price of Edge common stock over a 20 trading day period ending five days prior to the date of the Miller stockholders' meeting to consider the merger (which date we refer to as the Determination Time), with an agreed price range between a maximum of $5.00 per share of Edge common stock and a minimum of $4.70 per share of Edge common stock divided by (b) the sum of (1) the number of shares of Miller common stock outstanding as of Determination

Time (other than certain excluded shares which as of the date of this joint proxy statement/prospectus were 59,304 shares and which in no event will exceed 61,250 shares) and (2) 6,373. Based upon the number of shares of Miller common stock outstanding as of the date of this joint proxy statement/ prospectus, the merger ratio would range from approximately 1.22 (assuming a maximum value per share of Edge common stock of $5.00 per share) to 1.30 (assuming a minimum value per share of Edge common stock of $4.70 per share).

     After the effective time of the merger, each certificate representing Miller common stock will represent only a right to receive, without interest, upon surrender, the number of shares of Edge common stock which is equal to the merger ratio and cash for fractional shares, if any.

     No dividends or distributions declared or made after the merger becomes effective with a record date after such time will be paid to a holder of certificates formerly representing shares of Miller common stock until certificates reflecting such common stock have been surrendered in accordance with the merger agreement. Subject to applicable laws, upon such surrender, the record holder of each surrendered certificate will be paid, without interest, the amount of dividends or other distributions with a record date after the time when the merger becomes effective, but if the payment date for any such dividend or distribution payable has not occurred prior to such surrender, payments will occur at the designated payment date.

     After the time the merger becomes effective, upon presentation of certificates for Miller common stock, those certificates will be cancelled and exchanged as set forth in the merger agreement. The merger will not affect Edge common stock or the stock of Merger Sub that are issued and outstanding immediately prior to the effective time of the merger.

     Surrender and Payment. Prior to the effective time of the merger, Edge will deposit with Computershare Trust Company, Inc., the exchange agent for the merger, certificates representing the Edge common stock to be issued. Promptly after the effective time of the merger, the exchange agent will send to each holder of record of Miller common stock a letter of transmittal and instructions for use in effecting the exchange of their certificates for Edge common stock. The exchange agent will exchange the Edge common stock, as appropriate, for surrendered Miller common stock pursuant to the terms of the merger agreement.

     Before any person, entity or organization that is not the record holder of surrendered Miller common stock receives any of the merger consideration discussed above, (1) the surrendered stock certificates must be properly endorsed or otherwise in proper form for transfer and (2) the person, entity or organization owning the Miller common stock must pay the exchange agent any transfer or other taxes required as a result of such issuance of merger consideration unless he, she or it establishes to the exchange agent's satisfaction that such tax has been paid or is not applicable.

     Any shares of Edge common stock that remain unclaimed one year after the effective time of the merger will be returned to Edge. Any holder of Miller common stock who has not exchanged their certificates representing such stock prior to that time may thereafter look only to Edge to exchange their stock certificates that they are entitled to pursuant to the merger agreement. Neither Miller, the exchange agent, nor Edge or Merger Sub will be liable to any holder of Miller common stock certificates for any amount paid, or merger consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

CONVERSION OF STOCK OPTIONS AND ASSUMPTION OF STOCK PLANS AND WARRANTS

     Pursuant to the merger agreement, each option and warrant to acquire Miller common stock that is outstanding at the effective time of the merger will remain outstanding and be assumed by Edge. Each option and warrant to acquire Miller common stock, the Miller stock plan under which an option was issued and the related option agreement, will be generally subject to the same terms and conditions as under the applicable Miller stock plan and option agreement or warrant, except that immediately following the effective time of the merger, each such option and warrant will be exercisable for the number of shares of Edge common stock that is equal to the product (rounded to the nearest whole share) of the number of shares of Miller common stock subject to the option or warrant immediately prior to the effective time of the merger, multiplied by the merger ratio, and the exercise or strike price of such option or warrant, as applicable, will be an amount (rounded down to the nearest whole cent) equal to the exercise or strike price of such option or warrant, as applicable, immediately prior to the effective time of the merger, divided by the merger ratio. All Miller employee and director options terminate if unexercised within 90 days of termination of employment, or resignation or removal as a director.

EMPLOYEE BENEFIT MATTERS

     On or before the effective time of the merger, Miller will establish a retention plan for the purpose of retaining certain employees of Miller following the merger. Neither the retention plan nor any provision of the merger agreement contain any provisions guaranteeing any employee of Miller with continued employment following the merger. However, an employee participating in the retention plan who is terminated, other than for cause, prior to the 90th day following the merger will be entitled to receive the amount he would have received had he not been terminated. Additionally, while not part of the merger agreement, the board of directors of Miller has adopted a severance plan whereby each of Miller's executive officers and employees (including executive officers who are also directors) will receive a severance bonus equal, in most cases, to 20-weeks pay at such employees' current salary.

     Further, the Miller Oil Corporation Savings Plan has been terminated. However, the assets held in the Savings Plan will not be distributed until after the anticipated effective time of the merger.

     The matters described in this section are summaries of provisions of the merger agreement that are subject to waiver or amendment by the parties to the merger agreement. These provisions are not intended to grant third party beneficiary rights to any person that is not a party to the merger agreement.

DIVIDENDS

     Neither Edge nor Miller is currently paying dividends on its common stock. After the merger, Edge intends to retain its earnings to finance the expansion of its business and for general corporate purposes. The payment of future dividends will be determined by the Edge board of directors in light of conditions then existing, including its earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors.

ACCOUNTING TREATMENT AND CONSIDERATIONS

     Edge will account for the merger using the purchase method of accounting, with Edge treated as the acquiror. As a result, the assets and liabilities of Edge will be recorded at historical amounts, without restatement to fair values. The assets and liabilities of Miller will be recorded at their estimated fair values at the date of the merger. We expect to record the difference in the total purchase price and the sum of the fair values of Miller's assets and liabilities as an adjustment to Miller's oil and natural gas properties. The total purchase price is currently projected based on the estimated number of shares of Edge common stock to be issued in the merger and the average trading price of Edge common stock for a period immediately before and after the announcement of the merger, plus other costs directly related to the merger. The number of shares of Edge common stock actually issued in the merger will depend on the merger ratio that is used and the number of shares of Miller common stock for which shares of Edge common stock will be exchanged. Our current estimate of the total purchase price and the number of shares of Edge common stock to be issued could both change based on changes in the quoted price of Edge common stock and the number of outstanding shares of Miller common stock that occur prior to the merger being completed. The calculated purchase price is for accounting purposes only and is not indicative of the price at which Edge common stock will trade immediately before the completion of the merger or the value of the Edge common stock to be received by common stockholder of Miller in connection with the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the anticipated material U.S. federal income tax consequences of the merger. In connection with the filing of the registration statement of which this document is a part, Vinson & Elkins L.L.P. has provided an opinion to Miller. The legal conclusions set forth below with respect to U.S. federal income tax consequences of the merger to Miller and stockholders of Miller constitute the opinion of Vinson & Elkins. The opinion of Vinson & Elkins relies on customary assumptions and factual representations contained in officer's certificates of Miller, Edge and Merger Sub. If any of these assumptions or factual representations are inaccurate, the opinion could be affected.

     This discussion applies only to holders of Miller common stock that are U.S. holders. For purposes of this discussion, a U.S. holder is a beneficial owner of Miller common stock that is:

     - an individual citizen or resident of the United States,

     - a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United Sates or of a state of the United States or the District of Columbia, or

     - a trust or estate treated, for U.S. tax purposes, as a domestic trust or estate.

     In the case of a holder that is a partnership, determinations as to tax consequences will generally be made at the partner level, but special considerations not here set forth may apply. This discussion does not address all tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Internal Revenue Code of 1986, as amended, including:

     - insurance companies,

     - financial institutions,

     - mutual funds,

     - dealers in securities or foreign currency,

     - traders in securities that elect to mark to market,

     - tax-exempt organizations,

     - foreign persons,

     - U.S. expatriates,

     - persons who do not hold shares of Miller common stock as capital assets,

     - persons who hold shares of Miller common stock as part of a straddle, hedge, constructive sale or conversion transaction for U.S. federal income tax purposes, and

     - individuals who received shares of Miller common stock pursuant to the exercise of employee stock options or otherwise as compensation.

     This discussion is limited to U.S. federal income tax considerations and provides no information on tax consequences of the merger, if any, under applicable foreign, state, local and other tax laws. This discussion is based on the provisions of the Internal Revenue Code, applicable Treasury Regulations thereunder, IRS rulings and judicial decisions in effect as of the date of this document. We can give no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of this discussion. Any such change or interpretation could apply retroactively and could affect the accuracy of this discussion. Neither Edge nor Miller will seek rulings from the IRS concerning the tax consequences of the merger.

     WE STRONGLY ENCOURAGE EACH MILLER STOCKHOLDER TO CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

     Additional Tax Opinion Regarding the Merger

     Completion of the merger is conditioned upon the receipt by Miller of an additional written opinion, dated as of the closing date, of Vinson & Elkins to the effect that for U.S. federal income tax purposes:

     - the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code, and

     - no gain or loss will be recognized by the stockholders of Miller who exchange Miller common stock solely for Edge common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Edge common stock.

     This additional opinion will be based upon customary assumptions and representations, including representations of Miller, Edge and Merger Sub. If Miller fails to receive an additional opinion that satisfies the requirements set forth above or agrees to waive the condition relating to its receipt of the additional opinion, Miller will circulate revised materials to its stockholders and will resolicit proxies from its stockholders if the U.S. federal income tax consequences of the merger to its stockholders are materially different from those described below.

     Tax Consequences of the Merger to Miller, Edge and Merger Sub

     None of Miller, Edge or Merger Sub will recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

     Tax Consequences of the Merger to Miller Stockholders

     U.S. holders of Miller common stock will not recognize gain or loss for U.S. federal income tax purposes on the receipt pursuant to the merger of Edge common stock in exchange for Miller common stock, except to the extent they receive cash in lieu of fractional shares of Edge common stock.

     The aggregate tax basis of the Edge common stock received by a U.S. holder of Miller common stock, including any fractional share deemed received, will be equal to the tax basis of the Miller common stock exchanged therefor. The holding period of such Edge common stock will include the holding period of the Miller common stock exchanged therefor, provided that the shares of Miller common stock are held as capital assets at the effective time of the merger.

     A U.S. holder of Miller common stock who receives cash in lieu of a fractional share of Edge common stock will be treated as having received this fractional share as a part of the exchange and having it redeemed by Edge for cash. Therefore, such Miller stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash so received and the tax basis of the Miller common stock allocable to this fractional share. This gain or loss will constitute capital gain or loss if the stockholder held the Miller common stock as a capital asset at the time of the merger and will be long-term capital gain or loss if the holding period was greater than one year at the effective time of the merger. In the case of an individual, any such long-term capital gain will be subject to a maximum federal income tax rate of 15%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

     A holder of Miller common stock may be subject, under certain circumstances, to backup withholding at a rate of 28% with respect to the amount of cash, if any, received in lieu of a fractional share interest unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the IRS.

REGULATORY MATTERS

     At any time before the completion of the merger, any of the relevant governmental authorities or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger or to cause Edge or Miller to divest assets or businesses as a condition to completing the merger. Neither Edge nor Miller can assure you that a challenge to the merger will not be made or, if a challenge is made, that Edge or Miller will prevail.

     Furthermore, any of the relevant governmental authorities or a private person or entity could seek, under antitrust laws, to take action against Edge or Miller after the completion of the merger. Edge and Miller are unable to predict whether any action will be taken or what the outcome of any action may be.

     The parties' obligation to complete the merger is subject to the condition that no decree, order or injunction of a court of competent jurisdiction prohibits the completion of the merger. The parties agreed, however, that before invoking this condition, they would comply with the provisions described in the following paragraph. The parties agreed in all other cases to use commercially reasonable best efforts to have the decree, order or injunction lifted or vacated before invoking the condition. The parties also conditioned the completion of the merger on there being no statute, rule or regulation of a governmental authority that prohibits the merger or would make it unlawful.

     Under the merger agreement, the parties agreed to use their commercially reasonable best efforts to cooperate in determining which filings need to be made and which consents, approvals, permits or authorizations will need to be obtained prior to the completion of the merger. The parties also agreed to use their commercially reasonable best efforts to make or obtain all material filings, consents, approvals, permits or authorizations in a timely manner and to furnish each other with necessary information and reasonable assistance in so doing. Under the merger agreement, the parties must use their commercially reasonable best efforts to take any and all steps necessary to obtain any consents or eliminate any impediments to the merger. Under the merger agreement, Edge is not required to dispose of any assets or to consent to the disposition of Miller's assets, limit its freedom of action with respect to any of its businesses or consent to such limits on Miller's freedom of action, or obtain any consents or approvals to remove any antitrust-related impediments to the completion of the merger, unless the action to be taken would not have a material adverse effect on Edge and which action may be conditioned on completion of the merger.

FEDERAL SECURITIES LAWS CONSEQUENCES; RESALE RESTRICTIONS

     All of the following securities will be freely transferable, except for restrictions applicable to "affiliates" of Miller under the Securities Act of 1933:

     - all shares of Edge common stock issued to Miller's common stockholders in connection with the merger,

     - all warrants to purchase shares of Edge common stock deemed to be issued to holders of warrants to purchase shares of Miller common stock as a result of Edge's assumption of those warrants in the merger, and

     - all shares of Edge common stock issued upon exercise of those warrants and options to purchase shares of Miller common stock outstanding at the effective time of the merger.

     Affiliates may resell those shares or warrants they receive only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Miller for these purposes generally include individuals or entities that control, are controlled by, or are under common control with, Miller, and would not include securityholders who are not executive officers, directors or significant stockholders of Miller.

     The merger agreement requires Miller to prepare and deliver a list that identifies all persons whom Miller believes may be deemed to be affiliates of Miller prior to the completion of the merger. Miller is also required, pursuant to the merger agreement, to use its commercially reasonable best efforts to cause each person it identifies on the list as a potential affiliate to deliver to Edge, at or prior to the completion of the merger, a written agreement that the affiliate will not sell, pledge, transfer or otherwise dispose of any of the Edge common shares issued to the affiliate pursuant to the merger unless the sale, pledge, transfer or other disposition meets one of the following criteria:

     - it is made pursuant to an effective registration statement filed under the Securities Act;

     - it is in compliance with Rule 145; or

     - it is in the opinion of counsel otherwise exempt from the registration requirements of the Securities Act.

     Edge's receipt of the agreement described above from each potential Rule 145 affiliate is a condition to its obligation to complete the merger.

     This joint proxy statement/prospectus does not cover any resales of Edge common stock or warrants to purchase Edge common stock, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale. See "Other Agreements -- Registration Rights" for information regarding registration rights to be granted in connection with the merger.

RIGHTS OF DISSENTING STOCKHOLDERS

     Under Section 262 of the DGCL, a Miller stockholder who desires to object to the merger and to receive cash in the amount of the appraised fair market value of his, her or its shares of Miller common stock, instead of shares of Edge common stock, must follow the procedure described below. If the merger is consummated, a holder of record of Miller common stock (except for those who have signed stockholder agreements as described herein) on the date of making a demand for appraisal, as described below, will be entitled to have the fair value of those shares appraised by the Delaware Court of Chancery under Section 262 of the DGCL and to receive payment for the "fair value" of those shares instead of the merger consideration. In order to be eligible to receive this payment, however, a stockholder must (1) continue to hold such stockholder's shares through the time of the merger and (2) strictly comply with the procedures described in Section 262.

     The following is a summary of appraisal rights under Delaware law. This summary is qualified in its entirety by reference to Section 262 of the DGCL, which is attached as Annex C of this joint proxy statement/prospectus. Failure to strictly follow the procedures set forth in Section 262 of the DGCL may result in the loss, termination or waiver of your rights to appraisal of your Miller shares. A Miller stockholder who signs a proxy card approving the adoption of the merger agreement or who returns a blank executed proxy will not have a right to assert appraisal rights.

     Each Miller stockholder who wishes to seek an appraisal must deliver a written demand for appraisal to Miller and must not vote in favor of adopting the merger agreement. The written demand must be received by Miller before the stockholder vote on the merger agreement takes place at the special meeting. The written demand must be separate from any proxy or vote abstaining from or voting against adopting the merger agreement. Merely voting against adopting the merger agreement or abstaining from the vote will not preserve a Miller stockholder's appraisal rights.

     A Miller stockholder who wishes to exercise appraisal rights should mail or deliver a written demand to Miller at its executive offices set forth in the section entitled "Summary -- The Companies" beginning on page 3 of this joint proxy statement/prospectus or, alternatively, should deliver the written demand to Miller at Miller's special meeting. The written demand should specify the stockholder's name and mailing address and the number of shares of Miller common stock owned by the stockholder. Each Miller stockholder who elects to exercise appraisal rights is responsible for ensuring that his, her or its written demand is received by Miller before the vote occurs at the Miller special meeting.

     If the merger is completed, Miller must provide notice of the effective date of the merger to all Miller stockholders who have complied with the notice and voting requirements within 10 days of the effective time of the merger.

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     A stockholder who wishes to withdraw his, her or its demand for appraisal rights must do so within 60 days after the merger becomes effective. A stockholder may also withdraw a demand for appraisal rights after the 60 days have passed, but only with Miller's written consent. A stockholder who effectively withdraws his, her or its demand for appraisal will receive the merger consideration provided for in the merger agreement.

     Within 120 days after the effective time of the merger, any Miller stockholder who has complied with the notice and voting requirements of Section 262 of the DGCL is entitled, after written request to Miller, to receive a statement listing the aggregate number of shares of Miller common stock with respect to which Miller received timely demands for appraisal and that were not voted in favor of adopting the merger agreement. Also within 120 days after the effective time of the merger, either Miller or any holder of Miller common stock who has complied with the above requirements for seeking appraisal may file a petition with the Delaware Court of Chancery. This petition should request that the court determine the value of the shares of Miller common stock held by all of the stockholders entitled to appraisal rights. Stockholders who intend to exercise their appraisal rights should file this petition, as Miller has no intention at this time of making the filing. Because Miller has no obligation to file the petition, if no stockholder files a petition within 120 days after the effective time of the merger, all stockholders will lose their appraisal rights. If the court receives a qualifying petition from a stockholder, it will send a copy to Miller. Within 20 days of receipt of the petition, Miller is required to file a list with the Register of the Chancery setting forth the names and addresses of all stockholders who have made demands for appraisal and with whom Miller has not reached an agreement as to the value of their shares.

     If a petition for appraisal is timely filed, the court will determine at a hearing which Miller stockholders are entitled to appraisal rights and will appraise the shares of Miller common stock held by those stockholders. The court will determine the fair value of such shares after taking into account all relevant factors, but excluding any value arising from the accomplishment or expectation of the merger.

     Miller stockholders that are considering seeking appraisal should be aware that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as, or less than the value of the Edge shares they would otherwise receive in the merger. Stockholders should also be aware that the opinion of an investment banking firm that the merger is fair is not an opinion that the merger consideration is the same as the fair value under
Section 262 of the DGCL.

     The provisions of Section 262 of the DGCL are technical and complex. Stockholders who fail to comply strictly with the procedures of Section 262 of the DGCL will lose their appraisal rights. Miller stockholders who wish to exercise appraisal rights and obtain appraisal of the fair value of their Miller common stock should consult an attorney.

     If Miller stockholders beneficially holding more than 15% of Miller common stock outstanding and entitled to vote at the special meeting exercise their appraisal rights under Delaware law, then Edge will not be obligated to complete the merger. However, Edge may nevertheless waive its right not to complete the merger if the 15% threshold is exceeded.

STOCK EXCHANGE LISTING

     Edge common stock to be issued to Miller's common stockholders in the merger will be listed on the NASDAQ National Market subject to official notice of issuance. The completion of the merger is conditioned upon the Nasdaq's authorization for listing.

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                              THE MERGER AGREEMENT

     At the effective time of the merger, Merger Sub, a direct, wholly owned subsidiary of Edge organized under the laws of Delaware, will merge with and into Miller with Miller surviving as a direct subsidiary of Edge. The closing of the merger will take place promptly after all of the conditions to the merger are fulfilled or waived. The merger will become effective at the time Edge, Merger Sub and Miller cause to be executed and filed a certificate of merger with the Secretary of State of the State of Delaware or at a later time as they agree and designate in a certificate of merger.

     In the merger, each holder of shares of Miller common stock will receive, for each share of Miller common stock held, the number of shares which is equal to the merger ratio. The merger ratio will equal (a)(1) $12.7 million divided by
(2) the average closing price of Edge common stock over a 20 trading day period ending five days prior to the date of the Miller stockholders' meeting to consider the merger (which date we refer to as the "Determination Time"), with an agreed price range between a maximum of $5.00 per share of Edge common stock and a minimum of $4.70 per share of Edge common stock divided by (b) the sum of
(1) the number of shares of Miller common stock outstanding as of Determination Time (other than certain excluded shares which as of the date of this joint proxy statement/prospectus were 59,304 shares and which in no event will be more than 61,250 shares) and (2) 6,373 (which number represents (a) the sum of (1) 60,050 (representing shares of Miller common stock issuable upon the exercise of the warrants issued to Veritas DGC Land, Inc., which was exercised on a "cashless" basis on October 7, 2003 resulting in the net issuance of 59,304 shares) and (2) 1,200 (representing shares of Miller common stock issuable pursuant to specified in-the-money options issued to directors) less (b) 54,877 (representing shares of Miller common stock which were recently issued as compensation to directors of Miller). Based upon the number of shares of Miller common stock outstanding as of the date of this joint proxy statement/prospectus, the merger ratio would range from 1.22 (assuming a maximum value per share of Edge common stock of $5.00 per share) to 1.30 (assuming a minimum value per share of Edge common stock of $4.70 per share). Based upon the number of shares of Miller common stock outstanding as of the date of this joint proxy statement/prospectus and given a merger ratio of between 1.22 and 1.30 shares of Edge common stock for each share of Miller common stock, Edge would issue between approximately 2,597,475 and 2,767,801 shares of Edge common stock in the merger which would result in the former Miller stockholders holding an approximate ownership interest in Edge of between 21% and 23% after the merger. Subject to the effect of the collar on the valuation of Edge's common stock for purposes of determining the merger ratio, increases in the value of the Edge common stock prior to the Determination Time will have an inverse effect on the number of shares that the Miller stockholders will receive in the merger.

     Each option to purchase shares of Miller common stock granted to Miller employees and directors under Miller's stock option plans that is outstanding and not yet exercised before completing the merger will become an option to purchase shares of Edge common stock. Each warrant to purchase shares of Miller common stock will be assumed by Edge and become a warrant to purchase Edge common stock. In each case, such option or warrant will be adjusted by (1) multiplying the number of shares of Miller common stock which the option or warrant is convertible to by the merger ratio and (2) dividing the exercise or strike price, as applicable, by the merger ratio.

     If Edge changes the number of shares of its common stock or Miller changes the number of shares of its common stock that are issued and outstanding, in either case as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, before the effectiveness of the merger, the merger ratio and other items dependent thereon shall be adjusted appropriately.

     Concurrently with the execution and delivery of the merger agreement, (1) certain affiliates of Miller are entering into stockholder agreements with Edge and (2) certain affiliates of Edge are entering into stockholder agreements with Miller, in each case providing for, among other things, the voting of shares of Miller common stock or Edge common stock, as applicable, owned by such affiliates. See "Other Agreements -- Stockholder Agreements."

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COVENANTS

  Interim Operations

     Except as otherwise specifically permitted by the merger agreement and Edge's and Miller's disclosure letters related thereto, Edge and Miller agreed to take or refrain from taking the actions described below from the date of the merger agreement until the merger is completed. Compliance with these covenants may only be modified by the written consent of the parties.

     Each of Edge and Miller:

     - will promptly make available to the other party any SEC filings it makes;

     - will not, except as may be required as a result of a change in generally accepted accounting principles, change any of the material accounting principles or practices used by it;

     - will not, and will cause its subsidiaries not to, purchase or otherwise acquire any shares of capital stock of the other party;

     - will not take any action that is reasonably likely to delay materially or adversely affect the ability of either of the parties to obtain any consent, authorization, order or approval of governmental or other regulatory authorities; and

     - will not take any action that would reasonably be expected to result in any condition in any of the foregoing covenants or any covenant below applicable to it not being satisfied.

     In addition to the covenants that apply to both Edge and Miller, Miller:

     - will, and will cause each of its subsidiaries, to conduct its operations according to its usual, regular and ordinary course in substantially the same manner as previously conducted and not introduce any new methods of management or operation that in the aggregate are material to its business;

     - will use its commercially reasonable best efforts, and will cause each of its subsidiaries to use its commercially reasonable best efforts, to preserve intact its business organizations and goodwill, keep available the services of its officers and employees and maintain satisfactory business relationships with them;

     - will not amend or propose to amend its certificate of incorporation or bylaws;

     - will promptly notify Edge of any material change in its condition or business or any termination, cancellation, repudiation or material breach of any material contract of Miller, respectively, or any material litigation or proceedings or material governmental complaints, investigations, inquiries or hearings or any material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings or the breach in any material respect of any representation or warranty contained in the merger agreement;

     - will not, and will not permit any of its subsidiaries to, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of the merger agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization;

     - will not, and will not permit any of its subsidiaries to, grant, confer or award any new option, warrant, conversion right or other right not existing on the date of the merger agreement to acquire any shares of its capital stock;

     - will not, and will not permit any of its subsidiaries to, amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its capital stock existing on the date of the merger agreement;

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

     - will not, and will not permit any of its subsidiaries to, with respect to any of its officers or directors or former, present or future employees (excluding future officers or directors), increase any compensation or benefits, or enter into, amend or extend any employment or consulting agreement;

     - will not, and will not permit any of its subsidiaries to, adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law or the merger agreement) any existing employee benefit plan in any material respect;

     - will not, and will not permit any of its subsidiaries to, terminate any executive officer without cause or give any executive officer a right to terminate employment if the termination would entitle such executive officer to receive enhanced separation payments upon consummation of the merger;

     - will not, and will not permit any of its subsidiaries to, permit any holder of an option to acquire shares of its capital stock to have shares withheld upon exercise, for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;

     - will not (1) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (2) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for any such action;

     - will not, and will not permit any of its subsidiaries to, except for contractual commitments in effect on the date of the merger agreement and disclosed to Edge by Miller, sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of its assets (including capital stock of its subsidiaries) which are, individually or in the aggregate, material to it and its subsidiaries as a whole, except for (1) sales of surplus or obsolete equipment, (2) sales of hydrocarbons in the ordinary course of business, or (3) sales, leases or other transfers between such party and its wholly owned subsidiaries or between those subsidiaries;

     - will not, and will not permit any of its subsidiaries to, negotiate for the acquisition of any business or the start-up of any new business or acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

     - will, and will cause each of its subsidiaries to, use its commercially reasonable best efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage;

     - will not make or rescind any material tax election;

     - will not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation and/or controversy relating to taxes;

     - will not change in any material respect any of its methods of reporting related to taxes, except as may be required by applicable laws;

     - will not, and will not permit any of its subsidiaries to, incur any debt or guarantee any debt;

     - will not, and will not permit any of its subsidiaries to, issue or sell any debt securities or warrants or rights to acquire any of its debt securities or those of any of its subsidiaries or guarantee any debt securities of others;

     - will not, except in the ordinary course of business or with or between its subsidiaries, enter into any material lease or create any material mortgages, liens, security interests or other encumbrances on its property in connection with any indebtedness thereof;

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

     - will not make or commit to make capital expenditures that, individually or in the aggregate, exceed $100,000 per quarter for each quarter from the date of the merger agreement to the effective time of the merger, excluding capital expenditures to repair damage covered by insurance;

     - will not terminate, amend, modify or waive any provision of any agreement containing a standstill covenant to which it is a party and during such period, will enforce, to the fullest extent permitted under applicable law, the provisions of any agreement containing a standstill covenant, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof, unless the board of directors consults with outside legal counsel and concludes in good faith that doing so would be inconsistent with the board's fiduciary duties;

     - will with respect to its and its subsidiaries' oil and gas operations:

      - operate and maintain or cause to be operated and maintained, to the extent of their contractual rights to do so, its oil and gas properties and assets or any unit of which its oil and gas properties and assets are a part, as a reasonable prudent operator and in a good and workmanlike manner in accordance with all applicable laws, rules, regulations and orders and the terms of the respective applicable operating and other agreements;

      - maintain its oil and gas leases, unit agreements, pooling agreements, communitization agreements, orders or declarations and other documents creating interests comprising its oil and gas properties and assets and all permits, licenses and similar rights and privileges relative thereto in full force and effect (except for abandonment of its oil and gas leases not capable of producing oil, gas or other minerals covered thereby in commercial quantities after the expiration of their respective primary terms) and comply with all material express or implied covenants therein and perform all of their material obligations under contracts relating to or affecting its oil and gas properties and assets;

      - exercise due diligence in safeguarding and maintaining secure and confidential all seismic, geological and geophysical maps, data and information and other confidential data in their possession relating primarily to its oil and gas properties and assets;

      - pay or cause to be paid all rentals, royalties, shut-in royalties, minimum royalties and other costs and expenses incurred in connection with its oil and gas properties and assets before they become delinquent, except royalties held in suspense in the ordinary course of business, royalties being claimed on take-or-pay payments and expenses being contested in good faith in the ordinary course of business by appropriate action;

      - inform Edge of all requests for commitments to expend funds in excess of $50,000 with respect to any of its oil and gas properties and assets and will not, without providing Edge a reasonable opportunity to instruct Miller, agree to participate in any operation proposed after the date hereof relating to any of its oil and gas properties and assets and requiring an expenditure in excess of $50,000; and

      - maintain all wells, fixtures, facilities, personal property and equipment included in its oil and gas properties and assets in at least as good a condition as they were in at the date hereof, except for ordinary wear and tear incurred during such period, and remove no material portions thereof from its oil and gas properties and assets, except portions that are replaced with other personal property, fixtures or improvements of equal or greater value and usefulness;

     - will not with respect to its and its subsidiaries' oil and gas operations:

      - abandon any well on any of its oil and gas properties and assets capable of commercial production, or release or abandon any of its oil and gas properties and assets (except for abandonment of oil and gas leases not capable of producing oil, gas or other minerals covered thereby in commercial quantities after the expiration of their respective primary terms);

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      - enter into any gas sales or purchase contract (together with any supplier-purchaser relationship or dedication accompanying such contract) not terminable at will (without penalty) on notice of 60 days or less; or

      - commence any drilling, reworking, completing or other operations on its oil and gas properties and other assets operated by them, and not consent or become a non-consenting party with respect to the commencement of any drilling, reworking, completing or other operations on its oil and gas properties and other assets not operated by Miller or its subsidiaries (except emergency operations) without obtaining the prior written consent of Edge; provided that such prior written consent of Edge will not be required with respect to (1) any single operation or series of related operations for which the amount of expenditure or liability attributable to Miller's interest is less than $50,000, (2) expenditures set forth on Miller's disclosure letter that Miller or its subsidiaries was obligated to undertake prior to the date of the merger agreement and (3) any circumstances by which Miller or its subsidiaries becomes a nonconsenting party, but makes a binding offer open for a 10-day period for Edge to farm-out the oil and gas property pursuant to a mutually acceptable form of farm-out agreement;

     - will, prior to the closing date of the merger, take the corporate actions necessary to terminate the Miller's savings plan, which termination will be effective prior to the effective date of the merger and whereby the assets held in connection with the Miller savings plan will be distributed following the effective date of the merger; and

     - will not (1) agree in writing or otherwise to take any of the foregoing prohibited actions or (2) permit any of its subsidiaries to agree in writing or otherwise to take any of the foregoing prohibited actions that refer to subsidiaries.

     In addition to the covenants that apply to both Edge and Miller, Edge:

     - will, and will cause its subsidiaries to, conduct its operations in accordance with the primary business focus of Edge and its subsidiaries, taken as a whole;

     - will use its commercially reasonable best efforts, and will cause each of its subsidiaries to use its commercially reasonable best efforts, to preserve intact its business organizations and goodwill;

     - will not amend or propose to amend its certificate of incorporation or bylaws;

     - will promptly notify Miller of any material change in its condition (financial or otherwise) or business or any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained in the merger agreement;

     - will not, and will cause its subsidiaries not to, (1) issue or sell any shares of Edge's capital stock or the capital stock of any of its subsidiaries (or securities convertible into or exchangeable for capital stock) for less than $4.70 per share of Edge common stock or Edge common stock equivalent, except for issuances (x) pursuant to employee benefit plans or (y) pursuant to outstanding options, warrants or convertible securities in accordance with their terms, in each case of (x) and (y) as in existence on the date of the merger agreement and (2) will not issue to holders of Edge's capital stock any rights to purchase any shares of Edge's capital stock for less than the fair market value thereof (other than pursuant to a customary stockholder rights plan);

     - will not (1) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than pursuant to a customary stockholder rights plan) or (2) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for any such action, in each case at a price below the then fair market value of such capital stock;

     - during the period beginning five business days prior to the mailing of this joint proxy statement/ prospectus and ending at the effective date of the merger, will not (and will cause its subsidiaries

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       not to) redeem, repurchase or otherwise acquire any shares of Edge common stock (other than pursuant to existing employee benefit plans) and other than in accordance with Regulation M; and

     - other than any acquisition, series of acquisitions, related or unrelated
       (1) as to which the target company or the assets being acquired are not primarily engaged in, or not primarily used in, the exploration, development or production of crude oil or natural gas or other minerals and for which the aggregate purchase price is not in excess of $1 million, or (2) as to which the (A) target company or the assets being acquired are primarily engaged in or primarily used in the exploration, development or production of crude oil or natural gas or other minerals and (B) which does not result in a debt-to-capital ratio in excess of 50% after giving effect to the acquisition, will not, and will not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

  Additional Agreements

     Pursuant to the merger agreement, Edge and Miller also agreed that:

     - Edge will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws, to convene a meeting of its stockholders as promptly as practicable (regardless of whether or not the board of directors of Miller or Edge, withdraws, modifies or changes its recommendation and declaration regarding such matters) to consider and vote upon the issuance of shares of Edge common stock pursuant to the merger and, at its discretion, an amendment of its incentive plan to increase the number of shares of Edge common stock reserved for issuance under the plan;

     - Miller will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable (regardless of whether or not the board of directors of Miller or Edge withdraws, modifies or changes its recommendation and declaration regarding such matters) to consider and vote upon the adoption of the merger agreement;

     - the parties will coordinate and cooperate with respect to the timing of their respective stockholder meetings and use their commercially reasonable best efforts to hold such meetings on the same day;

     - the parties will submit such matters to their stockholders for approval with a recommendation from the respective party's board for the stockholders to approve such matters;

     - the board of directors of either party may, prior to the adoption of the merger agreement by a vote of the holders of a majority of the outstanding shares of Miller common stock entitled to vote thereon and upon two business days' prior written notice to the other party, (1) withdraw, modify or change any recommendation and declaration regarding such matters or (2) recommend and declare advisable any superior proposal for Miller subject to certain limitations set forth in the merger agreement;

     - the parties will use their commercially reasonable best efforts to cooperate with one another in:

      - determining which filings the parties must make before the effective time of the merger with, and which consents, approvals, permits or authorizations the parties must obtain before the effective time of the merger from governmental or regulatory authorities of the United States and other jurisdictions in connection with the merger and the related transactions; and

      - making all such filings and seeking all such consents, approvals, permits or authorizations in a timely manner without causing a material adverse effect on either party;

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     - the parties will promptly notify each other of any communication from any governmental authority concerning the merger agreement or related transactions and permit the other party to review in advance any proposed communication to any governmental entity;

     - the parties will not participate in any meeting or discussion with any governmental entity regarding any filing, investigation or other inquiry about the merger agreement or related transactions, unless the other party is consulted in advance and given the opportunity to attend and participate;

     - the parties will furnish each other with copies of all correspondence, filings and communications between them and their affiliates and their respective representatives on the one hand, and any governmental or regulatory authorities on the other hand, with respect to the merger agreement and related transactions;

     - the parties will use commercially reasonable best efforts to avoid the entry of, or to have vacated, terminated or modified, any decree, order or judgment that would restrain, prevent or delay the closing of the merger;

     - the parties will use their commercially reasonable best efforts to take any and all steps necessary to obtain any consents or eliminate any impediments to the merger;

     - nothing in the merger agreement will require Edge (1) to dispose of any of its assets, (2) to limit its freedom of action with respect to any of its businesses, (3) to consent to any disposition of Miller's assets or
       (4) to consent to limit Miller's freedom of action with respect to any of its businesses;

     - the parties will not take actions, cause actions to be taken or fail to take actions, as a result of which the merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code;

     - the parties will provide each other with access to their respective properties, records, files and other information as each party may reasonably request, subject to certain limitations set forth in the merger agreement;

     - each party will obtain the written consent of the other party prior to issuing any press release regarding the merger;

     - the parties will cooperate with each other and promptly prepare, and Edge, in consultation with Miller, will file with the SEC, as soon as practicable, a registration statement on Form S-4 under the Securities Act with respect to the shares of Edge common stock issuable in the merger;

     - the parties, in consultation with each other, will cause this joint proxy statement/prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder;

     - Edge will use its commercially reasonable best efforts, and Miller shall cooperate with Edge, to have the Form S-4 declared effective by the SEC as promptly as practicable;

     - Edge will use its commercially reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary non-U.S., state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by the merger agreement and will pay all expenses incident thereto;

     - Edge will advise Miller, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Edge common stock issuable in connection with the merger for offering or sale in any jurisdiction or any request by the SEC for amendment of this joint proxy statement/prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information;

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     - the parties will promptly provide each other with copies of all written correspondence received from the SEC and summaries of all oral comments received from the SEC in connection with the transactions contemplated by the merger agreement;

     - the parties will promptly provide each other with drafts of all correspondence intended to be sent to the SEC in connection with the transactions contemplated by the merger agreement and allow the other party the opportunity to comment thereon prior to delivery to the SEC;

     - the parties will use their commercially reasonable best efforts to cause this proxy statement/ prospectus to be mailed to their stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act;

     - the parties will ensure that the information they provide for inclusion in this joint proxy statement/ prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of the parties, or, in the case of information provided for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it becomes effective, (1) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (2) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act;

     - Edge will promptly prepare and submit to the Nasdaq a listing application covering the shares of Edge common stock issuable in the merger and will use its commercially reasonable best efforts to obtain, prior to the effective time of the merger, approval for the listing of such shares of Edge common stock, subject to official notice of issuance;

     - each party will use its commercially reasonable best efforts to have timely delivered to the other party a "comfort letter" from its independent public accountants;

     - Miller will provide Edge, before the effective time of the merger, a list of persons who Miller believes to be its Rule 145 affiliates, and Miller will use its commercially reasonable best efforts to obtain from each Rule 145 affiliate a written agreement not to transfer shares of Edge common stock issued to such person pursuant to the merger except (1) pursuant to an effective registration statement, (2) in compliance with Rule 145 under the Securities Act or (3) pursuant to an exemption from the registration requirements under the Securities Act;

     - each party will pay all costs and expenses incurred by it in connection with the merger, regardless of whether the merger is consummated, other than costs that are specified to be shared or reimbursed under the merger agreement;

     - the surviving entity will indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the effective time of the merger, an officer or director of Miller and each person who served at the request of Miller as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise against all losses, claims, damages, liabilities, costs or expenses (subject to certain limitations with respect to attorneys' fees), judgments, fines, penalties and amounts paid in settlement (with the written consent of the surviving party) in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the effective time of the merger;

     - the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation and bylaws of Miller with respect to matters occurring through the effective time of the merger, will survive the merger and any subsequent mergers, consolidations or substantial transfers of Edge, the surviving entity or any of their respective successors or assigns;

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     - Edge will maintain officers' and directors' liability insurance for a period of six years after the effective time of the merger covering certain indemnified parties subject to certain limitations with respect to the cost of the insurance and those persons to be covered thereby;

     - the parties will grant such approvals and take such actions necessary to overcome any takeover statutes and consummate the merger;

     - Miller will promptly notify Edge of any demand it receives for appraisal of Miller common stock and will not, without the prior written consent of Edge, offer, or accept an offer, to settle, or make or otherwise commit to make any payment in respect of, any such demand;

     - Edge will have the right to participate in and direct all negotiations and proceedings with respect to any demands for appraisal of Miller common stock;

     - Miller will not make any representations or promises to employees of Miller concerning continued employment following the merger, or the terms and conditions of that employment, except as requested or consented to by Edge;

     - Miller will establish a retention plan for the purpose of retaining the services of certain Miller employees, to be effective as of the effective time of the merger, with the amount of any payments under such plan to be determined by Edge;

     - Miller will properly approve and adopt, for purposes of exemption from "short-swing" liability under Section 16(b) of the Exchange Act, a board resolution concerning the conversion at the effective time of the merger of the shares of Miller common stock held by officers and directors of Miller into shares of Edge common stock and cash as a result of the conversion of the shares in the Merger, and the assumption by Edge at the effective time of the merger of certain options and warrants of Miller;

     - Miller will set forth in such board resolution the name of the applicable "insiders" for purposes of Section 16 of the Exchange Act, the number of securities to be acquired by each individual, that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act and, for those options and warrants of Miller to be assumed by Edge at the effective time of the merger, the material terms of the options and warrants to purchase Edge common stock acquired by such insiders as a result of the assumption of such options and warrants by Edge; and

     - Edge will execute and deliver a Registration Rights Agreement in substantially the form attached to the merger agreement.

     See "The Merger -- Interests of Certain Persons in the Merger," "The
Merger -- Employee Benefit Matters" and "The Merger -- Regulatory Matters" for a description of additional agreements between Edge and Miller under the merger agreement.

SOLICITATION

     None of Miller, its subsidiaries, its officers or directors or the officers and directors of its subsidiaries will, and Miller will direct and use its best efforts to cause its employees, agents or representatives not to, directly or indirectly, solicit, initiate or encourage or take any action designed to facilitate, directly or indirectly, any inquiry, proposal or offer with respect to a tender or exchange offer, or to merge, consolidate, purchase or otherwise acquire the assets or capital stock of Miller, except for sales of hydrocarbons in the ordinary course of business and the sale of Miller's interest in the N. Monroeville Field. Any such proposal, offer or transaction may be referred to in this joint proxy statement/prospectus as a "Miller acquisition proposal."

     Miller will not cooperate with, assist, participate or engage in any discussions or negotiations concerning a Miller acquisition proposal. Miller agreed to cease immediately and terminate any existing

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negotiations with any parties with respect to any of the foregoing. However, nothing contained in the merger agreement prevents Miller or its board of directors from:

     - complying with Rule 14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to a Miller acquisition proposal;

     - before Miller's stockholders approve the merger, providing information to or engaging in any negotiations with any person who has made an unsolicited bona fide written Miller acquisition proposal with respect to at least fifty percent (50%) of the outstanding capital stock of Miller or at least fifty percent (50%) of the assets of Miller and that, in the good faith judgment of the board of directors of Miller, taking into account:

      - the identity of the person making the Miller acquisition proposal;

      - all legal, financial, regulatory and other aspects of the proposal; and

      - the likelihood of financing and consummation,

      and after considering the advice of its legal counsel and financial advisor could reasonably be expected to be consummated without undue delay and represents a transaction more favorable than the merger, to the extent the board of directors, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations. Any information so provided is required to be provided pursuant to a confidentiality agreement at least as favorable to Miller as the confidentiality agreement entered into with Edge in connection with the merger that does not contain terms that prevent Miller from complying with its no-solicitation obligations under the merger agreement; or

     - entering into an agreement with respect to an acquisition of Miller by a third party, provided that such agreement is not binding on Miller or any of Miller's subsidiaries and does not create any liability on Miller, its subsidiaries or Edge.

     If Miller intends to participate in any discussions or negotiations or to provide any information to any third party, Miller is required to:

     - give prompt prior oral and written notice to Edge of each such action;

     - immediately notify Edge orally and in writing of any requests for information or the receipt of any Miller acquisition proposal or inquiry with respect to or that could lead to a Miller acquisition proposal, including the identity of the person or group (1) engaging in such discussions or negotiations, (2) requesting such information or (3) making such Miller acquisition proposal, and the material terms and conditions of any Miller acquisition proposal;

     - keep Edge fully informed on a timely basis of the status and details, including any changes or proposed changes to such status or details, of any such requests, Miller acquisition proposals or inquiries; and

     - provide to Edge as soon as practicable after receipt or delivery thereof, copies of all correspondence and other written material sent or provided to Miller from any third party, or sent or provided by Miller to any third party, in connection with any Miller acquisition proposal.

     Miller agrees that during the term of the merger agreement, Miller will not enter into any agreement with any person that provides for, or in any way facilitates, a Miller acquisition proposal, other than:

     - a confidentiality and standstill agreement in reasonably customary form with terms at least as favorable to Miller as the confidentiality agreement entered into with Edge and which does not contain terms that prevent Miller from complying with its obligations under the merger agreement, and

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     - an agreement which:

      - is not and expressly states that it is not binding upon Miller or its subsidiaries and does not create any liability upon or obligation of Miller or its subsidiaries or Edge and its subsidiaries unless and until such time as the merger agreement is terminated pursuant to the terms of the merger agreement (other than as a result of a breach of the merger agreement by Miller or its subsidiaries),

      - will terminate upon the effective date of the merger,

      - without limiting the generality of the foregoing, will not have the effect of directly or indirectly causing Miller or its subsidiaries to take any action or refrain from taking any action prior to the effective date of the merger agreement, nor cause Miller or its subsidiaries to incur any liability or obligation in respect of any action or inaction occurring prior to the termination of the merger agreement, and

      - specifically states that notwithstanding anything to the contrary contained in such agreement, the merger agreement shall control with respect to such agreement.

REPRESENTATIONS AND WARRANTIES

     Miller, on the one hand, and Edge and Merger Sub, on the other hand, have made various representations and warranties in the merger agreement which, in the cases of Miller and Edge, are substantially reciprocal. Those representations and warranties pertain to:

     - the organization, good standing and foreign qualification of the parties and their subsidiaries;

     - the authorization, execution, delivery and enforceability of the merger agreement and related matters;

     - capitalization;

     - subsidiaries;

     - compliance with laws and possession of permits;

     - whether each party's execution and delivery of the merger agreement or consummation of the transactions contemplated thereby causes any conflict with charter documents, a default under any material agreements or a violation of any applicable law;

     - the documents and reports that the parties have filed with the SEC;

     - litigation;

     - whether certain events, changes or effects have occurred from December 31, 2002 to the date of the merger agreement;

     - taxes;

     - retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

     - labor matters;

     - environmental matters;

     - intellectual property matters;

     - material court orders and decrees;

     - maintenance of insurance;

     - brokerage and similar fees;

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     - beneficial ownership of each other party's common shares;

     - the stockholder votes required in connection with the merger agreement;

     - liabilities not disclosed in the materials related to the merger;

     - improper payments;

     - takeover statutes and rights plans;

     - title to properties and any liens and encumbrances thereto;

     - reserve report; and

     - gas contracts.

     In addition, Miller has also made representations and warranties regarding:

     - actions taken to render certain takeover provisions in its certificate of incorporation and certain restrictions set forth in the DGCL and other takeover law inapplicable,

     - refraining from granting any tax benefit rights pursuant to the Miller Stock Option and Restricted Stock Plan of 1997,

     - the delivery to Edge of the opinion of Miller's financial advisers, and

     - certain contracts.

     Edge and Merger Sub have also made representations and warranties regarding:

     - the capital stock and purpose of Merger Sub,

     - the filing of a listing application with the Nasdaq, and

     - certain contracts.

     None of these representations and warranties will survive after the effective time of the merger. After a representation and warranty has terminated and expired, no claim for damages or other relief may be made or prosecuted through litigation or otherwise by any person who would have been entitled to that relief on the basis of that representation and warranty prior to its termination and expiration.

CONDITIONS TO THE MERGER

  Conditions to Each Party's Obligations to Effect the Merger

     Each of Miller, Edge and Merger Sub will be obligated to effect the merger only if the following conditions are satisfied or waived at or before the closing date of the merger.

     Stockholder Approval. Miller must have received the required approval of its common stockholders to approve the merger and adopt the merger agreement. Edge must have received the required approval of its common stockholders to issue shares of Edge common stock pursuant to the merger and as and to the extent required by the rules of the Nasdaq.

     No Injunctions or Restraints. None of the parties to the merger agreement shall be subject to any decree, order or injunction of a court of competent jurisdiction that prohibits the merger. No governmental authority shall have enacted any statute, rule or regulation that prohibits the merger or makes it unlawful.

     Registration Statement. The SEC shall have declared the registration statement, of which this joint proxy statement/prospectus forms a part, to be effective, and no stop order concerning the registration statement shall be in effect.

     Listing on the NASDAQ National Market System. The Nasdaq shall have authorized for listing the shares of Edge common stock to be issued pursuant to the merger.

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  Additional Conditions to the Obligation of Miller to Effect the Merger

     Miller is not obligated to effect the merger unless the following additional conditions are satisfied or waived at or before the closing date of the merger.

     Covenants, Representations and Warranties. Edge and Merger Sub shall have performed in all material respects the covenants and agreements that the merger agreement requires them to perform on or prior to the closing date of the merger. The representations and warranties of Edge and Merger Sub contained in the merger agreement that are qualified as to materiality or material adverse effect on Edge must be true and correct in all respects as of the closing date of the merger. The representations and warranties of Edge and Merger Sub in the merger agreement that are not qualified as to materiality or material adverse effect on Edge must be true and correct in all respects as of the closing date of the merger, except for breaches of representations and inaccuracies in warranties that do not and could not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Edge. However, representations and warranties made as to an earlier date need only be so true and correct as of such earlier date.

     Miller is entitled to receive a certificate of each of Edge and Merger Sub, executed by a respective president or vice president and dated the closing date of the merger, certifying that Edge's and Merger Sub's representations and warranties are true and correct; provided that, the failure to deliver the foregoing certificate will not in itself constitute a breach of the merger agreement if such failure is the result of such officer's inability to truthfully make such certification as of the closing date of the merger other than as a result of (1) the failure to comply with any covenant contained in the merger agreement by Edge or Merger Sub or (2) any representation or warranty which was not true as of the date of the merger agreement.

     Tax Opinion. Vinson & Elkins L.L.P., counsel to Miller, shall have delivered to Miller an opinion, in form and substance reasonably satisfactory to Miller, dated the closing date of the merger, a copy of which shall be furnished to Edge to the effect that the merger will qualify as a reorganization under
Section 368(a) of the U.S. Internal Revenue Code and no gain or loss will be recognized for United States federal income tax purposes by the Miller stockholders who exchange Miller common stock solely for Edge common stock (except with respect to cash received in lieu of fractional shares). In rendering its opinion, Vinson & Elkins L.L.P. will be entitled to make certain assumptions and receive and rely upon representations of officers of Edge, Miller, and Merger Sub as of the closing date of the merger.

     No Material Adverse Effect. At any time after the date of the merger agreement, no event or occurrence shall have occurred that has had or is reasonably likely to have a material adverse effect on Edge. For purposes of the merger agreement, "material adverse effect" means a material adverse effect or change in:

     - the business, assets, liabilities condition (financial or otherwise) results of operations, or prospects of a party and its subsidiaries; or

     - the ability of the party to consummate the transactions contemplated by the merger agreement or to fulfill the conditions to closing.

  Additional Conditions to the Obligation of Edge and Merger Sub to Effect the Merger

     Edge and Merger Sub are not obligated to effect the merger unless the following additional conditions are satisfied or waived at or before the closing date of the merger.

     Covenants, Representations and Warranties. Miller shall have performed in all material respects the covenants and agreements that the merger agreement requires it to perform on or prior to the closing date of the merger. The representations and warranties of Miller contained in the merger agreement that are qualified as to materiality or material adverse effect on Miller shall be true and correct in all respects as of the closing date of the merger. The representations and warranties of Miller contained in the merger agreement that are not qualified as to materiality or material adverse effect on Miller shall be true and

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correct as of the closing date of the merger, except for breaches of representations and inaccuracies in warranties that do not and are not reasonably likely to have, individually or in the aggregate, a material adverse effect on Miller.

     Edge is entitled to receive a certificate of Miller, executed by a president or vice president of Miller, certifying that Miller's representations and warranties are true and correct; provided that, the failure to deliver the foregoing certificate shall not in itself constitute a breach of the merger agreement if such failure is the result of such officer's inability to truthfully make such certification as of the closing date of the merger other than as a result of (1) the failure to comply with any covenant contained in the merger agreement by Miller or (2) any representation or warranty which was not true as of the date of the merger agreement.

     No Material Adverse Effect. At any time after the date of the merger agreement, no event or occurrence shall have occurred that has had or is reasonably likely to have a material adverse effect on Miller.

     Rule 145 Affiliate Agreements. Edge shall have received a written agreement from each person who is an "affiliate" of Miller, as defined under Rule 145 of the Securities Act, in which each such person agrees not to sell, pledge, transfer or otherwise dispose of any Edge common stock received in the merger except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

     Appraisal Demands. The aggregate number of shares held by holders of Miller common stock who have made demands for appraisal in accordance with the DGCL shall not exceed 15% of the shares of Miller common stock outstanding and entitled to vote at the Miller meeting of stockholders.

     Ownership Interests. Edge shall have received an agreement from Eagle Investments, Inc. representing to Edge as to the ownership interest of Eagle in the properties in which Miller has an interest.

     Bank Consent. Miller shall have either (1) obtained the required consent to the merger from the lender under Miller's credit facility in a form reasonably satisfactory to Edge or (2) demonstrated to the reasonable satisfaction of Edge that such consent is no longer required.

TERMINATION OF THE MERGER AGREEMENT

     Miller and Edge may terminate the merger agreement by mutual written consent.

     Either the Miller board of directors or the Edge board of directors may terminate the merger agreement if:

     - the merger has not been consummated by March 31, 2004; provided, however, the party desiring to terminate the merger agreement for this reason must not have failed to perform or observe in any material respect any of its obligations under the merger agreement in any manner that caused the merger not to occur on or before that date;

     - the Miller stockholders do not vote in favor of adoption of the merger agreement at the Miller special meeting;

     - the Edge stockholders do not vote in favor of the issuance of Edge common stock at the Edge special meeting; or

     - a U.S. federal or state or non-U.S. court of competent jurisdiction or federal or state or non-U.S. governmental, regulatory or administrative agency or commission has issued an order, decree or ruling or injunction which prohibits the consummation of the merger. However, the party seeking to terminate the merger agreement for this reason must have complied with the covenants in the merger agreement which generally relate to antitrust, tax and other governmental filings and approvals and, with respect to other matters, used its commercially reasonable best efforts to remove such injunction, decree or order.

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     Miller may terminate the merger agreement if:

     - Edge or Merger Sub has breached any representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty of Edge or Merger Sub has become untrue, in either case such that a condition to the merger would not be satisfied, and such breach is not curable or, if curable, is not cured within 30 days after Miller gives written notice of the breach to Edge;

     - there has been an event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of the merger agreement, a material adverse effect on Edge that has not been cured at the time of the termination of the merger agreement;

     - the board of directors of Edge has failed to recommend to its stockholders or withdrawn or materially modified, in a manner adverse to Miller, its approval or recommendation of the issuance of shares of Edge common stock pursuant to the merger, or resolve to do so;

     - the board of directors of Edge has failed to recommend against a tender or exchange offer for the acquisition of 50% or more of the voting power of Edge's outstanding capital stock within the time periods prescribed under Rule 14d-9 and Rule 14e-2 under the Exchange Act; or

     - Edge has entered into or the board of directors of Edge has recommended a transaction, proposal or offer involving the acquisition, directly or indirectly, for consideration consisting of cash and/or securities, of 50% or more of the shares of Edge's capital stock then outstanding, voting securities representing 50% or more of the voting power of the then outstanding shares of Edge capital stock, or all or substantially all of the assets of Edge.

     Edge may terminate the merger agreement if:

     - Miller has breached any representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty of Miller has become untrue, in either case such that a condition to the merger would not be satisfied, and such breach is not curable or, if curable, is not cured within 30 days after Edge gives written notice of the breach to Miller;

     - there has been an event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of the merger agreement, a material adverse effect on Miller that has not been cured at the time of the termination of the merger agreement; or

     - the board of directors of Miller has failed to recommend to its stockholders or withdrawn or materially modified, in a manner adverse to Edge, its approval or recommendation of the merger or recommended a competing acquisition proposal for Miller, or resolved to do so.

TERMINATION FEES AND EXPENSE REIMBURSEMENT

     Miller is required to pay Edge a cash termination fee of $345,000 plus all out-of-pocket expenses paid or payable to third parties which do not in the aggregate exceed $500,000 and which are incurred by Edge and for which reasonable documentation is supplied with respect to the transactions contemplated by the merger agreement at the time of such termination if the merger agreement is terminated as follows:

     - by Miller or Edge because Miller fails to obtain stockholder approval for the adoption of the merger agreement; or

     - by Edge because the board of directors of Miller has withdrawn or materially modified, in a manner adverse to Edge, its approval or recommendation of the merger, or recommended a competing acquisition proposal for Miller, or resolved to do so.

     Edge is required to pay Miller a fee of $345,000 plus all out-of-pocket expenses paid or payable to third parties which do not in the aggregate exceed $500,000 and which are incurred by Miller and for

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which reasonable documentation is supplied with respect to the transactions contemplated by the merger agreement at the time of such termination if the merger agreement is terminated as follows:

     - by Miller or Edge because Edge fails to obtain stockholder approval for the issuance of common stock pursuant to the merger agreement;

     - by Miller because the board of directors of Edge has:

      - withdrawn or materially modified, in a manner adverse to Miller, its approval or recommendation of the issuance of shares of common stock, or resolved to do so;

      - failed to recommend against a tender or exchange offer for the acquisition for 50% or more of the voting power of Edge's outstanding common stock; or

      - recommended a transaction, proposal or offer involving the acquisition, directly or indirectly, for consideration consisting of cash and/or securities, of 50% or more of the shares of Edge's capital stock then outstanding, voting securities representing 50% or more of the voting power of the then outstanding shares of Edge common stock, or all or substantially all of the assets of Edge (referred to as an Edge Acquisition Proposal); or

     - by Miller because Edge has entered into an Edge Acquisition Proposal.

     In the event of termination of the merger agreement and the abandonment of the merger, all obligations of the parties under the merger agreement terminate, except the obligations of the parties with respect to termination fees, confidentiality and certain general provisions of the merger agreement; provided, however, neither party will be relieved from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

EXTENSION OR WAIVER

     At any time prior to the effective time of the merger, each party may, by action taken by its board of directors, extend the time for the performance of any of the obligations or other acts of the other parties to the merger, waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant thereto and waive compliance with any of the agreements or conditions for the benefit of such party contained therein. Any agreement on the part of a party thereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

AMENDMENT

     Each party may amend the merger agreement, by action taken or authorized by its board of directors, at any time before or after approval by the stockholders of the matters represented in connection with the merger. After stockholder approval by either party, neither party may amend the merger agreement if the law requires further approval of stockholders without obtaining such further approval.

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                                OTHER AGREEMENTS

STOCKHOLDER AGREEMENTS

     Concurrently with the execution and delivery of the merger agreement, (1) the directors of Miller, certain of their affiliates and Guardian entered into stockholder agreements with Edge (the form of which is attached hereto as Annex
I) and (2) the directors of Edge and certain of their affiliates entered into stockholder agreements with Miller (the form of such Edge stockholder agreements is attached hereto as Annex J), in each case providing for, among other things, the voting of shares of Miller common stock or Edge common stock, as applicable, owned by such persons.

     In the case of the Miller stockholder agreements, all of Miller's directors and certain of their affiliates, as well as Guardian, who collectively own an aggregate of 1,038,080 outstanding shares of Miller common stock (representing approximately 50.2% of the total outstanding shares of Miller common stock on the record date), agreed to vote their shares in favor of the adoption of the merger agreement. Such Miller stockholders further agreed pursuant to the Miller stockholder agreements to waive and not to exercise any applicable "appraisal rights" as contemplated by the DGCL or otherwise with respect to their shares in connection with the merger and the merger agreement. In the event that the board of directors of Miller withdraws, modifies or changes its recommendation with respect to the merger in accordance with the merger agreement, Guardian, owner of 370,371 outstanding shares of Miller common stock (representing approximately 18% of the total outstanding shares of Miller common stock on the record date), will no longer be bound by its obligations under the Miller stockholder agreement to vote in favor of the adoption of the merger agreement.

     In the case of the Edge stockholder agreements, all of Edge's directors and certain of their affiliates, who collectively own an aggregate of 394,520 outstanding shares of Edge common stock (representing approximately four percent of the total outstanding shares of Edge common stock) and who are also the deemed beneficial owners of 929,807 shares of Edge common stock, agreed to vote their 394,520 shares in favor of the issuance of Edge common stock in connection with the merger.

REGISTRATION RIGHTS AGREEMENT

     At the closing of the merger, Edge will enter into a registration rights agreement with Mr. Kelly E. Miller, Guardian and the Debra A. Miller Trust. Debra Miller is the spouse of Kelly E. Miller. Pursuant to the registration rights agreement, Edge will file a registration statement on Form S-3 not later than 60 days following the effective time of the merger. The registration statement, once declared effective by the SEC, will permit Mr. Kelly Miller and Guardian to sell in the open market their respective "registrable securities" consisting of shares of Edge common stock received by them in the merger, any shares received as a dividend on such Edge shares and, in the case of Guardian, the shares of Edge common stock acquired pursuant to the exercise of the warrants it holds for Miller common stock which are being assumed by Edge in the merger. Edge will maintain the registration statement for so long as Mr. Kelly Miller and Guardian:

     - have not disposed of the registrable securities pursuant to an effective registration statement,

     - have not disposed of such registrable securities in a transaction exempt from the registration requirements of the Securities Act of 1933, or

     - may not immediately sell such registrable securities pursuant to Rule
       145.

     Pursuant to the registration rights agreement, each of Mr. Kelly Miller and Guardian will, upon the request of the managing underwriter for any underwriting offering of Edge securities, not sell or otherwise dispose of an Edge common stock held by them, respectively, for a period of time not to exceed 90 days; provided that this obligation is subject to the condition that all executive officers and directors enter into similar agreements. In addition, Mr. Kelly Miller and Guardian will suspend, upon the request of Edge, any disposition of registrable securities pursuant to the registration statement during any period, not to exceed one 45-day period per circumstance and not to exceed 90 days in any 12-month period, when Edge determines in good faith that offers and sales should not be made because or material, undisclosed circumstances or developments with respect to which disclosure would be premature.

     The registration rights agreement sets forth customary registration procedures and requires customary indemnification and contribution by Edge and by the selling stockholders for losses related to untrue statements and omissions in a registration statement and for losses related to securities law violations. All expenses associated with the preparing and filing of the registration statement will be borne by Edge. All selling expenses will be borne pro rata by Mr. Kelly Miller and Guardian on the basis of the number of securities registered, except to the extent such expenses are specifically attributable to Mr. Kelly Miller or Guardian, in which case such expenses will be borne by the stockholder to which such expenses are attributable. The registration rights agreement also provides that Edge will use reasonable best efforts to timely file all required reports to enable stockholders to sell under Rule 144.

                     BUSINESS OF EDGE PETROLEUM CORPORATION

     This joint proxy statement/prospectus includes Edge's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 and Edge's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, which are attached as Annex D and E, respectively, to this joint proxy statement/prospectus. Please read Annex D and E for detailed information concerning Edge and its business, properties, regulation, management, operations, financial condition and recent financial performance as well as other important information.

     Edge Petroleum Corporation is an independent, oil and natural gas company engaged in the exploration, development, acquisition and production of crude oil and natural gas properties in the United States. At year-end 2002, Edge's net proved reserves were 49.0 Bcfe, comprised of 35.0 Bcf of natural gas, 810 thousand barrels of oil and 1,532 thousand barrels of plant products. Natural gas and natural gas liquids accounted for approximately 90% of those proved reserves. About 68% of total proved reserves were developed as of year-end and they were all located onshore, in the United States.

     Edge was founded in 1983 as a private company and went public in 1997 through an initial public offering. Edge has evolved over time from a prospect-generation organization focused solely on high-risk, high-reward exploration projects to a team-driven organization focused on a balanced program of exploration, exploitation, development and acquisition of oil and natural gas properties. Following a top-level management change in late 1998, a more disciplined style of business planning and management was integrated into our technology-driven drilling activities. Edge believes that these changes in its strategy and business discipline will result in continued growth in reserves, production and financial strength.

     Edge is a Delaware company with offices located at 1301 Travis, Suite 2000, Houston, Texas 77002. Its telephone number at that address is (713) 654-8960.

  Recent Developments

     On August 1, 2003, Edge announced that it had entered into an agreement with a private oil and gas company to acquire oil and gas properties in South Texas, for a purchase price, prior to normal purchase price adjustments at closing, of $9,100,000. The acquisition was effective as of July 1, 2003 and closing occurred on September 30, 2003. Based upon Edge's proved reserve assessment, the purchase is expected to add approximately 6.1 Bcfe of proved reserves. Estimated daily production from the purchased properties as of October 1, 2003 is approximately 1.8 Mcfe and the reserves and production stream are approximately 85% natural gas. Approximately 70% of the reserves are attributable to wells previously operated by the seller with Edge assuming operatorship at closing. Edge funded the acquisition from existing working capital and borrowings under its existing credit facility.

     Effective as of August 26, 2003, Edge entered into a new exploration venture to jointly explore for oil and natural gas in the Southeastern New Mexico portion of the Permian Basin with two private oil and gas companies, Pure Energy Group and Chisos Ltd. Edge and its co-explorers have agreed to the establishment of an area of mutual interest (the "AMI") covering all of Eddy and Lea Counties, as well as a portion of southern Chaves County. Within the AMI, Pure and Chisos own approximately 47,000 gross (27,000 net) acres of mineral fee and leasehold, which they have committed to the exploration venture.

     Edge will act as operator for the exploration venture and earn, subject to fulfillment of certain obligations, an assignment of an undivided 50% working interest and a 37.5% net revenue interest, proportionately reduced, in all acreage owned in the AMI. In order to earn the interests in the AMI properties, Edge will pay a fee of $2.7 million, $1 million at closing and the balance in 17 equal monthly installments, and commit to the drilling of four Grayburg/San Andres and six Atoka/Morrow wells within a 12 month time period. In addition to the fee, Edge will carry Pure and Chisos for certain costs in the obligation wells. All subsequent wells, new leasehold acreage and any other acquisitions will be done on a prorata basis by all parties.

     On October 21, 2003, Edge announced third quarter operational data. Eleven wells were logged during the third quarter. Eight wells were successfully completed and all but one is currently producing. Three wells were dry holes, for a success rate of 73% for the quarter. Through the end of the third quarter, Edge drilled 28 wells with six dry holes for a year-to-date success rate of 79%. Edge's third quarter production exit rate, including the South Texas acquisition described above, was approximately 28.5 MMcfe per day. Total production for the third quarter was estimated to be 2.2 Bcfe, an increase of approximately 25% over the second quarter.

                     BUSINESS OF MILLER EXPLORATION COMPANY

     This joint proxy statement/prospectus includes Miller's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended, and Miller's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, which are attached as Annex F1 and F2 (with respect to Miller's amended Form 10-K) and G (with respect to Miller's Form 10-Q), to this joint proxy statement/prospectus. Please read Annex F1, F2 and G for detailed information concerning Miller and its business, properties, regulation, management, operations, financial condition and recent financial performance as well as other important information.

     Miller is an independent oil and gas exploration and production company that has developed a base of producing properties and inventory of prospects concentrated primarily in the Mississippi Salt Basin of Central Mississippi and the Blackfeet Indian Reservation in Montana. Miller is the successor to Miller Oil Corporation, an independent oil and natural gas exploration and production business first established in Michigan by members of the Miller family in 1925.

     As of December 31, 2002, Miller owned an interest in 16 producing wells in the Mississippi Salt Basin that had an aggregate average production rate of 32.4 million cubic feet of natural gas equivalent per day ("MMcfe/d") gross (7.1 MMcfe/d net to Miller) at depths ranging from 10,800 to 17,900 feet.

     Miller is a Delaware corporation with its main offices located at 3104 Logan Valley Road, Traverse City, Michigan 49685.

     Recent Developments

     On May 20, 2003, Miller entered into a purchase and sale agreement, effective as of January 1, 2003, with Savannah Oil and Gas L.L.C. whereby Miller agreed to sell its Alabama properties to Savannah for a sales price of approximately $2.5 million. The subject properties had net proved reserves at December 31, 2002 of 0.7 Bcfe. The closing of the sale occurred on June 6, 2003. After giving effect to this transaction, Miller's remaining reserves as of December 31, 2002 would have been approximately 6.1 Bcfe.

     On May 27, 2003, Miller entered into a settlement agreement with K2 Energy Corporation and K2 America Corporation (collectively referred to as K2) whereby Miller and K2 have extinguished all claims and outstanding litigation between them regarding their respective interests located in the Blackfeet Indian Reservation in Glacier County, Montana.

     On June 9, 2003, Miller entered into a settlement agreement with Energy Drilling Corporation which covered the remaining unresolved claims under a lawsuit arising from a blowout on the Victor P. Vegas #1 Well operated by Miller. Energy Drilling had claimed that interest of approximately $205,000, and attorney's fees of approximately $121,000, were owed by Miller. As part of the settlement, Energy Drilling agreed to accept approximately $102,000 in interest plus the above attorney's fees. Miller's insurance carrier paid approximately $150,000 of this total claim amount of approximately $223,000 with the remaining balance of approximately $73,000 being paid by Miller.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Edge common stock is listed on the NASDAQ National Market under the symbol "EPEX." Miller common stock is quoted on the NASDAQ SmallCap Market under the symbol "MEXP." The following table sets forth, for the periods indicated, the high and low closing sale prices per share of the Edge common stock and the high and low closing sale prices per share of the Miller common stock on the NASDAQ National Market and the NASDAQ SmallCap Market, respectively. The closing sale prices for the Miller common stock has been adjusted to reflect the one for 10 reverse stock split effected by Miller on October 11, 2002.

                                                   EDGE              MILLER
                                               COMMON STOCK       COMMON STOCK
                                             ----------------   ----------------
                                             HIGH($)   LOW($)   HIGH($)   LOW($)
                                             -------   ------   -------   ------
                                               (PER SHARE)        (PER SHARE)
CALENDAR 2003
  First Quarter............................   4.47      3.72      3.15     1.24
  Second Quarter...........................   6.15      3.82      7.10     2.81
  Third Quarter............................   7.00      4.85      8.64     6.00
CALENDAR 2002
  First Quarter............................   5.84      4.77      8.00     4.00
  Second Quarter...........................   6.54      5.00      7.50     2.30
  Third Quarter............................   5.25      4.04      4.70     1.60
  Fourth Quarter...........................   4.27      2.80      2.20      .70
CALENDAR 2001
  First Quarter............................   9.50      6.88     16.25    10.63
  Second Quarter...........................   9.45      5.50     14.40     8.20
  Third Quarter............................   7.10      4.05     14.90     3.00
  Fourth Quarter...........................   5.74      4.16     11.90     6.00


     On May 28, 2003, the last full trading day before the public announcement of the proposed merger, the closing price of Edge common stock on the NASDAQ National Market was $5.63 per share and the closing price of Miller common stock on the NASDAQ SmallCap Market was $4.30 per share. As of October 29, 2003 the last reported closing price of Edge common stock on the NASDAQ National Market was $6.50 per share and the last reported closing price of Miller common stock on the NASDAQ SmallCap Market was $7.70 per share.



     As of October 29, 2003, there were approximately 183 record holders of Edge common stock, and there were approximately 107 record holders of Miller common stock.


NO HISTORY OF DIVIDENDS AND NO DIVIDENDS EXPECTED IN THE FORESEEABLE FUTURE

     Neither Edge nor Miller is currently paying dividends on its common stock. After the merger, Edge intends to retain its earnings to finance the expansion of its business and for general corporate purposes. Edge's ability to pay dividends is restricted by its current credit agreement. The payment of future dividends will be determined by Edge's board of directors in light of conditions then existing, including its earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

BACKGROUND

     The following unaudited condensed consolidated pro forma financial statements have been prepared to show the effect of the proposed merger between Edge and Miller. Edge is acquiring all of Miller's common stock in this stock-for-stock merger, and will use the purchase method of accounting to record this acquisition. Completion of the merger is subject to the voting approval for the merger by the Miller stockholders and voting approval for the issuance of Edge common stock by the Edge stockholders.

SOURCES OF INFORMATION

     The historical financial data of Edge and Miller used in these pro forma financial statements have been derived primarily from these companies' respective 2002 annual reports on Form 10-K and June 30, 2003 quarterly reports on Form 10-Q. These reports are incorporated by reference into this joint proxy statement/prospectus. Certain information (including substantial footnote disclosures) included in the annual and quarterly historical financial statements has been excluded in these condensed pro forma financial statements. You should read the annual and quarterly reports of Edge and Miller for additional information about these companies.

HOW THE PRO FORMA FINANCIAL STATEMENTS WERE PREPARED

     The condensed consolidated pro forma balance sheet was prepared without audit assuming the acquisition of Miller by Edge occurred on June 30, 2003. Edge is the acquiring company in this transaction, so the recorded amounts of its historical assets and liabilities were not restated in this pro forma balance sheet. Under the purchase method of accounting, Miller's assets and liabilities were first revalued to their estimated fair values. The total cost of the acquisition was determined based on the $14.3 million fair value of the Edge common stock to be transferred to Miller stockholders, plus other direct transaction costs of $0.7 million. This preliminary estimate of the total cost of the merger, $15.0 million, is then allocated among Miller's acquired assets and liabilities, including related deferred income taxes. When the total acquisition cost is greater than the total fair value of individually acquired net asset values, as it is in this case, the allocated acquisition cost of long-term assets (which in this case are oil and gas properties) is adjusted in purchase accounting.

     This pro forma balance sheet is based on management's preliminary estimates of acquired fair values and the costs of the merger. Miller's assets and liabilities when the acquisition is completed will be different than they were at June 30, 2003. The final costs of the transaction could also differ from the preliminary estimates used here. For these reasons, the actual purchase price allocation will differ from the amounts presented herein.

     The condensed consolidated pro forma income statements for the year ended December 31, 2002 and for the six-month period ended June 30, 2003 were each prepared without audit assuming the acquisition of Miller by Edge occurred on January 1, 2002. Certain reclassifications of the historical amounts reported by each company were made to help combine their results. These reclassifications include a change in Miller's historical presentation as an extraordinary item in its previously filed 2002 Form 10-K of a gain on early extinguishment of debt and related reduction in interest expense, as explained more fully in the section entitled "Summary -- Miller Selected Historical Consolidated Financial Data" elsewhere in this joint proxy statement/prospectus. These pro forma income statements are only an estimate of combining the historical income from continuing operations of these companies. The statements do not consider nonrecurring items included in the historical financial statements, such as the cumulative effects of changes in accounting principles.

     The pro forma income statements for 2002 and the first six months of 2003 have been adjusted to remove the estimated historical revenues, direct operating expenses and related depletion, depreciation and amortization expenses of certain of the aforementioned Alabama properties sold to a third party in June

2003. With these adjustments, the pro forma income statements include only the estimated historical income from continuing operations of Miller's properties being acquired by Edge in the merger.

     These pro forma financial statements do not purport to present what the combined financial position or results of operations of Edge and Miller would have been had the merger occurred on the dates indicated. They also cannot be relied upon as a projection of future results. These statements do not reflect cost savings and operating efficiencies Edge expects to achieve once the two companies' operations are combined. The pro forma statements also do not include future nonrecurring costs related to combining the companies' operations that will be charged to income as they are incurred. Edge management currently estimates such nonrecurring costs will total approximately $400,000, although the actual amount could be higher or lower. The pro forma statements should be read in conjunction with the historical financial statements of Edge and Miller, which are incorporated by reference in, and included in the Annexes of, this joint proxy statement/prospectus.

                           EDGE PETROLEUM CORPORATION

            UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2003

                                                                                           PRO FORMA
                                                                   HISTORICAL    -----------------------------
                                                HISTORICAL EDGE      MILLER      ADJUSTMENTS        ADJUSTED
                                                ---------------   ------------   ------------     ------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents.....................    $ 3,916,512     $  4,750,000   $         --     $  8,666,512
Accounts receivable, net......................      8,457,097        1,325,000             --        9,782,097
Current deferred tax asset....................      1,161,724               --             --        1,161,724
Other current assets..........................        940,788          580,000             --        1,520,788
                                                  -----------     ------------   ------------     ------------
  Total current assets........................     14,476,121        6,655,000             --       21,131,121
PROPERTY AND EQUIPMENT, Net -- full cost
  method of accounting for oil and natural gas
  properties..................................     78,145,295       14,002,000     (7,320,505)(b)   84,826,790
DEFERRED INCOME TAX...........................             --               --      3,557,653(c)     3,557,653
OTHER LONG-TERM ASSETS........................             --           33,000        (33,000)(a)           --
                                                  -----------     ------------   ------------     ------------
TOTAL ASSETS..................................    $92,621,416     $ 20,690,000   $ (3,795,852)    $109,515,564
                                                  ===========     ============   ============     ============


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable..............................    $   758,730     $    460,000   $         --     $  1,218,730
Accrued interest and other liabilities........      6,171,045        1,988,000        700,000(b)     8,859,045
Asset retirement obligation -- current
  portion.....................................        166,284          503,000       (303,000)(a)      366,284
Derivative financial instruments..............      2,037,573           37,000             --        2,074,573
                                                  -----------     ------------   ------------     ------------
  Total current liabilities...................      9,133,632        2,988,000        397,000       12,518,632
ASSET RETIREMENT OBLIGATION -- LONG-TERM
  PORTION.....................................        860,078               --        250,000(a)     1,110,078
DEFERRED INCOME TAXES.........................      1,133,180               --     (1,133,180)(c)           --
LONG-TERM DEBT................................     21,000,000               --             --       21,000,000
                                                  -----------     ------------   ------------     ------------
  Total liabilities...........................     32,126,890        2,988,000       (486,180)      34,628,710
                                                  -----------     ------------   ------------     ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 5,000,000
  shares authorized; none outstanding.........             --               --             --               --
Common stock warrants and options.............             --          851,000       (851,000)(a)           --
Common stock, $.01 par value; 25,000,000
  shares authorized; 9,517,266 shares issued
  and outstanding.............................         95,172           21,000          4,975(d)       121,147
Additional paid-in capital....................     56,923,862       77,771,000    (63,404,647)(d)   71,290,215
Retained earnings (deficit)...................      4,730,840      (60,904,000)    60,904,000(d)     4,730,840
Accumulated other comprehensive loss..........     (1,255,348)         (37,000)        37,000(d)    (1,255,348)
                                                  -----------     ------------   ------------     ------------
Total stockholders' equity....................     60,494,526       17,702,000     (3,309,672)      74,886,854
                                                  -----------     ------------   ------------     ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....    $92,621,416     $ 20,690,000   $ (3,795,852)    $109,515,564
                                                  ===========     ============   ============     ============

    The accompanying notes are an integral part of these unaudited condensed consolidated
                         pro forma financial statements

                           EDGE PETROLEUM CORPORATION

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2003

                                                                                     PRO FORMA
                                                                   ---------------------------------------------
                                                                           ADJUSTMENTS
                                                                   ----------------------------
                                                      HISTORICAL      ALABAMA
                                    HISTORICAL EDGE     MILLER     PROPERTY SALE       OTHER          COMBINED
                                    ---------------   ----------   -------------    -----------      -----------
OIL AND NATURAL GAS REVENUE.......    $14,833,165     $6,408,000     $(435,196)(e)  $        --      $20,805,969
OPERATING EXPENSES:
  Oil and natural gas operating
    expenses, including production
    and ad valorem taxes..........      2,186,861      1,058,000       (43,821)(e)           --        3,201,040
  Depletion, depreciation,
    amortization and accretion....      5,607,209      3,148,000       (35,645)(e)   (1,916,468)(f)    6,803,096
  General and administrative......      2,863,457      1,287,000            --               --        4,150,457
                                      -----------     ----------     ---------      -----------      -----------
    Total operating expenses......     10,657,527      5,493,000       (79,466)      (1,916,468)      14,154,593
                                      -----------     ----------     ---------      -----------      -----------
OPERATING INCOME (LOSS)...........      4,175,638        915,000      (355,730)       1,916,468        6,651,376
Other income (expense), net.......       (336,287)       (24,000)           --               --         (360,287)
                                      -----------     ----------     ---------      -----------      -----------
INCOME BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE..........................      3,839,351        891,000      (355,730)       1,916,468        6,291,089
Income tax (expense) benefit......     (1,367,193)            --       131,620(h)    (1,038,763)(h)   (2,274,336)
                                      -----------     ----------     ---------      -----------      -----------
INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE...............    $ 2,472,158     $  891,000     $(224,110)     $   877,705      $ 4,016,753
                                      ===========     ==========     =========      ===========      ===========
BASIC EARNINGS PER SHARE:
  Income before cumulative effect
    of accounting change..........    $      0.26                                                    $      0.33
                                      ===========                                                    ===========
DILUTED EARNINGS PER SHARE:
  Income before cumulative effect
    of accounting change..........    $      0.26                                                    $      0.33
                                      ===========                                                    ===========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING
  Basic...........................      9,471,227                                                     12,068,702(i)
  Diluted.........................      9,641,851                                                     12,261,803(i)

    The accompanying notes are an integral part of these unaudited condensed consolidated
                         pro forma financial statements

                           EDGE PETROLEUM CORPORATION

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR-ENDED DECEMBER 31, 2002

                                                                                     PRO FORMA
                                                                    --------------------------------------------
                                                                            ADJUSTMENTS
                                                                    ----------------------------
                                                      HISTORICAL       ALABAMA
                                    HISTORICAL EDGE     MILLER      PROPERTY SALE       OTHER         COMBINED
                                    ---------------   -----------   -------------    -----------     -----------
OIL AND NATURAL GAS REVENUE.......    $20,911,294     $10,278,000     $(513,001)(e)  $        --     $30,676,293
                                      -----------     -----------     ---------      -----------     -----------
OPERATING EXPENSES:
  Oil and natural gas operating
    expenses, including production
    and ad valorem taxes..........      3,831,590       1,711,000       (27,205)(e)           --       5,515,385
  Depletion, depreciation and
    amortization..................     10,426,667       7,458,000       (83,573)      (4,241,645)(f)  13,559,449
  Cost ceiling writedown..........             --       7,000,000            --               --(g)    7,000,000
  General and administrative......      4,826,793       2,013,000            --               --       6,839,793
  Deferred compensation expense...        402,634              --            --               --         402,634
                                      -----------     -----------     ---------      -----------     -----------
    Total operating expenses......     19,487,684      18,182,000      (110,778)      (4,241,645)     33,317,261
                                      -----------     -----------     ---------      -----------     -----------
OPERATING INCOME (LOSS)...........      1,423,610      (7,904,000)     (402,223)       4,241,645      (2,640,968)
Other income (expense), net.......       (200,805)       (393,000)           --               --        (593,805)
Gain (loss) on early
  extinguishment of debt, net of
  income tax effects..............                      2,196,000            --               --(g)    2,196,000
                                      -----------     -----------     ---------      -----------     -----------
INCOME (LOSS) BEFORE INCOME TAXES
  AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE...............      1,222,805      (6,101,000)     (402,223)       4,241,645      (1,038,773)
Income tax (expense) benefit......       (473,060)      5,743,000       148,823(h)    (4,242,519)(h)   1,176,244
                                      -----------     -----------     ---------      -----------     -----------
INCOME (LOSS) BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE.....    $   749,745     $  (358,000)    $(253,400)     $      (874)    $   137,471
                                      ===========     ===========     =========      ===========     ===========
BASIC EARNINGS (LOSS) PER SHARE:
  Income before cumulative effect
    of accounting change..........    $      0.08                                                    $      0.01
                                      ===========                                                    ===========
DILUTED EARNINGS (LOSS) PER SHARE:
  Income before cumulative effect
    of accounting change..........    $      0.08                                                    $      0.01
                                      ===========                                                    ===========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING
  Basic...........................      9,384,097                                                     11,981,572(i)
  Diluted.........................      9,605,571                                                     12,225,599(i)

    The accompanying notes are an integral part of these unaudited condensed consolidated
                         pro forma financial statements

           EDGE PETROLEUM CORPORATION AND MILLER EXPLORATION COMPANY

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

THE PROPOSED MERGER


     On May 29, 2003, Edge Petroleum Corporation (Edge) announced it would acquire Miller Exploration Company (Miller) in a stock-for-stock merger. Edge expects to issue approximately 2,597,475 shares of Edge common stock for the 2,129,078 shares of Miller common stock outstanding at October 29, 2003. This
1.22 share-exchange ratio was based on the maximum per-share value of Edge common stock stipulated in the merger agreement, $5.00 per share, and other applicable merger terms. Edge expects to value these 2,597,475 newly issued common shares in purchase accounting at $5.49 per share, which is the average price during a period four days before and after the merger was announced. The resulting total estimated stock value, $14,260,139, and number of Edge common shares to be issued could both change based on changes in the average quoted price of Edge common stock and number of outstanding Miller common shares that occur prior to the merger being completed.


THE PRO FORMA FINANCIAL STATEMENTS

     The accompanying condensed consolidated pro forma financial statements have been prepared without audit to show the estimated effects of this proposed merger. The historical financial data of Edge and Miller used in these pro forma financial statements have been derived from these companies' financial statements incorporated by reference into, and included in the Annexes to, this joint proxy statement/ prospectus.

     The pro forma income statements have been adjusted to remove the estimated historical revenues, direct operating expenses and related depletion, depreciation and amortization expenses of certain of Miller's Alabama properties. These properties were sold to a third party in June 2003. With these adjustments, the pro forma statements include only the effects of Miller's oil and gas operations being acquired by Edge in the merger.

     The condensed consolidated pro forma balance sheet was prepared using the purchase method of accounting assuming the acquisition of Miller by Edge occurred on June 30, 2003. This pro forma balance sheet is based on management's preliminary estimates of acquired fair values and direct transaction costs and related deferred income tax effects. The actual purchase price allocation, including the recorded value of the Edge common stock and the value of assets and liabilities acquired from Miller, may differ from the amounts presented herein.

     The condensed consolidated pro forma income statements for the year ended December 31, 2002 and for the six-month period ended June 30, 2003 were each prepared assuming the acquisition of Miller by Edge occurred on January 1, 2002. Edge made certain reclassifications of the amounts reported by each company to help combine their results consistently.

     These pro forma financial statements do not purport to present what the combined financial position or results of operations of Edge and Miller would have been had the merger occurred on the dates indicated. They also cannot be relied upon as a projection of future results. These statements do not reflect cost savings and operating efficiencies Edge expects to achieve once it combines the two companies' operations. The pro forma statements also do not include future nonrecurring costs related to combining the companies' operations that will be charged to income as they are incurred. Edge currently estimates such nonrecurring costs will total approximately $400,000, although the actual amount could be higher or lower. The pro forma statements should be read in conjunction with the historical financial statements of Edge and Miller, which are included in and incorporated by reference into this joint proxy statement/ prospectus.

SUMMARY OF PRO FORMA ADJUSTMENTS

     Balance Sheet Adjustments

     The combined historical balance sheets of Edge and Miller at June 30, 2003 have been adjusted in the accompanying pro forma balance sheet as follows:

          (a) To reflect adjustments to Miller's historical assets and liabilities, exclusive of oil and gas properties, to their estimated fair values. These adjustments were based on the following estimates:

        - Miller sold certain of its Alabama oil and gas properties in June 2003 and received cash proceeds of $2.5 million, before certain adjustments. The effects of this property sale are already reflected in Miller's June 30, 2003 historical balance sheet, so no adjustment to the pro forma balance sheet is needed.

        - Most of Miller's other long-term assets at June 30, 2003 will be transferred to other parties prior to the merger with Edge or represent deferred costs having no value to Edge; therefore, this historical balance has been eliminated in the pro forma balance sheet.

        - Edge has adjusted the total amount and classification of Miller's asset retirement obligation to its estimate of the fair value of that acquired liability.

        - Miller's outstanding warrants and options that will be assumed and converted to Edge warrants and options have been revalued and included as components of the combined company's stockholders' equity.

        - Edge estimates that all of Miller's other assets and liabilities (exclusive of oil and gas property -- see note (b) below) were recorded at reasonable approximations of their fair values. However, these preliminary estimates are subject to change once the transaction is closed and the final purchase price allocation occurs.

          (b) To allocate the total purchase price to Miller's oil and gas properties, which has been determined using preliminary values for Edge's common stock to be issued and Miller's acquired assets and liabilities, as follows:

Total purchase price:
  Fair value of Edge common stock value to be issued........   $ 14,260,139
  Other direct transaction costs accrued....................        700,000
                                                               ------------
     Total purchase price...................................     14,960,139
                                                               ------------
Purchase price allocated to Miller's other assets and
  liabilities:
  Cash and cash equivalents.................................      4,750,000
  Accounts receivable.......................................      1,325,000
  Other current assets......................................        580,000
  Deferred income taxes (see note (c) below)................      4,690,833
  Accounts payable..........................................       (460,000)
  Accrued liabilities.......................................     (1,988,000)
  Asset retirement obligation...............................       (450,000)
  Derivative financial instrument...........................        (37,000)
  Warrants acquired.........................................             --
  Options acquired that added to paid-in capital............       (132,189)
                                                               ------------
     Total net purchase price allocated to other accounts...      8,278,644
                                                               ------------
Net purchase price allocated to Miller oil and gas
  properties................................................      6,681,495
June 30, 2003 carrying amount of Miller oil and gas
  properties................................................    (14,002,000)
                                                               ------------
  Excess carrying amount of Miller oil and gas properties to
     be reduced.............................................   $ (7,320,505)
                                                               ------------

     The $14.3 million estimated value of the Edge common stock to be issued in the merger used in the pro forma calculation above could change based on future changes in Edge's quoted per-share prices during a 20 trading day period until the merger is approved and changes in estimated transaction costs. However, Edge's closing price of its common stock has been above $5.00 per share from May 23, 2003 to the date hereof, so Edge has used the maximum $5.00 per share value in calculating the merger ratio which results in the 1.22 share exchange rate used above. Edge does not expect the computed number of shares of Edge common shares to be issued to change materially.

          (c) To accrue deferred income tax assets related to the merger. Deferred income taxes related to Miller's acquired assets and liabilities are required to be accrued in purchase accounting. Edge's utilization of tax deductions related to Miller's operations, especially Miller's tax net operating loss (NOL) and other tax carryforwards, is expected to be limited after the merger. However, the portion of Miller's estimated deferred income tax benefits Edge management believes is likely to be realized in the future by the combined companies, totaling approximately $4.5 million, has been recorded as a deferred tax asset (net of a reduction of Edge's historical deferred tax liability) in the pro forma balance sheet. A valuation allowance totaling an estimated $21.2 million has been recorded against the other deferred tax assets acquired in the merger, including those related to most of Miller's NOL carryforward, based on Edge's current projection that those deferred tax assets are not likely to be realized in the future. Future increases in this valuation allowance will increase income tax expense, while future reductions will reduce the carrying value of oil and gas properties.


          (d) To eliminate Miller's historical amounts of all components of stockholders' equity and record the additional common equity of Edge issued in the transaction. As described in Note (b) above, the calculation of 2,597,475 shares of common stock issued was based on Miller's outstanding shares of common stock at October 29, 2003 and the exchange ratio Edge currently expects. The total recorded value and number of shares of Edge common stock to be issued could change based on changes in the quoted price of Edge common stock and the number of shares of Miller common stock outstanding prior to the merger.

     Any cash to be issued to individual Miller stockholders for fractional shares of Edge common stock computed using the final exchange ratio was ignored in these pro forma statements.

     The pro forma common stock and additional paid-in capital amounts were determined as follows:

2,597,475 shares of Edge common stock, at par value of
  $.01......................................................   $     25,975
Miller historical common stock value, to be eliminated......        (21,000)
                                                               ------------
  Net adjustment to common stock............................   $      4,975
                                                               ------------
Additional paid-in capital related to new Edge stock:
Excess of $14,260,139 (2,597,475 shares at $5.49 per share)
  total value over $25,975 par value........................   $ 14,234,164
Fair value of options assumed in the merger.................        132,189
Less: Miller additional paid-in capital to be eliminated....    (77,771,000)
                                                               ------------
  Net reduction in additional paid-in capital...............   $(63,404,647)
                                                               ------------

     Income Statement Adjustments

     The combined historical income statements of Edge and Miller for the year ended December 31, 2002 and the six-month period ended June 30, 2003 have been adjusted in the accompanying pro forma income statement as follows:

          (e) The pro forma income statement adjustments in the column labeled "Alabama Property Sale" remove the estimated historical revenues, direct operating expenses and depletion, depreciation and amortization (DD&A) provision related to Miller's Alabama properties that were sold to a third party prior to the Edge/Miller merger. The inestimable effects of this property sale on indirect operating costs and general and administrative expenses were not considered in these pro forma adjustments.

          (f) To adjust the historical DD&A provision to the estimated total for the two combined companies. Because all the oil and gas operations of both Edge and Miller are in the United States, the historical Edge and the acquired Miller oil and gas property accounts were combined into one cost center under full-cost accounting to compute the estimated pro forma DD&A provisions.

          (g) The $7 million cost ceiling writedown recorded by Miller as part of its income (loss) from continuing operations in its second quarter 2002 historical financial statements has not been eliminated in the 2002 pro forma income statement. However, (1) Edge's allocable costs of Miller's oil and gas properties are lower than Miller's historical costs and (2) Edge's estimated cash flows from proved oil and gas reserves exceeded its related net property costs by more than $7 million throughout 2002. As a result, Edge management believes this cost ceiling writedown recorded by Miller as a stand-alone company would not have been required if the combined companies had actually applied a single, combined full-cost ceiling limitation during 2002.

          Miller recorded a $2.2 million nonrecurring gain on early extinguishment of debt in its 2002 historical financial statements. This gain was previously reported as an extraordinary item in Miller's 2002 Form 10-K, and it has been reclassified as an Other Income Item in Miller's historical income statement and in Selected Financial Data elsewhere in this joint proxy statement/prospectus. Although this gain has not been eliminated in these pro forma income statements, it is not considered by management to be indicative of Miller's anticipated contribution to the combined company's future operations.

          (h) To adjust the income tax provision for the estimated effects of combining Edge's and Miller's operations and other, pre-tax pro forma adjustments (which were adjusted for income taxes using a combined federal and state tax rate of 37%).


          (i) For basic pro forma income per share, Edge's historical shares of common stock outstanding were increased for the 2,597,475 shares of Edge common stock Edge expects to issue. For fully diluted pro forma income per share, the dilutive effects of Miller's options outstanding at October 29, 2003, each converted to equivalent shares of Edge common stock, were also included. The actual number of shares of Edge common stock issued in the merger could differ from this estimate, based on changes in Edge's quoted stock price and the shares of Miller common stock outstanding prior to the merger.

                           EDGE PETROLEUM CORPORATION

                             PRO FORMA RESERVE DATA

                                                                                       EDGE
                                                                EDGE     MILLER(1)   PRO FORMA
                                                              --------   ---------   ---------
Estimated Quantities of Oil and Gas Reserves at December 31,
  2002
  Proved Reserves
     Oil and condensate (MBbls).............................       810        179         989
     Natural gas liquids (MBbls)............................     1,532         --       1,532
     Gas (MMcf).............................................    34,980      5,009      39,989
       Total (MMcfe)........................................    49,033      6,083      55,116
  Proved Developed Reserves
     Oil and condensate (MBbls).............................       557        179         736
     Natural gas liquids (MBbls)............................       953         --         953
     Gas (MMcf).............................................    24,234      5,009      29,243
       Total (MMcfe)........................................    33,293      6,083      39,376
Standardized Measure of Discounted Future Net Cash Flows at
  December 31, 2002 (in thousands)
  Future cash inflows.......................................  $212,064    $29,269    $241,333
  Future development costs..................................    (8,070)      (201)     (8,271)
  Future production expense.................................   (33,152)    (8,251)    (41,403)
  Future income tax expense.................................   (36,475)        --     (36,475)
                                                              --------    -------    --------
  Future net cash flows.....................................   134,367     20,817     155,184
  Discounted at 10% per year................................   (36,811)    (4,162)    (40,973)
                                                              --------    -------    --------
  Standardized measure of discounted future net cash
     flows..................................................  $ 97,556    $16,655    $114,211
                                                              ========    =======    ========

---------------

(1) Excludes Alabama properties sold to a third party prior to merger.

           DESCRIPTION OF CAPITAL STOCK OF EDGE PETROLEUM CORPORATION

     The following descriptions provide a summary of Edge's capital stock.

COMMON STOCK


     Edge is authorized to issue 25,000,000 shares of common stock. At October 29, 2003, approximately 9,551,191 shares of common stock were outstanding. The holders of the common stock have ordinary voting rights for the election of directors and for other corporate matters. Each share is entitled to one vote. Holders of common stock do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the directors of Edge if they choose to do so. The holders of the common stock have no preemptive, conversion or redemptive rights, and are not entitled to the benefits of any sinking fund. The common stock is not assessable. The holders of common stock are entitled to the dividends that may be declared from time to time by Edge's board of directors out of funds legally available for dividends.


PREFERRED STOCK

     Edge is authorized to issue 5,000,000 shares of preferred stock. No shares of preferred stock were outstanding at the date of this joint proxy statement/prospectus.

     Edge's board of directors has the authority, without stockholder approval, to issue shares of preferred stock in one or more series, and to determine the number of shares, powers, designations, preferences, voting powers, dividend rights, liquidation preferences or conversion or exchange rights, redemption provisions, sinking fund provisions and other terms of any such series.

     Edge has no present intention to issue shares of preferred stock. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used by an incumbent board of directors to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction. Alternatively, such an issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. The issuance of preferred stock could adversely affect the voting power of the common stockholders. Although the board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of the stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which Edge securities are traded.

WARRANTS

     Edge currently has outstanding 420,000 warrants, each exercisable for one share of common stock at a price of $5.35 per share. Each warrant is exercisable through May 6, 2004. Edge may redeem a warrant at a redemption price of $.01 per warrant, at any time after any date at which the average daily per share closing price for the immediately preceding 20 consecutive trading days on the NASDAQ National Market exceeds $10.70 per share.

     The warrants and the warrant agreement do not confer upon any warrantholder any rights as a stockholder of Edge, including the right to vote. The warrants and the warrant agreement also do not impose any fiduciary or other duty on Edge, its officers or directors, in favor of any warrantholder. Each warrantholder agreed that it disclaims and waives all rights and fiduciary duties owed to stockholders.

     The warrants contain provisions to protect the warrantholders against dilution by adjusting the price at which the warrants are exercisable and the number of shares issuable upon exercise of the warrants and on the occurrence of certain events. These events include the payment of stock dividends and distributions, stock splits, and reclassifications.

ASSUMED MILLER WARRANTS

     As contemplated by the merger agreement, at the effective time Edge will assume all warrants outstanding to purchase Miller common stock and will be deemed to have issued warrants to purchase Edge common stock. Miller has warrants exercisable for 900,000 shares of Miller common stock, issued pursuant to that certain warrant agreement, dated July 11, 2000, by and between Miller and Guardian Energy Management Corp.

     General. The warrants expire on December 7, 2004. The exercise price of the warrants is $30.00 per share (as adjusted pursuant to a one-for-ten reverse stock split undertaken by Miller on October 11, 2002), payable in cash.

     Registration. In connection with the warrant agreement, Miller and Guardian entered into a registration rights agreement pursuant to which Miller agreed, among other things, to register the offer and sale of the shares of Miller common stock issuable upon exercise of the warrants under the Securities Act, and Miller and Guardian agreed to indemnify each other against certain liabilities in connection therewith. Pursuant to the registration rights agreement, Guardian is required to pay the underwriting discounts and commissions associated with any offering contemplated thereby, and Miller is generally required to pay all other expenses directly associated with such offering, including, without limitation, the cost of registering such shares.

     Transfer. The warrants issued to Guardian may be transferred to certain individuals or entities set forth in the warrant agreement, and to others upon the written consent of Miller.

     Adjustments. The warrants contain language providing for adjustments to the number of shares of Miller common stock that may be acquired pursuant to the warrant in the event of a stock split or a dividend or distribution of rights to purchase Miller common stock. In addition, the warrants prohibit Miller from issuing, pursuant to any employee benefit plan, Miller common stock or securities issuable for Miller common stock in excess of 15% of the amount of Miller common stock outstanding as of the date of such plan and, of such stock, no more than 300,000 shares, or securities issuable for 300,000 shares, at less than fair market value.

     Merger. The warrants provide that, in the event of any merger, consolidation or other combination of Miller with another entity, provision must be made for holders of the warrants to receive, upon exercise thereof, such cash, securities or assets as would be issued or paid with respect to shares of Miller common stock upon such merger, consolidation or combination. Accordingly, at the effective time of the merger, the warrants will be assumed by Edge in accordance with its terms and, depending on the merger ratio, will become exercisable for between 1,098,000 shares of Edge common stock and 1,170,000 shares of Edge common stock at an approximate exercise price between $24.59 per share and $23.08 per share.

PROVISIONS OF DELAWARE LAW AND EDGE'S CHARTER AND BYLAWS

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. Edge's certificate of incorporation limits the liability of its directors to Edge or its stockholders to the fullest extent permitted by Delaware law. Specifically, Edge's directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to Edge or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

     - for any transaction from which the director derived an improper personal benefit.

     This provision in the certificate of incorporation limiting the liability of directors may reduce the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Edge and its stockholders. Edge's bylaws provide indemnification to its officers and directors, and Edge has entered into agreements with each of its directors providing for indemnification.

     Edge's certificate of incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Edge's bylaws provide that special meetings of the stockholders can be called only by the chairman of the board, the president or a majority of the board of directors. Edge's bylaws also require written notice to be delivered to the Secretary of Edge by a stockholder:

     - in the event of business to be brought by a stockholder before an annual meeting, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of Edge (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and

     - in the event of nominations of persons for election to the board of directors by any stockholder,

      - with respect to an election to be held at the annual meeting of stockholders, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of Edge (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and

      - with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs.

Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in Edge's bylaws. Edge's bylaws also provide for certain procedures to be followed by stockholders in nominating persons for election to the board of directors of Edge.

     Edge's certificate of incorporation provides that the board of directors consist of three classes of directors serving for staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders' meeting following the date the acquiror obtains the controlling interest.

     Edge's certificate of incorporation provides that the number of directors will be no greater than 12 and no less than three. The certificate of incorporation further provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of the certificate of incorporation authorizing the board of directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees. Edge's bylaws also provide that the board of directors will include at least a majority of directors who are not employees. In addition, the bylaws provide that Edge's compensation committee consist solely of members who are not employees and the audit committee include at least a majority of members who are not employees.

     Section 203 of the DGCL applies to Edge. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a Delaware corporation for three years following the date that person became an interested stockholder unless one of the following applies:

     - before such person became an interested stockholder, the board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

     - following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The restrictions also do not apply to certain business combinations if both of the following conditions are satisfied:

     - the business combination is proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who either:

      - had not been an interested stockholder during the previous three years;
        or

      - became an interested stockholder with the approval of a majority of the corporation's directors; or

     - the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Edge common stock is Computershare Trust Company, Inc.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS

     Both Edge and Miller are Delaware corporations. The rights of each company's stockholders are generally governed by Delaware corporate law and by each company's certificate of incorporation and bylaws.

     The following is a comparison summary of the material differences between the rights of Edge's common stockholders under Edge's restated certificate of incorporation and bylaws, and the rights of Miller's common stockholders under Miller's certificate of incorporation and bylaws. Because it is only a summary, it does not contain information that may be important to you, and you should therefore carefully read the more detailed provisions of the certificate of incorporation and bylaws of each company, each as currently in effect and attached as exhibits to our respective filings with the SEC. For information on how to receive copies of the certificate of incorporation and bylaws for each company, see the section entitled "Where You Can Find Additional Information" of this joint proxy statement/prospectus.

AUTHORIZED CAPITAL STOCK

     Edge. Edge is authorized to issue 25,000,000 shares of common stock and 5,000,000 shares of preferred stock.

     Miller. Miller is authorized to issue 40,000,000 shares of common stock and 2,000,000 shares of preferred stock.

VOTING RIGHTS

     Edge. Each holder of common stock is entitled to one vote per share of stock held. Edge has no shares of preferred stock issued.

     Miller. Each holder of common stock is entitled to one vote per share of stock held. Miller has no shares of preferred stock issued.

CONVERSION RIGHTS

     Edge.  Holders of common stock have no conversion rights.

     Miller.  Holders of common stock have no conversion rights.

REDEMPTION RIGHTS

     Edge.  Holders of common stock have no redemption rights.

     Miller.  Holders of common stock have no redemption rights.

NUMBER AND ELECTION OF DIRECTORS

     Edge. Edge's restated certificate of incorporation permits between three and 12 directors, with the exact number to be fixed from time to time by a majority of the directors then in office. Edge's board currently consists of eight members. The board is divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of the stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Directors are elected by a plurality of the votes cast by the holders of outstanding shares of capital stock of Edge entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present.

     Miller. Miller's bylaws permit three or more directors, with the exact number of directors to be determined from time to time by resolution of the board of directors. Miller's board currently consists of five members. The board is divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of the stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Directors are elected by a plurality of the votes cast by the holders of outstanding shares of capital stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Edge. Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. A quorum of the board of directors is a majority of the directors in office.

     Miller. Any vacancy occurring in the board of directors caused by resignation, removal, death, disqualification or other incapacity, and any newly created directorships resulting from an increase in the number of directors, may be filled by a majority vote of directors then in office whether or not a quorum and shall not be filled by the stockholders.

REMOVAL OF DIRECTORS

     General. Delaware law provides that, except in the case of a classified board of directors where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

     Edge. Directors may be removed only for cause by the holders of at least a majority of the voting power of all outstanding shares of capital stock who are generally entitled to vote in the election of directors and who vote together as a single class.

     Miller. Any director may be removed from office at any time by the holders of a majority of the shares entitled to vote on the election of directors, but only for cause.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     General. Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation's board of directors and the approval of holders of a majority of the outstanding shares of stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation's certificate of incorporation.

     Edge. Edge's certificate of incorporation does not impose a higher vote requirement than the requirement imposed by Delaware law.

     Miller. The corporation reserves the right to amend, alter, change or repeal any provision in the certificate of incorporation as prescribed by statute; provided, that the provisions of the certificate requiring a super-majority vote for certain corporate transactions may only be amended by the affirmative vote of not less than 80% of the outstanding shares of voting stock held by stockholders who are not interested stockholders.

AMENDMENTS TO BYLAWS

     General. Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board may also be delegated the power.

     Edge. Edge's board of directors is expressly authorized to adopt, amend or repeal the bylaws, or adopt new bylaws, without any action on the part of the stockholders, except as may be otherwise provided by applicable law or the bylaws. Edge's bylaws provide that they may be adopted, amended or repealed by the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding shares of all classes of stock that are entitled to vote generally in the election of directors, voting together as a single class, at any annual meeting, or at any special meeting if notice of the proposed amendment is contained in the notice of the special meeting.

     Miller. Miller's bylaws may be amended, altered, changed or repealed at any regular or special meeting of the board or the stockholders, provided that notice of such meeting indicates that amendment of the bylaws is a purpose of the meeting, and the proposed amendment has been provided to the stockholders as required under the bylaws and applicable law.

ACTION BY WRITTEN CONSENT

     General. Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders.

     Edge. Edge's certificate of incorporation provides that stockholder action may not be taken by written consent.

     Miller. Stockholders may take any action that would be conducted at any annual or special meeting without a meeting if all holders of stock who are entitled to vote sign the written consent.

RIGHT TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

     Edge. Special meetings of the stockholders may be called at any time by the chairman of the board, the chief executive officer, the president or the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the entire board of directors.

     Miller. Special meetings of the stockholders may be called by an executive officer whenever directed by the board. The request must state the purpose of the proposed meeting.

NOTICE OF STOCKHOLDER ACTION

     Edge. Any stockholder who is a stockholder of record at the time of giving notice, who is entitled to vote at the meeting and who complies with the requirements may be properly introduced at an annual meeting. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely advance notice in writing to the Secretary of Edge. To be timely, notice must have been given:

     - in the event of business to be brought by a stockholder before an annual meeting, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of Edge (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and

     - in the event of nominations of persons for election to the board of directors by any stockholder,

      - with respect to an election to be held at the annual meeting of stockholders, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of Edge (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and

      - with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs.

     Miller. Nominations, other than those made by or at the direction of the board, must be made pursuant to timely notice in writing to Miller's Secretary. To be timely, a stockholder's notice should be delivered to or mailed and received at the principal executive offices not less than 120 days prior to the date of the meeting in the case of an annual meeting, and not more than seven days following the date of notice of the meeting in the case of a special meeting. Such stockholder's notice to the Secretary should set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (1) the name, age, business address and residence address of the person; (2) the principal occupation or employment of the person; (3) the class and number of shares of capital stock of the corporation which are beneficially owned by the person and (4) such other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice (1) the name and record address of the stockholder and (2) the class and number of shares of capital stock of Miller which are beneficially owned by the stockholder. Miller may require any proposed nominee to furnish such other information as may reasonably be required by it to determine the eligibility of such proposed nominee to serve as a director. No person shall be eligible for election as a director unless nominated in accordance with the procedures as established in Miller's certificate of incorporation.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     General. Under Delaware law, a corporation generally may indemnify directors and officers:

     - for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

     - with respect to any criminal proceeding, if the directors and officers had no reasonable cause to believe that their conduct was unlawful.

     In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

     Edge. Edge's directors, officers, employees, agents or fiduciaries, or those serving in similar capacities for other entities on behalf of Edge, are indemnified to the fullest extent permitted by applicable law from any and all losses, liabilities, claims, and damages arising out of any event or occurrence related to their service to Edge. Edge will promptly pay amounts to cover expenses reasonably incurred in the proceeding. Edge will be reimbursed if the indemnified party is determined not to be entitled to indemnification.

     Miller. Miller's directors and executive officers are indemnified and are entitled to the advancement of expenses to the fullest extent permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding, (whether brought by or in the name of the corporation, a subsidiary or otherwise) arising out of their service to the corporation or a subsidiary, or to another organization at the request of the directors or executive officers. Persons who are not directors or executive officers similarly may be indemnified in respect of such service to the extent authorized by the board of directors. Miller has the right to purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him or her and incurred by him or her in respect of such service whether or not the corporation would have the power to indemnify him or her. Miller will determine the right of indemnification by obtaining (a) a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum or (b) if there are no such directors, or if such directors so direct, by independent legal counsel (who may be the regular counsel of the corporation) in a written opinion, or (c) by the stockholders. Miller will pay in advance the expenses incurred in defending a civil or criminal action, suit, or proceeding unless it is ultimately determined that he or she is not entitled to be indemnified by Miller. Miller maintains officers' and directors' liability insurance for members of its board of directors and executive officers and Miller has entered into agreements to indemnify its directors and officers.

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

ANTI-TAKEOVER PROVISIONS

     General. Under the business combination statute of Delaware law, a corporation is prohibited, for a three year period following the time a stockholder becomes an interested stockholder, from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation's voting stock, unless:

     - prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

     - at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least
       66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

     A business combination generally includes:

     - mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

     - specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

     - other transactions resulting in a disproportionate financial benefit to an interested stockholder.

     The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on the NASDAQ National Market or held of record by more than 2,000 stockholders.

     Edge. Because Edge has not adopted any provision in its certificate of incorporation to "opt-out" of the Delaware business combination statute, the statute is applicable to business combinations involving Edge.

     Miller. Because Miller has not adopted any provision in its certificate of incorporation to "opt-out" of the Delaware business combination statute, the statue is applicable to business combinations involving Miller. In addition, Miller's certificate of incorporation contains certain provisions restricting the ability of Miller to enter into merger or asset sale transactions with individuals or entities owning 10% or more of the outstanding Miller common stock, or individuals or entities associated or affiliated with such 10% stockholders. With respect to these transactions, Miller's certificate of incorporation requires, unless certain specified requirements are met, the affirmative vote of the holders of not less than 80% of the outstanding shares of Miller common stock, plus the affirmative vote of 80% of the outstanding shares held by stockholders who are not, or are not affiliated or associated with, the 10% stockholders who have an interest in the transaction.

                         EDGE'S PROPOSAL TO APPROVE ITS
                   INCENTIVE PLAN, INCLUDING AN AMENDMENT TO
             INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN

DESCRIPTION OF THE PROPOSAL

     The board of directors of Edge has unanimously adopted a resolution to submit to a vote of the stockholders a proposal to approve Edge's Incentive Plan, including an amendment thereto to increase the number of shares of Edge common stock reserved for issuance under the Incentive Plan from 1,200,000 to 1,700,000. The objectives of the Incentive Plan are to (1) attract and retain the services of key employees, qualified non-employee directors and qualified consultants and other independent contractors and (2) encourage the sense of proprietorship in and stimulate the active interest of those persons in the development and financial success of Edge by making awards designed to provide participants in the Incentive Plan with a proprietary interest in the growth and performance of Edge.

     Stockholder approval of the Edge Incentive Plan is necessary in order for certain performance-based compensation granted under the Incentive Plan to qualify for an exception to the deductibility limit of Section 162(m) of the Code, which generally limits the deductibility for federal tax purposes that may be attributable to compensation paid to certain executives to $1 million per covered executive. Approval of the Incentive Plan, as amended and restated February 20, 2003, including the performance measures to be used for Performance Awards (as defined below), and the increase in the number of shares reserved under the Incentive Plan will allow future grants under the Incentive Plan, including grants made with respect to the additional shares, to qualify for deductibility. Further, Edge has not increased the number of shares reserved under the Incentive Plan for over five years. Edge's board of directors believes the Incentive Plan is achieving its purpose, and believes that to continue to carry out its purpose and to provide for a generally consistent percentage of shares reserved for issuance under the Incentive Plan in relation to the number of outstanding shares of Edge common stock both prior to and after the merger, it is necessary to amend the Incentive Plan to increase the number of shares of Edge common stock reserved for issuance under the Incentive Plan from 1,200,000 shares to 1,700,000 shares. Of the 1,200,000 shares currently reserved for issuance under the Incentive Plan, approximately 41,400 shares are expected to remain available after giving effect to the grants made in 2003. Approval of the amendment to increase the number of shares reserved for issuance under the Incentive Plan is not a condition to the merger. If the proposal is approved, it will be effective only if the merger is completed.

PRINCIPAL PROVISIONS OF THE INCENTIVE PLAN

     The following summary of the Incentive Plan is qualified by reference to the full text of the current plan, as amended and restated effective as of February 20, 2003, which is attached as Annex H to this joint proxy statement/prospectus.

     In 1997, Edge adopted the Incentive Plan and reserved 1,000,000 shares of Edge common stock for use in connection therewith. The Incentive Plan was amended in 1998 to increase the number of shares reserved for issuance under the plan to 1,200,000. Persons eligible for awards are:

     - employees holding positions of responsibility with Edge and whose performance can have a significant effect on the success of Edge, as well as individuals who have agreed to be, and who actually became, employees within six months of the date of the award grant;

     - non-employee directors; and

     - certain non-employee consultants and other independent contractors.


     As of October 29, 2003, options under the Incentive Plan had been granted to 78 current and former employees and directors of Edge to purchase a total of approximately 0.8 million shares of Edge common stock at an exercise price per share equal to fair market value on the date of grant and restricted stock awards of approximately 0.3 million shares, in the aggregate, had been granted. As of October 29, 2003, there were only 41,400 shares available for issuance under the Incentive Plan. If the stockholders vote in favor of the proposal set forth herein, an additional 500,000 shares of Edge common stock will be available for issuance under the Incentive Plan. The proposed increase in the number of authorized shares available under the Incentive Plan is equal to approximately 5% of the currently outstanding Edge common stock. Shares of Edge common stock issued under the Incentive Plan may include shares subject to awards under the Incentive Plan that were forfeited, terminated, expire unexercised, or settled in such a manner that some or all of the shares covered under an award were not issued. The number of shares available under the Incentive Plan are to be adjusted in the event of any subdivision or consolidation of outstanding shares of Edge common stock, declaration of a stock dividend or other stock split. As of October 29, 2003, approximately 34 employees are eligible for awards under the Incentive Plan.


     The Compensation Committee of Edge's board of directors administers the Incentive Plan with respect to participants who are employees or independent contractors and has broad power to take actions thereunder, to interpret the Incentive Plan and to adopt rules, regulations and guidelines for carrying out its purposes. With respect to awards to employees and independent contractors, the Committee may, in its discretion, among other things, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any award, waive any restriction or other provision of the Incentive Plan or in any award or otherwise amend or modify any Award in any manner that is either (1) not adverse to that participant holding the award or (2) consented to by that participant. The Committee also may delegate to the chief executive officer and other senior officers of Edge its duties under the Incentive Plan.

     The Edge board of directors may amend, modify, suspend or terminate the Incentive Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that,

     - no amendment or alteration that would adversely affect the rights of any participant under any award previously granted to such participant shall be made without the consent of such participant, and

     - no amendment or alteration shall be effective prior to its approval by the stockholders of Edge to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any award then outstanding (unless the holder of such award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements.

     The board of directors may make some adjustments in the event of any subdivision or consolidation of outstanding shares of Edge common stock, any declaration of a stock dividend payable in shares of Edge common stock or other stock split, any recapitalization or capital reorganization of Edge, any consolidation or merger of Edge with another corporation or entity, any adoption by Edge of any plan of exchange affecting the Edge common stock or any distribution to holders of Edge common stock of securities or property (other than normal cash dividends).

     Awards to employees and independent contractors may be in the form of:

     - rights to purchase a specified number of shares of Edge common stock at a specified price not less than that of the fair market value of the date of grant (referred to as options),

     - rights to receive a payment, in cash or Edge common stock, equal to the fair market value or other specified value of a number of shares of Edge common stock on the rights exercise date over a specified strike price (referred to as stock appreciation rights or SARs),

     - grants of restricted or unrestricted Edge common stock units denominated in Edge common stock (referred to as stock awards),

     - grants denominated in cash, and

     - grants denominated in cash, Edge common stock, units denominated in Edge common stock or any other property which are made subject to the attainment of one or more performance goals (referred to as Performance Awards).

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

     The Incentive Plan contains specified limitations regarding employee awards (but not independent contractor awards), including the following limitations that apply for any one-year period: (1) an employee may not be granted options or SARs collectively covering more than 135,000 shares; (2) an employee may not be granted stock awards covering more than 135,000 shares; and (3) an employee may not be granted cash or other awards under the Incentive Plan (other than options, SARs and stock awards) having a value in excess of $500,000 on the date of grant.

     Subject to specified limitations, the Committee has the authority to determine the other terms, conditions and limitations of awards under the Incentive Plan with respect to employees and independent contractors. An option may be either an incentive stock option (referred to as an ISO) that qualifies, or a non-qualified stock option (referred to as an NSO) that does not qualify, with the requirements of Sections 422 of the Code; provided, that independent contractors cannot be awarded ISOs. The Committee will determine the employees and independent contractors to receive awards and the terms, conditions and limitations applicable to each such award, which conditions may, but need not, include continuous service with Edge, achievement of specific business objectives, attainment of specified growth rates, increases in specified indices or other comparable measures of performance. Performance Awards may include more than one performance goal, and a performance goal may be based on one or more business criteria applicable to the grantee, Edge as a whole or one or more of Edge's business units and may include any of the following performance measures: increased revenue, net income, stock price, market share, earnings per share, return on equity or assets or decrease in costs.

     With respect to non-employee director awards under the Incentive Plan, upon the initial election of a non-employee director, the board of directors of Edge may, in its discretion, grant the non-employee director an NSO to purchase up to 5,000 shares of Edge common stock. Additionally, on the first business day of the month following the date on which each annual meeting of the Edge's stockholders is held, each non-employee director then serving is automatically granted an NSO under the Incentive Plan to purchase 3,000 shares of Edge common stock. Each NSO granted to a non-employee director under the Incentive Plan (1) has a ten year term, (2) an exercise price per share equal to at least the fair market value of a share of Edge common stock on the date of grant and (3) becomes exercisable in full on the second anniversary of the date of grant. If a non-employee director resigns from the Edge's board of directors without the consent of a majority of the other directors, such director's NSO's may be exercised only to the extent they were exercisable on the resignation date. Finally, under the Incentive Plan, the board of directors of Edge may, at its election, pay up to 50% of a non-employee director's annual retainer as an award of Edge common stock, which stock award vests fully when issued.

ALLOCATION OF SHARES PROPOSED TO BE AUTHORIZED; CUMULATIVE GRANTS UNDER THE INCENTIVE PLAN

     The allocation of the 500,000 shares proposed to be authorized for issuance under the Incentive Plan is not currently determinable as such allocation is dependent upon future decisions to be made by the Compensation Committee in its sole discretion, subject to applicable provisions of the Incentive Plan. The following table summarizes certain information covering cumulative options granted, before consideration of forfeitures and exercises, pursuant to the Incentive Plan to:

     - each executive officer,

     - each nominee for election as a director,

     - each person who has received 5% of the options reserved for issuance,

     - all current executive officers as a group,

     - all current directors who are not executive officers, as a group, and

     - all current employees, including all current officers who are not executive officers, as a group,

in each case, from inception of the Incentive Plan through December 31, 2002.

                    INCENTIVE PLAN SUMMARY OF OPTION GRANTS
                            AS OF DECEMBER 31, 2002

                                                              CUMULATIVE OPTIONS   AVERAGE PER SHARE
    NAME                                                          GRANTED(1)        EXERCISE PRICE
    ----                                                      ------------------   -----------------
    John W. Elias(2)........................................            --                 N/A
    Michael G. Long.........................................        66,000               $5.66
    John O. Tugwell.........................................        71,000                5.66
    All executive officers as a group.......................       137,000                5.66
    All current non-executive directors.....................        98,050                6.30
    All other current employees as a group(2)...............       596,131                5.98

---------------

     (1) Reflects options and restricted stock awards granted since adoption of the Incentive Plan through December 31, 2002.

     (2) Grants to Mr. Elias have been made under a separate plan. See the description of the Elias Plan under "-- Information Regarding All Equity Compensation Plans of Edge" below.


     As of October 29, 2003, the last reported sales price of Edge common stock on the NASDAQ National Market was $6.50 per share.


FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the general rules of present federal income tax law relating to the tax treatment of stock awards, ISOs and NSOs issued under the Incentive Plan. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the particular circumstances of a participant under the Incentive Plan.

     Stock Awards and Related Tax Payments

     Under the Code, federal income tax consequences with respect to a stock award depend on the facts and circumstances of each stock award and, in particular, the nature of the restrictions imposed with respect to the shares which are the subject of the stock award. In general, if shares which are the subject of the stock award are actually issued to a participant, but are subject to a "substantial risk of forfeiture" (for example, if rights to ownership of the shares are conditioned upon the future performance of substantial services by the participant), a taxable event generally occurs only when the risk of forfeiture lapses. At such time as the substantial risk of forfeiture lapses, the participant will realize ordinary income to the extent of the excess of the fair market value of the shares on the date the risk of forfeiture lapses over the participant's cost for such shares (if any), and the same amount is then deductible by Edge as compensation expense. If the restrictions with respect to the shares that are the subject of such stock award, by their nature, do not subject the participant to a "substantial risk of forfeiture" of the shares, then the participant will realize ordinary income with respect to the shares to the extent of the excess at the time of the grant of the fair market value of the shares over the participant's cost; and the same amount is then deductible by Edge. If no shares are actually issued to the participant at the time the stock award is granted, the participant will generally realize ordinary income at the time the participant receives shares free of any substantial risk of forfeiture, and the amount of such income will be equal to the fair market value of the shares at such time over the participant's cost, if any; and the same amount is then deductible by Edge. Edge's deductions for compensation paid under the Incentive Plan are in all cases subject to certain applicable tax law limitations.

     Options

     Some of the options issuable under the Incentive Plan may constitute ISOs within the meaning of Section 422 of the Code, while other options granted under the Incentive Plan may be NSOs. The Code provides for tax treatment of stock options qualifying as ISOs that may be more favorable to participants than the tax treatment accorded NSOs. Generally, upon the exercise of an ISO, the optionee will recognize no income for federal income tax purposes. The difference between the exercise price of the ISO and the fair market value of the stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax. On the sale of shares acquired by exercise of an ISO (assuming that the sale does not occur within two years of the date of grant of the option nor within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, upon the exercise of an NSO, the optionee generally recognizes taxable income (subject to withholding) in an amount equal to the difference between the then-fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the NSO will be treated generally as capital gain or loss. No deduction is available to Edge upon the grant or exercise of an ISO (although a deduction may be available if the participant sells the shares so purchased before the applicable holding periods expire), whereas, upon exercise of an NSO, Edge is entitled to a deduction in an amount equal to the income recognized by the participant. Except with respect to death or disability, an optionee has three months after termination of employment in which to exercise an ISO and retain favorable tax treatment at exercise.

     Other

     In general, a federal income tax deduction is allowed to Edge in an amount equal to the ordinary income recognized by a participant with respect to awards under the Incentive Plan, provided that such amount constitutes an ordinary and necessary business expense of Edge, that such amount is reasonable and that Edge satisfies any withholding obligation with respect to such income. The ability of Edge to obtain a deduction for amounts paid under the Incentive Plan could be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million with respect to any such employee during any taxable year of Edge. However, certain exceptions apply to this limitation in the case of performance-based compensation. The Incentive Plan contains provisions consistent with the exception requirements with respect to the grant and payment of certain performance-based awards (including certain options and Performance Awards) so as to be eligible for the performance-based exception.

INFORMATION REGARDING ALL EQUITY COMPENSATION PLANS OF EDGE

     The following table provides certain information with respect to all of Edge's equity compensation plans in effect as of December 31, 2002.

                                          (a)                   (b)                   (c)
                                  -------------------   -------------------   --------------------
                                                                                   NUMBER OF
                                                                                   SECURITIES
                                       NUMBER OF                              REMAINING AVAILABLE
                                   SECURITIES TO BE                           FOR FUTURE ISSUANCE
                                      ISSUED UPON        WEIGHTED AVERAGE         UNDER EQUITY
                                      EXERCISE OF        EXERCISE PRICE OF     COMPENSATION PLANS
                                      OUTSTANDING           OUTSTANDING            (EXCLUDING
                                   OPTIONS, WARRANTS     OPTIONS, WARRANTS    SECURITIES REFLECTED
PLAN CATEGORY(1)                     AND RIGHTS(2)         AND RIGHTS(3)        IN COLUMN(A))(4)
----------------                  -------------------   -------------------   --------------------
Equity compensation plans
  approved by security
  holders.......................        831,181              $   5.90                175,866
Equity compensation plans not
  approved by security
  holders.......................        383,333              $   4.92                 87,000
                                       --------                                     --------
Total...........................      1,214,514              $   5.62                262,866
                                       ========                                     ========

---------------

(1) All amounts set forth opposite "Equity compensation plans approved by security holders" relate to the Incentive Plan. All amounts set forth opposite "Equity compensation plans not approved by security holders" relate to the Amended and Restated Edge Petroleum Corporation Elias Stock Incentive Plan (the "Elias Plan"), which is described below.

(2) The shares set forth in column (a) are comprised of shares of common stock that may be issued in the future pursuant to currently outstanding options for the purchase of common stock and shares of common stock that may be issued in the future pursuant to currently outstanding restricted stock awards. In the case of restricted stock awards, Edge does not actually issue shares of common stock until and to the extent the awards vest. The amounts set forth in column (a) include 107,131 shares with respect to the Incentive Plan and 9,333 shares with respect to the Elias Plan, as applicable, that may be issued in the future pursuant to currently outstanding restricted stock awards.

(3) The calculations of weighted average exercise prices are exclusive of restricted stock awards and based solely on (i) options to purchase 724,050 shares of common stock pursuant to the Incentive Plan and (ii) the options to purchase 374,000 shares of common stock pursuant to the Elias Plan.

(4) All of the shares set forth in column (c) with respect to the Incentive Plan may be issued pursuant to stock awards, as well as awards of stock options or stock appreciation rights. All of the shares set forth in column (c) with respect to the Elias Plan may be issued pursuant to restricted stock awards, as well as awards of stock options.

     The Elias Plan was approved by the board of directors of Edge and 475,000 shares of common stock were reserved for issuance thereunder, of which 87,000 shares remain available at December 31, 2002. Under the Elias Plan, awards may be made to Mr. Elias of options for the purchase of common stock and of restricted stock. As of December 31, 2002, options for the purchase of 374,000 shares of common stock and a restricted stock award relating to 14,000 shares of common stock had been made to Mr. Elias under the Elias Plan. The Elias Plan was adopted to induce and retain the employment of Mr. Elias and to stimulate his active interest in the development and financial success of Edge. Mr. Elias' employment agreement contemplates the issuance to him of options for the purchase of up to 450,000 shares of common stock, of which options for 350,000 shares had been issued under the Elias Plan as of December 31, 2002. The Elias Plan provides for the issuance of an initial option award to Mr. Elias for the purchase of 200,000 shares of common stock effective January 8, 1999, which became exercisable in increments of one-third of the shares subject thereto annually beginning on the date of grant, has a term of ten years and an exercise price equal to the fair market value of the common stock on the date of grant. The Elias Plan provides that all subsequent option awards under the Elias Plan, which may be made in the sole discretion of the board, be of options with a ten-year term, becoming exercisable in full upon the second anniversary of the date of grant and with an exercise price not less than the fair market value of the common stock on the date of grant. The Elias Plan provides for an award of 14,000 shares of restricted stock to Mr. Elias effective March 1, 2001, which vests in increments of one-third of the shares subject thereto annually beginning on the first anniversary of grant. The Elias Plan provides that further awards of restricted stock may be made to Mr. Elias under the Elias Plan in the sole discretion of the board.

VOTE REQUIRED; RECOMMENDATION OF THE EDGE BOARD OF DIRECTORS

     The affirmative vote of a majority of the votes cast on the proposal at the Edge special meeting is required for approval of the Incentive Plan, including an amendment to increase the number of shares available for grant under the plan. Approval of this proposal is not a condition to the merger. If the requisite vote is not obtained, the additional shares authorized by the proposal will not be available for grant under the Incentive Plan and no Performance Awards will be granted based on the proposed performance criteria.

EDGE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF EDGE'S INCENTIVE PLAN, INCLUDING AN AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN.

                                    EXPERTS

     The consolidated financial statements of Edge Petroleum Corporation as of December 31, 2002 and 2001 and for each of the two years in the period ended December 31, 2002, have been included herein and incorporated by reference in this joint proxy statement/prospectus as Annex D, in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to a change to the method of accounting for derivative instruments.

     The consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2000, which are included and incorporated by reference in this joint proxy statement/ prospectus as Annex D, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included and incorporated by reference herein, and have been so included and incorporated in reliance upon the report of such firm upon their authority as experts in accounting and auditing.

     The consolidated balance sheet of Miller and subsidiary as of December 31, 2002 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002, which are included in this joint proxy statement/prospectus as Annex F1, have been audited by Plante & Moran, PLLC, independent auditors, as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of Miller and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, equity and cash flows for each of the years in the two-year period ending December 31, 2001, which are included in this joint proxy statement/prospectus as Annex F1, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report, and are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     Arthur Andersen has not consented to the inclusion of their report in this joint proxy statement/ prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen has not consented to the inclusion of their report in this joint proxy statement/prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

     Certain information with respect to the oil and gas reserves of Edge derived from the reports of Ryder Scott Company, L.P., independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firm as experts with respect to the matters covered in such report and in giving such report.

     Certain information with respect to the oil and gas reserves of Miller derived from the reports of Miller and Lents, Ltd., independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firm as experts with respect to the matters covered in such report and in giving such report.

                                 LEGAL MATTERS

     The validity of the Edge common stock to be issued pursuant to the terms of the merger agreement will be passed upon for Edge by Baker Botts L.L.P., Houston, Texas.

     Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain U.S. federal income tax consequences of the merger for Miller.

                          FUTURE STOCKHOLDER PROPOSALS

EDGE PETROLEUM CORPORATION

     Edge's bylaws require written notice to be delivered to the Secretary of Edge by a stockholder:

     - in the event of business to be brought by a stockholder before an annual meeting, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of Edge (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and

     - in the event of nominations of persons for election to the board of directors by any stockholder,

      - with respect to an election to be held at the annual meeting of stockholders, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of Edge (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and

      - with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs.

     If the date of the 2004 annual meeting of stockholders is not more than 30 days before, nor more than 60 days after, the first anniversary of the date of the 2003 annual meeting, stockholders who wish to nominate directors or to bring business before the 2004 annual meeting of stockholders must notify Edge no later than January 8, 2004. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in Edge's bylaws. Edge's bylaws also provide for certain procedures to be followed by stockholders in nominating persons for election to the board of directors of Edge.

     Compliance with the above procedures does not require Edge to include the proposal in its proxy solicitation material. Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a stockholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, proposals that stockholders intend to have included in Edge's proxy statement and form of proxy for the 2004 annual meeting of stockholders must be received by Edge no later than December 9, 2003. However, if the date of the 2004 annual meeting of stockholders changes by more than 30 days from the date of the 2003 annual meeting of stockholders, the deadline by which proposals must be received is a reasonable time before Edge begins to print and mail its proxy materials, which deadline will be set forth in a quarterly report on Form 10-Q or will otherwise be communicated to stockholders. Stockholder proposals must also be otherwise eligible for inclusion. This information supercedes similar information contained in Edge's 2003 proxy statement.

MILLER EXPLORATION COMPANY

     In the event that the merger is not completed, Miller will schedule an annual meeting to be held as soon as is reasonably practicable after the Miller special meeting. In such event, Miller stockholders may present a proposal for inclusion in Miller's proxy statement and presentation at the annual meeting a reasonable time before Miller begins to print and mail its proxy materials.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF EDGE

     For information regarding ownership of outstanding shares of Edge common stock by certain beneficial holders and management of Edge, see the information under the heading "Security Ownership of Certain Beneficial Owners and Management" contained in Edge's 2003 Proxy Statement, which information is specifically incorporated herein by reference. A copy of Edge's 2003 Proxy Statement is attached to this joint proxy statement/prospectus as Annex D1.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MILLER

     For information regarding ownership of outstanding shares of Edge common stock by certain beneficial holders and management of Miller, see Amendment No. 1 to Miller's Annual Report on Form 10-K attached to this joint proxy statement/prospectus as Annex F1 and incorporated herein by reference.

                    DIRECTORS AND EXECUTIVE OFFICERS OF EDGE

     For information regarding the directors and executive officers of Edge, see the information under the heading "Election of Directors" contained in Edge's 2003 Proxy Statement, which information is specifically incorporated herein by reference. A copy of Edge's Proxy Statement is attached to this joint proxy statement/prospectus as Annex D1.

                          EDGE EXECUTIVE COMPENSATION

     For information regarding compensation of Edge's executives, see the information under the headings "Executive Compensation", "Summary Compensation Table", "Options/SAR Grants", "Option/SAR Exercises and 2002 Year-End Option/SAR Values", "401(k) Employee Savings Plan", "Employment Agreements and Change of Control Agreements", "Compensation Committee Interlocks and Insider Participation" and "Compensation Committee Report on Executive Compensation" contained in Edge's 2003 Proxy Statement, which information is specifically incorporated herein by reference. A copy of Edge's 2003 Proxy Statement is attached to this joint proxy statement/prospectus as Annex D1.

      CERTAIN RELATIONSHIPS WITH RESPECT TO EDGE AND RELATED TRANSACTIONS

     For information regarding certain relationships and related transactions with respect to Edge, see the information under the heading "Certain Transactions" contained in Edge's 2003 Proxy Statement and specifically incorporated herein by reference. A copy of Edge's 2003 Proxy Statement is attached to this joint proxy statement/prospectus as Annex D1.

                      WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires Edge and Miller to file information with the Securities and Exchange Commission concerning their respective business and operations. Accordingly, Edge and Miller file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Edge and Miller file at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public on the SEC's web site at http://www/sec.gov. Copies of these reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange at 230 Broad Street, New York, New York 10005.

     Edge has filed with the SEC a registration statement on From S-4. This joint proxy statement/ prospectus is a part of the registration statement and constitutes a prospectus of Edge for the Edge common stock to be issued to holders of Miller common stock in the merger, for the warrants to purchase Edge common stock deemed to be issued to holders of warrants to purchase Miller common stock as a result of Edge's assumption of those warrants in the merger and for Edge common stock issued upon exercise of those warrants and options to purchase Miller common stock outstanding at the effective time of the merger. As allowed by the SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information with respect to Edge and the Edge common stock, you should consult the registration statement and its exhibits. Statements contained in this joint proxy statement/prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for additional information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

     SEC rules and regulations permit us to "incorporate by reference" the information Edge and Miller file with the SEC. This means that we can disclose important information to you by referring you to the other information Edge and Miller have filed with the SEC. The information that we incorporate by reference is considered to be part of this joint proxy statement/prospectus.

     We incorporate by reference the documents listed below:

     For Edge:

     - Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 and including those portions of the Edge 2003 proxy statement which are incorporated by reference in the Form 10-K/A and excluding all other portions of such proxy statement (attached to this joint proxy/prospectus as Annex D and D1, respectively);

     - Quarterly Report on Form 10-Q for the period ended March 31, 2003;

     - Quarterly Report on Form 10-Q for the period ended June 30, 2003 (attached to this joint proxy statement/prospectus as Annex E); and

     - Current Reports on Form 8-K filed with the SEC on June 3, 2003, September 5, 2003 and October 1, 2003.

     For Miller:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (attached to this joint proxy/prospectus as Annex F1 and F2, respectively);

     - Quarterly Report on Form 10-Q for the period ended March 31, 2003;

     - Quarterly Report on Form 10-Q for the period ended June 30, 2003 (attached to this joint proxy/prospectus as Annex G); and

     - Current Reports on Form 8-K filed with the SEC on May 30, 2003 and June 20, 2003.

     Edge's homepage on the Internet's World Wide Web is located at http://www.edgepet.com. Edge's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through its website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on Edge's website or any other website is not incorporated by reference into this joint proxy statement/prospectus and does not constitute a part of this joint proxy statement/prospectus.

     Neither Edge nor Miller has authorized anyone to give any information or make any representation about the merger or about the respective companies that differs from or adds to the information in this joint proxy statement/prospectus or in the documents that Edge files publicly with the SEC. Therefore, you should not rely upon any information that differs from or is in addition to the information contained in this joint proxy statement/prospectus or in the documents that Edge files publicly with the SEC.

     If you live in a jurisdiction where it is unlawful to offer to exchange or sell, to ask for offers to exchange or buy, or to ask for proxies regarding the securities offered by this joint proxy statement/ prospectus, or if you are a person to whom it is unlawful to direct such activities, the offer presented by this joint proxy statement/prospectus is not extended to you.

     The information contained in this joint proxy statement/prospectus speaks only as of the date on the cover, unless the information specifically indicates that another date applies.

                         GLOSSARY OF OIL AND GAS TERMS

     The definitions set forth below shall apply to the indicated terms as used in this joint proxy statement/ prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Bcf.  Billion cubic feet.

     Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Farm-in or farm-out. An agreement whereunder the owner of a working interest in an oil and natural gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty and/or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

     Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

     Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

     MBbls.  One thousand barrels of crude oil or other liquid hydrocarbons.

     Mcf.  One thousand cubic feet.

     Mcfe. One thousand cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas. Prices have historically been higher or substantially higher for crude oil than natural gas on an energy equivalent basis although there have been periods in which they have been lower or substantially lower.

     MMcf.  One million cubic feet.

     MMcfe. One million cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas.

     MMcfe/d.  One million cubic feet equivalent per day.

     Plant products. Liquids generated by a plant facility and include propane, iso-butane, normal butane, pentane and ethane.

     Present value. When used with respect to oil and natural gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to nonproperty-related expenses such as general and administrative expenses, debt service and future income tax expense or to depletion, depreciation, and amortization, discounted using an annual discount rate of 10%.

     Proved developed reserves. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

     Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

     3-D seismic. Advanced technology method of detecting accumulations of hydrocarbons identified through a three-dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

     Undeveloped properties. Lease properties on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such properties contain proved reserves.

     Workover. Operations on a producing well to restore or increase production.

                                                                         ANNEX A
                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           EDGE PETROLEUM CORPORATION

                             EDGE DELAWARE SUB INC.

                                      AND

                           MILLER EXPLORATION COMPANY

                            DATED AS OF MAY 28, 2003

                                        A

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
                                    ARTICLE 1
                                    THE MERGER
Section 1.1     The Merger..................................................    1
Section 1.2     The Closing.................................................    1
Section 1.3     Effective Time..............................................    1
                                    ARTICLE 2
         CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING ENTITY
Section 2.1     Certificate of Incorporation of the Surviving Entity........    2
Section 2.2     Bylaws of the Surviving Entity..............................    2
                                    ARTICLE 3
                  DIRECTORS AND OFFICERS OF THE SURVIVING ENTITY
Section 3.1     Board of Directors of Surviving Entity......................    2
Section 3.2     Officers of Surviving Entity................................    2
                                    ARTICLE 4
                        CONVERSION OF MILLER COMMON STOCK
Section 4.1     Merger Ratio................................................    2
Section 4.2     Conversion of Capital Stock of Miller and Merger Sub........    3
Section 4.3     Exchange of Certificates Representing Miller Common Stock...    4
Section 4.4     Adjustment of Merger Ratio..................................    6
Section 4.5     Dissenting Shares...........................................    6
                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF MILLER
Section 5.1     Existence; Good Standing; Corporate Authority...............    6
Section 5.2     Authorization, Validity and Effect of Agreements............    6
Section 5.3     Capitalization..............................................    7
Section 5.4     Subsidiaries................................................    7
Section 5.5     Compliance with Laws; Permits...............................    7
Section 5.6     No Conflict.................................................    8
Section 5.7     SEC Documents...............................................    8
Section 5.8     Litigation..................................................    9
Section 5.9     Absence of Certain Changes..................................    9
Section 5.10    Taxes.......................................................   10
Section 5.11    Employee Benefit Plans......................................   11
Section 5.12    Labor Matters...............................................   12
Section 5.13    Environmental Matters.......................................   12
Section 5.14    Intellectual Property.......................................   13
Section 5.15    Decrees, Etc................................................   13
Section 5.16    Insurance...................................................   13
Section 5.17    No Brokers..................................................   14
Section 5.18    Opinion of Financial Advisor................................   14
Section 5.19    Edge Stock Ownership........................................   14
Section 5.20    Vote Required...............................................   14
Section 5.21    Undisclosed Liabilities.....................................   14
Section 5.22    Certain Contracts...........................................   14

                                                                              PAGE
                                                                              ----
Section 5.23    [Intentionally left blank]..................................   15
Section 5.24    Improper Payments...........................................   15
Section 5.25    Takeover Statutes; Rights Plans.............................   15
Section 5.26    Title to Properties; Liens and Encumbrances.................   15
Section 5.27    Reserve Report..............................................   16
Section 5.28    Gas Contracts...............................................   16
                                    ARTICLE 6
              REPRESENTATIONS AND WARRANTIES OF EDGE AND MERGER SUB
Section 6.1     Existence; Good Standing; Corporate Authority...............   17
Section 6.2     Authorization, Validity and Effect of Agreements............   17
Section 6.3     Capitalization..............................................   17
Section 6.4     Subsidiaries................................................   18
Section 6.5     Compliance with Laws; Permits...............................   18
Section 6.6     No Conflict.................................................   18
Section 6.7     SEC Documents...............................................   19
Section 6.8     Litigation..................................................   19
Section 6.9     Absence of Certain Changes..................................   20
Section 6.10    Taxes.......................................................   20
Section 6.11    Employee Benefit Plans......................................   21
Section 6.12    Labor Matters...............................................   22
Section 6.13    Environmental Matters.......................................   23
Section 6.14    Intellectual Property.......................................   23
Section 6.15    Decrees, Etc................................................   23
Section 6.16    Insurance...................................................   23
Section 6.17    No Brokers..................................................   24
Section 6.18    [Intentionally left blank]..................................   24
Section 6.19    Miller Stock Ownership......................................   24
Section 6.20    Vote Required...............................................   24
Section 6.21    Undisclosed Liabilities.....................................   24
Section 6.22    Certain Contracts...........................................   24
Section 6.23    [Intentionally left blank]..................................   25
Section 6.24    Improper Payments...........................................   25
Section 6.25    Takeover Statutes; Rights Plans.............................   25
Section 6.26    Title to Properties; Liens and Encumbrances.................   25
Section 6.27    Reserve Report..............................................   26
Section 6.28    Gas Contracts...............................................   26
                                    ARTICLE 7
                                    COVENANTS
Section 7.1     Conduct of Miller Business..................................   27
Section 7.2     No Solicitation by Miller...................................   32
Section 7.3     Confidentiality Matters.....................................   33
Section 7.4     Meetings of Stockholders....................................   33
Section 7.5     Filings; Commercially Reasonable Best Efforts, Etc..........   34
Section 7.6     Inspection..................................................   35
Section 7.7     Publicity...................................................   35

                                                                              PAGE
                                                                              ----
Section 7.8     Registration Statement on Form S-4..........................   35
Section 7.9     Listing Application.........................................   36
Section 7.10    Letters of Accountants......................................   36
Section 7.11    Agreements of Rule 145 Affiliates...........................   36
Section 7.12    Expenses....................................................   36
Section 7.13    Indemnification and Insurance...............................   37
Section 7.14    Antitakeover Statutes.......................................   37
Section 7.15    Control of Appraisal Process................................   38
Section 7.16    Employee Matters............................................   38
Section 7.17    Section 16(b) Board Approval................................   38
Section 7.18    Registration Rights.........................................   38
                                    ARTICLE 8
                                    CONDITIONS
Section 8.1     Conditions to Each Party's Obligation to Effect the            38
                Merger......................................................
Section 8.2     Conditions to Obligation of Miller to Effect the Merger.....   39
Section 8.3     Conditions to Obligation of Edge and Merger Sub to Effect      39
                the Merger..................................................
                                    ARTICLE 9
                                   TERMINATION
Section 9.1     Termination by Mutual Consent...............................   40
Section 9.2     Termination by Edge or Miller...............................   40
Section 9.3     Termination by Miller.......................................   41
Section 9.4     Termination by Edge.........................................   41
Section 9.5     Effect of Termination.......................................   42
Section 9.6     Extension; Waiver...........................................   42
                                    ARTICLE 10
                                GENERAL PROVISIONS
Section 10.1    Nonsurvival of Representations, Warranties and Agreements...   43
Section 10.2    Notices.....................................................   43
Section 10.3    Assignment; Binding Effect; Benefit.........................   43
Section 10.4    Entire Agreement............................................   44
Section 10.5    Amendments..................................................   44
Section 10.6    Governing Law...............................................   44
Section 10.7    Counterparts................................................   44
Section 10.8    Headings....................................................   44
Section 10.9    Interpretation..............................................   44
Section 10.10   Waivers.....................................................   45
Section 10.11   Incorporation of Disclosure Letters and Exhibits............   45
Section 10.12   Severability................................................   45
Section 10.13   Enforcement of Agreement....................................   45
Section 10.14   Consent to Jurisdiction and Venue...........................   45
Section 10.15   Waiver of Jury Trial........................................   45
Section 10.16   No Affiliate Liability......................................   46

                           GLOSSARY OF DEFINED TERMS

DEFINED TERMS                                                   WHERE DEFINED
-------------                                                 -----------------
Acknowledgement Agreements..................................     Section 8.3(e)
Action......................................................    Section 7.13(a)
Affiliate...................................................      Section 10.16
Agreement...................................................           Preamble
Antitrust Laws..............................................     Section 7.5(c)
Applicable Laws.............................................     Section 5.5(a)
Assumed Plan................................................     Section 4.2(d)
Average Closing Price.......................................        Section 4.1
Certificate of Merger.......................................        Section 1.3
Certificates................................................     Section 4.3(b)
Closing.....................................................        Section 1.2
Closing Date................................................        Section 1.2
Closing Price...............................................        Section 4.1
Code........................................................           Recitals
Confidentiality Agreement...................................        Section 7.6
Confidentiality Obligations.................................        Section 7.3
Confidentiality Regulations.................................        Section 7.3
Contingent Obligation.......................................     Section 7.1(m)
Cutoff Date.................................................     Section 7.2(d)
Debt........................................................     Section 7.1(m)
DGCL........................................................        Section 1.1
Director Options............................................        Section 4.1
Dissenting Shares...........................................        Section 4.5
E&P Business................................................     Section 7.1(m)
Edge........................................................           Preamble
Edge Acquisition Proposal...................................     Section 9.3(c)
Edge Benefit Plans..........................................    Section 6.11(a)
Edge Common Stock...........................................           Recitals
Edge Common Stock Value.....................................        Section 4.1
Edge Disclosure Letter......................................          ARTICLE 6
Edge Material Adverse Effect................................    Section 10.9(c)
Edge Material Contracts.....................................    Section 6.22(a)
Edge Permits................................................     Section 6.5(b)
Edge Petroleum Engineers....................................       Section 6.27
Edge Preferred Stock........................................        Section 6.3
Edge Real Property..........................................     Section 6.5(c)
Edge Reports................................................        Section 6.7
Edge Reserve Report.........................................       Section 6.27
Edge Stockholder Agreements.................................           Recitals
Effective Time..............................................        Section 1.3
Environmental Laws..........................................    Section 5.13(a)
ERISA.......................................................    Section 5.11(a)

DEFINED TERMS                                                   WHERE DEFINED
-------------                                                 -----------------
ERISA Affiliate.............................................    Section 5.11(b)
Exchange Act................................................        Section 5.4
Exchange Agent..............................................     Section 4.3(a)
Exchange Fund...............................................     Section 4.3(a)
Form S-4....................................................     Section 7.8(a)
Hazardous Materials.........................................    Section 5.13(b)
Indemnified Parties.........................................    Section 7.13(a)
Indemnified Party...........................................    Section 7.13(a)
Letter of Transmittal.......................................     Section 4.3(b)
Liens.......................................................        Section 5.4
Material Adverse Effect.....................................    Section 10.9(c)
Merger......................................................           Recitals
Merger Ratio................................................        Section 4.1
Merger Sub..................................................           Preamble
Miller......................................................           Preamble
Miller Acquisition Proposal.................................     Section 7.2(a)
Miller Benefit Plans........................................    Section 5.11(a)
Miller Common Stock.........................................           Recitals
Miller Disclosure Letter....................................          ARTICLE 5
Miller Material Adverse Effect..............................    Section 10.9(c)
Miller Material Contracts...................................    Section 5.22(a)
Miller Option...............................................  Section 4.2(d)(i)
Miller Options..............................................  Section 4.2(d)(i)
Miller Permits..............................................     Section 5.5(b)
Miller Petroleum Engineers..................................       Section 5.27
Miller Preferred Stock......................................        Section 5.3
Miller Real Property........................................     Section 5.5(c)
Miller Reports..............................................        Section 5.7
Miller Reserve Report.......................................       Section 5.27
Miller Stock Plans..........................................  Section 4.2(d)(i)
Miller Stockholder Agreements...............................           Recitals
Miller Superior Proposal....................................     Section 7.2(a)
Nasdaq......................................................        Section 6.6
Party Affiliate.............................................      Section 10.16
Person......................................................      Section 10.16
Proxy Statement/Prospectus..................................     Section 7.8(a)
Regulatory Filings..........................................     Section 5.6(b)
Retention Bonus.............................................    Section 7.16(b)
Retention Plan..............................................    Section 7.16(b)
Returns.....................................................    Section 5.10(a)
Rule 145 Affiliates.........................................       Section 7.11
SEC.........................................................            Section
                                                                     4.2(d)(ii)
Securities Act..............................................     Section 4.3(d)
Significant Subsidiary......................................        Section 5.4

DEFINED TERMS                                                   WHERE DEFINED
-------------                                                 -----------------
Subsidiary..................................................    Section 10.9(d)
Surviving Entity............................................        Section 1.1
Takeover Statute............................................       Section 5.25
taxes.......................................................    Section 5.10(d)
Third-Party Provisions......................................       Section 10.3
Transaction.................................................        Section 7.3
Veritas Warrant.............................................        Section 4.1
Warrants....................................................     Section 4.2(e)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May   ,
2003, is by and among Edge Petroleum Corporation, a Delaware corporation ("Edge"), Edge Delaware Sub Inc., a Delaware corporation ("Merger Sub"), and Miller Exploration Company, a Delaware corporation ("Miller").

                                    RECITALS

     A. The Merger. At the Effective Time (as defined herein), the parties intend to effect a merger of Merger Sub with and into Miller, with Miller being the surviving entity (the "Merger"), pursuant to which each share of common stock, par value $.01 per share, of Miller ("Miller Common Stock") will be converted into the right to receive the number of shares of common stock, par value $.01 per share, of Edge ("Edge Common Stock") that is equal to the Merger Ratio.

     B. Intended U.S. Tax Consequences. The parties to this Agreement intend that, for federal income tax purposes, the Merger qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     C. Intended U.S. Accounting Treatment. The parties to this Agreement intend that the Merger be treated as the purchase of Miller by Edge for U.S. generally accepted accounting principles.

     D. Stockholder Agreements. Concurrently with the execution and delivery of this Agreement, (i) certain affiliates of Miller are entering into Stockholder Agreements with Edge (collectively, the "Miller Stockholder Agreements") and (ii) certain affiliates of Edge are entering into Stockholder Agreements with Miller (collectively, the "Edge Stockholder Agreements"), in each case providing for, among other things, the voting of shares of Miller Common Stock or Edge Common Stock, as applicable, owned by such affiliates.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Miller in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. Miller shall be the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Entity"). The Merger shall have the effects specified herein and in the General Corporation Law of the State of Delaware (the "DGCL").

     SECTION 1.2 The Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Section 8.1, or, if on such day any condition set forth in Section
8.2 or Section 8.3 has not been fulfilled or waived, as soon as practicable after all the conditions set forth in Article 8 have been fulfilled or waived in accordance herewith (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (b) at such other time, date or place as Edge and Miller may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     SECTION 1.3 Effective Time. On the Closing Date, Edge, Miller and Merger Sub shall cause a certificate of merger (the "Certificate of Merger") meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such section. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time that Edge and Miller shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

        CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING ENTITY

     SECTION 2.1 Certificate of Incorporation of the Surviving Entity. As of the Effective Time, the certificate of incorporation of Miller in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Entity, until duly amended in accordance with applicable law.

     SECTION 2.2 Bylaws of the Surviving Entity. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity, until duly amended in accordance with applicable law.

                                   ARTICLE 3

                 DIRECTORS AND OFFICERS OF THE SURVIVING ENTITY

     SECTION 3.1 Board of Directors of Surviving Entity. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity as of the Effective Time, until their successors shall be elected and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

     SECTION 3.2 Officers of Surviving Entity. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time, until their successors shall be appointed or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

                                   ARTICLE 4

                       CONVERSION OF MILLER COMMON STOCK

     SECTION 4.1 Merger Ratio. For purposes of this Agreement, the "Merger Ratio" shall be equal to (1)(a) $12,700,000 divided by (b) the Edge Common Stock Value (defined below) divided by (2) the sum of (a) the number of shares of Miller Common Stock outstanding at the Determination Time (other than shares of Miller Common Stock to be canceled without payment of any consideration therefor pursuant to Section 4.2(c) and shares of Miller Common Stock issued upon the exercise of the Veritas Warrant and the Director Options) and (b) Six Thousand Three Hundred Seventy-Three (6,373).

     "Edge Common Stock Value" shall be the Average Closing Price if the Average Closing Price is less than or equal to $5.00 and greater than or equal to $4.70. If the Average Closing Price is greater than $5.00, the Edge Common Stock Value shall be $5.00. If the Average Closing Price is less than $4.70 per share, the Edge Common Stock Value shall be $4.70. Notwithstanding the foregoing, in the event that Edge following the date hereof, but prior to the Determination Time, issues shares of its capital stock for consideration per share for all such issuances which is less than $4.70 per share of Edge Common Stock calculated on a weighted average basis (excluding issuances (x) pursuant to employee benefit plans and (y) pursuant to outstanding options, warrants or convertible securities in accordance with their terms, in each case of (x) and (y) as in existence on the date hereof or as specifically contemplated by this Agreement) pursuant to one or more private placements to third parties, then the Edge Common Stock Value shall be equal to the greater of (A) $4.70 and (B) the lower of (i) such weighted average issuance price per share and (ii) the amount as determined by the foregoing provisions of this definition.

     "Determination Time" shall be the close of business on the fifth trading day prior to the scheduled date (without regard to any adjournment) of the meeting of the Miller Stockholders required by Section 7.4.

     "Average Closing Price" shall mean the average of the Closing Prices for the twenty consecutive trading days ending on the day the Determination Time occurs.

     "Closing Price" shall mean for each trading day the per share closing price of Edge Common Stock as reported on the Nasdaq National Market (or, in case no such reported sale takes place on such trading day, the average of the reported closing bid and asked prices of a share of Edge Common Stock on such trading day on the Nasdaq National Market (as reported in the Central edition of The Wall Street Journal or, if not reported thereby, another authoritative source)).

     "Director Options" shall mean the options granted by Miller to Paul Halpern, Robert Boeve, Richard Burgess and C. E. Miller on May 23, 2002 to purchase an aggregate of 1,200 shares of Miller Common Stock.

     "Veritas Warrant" shall mean the warrant, as amended, issued by Miller to Veritas DGC Land, Inc. on April 15, 1999 and which is currently exercisable for 60,050 shares of Miller Common Stock.

     SECTION 4.2  Conversion of Capital Stock of Miller and Merger Sub.

     (a) At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and non-assessable share of Miller Common Stock.

     (b) At the Effective Time, each share of Miller Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Miller Common Stock to be canceled without payment of any consideration therefor pursuant to Section 4.2(c), and Dissenting Shares (defined below)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a fraction of a share of Edge Common Stock equal to the Merger Ratio and each such share of Miller Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of such shares of Miller Common Stock shall thereafter cease to have any rights with respect to such shares of Miller Common Stock, except the right to receive, without interest, certificates for shares of Edge Common Stock in accordance with Section 4.3(b) and cash for fractional shares in accordance with Section 4.3(b) and Section 4.3(e) upon the surrender of the relevant Certificate (as hereinafter defined).

     (c) Each share of Miller Common Stock issued and held in Miller's treasury and each share of Miller Common Stock owned by any wholly owned Subsidiary of Miller or by Edge or Merger Sub, shall, at the Effective Time and by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and no capital shares of Edge or other consideration shall be delivered in exchange therefor.

     (d) (i) At the Effective Time, all options to acquire shares of Miller Common Stock outstanding at the Effective Time under Miller's stock plans (collectively, the "Miller Stock Plans") identified in Section 4.2(d) of the Miller Disclosure Letter (individually, a "Miller Option" and collectively, the "Miller Options") shall remain outstanding following the Effective Time, subject to the modifications described in this Section 4.2(d)(i). Prior to the Effective Time, Miller and Edge shall take all actions (if any) as may be required to permit the assumption of such Miller Options by Edge pursuant to this Section 4.2(d)(i). At the Effective Time, the Miller Options shall be assumed and adjusted by Edge in such manner that Edge (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code, or (ii) to the extent that the Miller Option is not or ceases to qualify as an "incentive stock option" within the meaning of Section 422 of the Code, would be such a corporation were Section 424 of the Code applicable to such option. Subject to the remainder of this Section 4.2(d), each Miller Option assumed and adjusted by Edge shall be subject to the same terms and conditions as under the applicable Miller Stock Plan and the applicable option agreement entered into pursuant thereto, except that, immediately following the Effective Time (A) each Miller Option shall be exercisable for that whole number of shares of Edge Common Stock equal to the product (rounded to the nearest whole share) of the number of shares of Miller Common Stock subject to such Miller Option immediately prior to the Effective Time multiplied by the Merger Ratio, and (B) the exercise price per Edge Share shall be an amount equal to the exercise price per share of Miller Common Stock subject to such Miller Option in effect immediately prior to the Effective Time divided by the Merger Ratio (the price per share, as so determined, being rounded down to the nearest whole cent). Without limiting the foregoing, effective at the Effective Time, Edge shall assume the Miller Stock Option and Restricted Stock Plan of 1997, as amended, (the "Assumed Plan") for purposes of employing such plan to make grants of stock options and other awards based on shares of Edge Common Stock following the Effective Time.

          (ii) At or prior to the Effective Time, Edge shall take all corporate action necessary to reserve for issuance a number of shares of Edge Common Stock equal to the number of shares of Edge Common Stock available for issuance pursuant to the Assumed Plan (which number shall be the product (rounded to the nearest whole share) of the number of shares of Miller Common Stock available for issuance immediately prior to the Effective Time multiplied by the Merger Ratio). From and after the date of this Agreement, Miller and its Subsidiaries shall take no action to provide for the acceleration of the exercisability of any Miller Options in connection with the Merger (except to the extent such acceleration is required under the terms of such Miller Options or this Agreement). On the Closing Date, Edge shall file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-8 (or a post-effective amendment on Form S-8 with respect to the Form S-4 or such other appropriate form) covering all such shares of Edge Common Stock and shall cause such registration statement to remain effective (and shall cause the prospectus or prospectuses relating thereto to remain compliant with applicable securities laws) for as long as there are outstanding any such Miller Options.

          (iii) Except as otherwise specifically provided by this Section 4.2(d), the terms of the Miller Options and the relevant Miller Stock Plans, as in effect on the Effective Time, shall remain in full force and effect with respect to the Miller Options after giving effect to the Merger and the assumptions by Edge as set forth above. As soon as practicable following the Effective Time, Edge shall deliver to the holders of Miller Options appropriate notices setting forth such holders' rights pursuant to the respective Miller Stock Plans and the agreements evidencing the grants of such Miller Options, and that such Miller Options and such agreements shall be assumed by Edge and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.2(d)).

     (e) At the Effective Time, all warrants (the "Warrants") to purchase shares of Miller Common Stock listed in Section 5.3 of the Miller Disclosure Letter shall be assumed by Edge in accordance with the terms of the Warrant Agreements and the Warrants shall be adjusted as provided therein.

     SECTION 4.3  Exchange of Certificates Representing Miller Common Stock.

     (a) As of the Effective Time, Edge shall appoint its transfer agent for Edge Common Stock or such other bank or trust company reasonably satisfactory to Miller as exchange agent (the "Exchange Agent"), and Edge shall, when and as needed, deposit, or cause to be deposited with the Exchange Agent for the benefit of the holders of shares of Miller Common Stock for exchange in accordance with this Article 4, certificates representing the shares of Edge Common Stock to be issued pursuant to Section 4.2 and delivered pursuant to this
Section 4.3 in exchange for outstanding shares of Miller Common Stock. When and as needed, the Surviving Entity shall provide the Exchange Agent immediately following the Effective Time cash sufficient to pay cash in lieu of fractional shares in accordance with Section 4.3(b) and Section 4.3(e) (such cash and certificates for shares of Edge Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

     (b) Promptly after the Effective Time, Edge shall cause the Exchange Agent to mail to each holder of record of one or more certificates ("Certificates") that immediately prior to the Effective Time represented shares of Miller Common Stock (other than to holders of shares of Miller Common Stock that, pursuant to Section 4.2(c), are canceled without payment of any consideration therefor and other than Dissenting Shares): (A) a letter of transmittal (the "Letter of Transmittal"), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Edge and Miller may reasonably agree and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Edge Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Edge Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Miller Common Stock that is not registered in the transfer records of Miller, a certificate representing the proper number of shares of Edge Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such Miller Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. In the event that a holder has not previously exchanged their Certificates for Miller Common Stock in connection with the 1 for 10 reverse stock split of Miller, the effect of such reverse stock split shall be taken into account (and appropriate notice thereof shall be given to the Exchange Agent by Miller) prior to the issuance of any certificate for Edge Common Stock in exchange for such Certificates for Miller Common Stock.

     (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Edge Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Edge Common Stock represented by such Certificate as a result of the conversion provided in Section 4.2(b) until such Certificate is surrendered as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate (other than Certificates representing Dissenting Shares), there shall be paid to the holder of the Certificates so surrendered, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable and not paid with respect to the number of whole shares of Edge Common Stock issued pursuant to Section 4.2, less the amount of any withholding taxes, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Edge Common Stock, less the amount of any withholding taxes.

     (d) At or after the Effective Time, the Surviving Entity shall pay from funds on hand at the Effective Time any dividends or make other distributions with a record date prior to the Effective Time that may have been declared or made by Miller on shares of Miller Common Stock which remain unpaid at the Effective Time, and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Entity of the shares of Miller Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity, the presented Certificates shall be canceled and exchanged for certificates representing shares of Edge Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4. Certificates surrendered for exchange by any person constituting an "affiliate" of Miller for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Miller has received a written agreement from such person as provided in Section 7.11.

     (e) No fractional shares of Edge Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional shares of Edge Common Stock pursuant to Section 4.2(b), cash adjustments provided by Merger Sub will be paid to holders in respect of any fractional shares of Edge Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Edge Common Stock Value.

     (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any certificates for shares of Edge Common Stock) that remains undistributed to the former stockholders of Miller one year after the Effective Time shall be delivered to Edge. Any former stockholders of Miller who have not theretofore complied with this Article 4 shall thereafter look only to Edge for delivery of certificates representing their shares of Edge Common Stock and cash in lieu of fractional shares and for any unpaid dividends and distributions on the shares of Edge Common Stock deliverable to such former stockholder pursuant to this Agreement.

     (g) None of Edge, Miller, the Surviving Entity, the Exchange Agent or any other person shall be liable to any person for any portion of the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate certificates representing the shares of Edge Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on shares of Edge Common Stock (as provided in Section 4.3(c)), deliverable in respect thereof pursuant to this Agreement.

     SECTION 4.4 Adjustment of Merger Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, Edge changes the number of shares of Edge Common Stock, or Miller changes the number of shares of Miller Common Stock, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Merger Ratio and other items dependent thereon shall be appropriately adjusted.

     SECTION 4.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Miller Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have properly exercised appraisal rights with respect thereto under the DGCL (the "Dissenting Shares") shall not be converted into or represent the right to receive shares of Edge Common Stock as provided in Section 4.2(b), but the holders of Dissenting Shares shall be entitled to receive such payment of the appraised value of such shares held by them from the Surviving Entity as shall be determined pursuant to the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the DGCL, each such holder's shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive shares of Edge Common Stock, without any interest thereon, as provided in Section 4.2(b), and upon surrender in the manner provided in Section 4.3(b) of the Certificate(s) representing such shares, such shares shall no longer be Dissenting Shares.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF MILLER

     Except as set forth in the disclosure letter delivered to Edge by Miller at or prior to the execution hereof (the "Miller Disclosure Letter") and which either makes reference to the particular subsection of this Agreement to which exception is being taken or for which the disclosure in the Miller Disclosure Letter is sufficiently obvious on its face to give Edge reasonable notice that it applies as an exception to another representation and warranty in this
Article 5, Miller represents and warrants to Edge and Merger Sub that:

     SECTION 5.1 Existence; Good Standing; Corporate Authority. Miller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Miller is duly qualified to do business and, to the extent such concept or similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified has not had, and could not reasonably be expected to have, individually or in the aggregate, a Miller Material Adverse Effect (as defined in Section 10.9). Miller has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Miller's certificate of incorporation and bylaws previously made available to Edge are true and correct and contain all amendments as of the date hereof.

     SECTION 5.2 Authorization, Validity and Effect of Agreements. Miller has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to consummate the transactions this Agreement and those other agreements and documents contemplate. The consummation by Miller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of Miller, other than the approvals referred to in
Section 5.20. Miller has duly executed and delivered this Agreement. This Agreement constitutes the valid and legally binding obligation of Miller, enforceable against Miller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity. Miller has taken all action necessary to render the restrictions set forth in Section 203 of the DGCL, and any other applicable takeover law restricting or purporting to restrict business combinations, and in Articles X and XII of its certificate of incorporation inapplicable to this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby.

     SECTION 5.3 Capitalization. The authorized capital stock of Miller consists of 40,000,000 shares of Miller Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share ("Miller Preferred Stock"). As of the date of this Agreement, there were (i) 2,061,253 outstanding shares of Miller Common Stock, (ii) 132,750 shares of Miller Common Stock reserved for issuance upon the exercise of outstanding Miller Options, (iii) 960,050 shares of Miller Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase Miller Common Stock, and (iv) no outstanding shares of Miller Preferred Stock. All such issued and outstanding shares of Miller Common Stock and Miller Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth in this Section 5.3, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which may obligate Miller or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Miller or any of its Subsidiaries. Miller has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Miller on any matter. Section 5.3 of the Miller Disclosure Letter sets forth a list of all outstanding options and warrants of Miller as of the date hereof together with all applicable exercise or strike prices, vesting and termination dates of such options and warrants.

     SECTION 5.4 Subsidiaries. For purposes of this Agreement, "Significant Subsidiary" shall mean significant subsidiary as defined in Rule 1-02 of Regulation S-X of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each of Miller's Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the relevant jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing has not had, and could not reasonably be expected to have, a Miller Material Adverse Effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, each of Miller's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by Miller free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, charges, privileges, easements, rights of way, reservations, options, rights of first refusal and other encumbrances ("Liens").

     SECTION 5.5 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, has not had and could not reasonably be expected to have a Miller Material Adverse Effect and except for matters arising under Environmental Laws (as defined herein), which are treated exclusively in
Section 5.13:

          (a) Neither Miller nor any Subsidiary of Miller is in violation of any applicable law, rule, regulation, code, governmental determination, order, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S. (collectively, "Applicable Laws"), and no claim is pending or, to the knowledge of Miller, threatened with respect to any such matters. No condition exists which constitutes, or could reasonably be expected to constitute, a violation of or deficiency under any Applicable Law by Miller or any Subsidiary of Miller.

          (b) Miller and each Subsidiary of Miller hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of their respective businesses (the "Miller Permits"). All Miller Permits are in full force and effect and there exists no default thereunder or breach thereof, and Miller has no notice or actual knowledge that such Miller Permits will not be renewed in the ordinary course after the Effective Time. No governmental authority has given, or to the knowledge of Miller threatened to give, any action to terminate, cancel or reform any Miller Permit.

          (c) Miller and each Subsidiary of Miller possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its real property or leaseholds ("Miller Real Property"). There exists no material default or breach with respect to, and no party or governmental authority has taken or, to the knowledge of Miller, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to Miller Real Property.

     SECTION 5.6  No Conflict.

     (a) Neither the execution and delivery by Miller of this Agreement nor the consummation by Miller of the transactions contemplated hereby in accordance with the terms hereof will (i) subject to the approvals referred to in Section 5.20, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Miller; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or amendment, or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Miller or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Miller or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Miller or any of its Subsidiaries is a party, or by which Miller or any of its Subsidiaries or any of their properties may be bound or affected; or (iii) subject to the filings and other matters referred to in Section 5.6(b), contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Miller or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Miller Material Adverse Effect.

     (b) Neither the execution and delivery by Miller of this Agreement nor the consummation by Miller of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval, qualification or authorization of, or filing or registration with, any court or governmental or regulatory authority, other than (i) the filing of the Certificate of Merger provided for in Section 1.3 and (ii) filings required under the Exchange Act, the Securities Act, or applicable state securities and "Blue Sky" laws, ((i) through (ii) collectively, the "Regulatory Filings"), except for any consent, approval, qualification or authorization the failure of which to obtain and for any filing or registration the failure of which to make does not and is not reasonably likely to have a Miller Material Adverse Effect.

     SECTION 5.7 SEC Documents. Miller has filed with the SEC all documents (including exhibits and any amendments thereto) required to be so filed by it since January 1, 2000 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to Edge each registration statement, report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Miller Reports"). As of its respective date, each Miller Report (i) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified or superceded by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Miller Reports (including the related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Miller and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders' equity included in or incorporated by reference into the Miller Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Miller and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal year-end audit adjustments which will not be material in effect); and said financial statements (including the related notes and schedules) have been prepared in accordance with generally accepted accounting principles which have been consistently applied throughout the periods covered thereby, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Miller and its Subsidiaries included in the Miller Reports, including all notes thereto, as of the date of such balance sheet, neither Miller nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Miller or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which have not had and could not reasonably be expected to have, individually or in the aggregate, a Miller Material Adverse Effect.

     SECTION 5.8 Litigation. Except as described in the Miller Reports filed prior to the date of this Agreement, there are no actions, suits or proceedings pending against Miller or any of its Subsidiaries or, to Miller's knowledge, threatened against Miller or any of its Subsidiaries, at law or in equity or in any arbitration or similar proceedings, before or by any U.S. federal, state or non-U.S. court, tribal court, commission, board, bureau, agency or instrumentality or any U.S. or non-U.S. arbitral or other dispute resolution body, or any new development in any such existing proceeding, that are reasonably likely to have, individually or in the aggregate, a Miller Material Adverse Effect. The liabilities that are reasonably likely to be incurred by Miller in such actions, suits or proceedings do not exceed the reserves included in the balance sheet of Miller and its subsidiaries included in the Miller Reports by an amount which would have a Miller Material Adverse Effect.

     SECTION 5.9 Absence of Certain Changes. From December 31, 2002 to the date of this Agreement, Miller has conducted its business only in the ordinary course and there has not been (i) any event or occurrence that has had or is reasonably likely to have a Miller Material Adverse Effect; (ii) any material change by Miller or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections; (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Miller or any redemption, purchase or other acquisition of any of its securities; (iv) any split, combination or reclassification of any capital stock of Miller or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of that capital stock; (v) any granting, or any commitment or promise to grant, by Miller or any of its Subsidiaries to any officer of Miller or any of its Subsidiaries of (A) any increase in compensation, except in the ordinary course of business, including in connection with promotions, consistent with prior practice or as required by employment agreements in effect as of the date of the consolidated balance sheet of Miller and its Subsidiaries included in the Miller Reports required or (B) any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, but not including the five most highly compensated executive officers of Miller, or as employment, severance or termination agreements in effect as of date of the consolidated balance sheet of Miller and its Subsidiaries included in the Miller Reports required; (vi) any entry by Miller or any of its Subsidiaries into any employment, severance or termination agreement with any officer of Miller or any of its Subsidiaries; (vii) any increase in, or any commitment or promise to increase, benefits payable or available under any pre-existing Miller Benefit Plan (as defined in Section 5.11), except in accordance with the pre-existing terms of that Miller Benefit Plan, any establishment of, or any commitment or promise to establish, any new Miller Benefit Plan, any amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards or, except in accordance with and under pre-existing compensation policies, any grant, or any commitment or promise to grant, any stock options, stock appreciation rights, performance awards, or restricted stock awards; (vii) any damage to or any destruction or loss of physical properties Miller or any of its Subsidiaries owns or uses, whether or not covered by insurance, that in the aggregate have had or reasonably could be expected to have a Miller Material Adverse Effect; or (viii) any reevaluations by Miller or any of its Subsidiaries of any of their assets (other than any ceiling test writedown related to adjusting the fair value of assets as a result of the consideration to be paid pursuant to this Agreement) which, in accordance with generally accepted accounting principles, Miller will reflect in its consolidated financial statements, including any impairment of assets, and which in the aggregate are material to them. Schedule 5.9 of the Miller Disclosure Letter sets forth all severance and termination payments which will be payable upon the consummation of the Merger and the termination of any employees of Miller.

     SECTION 5.10  Taxes.

     (a) All tax returns, statements, reports, declarations, estimates and forms ("Returns") required to be filed by or with respect to Miller and any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included Miller or any of its Subsidiaries) on or prior to the date hereof have been properly filed on a timely basis with the appropriate governmental authorities, except to the extent that any failure to file has not had and could not reasonably be expected to have, individually or in the aggregate, a Miller Material Adverse Effect, and all taxes due with such Returns have been duly paid, or deposited in full on a timely basis or adequately reserved for in accordance with generally accepted accounting principles, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes have not had and could not reasonably be expected to have, individually or in the aggregate, a Miller Material Adverse Effect. Representations made in this Section 5.10 are made to the knowledge of Miller to the extent that the representations relate to a corporation which was, but is not currently, a part of Miller's or any Subsidiary's affiliated, consolidated, combined, unitary or similar group.

     (b) Except as could not reasonably be expected to have, individually or in the aggregate, a Miller Material Adverse Effect, (i) no audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes or Returns of Miller or any of its Subsidiaries; (ii) no governmental authority is now asserting in writing any deficiency or claim for taxes or any adjustment to taxes with respect to which Miller or any of its Subsidiaries may be liable which have not been fully paid or finally settled; and (iii) neither Miller nor any of its Subsidiaries has any liability for taxes of any person, except for liabilities for taxes under Treas. Reg. sec. 1.1502-6 or any similar provision of state, local, or non-U.S. tax law, except for taxes of the affiliated group of which Miller or any of its Subsidiaries is the common parent within the meaning of Section 1504(a)(1) of the Code, or any similar provision of state, local, or non-U.S. tax law. As of the date of this Agreement, neither Miller nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any taxes with respect to any Returns of Miller or any of its Subsidiaries. Neither Miller nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount in connection with the Merger that would be reasonably likely to constitute an "excess parachute payment" within the meaning of Section 280G of the Code. Neither Miller nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local, or non-U.S. tax law. Neither Miller nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement. Neither Miller nor any of its Subsidiaries has made an election under Section 341(f) of the Code. To the knowledge of Miller, Miller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five years.

     (c) Neither Miller nor any of its Subsidiaries knows of any fact or has taken or failed to take any action that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (d) For purposes of this Agreement, "tax" or "taxes" means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (U.S. or non-U.S.).

     SECTION 5.11  Employee Benefit Plans.

     (a) Section 5.11 of the Miller Disclosure Letter contains a list of all Miller Benefit Plans. The term "Miller Benefit Plans" means all material employee benefit plans and other material benefit arrangements, including all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not U.S.-based plans, and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Miller or any of its Subsidiaries, to which Miller or any of its Subsidiaries is a party or is required to provide benefits under applicable law or in which any person who is currently, has been or, prior to the Effective Time, is expected to become an employee of Miller is a participant. Miller will provide Edge, within 30 days after the date hereof, with true and complete copies of the Miller Benefit Plans and, for each such plan, if applicable, the most recent trust agreement, all contracts relating to such plan with respect to which Miller or any of its Subsidiaries may have liability (including, without limitation, insurance contracts, service provider contracts, subscription and participation agreements, and investment manager contracts), the most recent Form 5500, the most recent summary plan description and all summaries of material modifications subsequently prepared, the most recent funding statement, the most recent annual report and actuarial report (if applicable), the most recent IRS determination letter (if such plan is intended to qualify under Section 401(a) of the Code) and any subsequent determination letter application, the most recent annual audited financial statements and opinion, the most recent annual and periodic accounting of plan assets, all material communications with any governmental entity or agency regarding such plan, and all material employee communications regarding such plan.

     (b) Except for such matters as, individually or in the aggregate, have not had and could not reasonably be expected to have a Miller Material Adverse
Effect: all applicable reporting and disclosure requirements have been met with respect to Miller Benefit Plans; there has been no "reportable event," as that term is defined in Section 4043 of ERISA, with respect to Miller Benefit Plans subject to Title IV of ERISA for which the 30-day reporting requirement has not been waived, and the consummation of the transactions contemplated by this Agreement will not result in such a "reportable event"; to the extent applicable, the Miller Benefit Plans comply with the requirements of ERISA, the Code and the regulations of any applicable jurisdiction (including, without limitation, for each Miller Benefit Plan that is a "group health plan", as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code, the provisions of the Health Insurance Portability and Accountability Act of 1996 contained in the Code and ERISA, and the regulations thereunder, and the continuation coverage requirements required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder, and any applicable similar state law); any Miller Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to such plan's qualification under Section 401(a) of the Code and nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of such qualification; the Miller Benefit Plans have been maintained and operated in accordance with their terms, and, to Miller's knowledge, no person has engaged in any "prohibited transaction," within the meaning of Section 406 of ERISA or Section 4975 of the Code, which is not exempt under Section 408 of ERISA or Section 4975 of the Code, respectively, in relation Miller Benefit Plans, and there are no breaches of fiduciary duty in connection with the Miller Benefit Plans; there are no pending or, to Miller's knowledge, threatened claims against or otherwise involving any Miller Benefit Plan, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Miller Benefit Plan activities) has been brought against or with respect to any such Miller Benefit Plan; no Miller Benefit Plan is subject to an ongoing audit, investigation, or other administrative proceeding of the IRS, the Department of Labor or any other governmental entity or agency, and no Miller Benefit Plan is subject to any pending application for administrative relief under any voluntary compliance program of the IRS, the Department of Labor or any other governmental entity or agency; all material contributions required to be made as of the date hereof to the Miller Benefit Plans have been made or provided for; neither Miller or any of its Subsidiaries has any commitment or obligation to establish any new or additional Miller Benefit Plan or to increase the benefits under any Miller Benefit Plan; with respect to the Miller Benefit Plans or any "employee pension benefit plans," as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Effective Time by Miller, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Miller or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"), (i) neither Miller nor any of its Subsidiaries has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom; and (ii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or
Section 302 of ERISA, whether or not waived.

     (c) Neither Miller nor any of its Subsidiaries nor any of its ERISA Affiliates contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a "multiemployer plan" within the meaning of
Section 3(37) of ERISA, and the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Miller or any Subsidiary thereof.

     (d) No Miller Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Miller or any Subsidiary of Miller for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by applicable law or (ii) death benefits under any "pension plan."

     (e) Miller has not granted any Tax Benefit Rights (as defined in the Assumed Plan) pursuant to Section 7 of the Assumed Plan or any similar rights.

     SECTION 5.12  Labor Matters.

     (a) Neither Miller nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. As of the date of this Agreement, to Miller's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

     (b) Except for such matters as have not had and could not reasonably be expected to have a Miller Material Adverse Effect, (i) neither Miller nor any Subsidiary of Miller has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Miller or any Subsidiary of Miller or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no unfair labor practice charges or other employee related complaints against Miller or any Subsidiary of Miller pending or, to the knowledge of Miller, threatened, before any governmental authority by or concerning the employees working in their respective businesses.

     SECTION 5.13  Environmental Matters.

     (a) Miller and each Subsidiary of Miller has been and is in compliance with all applicable orders of any court, governmental authority or arbitration board or tribunal and any applicable law, ordinance, rule, regulation or other legal requirement (including common law) related to protection of the environment ("Environmental Laws") except for such matters as have not had and could not reasonably be expected to have, individually or in the aggregate, a Miller Material Adverse Effect. There are no past or present facts, conditions or circumstances that interfere with continued compliance by Miller or any Subsidiary of Miller with any Environmental Law, except for any non-compliance or interference that is not reasonably likely to have, individually or in the aggregate, a Miller Material Adverse Effect.

     (b) Except for such matters as have not had and could not reasonably be expected to have, individually or in the aggregate, a Miller Material Adverse Effect, no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of Miller, threatened against Miller or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Miller or its Subsidiaries, former) businesses, assets or properties of Miller or any Subsidiary of Miller, including but not limited to on-site or off-site disposal, release or spill of any material, substance or waste classified, characterized or otherwise regulated as hazardous, toxic, pollutant, contaminant or words of similar meaning under Environmental Laws, including petroleum or petroleum products or byproducts ("Hazardous Materials") which violate Environmental Law or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.

     (c) Neither Miller nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials, except for any such matters as have not had and could not reasonably be expected to have a Miller Material Adverse Effect.

     SECTION 5.14 Intellectual Property. Miller and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and other proprietary information and other proprietary intellectual property rights used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights has not had and could not reasonably be expected to have, individually or in the aggregate, a Miller Material Adverse Effect, and, there are no assertions or claims challenging the validity of any of the foregoing that are reasonably likely to have, individually or in the aggregate, a Miller Material Adverse Effect. The conduct of Miller's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others that are reasonably likely to have, individually or in the aggregate, a Miller Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to Miller or any of its Subsidiaries that is reasonably likely to have, individually or in the aggregate, a Miller Material Adverse Effect.

     SECTION 5.15 Decrees, Etc. Except for such matters as have not had and could not reasonably be expected to have a Miller Material Adverse Effect, (a) no order, writ, fine, injunction, decree, judgment, award or determination of any court or governmental authority or any arbitral or other dispute resolution body has been issued or entered against Miller or any Subsidiary of Miller that continues to be in effect that affects the ownership or operation of any of their respective assets or that involves an amount greater than $100,000, and
(b) no criminal order, writ, fine, injunction, decree, judgment or determination of any court or governmental authority has been issued against Miller or any Subsidiary of Miller.

     SECTION 5.16  Insurance.

     (a) Schedule 5.16 of the Miller Disclosure Letter sets forth a complete list of all insurance policies maintained by Miller and its Subsidiaries, including the name of the issuer, the amount and nature of the coverage, the amount of the premium and terms of the coverage. All such policies are in full force and effect as of the date of this Agreement and the premiums therefore are currently paid.

     (b) Except for such matters as have not had and could not reasonably be expected to have, individually or in the aggregate, a Miller Material Adverse Effect, no event relating specifically to Miller or its Subsidiaries has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to Miller's knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Miller or any Subsidiary of Miller during the period of one year prior to the date hereof. Prior to the date hereof, no event has occurred, including the failure by Miller or any Subsidiary of Miller to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Miller or any Subsidiary of Miller under any such excess liability or protection and indemnity insurance policies.

     SECTION 5.17 No Brokers. Miller has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Miller or Edge to pay any finder's fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Miller has retained C. K. Cooper & Company as its financial advisors, the arrangements with which have been disclosed in writing to Edge prior to the date hereof.

     SECTION 5.18 Opinion of Financial Advisor. The Board of Directors of Miller has received the oral opinion of C. K. Cooper & Company to the effect that, as of the date of this Agreement, the Merger Ratio is fair, from a financial point of view, to the holders of Miller Common Stock. A copy of the written opinion of C. K. Cooper & Company will be delivered to Edge as soon as practicable after the date of this Agreement.

     SECTION 5.19 Edge Stock Ownership. Neither Miller nor any of its Subsidiaries owns any shares of capital stock of Edge or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Edge.

     SECTION 5.20 Vote Required. The only votes of the holders of any class or series of Miller capital stock necessary to approve any transaction contemplated by this Agreement are the affirmative vote in favor of the approval of the Merger and this Agreement of the holders of at least a majority of the outstanding shares of Miller Common Stock.

     SECTION 5.21 Undisclosed Liabilities. Neither Miller nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not fixed, accrued, contingent or otherwise, except liabilities and obligations that
(i) are disclosed in the Miller Reports filed prior to the date of this Agreement, (ii) are referred to in the Miller Disclosure Letter, or (iii) have not had and could not reasonably be expected to have, individually or in the aggregate, a Miller Material Adverse Effect.

     SECTION 5.22  Certain Contracts.

     (a) Section 5.22 of the Miller Disclosure Letter contains a list of all of the following contracts or agreements (other than those set forth on an exhibit index in the Miller Reports filed prior to the date of this Agreement) to which Miller or any Subsidiary of Miller is a party or by which any of them or their assets is bound as of the date of this Agreement: (i) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses is conducted, other than any such limitation that is (x) not material to Miller and its Subsidiaries, taken as a whole, (y) would not have the effect of restricting the activities of Edge after the Effective Time and (z) will not be material to Edge and its Subsidiaries, taken as a whole, following the Effective Time, (ii) any contract or agreement for Debt with a borrowing capacity or outstanding Debt of $50,000 or more, (iii) any transaction or series of similar transactions, since December 31, 2002 or any currently proposed transaction, or series of transactions, to which Miller or any of its Subsidiaries was or is to be a party, in which the amount involved exceeds $50,000 and in which any person who is currently or was since December 31, 2002 an employee of Miller or any of its Subsidiaries at the level of vice president or above had, or will have, a direct or indirect material interest or (iv) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts or agreements of the types described in clauses (i) through (iv) being referred to herein as "Miller Material Contracts").

     (b) As of the date of this Agreement, each Miller Material Contract is in full force and effect, and Miller and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Miller Material Contract to which it is a party, except where such failure to be binding or in full force and effect or such failure to perform does not and is not reasonably likely to create, individually or in the aggregate, a Miller Material Adverse Effect. Except for such matters as do not and are not reasonably likely to have a Miller Material Adverse Effect, neither Miller nor any of its Subsidiaries (x) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Miller, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Miller Material Contract or (y) has received written notice of the desire of the other party or parties to any such Miller Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Miller Material Contract is enforceable by Miller or a Subsidiary of Miller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity, except where such unenforceability is not reasonably likely to create, individually or in the aggregate, a Miller Material Adverse Effect.

     SECTION 5.23  [Intentionally left blank].

     SECTION 5.24 Improper Payments. No bribes, kickbacks or other improper payments have been made by Miller or any Subsidiary of Miller or agent of any of them in connection with the conduct of their respective businesses or the operation of their respective assets, and neither Miller, any Subsidiary of Miller nor any agent of any of them has received any such payments from vendors, suppliers or other persons, where any such payment made or received is reasonably likely to have a Miller Material Adverse Effect.

     SECTION 5.25 Takeover Statutes; Rights Plans. The execution, delivery and performance of this Agreement and the Stockholder Agreements and the consummation of the transactions contemplated hereby and thereby will not cause to be applicable to Miller Section 203 of the DGCL or any similar provision (a "Takeover Statute") (after giving effect to any actions that will be taken prior to the Effective Time). Miller does not have any preferred share purchase rights plan or similar rights plan in effect.

     SECTION 5.26 Title to Properties; Liens and Encumbrances. Except as would not have, individually or in the aggregate, a Miller Material Adverse Effect, Miller and its Subsidiaries have defensible title to all of the properties and assets, both real and personal, tangible and intangible, that they purport to own, including the properties and assets reflected in the Miller Reports and including the lands and leases and associated net revenue and working interests reflected in the Miller Reserve Reports (as defined herein), other than dispositions or expirations in the ordinary course of business since the date thereof, and they are not subject to any Lien, except routine statutory liens securing liabilities not yet due and payable and minor liens, encumbrances, restrictions, exceptions, reservations, limitations and other imperfections (but in no event liens securing indebtedness for borrowed money) that do not materially detract from the value of the specific asset affected or the present use of such asset and except (A) Liens for taxes not yet due and payable or, if payable, that are being contested in good faith in the ordinary course of business, (B) statutory Liens (including materialmen's, mechanic's, repairmen's, landlord's and other similar liens) arising in the ordinary course of business to secure payments not yet due and payable or, if payable, that are being contested in good faith in the ordinary course of business, (C) such easements, restrictions, reservations or other encumbrances, as well as imperfections or irregularities of title, if any, as do not individually or in the aggregate interfere materially with the operation, or materially interfere with the value or use, of such property or asset, (D) obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of any governmental authority, (E) all lessors' royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on or deductions from the proceeds of production that do not operate to (x) reduce the net revenue interest of Miller or its Subsidiaries below that purported to be owned by Miller or its Subsidiaries or as set forth in the Miller Reserve Report, (y) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the working interest of Miller or its Subsidiaries above that purported to be owned by Miller or its Subsidiaries or as set forth in the Miller Reserve Report, without a proportionate increase in the net revenue interest of Miller or its Subsidiaries or (z) increase the working interest of Miller or its Subsidiaries above that purported to be owned by Miller or its Subsidiaries or as set forth in the Miller Reserve Report, without a proportionate increase in the net revenue interest of Miller or its Subsidiaries (F) the terms and conditions of joint operating agreements, (G) all rights to consent by, required notices to, and filings with or other actions by governmental or tribal entities, if any, in connection with the change of ownership or control of an interest in federal, state, tribal or other domestic governmental oil and gas leases, if the same are customarily obtained subsequent to such change of ownership or control, but only insofar as such consents, notices, filings and other actions relate to the transactions contemplated by this Agreement, (H) any preferential purchase rights, (I) required third party consents to assignment, (J) conventional rights of reassignment prior to abandonment and (K) the terms and provisions of oil and gas leases, unit agreements, pooling agreements, communication agreements and other documents creating interests comprising the oil and gas properties; insofar and only insofar as such terms and provisions do not operate to (x) reduce the net revenue interest of Miller or its Subsidiaries below that purported to be owned by Miller or its Subsidiaries or as set forth in the Miller Reserve Report, (y) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the working interest of Miller or its Subsidiaries above that purported to be owned by Miller or its Subsidiaries or as set forth in the Miller Reserve Report without a proportionate increase in the net revenue interest of Miller or its Subsidiaries or (z) increase the working interest of Miller or its Subsidiaries above that purported to be owned by Miller or its Subsidiaries or as set forth in the Miller Reserve Report without a proportionate increase in the net revenue interest of Miller or its Subsidiaries. Section 5.26 of the Miller Disclosure Letter lists the current projects and properties in which either Miller or its Subsidiaries have an interest and the specific interests which Miller or its Subsidiaries own in each project or property. Section 5.26 of the Miller Disclosure Letter lists the current projects and properties in which both (i) Miller or its Subsidiaries and
(ii) Eagle Investments, Inc. have an interest and the specific interest that Eagle Investments, Inc. owns in each project or property.

     SECTION 5.27 Reserve Report. The historical information supplied by Miller to Miller and Lents, Ltd., independent petroleum engineers (the "Miller Petroleum Engineers"), underlying the estimates of the reserves of Miller and its Subsidiaries as of December 31, 2002 in the letter dated January 16, 2003 and delivered by the Miller Petroleum Engineers to Miller (the "Miller Reserve Report"), including, without limitation, production volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts or under hedging arrangements, costs of operations and development, and working interest and net revenue information relating to Miller's and its Subsidiaries' ownership interests in properties, was true and correct in all material respects on the date of such Miller Reserve Report; the estimates of future capital expenditures and other future exploration and development costs supplied to the Miller Petroleum Engineers were prepared in good faith and with a reasonable basis; to the best of Miller's or its Subsidiaries knowledge, the Miller Petroleum Engineers were, as of the date of the Miller Reserve Report prepared by them, and are, as of the date hereof, independent petroleum engineers with respect to Miller and it Subsidiaries; other than normal production of reserves and intervening spot market product price fluctuations, and except as disclosed in the Miller Reports, Miller is not aware of any facts or circumstances that would result in a materially adverse change in the reserves in the aggregate, or the aggregate present value of future net cash flows therefrom, as described in the Miller Reports and as reflected in the Miller Reserve Report; estimates of such reserves and the present value of the future net cash flows therefrom as described in the Miller Reports and reflected in the Miller Reserve Report included in the Miller Reports comply in all material respects to the applicable requirements of the rules and regulations under the Exchange Act. A true and correct copy of the Miller Reserve Report has been provided to Edge.

     SECTION 5.28 Gas Contracts. Except as set forth in Section 5.28 of the Miller Disclosure Letter, Miller and its Subsidiaries, as of the date hereof,
(a) are not obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of Miller's consolidated oil and gas properties at some future date without receiving full payment therefor at the time of delivery, and (b) have not produced gas, in any material amount, subject to, and none of Miller's consolidated oil and gas properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which Miller has established monetary reserves adequate in amount in accordance with generally accepted accounting principles to satisfy such obligations and has segregated such reserves from its other accounts.

                                   ARTICLE 6

             REPRESENTATIONS AND WARRANTIES OF EDGE AND MERGER SUB

     Except as set forth in the disclosure letter delivered to Miller by Edge at or prior to the execution hereof (the "Edge Disclosure Letter") and which either makes reference to the particular subsection of this Agreement to which exception is being taken or for which the disclosure in the Edge Disclosure Letter is sufficiently obvious on its face to give Miller reasonable notice that it applies as an exception to another representation and warranty in this
Article 6, Edge and Merger Sub, jointly and severally, represent and warrant to Miller that:

     SECTION 6.1 Existence; Good Standing; Corporate Authority. Each of Edge and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Edge is duly qualified to do business and, to the extent such concept or similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified has not had, and could not reasonably be expected to have, individually or in the aggregate, an Edge Material Adverse Effect (as defined in Section 10.9). Edge has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the certificate of incorporation and bylaws of Edge and Merger Sub previously made available to Miller are true and correct and contain all amendments as of the date hereof.

     SECTION 6.2 Authorization, Validity and Effect of Agreements. Each of Edge and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby (including the Stockholder Agreements) to which it is a party and to consummate the transactions this Agreement and those other agreements and documents contemplate. The consummation by each of Edge and Merger Sub of the transactions contemplated hereby, including the issuance by Edge of shares of Edge Common Stock pursuant to the Merger, have been duly authorized by all requisite corporate action on behalf of Edge, other than the approvals referred to in Section 6.20. Each of Edge and Merger Sub has duly executed and delivered this Agreement. This Agreement constitutes the valid and legally binding obligation of Edge and Merger Sub, enforceable against Edge or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     SECTION 6.3 Capitalization. The authorized capital stock of Edge consists of 25,000,000 shares of Edge Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("Edge Preferred Stock"). As of the date of this Agreement, there were (i) 9,498,016 outstanding shares of Edge Common Stock,
(ii) 1,148,550 shares of Edge Common Stock reserved for issuance upon the exercise of outstanding Edge options, (iii) 104,136 shares of Edge Common Stock reserved for the issuance of restricted stock which is subject to vesting, (iv) 420,000 shares of Edge Common Stock reserved for issuance upon the exercise of outstanding Edge warrants, and (v) no outstanding shares of Edge Preferred Stock. All such issued and outstanding shares of Edge Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Edge Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth in this Section 6.3, there are no outstanding shares or capital stock, and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which may obligate Edge or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Edge or any of its Subsidiaries. Edge has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Edge on any matter.

     SECTION 6.4  Subsidiaries.

     (a) Each of Edge's Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the relevant jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing has not had, and could not reasonably be expected to have, an Edge Material Adverse Effect. As of the date of this Agreement, all of the outstanding shares of capital stock of, or other ownership interests in, each of Edge's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by Edge free and clear of all Liens.

     (b) Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Edge, and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement. Immediately prior to the Effective Time, Merger Sub will have 100 outstanding shares of its common stock, par value $.01 per share.

     SECTION 6.5 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, has not had and could not reasonably be expected to have an Edge Material Adverse Effect and except for matters arising under Environmental Laws, which are treated exclusively in Section 6.13:

          (a) Neither Edge nor any Subsidiary of Edge is in violation of any Applicable Laws, and no claim is pending or, to the knowledge of Edge, threatened with respect to any such matters. No condition exists which constitutes, or could reasonably be expected to constitute, a violation of or deficiency under any Applicable Law by Edge or any Subsidiary of Edge.

          (b) Edge and each Subsidiary of Edge hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of their respective businesses (the "Edge Permits"). All Edge Permits are in full force and effect and there exists no default thereunder or breach thereof, and Edge has no notice or actual knowledge that such Edge Permits will not be renewed in the ordinary course after the Effective Time. No governmental authority has given, or to the knowledge of Edge threatened to give, any action to terminate, cancel or reform any Edge Permit.

          (c) Edge and each Subsidiary of Edge possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its real property or leaseholds ("Edge Real Property"). There exists no material default or breach with respect to, and no party or governmental authority has taken or, to the knowledge of Edge, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to the Edge Real Property.

     SECTION 6.6  No Conflict.

     (a) Neither the execution and delivery by Edge and Merger Sub of this Agreement nor the consummation by Edge and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will (i) subject to the approvals referred to in Section 6.20, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Edge or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination, amendment or cancellation of, or give rise to a right of purchase under or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Edge or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Edge or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Edge or any of its Subsidiaries is a party, or by which Edge or any of its Subsidiaries or any of their properties may be bound or affected; or (iii) subject to the filings and other matters referred to in Section 6.6(b), contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Edge or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, an Edge Material Adverse Effect.

     (b) Neither the execution and delivery by Edge or Merger Sub of this Agreement nor the consummation by Edge or Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval, qualification or authorization of, or filing or registration with, any court or governmental or regulatory authority, other than the Regulatory Filings and the filing of a listing application with The Nasdaq Stock Market, Inc. ("Nasdaq") pursuant to Section 7.9, except for any consent, approval, qualification or authorization the failure of which to obtain and for any filing or registration the failure of which to make does not and is not reasonably likely to have an Edge Material Adverse Effect.

     SECTION 6.7 SEC Documents. Edge has filed with the SEC all documents (including exhibits and any amendments thereto) required to be so filed by it since January 1, 2000 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to Miller each registration statement, report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Edge Reports"). As of its respective date, each Edge Report (i) complied in all material respects in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified or superceded by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Edge Reports (including the related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Edge and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders' equity included in or incorporated by reference into the Edge Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Edge and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal year-end audit adjustments which will not be material in effect); and said financial statements (including the related notes and schedules) have been prepared in accordance with generally accepted accounting principles which have been consistently applied throughout the periods covered thereby, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Edge and its Subsidiaries included in the most recent Edge Report filed prior to the date of this Agreement that includes such a balance sheet, including all notes thereto, as of the date of such balance sheet, neither Edge nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Edge or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which have not had and could not reasonably be expected to have, individually or in the aggregate, an Edge Material Adverse Effect.

     SECTION 6.8 Litigation. Except as described in the Edge Reports filed prior to the date of this Agreement, there are no actions, suits or proceedings pending against Edge or any of its Subsidiaries or, to Edge's knowledge, threatened against Edge or any of its Subsidiaries, at law or in equity or in any arbitration or similar proceedings, before or by any U.S. federal, state or non-U.S. court, tribal court, commission, board, bureau, agency or instrumentality or any U.S. or non-U.S. arbitral or other dispute resolution body or any new development in any such existing proceeding, that are reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect. The liabilities that are reasonably likely to be incurred by Edge in such actions, suits or proceedings do not exceed the reserves included in the balance sheet included in the most recent Edge Report filed prior to the date of this Agreement that includes a balance sheet by an amount which would have an Edge Material Adverse Effect.

     SECTION 6.9 Absence of Certain Changes. From December 31, 2002 to the date of this Agreement, Edge has conducted its business only in the ordinary course and there has not been (i) any event or occurrence that has had or is reasonably likely to have an Edge Material Adverse Effect; (ii) any material change by Edge or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections; (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Edge or any redemption, purchase or other acquisition of any of its securities; (iv) any split, combination or reclassification of any capital stock of Edge or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of that capital stock; (v) any granting, or any commitment or promise to grant, by Edge or any of its Subsidiaries to any officer of Edge or any of its Subsidiaries of (A) any increase in compensation, except in the ordinary course of business, including in connection with promotions, consistent with prior practice or as required by employment agreements in effect as of the date of the consolidated balance sheet of Edge and its Subsidiaries included in the Edge Reports required or (B) any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, but not including the five most highly compensated executive officers of Edge, or as employment, severance or termination agreements in effect as of the date of the consolidated balance sheet of Edge and its Subsidiaries included in the Edge Reports required; (vi) any entry by Edge or any of its Subsidiaries into any employment, severance or termination agreement with any officer of Edge or any of its Subsidiaries; (vii) any increase in, or any commitment or promise to increase, benefits payable or available under any pre-existing Edge Benefit Plan (as defined in Section 6.11), except in accordance with the pre-existing terms of that Edge Benefit Plan, any establishment of, or any commitment or promise to establish, any new Edge Benefit Plan, any amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards or, except in accordance with and under pre-existing compensation policies, any grant, or any commitment or promise to grant, any stock options, stock appreciation rights, performance awards, or restricted stock awards; (vii) any damage to or any destruction or loss of physical properties Edge or any of its Subsidiaries owns or uses, whether or not covered by insurance, that in the aggregate have had or reasonably could be expected to have an Edge Material Adverse Effect; or (viii) any reevaluations by Edge or any of its Subsidiaries of any of their assets which, in accordance with generally accepted accounting principles, Edge will reflect in its consolidated financial statements, including any impairment of assets, and which in the aggregate are material to them.

     SECTION 6.10  Taxes.

     (a) All Returns required to be filed by or with respect to Edge and any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included Edge or any of its Subsidiaries) on or prior to the date hereof have been properly filed on a timely basis with the appropriate governmental authorities, except to the extent that any failure to file has not had and could not reasonably be expected to have, individually or in the aggregate, an Edge Material Adverse Effect, and all taxes due with such Returns have been duly paid, or deposited in full on a timely basis or adequately reserved for in accordance with generally accepted accounting principles, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes have not had and could not reasonably be expected to have, individually or in the aggregate, an Edge Material Adverse Effect. Representations made in this Section 6.10 are made to the knowledge of Edge to the extent that the representations relate to a corporation which was, but is not currently, a part of Edge's or any Subsidiary's affiliated, consolidated, combined, unitary or similar group.

     (b) Except as could not reasonably be expected to have, individually or in the aggregate, an Edge Material Adverse Effect, (i) no audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes or Returns of Edge or any of its Subsidiaries; (ii) no governmental authority is now asserting in writing any deficiency or claim for taxes or any adjustment to taxes with respect to which Edge or any of its Subsidiaries may be liable which have not been fully paid or finally settled; and (iii) neither

Edge nor any of its Subsidiaries has any liability for taxes of any other person, except for liabilities for taxes under Treas. Reg. sec. 1.1502-6 or any similar provision of state, local, or non-U.S. tax law, except for taxes of the affiliated group of which Edge or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code, or any similar provision of state, local, or non-U.S. tax law. As of the date of this Agreement, neither Edge nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any taxes with respect to any Returns of Edge or any of its Subsidiaries. Neither Edge nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount in connection with the Merger that would be reasonably likely to constitute an "excess parachute payment" within the meaning of Section 280G of the Code. Neither Edge nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local, or non-U.S. tax law. Neither Edge nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement. Neither Edge nor any of its Subsidiaries has made an election under Section 341(f) of the Code. To the knowledge of Edge, Edge has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five years.

     (c) Neither Edge nor any of its Subsidiaries knows of any fact or has taken or failed to take any action that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 6.11  Employee Benefit Plans.

     (a) Section 6.11 of the Edge Disclosure Letter contains a list of all Edge Benefit Plans. The term "Edge Benefit Plans" means all material employee benefit plans and other material benefit arrangements, including all "employee benefit plans" as defined in Section 3(3) of ERISA, whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Edge or any of its Subsidiaries, to which Edge or any of its Subsidiaries is a party or is required to provide benefits under applicable law or in which any person who is currently, has been or, prior to the Effective Time, is expected to become an employee of Edge is a participant. Edge will provide Miller, within 30 days after the date hereof, with true and complete copies of the Edge Benefit Plans and, for each such plan, if applicable, the most recent trust agreement, all contracts relating to such plan with respect to which Edge or any of its Subsidiaries may have liability (including, without limitation, insurance contracts, service provider contracts, subscription and participation agreements, and investment manager contracts), the most recent Form 5500, the most recent summary plan description and all summaries of material modifications subsequently prepared, the most recent funding statement, the most recent annual report and actuarial report (if applicable), the most recent IRS determination letter (if such plan is intended to qualify under Section 401(a) of the Code) and any subsequent determination letter application, the most recent annual audited financial statements and opinion, the most recent annual and periodic accounting of plan assets, all material communications with any governmental entity or agency regarding such plan, and all material employee communications regarding such plan.

     (b) Except for such matters as, individually or in the aggregate, have not had and could not reasonably be expected to have an Edge Material Adverse
Effect: all applicable reporting and disclosure requirements have been met with respect to Edge Benefit Plans; there has been no "reportable event," as that term is defined in Section 4043 of ERISA, with respect to Edge Benefit Plans subject to Title IV of ERISA for which the 30-day reporting requirement has not been waived, and the consummation of the transactions contemplated by this Agreement will not result in such a "reportable event"; to the extent applicable, Edge Benefit Plans comply with the requirements of ERISA, the Code and the regulations of any applicable jurisdiction (including, without limitation, for each Edge Benefit Plan that is a "group health plan", as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code, the provisions of the Health Insurance Portability and Accountability Act of 1996 contained in the Code and ERISA, and the regulations thereunder, and the continuation coverage requirements required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder, and any applicable similar state law); any Edge Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to such plan's qualification under Section 401(a) of the Code and nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of such qualification; the Edge Benefit Plans have been maintained and operated in accordance with their terms, and, to Edge's knowledge, no person has engaged in any "prohibited transaction," within the meaning of Section 406 of ERISA or Section 4975 of the Code, which is not exempt under Section 408 of ERISA or Section 4975 of the Code, respectively, in relation to the Edge Benefit Plans, and there are no breaches of fiduciary duty in connection with Edge Benefit Plans; there are no pending or, to Edge's knowledge, threatened claims against or otherwise involving any Edge Benefit Plan, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Edge Benefit Plan activities) has been brought against or with respect to any such Edge Benefit Plan; no Edge Benefit Plan is subject to an ongoing audit, investigation, or other administrative proceeding of the IRS, the Department of Labor or any other governmental entity or agency, and no Edge Benefit Plan is subject to any pending application for administrative relief under any voluntary compliance program of the IRS, the Department of Labor or any other governmental entity or agency; all material contributions required to be made as of the date hereof to the Edge Benefit Plans have been made or provided for; neither Edge or any of its Subsidiaries has any commitment or obligation to establish any new or additional Edge Benefit Plan or to increase the benefits under any Edge Benefit Plan; with respect to Edge Benefit Plans or any "employee pension benefit plans," as defined in
Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Effective Time by Edge, its Subsidiaries or any ERISA Affiliate, (i) neither Edge nor any of its Subsidiaries has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom; and
(ii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.

     (c) Neither Edge nor any of its Subsidiaries nor any of its ERISA Affiliates contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a "multiemployer plan" within the meaning of
Section 3(37) of ERISA, and the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Edge or any Subsidiary thereof.

     (d) No Edge Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Edge or any Subsidiary of Edge for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by applicable law or (ii) death benefits under any "pension plan".

     SECTION 6.12  Labor Matters.

     (a) Neither Edge nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. As of the date of this Agreement, to Edge's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

     (b) Except for such matters as have not had and could not reasonably be expected to have an Edge Material Adverse Effect, (i) neither Edge nor any Subsidiary of Edge has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Edge or any Subsidiary of Edge or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no unfair labor practice charges or other employee related complaints against Edge or any

Subsidiary of Edge pending or, to the knowledge of Edge, threatened, before any governmental authority by or concerning the employees working in their respective businesses.

     SECTION 6.13  Environmental Matters.

     (a) Edge and each Subsidiary of Edge has been and is in compliance with all Environmental Laws except for such matters as have not had and could not reasonably be expected to have, individually or in the aggregate, an Edge Material Adverse Effect. There are no past or present facts, conditions or circumstances that interfere with continued compliance by Edge or any Subsidiary of Edge with any Environmental Law, except for any non-compliance or interference that is not reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect.

     (b) Except for such matters as have not had and could not reasonably be expected to have, individually or in the aggregate, an Edge Material Adverse Effect, no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of Edge, threatened against Edge or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Edge or its Subsidiaries, former) businesses, assets or properties of Edge or any Subsidiary of Edge, including but not limited to on-site or off-site disposal, release or spill of any Hazardous Materials which violate Environmental Law or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.

     (c) Neither Edge nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials, except for any such matters as have not had and could not reasonably be expected to have an Edge Material Adverse Effect.

     SECTION 6.14 Intellectual Property. Edge and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and other proprietary information and other proprietary intellectual property rights used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights has not had and could not reasonably be expected to have, individually or in the aggregate, an Edge Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing that are reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect. The conduct of Edge's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others that are reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to Edge or any of its Subsidiaries that is reasonably likely to have, individually or in the aggregate, an Edge Material Adverse Effect.

     SECTION 6.15 Decrees, Etc. Except for such matters as have not had and could not reasonably be expected to have an Edge Material Adverse Effect, (a) no order, writ, fine, injunction, decree, judgment, award or determination of any court or governmental authority or any arbitral or other dispute resolution body has been issued or entered against Edge or any Subsidiary of Edge that continues to be in effect that affects the ownership or operation of any of their respective assets or that involves an amount greater than $100,000, and (b) no criminal order, writ, fine, injunction, decree, judgment or determination of any court or governmental authority has been issued against Edge or any Subsidiary of Edge.

     SECTION 6.16  Insurance.

     (a) Schedule 6.16 of the Edge Disclosure Letter sets forth a complete list of all insurance policies maintained by Edge and its Subsidiaries, including the name of the issuer, the amount and nature of the coverage, the amount of the premium and terms of the coverage. All such policies are in full force and effect as of the date of this Agreement and the premiums therefore are currently paid.

     (b) Except for such matters as have not had and could not reasonably be expected to have, individually or in the aggregate, an Edge Material Adverse Effect, no event relating specifically to Edge or its Subsidiaries has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to Edge's knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of Edge or any Subsidiary of Edge during the period of one year prior to the date hereof. Prior to the date hereof, no event has occurred, including the failure by Edge or any Subsidiary of Edge to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of Edge or any Subsidiary of Edge under any such excess liability or protection and indemnity insurance policies.

     SECTION 6.17 No Brokers. Edge has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Miller or Edge to pay any finder's fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 6.18  [Intentionally left blank].

     SECTION 6.19 Miller Stock Ownership. Neither Edge nor any of its Subsidiaries owns any shares of capital stock of Miller or any other securities convertible into or otherwise exercisable to acquire capital stock of Miller.

     SECTION 6.20 Vote Required. The only votes of the holders of any class or series of Edge capital stock necessary to approve any transaction contemplated by this Agreement are the vote of the holders of shares of Edge Common Stock required by the rules of Nasdaq to approve the issuance of shares of Edge Common Stock pursuant to the Merger.

     Section 6.21 Undisclosed Liabilities. Neither Edge nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not fixed, accrued, contingent or otherwise, except liabilities and obligations that
(i) are disclosed in the Edge Reports filed prior to the date of this Agreement,
(ii) are referred to in the Edge Disclosure Letter, or (iii) have not had and could not reasonably be expected to have, individually or in the aggregate, an Edge Material Adverse Effect.

     Section 6.22 Certain Contracts.

     (a) Section 6.22 of the Edge Disclosure Letter contains a list of all of the following contracts or agreements (other than those set forth on an exhibit index in the Edge Reports filed prior to the date of this Agreement) to which Edge or any Subsidiary of Edge is a party or by which any of them or their assets is bound as of the date of this Agreement: (i) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses is conducted other than any such limitation that is not, and will not be following the Effective Time, material to Edge and its Subsidiaries, taken as a whole, (ii) any contract or agreement for Debt with a borrowing capacity or outstanding Debt of $50,000 or more, (iii) any transaction or series of similar transactions, since December 31, 2002 or any currently proposed transaction, or series of transactions, to which Edge or any of its Subsidiaries was or is to be a party, in which the amount involved exceeds $50,000 and in which any person who is currently or was since December 31, 2002 an employee of Edge or any of its Subsidiaries at the level of vice president or above had, or will have, a direct or indirect material interest or (iv) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts or agreements of the types described in clauses (i) through (iv) being referred to herein as "Edge Material Contracts").

     (b) As of the date of this Agreement, each Edge Material Contract is in full force and effect, and Edge and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Edge Material Contract to which it is a party, except where such failure to be binding or in full force and effect or such failure to perform does not and is not reasonably likely to create, individually or in the aggregate, an Edge Material Adverse Effect. Except for such matters as do not and are not reasonably likely to have an Edge Material Adverse Effect, neither Edge nor any of its Subsidiaries (x) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Edge, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Edge Material Contract or (y) has received written notice of the desire of the other party or parties to any such Edge Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Edge Material Contract is enforceable by Edge or a Subsidiary of Edge in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity, except where such unenforceability is not reasonably likely to create, individually or in the aggregate, an Edge Material Adverse Effect.

     SECTION 6.23  [Intentionally left blank].

     SECTION 6.24 Improper Payments. No bribes, kickbacks or other improper payments have been made by Edge or any Subsidiary of Edge or agent of any of them in connection with the conduct of their respective businesses or the operation of their respective assets, and neither Edge, any Subsidiary of Edge, nor any agent of any of them has received any such payments from vendors, suppliers or other persons, where any such payment made or received is reasonably likely to have an Edge Material Adverse Effect.

     SECTION 6.25 Takeover Statutes; Rights Plans. The execution, delivery and performance of this Agreement and the Stockholder Agreements and the consummation of the transactions contemplated hereby and thereby will not cause to be applicable to Edge any Takeover Statute (after giving effect to any actions that will be taken prior to the Effective Time). Edge does not have any preferred share purchase rights plan or similar rights plan in effect.

     SECTION 6.26 Title to Properties; Liens and Encumbrances. Except as set forth in Section 6.26 of the Edge Disclosure Letter, pursuant to the Amended and Restated Credit Agreement by and between Edge and Union Bank of California, N.A. dated as of October 6, 2000 and as would not have, individually or in the aggregate, an Edge Material Adverse Effect, Edge and its Subsidiaries have defensible title to all of the properties and assets, both real and personal, tangible and intangible, that they purport to own, including the properties and assets reflected in the Edge Reports and including the lands and leases and associated net revenue and working interests reflected in the Edge Reserve Reports (as defined herein), other than dispositions or expirations in the ordinary course of business since the date thereof, and they are not subject to any Lien, except routine statutory liens securing liabilities not yet due and payable and minor liens, encumbrances, restrictions, exceptions, reservations, limitations and other imperfections (but in no event liens securing indebtedness for borrowed money) that do not materially detract from the value of the specific asset affected or the present use of such asset and except (A) Liens for taxes not yet due and payable or, if payable, that are being contested in good faith in the ordinary course of business, (B) statutory Liens (including materialmen's, mechanic's, repairmen's, landlord's and other similar liens) arising in the ordinary course of business to secure payments not yet due and payable or, if payable, that are being contested in good faith in the ordinary course of business, (C) such easements, restrictions, reservations or other encumbrances, as well as imperfections or irregularities of title, if any, as do not individually or in the aggregate interfere materially with the operation, or materially interfere with the value or use, of such property or asset, (D) obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of any governmental authority, (E) all lessors' royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on or deductions from the proceeds of production that do not operate to (x) reduce the net revenue interest of Edge or its Subsidiaries below that purported to be owned by Edge or its Subsidiaries or as set forth in the Edge Reserve Report, (y) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the working interest of Edge or its Subsidiaries above that purported to be owned by Edge or its Subsidiaries or as set forth in the Edge Reserve Report without a proportionate increase in the net revenue interest of Edge or its Subsidiaries or (z) increase the working interest of Edge or its Subsidiaries above that purported to be owned by Edge or its Subsidiaries or as set forth in the Edge Reserve Report without a proportionate increase in the net revenue interest of Edge or its Subsidiaries,
(F) the terms and conditions of joint operating agreements, (G) all rights to consent by, required notices to, and filings with or other actions by governmental or tribal entities, if any, in connection with the change of ownership or control of an interest in federal, state, tribal or other domestic governmental oil and gas leases, if the same are customarily obtained subsequent to such change of ownership or control, but only insofar as such consents, notices, filings and other actions relate to the transactions contemplated by this Agreement, (H) any preferential purchase rights, (I) required third party consents to assignment, (J) conventional rights of reassignment prior to abandonment and (K) the terms and provisions of oil and gas leases, unit agreements, pooling agreements, communication agreements and other documents creating interests comprising the oil and gas properties; insofar and only insofar as such terms and provisions do not operate to (x) reduce the net revenue interest of Edge or its Subsidiaries below that purported to be owned by Edge or its Subsidiaries or as set forth in the Edge Reserve Report, (y) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the working interest of Edge or its Subsidiaries above that purported to be owned by Edge or its Subsidiaries or as set forth in the Edge Reserve Report without a proportionate increase in the net revenue interest of Edge or its Subsidiaries or (z) increase the working interest of Edge or its Subsidiaries above that purported to be owned by Edge or its Subsidiaries or as set forth in the Edge Reserve Report without a proportionate increase in the net revenue interest of Edge or its Subsidiaries.
Section 6.26 of the Edge Disclosure Letter lists the current projects and properties in which Edge or its Subsidiaries has an interest and the specific interests which Edge or its Subsidiaries own in each project or property.

     SECTION 6.27 Reserve Report. The historical information supplied by Edge to Ryder Scott Company, independent petroleum engineers (the "Edge Petroleum Engineers"), underlying the estimates of the reserves of Edge and its Subsidiaries as of December 31, 2002 in the letter dated March 17, 2003 and delivered by the Edge Petroleum Engineers to Edge (the "Edge Reserve Report"), including, without limitation, production volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts or under hedging arrangements, costs of operations and development, and working interest and net revenue information relating to Edge's and its Subsidiaries' ownership interests in properties, was true and correct in all material respects on the date of such Edge Reserve Report; the estimates of future capital expenditures and other future exploration and development costs supplied to the Edge Petroleum Engineers were prepared in good faith and with a reasonable basis; to the best of Edge's knowledge, the Edge Petroleum Engineers were, as of the date of the Edge Reserve Report prepared by them, and are, as of the date hereof, independent petroleum engineers with respect to Edge and its Subsidiaries; other than normal production of reserves and intervening spot market product price fluctuations, and except as disclosed in the Edge Reports, Edge is not aware of any facts or circumstances that would result in a materially adverse change in the reserves in the aggregate, or the aggregate present value of future net cash flows therefrom, as described in the Edge Reports and as reflected in the Edge Reserve Report; estimates of such reserves and the present value of the future net cash flows therefrom as described in the Edge Reports and reflected in the Edge Reserve Report included in the Edge Reports comply in all material respects to the applicable requirements of the rules and regulations under the Exchange Act. A true and correct copy of the Edge Reserve Report has been provided to Edge.

     SECTION 6.28 Gas Contracts. Except as set forth in Section 6.28 of the Edge Disclosure Letter, Edge and its Subsidiaries, as of the date hereof, (a) are not obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of Edge's consolidated oil and gas properties at some future date without receiving full payment therefor at the time of delivery, and (b) have not produced gas, in any material amount, subject to, and none of Edge's consolidated oil and gas properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which Edge has established monetary reserves adequate in amount in accordance with generally accepted accounting principles to satisfy such obligations and has segregated such reserves from its other accounts.

                                   ARTICLE 7

                                   COVENANTS

     SECTION 7.1 Conduct of Miller Business. Prior to the Effective Time, except as set forth in the Miller Disclosure Letter or as expressly contemplated by any other provision of this Agreement or the Stockholder Agreements or (provided that Miller has provided Edge with advance notice of the proposed action to the extent practicable) as required by Applicable Laws, unless Edge has consented in writing thereto, Miller:

          (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted and not introduce any new methods of management or operation that in the aggregate are material to its business;

          (b) shall use its commercially reasonable best efforts, and shall cause each of its Subsidiaries to use its commercially reasonable best efforts, to preserve intact its business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with, any of its Subsidiaries or may be liquidated into it or any of its Subsidiaries), keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (c) shall not amend or propose to amend its certificate of incorporation or bylaws;

          (d) shall promptly notify Edge of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Miller Material Contract, respectively (or communications indicating that the same may be contemplated), or any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material governmental complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated), or any material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings or the breach in any material respect of any representation or warranty contained herein;

          (e) shall promptly make available to Edge true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (f) shall not, and shall not permit any of its Subsidiaries to, (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (iii) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its capital stock existing on the date hereof, (iv) with respect to any of its former, present or future employees (excluding officers and directors), increase any compensation or benefits, or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, (v) with respect to any of its former, present or future officers or directors, increase any compensation or benefits or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, (vi) adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law or as required under Section 7.1(t)) any existing employee benefit plan in any material respect, (vii) terminate any executive officer without cause or permit circumstances to exist that would give any executive officer a right to terminate employment if the termination would entitle such executive officer to receive enhanced separation payments upon consummation of the Merger, or (viii) permit any holder of an option to acquire shares of Miller Common Stock to have shares withheld upon exercise, for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;

          (g) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (h) shall not, and shall not permit any of its Subsidiaries to, except for contractual commitments in effect on the date hereof and disclosed in the Miller Disclosure Letter, sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries as a whole, except for (i) sales of surplus or obsolete equipment, (ii) sales of hydrocarbons in the ordinary course of business, or (iii) sales, leases or other transfers between such party and its wholly owned Subsidiaries or between those Subsidiaries;

          (i) shall not, and shall not permit any of its Subsidiaries to, negotiate for the acquisition of any business or the start-up of any new business or acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (j) shall not, except as may be required as a result of a change in generally accepted accounting principles, change any of the material accounting principles or practices used by it;

          (k) shall, and shall cause each of its Subsidiaries to, use their commercially reasonable best efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage;

          (l) shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or (iii) change in any material respect any of its methods of reporting any item for tax purposes from those employed in the preparation of its tax returns for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

          (m) shall not, and shall not permit any of its Subsidiaries to, (i) incur any Debt or guarantee any Debt or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or any of its Subsidiaries or guarantee any debt securities of others, (ii) except in the ordinary course of business or with or between its Subsidiaries, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, Liens, security interests or other encumbrances on its property in connection with any indebtedness thereof (other than Permitted Liens) or (iii) make or commit to make capital expenditures that, individually or in the aggregate, exceed $100,000 per quarter for each quarter from the date of this Agreement to the Effective Time, excluding capital expenditures to repair damage covered by insurance; for the purposes of this Agreement, (x) "Debt" shall mean, with respect to any person, the aggregate amount of, without duplication, (1) all obligations for borrowed money; (2) all obligations evidenced by bonds, debentures, notes or other similar instruments; (3) all obligations to pay the deferred purchase price of property or services; (4) all capitalized lease obligations; (5) all obligations or liabilities of others secured by a lien on any asset owned by such person whether or not such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the book value of such asset; (6) all Contingent Obligations of such person; and (7) any other obligations or liabilities which are required by generally accepted accounting principles to be shown as debt on a balance sheet, and (y) "Contingent Obligation" shall mean, as applied to any person, any direct or indirect liability, contingent or otherwise, of that person with respect to any indebtedness, lease, dividend, letter of credit or other similar obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business) co-made or discounted or sold with recourse by that person, or in respect of which that person is otherwise directly or indirectly liable, including, without limitation, any such obligation for which that person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contribu-tions or otherwise), or to maintain the solvency or any balance sheet, income or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation shall be equal to the amount of the obligation, or portion thereof, so guaranteed or otherwise supported;

          (n) shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire any shares of capital stock of Edge;

          (o) shall not take any action that is reasonably likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body required to consummate the transactions contemplated by this Agreement;

          (p) unless in the good faith opinion of its Board of Directors after consultation with its outside legal counsel the following would be inconsistent with its fiduciary duties, (i) shall not terminate, amend, modify or waive any provision of any agreement containing a standstill covenant to which it is a party; and (ii) during such period shall enforce, to the fullest extent permitted under Applicable Law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

          (q) shall not take any action that would reasonably be expected to result in any condition in Article 8 not being satisfied;

          (r) shall with respect to its and its Subsidiaries oil and gas operations:

             (i) operate and maintain or cause to be operated and maintained, to the extent of their contractual rights to do so, its oil and gas properties and assets or any unit of which its oil and gas properties and assets are a part, as a reasonable prudent operator and in a good and workmanlike manner in accordance with all applicable laws, rules, regulations and orders and the terms of the respective applicable operating and other agreements;

             (ii) maintain its oil and gas leases, unit agreements, pooling agreements, communitization agreements, orders or declarations and other documents creating interests comprising its oil and gas properties and assets and all permits, licenses and similar rights and privileges relative thereto in full force and effect (except for abandonment of its oil and gas leases not capable of producing oil, gas or other minerals covered thereby in commercial quantities after the expiration of their respective primary terms) and comply with all material express or implied covenants therein and perform all of their material obligations under contracts relating to or affecting its oil and gas properties and assets;

             (iii) exercise due diligence in safeguarding and maintaining secure and confidential all seismic, geological and geophysical maps, data and information and other confidential data in their possession relating primarily to its oil and gas properties and assets;

             (iv) pay or cause to be paid all rentals, royalties, shut-in royalties, minimum royalties and other costs and expenses incurred in connection with its oil and gas properties and assets before they become delinquent, except royalties held in suspense in the ordinary course of business, royalties being claimed on take-or-pay payments and expenses being contested in good faith in the ordinary course of business by appropriate action;

             (v) inform Edge of all requests for commitments to expend funds in excess of $50,000 with respect to any of its oil and gas properties and assets and will not, without providing Edge a reasonable opportunity to instruct Miller, agree to participate in any operation proposed after the date hereof relating to any of its oil and gas properties and assets and requiring an expenditure in excess of $50,000; and

             (vi) maintain all wells, fixtures, facilities, personal property and equipment included in its oil and gas properties and assets in at least as good a condition as they were in at the date hereof, except for ordinary wear and tear incurred during such period, and remove no material portions thereof from its oil and gas properties and assets, except portions that are replaced with other personal property, fixtures or improvements of equal or greater value and usefulness; and

          (s) shall not with respect to its and its Subsidiaries oil and gas operations:

             (i) abandon any well on any of its oil and gas properties and assets capable of commercial production, or release or abandon any of its oil and gas properties and assets (except for abandonment of oil and gas leases not capable of producing oil, gas or other minerals covered thereby in commercial quantities after the expiration of their respective primary terms);

             (ii) enter into any gas sales or purchase contract (together with any supplier-purchaser relationship or dedication accompanying such contract) not terminable at will (without penalty) on notice of 60 days or less;

             (iii) commence any drilling, reworking, completing or other operations on its oil and gas properties and other assets operated by them, and not consent or become a non-consenting party with respect to the commencement of any drilling, reworking, completing or other operations on its oil and gas properties and other assets not operated by Miller or its Subsidiaries (except emergency operations) without obtaining the prior written consent of Edge; provided that such prior written consent of Edge shall not be required with respect to (i) any single operation or series of related operations for which the amount of expenditure or liability attributable to Miller's interest is less than $50,000, (ii) those expenditures set forth on Schedule 7.1(s) to the Miller Disclosure Letter that Miller or its Subsidiaries was obligated to undertake prior to the date of this Agreement and (iii) any circumstances by which Miller or its Subsidiaries becomes a nonconsenting party, but makes a binding offer open for a 10-day period for Edge to farm-out the oil and gas property pursuant to a mutually acceptable form of Farm-Out Agreement.

          (t) shall, prior to the Closing Date take the corporate actions necessary to effectuate the termination of the Miller Savings Plan, which termination shall be effective as of the day immediately prior to the Effective Time and whereby the assets held in connection with the Miller Savings Plan shall be distributed following the Effective Time.

          (u) shall not (i) agree in writing or otherwise to take any of the foregoing prohibited actions or (ii) permit any of its Subsidiaries to agree in writing or otherwise to take any of the foregoing prohibited actions that refer to Subsidiaries.

     SECTION 7.1A Conduct of Edge's Business. Prior to the Effective Time, except as set forth in the Edge Disclosure Letter or as expressly contemplated by any other provision of this Agreement or the Stockholder Agreements or (provided that Edge has provided Miller with advance notice of the proposed action to the extent practicable) as required by Applicable Laws, unless Miller has consented in writing thereto, Edge:

          (a) shall, and shall cause each of its Subsidiaries to, conduct its operations in accordance with the primary business focus of Edge and its Subsidiaries, taken as a whole;

          (b) shall use its commercially reasonable best efforts, and shall cause each of its Subsidiaries to use its commercially reasonable best efforts, to preserve intact its business organizations and goodwill (except that any of its Subsidiaries may be merged with or into, or be consolidated with, any of its Subsidiaries or may be liquidated into it or any of its Subsidiaries);

          (c) shall not amend or propose to amend its certificate of incorporation or bylaws (other than an amendment to its bylaws to increase the advance notice provisions thereof);

          (d) shall promptly notify Miller of any material change in its condition (financial or otherwise) or business or any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

          (e) shall promptly make available to Miller true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (f) shall not, and shall cause its Subsidiaries not to, (i) issue or sell any shares of Edge's capital stock or the capital stock of any of its Subsidiaries (or securities convertible into or exchangeable for capital stock) for less than $4.70 per share of Edge Common Stock or Edge Common Stock equivalent (in the case of any warrant, option, convertible or similar security of Edge), except for issuances (x) pursuant to employee benefit plans or (y) pursuant to outstanding options, warrants or convertible securities in accordance with their terms, in each case of (x) and (y) as in existence on the date hereof and (ii) shall not issue to holders of Edge's capital stock any rights to purchase any shares of Edge's capital stock for less than the fair market value thereof (other than pursuant to a customary stockholder rights plan which includes a provision whereby one right under such plan will be issued in respect of each share of Edge Common Stock issued in the Merger);

          (g) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than pursuant to a customary stockholder rights plan) or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action, in each case at a price below the then fair market value of such capital stock;

          (h) during the period beginning five business days prior to the mailing of the Proxy Statement/ Prospectus and ending at the Edge Price Ending Date, shall not (and shall cause its Subsidiaries not to) redeem, repurchase or otherwise acquire any shares of Edge Common Stock (other than pursuant to existing employee benefit plans) and other than in accordance with Regulation M; and

          (i) shall not, except as may be required as a result of a change in generally accepted accounting principles, change any of the material accounting principles or practices used by it;

          (j) shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire any shares of capital stock of Miller;

          (k) shall not take any action that is reasonably likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body required to consummate the transactions contemplated by this Agreement;

          (l) shall not take any action that would reasonably be expected to result in any condition in Article 8 not being satisfied;

          (m) other than any acquisition or series of acquisitions, related or unrelated (i) as to which the target company or assets being acquired are not primarily engaged in, or not primarily used in, the exploration, development or production of crude oil or natural gas or other minerals (the "E&P Business") and for which the aggregate purchase price is not in excess of $1 million, or (ii) as to which the (A) target company or assets being acquired are primarily engaged in, or primarily used in, the E&P Business and (B) which does not result in a debt-to-capital ratio in excess of 50% after giving effect to the acquisition, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

     SECTION 7.2  No Solicitation by Miller.

     (a) Miller agrees that (i) none of it, its Subsidiaries, its officers or directors or the officers and directors of its Subsidiaries shall, and it shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, and on becoming aware of it will use its best efforts to stop such person from continuing to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any action designed to facilitate, directly or indirectly, any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a tender or exchange offer, merger, consolidation, purchase, transaction in which any of Miller's capital stock is issued to a third party or its stockholders, business combination, purchase or lease of assets or similar transaction or series of transactions (other than the transactions contemplated by this Agreement and except for sales of hydrocarbons in the ordinary course of business and the sale of Miller's interest in the N. Monroeville Field (any such proposal, offer or transaction being hereinafter referred to as a "Miller Acquisition Proposal") or cooperate with or assist, participate or engage in any discussions or negotiations concerning a Miller Acquisition Proposal; and (ii) it will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing; provided that nothing contained in this Agreement shall prevent Miller or its Board of Directors from (A) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Miller Acquisition Proposal or (B) prior to the Cutoff Date (as defined herein), providing information (pursuant to a confidentiality and standstill agreement in reasonably customary form with terms at least as favorable to Miller as the Confidentiality Agreement (as defined in Section 7.6) and which does not contain terms that prevent Miller from complying with its obligations under this Section 7.2(a)) to, or engaging in any negotiations or discussions with, any person or entity who has made an unsolicited bona fide written Miller Acquisition Proposal with respect to at least fifty (50%) percent of the outstanding capital stock of Miller or at least fifty (50%) percent of the assets of Miller (with the value of the assets to be sold and all assets determined by reference to the PV10 value of such assets as shown in the Miller Reserve Report) that did not result from a breach of this
Section 7.2(a) and that, in the good faith judgment of the Board of Directors of Miller, taking into account the identity of the person making the Miller Acquisition Proposal, all legal, financial, regulatory and other aspects of the proposal and the likelihood of financing and consummation, and after considering the advice of its legal counsel and financial advisor, could reasonably be expected to be consummated without undue delay and represents a transaction more favorable to its stockholders than the Merger (a "Miller Superior Proposal"), to the extent the Board of Directors of Miller, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations.

     (b) Prior to taking any action referred to in Section 7.2(a), if Miller intends to participate in any such discussions or negotiations or provide any such information to any such third party, Miller shall give prompt prior oral and written notice to Edge of each such action. Miller will immediately notify Edge orally and in writing of any such requests for such information or the receipt of any Miller Acquisition Proposal or any inquiry with respect to or that could lead to a Miller Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Miller Acquisition Proposal, and the material terms and conditions of any Miller Acquisition Proposal. Miller will (i) keep Edge fully informed of the status and details (including any changes or proposed changes to such status or details) on a timely basis of any such requests, Miller Acquisition Proposals or inquiries and (ii) provide to Edge as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Miller from any third party in connection with any Miller Acquisition Proposal or sent or provided by Miller to any third party in connection with any Miller Acquisition Proposal. Any written notice under this Section 7.2(b) shall be given by facsimile with receipt confirmed or personal delivery.

     (c) Nothing in this Section 7.2 shall permit Miller to enter into any agreement with respect to a Miller Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, Miller shall not enter into any agreement with any person that provides for, or in any way facilitates, a Miller Acquisition Proposal, other than (i) a confidentiality and standstill agreement in reasonably customary form with terms at least as favorable to Miller as the Confidentiality Agreement and which does not contain terms that prevent Miller from complying with its obligations under this Section and (ii) an agreement which (1) is not and expressly states that it is not binding upon Miller or its Subsidiaries and does not create any liability upon or obligation of Miller or its Subsidiaries or Edge and its Subsidiaries unless and until such time as this Agreement is terminated pursuant to Article 9 (other than as a result of a breach of this Agreement by Miller or its Subsidiaries) and (2) shall terminate upon the Effective Time under this Agreement and (3) without limiting the generality of the foregoing, will not have effect of directly or indirectly causing Miller or its Subsidiaries to take any action or refrain from taking any action prior to the Effective Time nor cause Miller or its Subsidiaries to incur any liability or obligation in respect of any action or inaction occurring prior to the termination of this Agreement and (4) specifically states that notwithstanding anything to the contrary contained in such agreement, the provision of this Section 7.2(c) shall control with respect to such agreement.

     (d) For purposes hereof, the "Cutoff Date," when used with respect to Miller, means the date the condition set forth in Section 8.1(a)(i) is satisfied.

     SECTION 7.3 Confidentiality Matters. Notwithstanding anything to the contrary set forth in the Confidentiality Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that any obligations of confidentiality contained therein (the "Confidentiality Obligations"), as they relate to the "tax treatment or tax structure" (as that phrase is used in Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations (the "Confidentiality Regulations") promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended) of any proposed transactions, matters or arrangements described therein, or any related transactions, matters or arrangements (the "Transaction") shall terminate at the earliest of (a) the date of the public announcement of discussions relating to the Transaction, (b) the date of public announcement of the Transaction, and (c) the date of the execution of an agreement to enter into the Transaction. Furthermore, nothing contained in this Agreement shall restrict the ability of a party to consult a tax advisor of its own choosing with respect to the Transaction.

     SECTION 7.4  Meetings of Stockholders.

     (a) Each of Edge (if a vote of Edge's stockholders is required pursuant to the rules of the Nasdaq) and Miller shall take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws, to convene a meeting of its stockholders as promptly as practicable to consider and vote upon (i) in the case of Edge, the issuance of shares of Edge Common Stock pursuant to the Merger and, at the discretion of Edge, an amendment of its Incentive Plan to increase the number of shares of Edge Common Stock reserved for issuance thereunder and (ii) in the case of Miller, the adoption of this Agreement. Edge and Miller shall coordinate and cooperate with respect to the timing of such meetings and shall use their commercially reasonable best efforts to hold such meetings on the same day. Notwithstanding any other provision of this Agreement, unless this Agreement is terminated in accordance with the terms hereof, Miller and Edge (if a vote of Edge's stockholders is required pursuant to the rules of the Nasdaq) shall each submit the foregoing matters to its stockholders, whether or not the Board of Directors of Miller or Edge, as the case may be, withdraws, modifies or changes its recommendation and declaration regarding such matters.

     (b) Each of Edge and Miller, through its Board of Directors, shall recommend approval of such matters and use its best efforts to solicit approval by its stockholders in favor of such matters (including, without limitation, the solicitation of proxies, the hiring of proxy solicitors, and the taking of all other action necessary or advisable to secure the vote of their stockholders required by applicable laws and the Nasdaq to obtain such approvals); provided, however, and notwithstanding, that the Board of Directors of Edge or the Board of Directors of Miller may at any time prior to such party's Cut-Off Date upon two business days' prior written notice to Miller or Edge, respectively, (i) withdraw, modify or change any recommendation and declaration regarding such matters or (ii) recommend and declare advisable any Miller Superior Proposal (but subject to Section 7.2(c)), if in the good faith opinion of such Board of Directors after consultation with its outside legal counsel the failure to so withdraw, modify or change its recommendation and declaration or to so recommend and declare advisable any Miller Superior Proposal would be inconsistent with its fiduciary obligations and

(iii) in the event of a withdrawal, modification or change in recommendation or the determination to do so, discontinue the best efforts referred to in this sentence. In the event of a recommendation and declaration pursuant to clause
(ii) in the preceding sentence, Miller must have fully complied with the terms of this Agreement including without limitation Section 7.2(b) and have considered and caused its financial and legal advisors to consider, any written counteroffer from Edge, and the Board of Directors of Miller, must have determined in the good faith of its members and after consultation with its financial and legal advisors that the terms and conditions of such counteroffer are not at least as favorable to the stockholders of Miller, as that proposal. Any withdrawal, modification or change in the recommendation or the determination to do so or discontinuance of best efforts of any party in accordance with this Section 7.4 shall not constitute a breach of such party's representations, warranties, covenants or agreements contained in this Agreement.

     SECTION 7.5  Filings; Commercially Reasonable Best Efforts, Etc.

     (a) Subject to the terms and conditions herein provided, Miller and Edge shall:

          (i) use their commercially reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and non-U.S. jurisdictions in connection with the execution and delivery of this Agreement, and the consummation of the Merger and the transactions contemplated hereby; and (B) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations without causing an Edge Material Adverse Effect or a Miller Material Adverse Effect;

          (ii) promptly notify each other of any communication concerning this Agreement or the transactions contemplated hereby to that party from any governmental or regulatory authority and permit the other party to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any governmental or regulatory authority;

          (iii) not agree to participate in any meeting or discussion with any governmental or regulatory authority in respect of any filings, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such governmental or regulatory authority, gives the other party the opportunity to attend and participate in such meeting or discussion;

          (iv) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or any such authority's staff on the other hand, with respect to this Agreement and the transactions contemplated hereby; and

          (v) furnish the other party with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities.

     (b) Without limiting Section 7.5(a), but subject to Section 7.5(c), Edge and Miller shall:

          (i) each use commercially reasonable best efforts to avoid the entry of, or to have vacated, terminated or modified, any decree, order or judgment that would restrain, prevent or delay the Closing; and

          (ii) each use commercially reasonable best efforts to take any and all steps necessary to obtain any consents or eliminate any impediments to the Merger.

     (c) Nothing in this Agreement shall require Edge to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of Miller's assets or limits on Miller's freedom of action with respect to any of its businesses, whether prior to or after the Effective Time, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to any antitrust, competition or premerger notification, trade regulation law, regulation or order ("Antitrust Laws") or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws, other than dispositions, limitations or consents, commitments or agreements which in each such case may be conditioned upon the consummation of the Merger and the transactions contemplated hereby and that, in each such case do not and are not reasonably likely, individually or in the aggregate, to have an Edge Material Adverse Effect after the Effective Time.

     (d) Edge and Miller intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Edge, Miller nor their respective Subsidiaries shall take actions, cause actions to be taken or fail to take actions, as a result of which the Merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 7.6 Inspection. From the date hereof to the Effective Time, each of Miller and Edge shall allow all designated officers, attorneys, accountants and other representatives of Edge or Miller, as the case may be, reasonable access, at all reasonable times during normal business hours, upon reasonable notice, to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Edge and Miller and their respective Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 7.6 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Edge and Miller agrees that it shall not, and shall cause its respective representatives not to, use any information obtained pursuant to this Section 7.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All non-public information obtained pursuant to this Section 7.6 shall be governed by the Confidentiality Agreement dated March 5, 2003 between Edge and Miller (the "Confidentiality Agreement").

     SECTION 7.7 Publicity. No party hereto shall issue any press release regarding this Agreement or the subject matter hereof without the prior written consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or quotation system.

     SECTION 7.8  Registration Statement on Form S-4.

     (a) Each of Edge and Miller shall cooperate with each other and promptly prepare, and Edge, in consultation with Miller, shall file with the SEC, as soon as practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act with respect to the shares of Edge Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Edge and of Miller in connection with the transactions contemplated by this Agreement (the "Proxy Statement/Prospectus"). The respective parties, in consultation with each other, will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Edge shall use its commercially reasonable best efforts, and Miller shall cooperate with Edge, to have the Form S-4 declared effective by the SEC as promptly as practicable. Edge shall use its commercially reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary non-U.S., state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto (including all SEC and other filing fees and all printing and mailing expenses associated with the Form S-4 and the Proxy Statement/Prospectus). Edge shall advise Miller, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Edge Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Each of the parties shall also promptly provide each other party copies of all written correspondence received from the SEC and summaries of all oral comments received from the SEC in connection with the transactions contemplated by this Agreement. Each of the parties shall promptly provide each other party with drafts of all correspondence intended to be sent to the SEC in connection with the transactions contemplated by this Agreement and allow each such party the opportunity to comment thereon prior to delivery to the SEC.

     (b) Edge, if a vote of Edge's stockholders is required pursuant to the rules of the Nasdaq, and Miller shall each use its commercially reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

     (c) Each of Edge and Miller shall ensure that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Edge and Miller, or, in the case of information provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it becomes effective, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     SECTION 7.9 Listing Application. Edge shall promptly prepare and submit to the Nasdaq a listing application covering the shares of Edge Common Stock issuable in the Merger and shall use its commercially reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Edge Common Stock, subject to official notice of issuance.

     SECTION 7.10  Letters of Accountants.

     (a) Miller shall use its commercially reasonable best efforts to cause to be delivered to Edge "comfort" letters of Plante & Moran, PLLC, Miller's independent public accountants, dated within two business days of the effective date of the Form S-4 and within two business days of the Closing Date, respectively, and addressed to Edge with regard to certain financial information regarding Miller included in the Form S-4, in form reasonably satisfactory to Edge and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) Edge shall use its commercially reasonable best efforts to cause to be delivered to Miller "comfort" letters of KPMG LLP, Edge's independent public accountants, dated within two business days of the effective date of the Form S-4 and within two business days of the Closing Date, respectively, and addressed to Miller, with regard to certain financial information regarding Edge included in the Form S-4, in form reasonably satisfactory to Miller and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 7.11 Agreements of Rule 145 Affiliates. Prior to the Effective Time, Miller shall cause to be prepared and delivered to Edge a list identifying all persons who Miller believes, at the date of the meeting of Miller's stockholders to consider and vote upon the approval of the Merger and this Agreement, may be deemed to be "affiliates" of Miller, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Miller shall use its commercially reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Edge, at or prior to the Effective Time, a written agreement, in the form of Exhibit A. Edge shall be entitled to place restrictive legends on any shares of Edge Common Stock issued to such Rule 145 Affiliates pursuant to the Merger.

     SECTION 7.12 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as expressly provided herein or as otherwise agreed in writing by the parties.

     SECTION 7.13  Indemnification and Insurance.

     (a) From and after the Effective Time, the Surviving Entity shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the Effective Time, an officer or director of Miller (or any Subsidiary or division thereof) and each person who served at the request of Miller as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Edge shall cause the Surviving Entity to pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Entity, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law and, if required, upon receipt of any undertaking required by applicable law, and (ii) Edge and the Surviving Entity will cooperate in the defense of any such matter; provided, however, the Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Edge and the Surviving Entity shall not be obligated pursuant to this Section 7.13 to pay the fees and disbursements of more than one counsel (plus one firm of local counsel, if any) for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

     (b) The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation and bylaws of Miller and its Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger.

     (c) For a period of six years after the Effective Time, Edge and the Surviving Entity shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are, or at any time prior to the Effective Time were, covered by Miller's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance, provided that Edge and the Surviving Entity shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by Miller prior to the date hereof (the amount of which premium is set forth in the Miller Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount.

     (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of Miller or any of its Subsidiaries, under applicable law or otherwise. The provisions of this Section 7.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     (e) In the event Edge, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Edge or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 7.13.

     SECTION 7.14 Antitakeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of the parties hereto and the members of its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

     SECTION 7.15 Control of Appraisal Process. If Miller receives any demand for an appraisal of Miller Common Stock under Section 262 of the DGCL, it will promptly notify Edge of that demand and will not, without the prior written consent of Edge, offer, or accept an offer, to settle, or make or otherwise commit to make any payment in respect of, any such demand. Edge will have the right to participate in and direct all negotiations and proceedings with respect to all such demands. In connection with the Merger, Miller will comply with the applicable notice requirements of Section 262 of the DGCL.

     SECTION 7.16 Employee Matters. (a) Miller agrees that it shall not make, and it shall not permit its Subsidiaries to make, any representations or promises, oral or written, to employees of Miller and its Subsidiaries concerning continued employment following the Effective Time, or the terms and conditions of that employment, except as requested by Edge under 7.16(b) or otherwise in writing with the prior written consent of Edge. Nothing in this Agreement shall be considered a contract between Edge, Miller, its Subsidiaries and any employee for such employee's continued employment.

     (b) At or after the Effective Time, Miller shall establish a retention plan in a substantially similar form as that attached hereto as Exhibit B (the "Retention Plan") for the purpose of retaining the services of certain Miller employees, to be effective as of the Effective Time. The Miller employees eligible to receive an award under the Retention Plan (each a "Retention Bonus") and the amount of each Retention Bonus shall be determined by Edge. Nothing in this Agreement shall be considered a contract between Edge, Miller, its Subsidiaries and any employee or consideration for, or inducement with respect to, any employee's continued employment and, without limitation, all such employees are and will continue to be considered to be employees at will pursuant to the applicable employment at will laws or doctrines, subject to any express written agreement to the contrary with such employee.

     SECTION 7.17 Section 16(b) Board Approval. Prior to Closing, the Board of Directors of Miller shall, by resolution duly adopted by such Board of Directors or a duly authorized committee of "non-employee directors" thereof, approve and adopt, for purposes of exemption from "short-swing" liability under Section 16(b) of the Exchange Act, the conversion at the Effective Time of the shares of Miller Common Stock held by officers and directors of Miller into shares of Edge Common Stock and cash as a result of the conversion of shares of shares in the Merger, and the assumption by Edge at the Effective Time of the Miller Options and Miller Warrants. Such resolution shall set forth the name of the applicable "insiders" for purposes of Section 16 of the Exchange Act, the number of securities to be acquired by each individual, that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act and, for the Miller Options to be assumed by Edge at the Effective Time, the material terms of the options and warrants to purchase Edge Common Stock acquired by such insiders as a result of the assumption of the Miller Options and Miller Warrants by Edge.

     SECTION 7.18 Registration Rights. Edge will execute and deliver a Registration Rights Agreement substantially in the form attached hereto as Exhibit C.

                                   ARTICLE 8

                                   CONDITIONS

     SECTION 8.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) (i) The Merger and this Agreement shall have been approved and adopted by the affirmative vote of holders of a majority of the outstanding shares of Miller Common Stock entitled to vote thereon; and

              (ii) The issuance of shares of Edge Common Stock pursuant to the Merger shall have been approved by the holders of shares of Edge Common Stock as and to the extent required by the rules of the Nasdaq.

          (b) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or non-U.S., which prohibits the consummation of the Merger; provided, however, that, prior to invoking this condition, each party agrees to comply with Section 7.5, and with respect to other matters not covered by Section 7.5, to use its commercially reasonable best efforts to have any such decree, order or injunction lifted or vacated; and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the Merger.

          (c) The Form S-4 shall have become effective and no stop order with respect thereto shall be in effect.

          (d) The shares of Edge Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

     SECTION 8.2 Conditions to Obligation of Miller to Effect the Merger. The obligation of Miller to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

          (a) Edge and Merger Sub shall have performed, in all material respects, their covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of Edge and Merger Sub contained in this Agreement and in any document delivered in connection herewith (i) that are qualified as to materiality or Edge Material Adverse Effect shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (ii) that are not so qualified shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for such breaches of representations and inaccuracies in warranties in this clause
     (ii) that do not and could not reasonably be expected to have, individually or in the aggregate, an Edge Material Adverse Effect, and Miller shall have received a certificate of each of Edge and Merger Sub, executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying to such effect; provided that, the failure to deliver the foregoing certificate shall not in itself constitute a breach of this Agreement if such failure is the result of such officer's inability to truthfully make such certification as of the Closing Date other than as a result of (i) the failure to comply with any covenant contained in this Agreement by Edge or Merger Sub or (ii) any representation or warranty which was not true as of the date of this Agreement.

          (b) Miller shall have received the opinion of Vinson & Elkins L.L.P., counsel to Miller, in form and substance reasonably satisfactory to Miller and dated the Closing Date, a copy of which shall be furnished to Edge, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code and no gain or loss will be recognized for United States federal income tax purposes by the stockholders of Miller who exchange Miller Common Stock solely for Edge Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional shares). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of Miller, Edge and Merger Sub dated as of the Closing Date.

          (c) At any time after the date of this Agreement, there shall not have been any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of this Agreement, an Edge Material Adverse Effect.

     SECTION 8.3 Conditions to Obligation of Edge and Merger Sub to Effect the Merger. The obligations of Edge and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

          (a) Miller shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of Miller contained in this Agreement and in any document delivered in connection herewith

     (i) that are qualified as to materiality or Miller Material Adverse Effect shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (ii) that are not so qualified shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for such breaches of representations and inaccuracies in warranties in this clause (ii) that do not and are not reasonably likely to have, individually or in the aggregate, a Miller Material Adverse Effect, and Edge shall have received a certificate of Miller, executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying to such effect; provided that, the failure to deliver the foregoing certificate shall not in itself constitute a breach of this Agreement if such failure is the result of such officer's inability to truthfully make such certification as of the Closing Date other than as a result of (i) the failure to comply with any covenant contained in this Agreement by Miller or (ii) any representation or warranty which was not true as of the date of this Agreement.

          (b) At any time after the date of this Agreement, there shall not have been any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of this Agreement, a Miller Material Adverse Effect.

          (c) Edge shall have received from each Rule 145 Affiliate an agreement to the effect set forth in Section 7.11.

          (d) The aggregate number of shares held by holders of Miller Common Stock who have made demands for appraisal in accordance with the DGCL shall not exceed 15% of the shares of Miller Common Stock outstanding and entitled to vote at the Miller meeting of stockholders.

          (e) Edge shall have received an agreement from Eagle Investments, Inc., in the form attached hereto as Exhibit D, representing to Edge as to the ownership interests of such person as set forth in Section 5.26 of the Miller Disclosure Letter (the "Acknowledgement Agreements").

          (f) If the Closing occurs on or prior to July 31, 2003, Edge shall have received a waiver from Veritas DGC Land, Inc. in a form reasonably acceptable to Edge which waives the application of Section 3 of the Second Amendment to Promissory Note, Warrant and Registration Rights Agreement dated as of June 28, 2002 as against Edge and its Affiliates other than Miller.

          (g) Miller shall have either (i) obtained the Bank One consent referred to in Section 5.6 to the Miller Disclosure Letter in a form reasonably satisfactory to Edge or (ii) demonstrated to the reasonable satisfaction of Edge that such consent is no longer required.

                                   ARTICLE 9

                                  TERMINATION

     SECTION 9.1 Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval by Miller's and Edge's stockholders of the Merger, by the mutual written consent of Miller and Edge approved by action of their respective Boards of Directors.

     SECTION 9.2 Termination by Edge or Miller. This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Edge or Miller if:

          (a) the Merger shall not have been consummated by March 31, 2004; provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

          (b) a meeting (including adjournments and postponements) of Miller's stockholders for the purpose of obtaining the approvals required by Section 8.1(a)(i) shall have been held and such stockholder approvals shall not have been obtained;

          (c) a meeting (including adjournments and postponements) of Edge's stockholders for the purpose of obtaining the approvals required by Section 8.1(a)(ii) shall have been held and such stockholder approvals shall not have been obtained; or

          (d) a U.S. federal, state or non-U.S. court of competent jurisdiction or federal, state or non-U.S. governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with Section 7.5 and, with respect to other matters not covered by Section 7.5, shall have used its reasonable commercial efforts to remove such injunction, order or decree.

     SECTION 9.3 Termination by Miller. This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Miller, after consultation with its outside legal advisors, if:

          (a) (i)(A) there has been a breach by Edge or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Edge or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) would not be satisfied if the Closing were to have been held on the date notice of termination is given to Edge by Miller and (B) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Edge by Miller; or (ii) there is any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of this Agreement, an Edge Material Adverse Effect that has not been cured at the time of the termination of this Agreement pursuant to this subsection;

          (b) a vote of Edge's stockholders is required pursuant to the rules of the Nasdaq, the Board of Directors of Edge shall have failed to recommend to its stockholders or shall have withdrawn or materially modified, in a manner adverse to Miller, its approval or recommendation of the issuance of shares of Edge Common Stock pursuant to the Merger, or resolved to do so; or

          (c) the Board of Directors of Edge shall have failed to recommend against a tender or exchange offer for the acquisition of 50% or more of the voting power of Edge's outstanding capital stock within the time periods prescribed under Rule 14d-9 and Rule 14e-2 under the Exchange Act (unless Edge has taken no position as provided in Section 14e-2(a)(2) and (3) of the Exchange Act as a result of Edge not having adequate information or not having completed its due diligence with respect thereto prior to such time or Edge otherwise not having sufficient time to have formulated or made a recommendation), or Edge shall have (i) entered into or the Board of Directors of Edge shall have recommended, a transaction, proposal or offer, involving the acquisition, directly or indirectly, for consideration consisting of cash and/or securities, of 50% or more of the shares of Edge's capital stock then outstanding, voting securities representing 50% or more of the voting power of the then outstanding shares of Edge capital stock, or all or substantially all of the assets of Edge (an "Edge Acquisition Proposal") or (ii) entered into any definitive agreement in respect of an Edge Acquisition Proposal. For the avoidance of doubt, the taking of any of the foregoing actions in this Section 9.3(c) by Edge shall not be considered a breach of this Agreement by Edge.

     SECTION 9.4 Termination by Edge. This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Edge, after consultation with its outside legal advisors, if:

          (a) (i)(A) there has been a breach by Miller of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty Miller shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) would not be satisfied if the

     Closing were to have been held on the date notice of termination is given to Miller by Edge and (B) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Miller by Edge; or (ii) there is any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of this Agreement, an Miller Material Adverse Effect that has not been cured at the time of the termination of this Agreement pursuant to this subsection; or

          (b) the Board of Directors of Miller shall have failed to recommend to its stockholders the approval of the transactions contemplated hereby or shall have withdrawn or materially modified, in a manner adverse to Edge, its approval or recommendation of the Merger or recommended a Miller Acquisition Proposal, or resolved to do so.

     SECTION 9.5  Effect of Termination.

     (a) If this Agreement is terminated:

          (i) by Miller or Edge pursuant to Section 9.2(b) [failure to obtain Miller stockholder approval]; or

          (ii) by Edge pursuant to Section 9.4(b) [withdrawal of Miller recommendation to stockholders];

     then Miller shall pay Edge a fee of (x) $345,000 plus (y) all out-of-pocket expenses paid or payable to third parties which do not in the aggregate exceed $500,000 and which are incurred by Edge and for which reasonable documentation is supplied with respect to the transactions contemplated by this Agreement at the time of such termination in cash by wire transfer to an account designated by Edge.

     (b) If this Agreement is terminated:

          (i) by Miller or Edge pursuant to Section 9.2(c) [failure to obtain Edge Stockholder approval]; or

          (ii) by Miller pursuant to Section 9.3(b) [withdrawal of Edge recommendation to stockholders] or Section 9.3(c) [an Edge Acquisition Proposal];

     then Edge shall pay Miller a fee of (x) $345,000 plus (y) all out of pocket expenses paid or payable to third parties which do not in the aggregate exceed $500,000 and which are incurred by Miller and for which reasonable documentation is supplied with respect to the transactions contemplated by this Agreement at the time of such termination in cash by wire transfer to an account designated by Miller.

     (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5, the last sentence of Section 7.6 and Section 7.12 and except for the provisions of Sections 10.2, 10.3, 10.4, 10.6, 10.8, 10.9, 10.10, 10.11, 10.12,
10.13, 10.14, 10.15 and 10.16 provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of the nonbreaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

     SECTION 9.6 Extension; Waiver. At any time prior to the Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10

                               GENERAL PROVISIONS

     SECTION 10.1  Nonsurvival of Representations, Warranties and
Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Article 4 and in Sections 7.11, 7.12 and 7.13 and this Article 10 and the agreements delivered pursuant to this Agreement shall survive the Merger. After a representation and warranty has terminated and expired, no claim for damages or other relief may be made or prosecuted through litigation or otherwise by any person who would have been entitled to that relief on the basis of that representation and warranty prior to its termination and expiration. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

     SECTION 10.2 Notices. Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

          (a) if to Miller, to it at:

              3104 Logan Valley Road
              Traverse City, Michigan 49685
              Attention: Kelly E. Miller
              Facsimile: (231) 941-8312

              with a copy, which will not constitute notice for purposes hereof, to:

              Vinson & Elkins L.L.P.
              3700 Trammell Crow Center
              2001 Ross Avenue
              Dallas, Texas 75201-2975
              Attention: Mark Early
              Facsimile: (214) 999-7895

          (b) if to Edge or Merger Sub, to it at:

              1301 Travis, Suite 2000
              Houston, Texas 77002
              Attention: Michael G. Long
              Facsimile: (713) 650-6494

              with a copy, which will not constitute notice for purposes hereof, to:

              Baker Botts L.L.P.
              One Shell Plaza
              910 Louisiana
              Houston, Texas 77002-4995
              Attention: Gene J. Oshman
              Facsimile: (713) 229-1522

     or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     SECTION 10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to Edge or to any direct or indirect wholly owned Subsidiary of Edge. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article IV (but beginning only after the Effective Time and to the extent and only to the extent necessary for a stockholder of Miller to receive the Edge Common Stock specified in Section 4.2(b) and the Certificates and cash in lieu of fractional shares relating thereto), Section 7.13, and except as provided in any agreements delivered pursuant hereto (collectively, the "Third-Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third-Party Provisions may be enforced by the beneficiaries thereof.

     SECTION 10.4 Entire Agreement. This Agreement, the Stockholder Agreements, the exhibits to this Agreement, the Miller Disclosure Letter, the Edge Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto, except that the Confidentiality Agreement shall continue in effect, subject to the provisions of
Section 7.3 hereof, and except nothing herein shall affect liabilities, if any, arising prior to the date hereof under any exclusivity agreement between Miller and Edge with respect to the transactions contemplated by this Agreement.

     SECTION 10.5 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Miller or Edge, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.

     SECTION 10.6 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF THAT WOULD CAUSE THE LAWS OF ANY OTHER JURISDICTION TO APPLY.

     SECTION 10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     SECTION 10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

     SECTION 10.9  Interpretation.  In this Agreement:

          (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations and partnerships and vice versa.

          (b) The phrase "to the knowledge of" and similar phrases relating to knowledge of Miller or Edge, as the case may be, shall mean the actual knowledge of its executive officers.

          (c) "Material Adverse Effect" with respect to any person shall mean a material adverse effect on or change in (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of such person (including the Surviving Entity when used with respect to Miller) and its Subsidiaries, taken as a whole, or (b) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing. "Miller Material Adverse Effect" and "Edge Material Adverse Effect" mean a Material Adverse Effect with respect to Miller and Edge, respectively.

          (d) The term "Subsidiary," when used with respect to any party, means any corporation or other organization (including a limited liability company), whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such party is a general partner or managing member.

          (e) This Agreement uses the words "herein," "hereof" and "hereunder" and words of similar import to refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article," "Section," "Schedule" and "Exhibit" refer to Articles and Sections of and Schedules and Exhibits to this Agreement, unless it otherwise specifies. This Agreement uses the word "party" to refer to any original signatory hereto and its permitted successors and assigns under Section 10.3.

          (f) The word "including," and, with correlative meaning, the word "include," means including, without limiting the generality of any description preceding that word, and the words "shall" and "will" are used interchangeably and have the same meaning.

          (g) Except as this Agreement otherwise specifies, all references herein to any Applicable Law, including the Code, ERISA, the Exchange Act and the Securities Act, are references to that Applicable Law or any successor Applicable Law, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

     SECTION 10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to impair any such right power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     SECTION 10.11 Incorporation of Disclosure Letters and Exhibits. The Miller Disclosure Letter, the Edge Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     SECTION 10.12 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 10.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 10.14 Consent to Jurisdiction and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the States of Texas or Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated herein in any court other than any Texas or Delaware state court or any federal court sitting in the States of Texas or Delaware.

     SECTION 10.15 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL

BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     SECTION 10.16 No Affiliate Liability. To the maximum extent allowed by law, unless otherwise expressly liable pursuant to a written agreement, no Party Affiliate (as defined below), acting in his or its behalf as an agent of a party to this Agreement, shall have any liability or obligation for breaches of this Agreement, and each party hereto waives and releases all claims of any such liability and obligation to the maximum extent allowed by law, except as set forth below. Notwithstanding the provisions of the preceding sentence, Edge and Merger Sub, on the one hand, and Miller, on the other hand, neither waive nor release any claims they may otherwise have against any Party Affiliate of Miller or Edge, as applicable (i) for such Party Affiliate's actual, intentional misrepresentation (a) of any fact to Miller's or Edge's independent auditors, or any item reflected in the Miller Reports or the Edge Reports, and (b) to the extent such misrepresentation has caused the Miller Reports or Edge Reports (including any reports filed after the date of this Agreement) to materially misstate the financial position of Miller or Edge and their respective consolidated Subsidiaries, at such date, or the consolidated results of their operations and their consolidated cash flow for the period then ended, (ii) for actions taken by a Party Affiliate of Miller in violation of the provisions of
Section 7.2 of this Agreement (but only to the extent that Edge or Merger Sub seeks to enforce such provisions against a Party Affiliate by specific performance, injunctive relief or by any other equitable means available to
Edge), (iii) for actions taken or the failure to take such action, as applicable, by a Party Affiliate of Miller or Edge in violation of the terms of any applicable Miller Stockholder Agreement, Edge Stockholder Agreement or the Acknowledgement Agreements and (iv) the failure of the Party Affiliate to comply with Section 7.13. As used in this Section: (1) "Party Affiliate" means (x) any Affiliate of a party or (y) any director, officer, trustee, employee, representative or agent of (i) any party or (ii) any Affiliate of any party and
(2) "Affiliate" means (A) any natural person, corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert or person acting in a representative capacity (each a "Person") who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with any such Person, (B) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (C) any other Person for which a Person described in clause (B) acts in any such capacity.

     The parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          EDGE PETROLEUM CORPORATION

                                          By:      /s/ MICHAEL G. LONG
                                            ------------------------------------
                                                      Michael G. Long
                                                 Senior Vice President and
                                                  Chief Financial Officer

                                          EDGE DELAWARE SUB INC.

                                          By:      /s/ MICHAEL G. LONG
                                            ------------------------------------
                                                      Michael G. Long
                                                  President and Secretary

                                          MILLER EXPLORATION COMPANY

                                          By:      /s/ KELLY E. MILLER
                                            ------------------------------------
                                                      Kelly E. Miller
                                               President and Chief Executive
                                                           Officer

                                                                         ANNEX B

                       (C.K. COOPER & COMPANY LETTERHEAD)
May 28, 2003

MILLER EXPLORATION COMPANY
3104 Logan Valley Road
Traverse City, MI 49685

Attention: Board of Directors:

Dear Sirs:

     You have requested our opinion as to the fairness, from a financial point of view, to the existing holders, as a group, collectively, referred to herein as "Shareholders", of common stock, par value $0.01 per share ("Common Stock"), of Miller Exploration Company, a Delaware corporation ("Miller"), of the exchange ratio to be received as set forth in the Agreement and Plan of Merger, dated May 29, 2003 (the "Merger Agreement"), by and among Edge Petroleum Corporation, a Delaware corporation ("Edge"), Edge Delaware Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Edge ("Merger Sub"), and Miller. Pursuant to the Merger Agreement, the Merger Sub has agreed to merge into Miller and in accordance with the Merger Agreement, and the separate corporate existence of Merger Sub shall thereupon case. Miller shall be the surviving entity in the Merger. The merger of Merger Sub with and into Miller, with Miller being the surviving entity (the "Merger"), pursuant to which each share of common stock of Miller ("Miller Common Stock") will be converted into the right to receive the number of shares of common stock, par value $0.01 per share of Edge ("Edge Common Stock") that is equal to the Merger Ratio.

     The "Merger Ratio" shall be equal to (1)(a) $12,700,000 divided by (b) the Edge Common Stock Value (defined below) divided by (2) the sum of (a) the number of shares of Miller Common Stock outstanding at the Determination Time and (b) Six Thousand Three Hundred Seventy-Three (6,373).

     Edge Common Stock Value shall be the Average Closing Price if the Average Closing Price is less than or equal to $5.00 and greater than or equal to $4.70. If the Average Closing Price is greater than $5.00, the Edge Common Stock Value shall be $5.00. If the Average Closing Price is less than $4.70 per share, the Edge Common Stock Value shall be $4.70. Notwithstanding the foregoing, in the event that Edge following the date hereof, but prior to the Determination Time, issues shares of its capital stock for consideration per share for all such issuances which is less than $4.70 per share of Edge Common Stock calculated on a weighted average basis (excluding issuances (x) pursuant to employee benefit plans and (y) pursuant to outstanding options, warrants or convertible securities in accordance with their terms, in each case of (x) and (y) as in existence on the date hereof or as specifically contemplated by the Merger Agreement) pursuant to one or more private placements to third parties, then the Edge Common Stock Value shall be equal to the greater of (A) $4.70 and (B) the lower of (i) such weighted average issuance price per share and (ii) the amount as determined by the foregoing provisions of this definition.

     Determination Time shall be the close of business on the fifth trading day prior to the scheduled date (without regard to any adjournment) of the meeting of the Miller Stockholders.

     Average Closing Price shall mean the average of the Closing Prices for the twenty consecutive trading days ending on the day the Determination Time occurs.

                                                      MILLER EXPLORATION COMPANY
                                                                    Page  2 of 4

     Closing Price shall mean for each trading day the per share closing price of Edge Common Stock as reported on the Nasdaq National Market (or, in case no such reported sale takes place on such trading day, the average of the reported closing bid and asked prices of a share of Edge Common Stock on such trading day on the Nasdaq National Market (as reported in the Central edition of The Wall Street Journal or, if not reported thereby, another authoritative source)).

     Based upon the Merger Ratio, we have established a preliminary exchange ratio of 1.23 shares of Edge for each share of Miller, based upon outstanding shares of 2,061,253 plus 6,373 as the denominator in determining the exchange ratio, and $12,700,000 as the numerator in the exchange ratio. Furthermore, based upon the current market price of Edge Common Stock, we have utilized the price of $5.00 per share in the preparing our opinion on this Merger. As a result, we place the value for each share of Miller Common Stock at $6.14 per share in equivalent value of Edge Common Stock based upon the Edge Common Stock Value.

     In connection with our review of the Transaction, and in arriving at our opinion described below, we have reviewed business and financial information relating to Miller and Edge. We have, among other things:

     1. reviewed the Merger Agreement and related documents;

     2. reviewed the Annual Report on Form 10-KSB for the year ended December 31, 2002 and the Quarterly Reports on Form 10-QSB and related unaudited financial information for certain interim periods, including three months ended March 31, 2003, of Miller;

     3. reviewed the most recent filed Proxy Statement of Miller;

     4. reviewed Miller's proved oil and gas reserves and the standardized measure of discounted future net cash flows relating to proved oil and gas reserves as of December 31, 2002, estimated by Miller and Lentz, independent petroleum engineers;

     5. discussed with certain members of Miller's senior management regarding their operations, historical financial statements and future prospects;

     6. reviewed certain operating and financial information of Miller, including projections and operating assumptions, relating to their business and prospects, which was provided to us by Miller;

     7. reviewed historical market prices and trading volumes for Miller's Common Stock;

     8. reviewed the Annual Report on Form 10-KSB for the year ended December 31, 2002 and the Quarterly Reports on Form 10-QSB and related unaudited financial information for certain interim periods, including three months ended March 31, 2003, of Edge;

     9. reviewed historical market prices and trading volumes for Edge's Common Stock;

     10. reviewed publicly available financial data and stock market performance data of publicly held companies that we deemed generally comparable to Miller;

     11. reviewed the financial terms of certain business combinations of comparable exploration and production companies; and

     12. have conducted other analyses and investigations as we deemed appropriate under the circumstances.

     In connection with our review, we have not independently verified any of the foregoing information, and we have relied upon such information being complete and accurate in all material respects. We have assumed, with your consent, that the financial forecasts provided to us and discussed with us have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the senior management and key personnel of Miller. In addition, we have not conducted a physical inspection or made an independent evaluation or appraisal of assets of Miller, nor have we been furnished with any such evaluation or appraisal. Our opinion relates to Miller as a going concern and, accordingly, we express no opinion based on its

                                                      MILLER EXPLORATION COMPANY
                                                                    Page  3 of 4

liquidation value. In rendering our opinion, we have assumed that in the course of obtaining any necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the proposed Merger. Our opinion is based on circumstances as they exist and can be evaluated on, and the information made available to us at, the date hereof and is without regard to any market, economic, financial, legal or other circumstances or event of any kind of nature that may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

     We have acted as financial advisor to Miller in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates have in the past provided, and may in the future provide, certain investment banking and financial services to Miller for which we have received, and expect to receive, compensation.

     C. K. Cooper & Company, Inc. as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We will receive a fee for our services in connection with rendering our opinion. In the ordinary course of our business, we may actively trade the securities of Miller for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of Miller in connection with their consideration of the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without C. K. Cooper & Company, Inc.'s prior written consent, which consent will not be unreasonably withheld. However, notwithstanding the foregoing, we consent to the inclusion of the opinion in the joint proxy statement/prospectus or information statement (if any) or relating to the Merger.

     Our opinion does not address the merits of the underlying decision by Miller to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which Miller might engage. This opinion is not intended to be and does not constitute a recommendation to any Shareholder regarding whether to tender shares of Miller Common Stock in the Merger or as to how such holder should vote on the approval and adoption of the Merger Agreement or any matter related thereto. We are not expressing any opinion herein as to the prices at which Miller Stock nor Edge Common Stock has traded or will trade following the announcement of the Merger.

     Our opinion addresses solely the fairness of the exchange ratio in the Merger to holders of Miller Common Stock as a group. Our opinion addresses solely the exchange ratio and does not address any other terms or agreements relating to the Merger.

                                                      MILLER EXPLORATION COMPANY
                                                                    Page  4 of 4

     Based upon our experience as an investment banker and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the exchange ratio to be received by the Shareholders of Miller as a group in the Merger pursuant to the Merger Agreement is fair, from a financial point of view.

                                          Very truly yours,

                                          C. K. COOPER & COMPANY, INC.

                                          /s/ Alexander G. Montano

                                          By: Alexander G. Montano
                                              Managing Director

                                                                         ANNEX C

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

SEC. 262 APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX D
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  FORM 10-K/A
              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

                        COMMISSION FILE NUMBER: 0-22149

                           EDGE PETROLEUM CORPORATION
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                                      76-0511037
(State or other jurisdiction of incorporation                 (I.R.S. Employer
               or organization)                             Identification No.)

    1301 TRAVIS, SUITE 2000 HOUSTON, TEXAS                         77002
   (Address of principal executive offices)                      (Zip code)

                                  713-654-8960
              (Registrant's telephone number including area code)

                             ---------------------

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                      NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                     COMMON STOCK, PAR VALUE $.01 PER SHARE

                             ---------------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.  Yes [ ]     No [X]

     Indicate by check mark whether the registrant is an accelerated
filer.  Yes [ ]     No [X]

     As of June 28, 2002, the aggregate market value of the voting stock held by non-affiliates of the registrant was $50.6 million (based on a value of $5.38 per share, the closing price of the Common Stock as quoted by NASDAQ National Market on such date). As of March 14, 2003, 9,465,734 shares of Common Stock, par value $.01 per share, were outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the definitive proxy statement for the registrant's 2003 Annual Meeting of Shareholders, to be filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, are incorporated by reference into Part III of this report.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       D

     This Amendment No. 1 on Form 10-K/A is being filed to amend the annual report on Form 10-K of Edge Petroleum Corporation (the "Company"). The purpose of this Amendment is to amend Items 1 and 2. Business and Properties for revisions to disclosures and clarification of forward-looking information and risk factors, Item 4. Submission of Matters to A Vote of Security Holders to provide clarification of experience for certain significant employees as well as ages for all significant employees, Item 6. Selected Financial Data for certain presentational changes, Part III for supplemental information and typographical errors, Part IV for typographical errors and to clarify exhibit index references, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations for additional disclosure pertaining to recent developments and other presentational changes and Item 8. Consolidated Financial Statements for additional disclosure pertaining to recent developments and other presentational changes. Except for the foregoing, no attempt has been made in this Form 10K/A to modify or update other disclosures as presented in the original Form 10K.

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
                                      PART I
Items 1 and 2.  Business and Properties.....................................    2
Item 3.         Legal Proceedings...........................................   22
Item 4.         Submission of Matters to a Vote of Security Holders.........   23

                                     PART II
Item 5.         Market for Registrant's Common Equity and Related
                Stockholder Matters.........................................   25
Item 6.         Selected Financial Data.....................................   26
Item 7.         Management's Discussion and Analysis of Financial Condition
                and Results of Operations...................................   28
Item 7A.        Qualitative and Quantitative Disclosures About Market
                Risk........................................................   41
Item 8.         Financial Statements and Supplementary Data.................   41
Item 9.         Changes in and Disagreements with Accountants on Accounting
                and Financial Disclosures...................................   41

                                     PART III
Item 10.        Directors and Executive Officers of the Registrant..........   42
Item 11.        Executive Compensation......................................   42
Item 12.        Security Ownership of Certain Beneficial Owners and
                Management and Related Stockholder Matters..................   42
Item 13.        Certain Relationships and Related Transactions..............   43
Item 14.        Controls and Procedures.....................................   43

                                     PART IV
Item 15.        Exhibits, Financial Statement Schedules, and Reports on Form
                8-K.........................................................   43

                           EDGE PETROLEUM CORPORATION

     Unless otherwise indicated by the context, references herein to the "Company" or "Edge" mean Edge Petroleum Corporation, a Delaware corporation, and its corporate and partnership subsidiaries and predecessors. Certain terms used herein relating to the oil and natural gas industry are defined in ITEMS 1 AND
2. -- "BUSINESS AND PROPERTIES -- CERTAIN DEFINITIONS."

                                     PART I

ITEMS 1 AND 2.  BUSINESS AND PROPERTIES

OVERVIEW

     Edge Petroleum Corporation is an independent oil and natural gas company engaged in the exploration, development, acquisition and production of crude oil and natural gas properties in the United States. At year-end 2002, our net proved reserves were 49.0 Bcfe, comprised of 35.0 billion cubic feet of natural gas, 810 thousand barrels of oil and 1,532 thousand barrels of plant products. Natural gas and natural gas liquids accounted for approximately 90% of those proved reserves. About 68% of total proved reserves were developed as of year-end and they were all located onshore, in the United States.

     Edge was founded in 1983 as a private company and went public in 1997 through an initial public offering. We have evolved over time from a prospect generation organization focused solely on high-risk, high-reward exploration projects to a team-driven organization focused on a balanced program of exploration, exploitation, development and acquisition of oil and natural gas properties. Following a top-level management change in late 1998, a more disciplined style of business planning and management was integrated into our technology-driven drilling activities. We believe these changes in our strategy and business discipline will result in continued growth in reserves, production and financial strength.

STRATEGY

     Our strategy for growth has evolved over the past several years and is based upon the following main elements:

     - reserve growth through the drilling of a balanced portfolio of prospects

     - balancing exploration risk with the acquisition and exploitation of existing properties that we believe have upside potential

     - focusing on specific geographic areas where we believe we can add value

     - integration of the latest technological advances into our exploration, drilling and production operations

     - maintaining a conservative financial structure and controlling our cost structure

     - using equity ownership and performance-based compensation programs to attract and retain a high-quality workforce.

DRILLING PROGRAM

     During 2002, Edge's drilling program was focused in two primary areas. We drilled 13 wells in 2002 with 11 completed as productive for an 85% apparent success rate. Our average well cost increased substantially in 2002 as we took larger working interest in more costly wells. This drilling program, along with a small acquisition and positive revisions related to performance, helped to enable us to replace 161% of our production in 2002 and grow our year-end reserves by nine percent. We expect to drill 20 to 25 wells in 2003 with less concentration of risk in any single well.

BALANCE

     In 2002, 83% of our reserve growth came from our drilling activity and 17% came from acquisitions and revisions. We seek acquisitions of proven properties that typically have exploration or exploitation upside potential. We primarily seek properties in our existing core areas, or as a means to establish new core areas.

We spent considerable effort in 2002 on acquisitions. We continue to work diligently to identify and evaluate acquisition opportunities with the goal of identifying those that we believe would fit our strategic plan and add shareholder value.

     We believe our low and moderate-risk drilling program has the potential to replace our production and to provide moderate reserve growth while our higher-risk drilling program and acquisitions have the potential to rapidly accelerate our growth as well as add to future drilling opportunities.

GEOGRAPHIC FOCUS

     We believe geographic focus is a critical element of success. Long-term success requires detailed knowledge of both geologic and geophysical attributes, as well as operating conditions in our chosen areas. As a result, we focus on a select number of geographic areas where our experience and strengths can be applied with a significant influence on the outcome. We believe this focus will allow us to manage a growing asset base while controlling increases in staffing and allow us to add value to additional properties while controlling incremental costs.

TECHNOLOGY

     We use advanced technologies as risk reduction tools in our exploration and development activities. Advanced visualization and data analysis techniques and advanced processing techniques combined with our more traditional sub-surface interpretation techniques allow our team of technical personnel to more easily identify features, structural details and fluid contacts, that could be overlooked using less sophisticated data interpretation techniques. As of December 31, 2002, we had rights to approximately 2,487 square miles of 3D seismic data. Of that amount, we had approximately 1,585 square miles in Texas, 709 square miles in Louisiana, 55 square miles in Montana and 138 square miles in Mississippi and Alabama.

FINANCIAL STRUCTURE

     We believe that a conservative financial structure is crucial to consistent, positive financial results, management of cyclical swings in our industry and the ability to move quickly to take advantage of acquisitions and attractive drilling opportunities. At December 31, 2002, our debt to total capital ratio was 26 percent. We try to fund most of our ongoing capital expenditures from cash flow from operations, reserving our debt capacity for potential investment opportunities that we believe can profitably add to our program. Part of a sound financial structure is constant attention to costs, both operating and overhead costs. Over the past three years, we have worked diligently to control our operating costs, significantly reduced our overhead costs and instituted a formal, disciplined capital budgeting process.

EQUITY OWNERSHIP

     Following a management change in late 1998, we eliminated the previous overriding royalty compensation system and replaced it with a system designed to reward all employees through performance-based compensation that is competitive with our peers and through equity ownership. As of March 14, 2003, our employees and directors owned or had options to acquire an aggregate of about 20% of our outstanding common stock.

OIL AND NATURAL GAS RESERVES

     The following table sets forth our estimated net proved oil and natural gas reserves and the present value of estimated future pretax net cash flows related to such reserves as of December 31, 2002. We engaged Ryder Scott Company ("Ryder Scott") to estimate our net proved reserves, projected future production, estimated future net revenue attributable to our proved reserves, and the present value of such estimated future net revenue as of December 31, 2002. Ryder Scott's estimates were based upon a review of production histories and other geologic, economic, ownership and engineering data provided by us. In estimating the reserve quantities that are economically recoverable, Ryder Scott used year-end oil and natural gas prices in effect at December 31, 2002 and estimated development and production costs that were in effect during December 2002 without giving effect to hedging activities. In accordance with requirements of the Securities and Exchange Commission (the "Commission") regulations, no price or cost escalation or reduction was considered by Ryder Scott. For further information concerning Ryder Scott's estimate of our proved reserves at December 31, 2002, see the reserve report included as an exhibit to this Annual Report on Form 10-K (the "Ryder Scott Report"). The present value of estimated future net revenues before income taxes was prepared using constant prices as of the calculation date, discounted at 10% per annum on a pretax basis, and is not intended to represent the current market value of the estimated oil and natural gas reserves owned by us. For further information concerning the present value of future net revenue from these proved reserves, see Note 14 to our consolidated financial statements. See ITEMS 1 AND
2. -- "BUSINESS AND PROPERTIES -- FORWARD LOOKING INFORMATION AND RISK
FACTORS" -- The oil and natural gas reserve data included in or incorporated by reference in this document are only estimates and may prove to be inaccurate.

                                                           PROVED RESERVES
                                             --------------------------------------------
                                             DEVELOPED(1)   UNDEVELOPED(2)      TOTAL
                                             ------------   --------------   ------------
Oil and condensate (MBbls)(3)..............         1,510            832            2,342
Natural gas (MMcf).........................        24,234         10,746           34,980
  Total MMcfe..............................        33,293         15,740           49,033
Estimated future net revenue before income
  taxes....................................  $117,476,070    $53,366,852     $170,842,922
Present value of estimated future net
  revenue before income taxes (discounted
  10% annum)(4)............................  $ 79,126,129    $36,845,746     $115,971,875

---------------

(1) Proved developed reserves are proved reserves that are expected to be recovered from existing wells with existing equipment and operating methods.

(2) Proved undeveloped reserves are proved reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

(3) Includes plant products.

(4) Estimated future net revenue represents estimated future gross revenue to be generated from the production of proved reserves, net of estimated future production and development costs, using year-end oil and natural gas prices in effect at December 31, 2002, which were $4.79 per Mcf of natural gas and $31.20 per Bbl of oil.

     The reserve data set forth herein represents estimates only. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates, and such revisions may be material. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Furthermore, the estimated future net revenue from proved reserves and the present value thereof are based upon certain assumptions, including future prices, production levels and costs that may not prove correct.

     No estimates of proved reserves comparable to those included herein have been included in reports to any federal agency other than the Commission.

     In accordance with Commission regulations, the Ryder Scott Report used year-end oil and natural gas prices in effect at December 31, 2002. The prices used in calculating the estimated future net revenue attributable to proved reserves do not necessarily reflect market prices for oil and natural gas production subsequent to December 31, 2002. There can be no assurance that all of the proved reserves will be produced and sold within the periods indicated, that the assumed prices will actually be realized for such production or that existing contracts will be honored or judicially enforced.

OIL AND NATURAL GAS VOLUMES, PRICES AND OPERATING EXPENSE

     The following table sets forth certain information regarding production volumes, average sales prices and average oil and natural gas operating expense associated with our sale of oil and natural gas for the periods indicated.

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2002     2001     2000
                                                             ------   ------   ------
PRODUCTION:
  Oil and condensate (MBbls)...............................     120      116       97
  Natural gas liquids (MBbls)..............................     161       46       77
  Natural gas (MMcf).......................................   5,266    6,199    5,206
  Natural gas equivalent (MMcfe)...........................   6,951    7,167    6,249
AVERAGE SALES PRICE:
  Oil and condensate ($ per Bbl)(1)........................  $22.88   $23.94   $26.16
  Natural gas liquids ($ per Bbl)..........................  $10.31   $17.74   $16.37
  Natural gas ($ per Mcf)(1)...............................  $ 3.14   $ 4.23   $ 3.84
  Natural gas equivalent ($ per Mcfe)(1)...................  $ 3.01   $ 4.16   $ 3.80
AVERAGE OIL AND NATURAL GAS OPERATINGEXPENSES INCLUDING
  PRODUCTION AND ADVALOREM TAXES ($ PER MCFE)(2)...........  $ 0.55   $ 0.70   $ 0.63

---------------

(1) Includes the effect of hedging activity.

(2) Includes direct lifting costs (labor, repairs and maintenance, materials and supplies), expensed workover costs and the administrative costs of production offices, insurance and production and ad valorem taxes.

FINDING AND DEVELOPMENT COSTS

     We incurred total exploration, development and acquisition costs of approximately $19.6 million for the year ended December 31, 2002 that added 11.2 Bcfe, net to our interest, of proved reserves. Our average finding and development cost was $1.75 per Mcfe for 2002. For the three most recent years, the total of these costs was $58.9 million adding 46.6 Bcfe of proved reserves for an average finding and development cost of $1.26 per Mcfe.

EXPLORATION, DEVELOPMENT AND ACQUISITION CAPITAL EXPENDITURES

     The following table sets forth certain information regarding the total costs incurred associated with exploration, development and acquisition activities.

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2002      2001      2000
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Acquisition Cost:
  Unproved properties...................................  $ 5,466   $ 7,052   $ 4,220
  Proved properties.....................................    1,369     5,695        --
Exploration costs.......................................    4,725    11,046     2,707
Development costs.......................................    7,927     4,823     3,766
                                                          -------   -------   -------
  Total costs incurred..................................  $19,487   $28,616   $10,693
                                                          =======   =======   =======

     Net costs incurred excludes sales of proved oil and natural gas properties which are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves.

DRILLING ACTIVITY

     The following table sets forth our drilling activity for the three years ended December 31, 2002. In the table, "gross" refers to the total wells in which we have a working interest and "net" refers to gross wells multiplied by our working interest therein.

                                                    FOR THE YEAR ENDED DECEMBER 31,
                                              -------------------------------------------
                                                  2002           2001           2000
                                              ------------   ------------   -------------
                                              GROSS   NET    GROSS   NET    GROSS    NET
                                              -----   ----   -----   ----   -----   -----
EXPLORATORY:
  Productive................................    4     3.45    11     4.95    19      7.90
  Non-productive............................   --       --     3     1.16     2      1.43
                                               --     ----    --     ----    --     -----
     Total..................................    4     3.45    14     6.11    21      9.33
                                               --     ----    --     ----    --     -----
DEVELOPMENT:
  Productive................................    7     2.69     6     2.13     5      1.16
  Non-productive............................    2     0.54     2     0.96    --        --
                                               --     ----    --     ----    --     -----
     Total..................................    9     3.23     8     3.09     5      1.16
                                               --     ----    --     ----    --     -----
GRAND TOTAL.................................   13     6.68    22     9.20    26     10.49
                                               ==     ====    ==     ====    ==     =====

PRODUCTIVE WELLS

     The following table sets forth the number of productive oil and natural gas wells in which we owned an interest as of December 31, 2002.

                                              COMPANY-
                                              OPERATED      NON-OPERATED      TOTAL(1)
                                            -------------   -------------   -------------
                                            GROSS    NET    GROSS    NET    GROSS    NET
                                            -----   -----   -----   -----   -----   -----
Oil.......................................   11      5.34     56    12.62     67    17.96
Natural gas...............................   51     39.96     94    23.61    145    63.57
                                             --     -----    ---    -----    ---    -----
  Total...................................   62     45.30    150    36.23    212    81.53
                                             ==     =====    ===    =====    ===    =====

---------------

(1) Includes 75 gross wells shut-in (23.68 net).

ACREAGE DATA

     The following table sets forth certain information regarding our developed and undeveloped lease acreage as of December 31, 2002. Developed acres refer to acreage within producing units and undeveloped acres refer to acreage that has not been placed in producing units.

                                   DEVELOPED ACRES   UNDEVELOPED ACRES        TOTAL
                                   ---------------   -----------------   ----------------
                                   GROSS     NET      GROSS      NET      GROSS     NET
                                   ------   ------   -------   -------   -------   ------
Texas............................  62,681   22,899   11,526     4,489     74,207   27,388
Louisiana........................   3,596      790    7,977     3,230     11,573    4,020
Mississippi......................   2,660       87      184        36      2,844      123
Alabama..........................     536        3       40         1        576        4
Montana..........................      --       --   67,642    30,568     67,642   30,568
                                   ------   ------   ------    ------    -------   ------
  Total..........................  69,473   23,779   87,369    38,324    156,842   62,103
                                   ======   ======   ======    ======    =======   ======

     Leases covering approximately 8,616 gross (2,021 net), 10,802 gross (4,459 net) and 4,715 gross (2,133 net) undeveloped acres are scheduled to expire in 2003, 2004 and 2005, respectively. In general, our leases will continue past their primary terms if oil and natural gas production in commercial quantities is being produced from a well on such lease.

     The table does not include 4,305 gross (3,943 net) acres that we have a right to acquire pursuant to various seismic option agreements at December 31, 2002. Under the terms of our option agreements, we typically have the right for one year, subject to extensions, to exercise our option to lease the acreage at predetermined terms.

CORE AREAS OF OPERATION

     As of December 31, 2002, 65% of our proved reserves were in south Texas and 33% in south-central Louisiana. During 2001, we added a new focus area in the northern Rocky Mountains that could become a core area in 2003.

  TEXAS

     We currently own an interest in 27,388 net acres in south Texas. Our areas of focus in this region are predominately in the Wilcox, Queen City, Yegua, Vicksburg and Frio producing trends. As of December 31, 2002, we operated approximately 61 wells, accounting for about 77% of our total net production in Texas. We drilled 11 wells during 2002 in Texas, 10 of which were successfully completed. The majority of our 2002 drilling activity took place at Gato Creek and in the O'Connor Ranch East Project Area. We drilled three successful wells at Gato Creek and performed four successful workovers of existing wells. We also drilled three successful wells at O'Connor Ranch East where we acquired new 3-D seismic data in 2002. During 2003, we currently expect to drill 15 to 20 wells in our core areas in Texas. The majority of these wells are planned in our Gato Creek, O'Connor Ranch East and Encinitas Field project areas.

  LOUISIANA

     We currently own an interest in 4,020 net acres in south-central Louisiana. In 1997, we began to re-establish activity in Louisiana where we had been historically active and had prior exploration success. Our operations have been focused in the prolific gas-producing region covering parts of Acadia, Lafayette, St. Landry and Vermilion Parishes. The exploratory focus in this area is primarily the deep, geo-pressured gas section ranging from 12,000 to 20,000 feet in depth. We began production from our second Duson Complex discovery well, the Thibodeaux #1, in May 2002 at a gross rate of approximately 10 MMCFPD and 475 BCPD. Edge has a 45% working interest in the well, which is operated by BTA Oil Producers. The Thibodeaux #1 experienced increasing water production during the second half of 2002. A workover to correct this problem was attempted in late 2002. Due to these problems, the original completion was abandoned and a sidetrack operation was begun in late 2002. The sidetrack was successfully completed in 2003 and the well is currently producing at a gross rate in excess of 10 MMCFPD and 750 BCPD. Two additional exploratory wells have reached total depth in the first quarter 2003 and both were dry holes: the North Gueydan prospect, a 16,500 foot Marg-Tex test in Acadia Parish and the Jericho prospect, a Bol Mex test near the Duson Complex in Lafayette Parish. We are currently assessing additional opportunities in South Louisiana, but have no definite plans to drill additional wells in this area during 2003.

  NORTHERN ROCKY MOUNTAINS

     We have a 50% working interest in 67,642 gross acres (30,568 net acres) in the northern Powder River Basin of Montana. In addition, we directed the acquisition of 55 square miles of proprietary 3-D seismic covering a portion of this acreage block. We have in excess of five drillable prospects identified which we may drill in 2003 depending upon, among other things, capital availability. This area has multiple objectives ranging from shallow coal bed methane at 1,000 feet to a deeper Paleozoic section at approximately 11,000 feet. The objective section is generally non-pressured with lower dry hole costs than many of our Gulf Coast plays.

MARKETING

     Our production is marketed to third parties consistent with industry practices. Typically, oil is sold at the well-head at field-posted prices and natural gas is sold under contract at a negotiated monthly price based upon factors normally considered in the industry, such as distance from the well to the transportation pipeline, well pressure, estimated reserves, quality of natural gas and prevailing supply/demand conditions.

     Our marketing objective is to receive the highest possible wellhead price for our product. We are aided by the presence of multiple outlets near our production on the Gulf Coast. We take an active role in determining the available pipeline alternatives for each property based upon historical pricing, capacity, pressure, market relationships, seasonal variances and long-term viability.

     There are a variety of factors which affect the market for oil and natural gas, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulations on oil and natural gas production and sales. We have not experienced any difficulties in marketing our oil and natural gas. The oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual customers.

     We market our own production where feasible with a combination of market-sensitive pricing and forward-fixed pricing. Forward pricing is utilized to take advantage of anomalies in the futures market and to hedge a portion of our production at prices exceeding forecast. All such hedging transactions provide for financial rather than physical settlement. See ITEM
7. -- "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- General Overview."

     Due to the instability of oil and natural gas prices, we have entered into, from time to time, price risk management transactions (e.g., swaps, collars and floors) for a portion of our oil and natural gas production to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations. While the use of these arrangements limits our ability to benefit from increases in the price of oil and natural gas, it also reduces our potential exposure to adverse price movements. Our hedging arrangements, to the extent we enter into any, apply to only a portion of our production and provide only partial price protection against declines in oil and natural gas prices and limits our potential gains from future increases in prices. Our Board of Directors sets all of our hedging policies, including volumes, types of instruments and counter parties, on a quarterly basis. These policies are implemented by management through the execution of trades by the Chief Financial Officer after consultation and concurrence by the President and Chairman of the Board. We account for these transactions as hedging activities and, accordingly, realized gains and losses are included in oil and natural gas revenue during the period the hedged transactions occur.

     Although we take some measures to attempt to control price risk, we remain subject to price fluctuations for natural gas sold in the spot market due primarily to seasonality of demand and other factors beyond our control. Domestic oil prices generally follow worldwide oil prices, which are subject to price fluctuations resulting from changes in world supply and demand. We continue to evaluate the potential for reducing these risks by entering into hedge transactions. Included within natural gas revenue for the years ended December 31, 2002, 2001, and 2000 was approximately $(0.3) million, $(0.9) million and $(1.5) million, respectively, representing net losses from hedging activity. Included within oil revenue for the year ended December 31, 2000 was approximately $(0.2) million representing net losses from hedging activity.

                                                                               REALIZED HEDGING LOSSES
                         EFFECTIVE DATES                                   FOR THE YEAR ENDED DECEMBER 31,
                       -------------------                      MMBTU    -----------------------------------
HEDGE TYPE               BEG.      ENDING    PRICE PER MMBTU   PER DAY     2002        2001         2000
----------             --------   --------   ---------------   -------   ---------   ---------   -----------
NATURAL GAS:
  Collar.............  02/01/00   02/29/00     $2.20-$2.31      6,000    $      --   $      --   $   (70,470)
  Collar.............  03/01/00   04/30/00     $2.20-$2.50      6,000           --          --      (135,900)
  Collar.............  05/01/00   09/30/00     $2.05-$2.63      9,000           --          --    (1,342,320)
  Collar.............  01/01/01   12/31/01     $4.50-$6.70      4,000           --    (937,120)           --
  Put Option.........  04/01/02   06/30/02     $      2.65     18,000     (163,800)         --            --
  Swap...............  09/01/02   12/31/02     $      3.59      5,000     (110,550)         --            --
  Swap...............  09/01/02   12/31/02     $      3.69      5,000      (52,600)         --            --
                                                                         ---------   ---------   -----------
    Total realized losses from gas hedging activities.................   $(326,950)  $(937,120)  $(1,548,690)
                                                                         =========   =========   ===========

                                                                              REALIZED HEDGING LOSSES
                         EFFECTIVE DATES                                  FOR THE YEAR ENDED DECEMBER 31,
                       -------------------                      MMBTU    ---------------------------------
HEDGE TYPE               BEG.      ENDING    PRICE PER MMBTU   PER DAY     2002        2001        2000
----------             --------   --------   ---------------   -------   ---------   ---------   ---------
OIL:
Swap.................  01/01/00   03/31/00       $25.60           150    $      --   $      --   $ (49,999)
                       04/01/00   06/30/00       $22.87           125           --          --     (65,478)
                       07/01/00   09/30/00       $21.47            60           --          --     (55,635)
                       10/01/00   12/31/00       $20.46            50           --          --     (52,342)
                                                                         ---------   ---------   ---------
    Total realized losses from oil hedging activities.................   $      --   $      --   $(223,454)
                                                                         =========   =========   =========

     In October 2002, we entered into a collar covering 10,000 MMbtus of gas per day for all of calendar 2003. The collar structure provides us with a minimum price for the covered gas volume of $4.00 per MMbtu and a maximum price of $4.25 per MMbtu. This structure ensured a minimum level of cash flow that gave us the certainty to plan our drilling program for 2003 in a fashion that provided more predictability to our activities.

     At December 31, 2002 and 2000, the fair value, or net unrealized loss, of outstanding hedges, for the following year was approximately $(1.3) million and $(1.1) million, respectively. No hedges were outstanding at December 31, 2001.

COMPETITION

     We encounter competition from other oil and natural gas companies in all areas of our operations, including the acquisition of exploratory prospects and proven properties. Our competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of our competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than ours and which, in many instances, have been engaged in the oil and natural gas business for a much longer time than us. Such companies may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to the current and future success of oil and natural gas companies. Our ability to explore for oil and natural gas reserves and to acquire additional properties in the future will be dependent upon our ability to conduct our operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. We believe that our technological expertise, our exploration, land, drilling and production capabilities and the experience of our management generally enable us to compete effectively. Many of our competitors, however, have financial resources and exploration and development budgets that are substantially greater than ours, which may adversely affect our ability to compete with these companies.

INDUSTRY REGULATIONS

     The availability of a ready market for oil and natural gas production depends upon numerous factors beyond our control. These factors include regulation of oil and natural gas production, federal and state regulations governing environmental quality and pollution control, state limits on allowable rates of production by well or proration unit, the amount of oil and natural gas available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. For example, a productive natural gas well may be "shut-in" because of an oversupply of natural gas or lack of an available natural gas pipeline in the areas in which we may conduct operations. State and federal regulations generally are intended to prevent waste of oil and natural gas, protect rights to produce oil and natural gas between owners in a common reservoir, control the amount of oil and natural gas produced by assigning allowable rates of production and control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state and local agencies. We are also subject to changing and extensive tax laws, the effects of which cannot be predicted. The following discussion summarizes the regulation of the United States oil and natural gas industry. We believe that we are in substantial compliance with the various statutes, rules, regulations and governmental orders to which our operations may be subject, although there can be no assurance that this is or will remain the case. Moreover, such statutes, rules, regulations and government orders may be changed or reinterpreted from time to time in response to economic or political conditions, and there can be no assurance that such changes or reinterpretations will not materially adversely affect our results of operations and financial condition. The following discussion is not intended to constitute a complete discussion of the various statutes, rules, regulations and governmental orders to which our operations may be subject.

     Regulation of Oil and Natural Gas Exploration and Production. Our operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells that may be drilled in and the unitization or pooling of oil and natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely primarily or exclusively on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units, and therefore more difficult to develop a project, if the operator owns less than 100% of the leasehold. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. The effect of these regulations may limit the amount of oil and natural gas we can produce from our wells and may limit the number of wells or the locations at which we can drill. The regulatory burden on the oil and natural gas industry increases our costs of doing business and, consequently, affects our profitability. Inasmuch as such laws and regulations are frequently expanded, amended and reinterpreted, we are unable to predict the future cost or impact of complying with such regulations.

     Regulation of Sales and Transportation of Natural Gas. Federal legislation and regulatory controls have historically affected the price of natural gas produced by us, and the manner in which such production is transported and marketed. Under the Natural Gas Act ("NGA") of 1938, the Federal Energy Regulatory Commission (the "FERC") regulates the interstate transportation and the sale in interstate commerce for resale of natural gas. The FERC's jurisdiction over interstate natural gas sales and transportation was substantially modified by the Natural Gas Policy Act of 1978 (the "NGPA"), under which the FERC continued to regulate the maximum selling prices of certain categories of gas sold in "first sales" in interstate and intrastate commerce. Effective January 1, 1993, however, the Natural Gas Wellhead Decontrol Act (the

"Decontrol Act") deregulated natural gas prices for all "first sales" of natural gas, including all sales by us of our own production. As a result, all of our domestically produced natural gas may now be sold at market prices, subject to the terms of any private contracts that may be in effect. The Decontrol Act did not affect the FERC's jurisdiction over natural gas transportation.

     Our natural gas sales are affected by intrastate and interstate gas transportation regulation. Following the Congressional passage of the NGPA, the FERC adopted a series of regulatory changes that have significantly altered the transportation and marketing of natural gas. Beginning with the adoption of "open access" regulations in Order No. 436, issued in October 1985, these changes were intended by the FERC to foster competition by, among other things, transforming the role of interstate pipeline companies from wholesale marketers of gas to the primary role of gas transporters. Through similar orders affecting intrastate pipelines that provide similar interstate services under the NGPA, the FERC expanded the impact of these open access regulations to intrastate commerce.

     In April 1992, the FERC issued Order No. 636 and a series of related orders, which among other things required interstate pipelines to "unbundle" their gas merchant services from their transportation services, thereby further enhancing their obligation to provide open-access transportation on a not unduly discriminatory basis for all natural gas shippers. All gas marketing by the pipelines was required to be provided upstream at the wellhead, and, as a result, most pipelines divested their merchant functions to a marketing affiliate, which operates separately from the transporter and can participate in downstream sales markets on a bundled basis, in direct competition with other gas merchants. Order No. 636 also established a mechanism that allows shippers to "release" their firm capacity to other shippers, either temporarily or permanently, when it is not needed by those shippers. Although Order No. 636 does not directly regulate our production and marketing activities, it does affect how buyers and sellers gain access to the necessary transportation facilities and how natural gas is sold in the marketplace.

     In February 2000, the FERC issued Order No. 637 which:

     - lifted the cost-based cap on pipeline transportation rates in the capacity release market on an experimental basis until September 30, 2002, for short-term releases of pipeline capacity of less than one year (the FERC did not renew this program),

     - permits pipelines to file for authority to charge different maximum cost-based rates for peak and off-peak periods,

     - encourages, but does not mandate, auctions for pipeline capacity,

     - requires pipelines to implement imbalance management services,

     - restricts the ability of pipelines to impose penalties for imbalances, overruns and non-compliance with operational flow orders, and

     - expands the opportunities for shippers to "segment" their capacity into multiple parts and implements a number of new pipeline reporting requirements.

     Order No. 637 also requires the FERC staff to analyze whether the FERC should implement additional fundamental policy changes. These include whether to pursue performance-based or other non-cost based ratemaking techniques and whether the FERC should mandate greater standardization in terms and conditions of service across the interstate pipeline grid. Order No. 637 was largely affirmed by the courts and most pipelines' tariff filings to implement the requirements of Order No. 637 have been accepted by the FERC and placed into effect. Finally, in July 2002, the FERC commenced an inquiry into whether it should make changes to its policy of allowing pipelines in certain circumstances to charge "negotiated rates" for their services, including rates tied to the natural gas commodities market indices.

     As a result of these changes, sellers and buyers of gas have gained direct access to the particular pipeline services they need and are better able to conduct business with a larger number of counterparties. We believe these changes generally have improved our access to markets while, at the same time, substantially increasing competition in the natural gas marketplace. It remains to be seen, however, what effect the FERC's other activities will have on access to markets, the fostering of competition and the cost of doing business. We cannot predict what new or different regulations the FERC and other regulatory agencies may adopt, or what effect subsequent regulations may have on our activities.

     In the past, Congress has been very active in the area of gas regulation. However, as discussed above, the more recent trend has been in favor of deregulation, or "lighter handed" regulation, and the promotion of competition in the gas industry. There regularly are other legislative proposals pending in the Federal and state legislatures that, if enacted, would significantly affect the petroleum industry. At the present time, it is impossible to predict what proposals, if any, might actually be enacted by Congress or the various state legislatures and what effect, if any, such proposals might have on us. Similarly, and despite the trend toward federal deregulation of the natural gas industry, whether or to what extent that trend will continue, or what the ultimate effect will be on our sales of gas, cannot be predicted.

     We own certain natural gas pipelines that we believe meet the standards the FERC has used to establish a pipeline's status as a gatherer not subject to FERC jurisdiction under the NGA. State regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, nondiscriminatory take requirements, but does not generally entail rate regulation. Natural gas gathering may receive greater regulatory scrutiny at both state and federal levels in the post-Order No. 636 environment.

     Oil Price Controls and Transportation Rates. Sales of crude oil, condensate and gas liquids by us are not currently regulated and are made at market prices. The price we receive from the sale of these products may be affected by the cost of transporting the products to market. Much of the transportation is through interstate common carrier pipelines. Effective as of January 1, 1995, the FERC implemented regulations generally grandfathering all previously approved interstate transportation rates and establishing an indexing system for those rates by which adjustments are made annually based on the rate of inflation, subject to certain conditions and limitations. These regulations have generally been approved on judicial review. Every five years, the FERC must examine the relationship between the annual change in the applicable index and the actual cost changes experienced in the oil pipeline industry. The first such review was completed in 2000, and on December 14, 2000, FERC reaffirmed the current index. The FERC's regulation of oil transportation rates may tend to increase the cost of transporting oil and natural gas liquids by interstate pipeline, although the annual adjustments may result in decreased rates in a given year. Following a successful court challenge of these orders by an association of oil pipelines on February 24, 2003, the FERC acting on remand increased the index slightly for the current five-year period, effective July 2001. We are not able at this time to predict the effects of these regulations, if any, on the transportation costs associated with oil production from our oil producing operations.

     Environmental Regulations. Our operations are subject to numerous federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands within wilderness, wetlands and other protected areas, require remedial measures to mitigate pollution from former operations, such as pit closure and plugging abandoned wells, and impose substantial liabilities for pollution resulting from production and drilling operations. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations applied to the oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly waste handling, disposal and cleanup requirements, our business and prospects could be adversely affected.

     We generate wastes that may be subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The U.S. Environmental Protection Agency ("EPA") and various state agencies have limited the approved methods of disposal for certain hazardous and nonhazardous wastes. Furthermore, certain wastes generated by our oil and natural gas operations that are currently exempt from treatment as "hazardous wastes" may in the future be designated as "hazardous wastes," and therefore be subject to more rigorous and costly operating and disposal requirements.

     We currently own or lease numerous properties that for many years have been used for the exploration and production of oil and natural gas. Although we believe that we have used good operating and waste disposal practices, prior owners and operators of these properties may not have used similar practices, and hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and the wastes disposed thereon may be subject to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), RCRA and analogous state laws as well as state laws governing the management of oil and natural gas wastes. Under such laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.

     Our operations may be subject to the Clean Air Act ("CAA") and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that have resulted in the gradual imposition of certain pollution control requirements with respect to air emissions from our operations. The EPA and states developed and continue to develop regulations to implement these requirements. We may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues. However, we do not believe our operations will be materially adversely affected by any such requirements.

     Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as Edge, to prepare and implement spill prevention, control, countermeasure ("SPCC") and response plans relating to the possible discharge of oil into surface waters. SPCC plans at certain of our properties were developed and implemented in 1999. The Oil Pollution Act of 1990 ("OPA") contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States. The OPA subjects owners of facilities to strict joint and several liability for all containment and cleanup costs and certain other damages arising from a spill, including, but not limited to, the costs of responding to a release of oil to surface waters. The OPA also requires owners and operators of offshore facilities that could be the source of an oil spill into federal or state waters, including wetlands, to post a bond, letter of credit or other form of financial assurance in amounts ranging from $10 million in specified state waters to $35 million in federal outer continental shelf waters to cover costs that could be incurred by governmental authorities in responding to an oil spill. Such financial assurances may be increased by as much as $150 million if a formal risk assessment indicates that the increase is warranted. Noncompliance with OPA may result in varying civil and criminal penalties and liabilities. Our operations are also subject to the federal Clean Water Act ("CWA") and analogous state laws. In accordance with the CWA, the state of Louisiana has issued regulations prohibiting discharges of produced water in state coastal waters effective July 1, 1997. Pursuant to other requirements of the CWA, the EPA has adopted regulations concerning discharges of storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group permit or seek coverage under an EPA general permit. While certain of our properties may require permits for discharges of storm water runoff, we believe that we will be able to obtain, or be included under, such permits, where necessary, and make minor modifications to existing facilities and operations that would not have a material effect on us. Like OPA, the CWA and analogous state laws relating to the control of water pollution provide varying civil and criminal penalties and liabilities for releases of petroleum or its derivatives into surface waters or into the ground.

     CERCLA, also known as the "Superfund" law, and similar state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

     We also are subject to a variety of federal, state and local permitting and registration requirements relating to protection of the environment. Management believes that we are in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements would not have a material adverse effect on us.

OPERATING HAZARDS AND INSURANCE

     The oil and natural gas business involves a variety of operating risks, including the risk of fire, explosion, blow-out, pipe failure, casing collapse, abnormally pressured formations and environmental hazards such as oil spills, natural gas leaks, ruptures and discharges of toxic gases, the occurrence of any of which could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations.

     In accordance with customary industry practice, we maintain insurance against some, but not all, of the risks described above. Our insurance does not cover business interruption or protect against loss of revenue. There can be no assurance that any insurance obtained by us will be adequate to cover any losses or liabilities. We cannot predict the continued availability of insurance or the availability of insurance at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations.

TITLE TO PROPERTIES

     Except as discussed under "ITEM 3. LEGAL PROCEEDINGS" below, we believe we have satisfactory title to all of our producing properties in accordance with standards generally accepted in the oil and natural gas industry. Our properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, which we believe, do not materially interfere with the use of or affect the value of such properties. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). Investigations, including a title opinion of local counsel, are made before commencement of drilling operations.

EMPLOYEES

     At December 31, 2002, we had 33 full-time employees. We believe that our relationships with our employees are good. None of our employees are covered by a collective bargaining agreement. From time to time, we utilize the services of independent consultants and contractors to perform various professional services, particularly in the areas of construction, design, well site surveillance, permitting and environmental assessment. Field and on-site production operation services, such as pumping, maintenance, dispatching, inspection and testing are generally provided by independent contractors.

OFFICE AND EQUIPMENT

     Late in 2002, we negotiated a lease for new offices beginning in February 2003 at 1301 Travis Street, Suite 2000, Houston, Texas. The move into our new space, covering 20,500 square feet (compared to 28,200 square feet under our previous lease), took place during the first week of February 2003. We believe that the combination of lower rental rates and smaller space will significantly reduce our future general and administrative costs. See Note 6 to our consolidated financial statements.

FORWARD LOOKING INFORMATION AND RISK FACTORS

     Certain of the statements contained in all parts of this document (including the portion, if any, to which this Form 10-K is attached), including, but not limited to, those relating to our drilling plans (including scheduled and budgeted wells), the effect of changes in strategy and business discipline, future tax matters, our 3-D project portfolio, future general and administrative expenses on a per unit of production basis, changes in wells operated and reserves, future growth and expansion, future exploration, future seismic data (including timing and results), expansion of operation, our ability to generate additional prospects, review of outside generated prospects and acquisitions, additional reserves and reserve increases, enhancement of visualization and interpretation strengths, expansion and improvement of capabilities, integration of new technology into operations, credit facilities, attraction of new members to the exploration team, future compensation programs, new focus on core areas, new prospects and drilling locations, future capital expenditures (or funding thereof) and working capital, sufficiency of future working capital, borrowings and capital resources and liquidity, projected cash flows from operations, expectation or timing of reaching payout, outcome, effects or timing of any legal proceedings or contingencies, the number, timing or results of any wells, the plans for timing, interpretation and results of new or existing seismic surveys or seismic data, future production or reserves, future acquisition of leases, lease options or other land rights and any other statements regarding future operations, financial results, opportunities, growth, business plans and strategy and other statements that are not historical facts are forward looking statements. These forward-looking statements reflect our current view of future events and financial performance. When used in this document, the words "budgeted," "anticipate," "estimate," "expect," "may," "project," "believe," "intend," "plan," "potential" and similar expressions are intended to be among the statements that identify forward looking statements. These forward-looking statements speak only as of their dates and should not be unduly relied upon. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Such statements involve risks and uncertainties, including, but not limited to, those set forth below and other factors detailed in this document and our other filings with the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

  OIL AND GAS DRILLING IS A SPECULATIVE ACTIVITY AND INVOLVES NUMEROUS RISKS AND SUBSTANTIAL AND UNCERTAIN COSTS WHICH COULD ADVERSELY AFFECT US.

     Our growth will be materially dependent upon the success of our future drilling program. Drilling for oil and gas involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond our control, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs or crews and the delivery of equipment. Our future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on our future results of operations and financial condition. Our overall drilling success rate or our drilling success rate for activity within a particular geographic area may decline. We may ultimately not be able to lease or drill identified or budgeted prospects within our expected time frame, or at all. We may not be able to lease or drill a particular prospect because, in some cases, we identify a prospect or drilling location before seeking an option or lease rights in the prospect or location. Similarly, our drilling schedule may vary from our capital budget. The final determination with respect to the drilling of any scheduled or budgeted wells will be dependent on a number of factors, including (i) the results of exploration efforts and the acquisition, review and analysis of the seismic data, (ii) the availability of sufficient capital resources to us and the other participants for the drilling of the prospects,
(iii) the approval of the prospects by other participants after additional data has been compiled, (iv) economic and industry conditions at the time of drilling, including prevailing and anticipated prices for oil and natural gas and the availability of drilling rigs and crews, (v) our financial resources and results and (vi) the availability of leases and permits on reasonable terms for the prospects. These projects may not be successfully developed and the wells, if drilled, may not encounter reservoirs of commercially productive oil or natural gas. See ITEM 7. -- "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- General Overview" and ITEMS 1 AND
2. -- "BUSINESS AND PROPERTIES -- CORE AREAS OF OPERATION."

  OIL AND NATURAL GAS PRICES ARE HIGHLY VOLATILE IN GENERAL AND LOW PRICES NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

     Our revenue, profitability, cash flow, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent upon prevailing prices of oil and natural gas. Our reserves are predominantly natural gas; therefore changes in natural gas prices may have a particularly large impact on our financial results. Lower oil and natural gas prices also may reduce the amount of oil and natural gas that we can produce economically. Historically, the markets for oil and natural gas have been volatile, and such markets are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. Declines in oil and natural gas prices may materially adversely affect our financial condition, liquidity, and ability to finance planned capital expenditures and results of operations. See ITEM 7. -- "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS -- General Overview" and ITEMS 1 AND 2. -- "BUSINESS AND
PROPERTIES -- OIL AND NATURAL GAS RESERVES" AND "-- MARKETING."

     We have in the past and may in the future be required to write down the carrying value of our oil and natural gas properties when oil and natural gas prices are depressed or unusually volatile. Whether we will be required to take such a charge will depend on the prices for oil and natural gas at the end of any quarter and the effect of reserve additions or revisions and capital expenditures during such quarter. If a write down is required, it would result in a charge to earnings and would not impact cash flow from operating activities.

  WE HAVE HEDGED AND MAY CONTINUE TO HEDGE A PORTION OF OUR PRODUCTION, WHICH MAY RESULT IN OUR MAKING CASH PAYMENTS OR PREVENT US FROM RECEIVING THE FULL BENEFIT OF INCREASES IN PRICES FOR OIL AND GAS.

     In order to reduce our exposure to short-term fluctuations in the price of oil and natural gas, we periodically enter into hedging arrangements. Our hedging arrangements apply to only a portion of our production and provide only partial price protection against declines in oil and natural gas prices. Such hedging arrangements may expose us to risk of financial loss in certain circumstances, including instances where production is less than expected, our customers fail to purchase contracted quantities of oil or natural gas or a sudden, unexpected event materially impacts oil or natural gas prices. In addition, our hedging arrangements may limit the benefit to us of increases in the price of oil and natural gas. See ITEM 7. -- "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- General Overview" and ITEMS 1 AND 2. -- "BUSINESS AND PROPERTIES -- MARKETING."

  WE DEPEND ON SUCCESSFUL EXPLORATION, DEVELOPMENT AND ACQUISITIONS TO MAINTAIN RESERVES AND REVENUE IN THE FUTURE.

     In general, the volume of production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we acquire properties containing proved reserves or conduct successful exploration and development activities, or both, our proved reserves will decline. Our future oil and natural gas production is, therefore, highly dependent upon our level of success in finding or acquiring additional reserves. In addition, we are dependent on finding partners for our exploratory activity. To the extent that others in the industry do not have the financial resources or choose not to participate in our exploration activities, we will be adversely affected.

  WE ARE SUBJECT TO SUBSTANTIAL OPERATING RISKS WHICH MAY ADVERSELY AFFECT THE RESULTS OF OUR OPERATIONS.

     The oil and natural gas business involves certain operating hazards such as well blowouts, mechanical failures, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. We could suffer substantial losses as a result of any of these events. We are not fully insured against all risks incident to our business.

     We are not the operator of some of our wells. As a result, our operating risks for those wells and our ability to influence the operations for these wells are less subject to our control. Operators of these wells may act in ways that are not in our best interests. See ITEMS 1 AND 2. -- "BUSINESS AND PROPERTIES -- OPERATING HAZARDS AND INSURANCE."

  THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT US.

     We depend to a large extent on the services of certain key management personnel, including our executive officers and other key employees, the loss of any of which could have a material adverse effect on our operations. We do not maintain key-man life insurance with respect to any of our employees. We believe that our success is also dependent upon our ability to continue to employ and retain skilled technical personnel. See ITEMS 1 AND 2. -- "BUSINESS AND PROPERTIES -- Technology."

  OUR OPERATIONS HAVE SIGNIFICANT CAPITAL REQUIREMENTS WHICH, IF NOT MET, WILL HINDER OPERATIONS.

     We have experienced and expect to continue to experience substantial working capital needs due to our active exploration, development and acquisition programs. Additional financing may be required in the future to fund our growth. We may not be able to obtain such additional financing and financing under existing or new credit facilities may not be available in the future. In the event such capital resources are not available to us, our drilling and other activities may be curtailed. See ITEM 7. -- "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

  GOVERNMENT REGULATION AND LIABILITY FOR ENVIRONMENTAL MATTERS MAY ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     Oil and natural gas operations are subject to various federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations. In addition, we may be liable for environmental damages caused by previous owners of property we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities. We are also subject to changing and extensive tax laws, the effects of which cannot be predicted. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on us. See ITEMS 1 AND 2. -- "BUSINESS AND PROPERTIES -- INDUSTRY REGULATIONS."

  WE MAY HAVE DIFFICULTY MANAGING ANY FUTURE GROWTH AND THE RELATED DEMANDS ON OUR RESOURCES AND MAY HAVE DIFFICULTY IN ACHIEVING FUTURE GROWTH.

     We have experienced growth in the past through the expansion of our drilling program and, more recently, acquisitions. This expansion was curtailed in 1998 and 1999, but resumed in 2000 and increased in 2001 and 2002. Further expansion is anticipated in 2003 both through drilling efforts and possible acquisitions. Any future growth may place a significant strain on our financial, technical, operational and administrative resources. Our ability to grow will depend upon a number of factors, including our ability to identify and acquire new exploratory prospects, our ability to develop existing prospects, our ability to continue to retain and attract skilled personnel, the results of our drilling program and acquisition efforts, hydrocarbon prices and access to capital. We may not be successful in achieving or managing growth and any such failure could have a material adverse effect on us.

  WE FACE STRONG COMPETITION FROM LARGER OIL AND NATURAL GAS COMPANIES.

     Our competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of our competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than us. We may not be able to successfully conduct our operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment. Specifically, these larger competitors may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. See ITEMS 1 AND 2. -- "BUSINESS AND
PROPERTIES -- COMPETITION."

  THE OIL AND NATURAL GAS RESERVE DATA INCLUDED IN OR INCORPORATED BY REFERENCE IN THIS DOCUMENT ARE ESTIMATES BASED ON ASSUMPTIONS THAT MAY BE INACCURATE AND EXISTING ECONOMIC AND OPERATING CONDITIONS THAT MAY DIFFER FROM FUTURE ECONOMIC AND OPERATING CONDITIONS.

     Reservoir engineering is a subjective and inexact process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner and is based upon assumptions that may vary considerably from actual results. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material. The information regarding discounted future net cash flows included in this report should not be considered as the current market value of the estimated oil and natural gas reserves attributable to our properties. As required by the Commission, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, increases or decreases in consumption, and changes in governmental regulations or taxation. In addition, the 10% discount factor, which is required by Financial Accounting Standards Board in Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Natural Gas Producing Activities" to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general. See ITEMS 1 AND 2. -- "BUSINESS AND PROPERTIES -- Oil and Natural Gas Reserves."

  OUR CREDIT FACILITY HAS SUBSTANTIAL OPERATING RESTRICTIONS AND FINANCIAL COVENANTS AND WE MAY HAVE DIFFICULTY OBTAINING ADDITIONAL CREDIT WHICH COULD ADVERSELY AFFECT OPERATIONS.

     Over the past few years, increases in commodity prices, in proved reserve amounts and the resultant increase in estimated discounted future net revenue, has allowed us to increase our available borrowing amounts. In the future, commodity prices may decline, we may increase our borrowings or our borrowing base may be adjusted downward. Our credit facility is secured by a pledge of substantially all of our assets and has covenants that limit additional borrowings, sales of assets and the distributions of cash or properties and that prohibit the payment of dividends and the incurrence of liens. The revolving credit facility also requires that specified financial ratios be maintained. The restrictions of our credit facility and the difficulty in obtaining additional debt financing may have adverse consequences on our operations and financial results, including our ability to obtain financing for working capital, capital expenditures, our drilling program, purchases of new technology or other purposes may be impaired or such financing may be on terms unfavorable to us; we may be required to use a substantial portion of our cash flow to make debt service payments, which will reduce the funds that would otherwise be available for operations and future business opportunities; a substantial decrease in our operating cash flow or an increase in our expenses could make it difficult for us to meet debt service requirements and require us to modify operations; and we may become more vulnerable to downturns in our business or the economy generally.

     Our ability to obtain and service indebtedness will depend on our future performance, including our ability to manage cash flow and working capital, which are in turn subject to a variety of factors beyond our control. Our business may not generate cash flow at or above anticipated levels or we may not be able to borrow funds in amounts sufficient to enable us to service indebtedness, make anticipated capital expenditures or finance our drilling program. If we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service our debt, we may be required to curtail portions of our drilling program, sell assets, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. We may not be able to refinance our debt or obtain additional financing, particularly in view of current industry conditions, the restrictions on our ability to incur debt under our existing debt arrangements, and the fact that substantially all of our assets are currently pledged to secure obligations under our bank credit facility. See Item 7. -- "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Credit Facility."

  OUR ACQUISITION PROGRAM MAY BE UNSUCCESSFUL, PARTICULARLY IN LIGHT OF OUR LIMITED ACQUISITION EXPERIENCE.

     Because we have not typically purchased properties, we may not be in as good a position as our more experienced competitors to execute a successful acquisition program. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments, even when performed by experienced personnel, are necessarily inexact and their accuracy inherently uncertain. Our review of subject properties will not reveal all existing or potential problems, deficiencies and capabilities. We may not always perform inspections on every well, and may not be able to observe structural and environmental problems even when we undertake an inspection. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of such problems. Any acquisition of property interests by us may not be successful and, if unsuccessful, such failure may have an adverse effect on our future results of operations and financial condition.

  WE DO NOT INTEND TO PAY DIVIDENDS AND OUR ABILITY TO PAY DIVIDENDS IS RESTRICTED.

     We currently intend to retain any earnings for the future operation and development of our business and do not currently anticipate paying any dividends in the foreseeable future. Any future dividends also may be restricted by our then-existing loan agreements. See ITEM 7. -- "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" and Note 4 to our consolidated financial statements.

  OUR RELIANCE ON THIRD PARTIES FOR GATHERING AND DISTRIBUTING COULD CURTAIL FUTURE EXPLORATION AND PRODUCTION ACTIVITIES.

     The marketability of our production depends upon the proximity of our reserves to, and the capacity of, facilities and third party services, including oil and natural gas gathering systems, pipelines, trucking or terminal facilities, and processing facilities. The unavailability or lack of capacity of such services and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. A shut-in or delay or discontinuance could adversely affect our financial condition. In addition, federal and state regulation of oil and natural gas production and transportation affect our ability to produce and market our oil and natural gas on a profitable basis.

  PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BYLAWS MAY DELAY OR PREVENT TRANSACTIONS THAT WOULD BENEFIT STOCKHOLDERS.

     Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Law contain provisions that may have the effect of delaying, deferring or preventing a change of control of the company. These provisions, among other things, provide for a classified Board of Directors with staggered terms, restrict the ability of stockholders to take action by written consent, authorize the Board of Directors to set the terms of Preferred Stock, and restrict our ability to engage in transactions with 15% stockholders.

     Because of these provisions, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for our stockholders to benefit from transactions that are opposed by an incumbent board of directors.

CERTAIN DEFINITIONS

     The definitions set forth below shall apply to the indicated terms as used in this Form 10-K. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

     After payout. With respect to an oil or natural gas interest in a property, refers to the time period after which the costs to drill and equip a well have been recovered.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Bbls/d.  Stock tank barrels per day.

     Bcf.  Billion cubic feet.

     Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Before payout. With respect to an oil and natural gas interest in a property, refers to the time period before which the costs to drill and equip a well have been recovered.

     Completion. The installation of permanent equipment for the production of oil or natural gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

     Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

     Dry hole or well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed oil and natural gas operating expenses and taxes.

     Exploratory well. A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

     Farm-in or farm-out. An agreement whereunder the owner of a working interest in an oil and natural gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty and/or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

     Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

     Finding costs. Costs associated with acquiring and developing proved oil and natural gas reserves which are capitalized by us pursuant to generally accepted accounting principles, including all costs involved in acquiring acreage, geological and geophysical work and the cost of drilling and completing wells, excluding those costs attributable to unproved undeveloped property.

     Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

     MBbls.  One thousand barrels of crude oil or other liquid hydrocarbons.

     Mcf.  One thousand cubic feet.

     Mcf/d.  One thousand cubic feet per day.

     Mcfe. One thousand cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas. Prices have historically been higher or substantially higher for crude oil than natural gas on an energy equivalent basis although there have been periods in which they have been lower or substantially lower.

     MMcf.  One million cubic feet.

     MMcfe. One million cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas.

     Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

     NGL's.  Natural gas liquids measured in barrels.

     NRI or Net Revenue Interests. The share of production after satisfaction of all royalty, overriding royalty, oil payments and other nonoperating interests.

     Normally pressured reservoirs. Reservoirs with a formation-fluid pressure equivalent to 0.465 PSI per foot of depth from the surface. For example, if the formation pressure is 4,650 PSI at 10,000 feet, then the pressure is considered to be normal.

     Over-pressured reservoirs. Reservoirs subject to abnormally high pressure as a result of certain types of subsurface formations.

     Petrophysical study. Study of rock and fluid properties based on well log and core analysis.

     Plant Products. Liquids generated by a plant facility and include propane, iso-butane, normal butane, pentane and ethane.

     Present value. When used with respect to oil and natural gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to nonproperty-related expenses such as general and administrative expenses, debt service and future income tax expense or to depletion, depreciation, and amortization, discounted using an annual discount rate of 10%.

     Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceeds production expenses and taxes.

     Proved developed nonproducing reserves. Proved developed reserves expected to be recovered from zones behind casing in existing wells.

     Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and able to produce to market.

     Proved developed reserves. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

     Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved undeveloped location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

     Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

     Royalty interest. An interest in an oil and natural gas property entitling the owner to a share of oil or natural gas production free of costs of production.

     3-D seismic. Advanced technology method of detecting accumulations of hydrocarbons identified through a three-dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

     Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

     Working interest or WI. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

     Workover. Operations on a producing well to restore or increase production.

ITEM 3.  LEGAL PROCEEDINGS

     From time to time we are a party to various legal proceedings arising in the ordinary course of business. While the outcome of lawsuits cannot be predicted with certainty, we are not currently a party to any proceeding that we believe, if determined in a manner adverse to us, could have a potential material adverse effect on our financial condition, results of operations or cash flows.

     In October 2001, the Company was sued by certain mineral owners in its Mew lease, upon which the Company and its partners drilled and completed the Mew No. 1 well in the Brandon Area, Duval County, Texas. The suit named the Company, Santos USA and Mark Smith, an independent landman, as Defendants, and is filed in the 229th Judicial District Court of Duval County, Texas. The suit sought a declaratory judgment to set aside certain quitclaim deeds between the Mew lessors that were intended to result in a partition of the mineral estate between the various members of the Mew family in the land where the well is located and other lands. The pleadings alleged failure of consideration, fraud, failure to consummate the partition, bad faith trespass and conversion. As part of the leasing effort for the prospect, some members of the Mew family had sought to partition their minerals under the tracts where they owned the surface in full. The Mew heirs, from whom the Company acquired leases, stood to lose a portion of their mineral interest if the quitclaim deeds are set aside. Were this to happen, it could have the effect of voiding the Company's leases as to an undivided one-third of the unit acreage for the Mew well and the Mew lease. Plaintiffs sought unspecified actual and exemplary damages against the Company and Santos arising out of the alleged fraud committed by the Company and Mark Smith. They also sought damages from Santos for the value of the oil and natural gas produced and saved from the Mew well, or alternatively, for the value of the oil and natural gas produced less the cost of drilling, completing and operating the well. The Company has a 12.5% working interest in the well. To date, the Mew well has produced $5.7 million in net revenue and has cost $3.6 million to drill, complete and operate. Estimated gross proved reserves are 111.6 MBbls and
4.6 Bcf. In October 2002, the Company reached a mediated settlement with all parties to the litigation whereby Edge would make a one-time payment of $264,000 to the Mews, and in return, the Mews released all claims except a potential drainage claim involving an offsetting section, and agreed to grant a new oil and gas lease covering the disputed mineral interest in the Mew well site tract. In addition, all claims as between the working interest owners were released. The settlement has been consummated and an order of dismal has been obtained from the Court.

     In July 2001, the Company was notified of a prior lease in favor of a predecessor of ExxonMobil purporting to be valid and covering the same property as the Company's Neblett lease in Starr County, Texas. The Neblett lease is part of a unit in the N. LaCopita Prospect in which the Company owns a non-operating interest. The operator of the lease, GMT, filed a petition for, and was granted, a temporary restraining order against ExxonMobil in the 229th Judicial Court in Starr County, Texas enjoining ExxonMobil from taking possession of the Neblett wells. Pending resolution of the underlying title issue, the temporary restraining order was extended voluntarily by agreement of the parties, conditioned on GMT paying the revenues into escrow and agreeing to provide ExxonMobil with certain discovery materials in this action. ExxonMobil filed a counterclaim against GMT and all the non-operators, including the Company, to establish the validity of their lease, remove cloud on title, quiet title to the property, and for conversion, trespass and punitive damages. ExxonMobil sought unspecified damages for the lost profits on the sale of the hydrocarbons from this property, and for a determination of whether the Company and the other working interest owners were in good faith or bad faith in trespassing on this lease. If a determination of bad faith were made, the parties would not be able to recover their costs of developing this property from the revenues therefrom. While there is always a risk in the outcome of the litigation, the Company believes there is no question that it acted in good faith and vigorously defended its position. In February 2003, the Company, GMT and the other working interest parties entered into a compromise and settlement agreement with Exxon and Mrs. Neblett. Pursuant to the settlement, the Neblett wells have been assigned to Exxon along with all operating responsibility, and all working interest parties, including the Company, have been made whole for all out of pocket costs incurred in drilling, completing, equipping and operating the Neblett wells, including lease costs and royalty payments. The Company's share of such reimbursed costs was $27,198. In addition, Mrs. Neblett will repay the amount of the lease bonus and all royalty overpayments she received from GMT and the other working interest parties, including the Company. Such payment is secured by her future royalty interest payments in the wells, and other security described in the settlement agreement, and is due in full on or before December 1, 2003. The Company's share of such lease bonus and royalty reimbursements is $74,040. The parties have agreed to a dismissal of all claims in this case, and a motion to dismiss with prejudice has been filed with the court.

     In a separate but related matter, certain nonparticipating royalty owners represented by attorney John Mann in Laredo, have made demands on GMT as operator, to pay certain royalty payments previously paid to Mrs. Neblett on production from these wells, plus future royalty payments on such production. As part of the settlement agreement, monies that were otherwise payable to Mrs. Neblett attributable to her valid royalty interest under the ExxonMobil lease, subject to execution of valid division orders and approval of their title, will be paid to the Mann clients on account of their nonparticipating royalty interest. There are other nonparticipating royalty owners similarly situated to the Mann clients that have not made demands on GMT or the Company, whose claims, if any, will be dealt with if and when they are made. There can be no guarantee that even when the Mann clients are paid that they will not contest the amount or calculation of the royalties in a separate lawsuit.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted during the fourth quarter of the fiscal year covered by this report to a vote of security holders, through the solicitation of proxies or otherwise.

EXECUTIVE OFFICERS OF THE REGISTRANT

     Pursuant to Instruction 3 to Item 401(b) of Regulation S-K and General Instruction G (3) to Form 10-K the following information is included in Part I of this Form 10-K.

     JOHN W. ELIAS has served as the Chief Executive Officer and Chairman of the Board of the Company since November 1998. Mr. Elias is a member of the Nominating Committee of the Board. From April 1993 to September 30, 1998, he served in various senior management positions, including Executive Vice President, of Seagull Energy Corporation, a company engaged in oil and natural gas exploration, development and production and pipeline marketing. Prior to April 1993 Mr. Elias served in various positions for more than 30 years, including senior management positions with Amoco Corporation, a major integrated oil and gas company. Mr. Elias has more than 40 years of experience in the oil and natural gas exploration and production business. He is 62 years old.

     MICHAEL G. LONG has served as Senior Vice President and Chief Financial Officer of the Company since December 1996. Mr. Long served as Vice President-Finance of W&T Offshore, Inc., an oil and natural gas exploration and production company, from July 1995 to December 1996. From May 1994 to July 1995, he served as Vice President of the Southwest Petroleum Division for Chase Manhattan Bank, N.A. Prior thereto, he served in various capacities with First National Bank of Chicago, most recently that of Vice President and Senior Corporate Banker of the Energy and Transportation Department, from March 1992 to May 1994. Mr. Long received a B.A. in Political Science and a M.S. in Economics from the University of Illinois. Mr. Long is 50 years old.

     JOHN O. TUGWELL has served as Senior Vice President Production since December 2001 and prior to that served as Vice President of Production for the Company since March 1997. He served as Senior Petroleum Engineer of the Company's predecessor corporation since May 1995. From 1986 to May 1995, he held various reservoir/production engineering positions with Shell Oil Company, most recently that of Senior Reservoir

Engineer. Mr. Tugwell holds a B.S. in Petroleum Engineering from Louisiana State University. Mr. Tugwell is a registered Professional Engineer in the State of Texas. Mr. Tugwell is 39 years old.

SIGNIFICANT EMPLOYEES

     MARK J. GABRISCH has served as the Vice President of Land for the Company since March 1997. From November 1994 to March 1997, he served in a similar capacity with the Company's predecessor corporation. From 1985 to October 1994, he was a landman, most recently a Senior Landman, for Shell Oil Company. Mr. Gabrisch holds a B.S. in Petroleum Land Management from the University of Houston. Mr. Gabrisch is 42 years old.

     JOHN O. HASTINGS, JR. has served as the Vice President of Exploration for the Company since March 1997 and prior thereto served in a similar capacity with the Company's predecessor corporation since February 1994. From 1984 to February 1994, he was an exploration geologist with Shell Oil Company, serving as Senior Geologist before his departure. Mr. Hastings holds a B.A. from Dartmouth in Earth Sciences and a M.S. in Geology from Texas A&M University. He is 43 years old.

     KIRSTEN A. HINK has served as Controller of the Company since December 31, 2000 and prior to that served as Assistant Controller from June 2000 to December 2000. She served as Controller of Benz Energy Inc., an oil and gas exploration company, from June 1998 to June 2000. From September 1997 to June 1998, Mrs. Hink served as a financial reporting accountant with Western Atlas, Inc. Mrs. Hink received a B.S. in Accounting from Trinity University, San Antonio, Texas. Mrs. Hink is a Certified Public Accountant in the State of Texas. She is 36 years old.

     C.W. MACLEOD has served as the Vice President Business Development and Planning for the Company since January 2002. From November 1999 to December 2001, he was Vice President Investment Banking with Raymond James and Associates, Inc. From February 1990 to October 1999, Mr. MacLeod was a principal with Kirkpatrick Energy Associates, Inc., whose principal business was merger and acquisition services, capital arrangement and analytical services for the oil and gas producing industry. Mr. MacLeod was responsible for originating corporate finance and research products for energy clients. His previous experience includes positions as an independent petroleum geologist, a manager of exploration and production for an independent oil and gas producer and geologic positions with Ladd Petroleum Corporation and Resource Sciences Corporation. Mr. MacLeod graduated from Eastern Michigan University with a B.S. in Geology and earned his M.B.A. from the University of Tulsa. Mr. MacLeod is a registered professional geologist in the state of Wyoming. He is 52 years old.

     ROBERT C. THOMAS has served as Vice President, General Counsel and Corporate Secretary since March 1997. From February 1991 to March 1997, he served in similar capacities for the Company's corporate predecessor. From 1988 to January 1991, he was associate and acting general counsel for Mesa Limited Partnership in Amarillo, Texas. Mr. Thomas holds a B.S. degree in Finance and a J.D. degree in Law from the University of Texas at Austin. He is 49 years old.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     As of March 14, 2003, we estimate there were approximately 2,687 beneficial holders of our Common Stock. Our Common Stock is listed on the NASDAQ National Market ("NASDAQ") and traded under the symbol "EPEX". As of March 14, 2003, we had 9,465,734 shares outstanding and our closing price on NASDAQ was $4.05 per share. The following table sets forth, for the periods indicated, the high and low closing sales prices for our Common Stock as listed on NASDAQ.

                                                                 COMMON
                                                              STOCK PRICES
                                                              -------------
                                                              HIGH     LOW
                                                               ($)     ($)
                                                              -----   -----
CALENDAR 2002
  First Quarter.............................................  5.84    4.77
  Second Quarter............................................  6.54    5.00
  Third Quarter.............................................  5.25    4.04
  Fourth Quarter............................................  4.27    2.80
CALENDAR 2001
  First Quarter.............................................  9.50    6.88
  Second Quarter............................................  9.45    5.50
  Third Quarter.............................................  7.10    4.05
  Fourth Quarter............................................  5.74    4.16

     We have never paid a dividend, cash or otherwise, and do not intend to in the foreseeable future. The payment of future dividends will be determined by our Board of Directors in light of conditions then existing, including our earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors. See ITEMS 1 AND
2. -- BUSINESS AND PROPERTIES -- "FORWARD LOOKING INFORMATION AND RISK
FACTORS -- We do not intend to pay dividends and our ability to pay dividends is restricted".

ITEM 6.  SELECTED FINANCIAL DATA

     The following table sets forth selected financial data regarding the Company as of and for each of the periods indicated. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto, which follow:

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            2002     2001(5)    2000(1)    1999(1)    1998(1)
                                          --------   --------   --------   --------   --------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONAL DATA:
  Oil and natural gas revenue...........  $ 20,911   $ 29,811   $ 23,774   $ 14,486   $ 15,463
  Operating expenses:
     Oil and natural gas operating
       expenses including production and
       ad valorem taxes.................     3,831      5,001      3,955      3,039      3,376
     Depletion, depreciation and
       amortization.....................    10,427      9,378      7,641      8,512     10,002
     Impairment of oil and natural gas
       properties.......................        --         --         --         --     10,013
     Litigation settlement..............        --      3,547         --         --         --
     General and administrative
       expenses:
       Deferred compensation
          expense(2)....................       403       (497)     1,027        350        621
       Other general and
          administrative................     4,826      5,038      3,824      4,528      4,583
       Other charge.....................        --         --         --      1,688      2,898
                                          --------   --------   --------   --------   --------
          Total operating expenses......    19,487     22,467     16,447     18,117     31,493
                                          --------   --------   --------   --------   --------
  Operating income (loss)...............     1,424      7,344      7,327     (3,631)   (16,030)
     Interest expense, net..............      (228)      (215)      (172)      (130)       (90)
     Interest income....................        27        128         98         52        133
     Loss on sale of investment.........        --         --       (355)        --         --
                                          --------   --------   --------   --------   --------
  Income (loss) before income taxes and
     cumulative effect of accounting
     change.............................     1,223      7,257      6,898     (3,709)   (15,987)
                                          --------   --------   --------   --------   --------
     Income tax benefit (expense).......      (473)       819         --         --        983
                                          --------   --------   --------   --------   --------
  Income (loss) before cumulative effect
     of accounting change...............       750      8,076      6,898     (3,709)   (15,004)
     Cumulative effect of accounting
       change...........................        --         --         --         --      1,781
                                          --------   --------   --------   --------   --------
  Net income (loss).....................  $    750   $  8,076   $  6,898   $ (3,709)  $(13,223)
                                          ========   ========   ========   ========   ========
  Basic earnings (loss) per share: (3)
     Income (loss) before cumulative
       effect of accounting change......  $   0.08   $   0.87   $   0.75   $  (0.43)  $  (1.93)
     Cumulative effect of accounting
       change...........................        --         --         --         --       0.23
                                          --------   --------   --------   --------   --------
     Basic earnings (loss) per share....  $   0.08   $   0.87   $   0.75   $  (0.43)  $  (1.70)
                                          ========   ========   ========   ========   ========
  Diluted earnings (loss) per share: (3)
     Income (loss) before cumulative
       effect of accounting change......  $   0.08   $   0.83   $   0.74   $  (0.43)  $  (1.93)
     Cumulative effect of accounting
       change...........................        --         --         --         --       0.23
                                          --------   --------   --------   --------   --------
     Diluted earnings (loss) per
       share............................  $   0.08   $   0.83   $   0.74   $  (0.43)  $  (1.70)
                                          ========   ========   ========   ========   ========
  Basic weighted average number of
     shares outstanding(3)..............     9,384      9,281      9,183      8,680      7,759

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            2002     2001(5)    2000(1)    1999(1)    1998(1)
                                          --------   --------   --------   --------   --------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  Diluted weighted average number of
     shares outstanding(3)..............     9,606      9,728      9,330      8,680      7,759
SELECT CASH FLOW DATA:
     Net income (loss)..................  $    750   $  8,076   $  6,898   $ (3,709)  $(13,223)
     Interest expense...................       228        215        172        130         90
     Income taxes.......................       473       (819)        --         --       (983)
     Depletion, depreciation and
       amortization.....................    10,427      9,378      7,641      8,512     10,002
                                          --------   --------   --------   --------   --------
  EBITDA(4).............................    11,878     16,850     14,711      4,933     (4,114)
     Other..............................       259        (85)     1,265      1,048     10,139
     Net changes in working capital.....    (1,729)     5,386     (6,330)      (373)     5,686
                                          --------   --------   --------   --------   --------
     Net cash provided by operating
       activities.......................  $ 10,408   $ 22,151   $  9,646   $  5,608   $ 11,711
                                          ========   ========   ========   ========   ========
  Capital expenditures..................  $(19,610)  $(28,989)  $(10,718)  $(14,588)  $(34,824)
  Other investing activities............       355         --      5,323      7,329      6,835
                                          --------   --------   --------   --------   --------
  Net cash used in investing
     activities.........................  $(19,255)  $(28,989)  $ (5,395)  $ (7,259)  $(27,989)
                                          ========   ========   ========   ========   ========
  Net cash provided by (used in)
     financing activities...............  $ 10,623   $  7,383   $ (4,003)  $  1,651   $ 12,500
                                          ========   ========   ========   ========   ========

                                                              AS OF DECEMBER 31,
                                                ----------------------------------------------
                                                 2002     2001      2000      1999      1998
                                                ------   -------   -------   -------   -------
                                                                (IN THOUSANDS)
SELECT BALANCE SHEET DATA:
  Working capital surplus (deficit)...........  $3,311   $   682   $ 2,879   $(4,977)  $(8,255)
  Property and equipment, net.................  75,682    66,853    47,242    45,976    47,259
  Total assets................................  85,576    76,024    57,961    55,613    56,006
  Long-term debt, including current
     maturities...............................  20,500    10,000     3,000     6,800    12,500
  Stockholders' equity........................  58,533    58,099    50,129    42,174    36,956

---------------

(1) Certain prior year balances have been reclassified to conform to the current year presentation.

(2) Deferred compensation expense includes the amortization of compensation costs related to restricted stock grants and the non-cash charge or credit related to requirements under FASB Interpretation No. (FIN) 44, Accounting for Certain Transactions involving Stock Compensation. At December 31, 2000, a charge was required under FIN 44 when the daily average market price of our stock exceeded the strike price of certain options. At December 31, 2001, our daily average market price was below the strike price of these options and as a result, a credit was required to reduce compensation expense except as it related to repriced options exercised in 2001. During 2002, certain options and restricted stock were allowed to vest earlier than the original vesting date as part of a termination agreement. A charge under FIN 44 was required related to these transactions.

(3) Basic and diluted earnings (loss) per share has been computed based on the net income (loss) shown above and assuming the 4,701,361 shares of Common Stock issued in connection with the Combination (as defined below in ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- "General Overview") were outstanding for all periods prior to the Combination, effective March 3, 1997.

(4) EBITDA represents income (loss) before interest expense, income taxes, depletion, and depreciation and amortization. Our management believes that EBITDA may provide additional information often used by the investment community to assess our ability to meet our future requirements for debt service, capital expenditures and working capital. EBITDA is a financial measure commonly used in the oil and natural gas industry and should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income, this measure may vary among companies. The EBITDA data presented above may not be comparable to a similarly titled measure of other companies.

(5) As discussed in Note 2 to the Consolidated Financial Statements, effective January 1, 2001, we changed our method of accounting for derivative instruments.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a review of our financial position and results of operations for the periods indicated. Our Consolidated Financial Statements and Supplementary Data and the related notes thereto contain detailed information that should be referred to in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

GENERAL OVERVIEW

     We were organized as a Delaware corporation in August 1996 in connection with our initial public offering (the "Offering") and the related combination of certain entities that held interests in the Edge Joint Venture II (the "Joint Venture") and certain other oil and natural gas properties, herein referred to as the "Combination". In a series of combination transactions, we issued an aggregate of 4,701,361 shares of common stock and received in exchange 100% of the ownership interests in the Joint Venture and certain other oil and natural gas properties. In March 1997, and contemporaneously with the Combination, we completed the Offering of 2,760,000 shares of our common stock generating proceeds of approximately $40 million, net of expenses.

     We have evolved over time from a prospect generation organization focused solely on high-risk, high-reward exploration to a team driven organization focused on a balanced program of exploration, exploitation, development and acquisition of oil and natural gas properties. Following a top-level management change in late 1998, a more disciplined style of business planning and management was integrated into our technology-driven drilling activities. We believe these changes in our strategy and business discipline will result in continued growth in reserves, production and financial strength.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities in the accompanying financial statements. Changes in these estimates could materially affect our financial position, results of operations or cash flows. Key estimates used by management include revenue and expense accruals, environmental costs, depreciation and amortization, asset impairment and fair values of assets acquired. Significant accounting policies that we employ are presented in the notes to the consolidated financial statements.

  REVENUE RECOGNITION

     We recognize oil and natural gas revenue from our interests in producing wells as oil and natural gas is produced and sold from those wells. Oil and natural gas sold by us is not significantly different from our share of production.

  OIL AND NATURAL GAS PROPERTIES

     Investments in oil and natural gas properties are accounted for using the full cost method of accounting. All costs associated with the exploration, development and acquisition of oil and natural gas properties, including salaries, benefits and other internal costs directly attributable to these activities are capitalized within a cost center. Our oil and natural gas properties are located within the United States of America that constitutes one cost center.

     In accordance with the full cost method of accounting, we capitalized a portion of interest expense on borrowed funds. Employee related costs that are directly attributable to exploration and development activities are also capitalized. These costs are considered to be direct costs based on the nature of their function as it relates to the exploration and development function.

     Oil and natural gas properties are amortized using the unit-of-production method using estimates of proved reserve quantities. Investments in unproved properties are not amortized until proved reserves associated with the prospects can be determined or until impairment occurs. Unevaluated properties are evaluated periodically for impairment on a property-by-property basis. If the results of an assessment indicated that an unproved property is impaired, the amount of impairment is added to the proved oil and natural gas property costs to be amortized. The amortizable base includes estimated future development costs and, where significant, dismantlement, restoration and abandonment costs.

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In July 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets," which discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review of impairment. The new standard also requires that, at a minimum, all intangible assets be aggregated and presented as a separate line item in the balance sheet. The adoption of SFAS No. 141 and 142 had no impact on our financial position or results of operations

     A reporting issue has arisen regarding the application of certain provisions of SFAS No. 141 and 142 to companies in the extractive industries, including oil and gas companies. The issue is whether SFAS No. 141 requires registrants to classify the costs of mineral rights associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property costs, and provide specific footnote disclosures. Historically, we have included the costs of mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 141 requires oil and gas companies to classify costs of mineral rights associated with extracting oil and gas as a separate intangible assets line item on the balance sheet, we would be required to reclassify approximately $8.8 million and $5.5 million at December 31, 2002 and 2001, respectively, out of oil and gas properties and into a separate intangible assets line item. These costs include those to acquire contract based drilling and mineral use rights such as delay rentals, lease bonuses, commissions and brokerage fees, and other leasehold costs. Our cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and assessed for impairment in accordance with full cost accounting rules, as allowed by SFAS No. 142. Further, we do not believe the classification of the costs of mineral rights associated with extracting oil and gas as intangible assets would have any impact on our compliance with covenants under our debt agreements.

     In addition, the capitalized costs of oil and natural gas properties are subject to a "ceiling test," whereby to the extent that such capitalized costs subject to amortization in the full cost pool (net of depletion, depreciation and amortization and related deferred taxes) exceed the present value (using a 10% discount rate) of estimated future net after-tax cash flows from proved oil and natural gas reserves, such excess costs are charged to operations. Once incurred, an impairment of oil and natural gas properties is not reversible at a later date. Impairment of oil and natural gas properties is assessed on a quarterly basis in conjunction with our quarterly filings with the Securities and Exchange Commission. No adjustment related to the ceiling test was required during the years ended December 31, 2002, 2001, or 2000.

     Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves. Abandonment of oil and natural gas properties are accounted for as adjustments of capitalize costs with no loss recognized.

  OIL AND NATURAL GAS RESERVES

     Reserve estimates of new discoveries are more imprecise than those of properties with a production history. Accordingly, the reserve estimates of new discoveries are subject to change as additional information becomes available. Proved reserves are the estimated quantities of crude oil, condensate and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions at the end of the respective years. Proved developed reserves are those reserves expected to be recovered through existing equipment and operating methods.

  DERIVATIVES AND HEDGING ACTIVITIES

     Due to the instability of oil and natural gas prices, we have entered into, from time to time, price risk management transactions (e.g., swaps, collars and floors) for a portion of our oil and natural gas production to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations. While the use of these arrangements limits the benefit to us of increases in the price of oil and natural gas, it also limits the downside risk of adverse price movements. Our hedging arrangements typically apply to only a portion of our production, providing only partial price protection against declines in oil and natural gas prices. We account for these transactions as hedging activities and, accordingly, realized gains and losses are included in oil and natural gas revenue during the period the hedged production occurs.

     We formally assess, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are expected to be highly effective in offsetting changes in cash flows of hedged transactions. In the event it is determined that the use of a particular derivative may not be or has ceased to be effective in pursuing a hedging strategy, hedge accounting is discontinued prospectively.

     Our revenue, profitability and future rate of growth and ability to borrow funds or obtain additional capital, and the carrying value of our properties, are substantially dependent upon prevailing prices for oil and natural gas. These prices are dependent upon numerous factors beyond our control, such as economic, political and regulatory developments and competition from other sources of energy. A substantial or extended decline in oil and natural gas prices could have a material adverse effect on our financial condition, results of operations and access to capital, as well as the quantities of oil and natural gas reserves that we may economically produce.

  STOCK-BASED COMPENSATION

     We account for stock compensation plans under the intrinsic value method of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." No compensation expense is recognized for stock options that had an exercise price equal to the market value of their underlying common stock on the date of grant. As allowed by SFAS No. 123, "Accounting for Stock Based Compensation," we have continued to apply APB Opinion No. 25 for purposes of determining net income. In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, the statement amend the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results.

     We are also subject to reporting requirements of FASB Interpretation No.
(FIN) 44, "Accounting for Certain Transactions involving Stock Compensation" that requires a non-cash charge to deferred compensation expense if the market price of our common stock at the end of a reporting period is greater than the exercise price of certain stock options. After the first such adjustment is made, each subsequent period is adjusted upward or downward to the extent that the market price exceeds the exercise price of the options. The charge is related to non-qualified stock options granted to employees and directors in prior years conjunction with the repricing.

RESULTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001

  Revenue and Production

     Oil and natural gas revenue decreased 30% from $29.8 million in 2001 to $20.9 million in 2002. For 2002, natural gas production comprised 76% of total production and contributed 79% of total revenue, oil and condensate comprised 10% of total production and contributed 13% of total revenue, and NGL production comprised 14% of total production and contributed 8% of total revenue. For 2001, natural gas production comprised 86% of total production and 88% of total revenue, while oil and condensate production accounted for 10% of total production and 9% of revenue, and NGL production comprised 4% of total production and 3% of total revenue.

     The following table summarizes production volumes, average sales prices and operating revenue for our oil and natural gas operations for the years ended December 31, 2002 and 2001.

                                                                 2002 PERIOD COMPARED TO
                                                                       2001 PERIOD
                                           DECEMBER 31,          ------------------------
                                     -------------------------    INCREASE     % INCREASE
                                       2002(2)        2001       (DECREASE)    (DECREASE)
                                     -----------   -----------   -----------   ----------
PRODUCTION VOLUMES:
  Natural gas (Mcf)................    5,266,390     6,198,871      (932,481)     (15)%
  Oil and condensate (Bbls)........      119,527       115,728         3,799        3%
  Natural gas liquids (Bbls).......      161,301        45,701       115,600      253%
  Natural gas equivalent (Mcfe)....    6,951,357     7,167,445      (216,088)      (3)%
AVERAGE SALES PRICE:
  Natural gas ($ per Mcf)(1).......  $      3.14   $      4.23   $     (1.09)     (26)%
  Oil and condensate ($ per Bbl)...  $     22.88   $     23.94   $     (1.06)      (4)%
  Natural gas liquids ($ per
     Bbl)..........................  $     10.31   $     17.74   $     (7.43)     (42)%
  Natural gas equivalent ($ per
     Mcfe)(1)......................  $      3.01   $      4.16   $     (1.15)     (28)%
OPERATING REVENUE:
  Natural gas(1)...................  $16,513,096   $26,229,567   $(9,716,471)     (37)%
  Oil and condensate...............    2,734,491     2,770,825       (36,334)      (1)%
  Natural gas liquids..............    1,663,707       810,525       853,182      105%
                                     -----------   -----------   -----------
Total(1)...........................  $20,911,294   $29,810,917   $(8,899,623)     (30)%
                                     ===========   ===========   ===========

---------------

(1) Includes the effect of hedging.

(2) Results for 2002 were favorably impacted by the recognition in the second quarter of 2002 of revenue associated with underaccruals in prior periods. This adjustment resulted in 142 MMcfe of additional production and $577,200 additional revenue.

     Natural gas revenue decreased 37% from $26.2 million for the year ended December 31, 2001 to $16.5 million for 2002. Significantly lower realized prices coupled with a decline in production for the year were slightly offset by a lower realized hedge loss. The average natural gas sales price for production in 2002 was $3.20 per Mcf, exclusive of hedging activity, compared to $4.38 per Mcf for 2001, exclusive of hedging activity. This decrease in average price received resulted in decreased revenue of approximately $6.2 million (based on current year production). Included within natural gas revenue for the year ended December 31, 2002 and 2001 was $(0.3) million and $(0.9) million, respectively, representing losses from hedging activity. These losses decreased the effective natural gas sales price by $(0.06) per Mcf and $(0.15) per Mcf, for the years ended December 31, 2002 and 2001, respectively. For the year ended December 31, 2002, natural gas production decreased 15% from 17.0 Mcf/d in 2001 to 14.4 Mcf/d in 2002 due primarily to natural declines in production at our Austin Field and O'Connor Ranch properties, partially offset by increased production from new wells drilled in late 2001 and in 2002. This decrease in production compared to the prior year resulted in a decrease in revenue of approximately $4.1 million (based on 2001 comparable period prices).

     Revenue from the sale of oil and condensate totaled $2.7 million for the year ended December 31, 2002, a decrease of 1% from the prior year total of $2.8 million. The average realized price for oil and condensate for the year ended December 31, 2002 was $22.88 per barrel compared to $23.94 per barrel in 2001. Lower average prices for the year 2002 resulted in a decrease in revenue of approximately $127,300 (based on current year production). Production volumes for oil and condensate increased 3% to 327 Bbls/d for the year ended December 31, 2002 compared to 317 Bbls/d for the same prior year period. The increase in oil and condensate production resulted in an increase in revenue of approximately $91,000 (based on 2001 comparable period average prices).

     Revenue from the sale of NGLs totaled $1.7 million for the year ended December 31, 2002, an increase of 105% from the 2001 total of $0.8 million. Production volumes for NGLs increased 253%, from 125 Bbls/d for the year ended December 31, 2001 to 442 Bbls/d for the year ended December 31, 2002. The increase in NGL production increased revenue by $2.1 million (based on 2001 comparable period average prices). This increase in production was largely due to increased liquids processing stemming from Gato Creek Field (Webb County, Texas), an acquisition made in late 2001. Lower average realized prices for the year ended December 31, 2002 resulted in a decrease in revenue of $1.2 million (based on current year production). The average realized price for NGLs for the year ended December 31, 2002 was $10.31 per barrel compared to $17.74 per barrel for the same period in 2001.

  Costs and Operating Expenses

     Operating expenses for the year ended December 31, 2002 totaled $2.2 million compared to $2.8 million in the same period of 2001, a decrease of 22%. Current year results were impacted by lower well control insurance and salt water disposal costs, partially offset by higher treating costs incurred in 2002 compared to the prior year. Operating expenses averaged $0.32 per Mcfe for the year ended December 31, 2002 compared to $0.39 per Mcfe for the prior year period.

     Severance and ad valorem taxes for the year ended December 31, 2002 decreased 26% from $2.2 million in 2001, to $1.6 million in 2002. Severance tax expense for 2002 was 39% lower than the prior year period as a result of lower revenue as well as severance tax exemption credits on certain properties. For the year ended December 31, 2002, severance tax expense was approximately 5.7% of total revenue compared to 6.5% of total revenue for the comparable 2001 period. Ad valorem costs, however, increased from approximately $222,000 in 2001 to over $419,000 in 2002 due primarily to additional costs on the Ibarra and La Jollo Parr properties as well as the Gato Creek properties which were acquired at year-end 2001. On an equivalent basis, severance and ad valorem taxes averaged $0.23 per Mcfe and $0.30 per Mcfe for the years ended December 31, 2002 and 2001, respectively.

     Depletion, depreciation and amortization expense ("DD&A") for the year ended December 31, 2002 totaled $10.4 million compared to $9.4 million for the year ended December 31, 2001. Full cost depletion on our oil and natural gas properties totaled $9.7 million for 2002 compared to $8.7 million in 2001. Depletion expense on a unit of production basis for the year ended December 31, 2002 was $1.40 per Mcfe, 15% higher than the 2001 rate of $1.22 per Mcfe. The higher depletion rate per Mcfe resulted in an increase in depletion expense of $1.2 million. For the year ended December 31, 2002, lower oil and natural gas production compared to the prior year period resulted in a decrease in depletion expense of $0.2 million. The increase in the depletion rate was primarily due to a higher amortizable base in 2002 compared to the prior year.

     In December 2001, we recorded costs of $3.5 million related to the settlement of our litigation with BNP.

     Deferred compensation expense consists of costs reported in accordance with FASB Interpretation No. (FIN) 44, Accounting for Certain Transactions involving Stock Compensation and amortization related to restricted stock awards. A FIN 44 charge of $3,385 was incurred for the year ended December 31, 2002 compared to a credit of $(850,281) in the comparable prior year period. FIN 44 requires, among other things, a non-cash charge to compensation expense if the price of our common stock on the last trading day of a reporting period is greater than the exercise price of certain options. FIN 44 could also result in a credit to compensation expense to the extent that the trading price declines from the trading price as of the end of the prior period, but not below the exercise price of the options. We adjust deferred compensation expense upward or downward on a monthly basis based on the trading price at the end of each such period as necessary to comply with FIN 44. We are required to report under this rule as a result of non-qualified stock options granted to employees and directors in prior years and re-priced in May of 1999, as well as certain options newly issued in conjunction with the repricing. Amortization related to restricted stock awards granted during 2002 and 2001 totaled $399,249 and $353,371, respectively.

     Other general and administrative expenses ("G&A") for the year ended December 31, 2002, which excludes the deferred compensation expense discussed above, totaled $4.8 million, a 4% decrease from the

2001 total of $5.0 million, due primarily to bad debt expense of $525,000 reserved in 2001. In addition, 2002 salaries and benefits were seven percent lower than 2001 costs. Offsetting these lower costs were higher professional service fees (primarily legal costs and audit fees), higher officers and directors insurance costs and higher franchise taxes for 2002 compared to 2001. For the years ended December 31, 2002 and 2001, overhead reimbursement fees reduced G&A costs by $208,201 and $137,184, respectively. Other G&A on a unit of production basis for the year ended December 31, 2002 was $0.69 per Mcfe compared to $0.70 per Mcfe for the comparable 2001 period. We believe that lower lease costs for our new headquarters will have a positive impact on G&A in 2003. See Part I -- Business and Properties -- Office and Equipment.

     Included in other income (expense) was interest expense of $227,759 for the year ended December 31, 2002 compared to $214,619 in the same 2001 period. Interest expense, including facility fees, was $766,693 for the year 2002 on weighted average debt of $15.4 million compared to interest expense of $137,623 on weighted average debt of approximately $0.7 million for the same prior year period. Capitalized interest for the year ended December 2002 totaled $623,413 compared to $24,402 in the prior year. Also included in interest expense for the years ended December 31, 2002 and 2001 was $84,479 and $101,398, respectively, representing amortization of deferred loan costs associated with a new credit facility.

     Interest income totaled $26,954 for the year ended December 31, 2002 compared to $127,717 for the same period in 2001. The decrease in interest income is due primarily to the overall decrease in funds invested in overnight money market funds.

     An income tax provision was recorded for the year ended December 31, 2002 of $473,060. As of December 31, 2002, approximately $27.4 million of net operating loss carryforwards have been accumulated that begin to expire in 2012. For the year ended December 31, 2001, an income tax benefit of $818,897 was recorded as a result of reversing a valuation reserve. Currently, we do not anticipate a federal tax liability or making federal tax payments in 2003.

     For the year ended December 31, 2002, the Company had net income of $0.7 million, or $0.08 basic earnings per share, as compared to net income of $8.1 million, or $0.87 basic earnings per share, in 2001. Weighted average shares outstanding increased from approximately 9.3 million for the year ended December 31, 2001 to 9.4 million in the comparable 2002 period. The increase was due primarily to options exercised and vesting of restricted stock during 2002.

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

  Revenue and Production

     Oil and natural gas revenue increased 25% from $23.8 million in 2000 to $29.8 million in 2001. For 2001, natural gas production comprised 86% of total production and contributed 88% of total revenue, oil and condensate comprised 10% of total production and contributed 9% of total revenue, and NGL's comprised 4% of total production and contributed 3% of total revenue. For 2000, natural gas production comprised 83% of total production and 84% of total revenue while oil and condensate production accounted for 9% of total production and 11% of revenue and NGLs production comprised 8% of total production and 5% of oil and gas revenue.

     The following table summarizes production volumes, average sales prices and operating revenue for our oil and natural gas operations for the years ended December 31, 2001 and 2000.

                                                                     2001 PERIOD COMPARED
                                                                        TO 2000 PERIOD
                                             DECEMBER 31,          ------------------------
                                       -------------------------    INCREASE     % INCREASE
                                          2001          2000       (DECREASE)    (DECREASE)
                                       -----------   -----------   -----------   ----------
PRODUCTION VOLUMES:
  Natural gas (Mcf)..................    6,198,871     5,206,236       992,635           19%
  Oil and condensate (Bbls)..........      115,728        96,925        18,803           19%
  Natural gas liquids (Bbls).........       45,701        76,835       (31,134)         (41)%
  Natural gas equivalent (Mcfe)......    7,167,445     6,248,796       918,649           15%
AVERAGE SALES PRICE:
  Natural gas ($ per Mcf)(1).........  $      4.23   $      3.84   $      0.39           10%
  Oil and condensate ($ per
     Bbl)(1).........................  $     23.94   $     26.16   $     (2.22)          (8)%
  Natural gas liquids ($ per Bbl)....  $     17.74   $     16.37   $      1.37            8%
  Natural gas equivalent ($ per
     Mcfe)(1)........................  $      4.16   $      3.80   $      0.36            9%
OPERATING REVENUE:
  Natural gas(1).....................  $26,229,567   $19,980,704   $ 6,248,863           31%
  Oil and condensate(1)..............    2,770,825     2,536,028       234,797            9%
  Natural gas liquids................      810,525     1,257,684      (447,159)         (36)%
                                       -----------   -----------   -----------
Total(1).............................  $29,810,917   $23,774,416   $ 6,036,501           25%
                                       -----------   -----------   -----------

---------------

(1) Includes the effect of hedging.

     Natural gas revenue increased 31% from $20.0 million for the year ended December 31, 2000 to $26.2 million for 2001 due primarily to increased production and the favorable impact of higher natural gas prices. For the year ended December 31, 2001, natural gas production increased 19% from 14.2 Mcf/d in 2000 to 17.0 Mcf/d in 2001 resulting in an increase in revenue of approximately $4.1 million (based on 2000 comparable period prices). The average natural gas sales price for production in 2001 was $4.38 per Mcf, exclusive of hedging activity, compared to $4.14 per Mcf for 2000, exclusive of hedging activity. This increase in average price received resulted in increased revenue of approximately $1.5 million (based on current year production). Included within natural gas revenue for the year ended December 31, 2001 and 2000 was $(0.9) million and $(1.5) million, respectively, representing losses from hedging activity. These losses decreased the effective natural gas sales price by $(0.15) per Mcf and $(0.30) per Mcf, for the years ended December 31, 2001 and 2000, respectively.

     Revenue from the sale of oil and condensate totaled $2.8 million for the year ended December 31, 2001, an increase of 9% from the prior year total of $2.5 million. The year ended December 31, 2000 included net losses from oil hedge activity of $223,454. No oil hedges were in place for 2001. Production volumes for oil and condensate increased 19% to 317 Bbls/d for the year ended December 31, 2001 compared to 265 Bbls/d for the same prior year period. The increase in oil and condensate production caused an increase in revenue of approximately $535,300 (based on 2000 comparable period average prices before hedges). The average price received for oil and condensate for the year ended December 31, 2001 was $23.94 per barrel compared to $28.47 per barrel, excluding the impact of net oil hedge losses of $(2.31) per barrel, in 2000. Lower average prices for the year 2001 resulted in a decrease in revenue of $524,000 (based on current year production).

     Revenue from the sale of NGLs totaled $0.8 million for the year ended December 31, 2001, a decrease of 36% from the 2000 total of $1.3 million. Production volumes for NGLs for the year ended December 31, 2001 decreased 41%, from 210 Bbls/d to 125 Bbls/d, as compared to the year ended December 31, 2000. The decrease in NGL production decreased revenue by $509,600 (based on 2000 comparable period average prices). This decrease in production was largely due to high natural gas prices decreasing the economic value of NGL's and a resulting decision by management not to process our gas during several months of 2001. Favorable pricing for the year ended December 31, 2001 resulted in an increase in revenue of $62,500 (based on current year production). The average realized price for NGLs for the year ended December 31, 2001 was $17.74 per barrel compared to $16.37 per barrel for the same period in 2000.

     Production of oil and natural gas was significantly impacted by our drilling results in the second half of 2000 and in 2001. We successfully drilled and completed 17 gross (7.081 net) wells in the year ended December 31, 2001 that added additional production and revenue for 2001. Gas production increases were due primarily to the drilling of, and strong performance from, the O'Connor Ranch wells, the Ibarra and La Jolla Parr wells on our La Jolla prospect, the Mire #1 well on our Horeb prospect and the Robertson #1 well on our Duson Frio prospect. Partially offsetting the favorable results of drilling were production declines on our older wells, primarily the Margo #1 and #2 wells.

  Costs and Operating Expenses

     Operating expenses for the year ended December 31, 2001 totaled $2.8 million compared to $2.0 million in the same period of 2000, an increase of 44%. Current year results were impacted by the increased number of wells operating in 2001 compared to the prior year as well as higher treating costs at the Austin facility for a portion of 2001, higher salt water disposal costs on our older wells, and higher well control insurance costs incurred in 2001 compared to the prior year. Operating expenses averaged $0.39 per Mcfe for the year ended December 31, 2001 compared to $0.31 per Mcfe for the prior year period. The increase in operating expenses on a Mcfe basis was due to the factors resulting in an overall increase in operating expenses described previously.

     Severance and ad valorem taxes for the year ended December 31, 2001 increased 9% from $2.0 million in 2000, to $2.2 million in 2001, due to higher severance taxes paid on the increased revenue, primarily in the first quarter of 2001. On an equivalent basis, severance and ad valorem taxes were $0.30 per Mcfe and $0.32 per Mcfe for the years ended December 31, 2001 and 2000, respectively.

     Depletion, depreciation and amortization expense ("DD&A") for the year ended December 31, 2001 totaled $9.4 million compared to $7.6 million for the year ended December 31, 2000. Full cost DD&A on our oil and natural gas properties totaled $8.7 million for 2001 compared to $7.0 million in 2000. Depletion expense on a unit of production basis for the year ended December 31, 2001 was $1.22 per Mcfe, 10% higher than the 2000 rate of $1.11 per Mcfe. The higher depletion rate per Mcfe resulted in an increase in depletion expense of $0.8 million. For the year ended December 31, 2001, higher oil and natural gas production compared to the prior year period resulted in an increase in depletion expense of $1.0 million. The increase in the depletion rate was primarily due to a higher amortizable base in 2001 compared to the prior year.

     In December 2001, we recorded costs of $3.5 million related to the settlement of our litigation with BNP.

     Deferred compensation expense consists of costs reported in accordance with FIN 44 and amortization related to restricted stock awards. A FIN 44 credit of $(850,281) was incurred for the year ended December 31, 2001 compared to a charge of $899,548 in the comparable prior year period. Amortization related to restricted stock awards granted during 2002 and 2001 totaled $353,371 and $127,946, respectively.

     Other general and administrative expenses ("G&A") for the year ended December 31, 2001, which excludes the deferred compensation expense discussed above, totaled $5.0 million, a 32% increase from the 2000 total of $3.8 million. The increase in costs was due primarily to bad debt expense of $525,000 reserved in 2001 ($225,000 of which related to purchases by an Enron affiliate), costs of $100,000 to purchase options from a former employee, higher salaries and related benefits, and higher legal and audit fees. For the years ended December 31, 2001 and 2000, overhead reimbursement fees of approximately $137,200 and $120,300, respectively, reduced G&A costs. Other G&A on a unit of production basis for the year ended December 31, 2001 was $0.70 per Mcfe ($0.62 per Mcfe excluding the bad debt expense and the purchase of options) compared to $0.61 per Mcfe for the comparable 2000 period.

     Included in other income (expense) was interest expense of $214,619 for the year ended December 31, 2001 compared to $171,783 in the same 2000 period. Interest expense, including facility fees, was $137,623 for the year 2001 on weighted average debt of $0.7 million compared to interest expense of $546,340 on weighted average debt of approximately $5.6 million for the same prior year period. Also included in interest expense for the years ended December 31, 2001 and 2000 was $101,398 and $24,720, respectively, representing amortization of deferred loan costs associated with a new credit facility. Capitalized interest for the year ended

December 31, 2001 totaled $24,402 compared to $399,277 in the prior year. The reduction in capitalized interest resulted from lower interest costs incurred during the year ended December 31, 2001 compared to the same prior year period. Although gross interest expense has decreased compared to the prior year, the effect of less interest being capitalized to oil and natural gas properties has resulted in higher net interest costs reported in our results of operations.

     Interest income totaled $127,717 for the year ended December 31, 2001 compared to $97,860 for the same period in 2000. The increase in interest income is due to the overall increase in funds invested in overnight money market funds.

     Other income (expense) for the year ended December 31, 2000 also included a loss on the sale of our investment in Frontera of $(354,733) or $(0.04) per share.

     An income tax benefit was recorded for the year ended December 31, 2001 of $818,897. As of December 31, 2001, approximately $18.2 million of net operating loss carryforwards have been accumulated that begin to expire in 2012. Based on our year-end 2001 projections, we determined that we would fully realize our recorded tax assets. Accordingly, $818,897 in associated valuation reserves was reversed in 2001. Future financial statement income will necessitate income tax provisions at our effective rate. For the year ended December 31, 2000, no tax expense or benefit was recorded because an allowance was provided to offset the tax benefits of certain tax assets.

     For the year ended December 31, 2001, the Company had net income of $8.1 million, or $0.87 basic earnings per share, as compared to net income of $6.9 million, or $0.75 basic earnings per share, in 2000.

     Weighted average shares outstanding increased from approximately 9.2 million for the year ended December 31, 2000 to 9.3 million in the comparable 2001 period. The increase was due primarily to options exercised and vesting of restricted stock during 2001.

  Liquidity and Capital Resources

     In March 1997, we completed the Offering of 2,760,000 shares of our common stock at a public offering price of $16.50 per share. The Offering provided us with proceeds of approximately $40 million, net of expenses. We used approximately $12.7 million to repay our long-term outstanding indebtedness incurred under our revolving credit facility in place at the time, subordinated loans and equipment loans. The remaining proceeds from the Offering, together with cash flows from operations, were used to fund capital expenditures, commitments, and other working capital requirements and for general corporate purposes.

     On May 6, 1999, we completed a "Private Offering" of 1,400,000 shares of common stock at a price of $5.40 per share. We also issued warrants, which were purchased for $0.125 per warrant, to acquire an additional 420,000 shares of common stock at $5.35 per share and are exercisable through May 6, 2004. At our election, the warrants may be called at a redemption price of $0.01 per warrant at any time after any date at which the average daily per share closing bid price for the immediately proceeding 20 consecutive trading days exceeds $10.70. No warrants have been exercised as of December 31, 2002. Total proceeds, net of offering costs, were approximately $7.4 million of which $4.9 million was used to repay debt under our revolving credit facility in place at the time, with the remainder being utilized to satisfy working capital requirements and to fund a portion of our exploration program. Pursuant to the terms of the private placement, we filed a registration statement with the Commission registering the resale of the shares of Common Stock and the warrants sold in the private placement, as well as the resale of any shares of Common Stock issued pursuant to such warrants.

     We had cash and cash equivalents at December 31, 2002 of $2,568,176 consisting primarily of short-term money market investments, as compared to $793,287 at December 31, 2001. Working capital was $3.3 million as of December 31, 2002, as compared to $0.7 million at December 31, 2001.

     Cash flows provided by operating activities were $10.4 million, $22.2 million and $9.6 million, for the years ended December 31, 2002, 2001, and 2000, respectively. The decrease in cash flows provided by operating activities in 2002 compared to 2001 was due primarily to lower net income in 2002, a larger decrease in accrued liabilities for 2002 and a lower decrease in accounts receivable for 2002 compared to 2001. The significant increase in cash flows provided by operating activities for the year ended December 31, 2001 compared to 2000 was primarily due to higher net income in 2001, lower accounts receivable balance and higher accrued liabilities at December 31, 2001 compared to the prior year.

     We reinvest a substantial portion of our cash flows in our drilling, acquisition, land and geophysical activities. As a result, we used $19.3 million in investing activities during 2002. Capital expenditures of $19.6 million for the year ended December 31, 2002, were partially offset by $0.4 million in proceeds from the sale of oil and gas properties during 2002. Capital expenditures of $12.7 million were attributable to the drilling of 13 gross wells, 11 of which were successful. Acquisition costs totaled $1.4 million for the year ended December 31, 2002, and an additional $5.5 million in expenditures was attributable to land holdings, including $1.0 million for increased seismic data and other geological and geophysical expenditures. The remaining capital expenditures were associated with computer hardware and office equipment.

     During the year ended December 31, 2001, we used $29.0 million in investing activities, all of which were capital expenditures. Capital expenditures of $15.9 million were attributed to drilling 22 gross wells, 17 of which were successful. Acquisition costs totaled $6.7 million for the year ended December 31, 2001, and an additional $6.0 million was attributable to land holdings, including $2.6 million for seismic data and other geological and geophysical expenditures. The remaining capital expenditures were associated with computer hardware and office equipment.

     During the year ended December 31, 2000, we used $5.4 million of cash in investing activities including capital expenditures of approximately $10.7 million. Capital expenditures of $5.7 million were attributed to the drilling of 26 gross wells, 24 of which were successful. Capital expenditures of $3.2 million were attributable to increased land holdings and $1.8 million was attributable to increased seismic data and other geologic and geophysical expenditures. These expenditures were offset by proceeds from the sale of oil and natural gas properties of $1.8 million and net proceeds from the sale of our investment in Frontera of $3.5 million.

     We currently anticipate capital expenditures in 2003 to be approximately $15.3 million. Approximately $10.7 million is allocated to our expected drilling and production activities; $1.9 million is allocated to land and seismic activities; and $2.7 million relates to capitalized interest and G&A and other. We plan to fund these expenditures largely from cash flow from operations plus some modest incremental borrowings. We have not explicitly budgeted for acquisitions; however, we do expect to spend considerable effort evaluating acquisition opportunities. We expect to fund acquisitions through traditional reserve-based bank debt and/or the issuance of equity and, if required, through additional debt and equity financings.

     Cash flows provided by financing activities totaled $10.6 million for the year ended December 31, 2002 including $11.0 million in borrowings and $0.5 million in repayments under our current credit facility. In addition, we received $122,653 in proceeds from the issuance of common stock related to options exercised in 2002. Cash flows provided by financing activities in 2001 were $7.4 million, including borrowings of $11.0 million and repayments of $4.0 million under our credit facility. In addition, we received $390,421 in proceeds from the issuance of common stock related to options exercised in 2001. Cash flows used in financing activities in 2000 were $(4.0) million, including borrowings of $5.4 million and repayments of $9.2 million under our credit facility and the predecessor facility. We incurred loan costs of approximately $202,900 during 2000 in establishing our new credit facility.

     Due to our active exploration, development and acquisition activities, we have experienced and expect to continue to experience substantial working capital requirements. We intend to fund our 2003 capital expenditures, commitments and working capital requirements through cash flows from operations, and to the extent necessary other financing activities. The projected 2003 cash flows from operations are estimated to be sufficient to fund our budgeted exploration and development program. We believe we will be able to generate capital resources and liquidity sufficient to fund our capital expenditures and meet such financial obligations as they come due. In the event such capital resources are not available to us, our drilling and other activities may be curtailed. See ITEMS 1 AND 2. -- "BUSINESS AND PROPERTIES -- FORWARD LOOKING INFORMATION AND RISK FACTORS -- Our operations have significant capital requirements."

     CREDIT FACILITY

     In October 2000, the Company entered into a new credit facility (the "Credit Facility") with a bank. Borrowings under the Credit Facility bear interest at a rate equal to prime plus 0.50% or LIBOR plus 2.75%.

As of December 31, 2002, $20.5 million in borrowings were outstanding under the Credit Facility. The Credit Facility matures October 6, 2004 and is secured by substantially all of the Company's assets.

     Originally the borrowing base under the Credit Facility was $5 million and was subject to automatic reductions at a rate of $300,000 per month beginning October 31, 2000. In March 2001, the Credit Facility was amended to increase the borrowing base to $14 million, and to eliminate the $300,000 per month automatic reduction. In January 2002, the borrowing base was increased to $18 million. In August 2002, the borrowing base was increased to $25 million. The borrowing base is expected to be redetermined in the first half of 2003.

     The Credit Facility provides for certain restrictions, including but not limited to, limitations on additional borrowings and issues of capital stock, sales of oil and natural gas properties or other collateral, engaging in merger or consolidation transactions. The Credit Facility also prohibits dividends and certain distributions of cash or properties and certain liens. The Credit Facility also contains certain financial covenants. The EBITDA to Interest Expense Ratio requires that (a) our consolidated EBITDA, as defined in the agreement, for the four fiscal quarters then ended to (b) our consolidated interest expense for the four fiscal quarters then ended, to not be less than
3.5 to 1.0. The Working Capital ratio requires that the amount of our consolidated current assets less our consolidated current liabilities, as defined in the agreement, be at least $1.0 million. The Allowable Expenses ratio requires that (a) the aggregate amount of our year-to-date consolidated general and administrative expenses for the period from January 1 of such year through the fiscal quarter then ended to (b) our year-to-date consolidated oil and gas revenues, net of hedging activity, for the period from January 1 of such year through the fiscal quarter then ended, to be less than 0.40 to 1.0.

     CONTRACTUAL CASH OBLIGATIONS

     The following table summarizes our contractual cash obligations as of December 31, 2002 by payment due date:

                                                  LESS THAN                            AFTER
                                         TOTAL     1 YEAR     1-3 YEARS   4-5 YEARS   5 YEARS
                                        -------   ---------   ---------   ---------   -------
                                                           (IN THOUSANDS)
Long-term debt........................  $20,500     $ --       $20,500      $ --      $   --
Operating leases......................    4,257      238         1,249       818       1,952
                                        -------     ----       -------      ----      ------
Total contractual cash obligations....  $24,757     $238       $21,749      $818      $1,952
                                        =======     ====       =======      ====      ======

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 applies to all acquired intangible assets whether acquired singly, as part of a group, or in a business combination. The statement supersedes Accounting Principals Board, ("APB"), Opinion No. 17, "Intangible Assets," and carries forward provisions in APB Opinion No. 17 related to internally developed intangible assets. Under this statement, goodwill is no longer to be amortized but is subject to annual impairment analysis. We adopted this statement as of January 1, 2002, and we do not have any goodwill or intangible assets recorded as of December 31, 2002.

     In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The statement requires entities to record the fair value of a liability for legal obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. When the liability is initially recorded, the entity increases the carrying amount of the related long-lived asset. Accretion of the liability is recognized each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002, therefore we have adopted SFAS No. 143 effective January 1, 2003 using a cumulative effect approach to recognize transition amounts for asset retirement obligations, asset retirement costs and accumulated depreciation. We currently do not include dismantlement and abandonment costs in the depletion calculation as the vast majority of our properties are onshore and the salvage value of the tangible equipment typically offsets our dismantlement and abandonment costs. This standard will require us to record a liability for the fair value of our dismantlement and abandonment costs, excluding salvage values. We expect that the adoption of the statement will result in the recognition of additional liabilities related to asset retirement obligations of approximately $1.1 million.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 establishes one accounting model for long-lived assets to be disposed of by sale as well as resolves implementation issues related to SFAS No. 121. The standard also expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company adopted SFAS No. 144 effective January 1, 2002. Because we have elected the full-cost method of accounting for oil and gas exploration and development activities, the impairment provisions of SFAS No. 144 do not apply to our oil and gas assets, which are instead subject to ceiling limitations. For our non-oil and gas assets, the adoption of SFAS No. 144 did not have a material impact on the consolidated financial statements.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of income taxes. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. Any gain or loss on the extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB 30 for classification as an extraordinary item shall be reclassified. The provisions of this Statement are effective for fiscal years beginning after January 1, 2003. We do not expect that adoption of this statement will have a material impact on our future financial condition or results of operations.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities". SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of disposal activities, including restructuring activities that are currently covered in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Activity." The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002.

     In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions -- an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9". SFAS No. 147 provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. The provisions of SFAS No. 147 are effective for acquisitions occurring or after October 1, 2002. We did not participate in any applicable activities as of and for the period ending December 31, 2002.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure", an amendment of FASB Statement No. 123, "Accounting for Stock Based Compensation," ("SFAS No. 123"), which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. As allowed by SFAS No. 123, we have continued to apply APB Opinion No. 25 for purposes of determining net income and to present the pro forma disclosure required by SFAS No. 123.

     During 2002, the FASB issued two interpretations: FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and FIN 46 "Consolidation of Variable Interest Entities." There was no current impact of FIN 45 on our financial position or results of operations. FIN 46 requires an entity to consolidate a variable interest entity if it is the primary beneficiary of the variable interest entity's activities. The primary beneficiary is the party that absorbs a majority of the expected losses, receives a majority of the expected residual returns, or both, from the variable interest entity's activities. Upon its issuance, FIN 46 was applicable immediately to variable interest entities created, or interests in variable interest entities obtained, after January 31, 2003. For those variable interest entities created, or interests in variable interest entities obtained, on or before February 1, 2003, FIN 46 is required to be applied in the first fiscal year or interim period beginning after June 15, 2003. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date it is first applied, or by restating previously issued financial statements with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46 also requires certain disclosures of an entity's relationship with variable interest entities.

     We share interests with related parties in a variety of different partnership and joint venture entities in order to share the rewards of ownership in certain oil and natural gas royalties. We do not provide supplemental financial support to these entities nor do we have voting rights. In general, these entities are structured such that the sharing ratios in these entities are consistent with the allocation of the entities' distributions of cash from royalty revenues. We are continuing the process of examining all of our ownership interests to determine the necessary disclosures and procedures for complying with FIN 46. At this point, however, we do not anticipate that we will be impacted by FIN 46 because there is no investment in or obligation to share in future capital requirements of these entities.

     We do not expect the adoption of any of the above-mentioned standards to have a material effect on our consolidated financial statements.

  Hedging Activities

     In March 2002, we purchased a floor on 18,000 MMbtus per day at $2.65 per MMbtu for the period April 1, 2002 through June 30, 2002, at a cost of $163,800. On August 22, 2002, we entered into a price swap on 5,000 MMbtus per day at $3.59 per MMbtu for the period September 1, 2002 through December 31, 2002. On August 23, 2002, we entered into a second price swap on an additional 5,000 MMbtus per day at $3.685 per MMbtu for the period September 1, 2002 through December 31, 2002.

     In October 2002, we entered into a natural gas collar that covered 10,000 MMbtus per day for the period January 1, 2003 to December 31, 2003 at a floor of $4.00 per MMbtu and a ceiling of $4.25 per MMbtu. At December 31, 2002, the market value of outstanding hedges was approximately $(1.3) million and is included in accrued liabilities.

     Due to the instability of oil and natural gas prices, we have entered into, from time to time, price risk management transactions (e.g., swaps, collars and floors) for a portion of our oil and natural gas production to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations. While the use of these arrangements limits our ability to benefit from increases in the price of oil and natural gas, it also reduces our potential exposure to adverse price movements. Our hedging arrangements, to the extent we enter into any, apply to only a portion of our production and provide only partial price protection against declines in oil and natural gas prices and limits our potential gains from future increases in prices. Our Board of Directors sets all of our hedging policies, including volumes, types of instruments and counter parties, on a quarterly basis. These policies are implemented by management through the execution of trades by the Chief Financial Officer after consultation and concurrence by the President and Chairman of the Board. We account for these transactions as hedging activities and, accordingly, realized gains and losses are included in oil and natural gas revenue during the period the hedged transactions occur. See ITEMS 1 AND 2. -- "BUSINESS AND
PROPERTIES -- MARKETING."

  Tax Matters

     At December 31, 2002, we have cumulative net operating loss carryforwards ("NOLs") for federal income tax purposes of approximately $27.4 million that will begin to expire in 2012. We anticipate that all of these NOLs will be utilized in connection with federal income taxes payable in the future. NOLs assume that certain items, primarily intangible drilling costs have been written off for tax purposes in the current year. However, we have not made a final determination if an election will be made to capitalize all or part of these items for tax purposes in the future.

ITEM 7A.  QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risk from changes in interest rates and commodity prices. We use a credit facility, which has a floating interest rate, to finance a portion of our operations. We are not subject to fair value risk resulting from changes in our floating interest rates. The use of floating rate debt instruments provide a benefit due to downward interest rate movements but does not limit us to exposure from future increases in interest rates. Based on the year-end December 31, 2002 outstanding borrowings and a floating interest rate of 3.88%, a 10% change in interest rate would result in an increase or decrease of interest expense of approximately $75,900 on an annual basis.

     In the normal course of business we enter into hedging transactions, including commodity price collars, swaps and floors to mitigate our exposure to commodity price movements, but not for trading or speculative purposes. During October 2002, due to the instability of prices and to achieve a more predictable cash flow, we put in place a natural gas collar for a portion of our 2003 production. While the use of these arrangements may limit the benefit to us of increases in the price of oil and natural gas, it also limits the downside risk of adverse price movements. The natural gas collar covers 10,000 MMbtu per day for the period January 1, 2003 to December 31, 2003 at a floor of $4.00 per MMbtu and ceiling of $4.25 per MMbtu. At December 31, 2002, the fair value of the outstanding hedge was approximately $(1.3) million. A 10% change in the gas price per MMbtu, as long as the price is either above the ceiling or below the floor price would cause the fair value total of the hedge to increase or decrease by approximately $1.7 million.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     See the Consolidated Financial Statements and Supplementary information listed in the accompanying Index to Consolidated Financial Statements and Supplementary Information on page F-1 herein.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

     As noted in the Company's Current Report on Form 8-K filed on July 18, 2002, the Company dismissed its independent accountant, Arthur Andersen LLP, and engaged KPMG LLP as its new independent accountant and auditor. The decision to engage KPMG LLP and dismiss Arthur Andersen LLP was recommended by the Audit Committee and approved by the Board of Directors.

     None of the reports of Arthur Andersen LLP on the financial statements of the Company during their engagement contained an adverse opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. Further, during the Company's fiscal year ended December 31, 2001 and for the period from January 1, 2002 to July 18, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such years. There were no reportable events (as defined in Regulation S-K, Item 304(a)(1)(v)) during the Company's fiscal year ended December 31, 2001 and for the period from January 1, 2002 to July 18, 2002. During the Company's fiscal year ended December 31, 2001 and for the period from January 1, 2002 to July 18, 2002, the Company did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

     Subsequent to the appointment of KPMG and prior to the issuance of their 2002 report, the Company requested that KPMG perform a re-audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2001. The re-audit was completed in March 2003, and KPMG's report dated March 14, 2003, which includes the 2001 period in its scope and was unmodified, is included herein.

     As noted in the Company's Current Report on Form 8-K filed on October 10, 2001, on October 4, 2001, the Company dismissed its independent accountant, Deloitte & Touche LLP, and engaged Arthur Andersen LLP as its new independent accountant and auditor. The decision to engage Arthur Andersen, LLP and dismiss Deloitte & Touche LLP was recommended by the Audit Committee and approved by the Board of Directors.

     None of the reports of Deloitte & Touche LLP on the financial statements of the Company during their engagement contained an adverse opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. Further, during the Company's fiscal year ended December 31, 2000 and for the period from January 1, 2001 to October 4, 2001, there were no disagreements between the Company and Deloitte & Touche LLP on any matter of accounting principles, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such years. There were no reportable events (as defined in Regulation S-K, Item 304(a)(1)(v)) during the Company's fiscal year ended December 31, 2000 and for the period from January 1, 2001 to October 4, 2001. During the Company's fiscal year ended December 31, 2000 and for the period from January 1, 2001 to October 4, 2001, the Company did not consult with Arthur Andersen LLP or KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The information regarding directors and executive officers required under
ITEM 10 is contained within the definitive Proxy Statement for the Company's 2003 Annual Meeting of Shareholders (the "Proxy Statement") under the headings "Election of Directors" and "Compliance with Section 16(a) of the Exchange Act" and is incorporated herein by reference. The Proxy Statement was filed pursuant to Regulation 14A with the Securities and Exchange Commission not later than 120 days after December 31, 2002. Pursuant to Item 401(b) of Regulation S-K certain of the information required by this item with respect to executive officers of the Company is set forth in Part I of this report. In addition, we are providing the following supplemental information.

     Thurmon M. Andress has served as a director of the Company since his appointment to the Board in November 2002. For the past five years he has been the president of Andress Oil & Gas Company, a private company located in Houston, Texas, engaged in the business of oil and gas exploration and development. He also serves as the managing director-Houston of Breitborn Energy Company LLC, a private company headquartered in Los Angeles, California, engaged in oil and gas production with operations primarily in California. Mr. Andress has over 40 years of experience in the oil and gas industry. He is the chairman of the Compensation Committee. He is 69 years old.

     John Sfondrini has served as a director of the Company since December 1996 and prior to that as director of the Company's corporate predecessors from 1986, when he arranged for the capitalization of a predecessor partnership. For more than five years, he has been self-employed as a consultant that assists his clients in raising and investing private capital for growth-oriented companies in multiple industry segments, including oil and gas. Mr. Sfondrini is a member of the Compensation Committee of the Board. He is 54 years old.

ITEM 11.  EXECUTIVE COMPENSATION

     The information required by ITEM 11 is contained in the Proxy Statement under the headings "Executive Compensation", "Summary Compensation Table", "Options/SAR Grants", "Option/SAR Exercises and 2002 Year-End Option/SAR Values", "401(k) Employee Savings Plan", "Employment Agreements and Change of Control Agreements", "Compensation Committee Interlocks and Insider Participation", "Performance Graph" and "Compensation Committee Report on Executive Compensation" and is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

     The information required by ITEM 12 is contained in the Proxy Statement under the headings "Security Ownership of Certain Beneficial Owners and Management" and "Equity Compensation Plan Information" is incorporated herein by reference.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information required by ITEM 13 is contained in the Proxy Statement under the heading "Certain Transactions" and is incorporated herein by reference. In addition, we are providing the following supplemental information.

     The transactions disclosed under the caption "Certain Transactions" in the Company's Proxy Statement were carried out on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties in arm's length negotiations, however, because the transactions were with affiliates, it is possible that the Company would have obtained different terms from a truly unaffiliated third-party.

ITEM 14.  CONTROLS AND PROCEDURES

     Within the 90 days prior to the date of this report, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Chief Executive Officer and Chief Financial and Accounting Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based on that evaluation, the Chief Executive Officer and the Chief Financial and Accounting Officer concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) required to be included in the Company's periodic filings with the Securities and Exchange Commission. Subsequent to the date of their evaluation, there were no significant changes in the Company's internal controls or in other factors that could significantly affect the internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                    PART IV

ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     (a) Financial Statements and Schedules:

          1. Financial Statements: See Index to the Consolidated Financial Statements and Supplementary Information immediately following the signature page of this report.

          2. Financial Statement Schedule: See Index to the Consolidated Financial Statements and Supplementary Information immediately following the signature page of this report.

          3. Exhibits: The following documents are filed as exhibits to this report.

     2.1       --    Amended and Restated Combination Agreement by and among (i)
                     Edge Group II Limited Partnership, (ii) Gulfedge Limited
                     Partnership, (iii) Edge Group Partnership, (iv) Edge
                     Petroleum Corporation, (v) Edge Mergeco, Inc. and (vi) the
                     Company, dated as of January 13, 1997 (Incorporated by
                     reference from exhibit 2.1 to the Company's Registration
                     Statement on Form S-4 (Registration No. 333-17269)).
     3.1       --    Restated Certificate of Incorporation of the Company
                     (Incorporated by reference from exhibit 3.1 to the Company's
                     Registration Statement on Form S-1/A filed on February 5,
                     1997 (Registration No. 333-17267)).
     3.1A      --    Certificate of Amendment to the Restated Certificate of
                     Incorporation of the Company (Incorporated by reference from exhibit 3.1 to the Company's Registration Statement on Form
                     S-1/A filed on February 5, 1997 (Registration No.
                     333-17267)).
     3.2       --    Bylaws of the Company (Incorporated by Reference from
                     exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999).
     3.3       --    First Amendment to Bylaws of the Company on September 28,
                     1999 (Incorporated by Reference from exhibit 3.2 to the
                     Company's Quarterly Report on Form 10-Q for the quarterly
                     period ended September 30, 1999).

     4.1       --    Second Amended and Restated Credit Agreement dated October
                     6, 2000 by and between Edge Petroleum Corporation, Edge
                     Petroleum Exploration Company and Edge Petroleum Operating
                     Company, Inc. (collectively, the "Borrowers") and Union Bank
                     Of California, N.A., a national banking association, as
                     Agent for itself and as lender. (Incorporated by Reference from exhibit 4.5 to the Company's Quarterly Report on Form
                     10-Q for the quarterly period ended September 31, 2000).
     4.2       --    Amendment No. 1 and Waiver dated as of November 11, 2001 by and among the lenders party to the Second Amended and
                     Restated Credit Agreement dated October 6, 2000 ("Lenders"),
                     Union Bank of California, N.A., a national banking
                     association, as agent for such Lenders, Edge Petroleum
                     Corporation, Edge Petroleum Exploration Company, and Edge
                     Petroleum Operating Company, Inc. (collectively, the
                     "Borrowers"), as borrowers under the Second Amended and
                     Restated Credit Agreement. (Incorporated by Reference from exhibit 4.2 to the Company's Annual Report on Form 10K for the annual period ended December 31, 2001).
    +4.3       --    Amendment No. 2 dated as of May 29, 2002 by and among the
                     lenders party to the Second Amended and Restated Credit
                     Agreement dated October 6, 2000 ("Lenders"), Union Bank of
                     California, N.A., a national banking association, as agent for such Lenders, Edge Petroleum Corporation, Edge Petroleum
                     Exploration Company, and Edge Petroleum Operating Company,
                     Inc. (collectively, the "Borrowers"), as borrowers under the
                     Second Amended and Restated Credit Agreement.
    +4.4       --    Amendment No. 3 dated as of August 8, 2002 by and among the lenders party to the Second Amended and Restated Credit
                     Agreement dated October 6, 2000 ("Lenders"), Union Bank of
                     California, N.A., a national banking association, as agent for such Lenders, Edge Petroleum Corporation, Edge Petroleum
                     Exploration Company, and Edge Petroleum Operating Company,
                     Inc. (collectively, the "Borrowers"), as borrowers under the
                     Second Amended and Restated Credit Agreement.
     4.5       --    Letter Agreement dated October 31, 2000 by and between Edge
                     Petroleum Corporation, Edge Petroleum Exploration Company
                     and Edge Petroleum Operating Company, Inc. (collectively,
                     the "Borrowers") and Union Bank Of California, N.A., a
                     national banking association, as Agent for itself and as
                     lender. (Incorporated by Reference from exhibit 4.6 to the
                     Company's Quarterly Report on Form 10-Q for the quarterly
                     period ended September 31, 2000).
     4.6       --    Letter Agreement dated March 23, 2001 by and between Edge
                     Petroleum Corporation, Edge Petroleum Exploration Company
                     and Edge Petroleum Operating Company, Inc. (collectively,
                     the "Borrowers") and Union Bank Of California, N.A., a
                     national banking association, as Agent for itself and as
                     lender. (Incorporated by Reference from exhibit 4.5 to the
                     Company's Annual Report on Form 10K for the annual period
                     ended December 31, 2000).
     4.7       --    Letter Agreement dated September 21, 2001 by and between
                     Edge Petroleum Corporation, Edge Petroleum Exploration
                     Company and Edge Petroleum Operating Company, Inc.
                     (collectively, the "Borrowers") and Union Bank Of
                     California, N.A., a national banking association, as Agent for itself and as lender. (Incorporated by Reference from
                     exhibit 4.6 to the Company's Quarterly Report on Form 10Q
                     for the quarterly period ended September 30, 2001).
     4.8       --    Letter Agreement dated January 18, 2002 by and between Edge
                     Petroleum Corporation, Edge Petroleum Exploration Company
                     and Edge Petroleum Operating Company, Inc. (collectively,
                     the "Borrowers") and Union Bank Of California, N.A., a
                     national banking association, as Agent for itself and as
                     lender. (Incorporated by Reference from exhibit 4.6 to the
                     Company's Annual Report on Form 10K for the annual period
                     ended December 31, 2001).
     4.9       --    Letter Agreement dated August 9, 2002 by and between Edge
                     Petroleum Corporation, Edge Petroleum Exploration Company
                     and Edge Petroleum Operating Company, Inc. (collectively,
                     the "Borrowers") and Union Bank Of California, N.A., a
                     national banking association, as Agent for itself and as
                     lender. (Incorporated by Reference from exhibit 4.7 to the
                     Company's Quarterly Report on Form 10Q for the quarterly
                     period ended June 30, 2002).
     4.10      --    Common Stock Subscription Agreement dated as of April 30,
                     1999 between the Company and the purchasers named therein
                     (Incorporated by reference from exhibit 4.5 to the Company's
                     Quarterly Report on Form 10-Q/A for the quarter ended March
                     31, 1999).
     4.11      --    Warrant Agreement dated as of May 6, 1999 between the
                     Company and the Warrant holders named therein (Incorporated by reference from exhibit 4.5 to the Company's Quarterly
                     Report on Form 10-Q/A for the quarter ended March 31, 1999).

     4.12      --    Form of Warrant for the purchase of the Common Stock
                     (Incorporated by reference from the Common Stock
                     Subscription Agreement from exhibit 4.5 to the Company's
                     Quarterly Report on Form 10-Q/A for the quarter ended March
                     31, 1999).
    10.1       --    Joint Venture Agreement between Edge Joint Venture II and
                     Essex Royalty Limited Partnership II, dated as of May 10,
                     1994 (Incorporated by reference from exhibit 10.2 to the
                     Company's Registration Statement on Form S-4 (Registration
                     No. 333-17269)).
    10.2       --    Joint Venture Agreement between Edge Joint Venture II and
                     Essex Royalty Limited Partnership, dated as of April 11,
                     1992 (Incorporated by reference from exhibit 10.3 to the
                     Company's Registration Statement on Form S-4 (Registration
                     No. 333-17269)).
   +10.3       --    Amendment dated August 21, 2000 to the Joint Venture
                     Agreement between Edge Joint Venture II and Essex Royalty
                     Limited Partnership II, dated as of May 10, 1994.
   +10.4       --    Amendment dated August 21, 2000 to the Joint Venture
                     Agreement between Edge Joint Venture II and Essex Royalty
                     Limited Partnership, dated as of April 11, 1992.
   +10.5       --    Letter Agreement between Edge Petroleum Corporation and
                     Essex Royalty Limited Partnership, dated as of July 30,
                     2002.
    10.6       --    Form of Indemnification Agreement between the Company and
                     each of its directors (Incorporated by reference from
                     exhibit 10.7 to the Company's Registration Statement on Form
                     S-4 (Registration No. 333-17269)).
    10.7       --    Stock Option Plan of Edge Petroleum Corporation, a Texas
                     corporation (Incorporated by reference from exhibit 10.13 to the Company's Registration Statement on Form S-4
                     (Registration No. 333-17269)).
    10.8       --    Employment Agreement dated as of November 16, 1998, by and between the Company and John W. Elias. (Incorporated by
                     reference from 10.12 to the Company's Annual Report on Form
                     10-K for the year ended December 31, 1998).
   +10.9       --    Incentive Plan of Edge Petroleum Corporation as Amended and
                     Restated Effective as of February 20, 2003.
    10.10      --    Edge Petroleum Corporation Incentive Plan "Standard
                     Non-Qualified Stock Option Agreement" by and between Edge
                     Petroleum Corporation and the Officers named therein.
                     (Incorporated by reference from exhibit 10.2 to the
                     Company's Quarterly Report on Form 10-Q for the quarterly
                     period ended September 30, 1999).
    10.11      --    Edge Petroleum Corporation Incentive Plan "Director
                     Non-Qualified Stock Option Agreement" by and between Edge
                     Petroleum Corporation and the Directors named therein.
                     (Incorporated by reference from exhibit 10.3 to the
                     Company's Quarterly Report on Form 10-Q for the quarterly
                     period ended September 30, 1999).
    10.12      --    Form of Employee Restricted Stock Award Agreement under the
                     Incentive Plan of Edge Petroleum Corporation (Incorporated
                     by Reference from exhibit 10.15 to the Company's Quarterly
                     Report on Form 10-Q/A for the quarterly period ended March
                     31, 1999).
    10.13      --    Edge Petroleum Corporation Amended and Restated Elias Stock
                     Incentive Plan. (Incorporated by reference from exhibit 4.5 to the Company's Registration Statement on Form S-8 filed
                     May 30, 2001 (Registration No. 333-61890)).
    10.14      --    Form of Edge Petroleum Corporation John W. Elias
                     Non-Qualified Stock Option Agreement (Incorporated by
                     reference from exhibit 4.6 to the Company's Registration
                     Statement on Form S-8 filed May 30, 2001 (Registration No.
                     333-61890)).
   +21.1       --    Subsidiaries of the Company.
   *23.1       --    Consent of KPMG LLP, independent auditors.
   *23.2       --    Consent of Deloitte & Touche LLP.
   *23.3       --    Consent of Ryder Scott Company.
   *31.1       --    Certification by John W. Elias, Chief Executive Officer,
                     pursuant to Rule 13a-14(a) or Rule 15d-14(a) under the
                     Securities Exchange Act of 1934.
   *31.2       --    Certification by Michael G. Long , Chief Financial and
                     Accounting Officer, pursuant to Rule 13a-14(a) or Rule
                     15d-14(a) under the Securities Exchange Act of 1934.

   *32.1       --    Certification by John W. Elias, Chief Executive Officer,
                     pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
                     (Subsections (a) and (b) of Section 1350, Chapter 63 of
                     Title 18, United States Code).
   *32.2       --    Certification by Michael G. Long, Chief Financial and
                     Accounting Officer, pursuant to Section 906 of the
                     Sarbanes-Oxley Act of 2002 (Subsections (a) and (b) of
                     Section 1350, Chapter 63 of Title 18, United States Code).
   +99.1       --    Summary of Reserve Report of Ryder Scott Company Petroleum
                     Engineers as of December 31, 2002.

---------------

* Filed herewith.

+Previously filed.

     (b) Reports on Form 8-K: The Company filed the following reports on Form 8-K during the quarter ended December 31, 2002:

     None.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          EDGE PETROLEUM CORPORATION

                                                   /s/ JOHN W. ELIAS
                                          --------------------------------------
                                                      John W. Elias
                                           Chief Executive Officer and Chairman
                                                       of the Board

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


          /s/ JOHN W. ELIAS                 Chief Executive Officer and      October 17, 2003
--------------------------------------   Chairman of the Board (Principal
            John W. Elias                       Executive Officer)


         /s/ MICHAEL G. LONG              Senior Vice President and Chief    October 17, 2003
--------------------------------------     Financial Officer (Principal
           Michael G. Long                    Financial and Principal
                                                Accounting Officer)


         /s/ THURMON ANDRESS                         Director                October 17, 2003
--------------------------------------
           Thurmon Andress


         /s/ VINCENT ANDREWS                         Director                October 17, 2003
--------------------------------------
           Vincent Andrews


        /s/ JOSEPH R. MUSOLINO                       Director                October 17, 2003
--------------------------------------
          Joseph R. Musolino


        /s/ STANLEY S. RAPHAEL                       Director                October 17, 2003
--------------------------------------
          Stanley S. Raphael


          /s/ JOHN SFONDRINI                         Director                October 17, 2003
--------------------------------------
            John Sfondrini


         /s/ ROBERT W. SHOWER                        Director                October 17, 2003
--------------------------------------
           Robert W. Shower


          /s/ DAVID F. WORK                          Director                October 17, 2003
--------------------------------------
            David F. Work

                           EDGE PETROLEUM CORPORATION

    INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY INFORMATION

CONSOLIDATED FINANCIAL STATEMENTS
Audited Financial Statements:
Independent Auditors' Report -- 2002 and 2001...............   F-2
Independent Auditors' Report -- 2000........................   F-3
Consolidated Balance Sheets as of December 31, 2002 and
  2001......................................................   F-4
Consolidated Statements of Operations for the Years Ended
  December 31, 2002, 2001 and 2000..........................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2002, 2001 and 2000..........................   F-6
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 2002, 2001 and 2000..............   F-7
Notes to Consolidated Financial Statements..................   F-8
Unaudited Information:
  Supplementary Information to Consolidated Financial
     Statements.............................................  F-26
CONSOLIDATED FINANCIAL STATEMENT SCHEDULES
Independent Auditors' Report on Consolidated Financial
  Statement Schedule........................................  F-32
Schedule II -- Valuation and Qualifying Accounts and
  Reserves..................................................  F-33

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

                                       F-1
                                       D-48

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Edge Petroleum Corporation:

     We have audited the accompanying consolidated balance sheets of Edge Petroleum Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the two-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Edge Petroleum Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2 to the consolidated financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative instruments.

                                          KPMG LLP

Houston, Texas
March 14, 2003, except as to Note 14 which is as of August 28, 2003

                                       F-2
                                       D-49

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors,
Edge Petroleum Corporation
Houston, Texas

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Edge Petroleum Corporation (a Delaware Corporation) (the "Company") for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all materials respects, the Company's results of operations and cash flows for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                               /s/ DELOITTE & TOUCHE LLP

March 19, 2001

                                       F-3
                                       D-50

                           EDGE PETROLEUM CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2002          2001
                                                              -----------   -----------
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,568,176   $   793,287
  Accounts receivable, trade, net of allowance of $525,248
     as of December 31, 2002 and 2001.......................    5,617,648     6,309,637
  Accounts receivable, joint interest owners, net of
     allowance of $82,000 and $163,000 as of December 31,
     2002 and 2001, respectively............................      403,446       517,001
  Current deferred tax asset................................      832,343       337,580
  Other current assets......................................      430,930       649,566
                                                              -----------   -----------
     Total current assets...................................    9,852,543     8,607,071
PROPERTY AND EQUIPMENT, Net -- full cost method of
  accounting for oil and natural gas properties.............   75,681,772    66,853,094
DEFERRED TAX ASSET..........................................       41,338       556,317
OTHER ASSETS................................................           --         7,788
                                                              -----------   -----------
TOTAL ASSETS................................................  $85,575,653   $76,024,270
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable, trade...................................  $ 1,533,972   $ 1,412,451
  Accrued liabilities.......................................    3,586,843     6,512,555
  Derivative financial instrument...........................    1,293,840            --
  Accrued interest payable..................................      127,698            --
                                                              -----------   -----------
     Total current liabilities..............................    6,542,353     7,925,006
LONG-TERM DEBT..............................................   20,500,000    10,000,000
                                                              -----------   -----------
     Total liabilities......................................   27,042,353    17,925,006
                                                              -----------   -----------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value; 5,000,000 shares
     authorized; none issued and outstanding................           --            --
  Common stock, $0.01 par value; 25,000,000 shares
     authorized; 9,416,254 and 9,305,079 shares issued and
     outstanding at December 31, 2002 and 2001,
     respectively...........................................       94,163        93,051
  Additional paid-in capital................................   56,663,626    56,139,451
  Retained earnings.........................................    2,616,507     1,866,762
  Accumulated other comprehensive loss......................     (840,996)           --
                                                              -----------   -----------
     Total stockholders' equity.............................   58,533,300    58,099,264
                                                              -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $85,575,653   $76,024,270
                                                              ===========   ===========

        See accompanying notes to the consolidated financial statements.

                                       F-4
                                       D-51

                           EDGE PETROLEUM CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           2002          2001          2000
                                                        -----------   -----------   -----------
OIL AND NATURAL GAS REVENUE...........................  $20,911,294   $29,810,917   $23,774,416
OPERATING EXPENSES:
  Oil and natural gas operating expenses including
     production and ad valorem taxes..................    3,831,590     5,000,666     3,954,938
  Depletion, depreciation and amortization............   10,426,667     9,377,974     7,640,778
  Litigation settlement...............................           --     3,546,645            --
  General and administrative expenses:
     Deferred compensation expense -- repriced
       options........................................        3,385      (850,281)      899,548
     Deferred compensation expense -- restricted
       stock..........................................      399,249       353,371       127,946
     Other general and administrative.................    4,826,793     5,038,050     3,824,385
                                                        -----------   -----------   -----------
       Total operating expenses.......................   19,487,684    22,466,425    16,447,595
                                                        -----------   -----------   -----------
OPERATING INCOME......................................    1,423,610     7,344,492     7,326,821
OTHER INCOME AND (EXPENSE):
  Interest expense, net of amounts capitalized........     (227,759)     (214,619)     (171,783)
  Interest income.....................................       26,954       127,717        97,860
  Loss on sale of investment in Frontera..............           --            --      (354,733)
                                                        -----------   -----------   -----------
INCOME BEFORE INCOME TAXES............................    1,222,805     7,257,590     6,898,165
INCOME TAX BENEFIT (EXPENSE)..........................     (473,060)      818,897            --
                                                        -----------   -----------   -----------
NET INCOME............................................      749,745     8,076,487     6,898,165
OTHER COMPREHENSIVE INCOME:
  Cumulative effect transition adjustment.............           --    (1,137,221)           --
  Realization of hedging losses.......................           --       937,120            --
  Change in fair value of hedging instruments.........     (840,996)      200,101            --
                                                        -----------   -----------   -----------
     Other comprehensive income (loss)................     (840,996)           --            --
                                                        -----------   -----------   -----------
COMPREHENSIVE INCOME (LOSS)...........................  $   (91,251)  $ 8,076,487   $ 6,898,165
                                                        ===========   ===========   ===========
EARNINGS PER SHARE:
  Basic earnings per share............................  $      0.08   $      0.87   $      0.75
                                                        ===========   ===========   ===========
  Diluted earnings per share..........................  $      0.08   $      0.83   $      0.74
                                                        ===========   ===========   ===========
BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING.........................................    9,384,097     9,280,605     9,182,737
                                                        ===========   ===========   ===========
DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING.........................................    9,605,571     9,728,228     9,330,049
                                                        ===========   ===========   ===========

        See accompanying notes to the consolidated financial statements.

                                       F-5
                                       D-52

                           EDGE PETROLEUM CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                         2002           2001           2000
                                                     ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................  $    749,745   $  8,076,487   $  6,898,165
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depletion, depreciation and amortization......    10,426,667      9,377,974      7,640,778
     Amortization of deferred loan costs...........        84,479        101,398         24,720
     Deferred tax provision (benefit)..............       473,060       (818,897)            --
     Non-cash compensation expense.................       402,634       (496,910)     1,057,494
     Bad debt expense..............................            --        525,248             --
     Loss on sale of investment in Frontera........            --             --        354,733
  Changes in operating assets and liabilities:
     (Increase) decrease in accounts receivable,
       trade.......................................       691,989      2,742,218     (5,214,033)
     Decrease in accounts receivable, joint
       interest owners.............................       113,555         69,933        650,572
     (Increase) decrease in other assets...........       141,945       (519,322)        40,791
     Increase (decrease) in accounts payable,
       trade.......................................       121,521        135,011        (13,904)
     Increase (decrease) in accrued interest
       payable.....................................       127,698        (50,385)        34,016
     Increase (decrease) in accrued liabilities....    (2,925,712)     3,008,458     (1,827,745)
                                                     ------------   ------------   ------------
       Net cash provided by operating activities...    10,407,581     22,151,213      9,645,587
                                                     ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of prospects, property and equipment....   (19,609,639)   (28,988,659)   (10,717,839)
  Proceeds from the sale of prospects and oil and
     natural gas properties........................       354,294             --      1,810,659
  Proceeds from the sale of our investment in
     Frontera, net.................................            --             --      3,512,500
                                                     ------------   ------------   ------------
       Net cash used in investing activities.......   (19,255,345)   (28,988,659)    (5,394,680)
                                                     ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings from long-term debt...................    11,000,000     11,000,000      5,350,000
  Payments on long-term debt.......................      (500,000)    (4,000,000)    (9,150,000)
  Net proceeds from issuance of common stock.......       122,653        390,421             --
  Loan costs.......................................            --         (7,669)      (202,926)
                                                     ------------   ------------   ------------
       Net cash provided by (used in) financing
          activities...............................    10,622,653      7,382,752     (4,002,926)
                                                     ------------   ------------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS..........     1,774,889        545,306        247,981
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.......       793,287        247,981             --
                                                     ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR.............  $  2,568,176   $    793,287   $    247,981
                                                     ============   ============   ============

        See accompanying notes to the consolidated financial statements.

                                       F-6
                                       D-53

                           EDGE PETROLEUM CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                   ACCUMULATED       UNEARNED
                                                     ADDITIONAL      RETAINED         OTHER       COMPENSATION --       TOTAL
                                                       PAID-IN       EARNINGS     COMPREHENSIVE     RESTRICTED      STOCKHOLDERS'
                                SHARES     AMOUNT      CAPITAL      (DEFICIT)     INCOME (LOSS)        STOCK           EQUITY
                               ---------   -------   -----------   ------------   -------------   ---------------   -------------
BALANCE, DECEMBER 31, 1999...  9,182,023   $91,820   $55,223,901   $(13,107,890)   $        --       $(34,224)       $42,173,607
  Forfeitures of restricted
    common stock.............     (5,600)      (56)      (11,472)            --             --         11,528                 --
  Issuance of common stock...      9,648        97        29,903             --             --             --             30,000
  Deferred compensation
    expense -- restricted
    stock....................         --        --       105,250             --             --         22,696            127,946
  Deferred compensation
    expense -- repriced
    options..................         --        --       899,548             --             --             --            899,548
  Net income.................         --        --            --      6,898,165             --             --          6,898,165
                               ---------   -------   -----------   ------------    -----------       --------        -----------
BALANCE, DECEMBER 31, 2000...  9,186,071    91,861    56,247,130     (6,209,725)            --             --         50,129,266
  Issuance of common stock...    119,008     1,190       389,231             --             --             --            390,421
    Deferred compensation
      expense -- restricted
      stock..................         --        --       353,371             --             --             --            353,371
  Deferred compensation
    expense -- repriced
    options..................         --        --      (850,281)            --             --             --           (850,281)
  Transition adjustment......         --        --            --             --     (1,137,221)            --         (1,137,221)
  Realization of hedging
    loss.....................         --        --            --             --        937,120             --            937,120
  Change in valuation of
    hedging instruments......         --        --            --             --        200,101             --            200,101
  Net income.................         --        --            --      8,076,487             --             --          8,076,487
                               ---------   -------   -----------   ------------    -----------       --------        -----------
BALANCE, DECEMBER 31, 2001...  9,305,079    93,051    56,139,451      1,866,762             --             --         58,099,264
  Issuance of common stock...    111,175     1,112       121,541             --             --             --            122,653
    Deferred compensation
      expense -- restricted
      stock..................         --        --       399,249             --             --             --            399,249
  Deferred compensation
    expense -- repriced
    options..................         --        --         3,385             --             --             --              3,385
  Change in valuation of
    hedging instruments......         --        --            --             --       (840,996)            --           (840,996)
  Net income.................         --        --            --        749,745             --             --            749,745
                               ---------   -------   -----------   ------------    -----------       --------        -----------
BALANCE, DECEMBER 31, 2002...  9,416,254   $94,163   $56,663,626   $  2,616,507    $  (840,996)      $     --        $58,533,300
                               =========   =======   ===========   ============    ===========       ========        ===========

        See accompanying notes to the consolidated financial statements.

                                       F-7
                                       D-54

                           EDGE PETROLEUM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF OPERATIONS

     GENERAL -- Edge Petroleum Corporation (the "Company") was organized as a Delaware corporation in August 1996 in connection with its initial public offering and the related combination of certain entities that held interests in Edge Joint Venture II (the "Joint Venture") and certain other oil and natural gas properties; herein referred to as the "Combination". In a series of combination transactions the Company issued an aggregate of 4,701,361 shares of common stock and received in exchange 100% of the ownership interests in the Joint Venture and certain other oil and natural gas properties. In March 1997, and contemporaneously with the Combination, the Company completed the initial public offering of 2,760,000 shares of its common stock (the "Offering") generating proceeds of approximately $40 million, net of expenses.

     NATURE OF OPERATIONS -- The Company is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas. The Company's resources and assets are managed and its results are reported as one operating segment. The Company conducts its operations primarily along the onshore United States Gulf Coast, with its primary emphasis in South Texas and Louisiana. During 2001, the Company added a new focus area in the northern Rocky Mountains that it expects to become a core area in 2003. The Company currently controls interests in almost 160,000 gross acres held under lease or option. In its exploration efforts the Company emphasizes an integrated geologic interpretation method incorporating 3-D seismic technology and advanced visualization and data analysis techniques utilizing state-of-the-art computer hardware and software.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of all majority owned subsidiaries of the Company, including Edge Petroleum Operating Company Inc., and Edge Petroleum Exploration Company, which are 100% owned subsidiaries of the Company. All intercompany transactions have been eliminated in consolidation.

     REVENUE RECOGNITION -- The Company recognizes oil and natural gas revenue from its interests in producing wells as oil and natural gas is produced and sold from those wells. Oil and natural gas sold by the Company is not significantly different from the Company's share of production.

     OIL AND NATURAL GAS PROPERTIES -- Investments in oil and natural gas properties are accounted for using the full cost method of accounting. All costs associated with the exploration, development and acquisition of oil and natural gas properties, including salaries, benefits and other internal costs directly attributable to these activities, are capitalized within a cost center. The Company's oil and natural gas properties are located within the United States of America, which constitutes one cost center. The Company capitalized $1.5 million, $1.6 million, and $1.3 million of these internal costs in 2002, 2001 and 2000, respectively. Interest costs related to unproved properties are also capitalized to unproved oil and gas properties. The Company capitalized $623,400, $24,400, and $399,300 of these costs in 2002, 2001 and 2000, respectively.

     Oil and natural gas properties are amortized using the unit-of-production method using estimates of proved reserve quantities. Investments in unproved properties are not amortized until proved reserves associated with the prospects can be determined or until impairment occurs. Unevaluated properties are evaluated periodically for impairment on a property-by-property basis. If the results of an assessment indicate that an unproved property is impaired, the amount of impairment is added to the proved oil and natural gas property costs to be amortized. The amortizable base includes estimated future development costs and, where significant, dismantlement, restoration and abandonment costs, net of estimated salvage values. The vast majority of our properties are onshore, and historically the salvage value of the tangible equipment offsets our site restoration and dismantlement and abandonment costs. The depletion rates per Mcfe for the years ended December 31, 2002, 2001 and 2000 were $1.40, $1.22, and $1.11, respectively.

                                       F-8
                                       D-55

                           EDGE PETROLEUM CORPORATION

     Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves. Abandonments of oil and natural gas properties are accounted for as adjustments of capitalized costs with no loss recognized.

     In addition, the capitalized costs of oil and natural gas properties are subject to a "ceiling test," whereby to the extent that such capitalized costs subject to amortization in the full cost pool (net of depletion, depreciation and amortization and related deferred taxes) exceed the present value (using 10% discount rate) of estimated future net after-tax cash flows from proved oil and natural gas reserves, such excess costs are charged to operations. Once incurred, an impairment of oil and natural gas properties is not reversible at a later date. Impairment of oil and natural gas properties is assessed on a quarterly basis in conjunction with the Company's quarterly filings with the Securities and Exchange Commission. No adjustment related to the ceiling test was required during the years ended December 31, 2002, 2001, or 2000.

     Depreciation of other office furniture and equipment and computer hardware and software is provided using the straight-line method based on estimated useful lives ranging from five to ten years.

     INCOME TAXES -- The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109 -- "Accounting for Income Taxes," which provides for an asset and liability approach for accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (see Note 7).

     STATEMENTS OF CASH FLOWS -- The consolidated statements of cash flows are presented using the indirect method and consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

     INVESTMENT IN FRONTERA -- The Company sold its cost basis investment in Frontera Resources Corporation in June 2000 for proceeds of $3.6 million and paid related fees of $87,500 resulting in a loss on the sale of investment of $354,733.

     STOCK-BASED COMPENSATION -- The Company accounts for stock compensation plans under the intrinsic value method of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." No compensation expense is recognized for stock options that had an exercise price equal to the market value of their underlying common stock on the date of grant. As allowed by SFAS No. 123, "Accounting for Stock Based Compensation," the Company has continued to apply APB Opinion No. 25 for purposes of determining net income. In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results.

     Had compensation expense for stock-based compensation been determined based on the fair value at the date of grant, our net income, earnings available to common stockholders and earnings per share would have

                                       F-9
                                       D-56

                           EDGE PETROLEUM CORPORATION
been reduced and the stock-based compensation cost would have been increased to the pro forma amounts indicated below:

                                                         YEAR ENDED DECEMBER 31,
                                                    ----------------------------------
                                                      2002        2001         2000
                                                    --------   ----------   ----------
Net income as reported............................  $749,745   $8,076,487   $6,898,165
  Add:
     Stock based employee compensation expense
       included in reported net income, net of
       related income tax.........................     2,075     (899,104)     899,548
  Deduct:
     Total stock based employee compensation
       expense determined under fair value based
       method for all awards, net of related
       income tax.................................  (261,927)    (594,129)    (584,316)
                                                    --------   ----------   ----------
Pro Forma Net Income..............................  $489,893   $6,583,254   $7,213,397
                                                    ========   ==========   ==========
Earnings Per Share
     Basic -- as reported.........................  $   0.08   $     0.87   $     0.75
     Basic -- pro forma...........................      0.05         0.71         0.79
     Diluted -- as reported.......................  $   0.08   $     0.83   $     0.74
     Diluted -- pro forma.........................      0.05         0.68         0.77

     The weighted-average fair value of options granted during 2002, 2001 and 2000 was $4.19, $6.76 and $2.43. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected stock price volatility of 77%, 80%, and 83% in 2002, 2001 and 2000, respectively; risk free interest of 3.82%, 5.42% and 5.12% in 2002, 2001 and 2000, respectively; average expected option lives of eight years in 2002, 2001 and 2000, respectively; and a forfeiture rate of 10% over the vesting period of such options.

     The Company is also subject to reporting requirements of Financial Accounting Standards Board ("FASB") Interpretation No. (FIN) 44, Accounting for Certain Transactions involving Stock Compensation that requires a non-cash charge to deferred compensation expense if the market price of the Company's common stock at the end of a reporting period is greater than the exercise price of certain stock options. After the first such adjustment is made, each subsequent period is adjusted upward or downward to the extent that the market price exceeds the exercise price of the options. The charge is related to non-qualified stock options granted to employees and directors in prior years and re-priced in May 1999, as well as certain options newly issued in conjunction with the repricing (see Note 9).

     EARNINGS PER SHARE -- The Company accounts for its earnings per share in accordance with SFAS No. 128 -- "Earnings per Share," which establishes the requirements for presenting earnings per share ("EPS"). SFAS No. 128 requires the presentation of "basic" and "diluted" EPS on the face of the income statement. Basic earnings per common share amounts are calculated using the average number of common shares outstanding during each period. Diluted earnings per share assumes the exercise of all stock options and warrants having exercise prices less than the average market price of the common stock using the treasury stock method (See Note 9).

     FINANCIAL INSTRUMENTS -- The Company's financial instruments consist of cash, receivables, payables, long-term debt and oil and natural gas commodity hedges. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of long-term debt as of December 31, 2002 and 2001 approximates fair value because the interest rates are variable and reflective of market rates. The fair value of outstanding commodity sales price hedges was approximately $(1.3) million at December 31, 2002. No hedges were outstanding at December 31, 2001.

                                       F-10
                                       D-57

                           EDGE PETROLEUM CORPORATION

     DERIVATIVES AND HEDGING ACTIVITIES -- Due to the instability of oil and natural gas prices, the Company has entered into, from time to time, price risk management transactions (e.g., swaps, collars and floors) for a portion of its oil and natural gas production to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations. While the use of these arrangements limits the Company's ability to benefit from increases in the price of oil and natural gas, it also reduces the Company's potential exposure to adverse price movements. The Company's hedging arrangements, to the extent it enters into any, apply to only a portion of its production and provide only partial price protection against declines in oil and natural gas prices and limits the Company's potential gains from future increases in prices. The Company's Board of Directors sets all of the Company's hedging policies, including volumes, types of instruments and counterparties, on a quarterly basis. These policies are implemented by management through the execution of trades by the Chief Financial Officer after consultation and concurrence by the President and Chairman of the Board. The Company accounts for these transactions as hedging activities and, accordingly, realized gains and losses are included in oil and natural gas revenue during the period the hedged transactions occur (see Note 5).

     The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective January 1, 2001. The statement, as amended by SFAS No. 137 and SFAS No. 138, requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and changes in the fair value of derivatives be reported in current earnings, unless the derivative is designated and effective as a hedge. If the intended use of the derivative is to hedge the exposure to changes in the fair value of an asset, a liability or firm commitment, then the changes in the fair value of the derivative instrument will generally be offset in the income statement by the change in the item's fair value. However, if the intended use of the derivative is to hedge the exposure to variability in expected future cash flows then the changes in the fair value of the derivative instrument will generally be reported in Other Comprehensive Income (OCI). The gains and losses on the derivative instrument that are reported in OCI will be reclassified to earnings in the period in which earnings are impacted by the hedged item. The Company adopted SFAS No. 133 effective on January 1, 2001, and recorded a transition adjustment of approximately $(1.1) million in accumulated other comprehensive income to record the fair value of the natural gas hedges that were outstanding at that date.

     Upon entering into a derivative contract, the Company designates the derivative instruments as a hedge of the variability of cash flow to be received (cash flow hedge). In accordance with SFAS No. 133, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, the effectiveness of transactions that receive hedge accounting. All of the Company's derivative instruments at December 31, 2002 and 2001 were designated and effective as cash flow hedges.

     When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value and gains and losses that were accumulated in other comprehensive income will be recognized in earnings immediately. In all other situations in which hedge accounting is discontinued, the derivative will be carried at fair value on the balance sheet with future changes in its fair value recognized in earning prospectively.

     At December 31, 2002, all unrealized hedging gains and losses had been recognized in accumulated other comprehensive income and the fair value of outstanding hedges were reflected in the consolidated balance sheet as derivative financial instruments.

     At December 31, 2002, we had recorded $0.9 million, net of related taxes of $0.4 million, of cumulative hedging losses, which will be reclassified to earnings within the next twelve months. The amounts ultimately reclassified to earnings will vary due to changes in the fair value of the open derivative instruments prior to settlement.

                                       F-11
                                       D-58

                           EDGE PETROLEUM CORPORATION

     Comprehensive Income -- The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. In accordance with the provisions of SFAS No. 130, the Company has presented the components of comprehensive income below the total for net income on the face of the Consolidated Statements of Operation. As of December 31, 2002, the Company had an unrealized loss from derivative hedging instruments of $(840,996) that was deducted from net income to arrive at comprehensive loss of $(91,251). For the years ended December 31, 2001 and 2000, there were no adjustments to net income in deriving comprehensive income. The components of other comprehensive income consist of unrealized and realized gain (loss) on cash flow hedges, net.

     Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

     Significant estimates include volumes of oil and gas reserves used in calculating depreciation, depletion and amortization of proved oil and natural gas properties, future net revenues and abandonment obligations used in computing the ceiling test limitations, impairment of undeveloped properties, future income taxes and related assets/liabilities, bad debts, derivatives, contingencies and litigation. Oil and natural gas reserve estimates, which are the basis for unit-of-production depletion and the ceiling test, have numerous inherent uncertainties. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserves estimates are often different from the quantities of oil and natural gas that are ultimately recovered. In addition, reserve estimates are vulnerable to changes in wellhead prices of crude oil and natural gas. Such prices have been volatile in the past and can be expected to be volatile in the future.

     Concentration of Credit Risk -- Substantially all of the Company's accounts receivable result from oil and natural gas sales or joint interest billings to third parties in the oil and natural gas industry. This concentration of customers and joint interest owners may impact the Company's overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Historically, the Company has not experienced significant credit losses on such receivables; however, in 2001, the Company reserved $525,248 related to non-payments from two purchasers of the Company's oil and natural gas. No bad debt expense was recorded in 2002 or 2000. The Company cannot ensure that similar such losses may not be realized in the future.

     Recently Issued Accounting Pronouncements -- In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The statement requires entities to record the fair value of a liability for legal obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. When the liability is initially recorded, the entity increases the carrying amount of the related long-lived asset. Accretion of the liability is recognized each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002, therefore the Company has adopted SFAS No. 143 effective January 1, 2003 using a cumulative effect approach to recognize transition amounts for asset retirement obligations, asset retirement costs and accumulated depreciation. The Company currently does not include dismantlement and abandonment costs in the depletion calculation as the vast majority of our properties are onshore and the salvage value of the tangible equipment typically offsets our dismantlement and abandonment costs. This

                                       F-12
                                       D-59

                           EDGE PETROLEUM CORPORATION
standard will require the Company to record a liability for the fair value of our dismantlement and abandonment costs, excluding salvage values. The Company expects that its adoption of the statement will result in additional liabilities related to asset retirement obligations of approximately $1.1 million.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 establishes one accounting model for long-lived assets to be disposed of by sale as well as resolves implementation issues related to SFAS No. 121. The standard also expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company adopted SFAS No. 144 effective January 1, 2002. Because the Company has elected the full-cost method of accounting for oil and gas exploration and development activities, the impairment provisions of SFAS No. 144 do not apply to the Company's oil and gas assets, which are instead subject to ceiling limitations. For the Company's non-oil and gas assets, the adoption of SFAS No. 144 did not have a material impact on the consolidated financial statements.

     In April 2002, the FASB issued SFAS No. 145, "Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of income taxes. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. Any gain or loss on the extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB 30 for classification as an extraordinary item shall be reclassified. The provisions of this Statement are effective for fiscal years beginning after January 1, 2003. The Company does not expect that adoption of this statement will have a material impact on the Company's future financial condition or results of operations.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities". SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of disposal activities, including restructuring activities that are currently covered in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Activity." The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002.

     During 2002, the FASB issued two interpretations: FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and FIN 46 "Consolidation of Variable Interest Entities." There was no current impact of FIN 45 on the Company's financial position or results of operations. FIN 46 requires an entity to consolidate a variable interest entity if it is the primary beneficiary of the variable interest entity's activities. The primary beneficiary is the party that absorbs a majority of the expected losses, receives a majority of the expected residual returns, or both, from the variable interest entity's activities. Upon its issuance, FIN 46 was applicable immediately to variable interest entities created, or interests in variable interest entities obtained, after January 31, 2003. For those variable interest entities created, or interests in variable interest entities obtained, on or before February 1, 2003, FIN 46 is required to be applied in the first fiscal year or interim period beginning after June 15, 2003. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date it is first applied, or by restating previously issued financial statements with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46 also requires certain disclosures of an entity's relationship with variable interest entities.

                                       F-13
                                       D-60

                           EDGE PETROLEUM CORPORATION

     The Company shares interests with related parties in a variety of different partnership and joint venture entities in order to share the rewards of ownership in certain oil and natural gas royalties. The Company does not provide supplemental financial support to these entities nor does it have voting rights. In general, these entities are structured such that the sharing ratios in these entities are consistent with the allocation of the entities' distributions of cash from royalty revenues. The Company is continuing the process of examining all of its ownership interests to determine the necessary disclosures and procedures for complying with FIN 46. At this point, however, the Company does not anticipate that it will be impacted by FIN 46 because there is no investment in or obligation to share in future capital requirements of these entities.

     The Company does not expect the adoption of any of the above-mentioned standards to have a material effect on our consolidated financial statements.

     Reclassifications -- Certain prior year balances have been reclassified to conform to the current year presentation.

3.  PROPERTY AND EQUIPMENT

     At December 31, 2002 and 2001, property and equipment consisted of the following:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                               2002           2001
                                                           ------------   ------------
Developed oil and natural gas properties.................  $125,640,971   $101,303,892
Unevaluated oil and natural gas properties...............     7,901,315     13,105,817
Computer equipment and software..........................     4,067,405      4,035,598
Other office property and equipment......................     1,509,095      1,428,728
                                                           ------------   ------------
  Total property and equipment...........................   139,118,786    119,874,035
Accumulated depletion, depreciation and amortization.....   (63,437,014)   (53,020,941)
                                                           ------------   ------------
  Property and equipment, net............................  $ 75,681,772   $ 66,853,094
                                                           ============   ============

     The Company uses the full-cost method of accounting for its oil and natural gas properties. Unevaluated oil and natural gas properties are not subject to amortization and consist of the cost of unevaluated leaseholds, cost of seismic data, exploratory and developmental wells in progress, and secondary recovery projects before the assignment of proved reserves. These costs are reviewed periodically by management for impairment, with any costs impaired added to the cost of oil and natural gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results by the Company and other operators, the terms of oil and natural gas leases not held by production, production response to secondary recovery activities and available funds for exploration and development.

                                       F-14
                                       D-61

                           EDGE PETROLEUM CORPORATION

     The following table summarizes the cost of the properties not subject to amortization for the year the cost was incurred:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2002         2001
                                                              ----------   -----------
Year cost incurred:
  1997......................................................  $       --   $   213,216
  1998......................................................          --     3,152,756
  1999......................................................     193,060     1,264,424
  2000......................................................   1,126,667     2,441,465
  2001......................................................   3,069,611     6,033,956
  2002......................................................   3,511,977            --
                                                              ----------   -----------
     Total..................................................  $7,901,315   $13,105,817
                                                              ==========   ===========

     Under the full-cost method, a sale of oil and natural gas properties, whether or not being amortized currently, is accounted for as an adjustment of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capitalized costs and proved reserves.

4.  LONG-TERM DEBT

     In October 2000, the Company entered into a new credit facility (the "Credit Facility") with a bank. Borrowings under the Credit Facility bear interest at a rate equal to prime plus 0.50% or LIBOR plus 2.75%. As of December 31, 2002, $20.5 million in borrowings were outstanding under the Credit Facility, none of which is due in 2003. The Credit Facility matures October 6, 2004 and is secured by substantially all of the Company's assets.

     Originally the borrowing base under the Credit Facility was $5 million and was subject to automatic reductions at a rate of $300,000 per month beginning October 31, 2000. In March 2001, the Credit Facility was amended to increase the borrowing base to $14 million, and to eliminate the $300,000 per month automatic reduction. In January 2002, the borrowing base was increased to $18 million. In August 2002, the borrowing base was increased to $25 million. The borrowing base is expected to be redetermined in the first half of 2003.

     The Credit Facility provides for certain restrictions, including but not limited to, limitations on additional borrowings and issues of capital stock, sales of oil and natural gas properties or other collateral, and engaging in merger or consolidation transactions. The Credit Facility also prohibits dividends and certain distributions of cash or properties and certain liens. The Credit Facility also contains certain financial covenants. The EBITDA to Interest Expense Ratio requires that (a) consolidated EBITDA, as defined in the agreement, of the Company for the four fiscal quarters then ended to (b) the consolidated interest expense of the Company for the four fiscal quarters then ended, not be less than 3.5 to 1.0. The Working Capital ratio requires that the amount of the Company's consolidated current assets less its consolidated current liabilities, as defined in the agreement, be at least $1.0 million. The Allowable Expenses ratio requires that (a) the aggregate amount of the Company's year to date consolidated general and administrative expenses for the period from January 1 of such year through the fiscal quarter then ended to (b) the Company's year to date consolidated oil and gas revenues, net of hedging activity, for the period from January 1 of such year through the fiscal quarter then ended, be less than 0.40 to 1.0. At December 31, 2002, the Company was in compliance with the above-mentioned covenants.

                                       F-15
                                       D-62

                           EDGE PETROLEUM CORPORATION

5.  HEDGING ACTIVITIES

     The impact on oil and natural gas revenue from hedging activities for the three years ended December 31, 2002, 2001 and 2000 was as follows:

                                                                              REALIZED HEDGING LOSSES
                         EFFECTIVE DATES                                  FOR THE YEAR ENDED DECEMBER 31,
HEDGE                  -------------------     PRICE PER       MMBTU    -----------------------------------
TYPE                     BEG.      ENDING        MMBTU        PER DAY     2002        2001         2000
-----                  --------   --------   --------------   -------   ---------   ---------   -----------
NATURAL GAS:
Collar...............  02/01/00   02/29/00   $2.20 - $2.31     6,000    $      --   $      --   $   (70,470)
Collar...............  03/01/00   04/30/00   $2.20 - $2.50     6,000           --          --      (135,900)
Collar...............  05/01/00   09/30/00   $2.05 - $2.63     9,000           --          --    (1,342,320)
Collar...............  01/01/01   12/31/01   $4.50 - $6.70     4,000           --    (937,120)           --
Put Option...........  04/01/02   06/30/02   $        2.65    18,000     (163,800)         --            --
Swap.................  09/01/02   12/31/02   $        3.59     5,000     (110,550)         --            --
Swap.................  09/01/02   12/31/02   $        3.69     5,000      (52,600)         --            --
                                                                        ---------   ---------   -----------
     Total realized losses from gas hedging activities...............   $(326,950)  $(937,120)  $(1,548,690)
                                                                        =========   =========   ===========

                                                                               REALIZED HEDGING LOSSES
                         EFFECTIVE DATES                                   FOR THE YEAR ENDED DECEMBER 31,
HEDGE                  -------------------                      BARRELS   ---------------------------------
TYPE                     BEG.      ENDING    PRICE PER BARREL   PER DAY     2002        2001        2000
-----                  --------   --------   ----------------   -------   ---------   ---------   ---------
OIL:
Swap.................  01/01/00   03/31/00        $25.60           150    $      --   $      --   $ (49,999)
                       04/01/00   06/30/00        $22.87           125           --          --     (65,478)
                       07/01/00   09/30/00        $21.47            60           --          --     (55,635)
                       10/01/00   12/31/00        $20.46            50           --          --     (52,342)
                                                                          ---------   ---------   ---------
     Total realized losses from oil hedging activities.................   $      --   $      --   $(223,454)
                                                                          =========   =========   =========

     The Company's natural gas hedging activities are entered into on a per MMbtu delivered price basis, Houston Ship Channel, with settlement for each calendar month occurring five business days following the publishing of the Inside F.E.R.C. Gas Marketing Report.

     In October 2002, the Company entered into a natural gas collar covering 10,000 MMbtu per day for the period January 1, 2003 to December 31, 2003 with a floor of $4.00 per MMbtu and a ceiling of $4.25 per MMbtu. At December 31, 2002 and 2000, the fair value of outstanding hedges was approximately $(1.3) and $(1.1) million, respectively. No hedges were outstanding at December 31, 2001.

6.  COMMITMENTS AND CONTINGENCIES

     From time to time the Company is a party to various legal proceedings arising in the ordinary course of business. While the outcome of lawsuits cannot be predicted with certainty, the Company is not currently a party to any proceeding that it believes, if determined in a manner adverse to the Company, could have a potential material adverse effect on its financial condition, results of operations or cash flows.

     In October 2001, the Company was sued by certain mineral owners in its Mew lease, upon which the Company and its partners drilled and completed the Mew No. 1 well in the Brandon Area, Duval County, Texas. The suit named the Company, Santos USA and Mark Smith, an independent landman, as Defendants, and is filed in the 229th Judicial District Court of Duval County, Texas. The suit sought a declaratory judgment to set aside certain quitclaim deeds between the Mew lessors that were intended to result in a

                                       F-16
                                       D-63

                           EDGE PETROLEUM CORPORATION
partition of the mineral estate between the various members of the Mew family in the land where the well is located and other lands. The pleadings alleged failure of consideration, fraud, failure to consummate the partition, bad faith trespass and conversion. As part of the leasing effort for the prospect, some members of the Mew family had sought to partition their minerals under the tracts where they owned the surface in full. The Mew heirs, from whom the Company acquired leases, stood to lose a portion of their mineral interest if the quitclaim deeds are set aside. Were this to happen, it could have the effect of voiding the Company's leases as to an undivided one-third of the unit acreage for the Mew well and the Mew lease. Plaintiffs sought unspecified actual and exemplary damages against the Company and Santos arising out of the alleged fraud committed by the Company and Mark Smith. They also sought damages from Santos for the value of the oil and natural gas produced and saved from the Mew well, or alternatively, for the value of the oil and natural gas produced less the cost of drilling, completing and operating the well. The Company has a 12.5% working interest in the well. To date, the Mew well has produced $5.7 million in net revenue and has cost $3.6 million to drill, complete and operate. Estimated gross proved reserves are 111.6 MBbls and 4.6 Bcf. In October 2002, the Company reached a mediated settlement with all parties to the litigation whereby Edge would make a one-time payment of $264,000 to the Mews, and in return, the Mews released all claims except a potential drainage claim involving an offsetting section, and agreed to grant a new oil and gas lease covering the disputed mineral interest in the Mew well site tract. In addition, all claims as between the working interest owners were released. The settlement has been consummated and an order of dismal has been obtained from the Court.

     In July 2001, the Company was notified of a prior lease in favor of a predecessor of ExxonMobil purporting to be valid and covering the same property as the Company's Neblett lease in Starr County, Texas. The Neblett lease is part of a unit in the N. LaCopita Prospect in which the Company owns a non-operating interest. The operator of the lease, GMT, filed a petition for, and was granted, a temporary restraining order against ExxonMobil in the 229th Judicial Court in Starr County, Texas enjoining ExxonMobil from taking possession of the Neblett wells. Pending resolution of the underlying title issue, the temporary restraining order was extended voluntarily by agreement of the parties, conditioned on GMT paying the revenues into escrow and agreeing to provide ExxonMobil with certain discovery materials in this action. ExxonMobil filed a counterclaim against GMT and all the non-operators, including the Company, to establish the validity of their lease, remove cloud on title, quiet title to the property, and for conversion, trespass and punitive damages. ExxonMobil sought unspecified damages for the lost profits on the sale of the hydrocarbons from this property, and for a determination of whether the Company and the other working interest owners were in good faith or bad faith in trespassing on this lease. If a determination of bad faith were made, the parties would not be able to recover their costs of developing this property from the revenues therefrom. While there is always a risk in the outcome of the litigation, the Company believes there is no question that it acted in good faith and vigorously defended its position. In February 2003, the Company, GMT and the other working interest parties entered into a compromise and settlement agreement with Exxon and Mrs. Neblett. Pursuant to the settlement, the Neblett wells have been assigned to Exxon along with all operating responsibility, and all working interest parties, including the Company, have been made whole for all out of pocket costs incurred in drilling, completing, equipping and operating the Neblett wells, including lease costs and royalty payments. The Company's share of such reimbursed costs was $27,198. In addition, Mrs. Neblett will repay the amount of the lease bonus and all royalty overpayments she received from GMT and the other working interest parties, including the Company. Such payment is secured by her future royalty interest payments in the wells, and other security described in the settlement agreement, and is due in full on or before December 1, 2003. The Company's share of such lease bonus and royalty reimbursements is $74,040. The parties have agreed to a dismissal of all claims in this case, and a motion to dismiss with prejudice has been filed with the court.

     In a separate but related matter, certain nonparticipating royalty owners represented by attorney John Mann in Laredo, have made demands on GMT as operator, to pay certain royalty payments previously paid to Mrs. Neblett on production from these wells, plus future royalty payments on such production. As part of the

                                       F-17
                                       D-64

                           EDGE PETROLEUM CORPORATION
settlement agreement, monies that were otherwise payable to Mrs. Neblett attributable to her valid royalty interest under the ExxonMobil lease, subject to execution of valid division orders and approval of their title, will be paid to the Mann clients on account of their nonparticipating royalty interest. There are other nonparticipating royalty owners similarly situated to the Mann clients that have not made demands on GMT or the Company, whose claims, if any, will be dealt with if and when they are made. There can be no guarantee that even when the Mann clients are paid that they will not contest the amount or calculation of the royalties in a separate lawsuit.

     In December 2001, the Company agreed to settle its litigation with BNP Petroleum Corporation ("BNP"), Seiskin Interests, LTD, Pagenergy Company, LLC and Gap Marketing Company, LLC. Pursuant to the settlement, the Company agreed to pay $2.5 million and to release its claims to interest in an area known as the Slick Prospect in Duval County, Texas. The parties to the settlement agreed to the dismissal of all claims, both in the 229th Judicial District Court of Duval County, Texas and in the 165th District Court in Harris County, Texas. The parties also agreed to set aside the judgment of the 229th Judicial District Court of Duval County, Texas against the Company and to a mutual release of all claims. The Company recorded approximately $3.5 million paid to settle the litigation including approximately $1.0 million in related legal costs in 2001 and reflected such total amount in the accompanying statement of operations as litigation settlement.

     Additionally, the Company's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes environmental protection requirements that result in increased costs to the oil and natural gas industry in general, the business and prospects of the Company could be adversely affected.

     At December 31, 2002, the Company was obligated under noncancelable operating leases. Following is a schedule of the remaining future minimum lease payments under these leases:

2003........................................................  $  237,635
2004........................................................     419,814
2005........................................................     418,809
2006........................................................     410,644
Remainder...................................................   2,770,524
                                                              ----------
Total.......................................................  $4,257,426
                                                              ==========

     Rent expense for the years ended December 31, 2002, 2001 and 2000 was $566,663, $578,952, and $499,033, respectively.

                                       F-18
                                       D-65

                           EDGE PETROLEUM CORPORATION

7.  INCOME TAXES

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes in accordance with SFAS No. 109. Significant components of the Company's deferred tax liabilities and assets as of December 31, 2002 and 2001 are as follows:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2002          2001
                                                             -----------   -----------
Deferred tax liability:
  Book basis of oil and natural gas properties in excess of
     tax basis.............................................  $(9,636,351)  $(6,119,041)
Deferred tax asset:
  Expenses not currently deductible for tax purposes.......       26,250       221,550
  Net operating loss carryforwards.........................    9,602,689     6,353,358
  Deferred compensation....................................      112,362       122,143
  Federal alternative minimum tax credits..................       75,000        75,000
  Price risk management liability..........................      452,844            --
  Other....................................................      240,887       240,887
                                                             -----------   -----------
Total deferred tax asset...................................   10,510,032     7,012,938
                                                             -----------   -----------
Net deferred tax asset.....................................  $   873,681   $   893,897
                                                             ===========   ===========

     The Company's provision (benefit) for income taxes consists of the following:

                                                            2002       2001      2000
                                                          --------   ---------   ----
Current.................................................  $     --   $  75,000    $--
Deferred................................................   473,060    (893,897)   --
                                                          --------   ---------    --
  Total income tax benefit..............................  $473,060   $(818,897)   $--
                                                          ========   =========    ==

     During 2001, the Company determined that it was more likely than not that future taxable income would be sufficient to realize its recorded tax assets, accordingly a valuation allowance totaling $3.2 million was reversed.

     The differences between the statutory federal income taxes calculated using a federal tax rate of 35% and the Company's effective tax rate is summarized as follows:

                                                    2002        2001          2000
                                                  --------   -----------   -----------
Statutory federal income taxes..................  $427,982   $ 2,540,157   $ 2,414,358
  Non-deductible compensation expense...........    (7,545)     (175,802)    1,223,424
  Other expenses not deductible for tax
     purposes...................................    52,623        43,338        12,216
  Reduction in valuation allowance..............        --    (3,226,590)   (3,649,998)
                                                  --------   -----------   -----------
Income tax expense (benefit)....................  $473,060   $  (818,897)  $        --
                                                  ========   ===========   ===========

     At December 31, 2002, the Company had cumulative net operating loss carryforwards ("NOLs") for federal income tax purposes of approximately $27.4 million that will begin to expire in 2012. The Company anticipates that all of these NOLs will be utilized in connection with federal income taxes payable in the future. NOLs assume that certain items, primarily intangible drilling costs, have been written off for tax purposes in the current year. However, the Company has not made a final determination if an election will be made to capitalize all or part of these items for tax purposes in the future.

                                       F-19
                                       D-66

                           EDGE PETROLEUM CORPORATION

8.  EMPLOYEE BENEFIT PLANS

     Effective July 1, 1997, the Company established a defined-contribution 401(k) Savings & Profit Sharing Plan Trust (the "Plan") covering employees of the Company who are age 21 or older. The Company's matching contributions to the Plan are discretionary. For the years ended December 31, 2002, 2001 and 2000, the Company contributed $83,223, $60,516, and $53,926, respectively, to the Plan.

9.  EQUITY AND STOCK PLANS

     Private Offering -- On May 6, 1999, the Company completed a private offering of 1,400,000 shares of common stock at a price of $5.40 per share. The Company also issued warrants, which were purchased for $0.125 per warrant, to acquire an additional 420,000 shares of common stock at $5.35 per share and are exercisable through May 6, 2004. At the election of the Company, the warrants may be called at a redemption price of $0.01 per warrant at any time after any date at which the average daily per share closing bid price for the immediately preceding 20 consecutive trading days exceeds $10.70. No warrants have been exercised as of December 31, 2002.

     Stock Plan -- In conjunction with the Offering, the Company established the Incentive Plan of Edge Petroleum Corporation (the "Incentive Plan"). The Incentive Plan is discretionary and provides for the granting of awards, including options for the purchase of the Company's common stock and for the issuance of restricted and/or unrestricted common stock to directors, officers, employees and independent contractors of the Company. The options and restricted stock granted to date vest over periods of 2-10 years. An aggregate of 1,200,000 shares of common stock have been reserved for grants under the Incentive Plan, of which 175,866 shares were available for future grants at December 31, 2002. Shares of common stock awarded as restricted stock are subject to vesting requirements and subject to risk of forfeiture until earned by continued employment or service. During 2002, awards of 199,800 nonqualified stock options were issued having an exercise price of $3.40 to $5.69 per share based on the market value on the date of grant. Also during 2002, awards for 15,800 shares of restricted stock were made having a value in the range of $3.40 to $5.21 per share based on the market value on each award date. During 2001, awards for 100,800 shares of restricted stock were made having a value in the range of $4.58 to $8.88 per share based on the market value on each award date. Shares of common stock associated with these awards will be issued, subject to continued employment, ratably over three years in accordance with the award's vesting schedule, beginning on the first anniversary of the date of grant. Compensation expense is amortized over the vesting period and offset to additional paid in capital. Amortization of deferred compensation related to restricted stock awards totaled $399,249, $353,371 and $127,946, respectively, for the years ended December 31, 2002, 2001 and 2000.

     Effective May 21, 1999, the Company amended and restated the Incentive Plan. In conjunction with those and other amendments of the Incentive Plan, the Company exchanged, on a voluntary basis, 556,488 outstanding nonqualified stock options of certain employees and Directors of the Company for 326,700 new common stock options in replacement of those options. The exercise price of the replacement options was $7.06 per share, which represents the fair market value on the date of grant. The replaced options have a ten-year term with 50% of the options vesting immediately on the date of grant with the remaining 50% vesting on May 21, 2000. On May 21, 1999, in conjunction with the repricing, the Company also issued 99,800 new ten-year common stock options to employees, which vested 100% on May 21, 2001. The exercise price of the new options was $7.06, which represents the fair market value on the date of grant. On June 1, 1999, the Company issued 21,000 ten-year common stock options to non-employee directors with an exercise price of $7.28 per share, which represented their fair market value at the date of grant, vesting 100% on June 1, 2001.

     Deferred compensation cost reported in accordance with FASB Interpretation No. (FIN) 44, "Accounting for Certain Transactions involving Stock Compensation" was a charge of $3,385 for the year ended December 31, 2002 compared to a credit of $(850,281), or $(0.09) per share in 2001 and a charge of $899,548, or $0.10 per share, in 2000. FIN 44 requires, among other things, a non-cash charge to

                                       F-20
                                       D-67

                           EDGE PETROLEUM CORPORATION
compensation expense if the market price of Edge's common stock at the end of a reporting period is greater than the exercise price of certain options. FIN 44 could also result in a credit to compensation expense to the extent that the trading price declines from the market price as of the end of the prior period, but not below the exercise price of the options. The Company will adjust deferred compensation expense upward or downward on a monthly basis, based on the market price at the end of each such period as necessary to comply with FIN
44. We are required to report under this rule as a result of the replacement and issuance of new options in conjunction with the repricing as discussed above.

     Effective January 8, 1999, as a component of his employment agreement with the Company, John Elias, CEO and Chairman of the Board, was granted options outside of the Incentive Plan for the purchase of 200,000 shares of common stock. These options vest and become exercisable one-third upon issue, and one-third upon each of January 1, 2000 and January 1, 2001. These amounts are included within options granted for 1999. In January 2000, Mr. Elias was granted additional options outside of the Incentive Plan for the purchase of 50,000 shares of common stock. These options vested and became 100% exercisable in January 2002. In January 2001, Mr. Elias was granted additional options outside the Incentive Plan for the purchase of another 50,000 shares of common stock. These options vest and become 100% exercisable in January 2003. In January 2002, Mr. Elias was granted additional options outside the Incentive Plan for the purchase of another 50,000 shares of common stock that vest and become 100% exercisable in January 2004. In April 2002, Mr. Elias was granted additional options outside the Incentive Plan for the purchase of another 24,000 shares of common stock. These options vest and become 100% exercisable in April 2004. In April 2001, Mr. Elias was granted 14,000 shares of restricted stock outside the Incentive Plan valued at $7.75 per share, the market value on the award date. These shares are issued ratable over three years in accordance with the award's vesting schedule, beginning on the first anniversary of the date of grant. Compensation expense is amortized over the vesting period and offset to additional paid in capital. The amortization of compensation expense related to this award was included in the amounts discussed above. Below is a summary of option and restricted stock grants to Mr. Elias:

                                   SHARES      EXERCISE
DATE GRANTED                     OUTSTANDING    PRICE                DATE EXERCISABLE
------------                     -----------   --------              ----------------
OPTIONS(1):
  5/21/1999....................    200,000      $4.22     One-third upon issue and one-third
                                                          upon each of January 1, 2000 and 2001
  1/3/2000.....................     50,000      $3.16     100% January 2002
  1/3/2001.....................     50,000      $8.88     100% January 2003
  1/3/2002.....................     50,000      $5.18     100% January 2004
  4/2/2002.....................     24,000      $5.59     100% April 2004
RESTRICTED STOCK(2) :
  4/2/2001.....................     14,000                Ratable over three years beginning on
                                                          the first anniversary of the date of
                                                          grant

---------------

(1) Exercise price equals the fair market value on the date of grant.

(2) Value was $7.75 per share, the market value on the date of grant.

     In addition, as of the date of the Combination, Old Edge had in place a stock incentive plan that was administered by non-employee members of the Board of Directors of Old Edge. Prior to the Combination, two executives of the Company each held outstanding options for the purchase of 2,193 shares of Old Edge common stock granted under the Old Edge incentive plan. Upon completion of the Combination, such options were converted into incentive stock options for the purchase of an aggregate of 97,844 (48,922 for each of the two individuals) shares of common stock of the Company (such number of shares of common stock as would have existed if such options had been exercised immediately prior to the Combination Transactions). After

                                       F-21
                                       D-68

                           EDGE PETROLEUM CORPORATION
adjustment for the conversion, the option price per share of common stock for each of the two 48,922 grants was approximately $4.09 and $2.04, respectively. Options for the purchase of 48,922 shares of common stock were exercised during 1997. The remaining options to purchase 48,922 shares of common stock were exercised during 2001.

     A summary of the status of the Company's stock options and changes as of and for each of the three years ended December 31, 2002 is presented below:

                                            2002                   2001                   2000
                                          WEIGHTED               WEIGHTED               WEIGHTED
                                          AVERAGE                AVERAGE                AVERAGE
                                          EXERCISE               EXERCISE               EXERCISE
                               SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                             ----------   --------   ---------   --------   ---------   --------
Outstanding, January 1.....     866,200    $5.62       993,517    $ 6.76      818,567    $7.74
Granted....................     273,800    $5.46        92,200    $ 8.49      284,100    $3.36
Purchased..................          --               (133,645)   $16.50           --
Forfeited..................     (24,650)   $5.70       (10,000)   $ 3.66     (109,150)   $5.20
Exercised..................     (17,300)   $3.01       (75,872)   $ 5.15           --
                             ----------              ---------              ---------
Outstanding, December 31...   1,098,050    $5.62       866,200    $ 5.62      993,517    $6.76
                             ==========              =========              =========
Exercisable, December
  31,......................     752,050    $5.34       574,200    $ 6.07      626,651    $8.24
                             ==========              =========              =========
Weighted average fair value
  of options granted during
  the period...............  $     4.19              $    6.76              $    2.43
                             ==========              =========              =========

     The Company purchased 133,645 options from a former employee at a cost of $100,000 that was included in general and administrative costs for the year ended December 31, 2001.

     A summary of the Company's stock options categorized by class of grant at December 31, 2002 is presented below:

ALL OPTIONS
-------------------------------------------------------------           OPTIONS EXERCISABLE
                                        WEIGHTED                ------------------------------------
                                         AVERAGE     WEIGHTED                               WEIGHTED
                                        REMAINING    AVERAGE     RANGE OF                   AVERAGE
                           SHARES      CONTRACTUAL   EXERCISE    EXERCISE       SHARES      EXERCISE
RANGE OF EXERCISE PRICE  OUTSTANDING      LIFE        PRICE        PRICE      OUTSTANDING    PRICE
-----------------------  -----------   -----------   --------   -----------   -----------   --------
$2.11-$6.44...........     185,700         7.20       $ 3.08    $2.11-$6.44     182,300      $ 3.06
$4.22.................     200,000         6.02       $ 4.22    $      4.22     200,000      $ 4.22
$8.56-$8.88...........      66,000         8.02       $ 8.87             --          --          --
$7.06-$7.58...........     384,650         6.39       $ 7.09    $7.06-$7.28     369,650      $ 7.07
$5.18-$5.69...........     261,600         9.21       $ 5.50
$13.50................         100         4.98       $13.50    $     13.50         100      $13.50

                                       F-22
                                       D-69

                           EDGE PETROLEUM CORPORATION

     Computation of Earnings per Share -- The following is presented as a reconciliation of the numerators and denominators of basic and diluted earnings per share computations, in accordance with SFAS No. 128.

                                                        YEAR ENDED DECEMBER 31, 2002
                                                   ---------------------------------------
                                                     INCOME         SHARES       PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                   -----------   -------------   ---------
BASIC EPS
  Income available to common stockholders........   $749,745       9,384,097      $ 0.08
EFFECT OF DILUTIVE SECURITIES
  Common stock options...........................         --          85,633       (0.00)
  Restricted stock...............................         --         135,841       (0.00)
                                                    --------       ---------      ------
DILUTED EPS
  Income available to common stockholders........   $749,745       9,605,571      $ 0.08
                                                    ========       =========      ======

                                                        YEAR ENDED DECEMBER 31, 2001
                                                   ---------------------------------------
                                                     INCOME         SHARES       PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                   -----------   -------------   ---------
BASIC EPS
  Income available to common stockholders........  $8,076,487      9,280,605      $ 0.87
EFFECT OF DILUTIVE SECURITIES
  Common stock options...........................          --        185,177       (0.02)
  Restricted stock...............................          --        178,238       (0.02)
  Warrants.......................................          --         84,208          --
                                                   ----------      ---------      ------
DILUTED EPS
  Income available to common stockholders........  $8,076,487      9,728,228      $ 0.83
                                                   ==========      =========      ======

                                                        YEAR ENDED DECEMBER 31, 2000
                                                   ---------------------------------------
                                                     INCOME         SHARES       PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                   -----------   -------------   ---------
BASIC EPS
  Income available to common stockholders........  $6,898,165      9,182,737      $ 0.75
EFFECT OF DILUTIVE SECURITIES
  Common stock options...........................          --         27,130          --
  Restricted stock...............................          --        120,182       (0.01)
                                                   ----------      ---------      ------
DILUTED EPS
  Income available to common stockholders........  $6,898,165      9,330,049      $ 0.74
                                                   ==========      =========      ======

10.  RELATED PARTY TRANSACTIONS

     Essex Royalty Joint Ventures -- A company wholly owned by Mr. Sfondrini, a director of the Company, is the general partner of each of Essex Royalty Limited Partnership ("Essex I L.P.") and Essex Royalty Limited Partnership II ("Essex II L.P."). In April 1992, a predecessor partnership of the Company and Essex I L.P. entered into a Joint Venture Agreement (the "Essex I Joint Venture") with respect to the purchase of certain royalty and nonoperating interests in oil and natural gas properties. In May 1994, the Company's predecessor partnership and Essex II L.P. entered into a Joint Venture Agreement (the "Essex II Joint Venture") similar in nature to the Essex I Joint Venture. The Company previously served as manager of the

                                       F-23
                                       D-70

                           EDGE PETROLEUM CORPORATION

Essex I and II Joint Ventures. Effective January 1, 2001, Mr. Sfondrini and a company wholly owned by Mr. Sfondrini assumed the Company's duties as manager of the Essex I and II Joint Ventures.

     The Essex I Joint Venture terminated in April 1997. Under the terms of the Essex I Joint Venture Agreement, Essex I L.P. made capital contributions aggregating $3 million and the Company and its predecessor made no capital contributions. The Essex I Joint Venture Agreement provides that quarterly distributions of cash be made, in accordance with specified sharing ratios, in an amount, subject to certain adjustments, not less than that equal to revenues received from royalties less the management fee paid to the managing venturer and the expenses of the Essex I Joint Venture. Initially, Essex I L.P. receives 100% of all cash distributions pursuant to the sharing ratios until a certain payout amount has been recouped as defined in the Essex I Joint Venture Agreement, as amended, at which time the sharing ratios shift to 40% for the Company and 60% for Essex I L.P. Pursuant to an amendment of the Essex I Joint Venture in August 2000, the time at which the sharing ratio shifts, or payout under the joint venture agreement for Essex I Joint Venture would occur, was extended until the limited partners of Essex I L.P. had recovered 100% of their initial capital investment in Essex I L.P. and certain additional amounts had been distributed by Essex I Joint Venture to Essex I L.P. As a result of the August 2000 amendment, the sharing ratio shift for Essex I Joint Venture occurs when the aggregate amount of cash and property interests (valued as determined by the Joint Venture agreement) actually distributed to the Essex I L.P. during 2001 and subsequent years equals $510,159. The sharing ratio shift, or payout, for Essex I Joint Venture occurred in 2001, and the Company became entitled to receive from Essex I Joint Venture 40% of the net royalty distributions.

     In July 2002, Essex I L.P. and the Company modified the August 2000 amendment to the Essex I Joint Venture Agreement. The modification provided, among other things, that the managing venturer of Essex I Joint Venture would be entitled to a management fee of 3% per month of the gross distributions from Essex I Joint Venture. In addition, in consideration of the granting of mutual releases between Essex I Joint Venture, Essex I L.P., the new managers of the venture and the Company of any claims, losses and demands arising out of the Company's prior management of the Essex I Joint Venture, the Company agreed to waive the amount owed to it as of March 31, 2002 on account of its 40% after-payout interest in Essex I Joint Venture, which amount the Company calculated to be $111,480. Finally, the parties agreed that Edge Group Partnership, a general partnership, the partners of which are three limited partnerships, the general partner of each of which is a company wholly owned by Mr. Sfondrini, would be entitled to a de-minimus (less than .4%) portion of the after-payout distributions from Essex I Joint Venture. In accordance with the terms of the 2002 amendment, commencing effective in April 2002, Essex I Joint Venture began making cash payments to the Company on account of its 40% after-payout interest in the royalty properties. During 2002, the Essex I Joint Venture distributed $202,685, $632 and $59,146 in net royalty distributions to Essex I L.P., Edge Group Partnership and the Company, respectively.

     The Essex II Joint Venture terminated in December 31, 1998. Essex II L.P. made capital contributions aggregating approximately $4.6 million and the Company and its predecessor made no capital contributions. Initially, Essex II L.P. receives 100% of all cash distributions pursuant to the sharing ratios until a certain payout amount has been recouped as defined in the Essex II Joint Venture Agreement, as amended, at which time the sharing ratios shift to 25% for the Company and 75% for Essex II L.P. Provisions with respect to mandatory quarterly distributions are similar to those described for the Essex I Joint Venture. Pursuant to an amendment of the Essex II Joint Venture in August 2000, the time at which the sharing ratio shifts, or payout under the joint venture agreement for Essex II Joint Venture would occur, was extended until the limited partners of Essex II L.P. had recovered 100% of their initial capital investment in Essex II L.P. As a result of the July 2000 amendment, the sharing ratio shift for Essex II Joint Venture occurs when the aggregate amount of cash and property interests (valued as determined by the joint venture agreement) actually distributed to the Essex II L.P. during 2001 and subsequent years equals $3,324,587. During 2001 and 2002, the aggregate amount of cash distributed to Essex II L.P. was $1,325,092 and $436,899, respectively, leaving

                                       F-24
                                       D-71

                           EDGE PETROLEUM CORPORATION
an amount of $1,562,596 remaining to be recovered by Essex II L.P. before payout and a sharing ratio shift occurs for Essex II Joint Venture.

     During 2002, Mr. Sfondrini accrued management and administration fees (including expenses he is entitled to be reimbursed for) in the amount of $29,817 for managing the Essex I and II Joint Ventures, $27,825 of which was paid to third parties who performed management, administration and tax services for Mr. Sfondrini on behalf of the Joint Ventures.

     Affiliates' Ownership in Prospects -- A company wholly owned by Mr. Sfondrini and another corporation of which Mr. Andrews (a director of the Company) is an officer, are the general partners of Jovin, L.P., a limited partnership that previously has invested, on the same basis as outside parties, in certain wells in prospects generated by the Company. As a result of such investments, Jovin, L.P. is entitled to an approximate 2% working interest in the Company's Phoenix Prospect in Live Oak County, Texas. Jovin, L.P. made payments to the Company during 2002 on account of Jovin, L.P.'s pro rata share of certain land and lease operating expenses for this prospect in the aggregate amount of $100,094.

     Edge Group Partnership, Edge Holding Company, L.P., a limited partnership of which Mr. Sfondrini and a corporation wholly owned by him are the general partners, Andex Energy Corporation and Texedge Energy Corporation, corporations of which Mr. Andrews is an officer and members of his immediate family hold ownership interests, Mr. Raphael (a director of the Company), Jovin, L.P. and Essex II Joint Venture, own certain working interests in the Company's Nita and Austin Prospects and certain other wells and prospects operated by the Company. These working interests aggregate 7.19% in the Austin Prospect, 6.27% in the Nita Prospect and are negligible in other wells and prospects. These working interests bear their share of lease operating costs and royalty burdens on the same basis as the Company. In addition, Bamaedge, L.P., a limited partnership of which Andex Energy Corporation is the general partner, and Mr. Raphael also hold overriding royalty interests with respect to the Company's working interest in certain wells and prospects. Neither Mr. Raphael nor Bamaedge L.P. has an overriding interest in excess of .075% in any one well or prospect. Essex I and II Joint Ventures own royalty and overriding royalty interests in various wells operated by the Company. The combined royalty and overriding royalty interests of the Essex I and Essex II Joint Ventures do not exceed 6.2% in any one well or prospect. The gross amounts paid or accrued to these persons by the Company in 2002 (including net revenue, royalty and overriding royalty interests) and the amounts these same persons paid to the Company for their respective share of lease operating expenses is set forth in the following table:

                                                              TOTAL AMOUNTS       LEASE
                                                               PAID BY THE      OPERATING
                                                                COMPANY TO      EXPENSES
                                                                OWNERS IN      PAID TO THE
                                                              2002 INCLUDING     COMPANY
                                                                OVERRIDING      BY OWNERS
OWNER                                                           ROYALTY(1)       IN 2002
-----                                                         --------------   -----------
Andex Corporation/Texedge Corporation.......................     $  3,370       $    391
Bamaedge, L.P...............................................        1,247             --
Edge Group Partnership......................................      316,512         80,716
Edge Holding Company, L.P...................................       59,491         15,460
Essex I Joint Venture.......................................       15,043          1,658
Essex II Joint Venture......................................       87,066         15,507
Jovin, L.P..................................................           --        100,094
Stanley Raphael.............................................        3,455            750
                                                                 --------       --------
  Total.....................................................     $486,184       $214,576
                                                                 ========       ========

---------------

(1) In the case of Essex I and II Joint Ventures, amount includes royalty income in addition to working interest and overriding royalty income.

                                       F-25
                                       D-72

                           EDGE PETROLEUM CORPORATION

11.  SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

     A summary of non-cash investing and financing activities for the years ended December 31, 2002, 2001 and 2000 is presented below:

                                                               NUMBER       FAIR
                                                              OF SHARES    MARKET
DESCRIPTION                                                    ISSUED      VALUE
-----------                                                   ---------   --------
2002:
Shares issued to satisfy restricted stock grants............   76,337     $409,777
Shares issued to fund the Company's matching contribution
  under the Company's 401 (k) plan..........................   17,538     $ 70,513
2001:
Shares issued to satisfy restricted stock grant.............   43,136     $131,134
2000:
Shares issued to satisfy restricted stock grant.............    9,648     $ 30,000
Forfeitures of restricted stock.............................    5,600     $ 11,528

     Supplemental Disclosure of Cash Flow Information

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                         -------------------------------
                                                           2002       2001       2000
                                                         --------   --------   ---------
Cash paid during the period for:
  Interest, net of amounts capitalized.................  $15,582    $54,081    $133,093
  Federal alternative minimum tax payments.............       --    322,000          --

12.  SUPPLEMENTAL FINANCIAL QUARTERLY RESULTS (UNAUDITED):

                                   FOURTH QUARTER   THIRD QUARTER   SECOND QUARTER   FIRST QUARTER
                                   --------------   -------------   --------------   -------------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2002
  Oil and natural gas revenue....     $ 4,407          $5,164           $6,432          $ 4,908
  Operating expenses.............       4,238           4,820            5,219            5,210
  Operating income (loss)........         169             344            1,213             (302)
  Other expense, net.............         (76)            (81)             (22)             (22)
  Income tax benefit (expense)...         (56)           (107)            (427)             117
  Net income (loss)..............     $    37          $  156           $  764          $  (207)
  Basic earnings (loss) per
     share.......................     $  0.00          $ 0.02           $ 0.08          $ (0.02)
  Diluted earnings (loss) per
     share.......................     $  0.00          $ 0.02           $ 0.08          $ (0.02)
2001
  Oil and natural gas revenue....     $ 4,062          $6,181           $8,045          $11,523
  Operating expenses.............       7,386           5,831            5,210            4,040
  Operating income (loss)........      (3,324)            350            2,835            7,483
  Other expense, net.............         (53)             (4)             (19)             (11)
  Income tax benefit (expense)...       1,478             123              240           (1,022)
  Net income (loss)..............     $(1,899)         $  469           $3,056          $ 6,450
  Basic earnings (loss) per
     share.......................     $ (0.20)         $ 0.05           $ 0.33          $  0.70
  Diluted earnings (loss) per
     share.......................     $ (0.20)         $ 0.05           $ 0.31          $  0.67

                                       F-26
                                       D-73

                           EDGE PETROLEUM CORPORATION

     The sum of the individual quarterly basic and diluted earnings (loss) per share amounts may not agree with year-to-date basic and diluted earnings (loss) per share amounts as a result of each period's computation being based on the weighted average number of common shares outstanding during that period.

     Second quarter results for 2002 were impacted by the recognition of revenue associated with underaccruals in prior periods. This adjustment resulted in 142 MMcfe of additional production and $577,200 additional revenue. After adjusting for related operating costs, the impact to net income for the second quarter of 2002 was an increase of $212,300.

     Included in operating expenses for the three months ended December 31, 2001 is $3.5 million for the settlement of litigation with BNP.

     Included in operating expenses for the three months ended March 31, 2001, is a non-cash credit of $(755,372) to compensation expense as required by FASB Interpretation No. (FIN) 44, Accounting for Certain Transactions involving Stock Compensation. In the second quarter of 2001, an additional credit of $(95,353) was included in operating expenses related to FIN 44.

13. SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

     This footnote provides unaudited information required by SFAS No. 69, "Disclosures About Oil and Natural Gas Producing Activities."

     Capitalized Costs -- Capitalized costs and accumulated depletion, depreciation and amortization relating to the Company's oil and natural gas producing activities, all of which are conducted within the continental United States, are summarized below:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                               2002           2001
                                                           ------------   ------------
Developed oil and natural gas properties.................  $125,640,971   $101,303,892
Unevaluated oil and natural gas properties...............     7,901,315     13,105,817
Accumulated depletion, depreciation and amortization.....   (58,917,399)   (49,220,255)
                                                           ------------   ------------
Net capitalized cost.....................................  $ 74,624,887   $ 65,189,454
                                                           ============   ============

     Costs Incurred -- Costs incurred in oil and natural gas property acquisition, exploration and development activities are summarized below:

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   2002          2001          2000
                                                -----------   -----------   -----------
Acquisition Cost:
  Unproved properties.........................  $ 5,465,794   $ 7,052,246   $ 4,219,936
  Proved properties...........................    1,369,464     5,695,000            --
Exploration costs.............................    4,725,032    11,046,117     2,707,015
Development costs.............................    7,926,579     4,822,589     3,765,945
                                                -----------   -----------   -----------
  Total costs incurred........................  $19,486,869   $28,615,952   $10,692,896
                                                ===========   ===========   ===========

                                       F-27
                                       D-74

                           EDGE PETROLEUM CORPORATION

     Results of Operations -- Results of operations for the Company's oil and natural gas producing activities are summarized below:

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   2002          2001          2000
                                                -----------   -----------   -----------
Oil and natural gas revenue...................  $20,911,294   $29,810,917   $23,774,416
Operating expenses:
  Oil and natural gas operating expenses and
     ad valorem taxes.........................    2,628,320     3,041,073     2,152,638
  Production taxes............................    1,203,270     1,959,593     1,802,300
  Depletion, depreciation and amortization....    9,697,144     8,737,101     6,961,634
                                                -----------   -----------   -----------
     Results of operations from oil and gas
       producing activities...................  $ 7,382,560   $16,073,150   $12,857,844
                                                ===========   ===========   ===========

     Reserves -- Proved reserves are estimated quantities of oil and natural gas, which geological and engineering data demonstrate with reasonable certainty to be, recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods. Proved oil and natural gas reserve quantities and the related discounted future net cash flows before income taxes (see Standardized Measure) for the periods presented are based on estimates prepared by Ryder Scott Company, independent petroleum engineers. Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission.

     The Company's net ownership interests in estimated quantities of proved oil and natural gas reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below.

                                                               NATURAL GAS
                                                                  (MCF)
                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      2002         2001         2000
                                                   ----------   ----------   ----------
Proved developed and undeveloped reserves
  Beginning of year..............................  38,934,000   25,360,000   20,761,000
  Revisions of previous estimates................  (5,579,800)  (3,800,400)     892,000
  Purchase of oil and gas properties.............     521,300    5,275,600           --
  Extensions and discoveries.....................   6,376,900   19,222,300    9,646,700
  Sales of natural gas properties................      (6,000)    (924,600)    (733,700)
  Production.....................................  (5,266,400)  (6,198,900)  (5,206,000)
                                                   ----------   ----------   ----------
     End of year.................................  34,980,000   38,934,000   25,360,000
                                                   ==========   ==========   ==========
Proved developed reserves at year end............  24,234,000   31,750,000   21,965,000
                                                   ==========   ==========   ==========

                                       F-28
                                       D-75

                           EDGE PETROLEUM CORPORATION

                                                       OIL, CONDENSATE AND NATURAL GAS LIQUIDS
                                                                        (BBLS)
                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                           2002          2001          2000
                                                       ------------   -----------   -----------
Proved developed and undeveloped reserves
  Beginning of year..................................     978,361       720,090       701,382
  Revisions of previous estimates....................   1,090,845       (94,255)        7,568
  Purchase of oil and gas properties.................      62,939        47,340            --
  Extensions and discoveries.........................     491,519       538,108       197,400
  Sales of natural gas properties....................        (521)      (71,493)      (12,500)
  Production.........................................    (280,828)     (161,429)     (173,760)
                                                        ---------      --------      --------
     End of year.....................................   2,342,315       978,361       720,090
                                                        =========      ========      ========
Proved developed reserves at year end................   1,509,950       879,058       674,845
                                                        =========      ========      ========

     Standardized Measure -- The Standardized Measure of Discounted Future Net Cash Flows relating to the Company's ownership interests in proved oil and natural gas reserves for each of the three years ended December 31, 2002 is shown below:

                                                      YEAR ENDED DECEMBER 31,
                                             ------------------------------------------
                                                 2002           2001           2000
                                             ------------   ------------   ------------
Future cash inflows........................  $212,064,453   $129,715,973   $285,318,442
Future oil and natural gas operating
  expenses.................................   (33,151,831)   (23,105,695)   (33,271,286)
Future development costs...................    (8,069,700)    (7,810,246)    (2,921,526)
Future income tax expense..................   (36,475,435)   (16,116,421)   (73,922,604)
                                             ------------   ------------   ------------
Future net cash flows......................   134,367,487     82,683,611    175,203,026
10% discount factor........................   (36,811,015)   (19,400,764)   (49,844,011)
                                             ------------   ------------   ------------
Standardized measure of discounted future
  net cash flows...........................  $ 97,556,472   $ 63,282,847   $125,359,015
                                             ============   ============   ============

     Future cash flows are computed by applying year-end prices of oil and natural gas to year-end quantities of proved oil and natural gas reserves. Future oil and natural gas operating expenses and development costs are computed primarily by the Company's petroleum engineers and are provided to Ryder Scott as estimates of expenditures to be incurred in developing and producing the Company's proved oil and natural gas reserves at the end of the year, based on year end costs and assuming the continuation of existing economic conditions.

     Future income taxes are based on year-end statutory rates, adjusted for net operating loss carryforwards and tax credits. A discount factor of 10% was used to reflect the timing of future net cash flows. The Standardized Measure of Discounted Future Net Cash Flows is not intended to represent the replacement cost or fair market value of the Company's oil and natural gas properties.

     The Standardized Measure of Discounted Future Net Cash Flows does not purport, nor should it be interpreted, to present the fair value of the Company's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

                                       F-29
                                       D-76

                           EDGE PETROLEUM CORPORATION

     Changes in Standardized Measure -- Changes in Standardized Measure of Discounted Future Net Cash Flows relating to proved oil and gas reserves are summarized below:

                                                      YEAR ENDED DECEMBER 31,
                                            -------------------------------------------
                                                2002           2001            2000
                                            ------------   -------------   ------------
Changes due to current year operations:
  Sales of oil and natural gas, net of oil
     and natural gas operating expenses...  $(17,079,705)  $ (24,810,251)  $(19,819,478)
  Sales of oil and natural gas
     properties...........................        (5,629)     (5,295,221)    (1,274,036)
  Purchase of oil and gas properties......     1,402,730       4,050,393             --
  Extensions and discoveries..............    15,519,251      43,653,229     80,545,294
Changes due to revisions of standardized
  variables:
  Prices and operating expenses...........    38,029,737    (121,516,045)    66,248,224
  Revisions of previous quantity
     estimates............................     2,378,838      (7,971,645)     3,881,207
  Estimated future development costs......       (20,172)     (4,258,998)       553,576
  Income taxes............................   (11,143,442)     40,956,396    (47,083,522)
  Accretion of discount...................     6,328,285      12,535,901      3,406,135
  Production rates (timing) and other.....    (1,136,268)        580,073      4,840,263
                                            ------------   -------------   ------------
Net change................................    34,273,625     (62,076,168)    91,297,663
Beginning of year.........................    63,282,847     125,359,015     34,061,352
                                            ------------   -------------   ------------
End of year...............................  $ 97,556,472   $  63,282,847   $125,359,015
                                            ============   =============   ============

     Sales of oil and natural gas, net of oil and natural gas operating expenses are based on historical pre-tax results. Sales of oil and natural gas properties, extensions and discoveries, purchases of minerals in place and the changes due to revisions in standardized variables are reported on a pre-tax discounted basis, while the accretion of discount is presented on an after tax basis.

14. RECENT DEVELOPMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In July 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets," which discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review of impairment. The new standard also requires that, at a minimum, all intangible assets be aggregated and presented as a separate line item in the balance sheet. The adoption of SFAS No. 141 and 142 had no impact on the Company's financial position or results of operations

     A reporting issue has arisen regarding the application of certain provisions of SFAS No. 141 and 142 to companies in the extractive industries, including oil and gas companies. The issue is whether SFAS No. 141 requires registrants to classify the costs of mineral rights associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property costs, and provide specific footnote disclosures. Historically, the Company has included the costs of mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 141 requires oil and gas companies to classify costs of mineral rights associated with extracting oil and gas as a separate intangible assets line item on the balance sheet, the Company would be required to reclassify approximately $8.8 million and $5.5 million at December 31, 2002 and 2001, respectively, out of oil

                                       F-30
                                       D-77

                           EDGE PETROLEUM CORPORATION
and gas properties and into a separate intangible assets line item. These costs include those to acquire contract based drilling and mineral use rights such as delay rentals, lease bonuses, commissions and brokerage fees, and other leasehold costs. The Company's cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and assessed for impairment in accordance with full cost accounting rules, as allowed by SFAS No. 142. Further, the Company does not believe the classification of the costs of mineral rights associated with extracting oil and gas as intangible assets would have any impact on the Company's compliance with covenants under its debt agreements.

                                       F-31
                                       D-78

                        INDEPENDENT AUDITORS' REPORT ON
                   CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

The Board of Directors and Stock holders
Edge Petroleum Corporation:

     Under date of March 14, 2003, we reported on the consolidated balance sheets of Edge Petroleum Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations, cash flows and stockholders' equity for the years then ended. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule for the periods indicated above. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based on our audits.

     In our opinion, the consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respect, the information set forth therein.

                                          KPMG LLP

Houston, Texas
March 14, 2003

                                       F-32
                                       D-79

                                                                     SCHEDULE II

                           EDGE PETROLEUM CORPORATION

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                 (IN THOUSANDS)

                                                    BALANCE AT    CHARGED TO                BALANCE AT
                                                   BEGINNING OF   COSTS AND    DEDUCTIONS     END OF
                                                       YEAR        EXPENSES    AND OTHER       YEAR
                                                   ------------   ----------   ----------   ----------
YEAR ENDED DECEMBER 31, 2002:
  Allowance for doubtful accounts................      $688          $ --         $81          $607
YEAR ENDED DECEMBER 31, 2001:
  Allowance for doubtful accounts................      $163          $525         $--          $688
YEAR ENDED DECEMBER 31, 2000:
  Allowance for doubtful accounts................      $163          $ --         $--          $163

                                       F-33
                                       D-80

                                                                        ANNEX D1

                       [EDGE PETROLEUM CORPORATION LOGO]

                                                                   April 7, 2003

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders to be held at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002, on Wednesday, May 7, 2003 at 10:00 a.m. For those of you who cannot be present at this annual meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it at your earliest convenience.

     This booklet includes the notice of the meeting and the Proxy Statement, which contains information about the Board and its committees and personal information about each of the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

     If you plan to attend the meeting, please follow the advance registration instructions in the back of this Proxy Statement which will expedite your admission to the meeting.

     It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, you are requested to mark, sign, date and mail promptly the enclosed proxy in the envelope provided.

     On behalf of the Board of Directors, thank you for your continued support.

                                          /s/ JOHN W. ELIAS

                                          JOHN W. ELIAS
                                          Chairman of the Board, President
                                          and Chief Executive Officer

    1301 Travis, Suite 2000, Houston, Texas 77002  Phone: 713/654-8960  FAX:
                                  713/654-5049

                                       D1-i

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 7, 2003

To the Stockholders of
Edge Petroleum Corporation

     The annual meeting of stockholders of Edge Petroleum Corporation will be held at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002, on Wednesday, May 7, 2003 at 10:00 a.m. Houston time, for the following purposes:

          1. To elect three directors.

          2. To approve the appointment of KPMG LLP as independent public accountants for 2003.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 14, 2003 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                          By Authorization of the Board of
                                          Directors

                                          /s/ ROBERT C. THOMAS

                                          ROBERT C. THOMAS
                                          Vice President, General Counsel and
                                          Corporate Secretary

April 7, 2003
1301 Travis, Suite 2000
Houston, Texas 77002

                                      D1-ii

                                PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed to stockholders beginning on or about April 7, 2003. They are furnished in connection with the solicitation by the Board of Directors of Edge Petroleum Corporation (the "Company") of proxies from the holders of the Company's common stock ("Common Stock") for use at the 2003 annual meeting of stockholders (the "Annual Meeting") to be held at the time and place and for the purposes set forth in the accompanying notice. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by regular employees of the Company. The Company will pay all costs of soliciting proxies. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of such stock.

     All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, FOR approval of the appointment of KPMG LLP as the Company's independent public accountants and at the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Corporate Secretary an instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the Annual Meeting and voting in person.

     As of March 14, 2003, the record date for determining stockholders entitled to vote at the Annual Meeting, the Company had outstanding and entitled to vote 9,465,734 shares of Common Stock. The Common Stock is the only class of stock of the Company outstanding at the record date and entitled to vote at the Annual Meeting. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders. Cumulative voting is not permitted. The requirement for a quorum at the Annual Meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock.

     Abstentions, shares with respect to which authority is withheld, and shares held of record by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Abstentions are treated as shares that are present and entitled to vote for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality of "votes cast". For purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Votes are counted, and the count is certified, by an inspector of elections. Information regarding the vote required for approval of particular matters is set forth in the discussion of those matters appearing elsewhere in this Proxy Statement.

     The Annual Report to Stockholders, which includes financial statements of the Company for the year ended December 31, 2002, has been mailed to all stockholders entitled to vote at the Annual Meeting on or before the date of mailing this Proxy Statement. The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

     As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that stockholder should contact their broker or send a request to the Company's corporate secretary at the Company's principal executive offices, 1301 Travis, Suite 2000, Houston, Texas 77002, telephone number (713) 654-8960. The Company will deliver, promptly upon written or oral request to the corporate secretary, a

                                       D1-1
separate copy of the 2002 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. The Annual Report is not a part of the proxy solicitation material.

     Attendance at the annual meeting is limited to the Company's stockholders or their designated representative or proxy, members of their immediate family and the Company's employees and guests. In order to attend as a stockholder or immediate family member, you or your family member must be a stockholder of record as of March 14, 2003, or you must provide a copy of a brokerage statement or other evidence of beneficial ownership showing ownership of common stock on March 14, 2003. If you or your designated representative or proxy plan to attend the meeting, please follow the advance registration instructions in the back of this Proxy Statement which will expedite your admission to the meeting.

I.  ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with staggered terms of office, ending in 2003, 2004 and 2005, respectively. Thereafter, the term for each class will expire on the date of the third annual stockholders' meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of his class and until his successor has been duly elected and qualified.

     Three directors are to be elected to the class of directors whose term will end in 2006. The names of Mr. Thurmon Andress, Mr. John W. Elias and Mr. John Sfondrini will be placed in nomination, and the persons named in the proxy will vote in favor of such nominees unless authority to vote in the election of directors is withheld. Messrs. Andress, Elias and Sfondrini are currently directors of the Company.

     The persons named in the proxy may act with discretionary authority in the event any nominee should become unavailable for election, although management is not currently aware of any circumstances likely to result in a nominee becoming unavailable for election. In accordance with the Company's Bylaws, the three directors will be elected by a plurality of the votes cast; accordingly, abstentions and broker non-votes will have no effect. A stockholder may, in the manner set forth in the enclosed proxy card, instruct the proxy holder not to vote that stockholder's shares for one or more of the named nominees.

     Nominees -- The following summaries set forth information concerning the three nominees for election as directors at the Annual Meeting, including each nominee's age, position with the Company, if any, and business experience during the past five years.

     Thurmon M. Andress has served as a director of the Company since his appointment to the Board in November 2002. He is the president of Andress Oil & Gas Company, a private company located in Houston, Texas, engaged in the business of oil and gas exploration and development. He also serves as the managing director-Houston of Breitborn Energy Company LLC, a private company headquartered in Los Angeles, California, engaged in oil and gas production with operations primarily in California. Mr. Andress has over 40 years experience in the oil and gas industry. He is the chairman of the Compensation committee. He is 69 years old.

     John W. Elias has served as the Chief Executive Officer and Chairman of the Board of the Company since November 1998 and as President since January 2000. From April 1993 to September 1998, he served in various senior management positions, including Executive Vice President of Seagull Energy Corporation, a company engaged in oil and gas exploration, development and production and pipeline marketing. Prior to April 1993, Mr. Elias served in various positions for more than 30 years, including senior management positions with Amoco Corporation, a major integrated oil and gas company. Mr. Elias has more than 40 years of experience in the oil and natural gas exploration and production business. He is 62 years old.

     John Sfondrini has served as a director of the Company since December 1996 and prior to that as a director of the Company's corporate predecessors from 1986, when he arranged for the capitalization of a predecessor partnership, until the Company's initial public offering in March 1997 (the "Offering"). For more than five years, he has managed various general and limited partnerships that invest primarily in the oil and

                                       D1-2
natural gas industry. Mr. Sfondrini is a member of the Compensation Committee of the Board. He is 54 years old.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF MESSRS. ANDRESS, ELIAS AND SFONDRINI AS DIRECTORS OF THE COMPANY.

     Directors with Terms Expiring in 2004 and 2005 -- The following summaries set forth information concerning six directors of the Company whose present terms of office will continue until 2004 or 2005, including each director's age, position with the Company, if any, and business experience during the past five years.

     Vincent S. Andrews has served as a director of the Company since December 1996 and served as a director of the Company's corporate predecessor from April 1991 until the Offering. Mr. Andrews has been an active investor in the Company's corporate predecessor since 1988. Mr. Andrews has, for more than five years, served as president of Vincent Andrews Management Corporation, a privately held management company primarily involved in personal financial management. Mr. Andrews is a member of the Governance Committee of the Board. He is 62 years old. Mr. Andrews current term as a director expires in 2005.

     Joseph R. Musolino has served as a director of the Company since 2002. He is the retired Vice Chairman, Texas, of Bank of America, N.A., and its corporate predecessors, a position he held from 1988 to November 1999. From January 1997 to November 1999, he served as a Director of Pool Energy Services Company, an oil field services company with operations worldwide, and until August 2000, was a director at Justin Industries, a manufacturing company with two primary subsidiaries -- Justin Boot and Acme Bricks. He currently serves as an advisory director of First American Bank, SSB, a position he has held since March 2000. Mr. Musolino is a member of the Audit and Governance (chairman) committees of the Board. He is 66 years old. Mr. Musolino's current term as a director expires in 2005.

     Nils P. Peterson has served as a director of the Company since December 1996 and served as a director of the Company's corporate predecessor from March 1995 until the Offering. Since January 1991 he has been primarily engaged as a private investor and serves as a director of Eastern Bancorp, Inc. and the Boston Mutual Life Insurance Co. Prior thereto, he was Chief Investment Officer of the Harvard Management Company, investment manager of the Harvard University endowment funds. Mr. Peterson is a member of the Audit Committee of the Board. He is 66 years old. Mr. Peterson's current term as a director expires in 2005. Mr. Peterson has advised the Board that effective at the annual meeting of shareholders in 2003, he will resign from the Board due to other personal commitments. The Board intends to accept his resignation at that time and simultaneously decrease the size of the Board from nine to eight directorships.

     Stanley S. Raphael has served as a director of the Company since December 1996 and prior to that served as a director of the Company's corporate predecessor from April 1991 until the Offering. For more than five years, Mr. Raphael has been primarily engaged as a management consultant and is presently a director and the retired Chairman of American Polymers Inc., a polystyrene manufacturer and plastics distributor, and the sole owner and director of Trade Consultants, Inc., a management consulting firm. Previously, he was active in trading crude oil, petroleum products, LPG, petrochemicals, and plastics worldwide. Mr. Raphael is a member of the Audit Committee of the Board. He is 67 years old. Mr. Raphael's current term as a director of the Company expires in 2004.

     Robert W. Shower has served as a director of the Company since March 1997. From December 1993 until his retirement in April 1996, Mr. Shower served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation, a company engaged in oil and gas exploration, development and production and pipeline marketing. From March 1992 to December 1993, he served as such company's Senior Vice President and Chief Financial Officer. Until May 2002, Mr. Shower served as a director of Lear Corporation and Nuevo Energy Company. Mr. Shower is a member of the Compensation and Audit (chairman) Committees of the Board. He is 65 years old. Mr. Shower's current term as a director of the Company expires in 2004.

     David F. Work has served as a director of the Company since his appointment to the Board in November 2002. For more than five years prior to October 2000, he served in various management capacities with BP
                                       D1-3

Amoco and BP, including North American vice president of BP. Since his retirement from BP in 2000, he has served as the chairman of Energy Virtual Partners, Inc., a private company engaged in the business of managing under-resourced oil and gas properties. Mr. Work is a member of the Compensation and Governance Committees of the Board. He is 58 years old. Mr. Work's current term as a director expires in 2004.

     There are no family relations, of first cousin or closer, among the Company's directors or executive officers by blood, marriage or adoption.

     Standing Committees, Board Organization and Meetings -- The members of the Compensation Committee of the Board are Messrs. Andress (chairman), Sfondrini, Shower and Work. Mr. Sfondrini recuses himself from voting on certain matters involving compensation of executive officers of the Company. The duties and functions performed by the Compensation Committee are (a) to review and recommend to the Board of Directors or determine the annual salary, bonus, stock options and other benefits, direct and indirect, of the executive officers; (b) to review new executive compensation programs, review on a periodic basis the operation of the Company's executive compensation programs to determine whether they are properly coordinated, establish and periodically review policies for the administration of executive compensation programs, and take steps, consistent with the contractual obligations of the Company, to modify any executive compensation programs that yield payments and benefits that are not reasonably related to executive performance; (c) to establish and periodically review policies in the area of management prerequisites; and (d) to exercise all of the powers of the Board of Directors with respect to any other matters involving the compensation of employees and the employee benefits of the Company as may be delegated to the Compensation Committee from time to time.

     The members of the Audit Committee of the Board are Messrs. Musolino, Peterson, Raphael and Shower (chairman), each of whom has been determined to be independent pursuant to Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee reviews on an annual basis, or more frequently as such Committee may from time to time deem appropriate, the policies and practices of the Company dealing with various matters relating to the financial condition and auditing procedures of the Company, including financial information to be provided to stockholders and others, the Company's systems of internal control which management has established and oversight of the annual audit and review of the annual and quarterly financial statements, as well as any duties that may be assigned by the Board of Directors from time to time. The Board of Directors has adopted the Edge Petroleum Corporation Audit Committee Charter included as Appendix A to the Proxy Statement relating to the 2001 Annual Meeting.

     During 2002, the Board changed the name of the Nominating Committee to the "Governance Committee." The members of the Governance Committee of the Board are Messrs. Andrews, Musolino (chairman), Peterson and Work. The functions performed by the Governance Committee are to make non-binding recommendations with respect to the nomination of directors to serve on the Board of Directors of the Company for the Board's final determination and approval and any other duties that may be assigned by the Board from time to time. In addition, in March 2003, the Governance Committee established a set of roles and responsibilities for monitoring and safeguarding the independence of the Board. This includes reviewing and making recommendations to the Board concerning the organization and structure of the Board, criteria for Board and committee members, functions of the various Board committees, candidates for election to the Board, candidates for the position of Chairman of the Board, assessing potential conflicts of interests between directors and senior management and the Company, assessing the composition of the Board and its various committees, assessing the requirements and contributions of the Directors in connection with their re-nomination for election to the Board and assignments to Board committees, Director orientation and continuing education, remuneration for Board members, and developing a process for consideration of shareholder suggestions for Board nominees. Stockholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Bylaws that are described more fully under "Additional Information."

                                       D1-4

     During 2002, the Board of Directors held nine meetings and acted by written consent three times. During 2002, the Compensation Committee met three times and the Audit Committee met five times. The Governance Committee, formerly known as the Nominating Committee, met one time. During 2002, all members of the Board of Directors attended at least 75% of the total of all Board meetings and applicable committee meetings held during the time they served as directors.

     Director Remuneration -- Each director who is not an employee of the Company or a subsidiary (a "Non-employee Director") receives, subject to attending a minimum of four Board meetings per year, an annual retainer of $10,000. The Company at its election can pay up to 50% of the annual retainer in shares of Common Stock (the "Director Stock") pursuant to the Edge Petroleum Corporation 1997 Incentive Plan, as amended and restated (the "Incentive Plan"). The Director Stock vests fully when issued. For 2002, the Company elected to pay the Director's retainer in cash. Each Non-employee Director also receives a $1,000 cash payment for in-person attendance at a meeting of the Board of Directors ($400 if such attendance is telephonic) and $600 ($1,000 in the case of a chairman of a Committee) for each meeting of a Committee of the Board of Directors attended ($400 if telephonic). All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or Board committees and for other expenses incurred in their capacity as directors.

     Non-employee Directors also receive annual grants of options for the purchase of Common Stock pursuant to the Incentive Plan. On the first business day of the month following the date on which each annual meeting of the Company's stockholders is held, each Non-employee Director then serving automatically is granted non-qualified stock options ("NSOs") to purchase 3,000 shares of Common Stock; accordingly, each Non-employee Director received such NSOs following the Company's 2002 annual meeting. The Incentive Plan was amended and restated in February 2003 to reinstate a provision originally included in the Incentive Plan, that upon his or her initial election, a Non-employee Director may in the discretion of the Board of Directors, be granted NSOs to purchase up to 5,000 shares of Common Stock. The amendment and restatement also provided that Messrs. Andress, Musolino and Work, all of whom are Non-employee Directors first elected or appointed to the Board of Directors during 2002, each be granted an award of 5,000 NSOs with terms generally consistent with those of the NSOs they would have received had this provision been effect at the time of their appointment or election. Each NSO granted to a Non-employee Director (i) has a ten year term, (ii) an exercise price per share equal to at least the fair market value of a Common Stock share on the date of grant and (iii) becomes exercisable in full on the second anniversary of the date of grant. If a Non-employee Director resigns from the Board without the consent of a majority of the other directors, such director's NSOs may be exercised only to the extent they were exercisable on the resignation date.

     Audit Committee Report -- The Audit Committee is composed of four directors, Messrs. Shower, Peterson, Musolino and Raphael, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors, which was included as Appendix A to the Proxy Statement relating to the 2001 Annual Meeting.

     Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2002 financial statements. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees, as amended). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1

                                       D1-5

(Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

     Based upon Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission.

                                          The Audit Committee

                                          Robert W. Shower, Chair
                                          Nils P. Peterson
                                          Stanley S. Raphael
                                          Joseph R. Musolino

     PURSUANT TO THE SECURITIES AND EXCHANGE COMMISSION RULES, THE FOREGOING AUDIT COMMITTEE REPORT IS NOT DEEMED "SOLICITING MATERIAL", IS NOT "FILED" WITH THE COMMISSION AND IS NOT INCORPORATED BY REFERENCE WITH THE COMPANY'S REPORT ON FORM 10-K, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN SUCH REPORT.

                                       D1-6

     Security Ownership of Certain Beneficial Owners and Management -- The following table sets forth information as of February 1, 2003 (except as indicated below) with respect to beneficial ownership of the Common Stock by:
(i) all persons who are the beneficial owner of 5% or more of the outstanding Common Stock; (ii) each director or nominee for director; (iii) each executive officer of the Company; and (iv) all executive officers and directors of the Company as a group. As of February 1, 2003, 9,428,004 shares of Common Stock were issued and outstanding.

                                                  NUMBER OF SHARES
                                                     OF COMMON              PERCENT OF COMMON
NAME(1)                                       STOCK BENEFICIALLY OWNED   STOCK BENEFICIALLY OWNED
-------                                       ------------------------   ------------------------
John W. Elias(2)............................           524,334                     5.36%
Michael G. Long(3)..........................            87,852                        *
John O. Tugwell(4)..........................            71,370                        *
Thurmon Andress.............................             5,000                        *
Vincent S. Andrews(5).......................            32,860                        *
Joseph R. Musolino..........................             5,000                        *
Nils P. Peterson(6).........................            58,220                        *
Stanley S. Raphael(7).......................           236,893                     2.51%
John Sfondrini(8)...........................            40,728                        *
Robert W. Shower(9).........................            23,197                        *
David F. Work...............................             3,575                        *
The Private Investment Fund(10)
                                    ........           906,300(11)                 9.61%
Marlin Capital Corp.(10)         H

Mark G. Egan(10)............................           932,000(12)                 9.89%
Wellington Management Company, LLP(13)......           920,000                     9.76%
  75 State Street
  Boston, MA 02109
Connors Investor Services, Inc. (13)........           534,751                     5.67%
  1100 Berkshire Boulevard, Suite 300
  Wyomissing, PA 19610
All directors and executive officers as a
  group (11 persons)(14)....................         1,089,029                    11.18%

---------------

  *  Less than one percent.

 (1) Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

 (2) Shares shown include (i) 300,000 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003, (ii) 170,000 shares held in an IRA account for the benefit of Mr. Elias, (iii) 4,667 shares that Mr. Elias will receive within 60 days of February 1, 2003 pursuant to a restricted stock award made on April 2, 2001, and (iv) 45,000 shares that could be acquired through the exercise of warrants held in an IRA account for the benefit of Mr. Elias that are immediately exercisable.

 (3) Shares shown include (i) 45,000 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003 (ii) 5,000 shares that Mr. Long will receive within 60 days of February 1, 2003, pursuant to a restricted stock award made on March 2, 2000, and (iii) 2,000 shares that Mr. Long will receive within 60 days of February 1, 2003, pursuant to a restricted stock award made on April 2, 2001.

 (4) Shares shown include (i) 50,000 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003, (ii) 5,000 shares that Mr. Tugwell will receive within 60 days of February 1, 2003, pursuant to a restricted stock award made on March 2, 2000, and

                                       D1-7

     (iii) 2,000 shares that Mr. Tugwell will receive within 60 days of February 1, 2003, pursuant to a restricted stock award made on April 2, 2001.

 (5) Shares shown include (i) 13,155 shares of Common Stock beneficially owned by Mr. Andrews' wife, (ii) 3,568 shares held by Mr. Andrews' children, and
     (iii) 12,300 shares that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003. Mr. Andrews may be deemed the beneficial owner of the shares of Common Stock beneficially owned by his wife and children. Mr. Andrews disclaims such beneficial ownership.

 (6) Shares shown include 8,700 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003.

 (7) Shares shown include (i) 103,455 shares of Common Stock held by the Trade Consultants, Inc. Pension Plan, of which Mr. Raphael is the trustee, (ii) 50,986 shares held by the Stanley Raphael Trust, a trust controlled by Mr. Raphael, (iii) 52,152 shares held by a trust for the benefit of Mr. Raphael's wife, (iv) 15,000 shares held by Trade Consultants Inc. of which Mr. Raphael is sole owner and director, and (v) 12,300 shares that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003. Mr. Raphael may be deemed the beneficial owner of shares of Common Stock held by Trade Consultants, Inc. Pension Plan, Trade Consultants Inc. and the trust for the benefit of his wife. Mr. Raphael disclaims such beneficial ownership.

 (8) Shares shown include (i) 16,637 shares of Common Stock held by Edge Holding Company, a limited partnership of which Mr. Sfondrini and a corporation wholly owned by him are the general partners, (ii) 4,998 shares held by Mr. Sfondrini's children, and (iii) 12,300 shares that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003. Mr. Sfondrini may be deemed the beneficial owner of the shares held by Edge Holding Company and his children. Mr. Sfondrini disclaims such beneficial ownership.

 (9) Shares shown include (i) 10,500 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003, (ii) 7,697 shares held jointly by Mr. Shower and his spouse and
     (iii) 5,000 shares held in an IRA rollover account for the benefit of Mr. Shower.

(10) The business address of each of these beneficial holders is 875 N. Michigan Ave., Suite 3412, Chicago, Illinois 60611. Mark G. Egan is the sole shareholder and president of Marlin Capital Corp. and is a limited partner of The Private Investment Fund. Marlin Capital Corp. is the general partner of The Private Investment Fund. Marlin Capital Corp. has the authority to direct the investments of The Private Investment Fund and consequently to authorize the disposition and vote of the shares of Common Stock held by The Private Investment Fund. Mr. Egan may be deemed to have indirect beneficial ownership of the shares of Common Stock owned by The Private Investment Fund. The information regarding The Private Investment Fund, Marlin Capital Corp. and Mr. Egan (including in Notes 10 through 12) is based on filings made with the SEC reflecting ownership of the Common Stock as of January 14, 2003.

(11) Shares shown include 204,300 shares of Common Stock issuable to The Private Investment Fund upon the exercise of immediately exercisable warrants.

(12) Shares shown consist of (i) 906,300 shares of Common Stock beneficially held by The Private Investment Fund, 204,300 of which are shares of Common Stock issuable to The Private Investment Fund upon the exercise of immediately exercisable warrants (see Notes 10 and 11), and (ii) 25,700 shares of Common Stock beneficially held by Mr. Egan, 5,700 of which are shares of Common Stock issuable to Mr. Egan upon the exercise of immediately exercisable warrants.

(13) The information regarding Wellington Management Company, LLP and Connors Investor Services, Inc., is based on filings made with the SEC reflecting ownership of Common Stock as of December 31, 2002.

(14) Shares shown include (i) 496,100 shares of Common Stock that may be acquired pursuant to stock options and warrants exercisable within 60 days of February 1, 2003, and (ii) 18,667 shares of restricted Common Stock that executive officers will receive within 60 days of February 1, 2003.

                                       D1-8

     Compliance with Section 16(a) of the Exchange Act -- Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own 10% or more of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during 2002 all its directors and executive officers and 10% or greater holders complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that an amended Form 5 for Mr. Elias was filed on February 20, 2003, but should have been filed on February 14, 2003. Mr. Raphael purchased common stock of the Company on October 1, 2 and 3, 2002, for which a Form 4 should have been filed on October 3, 4, and 5, 2002, respectively, but for which a Form 4 covering all of such transactions was filed on November 18, 2002. Mr. Raphael also purchased common stock of the Company on October 18, 21 and 23, 2002, for which a Form 4 should have been filed on October 20, 23 and 25, 2002, respectively, but for which a Form 5 covering all of such transactions was filed on February 6, 2003. Mr. Sfondrini sold common stock the Company on October 11, 14, 15 and 17, 2002, for which a Form 4 should have been filed on October 13, 16, 17 and 19, 2002, respectively, but for which a Form 4 reporting all of such transactions was filed on October 22, 2002.

     Executive Compensation -- Set forth below is information regarding the compensation of the Company's Chief Executive Officer (the "CEO") during 2002 and the other executive officers of the Company (together with the CEO, the "named officers").

     Summary Compensation Table. The summary compensation table set forth below contains information regarding the combined salary, bonus and other compensation of each of the named officers for services rendered to the Company in 2002, 2001 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                                -----------------------------------------
                                                                             SECURITIES
                                      ANNUAL COMPENSATION(1)    RESTRICTED   UNDERLYING
                                      -----------------------     STOCK       OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY       BONUS      AWARDS(2)     (SHARES)    COMPENSATION(3)
---------------------------    ----   ----------   ----------   ----------   ----------   ---------------
John W. Elias................  2002    $350,000           --           --      74,000         $2,630
  Chairman of the Board,       2001    $350,000     $149,000     $112,000      50,000         $2,630
  President and Chief          2000    $350,000           --           --      50,000         $2,630
  Executive Officer
Michael G. Long..............  2002    $159,500           --           --      12,000         $5,500
  Senior Vice President and    2001    $159,500     $ 56,800     $ 48,000          --         $4,785
  Chief Financial Officer      2000    $150,000     $ 33,800     $ 45,000      15,000         $4,500
John O. Tugwell..............  2002    $164,500           --           --      12,000         $6,981
  Senior Vice President        2001    $159,708     $ 57,900     $ 48,000          --         $3,412
  of Production(4)             2000    $150,000     $ 22,000     $ 45,000      15,000         $5,100

---------------

(1) Other annual compensation for the named individuals during each of 2002, 2001 and 2000 did not exceed the lesser of $50,000 or 10% of the annual compensation earned by such individual.

(2) Reflects restricted stock awards made pursuant to the Incentive Plan, except in the case of Mr. Elias whose award was made outside of the Incentive Plan. The dollar value included in the table reflects the valuation at the time of the award. An award of 14,000 shares of restricted stock was made to Mr. Elias on April 2, 2001. The shares were not issued at the time of the award and will be issued ratably over three years beginning April 2, 2002 in accordance with the vesting schedule for the award. 4,667 shares under this award were issued to Mr. Elias on April 2, 2002. Had the remaining 9,333 shares of restricted stock that have not yet been issued under this award been issued and outstanding as of December 31, 2002, their value (based on the December 31, 2002 closing price of the Common Stock) would have been $35,000. An award of 6,000 shares of restricted stock was made to each of Messrs. Long and Tugwell on April 2, 2001. The shares were not issued at the time of the award and will be issued ratably over three

                                       D1-9
    years beginning April 2, 2002 in accordance with the vesting schedule for the award. 2,000 shares under this award were issued to each of Messrs. Long and Tugwell on April 2, 2002. In each case, had the remaining 4,000 shares of restricted stock that have not yet been issued under this award been issued and outstanding as of December 31, 2002, their value (based on the December 31, 2002 closing price of the Common Stock) would have been $15,000. An award of 15,000 shares of restricted stock was made to each of Messrs. Long and Tugwell on March 2, 2000. The shares were not issued at the time of the award and will be issued ratably over three years beginning March 2, 2001. 5,000 shares under this award were issued to each of Messrs. Long and Tugwell on March 2, 2001 and March 2, 2002. In each case, had the remaining 5,000 shares of restricted stock that have not yet been issued under the March 2, 2000 awards been issued and outstanding as of December 31, 2002, their value (based on the December 31, 2002 closing price of the Common Stock) would have been $18,750 for each of Messrs. Long and Tugwell.

(3) In the case of Mr. Elias, amounts shown represent payments by the Company for life insurance on his account. In the case of Messrs. Long and Tugwell, amounts shown represent the Company's contributions under its 401(k) Plan. No amounts are included for Mr. Tugwell for payments received by him in respect of overriding royalty interests granted prior to his becoming an executive officer.

(4) Mr. Tugwell became an executive officer of the Company in December 2001. Prior to that he served in other capacities with the Company.

     Option/SAR Grants. Shown below is further information on grants of stock options during 2002 to Messrs. Elias, Long and Tugwell.

                             NUMBER OF     % OF TOTAL
                             SECURITIES     OPTIONS
                             UNDERLYING    GRANTED TO    EXERCISE                    GRANT DATE
                              OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION       PRESENT
NAME                          GRANTED     FISCAL YEAR    ($/SHARE)      DATE        VALUE(1)($)
----                         ----------   ------------   ---------   ----------   ----------------
John W. Elias(2)...........    24,000        10.11%        5.59        4/1/12          67,183
                               50,000        21.07%        5.18        1/2/12         129,699
Michael G. Long............    12,000         5.06%        5.59        4/1/12          33,592
John O. Tugwell............    12,000         5.06%        5.59        4/1/12          33,592

---------------

(1) Based on the Black-Scholes option-pricing model adapted for use in valuing executive stock options. The actual value, if any, that may be realized will depend on the excess of the underlying stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on the following assumptions: expected volatility based on historical volatility of daily Common Stock price of 77%, a risk-free rate of return based on a discount rate equal to a U.S. Treasury rate at the time of grant of 3.82%, no dividend yields, an expected option exercise period of eight years (with the exercise occurring at the end of such period) and no adjustment for the risk of forfeiture over the applicable vesting period.

(2) Mr. Elias was granted options for the purchase of 50,000 shares of Common Stock effective January 2, 2002 pursuant to the terms of his employment agreement. These options vest and become exercisable on January 2, 2004. He was also issued options for the purchase of 24,000 shares effective April 1, 2002, which options vest on April 1, 2004. In both cases, the options issued to Mr. Elias were issued outside of the Incentive Plan. See discussion under "Equity Compensation Plan Information," below.

                                      D1-10

     Option/SAR Exercises and 2002 Year-End Option/SAR Values. Shown below is information with respect to the value of the outstanding options held by the named officers on December 31, 2002. No stock options were exercised by named officers in 2002.

                                           NUMBER OF SECURITIES
                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                               OPTIONS/SARS            IN-THE-MONEY OPTIONS/SARS
                                               AT FY-END(#)                  AT FY-END(1)
                                        ---------------------------   ---------------------------
NAME                                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    -----------   -------------   -----------   -------------
John W. Elias.........................    250,000        124,000        $29,688          -0-
Michael G. Long.......................     45,000         12,000        $11,250          -0-
John O. Tugwell.......................     50,000         12,000        $11,250          -0-

---------------

(1) The excess, if any, of the market value of Common Stock at fiscal year end ($3.75 per share) over the option exercise price, expressed in dollars.

     401(k) Employee Savings Plan -- The Company has a tax qualified 401(k) Employee Savings Plan (the "401(k) Plan") for its employees generally, in which the executive officers also participate. Under the 401(k) Plan, eligible employees are permitted to defer receipt of up to 15% of their compensation, with the employee's contribution not to exceed $11,000 (subject to certain limitations imposed under the Internal Revenue Code of 1986, as amended (the "Code"). The 401(k) Plan provides that a discretionary match of employee deferrals may be made by the Company in cash or stock. Pursuant to the 401(k) Plan, the Company has elected to match 50% of the first 8% of employee deferral, subject to limitations imposed by the Internal Revenue Service. The amounts held under the 401(k) Plan (except for matching contributions by the Company in Common Stock) are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant. Except for customary "blackout" periods imposed from time to time by the Company on all employees including executive officers, the 401(k) Plan does not restrict employees from selling shares of the Company's Common Stock held in the plan. Salary deferral contributions by employees under the 401(k) Plan are 100% vested. Company contributions vest ratably over two years. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment.

     Employment Agreements and Change of Control Agreements -- Mr. Elias entered into an employment agreement with the Company effective November 1998. The initial term of his employment agreement ended December 31, 2001. The agreement automatically renewed for a one-year term and will continue to do so at the end of each calendar year unless either party gives advance notice of non-renewal. Mr. Elias' employment agreement calls for a minimum base salary of $350,000 per year during the first three years of the employment agreement and may be increased thereafter at the discretion of the Compensation Committee. His employment agreement did not provide for an annual bonus for 1999. Thereafter he is afforded a bonus opportunity of up to 100% of base salary with a target incentive bonus of 50% of base salary keyed to specific performance objectives established by the Compensation Committee. In addition, the agreement provided for a January 1999 initial grant of NSOs for the purchase of 200,000 shares of Common Stock exercisable at fair market value of the Common Stock on the date of grant, having a ten-year term and becoming exercisable 1/3 upon issue, and 1/3 upon each of January 1, 2000 and January 1, 2001. The agreement also provides for subsequent grants of NSOs, in the discretion of the Board of Directors, on January 1 of the years 2000 through 2004 for 50,000 shares each exercisable at the fair market value of the Common Stock on the date of each subsequent grant. These subsequent options have a ten-year term and vest 100% on the second anniversary of the grant date. Such agreement also provides that the Company will provide a $1,000,000 term life insurance policy for Mr. Elias, together with a tax gross up payment in the amount necessary to offset any applicable taxes imposed on him by reason of such insurance policy and gross up. Upon termination of employment by the Company (except under certain limited circumstances defined as "for cause" in the agreement or upon certain material breaches of the agreement by Mr. Elias) or by Mr. Elias for certain reasons, such as the Company's material breach of the agreement or the assignment to Mr. Elias of duties inconsistent with his position as set forth in the agreement ("for good reason"), Mr. Elias will generally be entitled to certain benefits (the "Termination Benefits") including: (i) continued payment of his base salary then in effect for the unexpired portion of the term of the agreement; (ii) immediate vesting of all outstanding stock options

                                      D1-11
granted by the Company to him which will remain exercisable for a period of 12 months after such termination (but in no event beyond the expiration of the original term of such stock option grants); (iii) a lump sum cash payment equal to his prorated incentive target bonus in the year of termination; (iv) life insurance coverage and annual tax gross-up of premium payments shall continue to be provided for the unexpired portion of the term of the agreement; (v) cash payments equal to the amount credited to his account under any employee profit sharing plan or stock ownership plans that are forfeitable in accordance with the terms of such plans; and (vi) participation for a period of 18 months after the date of termination in the Company's group health plan. The employment agreement of Mr. Elias provides for a covenant limiting competition with the Company during employment with the Company and, if the employment ends by reason of Mr. Elias' disability or his terminating his employment for good reason, for as long as the Company is providing him with Termination Benefits.

     Messrs. Long and Tugwell are both employees at will of the Company.

     All current employees of the Company, including Messrs. Elias, Long and Tugwell, are parties to a severance agreement that provides for certain benefits in the event of a "change of control" as defined in the agreement. Pursuant to such agreements if the named officers' employment by the Company is subject to an involuntary termination (which includes a voluntary resignation within sixty
(60) days after, among other things, a significant reduction in duties of the employee or a reduction in annual salary, bonus or benefits) occurring within two (2) years after a change in control of the Company, the officer is entitled to receive a lump sum severance amount, which is 2.99 times annual salary and targeted annual bonus in Mr. Elias' case and 2.0 times annual salary and targeted annual bonus in the case of each of Messrs. Long and Tugwell. In addition, the employee would be entitled to the remaining portion of any prior years' incentive bonus award, continued coverage in Company welfare and benefit plans for up to thirty-six (36) months, certain outplacement services up to a maximum cost to the Company of $6,000, and a tax gross-up payment designed to keep the employee whole with respect to any taxes imposed by Section 4999 of the Code. Under the severance plan, a "change of control" occurs if: (i) the Company
(A) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated, and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board; (ii) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 20% or more of the outstanding shares of the Company's voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board; or
(iii) the Company sells all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company) in a transaction that requires shareholder approval pursuant to the Texas Business Corporation Act. It is estimated that in the event all of the Company's employees were terminated at January 31, 2003 pursuant to a change of control, the total severance payments owed for all employees pursuant to these severance agreements would be $6,210,127 (not including the costs of outplacement services and taxes), including $1,569,750 for Mr. Elias, $473,480 for Mr. Long and $488,600 for Mr. Tugwell.

     Compensation Committee Interlocks and Insider Participation -- The members of the Compensation Committee of the Board of Directors are Messrs. Andress (chairman), Sfondrini, Shower and Work. During 2002, Mr. Sfondrini was subject to certain transactions and relationships with the Company, including, among other things, relating to certain oil and natural gas business matters. These transactions and relationships are described under "Certain Transactions," below.

                                      D1-12

     Performance Graph -- The following performance graph compares the cumulative total stockholder return on the Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and an index composed of all publicly traded oil and gas companies identifying themselves by primary Standard Industrial Classification (SIC) Code 1311 (Crude Petroleum and Natural Gas) for the period beginning December 31, 1997 and ending December 31, 2002.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                          AMONG EDGE PETROLEUM CORP.,
                        S&P 500 INDEX AND SIC CODE INDEX

                              (PERFORMANCE GRAPH)
          Assumes $100 Invested on December 31, 1997 Assumes Dividend
                Reinvested Fiscal Year Ending December 31, 2002

-------------------------------------------------------------------------------------------------
                             12/31/97    12/31/98    12/31/99    12/31/00    12/31/01    12/31/02
-------------------------------------------------------------------------------------------------
 Edge                        $100.00     $ 26.55     $ 17.45     $ 59.85     $ 32.12     $ 32.61
 SIC Code Index              $100.00     $ 78.24     $ 95.57     $121.42     $111.41     $121.59
 S&P 500 Index               $100.00     $160.13     $193.83     $176.19     $155.25     $ 97.10

     PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULES, THE FOREGOING PERFORMANCE GRAPH AND THE COMPENSATION COMMITTEE REPORT THAT FOLLOWS ARE NOT "SOLICITING MATERIAL", ARE NOT DEEMED FILED WITH THE COMMISSION AND ARE NOT INCORPORATED BY REFERENCE WITH THE COMPANY'S REPORT ON FORM 10-K, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN SUCH REPORT.

     Compensation Committee Report on Executive Compensation -- The members of the Compensation Committee consist of Messrs. Andress, Sfondrini, Shower and Work. The Company's executive compensation has as its objectives to (a) further the achievement of the Company's financial objectives, (b) focus executives on attainment of growth and the creation of stockholder value over time and (c) attract and retain talented and motivated executives. The executive compensation program is intended to provide an overall level of compensation that the Compensation Committee believes, based on its own judgment and experience, is competitive with levels of compensation provided by other companies in the industry. The programs link each executive's compensation directly to individual and Company performance. A significant portion of each

                                      D1-13
executive's total compensation is variable and dependent upon the attainment of operating and financial goals, individual performance objectives and the appreciation in value of the Common Stock.

     Executive compensation primarily consists of three components: (a) base salary, (b) annual incentive compensation in the form of a bonus, paid in cash or stock or a combination of cash and stock and (c) long-term equity-based incentive compensation. Each component is addressed in the context of individual and Company performance and competitive conditions. In determining competitive compensation levels, the Company analyzes data that includes information regarding compensation levels and programs in the oil and natural gas exploration and production industry, which was provided by a company that surveys and compiles annual energy compensation information. The Company's compensation scheme focuses on both short-term goals, through the awarding of annual bonuses, and long-term goals, through the awarding of stock options and restricted stock.

     Individual salary levels, bonus awards and changes in remuneration of the individual executives are determined by the Compensation Committee or the Board as a whole, subject in the case of Mr. Elias, to the terms of his employment agreement. The Chief Executive Officer makes recommendations to the Compensation Committee regarding the salaries of and awards to employees. Actual grants or awards of stock, including stock options, as well as changes in salaries are individually determined and administered by the Compensation Committee or the Board as a whole, taking into account the recommendations from the Chief Executive Officer.

     Base Salary. Base salaries of the executive officers (including that set forth in Mr. Elias' employment agreement) are based on the Board's review of a number of factors, including comparable industry data, and individual factors such as an executive's specific responsibilities, experience, individual performance and growth potential. The employment contract of Mr. Elias did not require the Compensation Committee to review Mr. Elias' base salary for potential increase until the end of the initial three-year term. Thereafter, on an annual basis, the Compensation Committee is required to make a recommendation to the Board of Directors regarding possible increases in Mr. Elias' salary. Such recommendations will be made after careful review of the Company's and Mr. Elias' performance. Under the terms of Mr. Elias' agreement, the Board of Directors may, in its sole discretion, increase but not decrease his salary. No salary increase was granted for Mr. Elias for 2002. At its March 2003 meeting, the Compensation Committee reviewed Mr. Elias' base salary for 2003 and also determined not to recommend an increase to the Board of Directors. The Board of Directors approved such recommendation at the March 2003 Board meeting. Pursuant to the recommendation of the Compensation Committee, the Board of Directors, in the March 2003 meeting approved merit increases for Messrs. Long and Tugwell on April 1, 2003 totaling 6.0% and 6.08%, of their respective salaries. The last merit increase for Mr. Long was January 2001 and for Mr. Tugwell was December 2001.

     Bonus. Under the Company's bonus program, the annual bonus of the executive officers is determined by recommendation of the Chairman and Chief Executive Officer with the approval of the Compensation Committee and consists of a targeted percentage of the executive officer's annual salary, subject to a maximum-targeted percentage. Subject to adjustment in the discretion of the Board of Directors, the bonuses of the executive officers are based 80% on achievement of the Company's performance objectives as established by the Compensation Committee and 20% on achievement of the individual's performance objectives as determined by the Chief Executive Officer and approved by the Compensation Committee. The performance objectives set for the Company for executive officers other than the Chief Executive Officer consist of targeted annual increases in reserves and production, competitive finding and development costs and reduction in general and administrative expenses, as compared with those projected in the Company's annual budget for the applicable period. Bonus opportunities for Messrs. Long and Tugwell for 2002 ranged from 0% to 80% of base salary. Individual performance is assessed by a performance management process based on mutually defined expectations for each employee, including executive officers. The process includes individual appraisal components that are both objective and subjective. The objective components include quantifiable objectives and the subjective performance components include roles and accountabilities, performance attributes and behaviors. Individual performance of the executive officers, except the Chief Executive Officer, is first determined by the Chief Executive Officer, and then reviewed by the Compensation Committee. The individual performance of the Chief Executive Officer is determined by the Compensation Committee and
                                      D1-14
reviewed by the full Board. With respect to 2002, the Company did not meet any of the thresholds it established for performance objectives in the areas of reserve growth, increased production, reduced finding and development costs and general and administrative costs. In light of this fact, the Compensation Committee did not believe that the executive officers and other management personnel should receive a bonus, even considering individual performance ratings. Accordingly, no bonus amounts for named officers were recommended to or approved by the Board of Directors at their March 2003 meeting.

     Mr. Elias' employment agreement provides a bonus opportunity ranging from 0% to 100% of his base salary subject to the achievement of specific objective and subjective performance criteria established mutually between the Compensation Committee and Mr. Elias on an annual basis. For 2002, the Board determined that a bonus for Mr. Elias would be determined based 80% on the achievement of the same Company performance criteria applicable to the other executive officers and 20% on the achievement of certain individual performance objectives, all as determined by the Compensation Committee and approved by the full Board. Due to the failure of the Company to meet its performance criteria for 2002, it was the judgment of the Compensation Committee that no bonus be paid to Mr. Elias in 2003, in spite of his achievement of certain individual performance objectives.

     Under the bonus program, the bonuses may be paid in cash or shares of Common Stock or a combination of both. All bonuses are subject to the final approval of the Board of Directors. With respect to 2002, the Company has accrued and expects to pay (in cash) on or about April 1, 2003 bonuses to all employees except executive officers and certain other management personnel in the aggregate amount of $63,700.

     Long-Term Equity-Based Compensation. The Company has relied on grants of stock options and grants of restricted stock, under its Incentive Plan and in the case of Mr. Elias, outside of the Incentive Plan, to provide long-term incentive-based compensation. The objectives of the Incentive Plan are to (i) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (ii) encourage the sense of proprietorship and stimulate the active interest of those persons in the development and financial success of the Company. At December 31, 2002, options under the Incentive Plan had been granted to 61 current and former employees and directors, at exercise prices ranging from $2.11 per share to $16.50 per share. In April 2002, the Company granted options to purchase 187,300 shares of stock to employees of the Company. These options vest in full, on the second anniversary of the date of grant. In determining the amount of options to award executive officers, the Compensation Committee considers, among other things, the relative grade levels of the officers. Mr. Elias was granted options to purchase 24,000 shares of stock outside the Incentive Plan. Messrs. Long and Tugwell were granted options to purchase 12,000 shares of stock, each, under the Incentive Plan. Pursuant to the terms of his employment agreement, Mr. Elias was granted options in January 2002 to purchase 50,000 shares of Common Stock exercisable at the fair market value of the Common Stock on the date of grant. Mr. Elias' options were not granted under the Incentive Plan.

     Grants of stock options are made by the Compensation Committee or the Board as a whole after reviewing recommendations made by the Chief Executive Officer. The employment agreement of Mr. Elias sets forth the number and terms of his initial and subsequent option grants. All other option grants are made at the discretion of the Compensation Committee or the Board as a whole. Relevant factors in the determination of grants of options include data regarding stock option grants at comparable companies and recommendations of the Chief Executive Officer. The exercise price of all stock options has been equal to at least the fair market value of the Common Stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of the Common Stock appreciates. Stock options are thus designed to align the interests of the Company's executives with those of its stockholders by encouraging executives to enhance the value of the Company and hence, the price of the Common Stock and each stockholder's return.

     Restricted stock awards may be made to executive officers as part of their long-term equity-based compensation. Such awards are made by the Compensation Committee or the Board as a whole after reviewing recommendations made by the Chief Executive Officer. Restricted stock awards are determined on the basis of factors similar to those used to determine awards of stock options. The currently outstanding

                                      D1-15
restricted stock held by executive officers vests in equal one-third increments on the first, second and third anniversary of the date of grant.

     Since the Company's initial public offering, certain non-executive employees of the Company received grants of overriding royalty interests in oil and gas prospects of the Company where such interests had been earned pursuant to employment agreements between such employees and the Company. Effective June 1, 1999 all employment agreements which provided for overriding royalty interests were terminated. Pursuant to a policy adopted as of that date, no employee of the Company is entitled to an overriding royalty interest on any prospect that is defined and leased after July 1, 2000. Overrides which were earned in prospects prior to July 1, 2000 or assigned of record remain valid. Executive officers of the Company have not been entitled to receive overriding royalty grants since the Company's initial public offering. Prior to becoming an executive officer, Mr. Tugwell received overriding royalty interests under the Company's prior practice and has, and will in the future, receive payments pursuant to such interests.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to company's executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Options grants that are made outside of stockholder-approved plans, such as the options grants and restricted stock grants made pursuant to Mr. Elias' employment agreement, are generally subject to the deductibility limits of Section 162(m). The Compensation Committee seeks to qualify compensation for deductibility in certain instances, but retains the discretion to authorize the payment of nondeductible amounts.

     Compensation of Chief Executive Officer. Mr. Elias' compensation, as described above, is generally determined in part by the terms of his employment agreement, which was approved by the Board as a whole and the Compensation Committee. In doing so, the Board and Compensation Committee considered a variety of factors, including a review of comparable industry data, the compensation package of Mr. Elias' predecessor at the Company and negotiations between Mr. Elias and the Compensation Committee.

                                          The Compensation Committee

                                          Thurmon Andress, Chair
                                          John Sfondrini
                                          Robert W. Shower
                                          David F. Work

                                      D1-16

     Equity Compensation Plan Information -- The following table provides certain information with respect to all of the Company's equity compensation plans in effect as of December 31, 2002.

                                             (a)                 (b)                  (c)
                                      -----------------   -----------------   --------------------
                                                                              NUMBER OF SECURITIES
                                          NUMBER OF                           REMAINING AVAILABLE
                                      SECURITIES TO BE                        FOR FUTURE ISSUANCE
                                         ISSUED UPON      WEIGHTED AVERAGE        UNDER EQUITY
                                         EXERCISE OF       EXERCISE PRICE         COMPENSATION
                                         OUTSTANDING       OF OUTSTANDING       PLANS (EXCLUDING
                                      OPTIONS, WARRANTS   OPTIONS, WARRANTS   SECURITIES REFLECTED
PLAN CATEGORY(1)                        AND RIGHTS(2)       AND RIGHTS(3)      IN COLUMN (a))(4)
----------------                      -----------------   -----------------   --------------------
Equity compensation plans approved
  by security holders...............        831,181             $5.90               175,866
Equity compensation plans not
  approved by security holders......        383,333             $4.92                87,000
                                          ---------                                 -------
Total...............................      1,214,514             $5.62               262,866
                                          =========                                 =======

---------------

(1) All amounts set forth opposite "Equity compensation plans approved by security holders" relate to the Incentive Plan. All amounts set forth opposite "Equity compensation plans not approved by security holders" relate to the Amended and Restated Edge Petroleum Corporation Elias Stock Incentive Plan (the "Elias Plan"), which is described below.

(2) The shares set forth in column (a) are comprised of shares of common stock that may be issued in the future pursuant to currently outstanding options for the purchase of common stock and shares of common stock that may be issued in the future pursuant to currently outstanding restricted stock awards. In the case of restricted stock awards, the Company does not actually issue shares of common stock until and to the extent the awards vest. The amounts set forth in column (a) include 107,131 shares with respect to the Incentive Plan and 9,333 shares with respect to the Elias Plan, as applicable, that may be issued in the future pursuant to currently outstanding restricted stock awards.

(3) The calculations of weighted average exercise prices are exclusive of restricted stock awards and based solely on (i) options to purchase 724,050 shares of common stock pursuant to the Incentive Plan and (ii) the options to purchase 374,000 shares of common stock pursuant to the Elias Plan.

(4) All of the shares set forth in column (c) with respect to the Incentive Plan may be issued pursuant to stock awards, as well as awards of stock options or stock appreciation rights. All of the shares set forth in column (c) with respect to the Elias Plan may be issued pursuant to restricted stock awards, as well as awards of stock options.

     The Elias Plan was approved by the Board of Directors of the Company and 475,000 shares of common stock were reserved for issuance thereunder, of which 87,000 shares remain available at December 31, 2002. Under the Elias Plan, awards may be made to Mr. Elias of options for the purchase of common stock and of restricted stock. As of December 31, 2002, options for the purchase of 374,000 shares of common stock and a restricted stock award relating to 14,000 shares of common stock had been made to Mr. Elias under the Elias Plan. The Elias Plan was adopted to induce and retain the employment of Mr. Elias and to stimulate his active interest in the development and financial success of the Company. Mr. Elias' employment agreement contemplates the issuance to him of options for the purchase of up to 450,000 shares of common stock, of which options for 350,000 shares had been issued under the Elias Plan as of December 31, 2002. The Elias Plan provides for the issuance of an initial option award to Mr. Elias for the purchase of 200,000 shares of common stock effective January 8, 1999, which became exercisable in increments of one-third of the shares subject thereto annually beginning on the date of grant, has a term of ten years and an exercise price equal to the fair market value of the common stock on the date of grant. The Elias Plan provides that all subsequent option awards under the Elias Plan, which may be made in the sole discretion of the Board, be of options with a ten-year term, becoming exercisable in full upon the second anniversary of the date of grant and with an exercise price not less than the fair market value of the common stock on the date of grant. The Elias Plan provides for an award of 14,000 shares of restricted stock to Mr. Elias effective March 1, 2001, which vests in

                                      D1-17
increments of one-third of the shares subject thereto annually beginning on the first anniversary of grant. The Elias Plan provides that further awards of restricted stock may be made to Mr. Elias under the Elias Plan in the sole discretion of the Board.

  CERTAIN TRANSACTIONS

     Essex Royalty Joint Ventures -- A company wholly owned by Mr. Sfondrini is the general partner of each of Essex Royalty Limited Partnership ("Essex I L.P.") and Essex Royalty Limited Partnership II ("Essex II L.P."). In April 1992, a predecessor partnership of the Company and Essex I L.P. entered into a Joint Venture Agreement (the "Essex I Joint Venture") with respect to the purchase of certain royalty and nonoperating interests in oil and natural gas properties. In May 1994, the Company's predecessor partnership and Essex II L.P. entered into a Joint Venture Agreement (the "Essex II Joint Venture") similar in nature to the Essex I Joint Venture. The Company previously served as manager of the Essex I and II Joint Ventures. Effective January 1, 2001, Mr. Sfondrini and a company wholly owned by Mr. Sfondrini assumed the Company's duties as manager of the Essex I and II Joint Ventures.

     The Essex I Joint Venture terminated in April 1997. Under the terms of the Essex I Joint Venture Agreement, Essex I L.P. made capital contributions aggregating $3 million and the Company and its predecessor made no capital contributions. The Essex I Joint Venture Agreement provides that quarterly distributions of cash be made, in accordance with specified sharing ratios, in an amount, subject to certain adjustments, not less than that equal to revenues received from royalties less the management fee paid to the managing venturer and the expenses of the Essex I Joint Venture. Initially, Essex I L.P. receives 100% of all cash distributions pursuant to the sharing ratios until a certain payout amount has been recouped as defined in the Essex I Joint Venture Agreement, as amended, at which time the sharing ratios shift to 40% for the Company and 60% for Essex I L.P. Pursuant to an amendment of the Essex I Joint Venture in August 2000, the time at which the sharing ratio shifts, or payout under the joint venture agreement for Essex I Joint Venture would occur, was extended until the limited partners of Essex I L.P. had recovered 100% of their initial capital investment in Essex I L.P. and certain additional amounts had been distributed by Essex I Joint Venture to Essex I L.P. As a result of the August 2000 amendment, the sharing ratio shift for Essex I Joint Venture occurs when the aggregate amount of cash and property interests (valued as determined by the Joint Venture agreement) actually distributed to the Essex I L.P. during 2001 and subsequent years equals $510,159. The sharing ratio shift, or payout, for Essex I Joint Venture occurred in 2001, and the Company became entitled to receive from Essex I Joint Venture 40% of the net royalty distributions.

     In July 2002, Essex I L.P. and the Company modified the August 2000 amendment to the Essex I Joint Venture Agreement. The modification provided, among other things, that the managing venturer of Essex I Joint Venture would be entitled to a management fee of 3% per month of the gross distributions from Essex I Joint Venture. In addition, in consideration of the granting of mutual releases between Essex I Joint Venture, Essex I L.P., the new managers of the venture and the Company of any claims, losses and demands arising out of the Company's prior management of the Essex I Joint Venture, the Company agreed to waive the amount owed to it as of March 31, 2002 on account of its 40% after-payout interest in Essex I Joint Venture, which amount the Company calculated to be $111,480. Finally, the parties agreed that Edge Group Partnership, a general partnership, the partners of which are three limited partnerships, the general partner of each of which is a company wholly owned by Mr. Sfondrini, would be entitled to a de minimus (less than .4%) portion of the after-payout distributions from Essex I Joint Venture. In accordance with the terms of the 2002 amendment, commencing effective in April 2002, Essex I Joint Venture began making cash payments to the Company on account of its 40% after-payout interest in the royalty properties. During 2002, the Essex I Joint Venture distributed $202,685, $632 and $59,146 in net royalty distributions to Essex I L.P., Edge Group Partnership and the Company, respectively.

     The Essex II Joint Venture terminated in December 31, 1998. Essex II L.P. made capital contributions aggregating approximately $4.6 million and the Company and its predecessor made no capital contributions. Initially, Essex II L.P. receives 100% of all cash distributions pursuant to the sharing ratios until a certain payout amount has been recouped as defined in the Essex II Joint Venture Agreement, as amended, at which time the sharing ratios shift to 25% for the Company and 75% for Essex II L.P. Provisions with respect to
                                      D1-18
mandatory quarterly distributions are similar to those described for the Essex I Joint Venture. Pursuant to an amendment of the Essex II Joint Venture in August 2000, the time at which the sharing ratio shifts, or payout under the joint venture agreement for Essex II Joint Venture would occur, was extended until the limited partners of Essex II L.P. had recovered 100% of their initial capital investment in Essex II L.P. As a result of the August 2000 amendment, the sharing ratio shift for Essex II Joint Venture occurs when the aggregate amount of cash and property interests (valued as determined by the joint venture agreement) actually distributed to the Essex II L.P. during 2001 and subsequent years equals $3,324,587. During 2001 and 2002, the amount of cash distributed to Essex II L.P. was $1,325,092 and $436,899, respectively, leaving an amount of $1,562,596 remaining to be recovered by Essex II L.P. before payout and a sharing ratio shift occurs for Essex II Joint Venture.

     During 2002, Mr. Sfondrini accrued management and administration fees (including expenses he is entitled to be reimbursed for) in the amount of $29,817 for managing the Essex I and II Joint Ventures, $27,825 of which was paid to third parties who performed management, administration and tax services for Mr. Sfondrini on behalf of the Joint Ventures.

     Affiliates' Ownership in Prospects -- A company wholly owned by Mr. Sfondrini and another corporation of which Mr. Andrews is an officer, are the general partners of Jovin, L.P., a limited partnership that previously has invested, on the same basis as outside parties, in certain wells in prospects generated by the Company. As a result of such investments, Jovin, L.P. is entitled to an approximate 2% working interest in the Company's Phoenix Prospect in Live Oak County, Texas. Jovin, L.P. made payments to the Company during 2002 on account of Jovin, L.P.'s pro rata share of certain land and lease operating expenses (including overhead) for this prospect in the aggregate amount of $100,094.

     Edge Group Partnership, Edge Holding Company, L.P., a limited partnership of which Mr. Sfondrini and a corporation wholly owned by him are the general partners, Andex Energy Corporation and Texedge Energy Corporation, corporations of which Mr. Andrews is an officer and members of his immediate family hold ownership interests, Mr. Raphael, Jovin, L.P. and Essex II Joint Venture, own certain working interests in the Company's Nita and Austin Prospects and certain other wells and prospects operated by the Company. These working interests aggregate 7.19% in the Austin Prospect, 6.27% in the Nita Prospect and are negligible in other wells and prospects. These working interests bear their share of lease operating costs and royalty burdens on the same basis as the Company. In addition, Bamaedge, L.P., a limited partnership of which Andex Energy Corporation is the general partner, and Mr. Raphael also hold overriding royalty interests with respect to the Company's working interest in certain wells and prospects. Neither Mr. Raphael nor Bamaedge L.P. has an overriding interest in excess of .075% in any one well or prospect. Essex I and II Joint Ventures own royalty and overriding royalty interests in various wells operated by the Company. The combined royalty and overriding royalty interests of the Essex I and Essex II Joint Ventures do not exceed 6.2% in any one well or prospect. The gross amounts paid or accrued to these persons by the Company in 2002 (including net revenue,

                                      D1-19
royalty and overriding royalty interests) and the amounts these same persons paid to the Company for their respective share of lease operating expenses is set forth in the following table:

                                                           TOTAL AMOUNTS          LEASE
                                                            PAID BY THE         OPERATING
                                                            COMPANY TO        EXPENSES PAID
                                                          OWNERS IN 2002          TO THE
                                                             INCLUDING          COMPANY BY
OWNER                                                   OVERRIDING ROYALTY*   OWNERS IN 2002
-----                                                   -------------------   --------------
Andex Corporation/Texedge Corporation................        $  3,370            $    391
Bamaedge, L.P........................................        $  1,247                 -0-
Edge Group Partnership...............................        $316,512            $ 80,716
Edge Holding Co., L.P................................        $ 59,491            $ 15,460
Essex I Joint Venture................................        $ 15,043            $  1,658
Essex II Joint Venture...............................        $ 87,066            $ 15,507
Jovin, L.P...........................................             -0-            $100,094
Stanley Raphael......................................        $  3,455            $    750
                                                             --------            --------
  TOTAL..............................................        $486,184            $214,576
                                                             ========            ========

---------------

* In the case of Essex I and II Joint Ventures, amount includes royalty income in addition to working interest and overriding royalty income.

II.  APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has approved and recommends the appointment of KPMG LLP as independent public accountants to conduct an audit of the Company's financial statements for the year 2003. Although the selection and appointment of independent auditors is not required to be submitted to a vote of shareholders, the Board of Directors has decided to ask our shareholders to approve this appointment. In accordance with the Company's Bylaws, approval of the appointment of independent public accountants will require the affirmative vote of a majority of the shares of Common Stock voted at the meeting. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

     Representatives of KPMG LLP, will attend the Annual Meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

  CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

     Dismissal of Arthur Andersen LLP. On July 18, 2002, the Company dismissed its independent accountant, Arthur Andersen LLP and engaged KPMG LLP as its new independent accountant and auditor. The decision to engage KPMG LLP and dismiss Arthur Andersen LLP was recommended by the Audit Committee and approved by the Board of Directors.

     As noted in the Company's Current Report on Form 8-K filed on July 18, 2002, none of the reports of Arthur Andersen LLP on the financial statements of the Company during their engagement (which began October 4, 2001) contained an adverse opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. Further, during the Company's fiscal year ended December 31, 2001 and for the period from January 1, 2002 to July 18, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles, auditing scope or procedure, which disagreement, if not resolved to the satisfaction of such accountants, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such year. There were no reportable events (as defined in Regulation S-K, Item 304 (a)(1)(v) during the Company's fiscal

                                      D1-20
year ended December 31, 2001 and for the period from January 1, 2002 to July 18, 2002. During the Company's fiscal year ended December 31, 2001 and for the period from January 1, 2002 to July 18, 2002, the Company did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

     Dismissal of Deloitte & Touche, LLP. On October 4, 2001, the Company dismissed its independent accountant, Deloitte & Touche, LLP and engaged Arthur Andersen LLP as its new independent accountant and auditor. The decision to engage Arthur Andersen LLP and dismiss Deloitte & Touche, LLP was recommended by the Audit Committee and approved by the Board of Directors.

     As noted in the Company's Current Report on Form 8-K filed on October 10, 2001, none of the reports of Deloitte & Touche, LLP on the financial statements of the Company during their engagement contained an adverse opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. Further, during the Company's two fiscal years ended December 31, 1999 and December 31, 2000 and for the period from January 1, 2001 to October 4, 2001, there were no disagreements between the Company and Deloitte & Touche, LLP on any matter of accounting principles, auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche, LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such years. There were no reportable events (as defined in Regulation S-K, Item 304 (a)(1)(v) during the Company's two fiscal years ended December 31, 1999 and December 31, 2000 and for the period from January 1, 2001 to October 4, 2001. During the Company's two fiscal years ended December 31, 1999 and December 31, 2000 and for the period from January 1, 2001 to October 4, 2001, the Company did not consult with Arthur Andersen LLP or KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

  INDEPENDENT PUBLIC ACCOUNTANTS' FEES

     KPMG LLP billed the Company, respectively, as set forth in the table below for professional services rendered for the audit of the Company's annual financial statements for 2002 and 2001 and the reviews of the Company's quarterly financial statements included in the Company's Quarterly Reports on Form 10-Q for 2002. Included in the audit fees below are fees for the re-audit of the Company's annual financial statements for 2001 totaling $50,000. No fees were incurred for services rendered in 2002 related to financial information systems design and implementation or any other services.

                       FINANCIAL INFORMATION SYSTEMS DESIGN
AUDIT FEES                   AND IMPLEMENTATION FEES          ALL OTHER FEES
----------             ------------------------------------   --------------
$195,900                       -0-                              -0-

  INDEPENDENCE OF ACCOUNTANTS

     As indicated in the table above, KPMG LLP did not render any non-audit services to the Company in 2002. Accordingly, with respect to 2002, the Audit Committee was not required to consider whether the provision of any services for financial information systems design and implementation or other non-audit services was compatible with maintaining KPMG LLP's independence.

III.  OTHER BUSINESS

     Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

                                      D1-21

  ADDITIONAL INFORMATION

     Stockholder Proposals -- Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a stockholder's proposal in its Proxy Statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, proposals that stockholders intend to have included in the Company's Proxy Statement and form of proxy for the 2004 Annual Meeting of Stockholders must be received by the Company no later than December 9, 2003. However, if the date of the 2004 Annual Meeting of Stockholders changes by more than 30 days from the date of the 2003 Annual Meeting of Stockholders, the deadline by which proposals must be received is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to stockholders. Stockholder proposals must also be otherwise eligible for inclusion.

     If a stockholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the stockholder must follow the procedures set forth in the Company's Bylaws. The Company's Bylaws contain provisions requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting of stockholders, and providing for certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors of the Company. Generally, such advance notice provisions provide that written notice must be given to the Secretary of the Company by a stockholder (i) in the event of business to be brought by a stockholder before an annual meeting, not less than 45 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date) and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, (a) with respect to an election to be held at the annual meeting of stockholders, not less than 45 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date) and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs. If the date of the 2004 Annual Meeting of Stockholders is not more than 30 days before, nor more than 60 days after, the first anniversary of the date of the 2003 Annual Meeting, stockholders who wish to nominate directors or to bring business before the 2004 Annual Meeting of Stockholders must notify the Company no later than March 23, 2004. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company's Bylaws. Compliance with the above procedures does not require the Company to include the proposed nominee in the Company's proxy solicitation material.

                                          By Authorization of the Board of
                                          Directors

                                          /s/ ROBERT C. THOMAS
                                          ROBERT C. THOMAS
                                          Vice President, General Counsel &
                                          Corporate Secretary

April 7, 2003

                                      D1-22

           EDGE PETROLEUM CORPORATION ANNUAL MEETING OF SHAREHOLDERS

                            10:00 A.M., MAY 7, 2003

                              HYATT REGENCY HOTEL
                             1200 LOUISIANA STREET
                              HOUSTON, TEXAS 77002

                             ---------------------

                              ADVANCE REGISTRATION

     Attendance at the Annual Meeting is limited to Edge share owners (or a designated representative or proxy) with proof of ownership and members of their immediate family and employees and guests of the Company. In order to attend as a stockholder or immediate family member, you or your family member must be a stockholder of record as of March 14, 2003, or you must provide a copy of a brokerage statement or other evidence of beneficial ownership showing your ownership of common stock on March 14, 2003. Attendees may register at the door on the day of the meeting; however, advance registration for the Edge Annual Meeting will expedite your entry into the meeting.

     - If you hold your Edge shares directly with the Company and you and/or a member of your immediate family plan to attend the Annual Meeting, please follow the Advance Registration instructions on the top portion of your Proxy Form, which was included in the mailing from the Company.

     - If you desire to appoint a person to attend the meeting and vote your shares on your behalf, you may do so by inserting that person's name in the blank space provided at the top of your Proxy Form. Such person need not be a shareholder of the Company. At the meeting, such person must present to the inspector of elections a proxy signed by the shareholder, or by his or her attorney authorized in writing, as his or her name appears on our register of shareholders. If the shareholder is a corporation, the proxy must be executed by a duly authorized officer or attorney thereof.

     - If your Edge shares are held for you in a brokerage, bank or other institutional account and you wish to register in advance, please direct your request to:

       Edge Petroleum Corporation
       1301 Travis, Suite 2000
       Houston, Texas 77002
       Attention: Corporate Secretary

     Please include the following information in your request:

     - Your name and complete mailing address

     - The name(s) of any immediate family members who will accompany you

     - Proof that you own Edge shares (e.g., a photocopy of a brokerage or other account statement)

     No cameras, video recorders or tape recorders of any type will be permitted in the meeting. Inappropriate or disorderly behavior will result in expulsion from the meeting.

                                      D1-23

                                                                         ANNEX E
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

   [X]     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

                                  OR


   [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM           TO

                         COMMISSION FILE NUMBER 0-22149

                           EDGE PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                      76-0511037
(State or other jurisdiction of incorporation      (I.R.S. Employer Identification No.)
              or organization)

                                  TRAVIS TOWER
                            1301 TRAVIS, SUITE 2000
                              HOUSTON, TEXAS 77002
                    (Address of principal executive offices)
                                   (Zip code)

                                 (713) 654-8960
              (Registrant's telephone number, including area code)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-2 of the Exchange Act).  Yes [ ]     No [X]

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

   CLASS      OUTSTANDING AT AUGUST 11, 2003
   -----      ------------------------------
Common Stock            9,521,251

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         PART I. FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                           EDGE PETROLEUM CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 3,916,512   $ 2,568,176
  Accounts receivable, trade, net of allowance of $525,248
     at June 30, 2003 and December 31, 2002.................    8,003,153     5,617,648
  Accounts receivable, joint interest owners, net of
     allowance of $82,000 at June 30, 2003 and December 31,
     2002...................................................      453,944       403,446
  Current deferred tax asset................................    1,161,724       832,343
  Other current assets......................................      940,788       430,930
                                                              -----------   -----------
     Total current assets...................................   14,476,121     9,852,543
PROPERTY AND EQUIPMENT, Net -- full cost method of
  accounting for oil and natural gas properties (unevaluated of $5.3 million and $7.9 million at June 30, 2003 and
  December 31, 2002, respectively)..........................   78,145,295    75,681,772
DEFERRED TAX ASSET..........................................           --        41,338
                                                              -----------   -----------
TOTAL ASSETS................................................  $92,621,416   $85,575,653
                                                              ===========   ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable, trade...................................  $   758,730   $ 1,533,972
  Accrued liabilities.......................................    6,001,713     3,586,843
  Accrued interest..........................................      169,332       127,698
  Asset retirement obligation...............................      166,284            --
  Derivative financial instruments..........................    2,037,573     1,293,840
                                                              -----------   -----------
     Total current liabilities..............................    9,133,632     6,542,353
ASSET RETIREMENT OBLIGATION.................................      860,078            --
DEFERRED TAX LIABILITY......................................    1,133,180            --
LONG-TERM DEBT..............................................   21,000,000    20,500,000
                                                              -----------   -----------
     Total liabilities......................................   32,126,890    27,042,353
                                                              -----------   -----------
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value; 5,000,000 shares
     authorized; none issued and outstanding................           --            --
  Common stock, $0.01 par value; 25,000,000 shares
     authorized; 9,517,266 and 9,416,254 shares issued and
     outstanding at June 30, 2003 and December 31, 2002,
     respectively...........................................       95,172        94,163
  Additional paid-in capital................................   56,923,862    56,663,626
  Retained earnings.........................................    4,730,840     2,616,507
  Accumulated other comprehensive loss......................   (1,255,348)     (840,996)
                                                              -----------   -----------
     Total stockholders' equity.............................   60,494,526    58,533,300
                                                              -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $92,621,416   $85,575,653
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

                           EDGE PETROLEUM CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               THREE MONTHS ENDED          SIX MONTHS ENDED
                                                    JUNE 30,                   JUNE 30,
                                             -----------------------   -------------------------
                                                2003         2002         2003          2002
                                             ----------   ----------   -----------   -----------
                                                                 (UNAUDITED)
OIL AND NATURAL GAS REVENUE................  $7,994,395   $6,432,149   $14,833,165   $11,339,746
OPERATING EXPENSES:
  Lifting costs............................     550,998      600,564     1,145,802     1,196,809
  Severance and ad valorem taxes...........     521,904      450,241     1,041,059       885,963
  Depletion, depreciation and
     amortization..........................   2,844,571    2,694,566     5,577,356     5,526,729
  Accretion expense........................      14,765           --        29,853            --
  General and administrative expenses......   1,520,531    1,473,225     2,863,457     2,819,521
                                             ----------   ----------   -----------   -----------
     Total operating expenses..............   5,452,769    5,218,596    10,657,527    10,429,022
                                             ----------   ----------   -----------   -----------
OPERATING INCOME...........................   2,541,626    1,213,553     4,175,638       910,724
OTHER INCOME AND EXPENSE:
  Interest income..........................       3,025        3,267         5,148         7,145
  Interest expense, net....................    (165,046)     (25,343)     (341,435)      (50,687)
                                             ----------   ----------   -----------   -----------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE..............   2,379,605    1,191,477     3,839,351       867,182
INCOME TAX EXPENSE.........................    (845,471)    (427,492)   (1,367,193)     (310,105)
                                             ----------   ----------   -----------   -----------
INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE........................   1,534,134      763,985     2,472,158       557,077
CUMULATIVE EFFECT OF ACCOUNTING CHANGE.....          --           --      (357,825)           --
                                             ----------   ----------   -----------   -----------
NET INCOME.................................  $1,534,134   $  763,985   $ 2,114,333   $   557,077
                                             ==========   ==========   ===========   ===========
BASIC EARNINGS PER SHARE:
Net income before cumulative effect of
  accounting change........................  $     0.16   $     0.08   $      0.26   $      0.06
Cumulative effect of accounting change.....          --           --         (0.04)           --
                                             ----------   ----------   -----------   -----------
Basic earnings per share...................  $     0.16   $     0.08   $      0.22   $      0.06
                                             ==========   ==========   ===========   ===========
DILUTED EARNINGS PER SHARE:
Net income before cumulative effect of
  accounting change........................  $     0.16   $     0.08   $      0.26   $      0.06
Cumulative effect of accounting change.....          --           --         (0.04)           --
                                             ----------   ----------   -----------   -----------
Diluted earnings per share.................  $     0.16   $     0.08   $      0.22   $      0.06
                                             ==========   ==========   ===========   ===========
BASIC WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING.......................   9,502,255    9,391,267     9,471,227     9,358,253
                                             ==========   ==========   ===========   ===========
DILUTED WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING.......................   9,709,192    9,695,245     9,641,851     9,647,045
                                             ==========   ==========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                           EDGE PETROLEUM CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 2003          2002
                                                              -----------   -----------
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $ 2,114,333   $   557,077
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Cumulative effect of accounting change.................      357,825            --
     Deferred income taxes..................................    1,367,193       310,105
     Depletion, depreciation and amortization...............    5,577,356     5,526,729
     Accretion expense......................................       29,853            --
     Amortization of deferred loan costs....................           --        50,687
     Deferred compensation..................................      176,439       210,310
Changes in assets and liabilities:
     Increase in accounts receivable, trade.................   (2,385,505)     (945,260)
     Increase in accounts receivable, joint interest
      owners................................................      (50,498)     (672,746)
     Increase in other assets...............................     (509,858)     (526,522)
     Increase (decrease) in accounts payable, trade.........     (775,242)      344,714
     Increase (decrease) in accrued liabilities.............    2,446,177    (2,490,864)
     Increase in accrued interest payable...................       41,634        58,299
                                                              -----------   -----------
       Net cash provided by operating activities............    8,389,707     2,422,529
                                                              -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and natural gas property and equipment additions......   (7,649,966)   (8,558,367)
  Proceeds from the sale of oil and natural gas
     properties.............................................       55,096            --
                                                              -----------   -----------
          Net cash used in investing activities.............   (7,594,870)   (8,558,367)
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings from long-term debt............................    1,700,000     6,500,000
  Payments of long-term debt................................   (1,200,000)     (500,000)
  Net proceeds from issuance of common stock................       53,499        47,400
                                                              -----------   -----------
          Net cash provided by financing activities.........      553,499     6,047,400
                                                              -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    1,348,336       (88,438)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............    2,568,176       793,287
                                                              -----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $ 3,916,512   $   704,849
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

                           EDGE PETROLEUM CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                              ACCUMULATED
                               COMMON STOCK       ADDITIONAL                     OTHER           TOTAL
                            -------------------     PAID-IN      RETAINED    COMPREHENSIVE   STOCKHOLDERS'
                             SHARES     AMOUNT      CAPITAL      EARNINGS        LOSS           EQUITY
                            ---------   -------   -----------   ----------   -------------   -------------
                                                             (UNAUDITED)
BALANCE, DECEMBER 31,
  2002....................  9,416,254   $94,163   $56,663,626   $2,616,507    $  (840,996)    $58,533,300
Exercise of stock
  options.................     19,250       192        53,307           --             --          53,499
Issuance of stock.........     81,762       817        30,490           --             --          31,307
Deferred compensation
  expense.................         --        --       176,439           --             --         176,439
Change in valuation of
  hedging instruments.....         --        --            --           --       (414,352)       (414,352)
Net income................         --        --            --    2,114,333             --       2,114,333
                            ---------   -------   -----------   ----------    -----------     -----------
BALANCE, JUNE 30, 2003....  9,517,266   $95,172   $56,923,862   $4,730,840    $(1,255,348)    $60,494,526
                            =========   =======   ===========   ==========    ===========     ===========

          See accompanying notes to consolidated financial statements.

                           EDGE PETROLEUM CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements included herein have been prepared by Edge Petroleum Corporation, a Delaware corporation ("we", "our", "us" or the "Company"), without audit pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods on a basis consistent with the annual audited consolidated financial statements. All such adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of the results to be expected for an entire year. Certain information, accounting policies and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.

     Reclassifications -- Certain prior year balances have been reclassified to conform to current year presentation.

          Accounting Change -- In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." See Note 2.

          Oil and Natural Gas Properties -- Investments in oil and natural gas properties are accounted for using the full cost method of accounting. All costs associated with the exploration, development and acquisition of oil and natural gas properties, including salaries, benefits and other internal costs directly attributable to these activities are capitalized within a cost center. Our oil and natural gas properties are located within the United States of America and constitute one cost center.

          In accordance with the full cost method of accounting, we capitalize a portion of interest expense on borrowed funds. Employee related costs that are directly attributable to exploration and development activities are also capitalized. These costs are considered to be direct costs based on the nature of their function as it relates to the exploration and development function.

          Oil and natural gas properties are amortized using the unit-of-production method using estimates of proved reserve quantities. Investments in unproved properties are not amortized until proved reserves associated with the prospects can be determined or until impairment occurs. Unevaluated properties are evaluated periodically for impairment on a property-by-property basis. If the results of an assessment indicated that an unproved property is impaired, the amount of impairment is added to the proved oil and natural gas property costs to be amortized. The amortizable base includes estimated future development costs and dismantlement, restoration and abandonment costs.

          In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In July 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets," which discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review of impairment. Intangible assets with a determinable useful life will continue to be amortized over that period. The amortization provisions apply to goodwill and intangible assets acquired after June 30, 2001. The SEC is currently reviewing the application of the accounting prescribed by these statements to the oil and natural gas industry. The result may be to require that mineral use rights, such as leasehold interests, be separately classified in the balance sheets of oil and natural gas companies. Specifically, these standards may require that mineral use rights, including proved leaseholds acquired in a business combination, be classified on the balance sheet as intangible assets for

                           EDGE PETROLEUM CORPORATION
     all leaseholds acquired subsequent to June 30, 2001. We did not change or reclassify contractual mineral rights included in developed and unevaluated oil and gas properties on our balance sheet upon adoption of SFAS No. 141 and 142. We believe the treatment of such mineral rights as tangible assets under the full cost method of accounting for oil and gas properties is appropriate. If it is determined that reclassification is necessary, we would be required to reduce our developed and unevaluated properties and to instead report intangible mineral rights related to developed and unevaluated properties. The Company believes that the provisions of SFAS No. 141 and 142 impact only the balance sheet and any associated footnote disclosures. Any reclassifications potentially required would not impact our cash flows or statements of operations, since these costs would continue to be depleted in accordance with the full cost method of accounting for oil and gas companies.

          In addition, the capitalized costs of oil and natural gas properties are subject to a "ceiling test," whereby to the extent that such capitalized costs subject to amortization in the full cost pool (net of accumulated depletion, depreciation and amortization and related deferred taxes) exceed the present value (using a 10% discount rate) of estimated future net after-tax cash flows from proved oil and natural gas reserves, such excess costs are charged to operations. Once incurred, an impairment of oil and natural gas properties is not reversible at a later date. Impairment of oil and natural gas properties is assessed on a quarterly basis in conjunction with our quarterly filings with the Securities and Exchange Commission. No impairment related to the ceiling test was required during the six-month periods ended June 30, 2003 or 2002.

          In May 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 103, "Update of Codification of Staff Accounting Bulletins." SAB No. 103 revises or rescinds portions of the interpretive guidance included in the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The principal revisions relate to the rescission of material no longer necessary because of private sector developments in U.S. generally accepted accounting principles, as well as SEC rulemaking. As specifically related to oil and gas producing activities, it requires the inclusion of cash flow hedges in the computation of limitation on capitalized costs. In the second quarter of 2003, the Company adopted these provisions and included the effects of hedge gains and losses in the ceiling test. Impairment of oil and natural gas properties is assessed on a quarterly basis.

          Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves.

          Stock-Based Compensation -- We account for stock compensation plans under the intrinsic value method of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." No compensation expense is recognized for stock options that had an exercise price equal to the market value of their underlying common stock on the date of grant. As allowed by SFAS No. 123, "Accounting for Stock Based Compensation," we have continued to apply APB Opinion No. 25 for purposes of determining net income. In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results.

     Had compensation expense for stock-based compensation been determined based on the fair value at the date of grant, our net income, earnings available to common stockholders and earnings per share would have

                           EDGE PETROLEUM CORPORATION
been reduced and the stock-based compensation cost would have been increased to the pro forma amounts indicated below:

                                          THREE MONTHS ENDED        SIX MONTHS ENDED
                                               JUNE 30,                 JUNE 30,
                                         ---------------------   ----------------------
                                            2003        2002        2003        2002
                                         ----------   --------   ----------   ---------
Net income as reported.................  $1,534,134   $763,985   $2,114,333   $ 557,077
  Add:
     Stock based employee compensation
       expense (benefit) included in
       reported net income, net of
       related income tax..............          --         --           --        (195)
  Deduct:
     Total stock based employee
       compensation expense determined
       under fair value based method
       for all awards, net of related
       income tax......................     (56,513)   (75,604)    (114,322)   (124,296)
                                         ----------   --------   ----------   ---------
Pro forma net income...................  $1,477,621   $688,381   $2,000,011   $ 432,586
                                         ==========   ========   ==========   =========
Earnings Per Share:
     Basic -- as reported..............  $     0.16   $   0.08   $     0.22   $    0.06
     Basic -- pro forma................        0.16       0.07         0.21        0.05
     Diluted -- as reported............  $     0.16   $   0.08   $     0.22   $    0.06
     Diluted -- pro forma..............        0.15       0.07         0.21        0.04

     The Company is also subject to reporting requirements of Financial Accounting Standards Board ("FASB") Interpretation No. (FIN) 44, Accounting for Certain Transactions involving Stock Compensation that requires a non-cash charge to deferred compensation expense if the market price of our common stock at the end of a reporting period is greater than the exercise price of certain stock options. After the first such adjustment is made, each subsequent period is adjusted upward or downward to the extent that the market price exceeds the exercise price of the options. The charge is related to non-qualified stock options granted to employees and directors in prior years and re-priced in May 1999, as well as certain options newly issued in conjunction with the repricing. No adjustments related to FIN 44 were required during the six-month period ended June 30, 2003. No adjustments related to FIN 44 were required during the three months ended June 30, 2002 and a credit of $(303) was reported for the six months ended June 30, 2002.

  ACCOUNTING PRONOUNCEMENTS

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The Company has not entered into any applicable contracts since June 30, 2003.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 established standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after

                           EDGE PETROLEUM CORPORATION

May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement is currently not applicable to any of the Company's financial instruments.

     During 2002, the FASB issued two interpretations: FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and FIN 46 "Consolidation of Variable Interest Entities." There was no current impact of FIN 45 on the Company's financial position or results of operations. FIN 46 requires an entity to consolidate a variable interest entity if it is the primary beneficiary of the variable interest entity's activities. The primary beneficiary is the party that absorbs a majority of the expected losses, receives a majority of the expected residual returns, or both, from the variable interest entity's activities. Upon its issuance, FIN 46 was applicable immediately to variable interest entities created, or interests in variable interest entities obtained, after January 31, 2003. For those variable interest entities created, or interests in variable interest entities obtained, on or before February 1, 2003, FIN 46 is required to be applied in the first fiscal year or interim period beginning after June 15, 2003. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date it is first applied, or by restating previously issued financial statements with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46 also requires certain disclosures of an entity's relationship with variable interest entities.

     The Company shares interests with related parties in a variety of different partnership and joint venture entities in order to share the rewards of ownership in certain oil and natural gas royalties. The Company does not provide supplemental financial support to these entities nor does it have voting rights. In general, these entities are structured such that the sharing ratios in these entities are consistent with the allocation of the entities' distributions of cash from royalty revenues. The Company is continuing the process of examining all of its ownership interests to determine the necessary disclosures and procedures for complying with FIN 46. At this point, however, the Company does not anticipate that it will be impacted by FIN 46 because there is no investment in or obligation to share in future capital requirements of these entities.

     The Company does not expect the adoption of any of the above-mentioned standards to have a material impact on the Company's future financial condition or results of operations.

2.  ASSET RETIREMENT OBLIGATION

     In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". The statement requires entities to record a liability for legal obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred. When the liability for the fair value of dismantlement and abandonment costs, excluding salvage values, is initially recorded, the carrying amount of the related long-lived asset, oil and gas properties, is increased. Accretion of the liability is recognized each period using the interest method of allocation, and the capitalized cost is depleted over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. The standard is effective for fiscal years beginning after June 15, 2002, therefore the Company adopted SFAS No. 143 effective January 1, 2003 using a cumulative effect approach to recognize transition amounts for asset retirement obligations, asset retirement costs and accumulated accretion and depletion.

     At January 1, 2003, the Company recorded the present value of its future Asset Retirement Obligation ("ARO") for oil and natural gas property and related equipment. The cumulative effect of the adoption of SFAS No. 143 and the change in accounting principle was a charge to net income during the first quarter of

                           EDGE PETROLEUM CORPORATION

2003 of $357,825, net of taxes of $192,675. The changes to the ARO during the period ended June 30, 2003 are as follows:

ARO at January 1, 2003......................................  $  942,736
Liabilities incurred in the current period..................      63,487
Liabilities settled in the current period...................          --
Accretion expense...........................................      29,853
Revisions...................................................      (9,714)
                                                              ----------
ARO at June 30, 2003........................................  $1,026,362
                                                              ==========

     The following table summarizes the pro forma net income and earnings per share for the three-month and six-month periods ended June 30, 2002 had SFAS 143 been adopted by the Company on January 1, 2002.

                                            FOR THE THREE MONTHS       FOR THE SIX MONTHS
                                             ENDED JUNE 30, 2002       ENDED JUNE 30, 2002
                                           -----------------------   -----------------------
                                           AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA
                                           -----------   ---------   -----------   ---------
Net income...............................   $763,985     $754,451     $557,077     $174,383
Net income per share, basic..............   $   0.08     $   0.08     $   0.06     $   0.02
Net income per share, diluted............   $   0.08     $   0.08     $   0.06     $   0.02

     Had we applied the provisions of SFAS No. 143 as of January 1, 2002 the pro forma amount of the ARO would have been $882,537.

3.  LONG TERM DEBT

     During the first half of 2003, we borrowed $1.7 million and made repayments of $1.2 million under our credit facility (the "Credit Facility") and as of June 30, 2003, $21.0 million was outstanding under the credit facility. Borrowings under the Credit Facility bear interest at a rate equal to prime plus 0.50% or LIBOR plus 2.75%. The Company chooses which interest rate will be applied to a specific borrowing. The Credit Facility matures October 6, 2004 and is secured by substantially all of our assets.

     Effective April 1, 2003, the borrowing base was increased to $26.5 million. The borrowing base will be re-determined again during the second half of 2003. The borrowing base is not subject to automatic reductions at this time.

     The Credit Facility provides for certain restrictions, including but not limited to, limitations on additional borrowings and issues of capital stock, sales of oil and natural gas properties or other collateral, and engaging in merger or consolidation transactions. The Credit Facility also prohibits dividends and certain distributions of cash or properties and certain liens. The Credit Facility also contains certain financial covenants. The EBITDA to Interest Expense Ratio requires that (a) our consolidated EBITDA, as defined in the agreement, for the four fiscal quarters then ended to (b) our consolidated interest expense for the four fiscal quarters then ended, to not be less than
3.5 to 1.0. EBITDA was part of a negotiated covenant with our lender and is presented here to define our requirements to comply with that covenant. The Working Capital ratio requires that the amount of our consolidated current assets less our consolidated liabilities, as defined in the agreement, be at least $1.0 million. The Allowable Expenses ratio requires that (a) the aggregate amount of our year-to-date consolidated general and administrative expenses for the period from January 1 of such year through the fiscal quarter then ended to
(b) our year-to-date consolidated oil and gas revenue, net of hedging activity, for the period from January 1 of such year through the fiscal quarter then ended, to be less than 0.40 to 1.0. At June 30, 2003, we were in compliance with the above-mentioned covenants.

                           EDGE PETROLEUM CORPORATION

4.  OTHER COMPREHENSIVE INCOME

     In accordance with SFAS No. 130, "Reporting Other Comprehensive Income," the following are the components of Other Comprehensive Income:

                                           THREE MONTHS ENDED       SIX MONTHS ENDED
                                                JUNE 30,                JUNE 30,
                                          ---------------------   ---------------------
                                             2003        2002        2003        2002
                                          ----------   --------   ----------   --------
Net income..............................  $1,534,134   $763,985   $2,114,333   $557,077
Other comprehensive income (loss), net
  of tax:
  Unrealized hedge derivative fair value
     gain (loss)(1).....................     (10,610)        --     (860,727)        --
  Less: Reclassification to earnings of
     realized (gain) loss upon
     settlement of hedge derivative
     contracts(2).......................     165,814     70,539      446,375         --
                                          ----------   --------   ----------   --------
  Total other comprehensive income
     (loss).............................     155,204     70,539     (414,352)        --
                                          ----------   --------   ----------   --------
Total comprehensive income..............  $1,689,338   $834,524   $1,699,981   $557,077
                                          ==========   ========   ==========   ========
     (1) Net of Income Tax Expense......       6,611         --      583,774         --
     (2) Net of Income Tax Expense......     103,321     39,678      254,392         --

5.  EARNINGS PER SHARE

     We account for earnings per share in accordance with SFAS No.
128 -- "Earnings per Share," which establishes the requirements for presenting earnings per share ("EPS"). SFAS No. 128 requires the presentation of "basic" and "diluted" EPS on the face of the income statement. Basic earnings per common share amounts are calculated using the average number of common shares outstanding during each period. Diluted earnings per share assumes the exercise of all stock options and warrants having exercise prices less than the average market price of the common stock during the periods, using the treasury stock method.

     The following is a reconciliation of the numerators and denominators of basic and diluted earnings per share computations, in accordance with SFAS No. 128, for the three-month and six-month periods ended June 30, 2003 and 2002:

                             THREE MONTHS ENDED JUNE 30, 2003       THREE MONTHS ENDED JUNE 30, 2002
                           ------------------------------------   ------------------------------------
                                                          PER                                    PER
                             INCOME         SHARES       SHARE      INCOME          SHARE       SHARE
                           (NUMERATOR)   (DENOMINATOR)   AMOUNT   (NUMERATOR)   (DENOMINATOR)   AMOUNT
                           -----------   -------------   ------   -----------   -------------   ------
BASIC EPS
Income available to
  common stockholders....  $1,534,134      9,502,255     $0.16     $763,985       9,391,267     $0.08
Effect of dilutive
  securities:
Restricted stock.........          --        106,129        --           --         123,518        --
Common stock options.....          --        100,808        --           --         151,882        --
Warrants.................          --             --        --           --          28,578        --
                           ----------      ---------     -----     --------       ---------     -----
DILUTED EPS
Income available to
  common stockholders....  $1,534,134      9,709,192     $0.16     $763,985       9,695,245     $0.08
                           ==========      =========     =====     ========       =========     =====

                           EDGE PETROLEUM CORPORATION

                              SIX MONTHS ENDED JUNE 30, 2003         SIX MONTHS ENDED JUNE 30, 2002
                           ------------------------------------   ------------------------------------
                                                          PER                                    PER
                             INCOME         SHARES       SHARE      INCOME          SHARE       SHARE
                           (NUMERATOR)   (DENOMINATOR)   AMOUNT   (NUMERATOR)   (DENOMINATOR)   AMOUNT
                           -----------   -------------   ------   -----------   -------------   ------
BASIC EPS
Income available to
  common stockholders....  $2,114,333      9,471,227     $0.22     $557,077       9,358,253     $0.06
Effect of dilutive
  securities:
Restricted stock.........          --        101,080        --           --         151,062        --
Common stock options.....          --         69,544        --           --         130,455        --
Warrants.................          --             --        --           --           7,275        --
                           ----------      ---------     -----     --------       ---------     -----
DILUTED EPS
Income available to
  common stockholders....  $2,114,333      9,641,851     $0.22     $557,077       9,647,045     $0.06
                           ==========      =========     =====     ========       =========     =====

6.  INCOME TAXES

     We account for income taxes under the provisions of SFAS No.
109 -- "Accounting for Income Taxes," which provides for an asset and liability approach in accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributable to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

     We currently estimate that our effective tax rate for the year ending December 31, 2003 will be approximately 35.6%. A provision for income taxes of $1.4 million and $310,100 was reported for the six months ended June 30, 2003 and 2002, respectively.

7.  SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

     A summary of non-cash investing and financing activities for the six months ended June 30, 2003 and 2002 is presented below:

                                                              NUMBER OF
                                                               SHARES     FAIR MARKET
DESCRIPTION                                                    ISSUED        VALUE
-----------                                                   ---------   -----------
Six Months Ended June 30, 2003:
Shares issued to satisfy restricted stock grants............   73,962      $390,238
Shares issued to fund the Company's matching contribution
  under the Company's 401(k) plan...........................    7,800      $ 31,307
Six Months Ended June 30, 2002:
Shares issued to satisfy restricted stock grants............   74,736      $402,429
Shares issued to fund the Company's matching contribution
  under the Company's 401(k) plan...........................    3,831      $ 20,266

     We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                           EDGE PETROLEUM CORPORATION

                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                  FOR THE
                                                                 SIX MONTHS
                                                               ENDED JUNE 30,
                                                              ----------------
                                                                2003     2002
                                                              --------   -----
Cash paid during the period for:
  Interest, net of amounts capitalized......................  $172,103   $  --

     Interest paid for the six months ended June 30, 2003 and 2002 excludes amounts capitalized of $124,012 and $290,168, respectively.

8.  HEDGING ACTIVITIES

     Due to the instability of oil and natural gas prices, we periodically enter into price risk management transactions (e.g., swaps, collars and floors) for a portion of our oil and natural gas production to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations. While the use of these arrangements limits the Company's ability to benefit from increases in the price of oil and natural gas, it also reduces the Company's potential exposure to adverse price movements. The Company's hedging arrangements, to the extent it enters into any, apply to only a portion of its production and provide only partial price protection against declines in oil and natural gas prices and limits the Company's potential gains from future increases in prices. The Company's Board of Directors sets all of the Company's hedging policies, including volumes, types of instruments and counterparties, on a quarterly basis. These policies are implemented by management through the execution of trades by the Chief Financial Officer after consultation and concurrence by the President and Chairman of the Board. The Company accounts for these transactions as hedging activities and, accordingly, realized gains and losses are included in oil and natural gas revenue during the period the hedged transactions occur.

     The following was the impact on oil and natural gas revenue from hedging activities for the six months ended June 30, 2003 and 2002:

                            EFFECTIVE DATES                     MMBTU    SIX MONTHS ENDED JUNE 30,
                           -----------------     PRICE PER     VOLUMES   -------------------------
HEDGE TYPE                  BEG.     ENDING        MMBTU       PER DAY       2003          2002
----------                 ------   --------   -------------   -------   ------------   ----------
Natural Gas Collar.......  1/1/03   12/31/03   $4.00 - $4.25   10,000    $(3,335,880)   $      --
Natural Gas Collar.......  6/1/03    9/30/03   $5.00 - $6.50    2,000             --           --
Natural Gas Floor........  4/1/02    6/30/02           $2.65   18,000             --     (163,800)
                                                                         -----------    ---------
                                                                         $(3,335,880)   $(163,800)
                                                                         ===========    =========

     Our current hedging activities for natural gas are entered into on a per MMbtu delivered price basis, NYMEX, with settlement for each calendar month occurring five business days following the expiration date.

     In October 2002, we entered into a natural gas collar that covered 10,000 MMbtus per day for the period January 1, 2003 to December 31, 2003 at a floor of $4.00 per MMbtu and a ceiling of $4.25 per MMbtu. At June 30, 2003, the market value of this outstanding hedge was approximately $(2.0) million and is included in current liabilities.

     In April 2003, the Company entered into a natural gas collar covering 2,000 MMbtu per day for the period June 1, 2003 to September 30, 2003 with a floor of $5.00 per MMbtu and a ceiling of $6.50 per MMbtu. At June 30, 2003, the market value of this outstanding hedge was approximately $11,500 and is included in current liabilities.

                           EDGE PETROLEUM CORPORATION

     In March 2002, we purchased a floor on 18,000 MMbtus per day at $2.65 per MMbtu for the period April 1, 2002 through June 30, 2002, at a cost of $163,800. The floor structure provided a minimum realized price for the protected volume yet preserved any upside in gas prices. The natural gas floor expired with no additional cost to the Company.

9.  SUBSEQUENT EVENTS

     In May 2003, the Company announced its proposed merger with Miller Exploration Company. The merger will be accounted for as a purchase of Miller by Edge valued at approximately $12.7 million. Edge anticipates that the two companies will be in a position to hold shareholders' meetings to approve the transaction early in the fourth quarter of 2003.

     Subsequent to June 30, 2003, the Company announced its intent to acquire certain South Texas oil and gas properties for a purchase price, prior to any purchase price adjustments, of $9.1 million. This acquisition is expected to close late in the third quarter of 2003.

10.  COMMITMENTS AND CONTINGENCIES

     From time to time the Company is a party to various legal proceedings arising in the ordinary course of business. While the outcome of lawsuits cannot be predicted with certainty, the Company is not currently a party to any proceeding that it believes, if determined in a manner adverse to the Company, could have a potential material adverse effect on its financial condition, results of operations or cash flows.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is management's discussion and analysis of certain significant factors that have affected certain aspects of our financial position and operating results during the periods included in the accompanying unaudited condensed consolidated financial statements. This discussion should be read in conjunction with the accompanying unaudited condensed consolidated financial statements included elsewhere in this Form 10-Q and with our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2002.

GENERAL OVERVIEW

     We were organized as a Delaware corporation in August 1996 in connection with our initial public offering (the "Offering") and the related combination of certain entities that held interests in the Edge Joint Venture II (the "Joint Venture") and certain other oil and natural gas properties, herein referred to as the "Combination". In a series of combination transactions, we issued an aggregate of 4,701,361 shares of common stock and received in exchange 100% of the ownership interests in the Joint Venture and certain other oil and natural gas properties. In March 1997, and contemporaneously with the Combination, we completed the Offering of 2,760,000 shares of our common stock generating proceeds of approximately $40 million, net of expenses.

     We have evolved over time from a prospect generation organization focused solely on high-risk, high-reward exploration to a team driven organization focused on a balanced program of exploration, exploitation, development and acquisition of oil and natural gas properties. Following a top-level management change in late 1998, a more disciplined style of business planning and management was integrated into our technology-driven drilling activities. We believe these changes in our strategy and business discipline will result in continued growth in reserves, production and financial strength.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities in the accompanying financial statements. Changes in these estimates could materially affect our financial position, results of operations or cash flows. Key estimates used by management include revenue and expense accruals, environmental costs, depreciation and amortization, asset impairment and fair values of assets acquired. Significant accounting policies that we employ are presented in the notes to the consolidated financial statements.

REVENUE RECOGNITION

     We recognize oil and natural gas revenue from our interests in producing wells as oil and natural gas is produced and sold from those wells. Oil and natural gas sold by us is not significantly different from our share of production.

OIL AND NATURAL GAS PROPERTIES

     Investments in oil and natural gas properties are accounted for using the full cost method of accounting. All costs associated with the exploration, development and acquisition of oil and natural gas properties, including salaries, benefits and other internal costs directly attributable to these activities are capitalized within a cost center. Our oil and natural gas properties are located within the United States of America and constitute one cost center.

     In accordance with the full cost method of accounting, we capitalize a portion of interest expense on borrowed funds. Employee related costs that are directly attributable to exploration and development activities are also capitalized. These costs are considered to be direct costs based on the nature of their function as it relates to the exploration and development function.

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     Oil and natural gas properties are amortized using the unit-of-production method using estimates of proved reserve quantities. Investments in unproved properties are not amortized until proved reserves associated with the prospects can be determined or until impairment occurs. Unevaluated properties are evaluated periodically for impairment on a property-by-property basis. If the results of an assessment indicated that an unproved property is impaired, the amount of impairment is added to the proved oil and natural gas property costs to be amortized. The amortizable base includes estimated future development costs and dismantlement, restoration and abandonment costs.

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In July 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets," which discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review of impairment. Intangible assets with a determinable useful life will continue to be amortized over that period. The amortization provisions apply to goodwill and intangible assets acquired after June 30, 2001. The SEC is currently reviewing the application of the accounting prescribed by these statements to the oil and natural gas industry. The result may be to require that mineral use rights, such as leasehold interests, be separately classified in the balance sheets of oil and natural gas companies. Specifically, these standards may require that mineral use rights, including proved leaseholds acquired in a business combination, be classified on the balance sheet as intangible assets for all leaseholds acquired subsequent to June 30, 2001. We did not change or reclassify contractual mineral rights included in developed and unevaluated oil and gas properties on our balance sheet upon adoption of SFAS No. 141 and 142. We believe the treatment of such mineral rights as tangible assets under the full cost method of accounting for oil and gas properties is appropriate. If it is determined that reclassification is necessary, we would be required to reduce our developed and unevaluated properties and to instead report intangible mineral rights related to developed and unevaluated properties. We believe that the provisions of SFAS No. 141 and 142 impact only the balance sheet and any associated footnote disclosures. Any reclassifications potentially required would not impact our cash flows or statements of operations, since these costs would continue to be depleted in accordance with the full cost method of accounting for oil and gas companies.

     We adopted SFAS No. 143, "Accounting for Asset Retirement Obligations" effective January 1, 2003. The statement required us to record a liability for the fair value of our dismantlement and abandonment costs, excluding salvage values. When the liability was initially recorded, we increased the carrying amount of the related long-lived asset, oil and natural gas properties. Accretion of the liability is recognized each period and the capitalized cost is depleted over the useful life of the related asset. Upon settlement of the liability, we will either settle the obligation for its recorded amount or incur a gain or loss upon settlement.

     In addition, the capitalized costs of oil and natural gas properties are subject to a "ceiling test," whereby to the extent that such capitalized costs subject to amortization in the full cost pool (net of accumulated depletion, depreciation and amortization and related deferred taxes) exceed the present value (using a 10% discount rate) of estimated future net after-tax cash flows from proved oil and natural gas reserves, such excess costs are charged to operations. Once incurred, an impairment of oil and natural gas properties is not reversible at a later date. Impairment of oil and natural gas properties is assessed on a quarterly basis in conjunction with our quarterly filings with the Securities and Exchange Commission. No impairment related to the ceiling test was required during the six-month periods ended June 30, 2003 or 2002.

     In May 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 103, "Update of Codification of Staff Accounting Bulletins." SAB No. 103 revises or rescinds portions of the interpretive guidance included in the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The principal revisions relate to the rescission of material no longer necessary because of private sector developments in U.S. generally accepted accounting principles, as well as SEC rulemaking. As specifically related to oil and gas, it requires the inclusion of cash flow hedges in the computation of limitation on capitalized costs. In the second quarter of 2003, we adopted these provisions and included the effects of

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hedge gains and losses in the ceiling test. Impairment of oil and natural gas properties is assessed on a quarterly basis in conjunction with our quarterly filings with the SEC.

     Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves.

OIL AND NATURAL GAS RESERVES

     There are uncertainties inherent in estimating oil and natural gas reserve quantities, projecting future production rates and projecting the timing of future development expenditures. In addition, reserve estimates of new discoveries are more imprecise than those of properties with a production history. Accordingly, the reserve estimates of new discoveries are subject to change as additional information becomes available. Proved reserves are the estimated quantities of crude oil, condensate and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions at the end of the respective years. Proved developed reserves are those reserves expected to be recovered through existing equipment and operating methods.

DERIVATIVES AND HEDGING ACTIVITIES

     Due to the instability of oil and natural gas prices, we have periodically entered into price risk management transactions (e.g., swaps, collars and floors) for a portion of our oil and natural gas production to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations. While the use of these arrangements limits our ability to benefit from increases in the price of oil and natural gas, it also reduces our potential exposure to adverse price movements. Our hedging arrangements, to the extent we enter into any, apply to only a portion of our production and provide only partial price protection against declines in oil and natural gas prices and limits our potential gains from future increases in prices. Our Board of Directors sets all of our hedging policies, including volumes, types of instruments and counterparties, on a quarterly basis. These policies are implemented by management through the execution of trades by the Chief Financial Officer after consultation and concurrence by the President and Chairman of the Board. We account for these transactions as hedging activities and, accordingly, realized gains and losses are included in oil and natural gas revenue during the period the hedged transactions occur.

     We adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective January 1, 2001. The statement, as amended by SFAS No. 137 and SFAS No. 138, requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and changes in the fair value of derivatives be reported in current earnings, unless the derivative is designated and effective as a hedge. If the intended use of the derivative is to hedge the exposure to changes in the fair value of an asset, a liability or firm commitment, then the changes in the fair value of the derivative instrument will generally be offset in the income statement by the change in the item's fair value. However, if the intended use of the derivative is to hedge the exposure to variability in expected future cash flows then the changes in the fair value of the derivative instrument will generally be reported in accumulated other comprehensive income (AOCI). The gains and losses on the derivative instrument that are reported in AOCI will be reclassified to earnings in the period in which earnings are impacted by the hedged item. We adopted SFAS No. 133 effective on January 1, 2001.

     Upon entering into a derivative contract, we designate the derivative instruments as a hedge of the variability of cash flow to be received (cash flow hedge). In accordance with SFAS No. 133, we formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategy for undertaking various hedge transactions. We also formally assess, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are expected to be highly effective in offsetting changes in cash flows of hedged transactions. All of our derivative instruments at June 30, 2003 were designated and effective as cash flow hedges. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, hedge accounting would be discontinued prospectively.

     When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value and gains and losses included in AOCI will be recognized in earnings immediately. In all other situations in which hedge accounting is discontinued, the derivative will be carried at fair value on the balance sheet with future changes in its fair value recognized in earnings as the hedged production takes place.

     Our revenue, profitability and future rate of growth and ability to borrow funds or obtain additional capital, and the carrying value of our properties, are substantially dependent upon prevailing prices for oil and natural gas. These prices are dependent upon numerous factors beyond our control, such as economic, political and regulatory developments and competition from other sources of energy. A substantial or extended decline in oil and natural gas prices could have a material adverse effect on our financial condition, results of operations and access to capital, as well as the quantities of oil and natural gas reserves that we may economically produce.

STOCK-BASED COMPENSATION

     We account for stock compensation plans under the intrinsic value method of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." No compensation expense is recognized for stock options that had an exercise price equal to or greater than the market value of their underlying common stock on the date of grant. As allowed by SFAS No. 123, "Accounting for Stock Based Compensation," we have continued to apply APB Opinion No. 25 for purposes of determining net income. In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results.

     We are also subject to reporting requirements of FASB Interpretation No.
(FIN) 44, "Accounting for Certain Transactions involving Stock Compensation" that requires a non-cash charge to deferred compensation expense if the market price of our common stock at the end of a reporting period is greater than the exercise price of certain stock options. After the first such adjustment is made, each subsequent period is adjusted upward or downward to the extent that the market price exceeds the exercise price of the options. The charge is related to non-qualified stock options granted to employees and directors in prior years and re-priced in May 1999, as well as certain options newly issued in conjunction with the repricing. No adjustments related to FIN 44 were required during the first half of 2003.

OVERVIEW

     The following matters had a significant impact on our results of operations and financial position for the six months ended June 30, 2003:

     Commodity Prices -- The average realized price for our production, before the effects of hedging activity, increased 89% from $2.92 per thousand cubic feet of gas equivalent (Mcfe) in the first six months of 2002 to $5.51 per Mcfe for the comparable period this year.

     Hedging Activity -- For the six months ended June 30, 2003, we realized net losses from hedging activities of $(3.3) million, or $(1.01) per Mcfe. For the six months ended June 30, 2002, hedging activity resulted in a net realized loss of $(163,800), or $(0.04) per Mcfe.

     Cumulative Effect of Accounting Change -- We adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003. We used a cumulative effect approach to recognize transition amounts for asset retirement obligations, asset retirement costs and accumulated accretion and depletion. The $357,825 cumulative effect of the change in accounting (net of income taxes of $192,675) was reported in the first quarter of 2003.

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RESULTS OF OPERATIONS

  REVENUE AND PRODUCTION

     Oil and natural gas revenue for the second quarter of 2003 increased 24% over the same period in 2002. Oil and natural gas production decreased 8% from an average of 21.0 MMcfe per day in the second quarter of 2002 to 19.3 MMcfe per day in the same current year period; however, the impact of higher average realized prices offset the production decrease. Natural gas production comprised 76% of total production on an equivalent Mcf basis and contributed 81% of total revenue for the second quarter of 2003. Oil and condensate production was 9% of total production and contributed 11% of total oil and gas revenue while natural gas liquids (NGLs) production comprised 15% of total production and contributed 8% of total oil and gas revenue. In the comparable 2002 period, natural gas production comprised 64% of total production and contributed 70% of total revenue. Oil and condensate production was 15% of total production and 17% of revenue and NGLs production comprised 21% of total production and 13% of total revenue.

     Oil and natural gas production decreased 16% from an average of 21.7 MMcfe per day in the first half of 2002 to 18.2 MMcfe per day in the same current year period; however, the impact of higher average realized prices offset the production decrease. Oil and natural gas revenue for the first half of 2003 increased 31% over the same period in 2002. Natural gas production comprised 75% of total production on an equivalent Mcf basis and contributed 79% of total revenue for the first half of 2003. Oil and condensate production was 10% of total production and contributed 13% of total oil and gas revenue while natural gas liquids (NGLs) production comprised 15% of total production and contributed 8% of total oil and gas revenue. In the comparable 2002 period, natural gas production comprised 74% of total production and contributed 77% of total revenue. Oil and condensate production was 12% of total production and 14% of revenue and NGLs production comprised 14% of total production and 9% of total revenue.

     The following table summarizes volume and price information with respect to our oil and gas production for the three-month and six-month periods ended June 30, 2003 and 2002:

                           FOR THE THREE MONTHS ENDED JUNE 30,    FOR THE SIX MONTHS ENDED JUNE 30,
                           ------------------------------------   ---------------------------------
                                                     INCREASE                            INCREASE
                             2003        2002       (DECREASE)      2003       2002     (DECREASE)
                           ---------   ---------   ------------   --------   --------   -----------
Gas Volume --
  MCFGPD(1)..............    14,726      13,480        1,246       13,693     16,189       (2,496)
Average Gas Price -- per
  MCF(2).................   $  5.70     $  3.79       $ 1.91      $  6.10    $  3.03      $  3.07
Hedge Loss -- per MCF....   $ (0.84)    $ (0.13)      $(0.71)     $ (1.35)   $ (0.06)     $ (1.29)
Oil and Condensate
  Volume -- BPD(3).......       284         513         (229)         303        418         (115)
Average Oil Price -- per
  barrel.................   $ 33.70     $ 23.95       $ 9.75      $ 33.72    $ 21.45      $ 12.27
Natural Gas Liquids
  Volume -- BPD(3).......       474         737         (263)         455        509          (54)
Average NGL Price -- per
  barrel.................   $ 14.28     $ 12.30       $ 1.98      $ 14.58    $ 10.99      $  3.59

---------------

(1) MCFGPD -- thousand cubic feet of gas per day

(2) Excluding losses from hedging activities

(3) BPD -- barrels per day

  SECOND QUARTER 2003 COMPARED TO THE SECOND QUARTER 2002

     Natural gas revenue increased 45% from $4.5 million for the second quarter of 2002 to $6.5 million for the same period in 2003 due to a 33% increase in the average price received for our natural gas production. The average natural gas sales price for production in the second quarter of 2003 was $4.86 compared to

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

$3.66 per Mcf for 2002. This increase in average price received resulted in increased revenue of approximately $1.6 million (based on current year production). Included within natural gas revenue for the three months ended June 30, 2003 was $(1.1) million representing realized losses from hedging activity that decreased the effective natural gas sales price by $(0.84) per Mcf. During the second quarter of 2002, realized losses from hedging activities totaled $(163,800) that reduced the effective natural gas price by $(0.13) per Mcf. For the three months ended June 30, 2003, natural gas production increased 9% from
13.5 MMCFGPD in 2002 to 14.7 MMCFGPD in 2003 due primarily to production from new wells drilled including the O'Connor Ranch East properties and the Gato Creek properties as well as resumption of production from the Thibodeaux well partially offset by natural declines in production from existing properties. The increase in production for the three months ended June 30, 2003 compared to the same period in 2002 resulted in an increase in revenue of approximately $0.4 million (based on 2002 second quarter average prices).

     Revenue from sales of oil and condensate decreased 22% from $1.1 million in the second quarter of 2002 to $0.9 million for the comparable 2003 period, due to lower production volumes. Production volumes for oil and condensate decreased 45% compared to the prior year period of 284 BPD due to fewer wells with oil and condensate production in operation during the second quarter of 2003 compared to the second quarter of 2002. Production from new wells drilled is primarily natural gas and not oil and condensate; therefore, natural declines in production of oil and condensate was not replaced by these new wells drilled. The decrease in production of oil and condensate for the three months ended June 30, 2003 compared to the same period in 2002 resulted in a decrease in revenue of approximately $0.5 million (based on 2002 second quarter average prices). The average realized price for oil and condensate in the second quarter of 2003 was $33.70 per barrel, a 41% increase over the second quarter 2002 average price of $23.95 per barrel. This increase in the average realized price received for our oil and condensate production increased revenue $0.3 million (based on current quarter production).

     Revenue from sales of NGLs decreased from $0.8 million in the second quarter of 2002 to $0.6 million for the comparable 2003 period due to lower production. Production volumes for NGLs decreased from 737 BPD in the second quarter of 2002 to 474 BPD for the comparable period in 2003 due primarily to our decision to process less gas because of favorable natural gas prices. This decrease in production resulted in a decrease in quarterly revenue of $294,000 (based on 2002 second quarter average prices). The average realized price for NGLs in the second quarter of 2003 was $14.28 per barrel compared to $12.30 per barrel for the same period in 2002. This 16% increase in the average realized price for our NGLs increased revenue by $85,700 (based on current quarter production).

  SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2002

     Natural gas revenue increased 35% from $8.7 million for the first half of 2002 to approximately $11.8 million for the same period in 2003. Significantly higher average prices received for our natural gas production more than offset the decline in production. The average natural gas sales price for production in the first half of 2003 was $4.75 per Mcf compared to $2.97 per Mcf for 2002. This increase in average price received resulted in increased revenue of approximately $4.4 million (based on current year-to-date production). Included within natural gas revenue for the six months ended June 30, 2003 was $(3.3) million representing realized losses from hedging activity that decreased the effective natural gas sales price by $(1.35) per Mcf. During the six months ended June 30, 2002, realized losses from hedging activities was $(163,800) that decreased the effective natural gas sales price by $(0.06) per Mcf. For the six months ended June 30, 2003, natural gas production decreased 15% from 16.2 MMCFGPD in 2002 to 13.7 MMCFGPD in 2003 due primarily to declines in production from existing properties and the delay in the resumption of production from the Thibodeaux well, partially offset by production from new wells drilled including the O'Connor Ranch East properties and the Gato Creek properties. The decrease in production for the six months ended June 30, 2003 compared to the same period in 2002 resulted in a decrease in revenue of approximately $1.3 million (based on 2002 year-to-date average prices).

     Revenue from sales of oil and condensate increased 14% from $1.6 million in the first six months of 2002 to $1.8 million for the comparable 2003 period, due to higher average realized prices. The average realized price for oil and condensate in the first half of 2003 was $33.72 per barrel, a 57% increase over the first half of
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

2002 average price of $21.45 per barrel. This increase in the average realized price received for our oil and condensate increased revenue by $672,600 (based on current year-to-date production). Production volumes for oil and condensate decreased 28% from 418 BPD in the first half of 2002 to 303 BPD in the 2003 year-to-date period due primarily to natural declines in production from existing properties. The decrease in production for the six months ended June 30, 2003 compared to the same period in 2002 resulted in a decrease in revenue of approximately $447,400 (based on 2002 year-to-date average prices).

     Revenue from sales of NGLs increased from $1.0 million in the first six months of 2002 to $1.2 million for the comparable 2003 period due to higher average realized prices. The average realized price for NGLs in the first half of 2003 was $14.58 per barrel compared to $10.99 per barrel for the same period in 2002. This 33% increase in the average realized price for our NGLs increased revenue by $295,500 (based on current year-to-date production). Production volumes for NGLs decreased from 509 BPD in the first six months of 2002 to 455 BPD for the comparable period in 2003 due to our decision to process less gas because of favorable natural gas prices. This decrease in production resulted in a decrease in revenue of $107,200 (based on 2002 year-to-date average prices).

COSTS AND OPERATING EXPENSES

     Lifting costs for the three-month period ended June 30, 2003 totaled $551,000, 8% lower than the same period in 2002. Lifting costs averaged $0.31 per Mcfe for the three-month period ended June 30, 2003 which was comparable to the prior year period. For the six-month period ended June 30, 2003, lifting costs totaled $1.1 million, a 4% decrease compared to the same period in 2002 due primarily to changing the mix of production to newer, lower cost wells. Lifting costs were $0.35 per Mcfe for the six-month period ended June 30, 2003 compared to $0.30 per Mcfe in the prior year period. This increase in costs per Mcfe was a result of lower production volumes over fixed expenses.

     Severance and ad valorem taxes for the three months and six months ended June 30, 2003 totaled $521,900 and $1,041,100, respectively, compared to $450,200 and $886,000 for the comparable prior year periods. The increase is due primarily to higher severance taxes paid on the increased revenue reported for the 2003 periods partially offset by abatements on our Gato Creek properties in South Texas and the Thibodeaux well in Louisiana. On an equivalent production basis, severance and ad valorem taxes averaged $0.30 per Mcfe and $0.32 per Mcfe for the three-month and six-month period ended June 30, 2003 compared to $0.24 per Mcfe and $0.23 per Mcfe for the same periods in 2002. The increase in expense per Mcfe is due primarily to the higher revenue received while production was lower over the comparable periods. Severance tax averaged 4.8% of revenue for the first half of 2003 compared to 6.5% for the same period in 2002 due to the tax abatements discussed above.

     Depletion, depreciation and amortization ("DD&A") expense for the three-month and six-month periods ended June 30, 2003 totaled $2.8 million and $5.6 million, respectively. This compares to $2.7 million and $5.5 million in the same periods of 2002. Full cost DD&A on our oil and natural gas properties totaled $2.7 million for the second quarter of 2003 compared to $2.5 million for the same period in 2002. Depletion expense on a unit of production basis for the three-month period ended June 30, 2003 was $1.56 per Mcfe compared to $1.33 per Mcfe in the comparable prior year period. For the six months ended June 30, 2003 depletion on our oil and natural gas properties totaled $5.2 million that was comparable to the same period in 2002. Depletion expense on a unit of production basis for the six-month period ended June 30, 2003 was $1.59 per Mcfe compared to $1.32 per Mcfe for the six months ended June 30, 2002. For the six months ended June 30, 2003 as compared to the prior year period, a 20% increase in the overall depletion rate increased depletion expense by $871,900 while lower oil and natural gas production decreased depletion expense by $839,100. The increase in the depletion rate was primarily due to a significantly higher amortizable base at June 30, 2003 compared to June 30, 2002. Other DD&A expense totaled $115,900 and $345,700 for the three-month and six-month periods ended June 30, 2003 compared to the prior period totals of $160,200 and $327,900, respectively.

     General and administrative expenses ("G&A") for the second quarter of 2003 increased 3% from the prior year period to $1.5 million. For the second quarter of 2003 and 2002, overhead reimbursement fees recorded as a reduction to G&A totaled $27,500 and $31,000, respectively. Capitalized G&A further reduced total G&A by $319,000 and $370,400 for the three months ended June 30, 2003 and 2002, respectively. For the six months ended June 30, 2003, G&A was $2.9 million, an increase of 2% compared to the prior year period. For the six months of 2003 and 2002, overhead reimbursement fees recorded as a reduction to G&A totaled $56,200 and $63,700, respectively. Capitalized G&A further reduced total G&A by $621,800 and $740,700 for the six months ended June 30, 2003 and 2002, respectively. The increase in G&A for both the three months and the six months ended June 30, 2003 was primarily attributable to higher audit and legal fees, higher franchise taxes, office moving costs and the settlement of a lawsuit related to seismic rights in April 2003 for $70,000. These costs were partially offset by lower salary and benefit costs, lower rent and parking and lower reserve engineer fees compared to the prior year periods. G&A on a unit of production basis for the six-month periods ended June 30, 2003 and 2002 was $0.87 per Mcfe and $0.72 per Mcfe, respectively.

     Included in general and administrative expenses were deferred compensation amortization costs related to restricted stock awards granted during 2001, 2002 and 2003. For the second quarter of 2003 and 2002, such amortization totaled $89,800 and $105,400, respectively. For the six months ended June 30, 2003 and 2002, deferred compensation amortization totaled $176,400 and $210,600, respectively. Also included in deferred compensation are charges or credits related to FIN 44, "Accounting for Certain Transactions involving Stock Compensation." FIN 44 requires, among other things, a non-cash charge to compensation expense if the price of Edge's common stock on the last trading day of a reporting period is greater than the exercise price of certain options. FIN 44 could also result in a credit to compensation expense to the extent that the trading price declines from the trading price as of the end of the prior period, but not below the exercise price of the options. We adjust deferred compensation expense upward or downward on a monthly basis based on the trading price at the end of each such period as necessary to comply with FIN 44. The adjustment is related only to the non-qualified stock options granted to employees and directors in prior years and re-priced in May of 1999, as well as certain options newly issued in conjunction with the repricing. For the three-month and six-month periods ended June 30, 2003, no charge or credit was required to comply with FIN 44. Deferred compensation expense related to FIN 44 was a net credit of $(303) for the three-month and six-month periods ended June 30, 2002.

     For the three months ended June 30, 2003, interest expense totaled $213,100 on weighted average debt of approximately $21.5 million. Capitalized interest for the period was $48,100 resulting in net interest expense of $165,000. For the three months ended June 30, 2002, we capitalized all interest incurred during the quarter, or $175,600. Our weighted average debt was approximately $14.3 million in the second quarter of 2002. For the six months ended June 30, 2003, interest expense totaled $465,400 on weighted average debt of approximately $21.3 million compared to interest expense of $348,500 on weighted average debt of $12.7 million in the comparable 2002 period. Capitalized interest for the six months ended June 30, 2003 and 2002 totaled $124,000 and $348,500, respectively. Also included in interest expense were deferred loan costs of $50,700 for the six months ended June 30, 2002. Net interest expense for the six months ended June 30, 2003 and 2002 was $341,400 and $50,700, respectively. Interest income totaled $3,000 and $5,100 for the three-month and six-month periods ended June 30, 2003 compared to $3,300 and $7,100 for the same periods in 2002.

     For the three-month and six-month periods ended June 30, 2003, we recorded a charge of $845,500 and $1,367,200, respectively, for income taxes at an effective rate of 35.6% based on the forecast of annual 2003 net income using assumptions known at that time. An income tax charge of $427,500 and $310,100, respectively, was recorded for the three-month and six-month periods ended June 30, 2002 representing an estimated effective tax rate of 36%. Such rate was based on anticipated results for the year ended December 31, 2002 using current assumptions.

     We adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003. We used a cumulative effect approach to recognize transition amounts for asset retirement obligations, asset retirement costs and accumulated depreciation. The $357,800 cumulative effect of the change in accounting (net of income taxes of $192,700) was reported during the first quarter of 2003.

     For the second quarter of 2003, we realized net income of $1.5 million, or basic and diluted earnings per share of $0.16. This compares to a net income for the second quarter of 2002 of $764,000, or basic and diluted earnings per share of $0.08. Weighted average shares outstanding increased from 9,391,267 shares for the three months ended June 30, 2002 to 9,502,255 shares in the comparable 2003 period. For the six months ended June 30, 2003, we realized net income of $2.1 million or basic and diluted earnings per share of $0.22 compared to net income of $557,100, or $0.06 basic and diluted earnings per share, for the comparable 2002 period. Weighted average shares outstanding increased from 9,358,253 for the six months ended June 30, 2002 to 9,471,227 for the comparable 2003 period. The increase in shares for both the three-month and six-month periods was due primarily to the exercise of stock options and the issuance of common stock related to restricted stock grants.

LIQUIDITY AND CAPITAL RESOURCES

     We had cash and cash equivalents at June 30, 2003 of $3.9 million consisting primarily of short-term money market investments, as compared to $2.6 million at December 31, 2002. Working capital was $5.3 million as of June 30, 2003, as compared to $3.3 million at December 31, 2002.

     Cash flows provided by operating activities for the six months ended June 30, 2003 totaled $8.4 million compared to $2.4 million for the six months ended June 30, 2002. The increase in cash flows provided by operating activities in 2003 compared to 2002 was due to higher net income in the 2003 period and lower working capital usage for the six-month period ended June 30, 2003 compared to the same period in 2002.

     Cash used in investing activities totaled approximately $7.6 million for the six months ended June 30, 2003 compared to $8.6 million in the same period of 2002. We expended $5.7 million in our drilling operations resulting in the drilling of 17 gross (7.26 net) wells during the first half of 2003 as compared to 6 gross (2.17 net) wells during the same period in 2002. Since June 30, 2003, we have drilled two successful gross wells and no gross dry holes. Currently two gross wells are drilling. In addition to capital expenditures for drilling operations for the 2003 period, approximately $278,800 was incurred on currently producing properties and $771,000 was expended on land and seismic activities. The remaining costs capitalized to oil and natural gas properties were internal G&A and interest of approximately $745,800 and other furniture and fixture costs of $187,300. We received proceeds of approximately $55,100 during the first half of 2003 for the sale of interests in certain oil and gas properties.

     Cash flows provided by financing activities totaled $553,500 for the six months ended June 30, 2003 and included $1.7 million in borrowings, $(1.2) million in repayments of debt and $53,500 in proceeds from the issuance of stock. For the comparable 2002 period, cash flow provided by financing activities totaled $6.0 million and included $6.5 million of borrowings from long-term debt offset by $0.5 million in payments on long-term debt and $47,400 in proceeds from the issuance of stock.

     Due to our active exploration, development and acquisition activities, we have experienced and expect to continue to experience substantial working capital requirements. We intend to fund our 2003 capital expenditures, commitments and working capital requirements through cash flows from operations, and to the extent necessary other financing activities. The projected 2003 cash flows from operations are estimated to be sufficient to fund our planned exploration and development program. We do plan to use our credit facility to fund a portion of the recently announced acquisition of oil and gas properties in South Texas. That acquisition is expected to close during September of 2003. In connection with that acquisition, we have been advised that our credit line is expected to be increased from $26.5 million to $32.0 million upon completion of that acquisition. Current usage of the credit facility is $21.0 million. The pending merger with Miller Exploration is a stock for stock transaction that is expected to increase Edge's resulting liquidity as a result of Miller's expected positive working capital and relatively low level of debt.

     Generally, we believe that we will be able to generate capital resources and liquidity sufficient to fund our capital programs and meet financial obligations as they come due. If necessary, Edge believes it could access the capital markets to raise additional capital. In the event such capital resources are not available to us, our capital expenditures may be curtailed.

CREDIT FACILITY

     During the first half of 2003, we borrowed $1.7 million and made repayments of $1.2 million under our credit facility (the "Credit Facility") and as of June 30, 2003, $21.0 million was outstanding under the Credit Facility. Borrowings under the Credit Facility bear interest at a rate equal to prime plus 0.50% or LIBOR plus 2.75%. The Company chooses which interest rate will be applied to a specific borrowing. The Credit Facility matures October 6, 2004 and is secured by substantially all of our assets.

     Effective April 21, 2003, the borrowing base was increased to $26.5 million. The borrowing base will be re-determined again during the second half of 2003. The borrowing base is not subject to automatic reductions at this time. We expect our borrowing base to be increased to $32.0 million as a result of the recently announced acquisition of oil and gas properties in South Texas and our drilling activities since the last redetermination. This increase would be effective upon closing of the acquisition, currently anticipated to be in September 2003.

     The Credit Facility provides for certain restrictions, including but not limited to, limitations on additional borrowings and issues of capital stock, sales of oil and natural gas properties or other collateral, and engaging in merger or consolidation transactions. The Credit Facility also prohibits dividends and certain distributions of cash or properties and certain liens. The Credit Facility also contains certain financial covenants. The EBITDA to Interest Expense Ratio requires that (a) our consolidated EBITDA, as defined in the agreement, for the four fiscal quarters then ended to (b) our consolidated interest expense for the four fiscal quarters then ended, to not be less than
3.5 to 1.0. EBITDA was part of a negotiated covenant with our lender and is presented here to define our requirements to comply with that covenant. The Working Capital ratio requires that the amount of our consolidated current assets less our consolidated liabilities, as defined in the agreement, be at least $1.0 million. The Allowable Expenses ratio requires that (a) the aggregate amount of our year-to-date consolidated general and administrative expenses for the period from January 1 of such year through the fiscal quarter then ended to
(b) our year-to-date consolidated oil and gas revenue, net of hedging activity, for the period from January 1 of such year through the fiscal quarter then ended, to be less than 0.40 to 1.0. At June 30, 2003, we were in compliance with the above-mentioned covenants.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In July 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets," which discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review of impairment. Intangible assets with a determinable useful life will continue to be amortized over that period. The amortization provisions apply to goodwill and intangible assets acquired after June 30, 2001. The SEC is currently reviewing the application of the accounting prescribed by these statements to the oil and natural gas industry. The result may be to require that mineral use rights, such as leasehold interests, be separately classified in the balance sheets of oil and natural gas companies. Specifically, these standards may require that mineral use rights, including proved leaseholds acquired in a business combination, be classified on the balance sheet as intangible assets for all leaseholds acquired subsequent to June 30, 2001. We did not change or reclassify contractual mineral rights included in developed and unevaluated oil and gas properties on our balance sheet upon adoption of SFAS No. 141 and 142. We believe the treatment of such mineral rights as tangible assets under the full cost method of accounting for oil and gas properties is appropriate. If it is determined that reclassification is necessary, we would be required to reduce our developed and unevaluated properties and to instead report intangible mineral rights related to developed and unevaluated properties. We believe that the provisions of SFAS No. 141 and 142 impact only the balance sheet and any associated footnote disclosures. Any reclassifications potentially required would not impact our cash flows or statements of operations, since these costs would continue to be depleted in accordance with the full cost method of accounting for oil and gas companies.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. We have not entered into any applicable contracts since June 30, 2003.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 established standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement is currently not applicable to any of our financial instruments.

     During 2002, the FASB issued two interpretations: FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and FIN 46 "Consolidation of Variable Interest Entities." There was no current impact of FIN 45 on our financial position or results of operations. FIN 46 requires an entity to consolidate a variable interest entity if it is the primary beneficiary of the variable interest entity's activities. The primary beneficiary is the party that absorbs a majority of the expected losses, receives a majority of the expected residual returns, or both, from the variable interest entity's activities. FIN 46 is applicable immediately to variable interest entities created, or interests in variable interest entities obtained, after January 31, 2003. For those variable interest entities created, or interests in variable interest entities obtained, on or before February 1, 2003, FIN 46 is required to be applied in the first fiscal year or interim period beginning after June 15, 2003. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date it is first applied, or by restating previously issued financial statements with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46 also requires certain disclosures of an entity's relationship with variable interest entities.

     We share interests with related parties in a variety of different partnership and joint venture entities in order to share the rewards of ownership in certain oil and natural gas royalties. We do not provide supplemental financial support to these entities nor do we have voting rights. In general, these entities are structured such that the sharing ratios in these entities are consistent with the allocation of the entities' distributions of cash from royalty revenues. We are continuing the process of examining all of our ownership interests to determine the necessary disclosures and procedures for complying with FIN 46. At this point, however, we do not anticipate that we will be impacted by FIN 46 because there is no investment in or obligation to share in future capital requirements of these entities.

     In May 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 103, "Update of Codification of Staff Accounting Bulletins." SAB No. 103 revises or rescinds portions of the interpretive guidance included in the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The principal revisions relate to the rescission of material no longer necessary because of private sector developments in U.S. generally accepted accounting principles, as well as SEC rulemaking. As specifically related to oil and gas producing activities, it requires the inclusion of cash flow hedges in the computation of limitation on capitalized costs. In the second quarter of 2003, we adopted these provisions and included the effects of hedge gains and losses in the ceiling test. Impairment of oil and natural gas properties is assessed on a quarterly basis in conjunction with our quarterly filings with the SEC.

     We do not expect the adoption of any of the above-mentioned standards to have a material impact on our future financial condition or results of operations.

HEDGING ACTIVITIES

     Due to the instability of oil and natural gas prices, we have periodically entered into price risk management transactions (e.g., swaps, collars and floors) for a portion of our oil and natural gas production to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations. While the use of these arrangements limits our ability to benefit from increases in the price of oil and natural gas, it also reduces our potential exposure to adverse price movements. Our hedging arrangements, to the extent we enter into any, apply to only a portion of our production and provide only partial price protection against declines in oil and natural gas prices and limits our potential gains from future increases in prices. Our Board of Directors sets all of our hedging policies, including volumes, types of instruments and counter parties, on a quarterly basis. These policies are implemented by management through the execution of trades by the Chief Financial Officer after consultation and concurrence by the President and Chairman of the Board. We account for these transactions as hedging activities and, accordingly, realized gains and losses are included in oil and natural gas revenue during the period the hedged transactions occur.

     In October 2002, we entered into a natural gas collar that covered 10,000 MMbtus per day for the period January 1, 2003 to December 31, 2003 at a floor of $4.00 per MMbtu and a ceiling of $4.25 per MMbtu. In April 2003, we entered into a natural gas collar covering 2,000 MMbtu per day for the period June 1, 2003 to September 30, 2003 with a floor of $5.00 per MMbtu and a ceiling of $6.50 per MMbtu. At June 30, 2003, the market value of outstanding hedges was approximately $(2.0) million and is included in current liabilities. See Item 3. Qualitative and Quantitative Disclosures About Market Risk.

     In March 2002, we purchased a floor on 18,000 MMbtus per day at $2.65 per MMbtu for the period April 1, 2002 through June 30, 2002, at a cost of $163,800. The floor structure provided a minimum realized price for the protected volume yet preserved any upside in gas prices. The natural gas floor expired at no additional cost to us.

TAX MATTERS

     At December 31, 2002, we had cumulative net operating loss carryforwards ("NOLs") for federal income tax purposes of approximately $27.4 million that will begin to expire in 2012. We anticipate that all of these NOLs will be utilized in connection with federal income taxes payable in the future. NOLs assume that certain items, primarily intangible drilling costs have been written off for tax purposes in the current year. However, we have not made a final determination if an election will be made to capitalize all or part of these items for tax purposes in the future.

ITEM 3.  QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risk from changes in interest rates and commodity prices. We use a credit facility, which has a floating interest rate, to finance a portion of our operations. We are not subject to fair value risk resulting from changes in our floating interest rates. The use of floating rate debt instruments provides a benefit due to downward interest rate movements but does not limit us to exposure from future increases in interest rates. Based on the quarter-end June 30, 2003 outstanding borrowings and a floating interest rate of 3.6%, a 10% change in interest rates would result in an increase or decrease of interest expense of approximately $72,500 on an annual basis.

     In the normal course of business we enter into hedging transactions, including commodity price collars, swaps and floors to mitigate our exposure to commodity price movements, but not for trading or speculative purposes. During October 2002, due to the instability of prices and to achieve a more predictable cash flow, we put in place a natural gas collar for a portion of our 2003 production. While the use of these arrangements limits our ability to benefit from increases in the price of oil and natural gas, it also reduces our potential exposure to adverse price movements. The natural gas collar covers 10,000 MMbtu per day for the period January 1, 2003 to December 31, 2003 at a floor of $4.00 per MMbtu and ceiling of $4.25 per MMbtu. In April 2003, we entered into a natural gas collar covering 2,000 MMbtu per day for the period June 1, 2003 to September 30, 2003 with a floor of $5.00 per MMbtu and a ceiling of $6.50 per MMbtu. At June 30, 2003, the fair value of the outstanding hedges was approximately $(2.0) million. A 10% change in the gas price per MMbtu, as long as the price is either above the ceiling or below the floor price would cause the fair value total of the hedge to increase or decrease by approximately $1.0 million.

ITEM 4.  CONTROLS AND PROCEDURES

     In accordance with Exchange Act Rules 13a-15 and 15d-15, we carried out an evaluation, under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of June 30, 2003 to provide reasonable assurance that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms.

     There has been no change in our internal controls over financial reporting that occurred during the three months ended June 30, 2003 that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

                           FORWARD LOOKING STATEMENTS

     The statements contained in all parts of this document, including, but not limited to, those relating to the timing and effects of the proposed merger with Miller Exploration Company and our acquisition of properties in South Texas (including any expectations regarding increases in our liquidity or available credit), our ability to access the capital markets to raise additional capital, our drilling plans, our 3-D project portfolio, capital expenditures, future capabilities, the sufficiency of capital resources and liquidity to support working capital and capital expenditure requirements, reinvestment of cash flows, use of NOLs, tax rates, the outcome of litigation, and any other statements regarding future operations, financial results, business plans, sources of liquidity and cash needs and other statements that are not historical facts are forward looking statements. When used in this document, the words "anticipate," "estimate," "expect," "may," "project," "believe" and similar expressions are intended to be among the statements that identify forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, those relating to the results of and our dependence on our exploratory drilling activities, the volatility of oil and natural gas prices, the need to replace reserves depleted by production, operating risks of oil and natural gas operations, our dependence on key personnel, our reliance on technological development and possible obsolescence of the technology currently used by us, the significant capital requirements of our exploration and development and technology development programs, the potential impact of government regulations and liability for environmental matters, results of litigation, our ability to manage our growth and achieve our business strategy, competition from larger oil and gas companies, the uncertainty of reserve information and future net revenue estimates, property acquisition risks and other factors detailed in our Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                          PART II -- OTHER INFORMATION

ITEM 1 -- LEGAL PROCEEDINGS

     From time to time the Company is a party to various legal proceedings arising in the ordinary course of business. While the outcome of lawsuits cannot be predicted with certainty, the Company is not currently a party to any proceeding that it believes, if determined in a manner adverse to the Company, could have a potential material adverse effect on its financial condition, results of operations or cash flows.

ITEM 2 -- CHANGES IN SECURITIES AND USE OF PROCEEDS

     None

ITEM 3 -- DEFAULTS UPON SENIOR SECURITIES

     None

ITEM 4 -- SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Our stockholders voted on the following matters at the Annual Meeting of Shareholders on May 7, 2003:

                                                                                  BROKER
                                        FOR      AGAINST   WITHHELD    ABSTAIN   NON VOTES
                                     ---------   -------   ---------   -------   ---------
(A)  Election of Directors:
       Thurmon Andress............   6,977,143       --    1,552,408       --        --
       John W. Elias..............   6,986,507       --    1,543,044       --        --
       John Sfondrini.............   6,575,616       --    1,953,935       --        --
(B)  Approval of the Appointment
     of KPMG LLP as Independent
     Auditors.....................   8,482,766   14,046           --   32,739        --

     In addition to the election of the directors indicated above, the terms of the following directors continued as directors following the meeting: Vincent S. Andrews, Joseph R. Musolino, Stanley S. Raphael, Robert W. Shower and David F. Work.

ITEM 5 -- OTHER INFORMATION

     None

ITEM 6 -- EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits.

     The following exhibits are filed as part of this report:

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  +2.1     --  Amended and Restated Combination Agreement by and among (i)
               Edge Group II Limited Partnership, (ii) Gulfedge Limited
               Partnership, (iii) Edge Group Partnership, (iv) Edge
               Petroleum Corporation, (v) Edge Mergeco, Inc. and (vi) the
               Company, dated as of January 13, 1997 (Incorporated by
               reference from exhibit 2.1 to the Company's Registration
               Statement on Form S-4 (Registration No. 333-17269)).
  +3.1     --  Restated Certificate of Incorporation of the Company, as
               amended (Incorporated by reference from exhibit 3.1 to the
               Company's Registration Statement on Form S-1/A filed on
               February 5, 1997 (Registration No. 333-17267)).
  +3.2     --  Certificate of Amendment to the Restated Certificate of
               Incorporation of the Company (Incorporated by reference from exhibit 3.1 to the Company's Registration Statement on Form
               S-1/A filed on February 5, 1997 (Registration No.
               333-17267).
  +3.3     --  Bylaws of the Company (Incorporated by Reference from
               exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999).
  +3.4     --  First Amendment to Bylaws of the Company on September 28,
               1999 (Incorporated by Reference from exhibit 3.2 to the
               Company's Quarterly Report on Form 10-Q for the quarterly
               period ended September 30, 1999).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  +3.5     --  Second Amendment to Bylaws of the Company on May 7, 2003.
               (Incorporated by Reference from exhibit 3.4 to the Company's
               Quarterly Report on Form 10-Q for the quarterly period ended
               March 31, 2003).
  +4.1     --  Second Amended and Restated Credit Agreement dated October
               6, 2000 by and between Edge Petroleum Corporation, Edge
               Petroleum Exploration Company and Edge Petroleum Operating
               Company, Inc. (collectively, the "Borrowers") and Union Bank
               Of California, N.A., a national banking association, as
               Agent for itself and as lender. (Incorporated by Reference from exhibit 4.5 to the Company's Quarterly Report on Form
               10-Q for the quarterly period ended September 31, 2000).
  +4.2     --  Amendment No. 1 and Waiver dated as of November 11, 2001 by and among the lenders party to the Second Amended and
               Restated Credit Agreement dated October 6, 2000 ("Lenders"),
               Union Bank of California, N.A., a national banking
               association, as agent for such Lenders, Edge Petroleum
               Corporation, Edge Petroleum Exploration Company, and Edge
               Petroleum Operating Company, Inc. (collectively, the
               "Borrowers"), as borrowers under the Second Amended and
               Restated Credit Agreement. (Incorporated by Reference from exhibit 4.2 to the Company's Annual Report on Form 10-K for the annual period ended December 31, 2001).
  +4.3     --  Amendment No. 2 dated as of May 29, 2002 by and among the lenders party to the Second Amended and Restated Credit
               Agreement dated October 6, 2000 ("Lenders"), Union Bank of
               California, N.A., a national banking association, as agent for such Lenders, Edge Petroleum Corporation, Edge Petroleum
               Exploration Company, and Edge Petroleum Operating Company,
               Inc. (collectively, the "Borrowers"), as borrowers under the
               Second Amended and Restated Credit Agreement. (Incorporated
               by reference from exhibit 4.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
  +4.4     --  Amendment No. 3 dated as of August 8, 2002 by and among the lenders party to the Second Amended and Restated Credit
               Agreement dated October 6, 2000 ("Lenders"), Union Bank of
               California, N.A., a national banking association, as agent for such Lenders, Edge Petroleum Corporation, Edge Petroleum
               Exploration Company, and Edge Petroleum Operating Company,
               Inc. (collectively, the "Borrowers"), as borrowers under the
               Second Amended and Restated Credit Agreement. (Incorporated
               by reference from exhibit 4.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
  +4.5     --  Letter Agreement dated October 31, 2000 by and between Edge
               Petroleum Corporation, Edge Petroleum Exploration Company
               and Edge Petroleum Operating Company, Inc. (collectively,
               the "Borrowers") and Union Bank Of California, N.A., a
               national banking association, as Agent for itself and as
               lender. (Incorporated by Reference from exhibit 4.6 to the
               Company's Quarterly Report on Form 10-Q for the quarterly
               period ended September 31, 2000).
  +4.6     --  Letter Agreement dated March 23, 2001 by and between Edge
               Petroleum Corporation, Edge Petroleum Exploration Company
               and Edge Petroleum Operating Company, Inc. (collectively,
               the "Borrowers") and Union Bank Of California, N.A., a
               national banking association, as Agent for itself and as
               lender. (Incorporated by Reference from exhibit 4.5 to the
               Company's Annual Report on Form 10-K for the annual period ended December 31, 2000).
  +4.7     --  Letter Agreement dated September 21, 2001 by and between
               Edge Petroleum Corporation, Edge Petroleum Exploration
               Company and Edge Petroleum Operating Company, Inc.
               (collectively, the "Borrowers") and Union Bank Of
               California, N.A., a national banking association, as Agent for itself and as lender. (Incorporated by Reference from
               exhibit 4.6 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001).
  +4.8     --  Letter Agreement dated January 18, 2002 by and between Edge
               Petroleum Corporation, Edge Petroleum Exploration Company
               and Edge Petroleum Operating Company, Inc. (collectively,
               the "Borrowers") and Union Bank Of California, N.A., a
               national banking association, as Agent for itself and as
               lender. (Incorporated by Reference from exhibit 4.6 to the
               Company's Annual Report on Form 10-K for the annual period ended December 31, 2001).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  +4.9     --  Letter Agreement dated August 9, 2002 by and between Edge
               Petroleum Corporation, Edge Petroleum Exploration Company
               and Edge Petroleum Operating Company, Inc. (collectively,
               the "Borrowers") and Union Bank Of California, N.A., a
               national banking association, as Agent for itself and as
               lender. (Incorporated by Reference from exhibit 4.7 to the
               Company's Quarterly Report on Form 10-Q for the quarterly
               period ended June 30, 2002).
  +4.10    --  Common Stock Subscription Agreement dated as of April 30,
               1999 between the Company and the purchasers named therein
               (Incorporated by reference from exhibit 4.5 to the Company's
               Quarterly Report on Form 10-Q/A for the quarter ended March
               31, 1999).
  +4.11    --  Amendment No. 4 dated as of April 21, 2003 by and among the lenders party to the Second Amended and Restated Credit
               Agreement dated October 6, 2000 ("Lenders"), Union Bank of
               California, N.A., a national banking association, as agent for such Lenders, Edge Petroleum Corporation, Edge Petroleum
               Exploration Company, and Edge Petroleum Operating Company,
               Inc. (collectively, the "Borrowers"), as borrowers under the
               Second Amended and Restated Credit Agreement.
  +4.12    --  Warrant Agreement dated as of May 6, 1999 between the
               Company and the Warrant holders named therein (Incorporated by reference from exhibit 4.5 to the Company's Quarterly
               Report on Form 10-Q/A for the quarter ended March 31, 1999).
  +4.13    --  Form of Warrant for the purchase of the Common Stock
               (Incorporated by reference from the Common Stock
               Subscription Agreement from exhibit 4.5 to the Company's
               Quarterly Report on Form 10-Q/A for the quarter ended March
               31, 1999).
 +10.1     --  Joint Venture Agreement between Edge Joint Venture II and
               Essex Royalty Limited Partnership II, dated as of May 10,
               1994 (Incorporated by reference from exhibit 10.2 to the
               Company's Registration Statement on Form S-4 (Registration
               No. 333-17269)).
 +10.2     --  Joint Venture Agreement between Edge Joint Venture II and
               Essex Royalty Limited Partnership, dated as of April 11,
               1992 (Incorporated by reference from exhibit 10.3 to the
               Company's Registration Statement on Form S-4 (Registration
               No. 333-17269)).
 +10.3     --  Amendment dated August 21, 2000 to the Joint Venture
               Agreement between Edge Joint Venture II and Essex Royalty
               Limited Partnership II, dated as of May 10, 1994.
               (Incorporated by reference from exhibit 10.2 to the
               Company's Annual Report on Form 10-K for the year ended
               December 31, 2002).
 +10.4     --  Amendment dated August 21, 2000 to the Joint Venture
               Agreement between Edge Joint Venture II and Essex Royalty
               Limited Partnership, dated as of April 11, 1992.
               (Incorporated by reference from exhibit 10.3 to the
               Company's Annual Report on Form 10-K for the year ended
               December 31, 2002).
 +10.5     --  Letter Agreement between Edge Petroleum Corporation and
               Essex Royalty Limited Partnership, dated as of July 30,
               2002. (Incorporated by reference from exhibit 10.4 to the
               Company's Annual Report on Form 10-K for the year ended
               December 31, 2002).
 +10.6     --  Form of Indemnification Agreement between the Company and each of its directors (Incorporated by reference from
               exhibit 10.7 to the Company's Registration Statement on Form
               S-4 (Registration No. 333-17269)).
 +10.7     --  Stock Option Plan of Edge Petroleum Corporation, a Texas
               corporation (Incorporated by reference from exhibit 10.13 to the Company's Registration Statement on Form S-4
               (Registration No. 333-17269)).
 +10.8     --  Employment Agreement dated as of November 16, 1998, by and between the Company and John W. Elias. (Incorporated by
               reference from 10.12 to the Company's Annual Report on Form
               10-K for the year ended December 31, 1998).
 +10.9     --  Incentive Plan of Edge Petroleum Corporation as Amended and
               Restated Effective as of February 20, 2003. (Incorporated by
               reference from exhibit 10.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 +10.10    --  Edge Petroleum Corporation Incentive Plan "Standard
               Non-Qualified Stock Option Agreement" by and between Edge
               Petroleum Corporation and the Officers named therein.
               (Incorporated by reference from exhibit 10.2 to the
               Company's Quarterly Report on Form 10-Q for the quarterly
               period ended September 30, 1999).
 +10.11    --  Edge Petroleum Corporation Incentive Plan "Director
               Non-Qualified Stock Option Agreement" by and between Edge
               Petroleum Corporation and the Directors named therein.
               (Incorporated by reference from exhibit 10.3 to the
               Company's Quarterly Report on Form 10-Q for the quarterly
               period ended September 30, 1999).
 +10.12    --  Severance Agreements by and between Edge Petroleum
               Corporation and the Officers of the Company named therein
               (Incorporated by reference from Exhibit 10.4 to the
               Company's Quarterly Report on Form 10-Q for the quarterly
               period ended September 30, 1999).
 +10.13    --  Form of Employee Restricted Stock Award Agreement under the
               Incentive Plan of Edge Petroleum Corporation (Incorporated
               by Reference from exhibit 10.15 to the Company's Quarterly
               Report on Form 10-Q/A for the quarterly period ended March
               31, 1999).
 +10.14    --  Edge Petroleum Corporation Amended and Restated Elias Stock
               Incentive Plan. (Incorporated by reference from exhibit 4.5 to the Company's Registration Statement on Form S-8 filed
               May 30, 2001 (Registration No. 333-61890)).
 +10.15    --  Form of Edge Petroleum Corporation John W. Elias
               Non-Qualified Stock Option Agreement (Incorporated by
               reference from exhibit 4.6 to the Company's Registration
               Statement on Form S-8 filed May 30, 2001 (Registration No.
               333-61890)).
 *31.1     --  Certification by John W. Elias, Chief Executive Officer,
               pursuant to Rule 13a-14(a) or Rule 15d-14(a) under the
               Securities Exchange Act of 1934.
 *31.2     --  Certification by Michael G. Long, Chief Financial and
               Accounting Officer, pursuant to Rule 13a-14(a) or Rule
               15d-14(a) under the Securities Exchange Act of 1934.
 *32.1     --  Certification by John W. Elias, Chief Executive Officer,
               pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
               (Subsections (a) and (b) of Section 1350, Chapter 63 of
               Title 18, United States Code).
 *32.2     --  Certification by Michael G. Long, Chief Financial and
               Accounting Officer, pursuant to Section 906 of the
               Sarbanes-Oxley Act of 2002 (Subsections (a) and (b) of
               Section 1350, Chapter 63 of Title 18, United States Code).

---------------

* Filed herewith.

+ Incorporated by reference as indicated.

     (b) Reports on Form 8-K.

     The Company filed a Current Report on Form 8-K on April 15, 2003 (information furnished not filed) announcing the issuance of a press release reporting 2003 first quarter operations update and attaching a copy of the press release as an exhibit.

     The Company filed a Current Report on Form 8-K on May 7, 2003 (information furnished not filed) announcing the issuance of a press release announcing First Quarter Financial Results and attaching a copy of the press release as an exhibit.

     The Company filed a Current Report on Form 8-K on May 29, 2003 (information furnished not filed) announcing the issuance of a press release announcing a merger with Miller Exploration Company and attaching a copy of the press release as an exhibit.

     The Company filed a Current Report on Form 8-K on June 3, 2003 under Item 5 "Other Events" announcing that the Company and Miller Exploration Company had entered into a definitive merger agreement pursuant to which Edge would acquire Miller in a stock for stock merger.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          EDGE PETROLEUM CORPORATION,
                                          A Delaware Corporation
                                          (Registrant)

                                                   /s/ JOHN W. ELIAS
                                          --------------------------------------
                                                      John W. Elias
                                               Chief Executive Officer and
                                                  Chairman of the Board

Date 8/14/2003

                                                  /s/ MICHAEL G. LONG
                                          --------------------------------------
                                                     Michael G. Long
                                                Senior Vice President and
                                          Chief Financial and Accounting Officer

Date 8/14/2003

                                                                        ANNEX F1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM 10-K
                 FOR ANNUAL AND TRANSITION REPORTS PURSUANT TO
          SECTIONS 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

[X]   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934

      FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

[ ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934

      FOR THE TRANSITION PERIOD FROM           TO
      COMMISSION FILE NUMBER: 0-23431

                             ---------------------

                           MILLER EXPLORATION COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                      38-3379776
       (State or Other Jurisdiction of                        (I.R.S. Employer
        Incorporation or Organization)                      Identification No.)

    3104 LOGAN VALLEY ROAD, TRAVERSE CITY,                       49685-0348
                   MICHIGAN                                      (Zip Code)
   (Address of Principal Executive Offices)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (231) 941-0004

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                              TITLE OF EACH CLASS
                         Common Stock, $0.01 Par Value

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act) Yes [ ] No [X]

     Number of shares outstanding of the registrant's Common Stock, $0.01 par value (excluding shares of treasury stock) as of March 17, 2003: 2,061,253

     The aggregate market value of the registrant's voting stock held by non-affiliates of the registrant as of June 28, 2002: $3,296,271

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the definitive proxy statement for the Company's June 19, 2003 annual meeting of stockholders are incorporated by reference in Part III of this Form 10-K
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                       F1-1

                                     PART I

ITEM 1.  BUSINESS.

GENERAL

     Miller Exploration Company ("Miller" or the "Company") is an independent oil and gas exploration and production company that has developed a base of producing properties and inventory of prospects concentrated primarily in the Mississippi Salt Basin of Central Mississippi and the Blackfeet Indian Reservation. Miller emphasizes the use of 3-D seismic data analysis and imaging, as well as other emerging technologies, to explore for and develop oil and natural gas in its core exploration area. Miller is the successor to Miller Oil Corporation ("MOC"), an independent oil and natural gas exploration and production business first established in Michigan by members of the Miller family in 1925. References herein to the "Company" or "Miller" are to Miller Exploration Company, a Delaware corporation, and its subsidiaries and predecessors.

     On October 11, 2002, the Company effected a one-for-ten reverse stock split that has been retroactively reflected in this Annual Report.

CORE EXPLORATION AND DEVELOPMENT REGIONS

  MISSISSIPPI SALT BASIN

     The Company believes that the Mississippi Salt Basin, which extends from Southwestern Alabama across central Mississippi into Northeastern Louisiana, has numerous undeveloped shallow and deep prospects related to salt dome geologic structures. A salt dome is a generally dome-shaped intrusion into sedimentary rock that has a mass of salt as its core. The impermeable nature of the salt dome structure may act as a mechanism to trap hydrocarbons migrating through surrounding rock formations. These structures generally are found in groups in geologic basins that provide the necessary conditions for their formation. Salt domes are typically subsurface structures that are easily identified with seismic surveys, but occasionally are visible as surface expressions. These salt domes range in diameter from 1/2 mile to three miles and vertically extend from 2,000 feet to nearly 20,000 feet in depth. Salt domes similar to those of the Mississippi Salt Basin are a significant cause for major oil and gas accumulations in the Texas and Louisiana Gulf Coast, Northern Louisiana, East Texas and the offshore Gulf of Mexico. The Mississippi Salt Basin has produced substantial amounts of oil and natural gas and continues to be a very active exploration region. Oil and natural gas discovered in the Mississippi Salt Basin have been produced from reservoirs with various stratigraphic and structural characteristics, and may be found in multiple horizons from approximately 3,500 feet to 19,000 feet in depth. Oil and natural gas reserves around salt domes have been encountered in the Eutaw, Lower Tuscaloosa, Washita-Fredericksburg, Paluxy, Rodessa, Sligo, Hosston and Cotton Valley formations, all of which are normally pressured. While the Company has focused most of its exploration efforts on the deeper Hosston formation, the shallower horizons remain relatively under-developed. The Company owns undeveloped leasehold interests in 12,012 gross acres (6,072 net to the Company) covering 19 known salt domes and related salt structures in the Mississippi Salt Basin.

     With the use of 3-D seismic, the Company has been able to accurately delineate the flanks of the salt domes and the associated fault patterns. The Company's 400 square mile 3-D data base may facilitate the identification and discovery of additional shallow and deep reserves. The Company has continued to use technologically advanced seismic processing methods including prestack depth migration on the 3-D data.

     The Company owns an interest in 16 producing wells in the Mississippi Salt Basin that had an aggregate average production rate as of December 31, 2002 of
32.4 million cubic feet of natural gas equivalent per day ("MMcfe/d") gross (7.1 MMcfe/d net to the Company) at depths ranging from 10,800 to 17,900 feet.

  BLACKFEET INDIAN RESERVATION

     The Company entered into an Exploration and Development Agreement (the "EDA") with K2 America Corporation and K2 Energy Corporation (collectively referred to as "K2" on June 17, 1998 to explore and develop approximately 150,000 gross leasehold acres on the Blackfeet Indian Reservation (the "Reservation")

                                       F1-2
located in Glacier County, Montana. The EDA provides that Miller and K2 are equal partners in the K2/ Blackfeet Indian Mineral Development Act ("IMDA") Agreement executed between K2 and the Blackfeet Tribe (the "Tribe") on March 9, 1998. Terms of the Agreement call for Miller/K2 to drill three gross wells (1.5 net to the Company) and pay $0.6 million ($0.3 million net to the Company) to the Tribe by May 1, 1999 for which 30,000 gross acres (15,000 net to the Company) will be earned from the Tribe. Three gross additional wells (1.5 net to the Company) must be drilled and $0.6 million paid ($0.3 million net to the Company) to the Tribe each subsequent year for four years totaling 15 gross wells (7.5 net to the Company) and $3.0 million ($1.5 million net to the Company) in payments to the Tribe for which 150,000 gross acres (75,000 net to the Company) will be earned. The Tribe will grant leases with a primary term of eight years and can be held by production for 45 years and provides for a maximum combined royalty and production tax burden of 35%. In May 2000, the Company filed a lawsuit against K2 to secure its rights to develop Tribal acreage covered by the K2 Agreement. See "Legal Proceedings" for a discussion of this litigation.

     The Company entered into a separate IMDA Agreement with the Tribe (the "Miller Agreement") covering 100,000 Tribal acres that was approved by the Tribe on February 19, 1999. Terms of the Miller Agreement call for the Company to pay $1.0 million to the Tribe upon approval and approximately $0.5 million on the second and third anniversary of the February 19, 1999 Agreement. The Company is also obligated to drill a minimum of two wells each year with a total commitment of 10 wells over a five-year period. The Company will earn the right to lease 10,000 acres with each well drilled, regardless of the outcome of the well. Separate oil and gas leases covering 640-acre blocks will be issued with a $2 per acre rental and an eight-year term. Pursuant to the terms of the EDA executed on June 17, 1998, K2 was offered their exclusive right to purchase 50% of the Company's interest in the Miller Agreement for cost plus 20% on June 7, 1999. K2 conditionally accepted this offer and, to date, has not paid for its proportionate share of costs for said lands.

     On June 3, 2002, the Company and the Blackfeet Tribal Business Council entered into an Amended IMDA Agreement (the "Amended IMDA Agreement"). In connection therewith, the Company deposited $525,000 with the Bureau of Indian Affairs ("BIA") in anticipation of the review and approval of the Amended IMDA Agreement by the BIA. Upon receipt of formal notice that the BIA had approved the Amended IMDA Agreement on July 26, 2002, the $525,000 deposit was distributed to the Tribe, and the Company had the right, but not the obligation, to make a second payment of $525,000 within 120 days. The Company did elect to make the second payment by the November 23, 2002, deadline. Terms of the Amended IMDA Agreement, among other things, stipulate that the Company assign to the Tribe a proportionate 2% overriding royalty interest on the Company's net leasehold on all fee oil and gas leases that the Company owns or hereafter acquires within the boundaries of the Reservation. The Company may request an extension of its annual drilling commitment, provided that each extension shall not exceed one year and the Tribe will not unreasonably withhold its consent for extension. The amount the Company shall pay to the Tribe for any extension of annual drilling commitments (which would include both wells) shall be determined by multiplying $1.00 per acre per year times the remaining acres not yet subject to the Company's right to convert to leases at the time of the drilling extension request. Also, in the event the Company decides not to drill any of the ten commitment wells, the Company may pay the Tribe $50,000 in lieu of drilling a well ("In Lieu Payment"). In the event the Company makes an In Lieu Payment, the Company would forfeit its right to lease the 10,000 acres applicable to the commitment well that was not drilled.

     During 2001 and 2000, the Company acquired 12,386 gross non-Tribal acres (10,451 net to the Company) on the Reservation. The northern boundary of the Reservation is located approximately 25 miles south of the Waterton, Lookout Butte and Pincher Creek Fields (Alberta, Canada), which have produced in excess of 3.8 trillion cubic feet of natural gas ("Tcf"), 0.3 Tcf and 0.5 Tcf, respectively. The eastern boundary of the Reservation is outlined by the Cut Bank Oil Field (Glacier County, Montana), which has produced in excess of 175 million barrels of oil ("MMBbl") and 309 Bcf of natural gas.

                                       F1-3

VOLUMES, PRICES AND PRODUCTION COSTS

     The following table sets forth information with respect to the Company's production volumes, average prices received and average production costs for the periods indicated:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2002      2001      2000
                                                              -------   -------   -------
Production:
  Crude oil and condensate (MBbls)..........................    139.2     159.6     205.3
  Natural gas (MMcf)........................................  2,189.7   3,473.2   5,762.0
  Natural gas equivalent (MMcfe)............................  3,024.9   4,430.9   6,993.8
Average sales prices:
  Crude oil and condensate ($ per Bbl)......................  $ 21.10   $ 21.90   $ 25.82
  Natural gas ($ per Mcf)...................................     3.28      4.12      3.60
  Natural gas equivalent ($ per Mcfe).......................     3.35      4.02      3.72
Average costs ($ per Mcfe):
  Lease operating expenses and production taxes.............  $  0.57   $  0.66   $  0.43
  Depreciation, depletion and amortization..................     2.47      3.03      2.49
  General and administrative................................     0.67      0.42      0.30

OIL AND NATURAL GAS MARKETING AND MAJOR CUSTOMERS

     Most of the Company's oil and natural gas production is sold under price sensitive or spot market contracts. The revenues generated by the Company's operations are highly dependent upon the prices of and demand for oil and natural gas. The price received by the Company for its oil and natural gas production depends on numerous factors beyond the Company's control, including seasonality, the condition of the United States economy, foreign imports, political conditions in other oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic government regulation, legislation and policies. Crude oil and natural gas commodity prices have been volatile and unpredictable during the past three years. The wide commodity price fluctuations have had a significant impact on the Company's results of operations, cash flow and liquidity. Although the Company currently is not experiencing any significant involuntary curtailment of its oil or natural gas production, market, economic and regulatory factors in the future may materially affect the Company's ability to sell its oil or natural gas production. For the year ended December 31, 2002, sales to the Company's three largest customers were approximately 24%, 21%, and 19%, respectively, of the Company's oil and natural gas revenues. Due to the availability of other markets and pipeline connections, the Company does not believe that the loss of any single oil or natural gas customer would have a material adverse effect on the Company's results of operations or financial condition.

COMPETITION

     The oil and gas industry is highly competitive in all of its phases. The Company encounters competition from other oil and natural gas companies in all areas of its operations, including the acquisition of seismic options and lease options on properties. The Company's competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of the Company's competitors are large, well established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the exploration and production business for a much longer time than the Company. Such companies may be able to pay more for seismic and lease options on oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to explore for oil and natural gas prospects, to acquire additional properties and to discover reserves in the future will depend

                                       F1-4
upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

TITLE TO PROPERTIES

     The Company believes it has satisfactory title to all of its producing properties in accordance with standards generally accepted in the oil and gas industry. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). Investigations, including a title opinion of legal counsel, generally are made before commencement of drilling operations. To the extent title opinions or other investigations reflect title defects, the Company, rather than the seller of undeveloped property, typically is responsible to cure any such title defects at the Company's expense. If the Company were unable to remedy or cure title defect of a nature such that it would not be prudent to commence drilling operations on the property, the Company could suffer a loss of its entire investment in such property. The Company's properties are subject to customary royalty, overriding royalty, carried, net profits, working and other similar interests, liens incident to operating agreements, liens for current taxes and other burdens. In addition, the Company's credit facility is secured by all oil and natural gas interests and other properties of the Company.

MISSISSIPPI TAX ABATEMENT

     The State of Mississippi currently has a production tax abatement program that exempts certain oil and natural gas production from state production taxes. The exemption as it relates to the Company applies to, among other things, discovery wells, exploratory wells, and wells developed as a result of 3-D seismic surveys. The exemption is phased out if the average monthly sales price for oil and gas exceeds $25.00 per Bbl and $3.50 per Mcf, respectively. The applicable production is exempt for up to five years and the exemption expires June 30, 2003. In April 1999, the State of Mississippi enacted a bill that reduced the production tax exemption to 3% of the value of oil and/or gas for five years for exploratory wells or wells for which 3-D seismic was utilized (three years for a development well) for wells drilled on or after July 1, 1999, provided that the average monthly sales price of oil or gas does not exceed $20 per barrel or $2.50 per Mcf of gas, respectively. The reduced rate will be repealed on July 1, 2003. During 2002 and 2001, the production tax exemption has phased in and out, due to the volatility of the average monthly commodity prices as they relate to the pre-established price limits stipulated in the state statutes.

GOVERNMENTAL REGULATION

     The Company's oil and natural gas exploration, production and related operations are affected from time to time in varying degrees by political developments and extensive rules and regulations promulgated by federal, state and local agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and affects its profitability. Although the Company believes it is in substantial compliance with all applicable laws and regulations, the Company is unable to predict the future cost or impact of complying with such laws because those laws and regulations frequently are amended or reinterpreted.

  STATE REGULATION

     The states in which the Company operates require permits for drilling operations, drilling bonds and reports concerning operations, and impose other requirements relating to the exploration and production of oil and natural gas. These states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of such wells. In addition, state laws generally prohibit the venting or flaring of natural gas, regulate the disposal of fluids used in connection with operations and impose certain requirements regarding the ratability of production.

                                       F1-5

  FEDERAL REGULATION

     The Company's sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation are subject to stringent and extensive regulation. The Federal Energy Regulatory Commission ("FERC") regulates the transportation and sale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. In the past, the federal government has regulated the prices at which oil and natural gas can be sold. While sales by producers of natural gas and all sales of oil and natural gas liquids currently can be made at uncontrolled market prices, Congress could reenact price controls in the future.

     In recent years, FERC has undertaken various initiatives to increase competition within the natural gas industry. As a result of initiatives like FERC Order 636, issued in April 1992, and its progeny, the interstate natural gas transportation and marketing system has been substantially restructured to remove various barriers and practices that historically limited non-pipeline natural gas sellers, including producers, from effectively competing with interstate pipelines for sales to local distribution companies and large industrial and commercial customers. The most significant provisions of Order No. 636 require that interstate pipelines provide transportation separate or "unbundled" from their sales services, and require that pipelines provide firm and interruptible transportation service on an open access basis that is equal for all natural gas supplies. In many instances, the result of Order No. 636 and related initiatives has been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation services. The courts have largely affirmed the significant features of Order No. 636 and numerous related orders pertaining to the individual pipelines, although certain appeals remain pending and the FERC continues to review and modify its open access regulations.

     In particular, the FERC has been conducting a broad review of its transportation regulations, including how they operate in conjunction with state proposals for retail gas market restructuring, whether to eliminate cost-of-service rates for short-term transportation, whether to allocate all short-term capacity on the basis of competitive auctions, and whether changes to long-term transportation policies may also be appropriate to avoid a market bias toward short-term contracts. In February 2000, the FERC issued Order No. 637 amending certain regulations governing interstate natural gas pipeline companies in response to the development of more competitive markets for natural gas and natural gas transportation. The goal of Order No. 637 is to "fine tune" the open access regulation implemented by Order No. 626 to accommodate subsequent changes in the market. Key provisions of Order No. 637 include (1) waiving the price ceiling for short-term capacity release transactions until September 30, 2002, subject to review and possible extension; (2) permitting pipelines to charge different maximum cost-based rates for peak and off-peak times, and for contracts with different term lengths; (3) encouraging auctions for pipeline capacity; (4) restricting the ability of pipelines to impose penalties for imbalances, overruns, and non-compliance with pipeline operational flow orders; and (5) requiring pipelines to implement imbalance management services. Most major aspects of Order No. 637 have been challenged on appeal. The Company cannot predict what action the FERC will take on these matters in the future, or whether FERC's actions will survive judicial review.

     Similarly, the Texas Railroad Commission recently has changed its regulations governing transportation and gathering services provided by intrastate pipelines and gatherers to prohibit undue discrimination in favor of affiliates. While the changes being implemented and considered by these federal and state regulators would affect the Company only indirectly, they are intended to further enhance competition in natural gas markets. Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, FERC, state commissions and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by FERC and Congress will continue.

     The price the Company receives from the sale of oil and natural gas liquids is affected by the cost of transporting products to markets. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. The Company is not able to predict with certainty the effect, if

                                       F1-6
any, of these regulations on its operations. However, the regulations may increase transportation costs or reduce well head prices for oil and natural gas liquids.

ENVIRONMENTAL MATTERS

     The Company's operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences; restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness, wetlands and other protected areas; require remedial measures to mitigate pollution from former operations such as plugging abandoned wells; and impose substantial liabilities for pollution resulting from the Company's operations. The permits required for various of the Company's operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violators are subject to civil and criminal penalties or injunction. Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations, and that the Company has no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on the Company, as well as the oil and gas industry in general and thus the Company is unable to predict the ultimate costs and effects of such continued compliance in the future.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes impose strict, joint and several liability on certain classes of persons who are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a disposal site or sites where a release occurred and companies that disposed or arranged for the disposal of the hazardous substances released at the site. Under CERCLA such persons or companies may be liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for the neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize imposition of substantial civil and criminal penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting the Company's operations impose clean-up liability relating to petroleum and petroleum-related products. In addition, although RCRA classifies certain oil field wastes as "non-hazardous," such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

     The Company has acquired leasehold interests in several properties that for many years have produced oil and natural gas. Although the Company believes that the previous owners of these interests used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed or released on or under the properties. In addition, several of the Company's properties are operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes is not under the Company's control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Notwithstanding the Company's lack of control over properties operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, adversely impact the Company.

     Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as the Company, to prepare and implement spill prevention, control countermeasure and response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990, as amended

                                       F1-7

("OPA"), contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States. For onshore facilities that may affect waters of the United States, OPA requires an operator to demonstrate $10.0 million in financial responsibility, and for offshore facilities the financial responsibility requirement is at least $35.0 million. Regulations currently are being developed under federal and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on the Company. In addition, the federal Clean Water Act and analogous state laws require permits to be obtained to authorize discharge into surface waters or to construct facilities in wetland areas. With respect to certain of its operations, the Company is required to maintain such permits or meet general permit requirements. The Environmental Protection Agency ("EPA") has adopted regulations concerning discharges of storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group or seek coverage under an EPA general permit. The Company believes that it will be able to obtain, or be included under, such permits where necessary, and to make minor modifications to existing facilities and operations that would not have a material effect on the Company.

EMPLOYEES

     As of March 17, 2003, the Company had 15 full-time employees. None of the Company's employees are represented by any labor union. To optimize prospect generation and development, the Company uses the services of independent consultants and contractors to perform various professional services, particularly in the area of seismic data mapping, acquisition of leases and lease options, construction, design, well-site surveillance, permitting and environmental assessment. Field and on-site productions operation services, such as pumping, maintenance, dispatching, inspection and testing, generally are provided by independent contractors. The Company believes that this use of third-party service providers enhances its ability to contain general and administrative expenses.

OFFICES

     The Company currently leases approximately 10,500 square feet of office space for its principal offices in Traverse City, Michigan, and is currently pursuing an extension of the lease. The Company has sub-leased 1,400 square feet of this office space. The Company also leases approximately 3,500 square feet of office space in Jackson, Mississippi, that the Company intends extend this lease on a month-to-month basis. The Company has closed its Houston, Texas, office, and terminated all Houston office personnel.

RISKS ASSOCIATED WITH THE COMPANY'S BUSINESS

  DEPENDENCE ON EXPLORATORY DRILLING ACTIVITIES

     The Company's revenues, operating results and future rate of growth are substantially dependent upon the success of its exploratory drilling program. Exploratory drilling involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs and the delivery of equipment. Despite the use of 2-D and 3-D seismic data and other advanced technologies, exploratory drilling remains a speculative activity. Even when fully utilized and properly interpreted, 2-D and 3-D seismic data and other advanced technologies only assist geoscientists in identifying subsurface structures and do not enable the interpreter to know whether hydrocarbons are in fact present in those structures. In addition, the use of 2-D and 3-D seismic data and other advanced technologies requires greater pre-drilling expenditures than traditional drilling strategies, and the Company could incur losses as a result of such expenditures. The Company's future drilling activities may not be successful. There can be no assurance that the Company's overall drilling success rate or its drilling success rate for activity within a particular region will not decline. Curtailed and/or unsuccessful drilling activities could have a material adverse effect on the Company's business, results of operations and financial condition.

                                       F1-8

     The Company may not have any option or lease rights in potential drilling locations it identifies. Although the Company has identified numerous potential drilling locations, there can be no assurance that they will ever be leased or drilled or that oil or natural gas will be produced from these or any other potential drilling locations. In addition, drilling locations initially may be identified through a number of methods, some of which do not include interpretation of 3-D or other seismic data. Actual drilling results are likely to vary from such statistical results, and such variance may be material. Similarly, the Company's drilling schedule may vary from its capital budget, and there is increased risk of such variances from the 2003 capital expenditure budget because of future uncertainties, including those described above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  OPERATING HAZARDS AND UNINSURED RISKS

     The Company's operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, craterings, pipeline ruptures and spills, uncontrollable flows of oil, natural gas or well fluids, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to properties of the Company and others. The Company maintains insurance against some but not all of the risks described above. In particular, the insurance maintained by the Company does not cover claims relating to failure of title to oil and natural gas leases, trespass during 2-D and 3-D survey acquisition or surface change attributable to seismic operations and, except in limited circumstances, losses due to business interruption. The Company may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The Company occasionally participates in wells on a non-operated basis, which may limit the Company's ability to control the risks associated with oil and natural gas operations. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on the Company's business, financial condition and results of operations and potentially could force the Company into bankruptcy.

  VOLATILITY OF OIL AND NATURAL GAS PRICES

     The Company's revenues and operating results are substantially dependent upon the prevailing prices of, and demand for, oil and natural gas. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include global and domestic supplies of oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price and level of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity, weather conditions, domestic and foreign governmental regulations and taxes and the overall economic environment. It is impossible to predict future oil and natural gas price movements with certainty. Lower oil and natural gas prices also may reduce the amount of oil and natural gas that the Company can produce economically.

     The Company periodically reviews the carry value of its oil and natural gas properties under the full cost accounting rules of the Securities and Exchange Commission ("SEC"). Under these rules, capitalized costs of proved oil and natural gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, and the lower of cost or market value of unproved properties. Application of the "ceiling" test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a writedown for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. The Company may be required to writedown the carrying value of its oil and natural gas properties when oil and natural gas prices are depressed or unusually volatile. If a writedown is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a writedown of oil and natural gas properties is not reversible at a later date (see "Management's Discussion and Analysis of Financial Condition and Results of Operations").

                                       F1-9

  RISKS ASSOCIATED WITH MANAGEMENT AND GROWTH

     Any increase in the Company's activities as an operator will increase its exposure to operating hazards. The Company has relied in the past and expects to continue to rely on project partners and independent contractors, including geologists, geophysicists and engineers, that have provided the Company with seismic survey planning and management, project and prospect generation, land acquisition, drilling and other services. If the Company increases the number of projects it is evaluating or in which it is participating, there will be additional demands on the Company's financial, technical, operational and administrative resources and continued reliance by the Company on project partners and independent contractors, and these strains on resources, additional demands and continued reliance may negatively affect the Company. In the event the Company does not execute its short term goals of securing a strategic joint venture partner or selling the Company or its assets, the Company's ability to grow will depend upon a number of additional factors, including its ability to obtain leases or options on properties, its ability to acquire additional 3-D seismic data, its ability to identify and acquire new exploratory sites, its ability to develop existing sites, its ability to continue to retain and attract skilled personnel, its ability to maintain or enter into new relationships with project partners and independent contractors, the results of its drilling program, hydrocarbon prices, access to capital and other factors. There can be no assurance that the Company will be successful in achieving growth or any other aspect of its business strategy.

  RESERVE REPLACEMENT RISK

     Except to the extent that the Company conducts successful exploration and development activities or acquires properties containing proved reserves, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future oil and natural gas production is highly dependent upon its ability to economically find, develop or acquire reserves in commercial quantities. The business of exploring for or developing reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. The Company occasionally participates in wells as non-operator. The failure of an operator of the Company's wells to adequately perform operations, or an operator's breach of the applicable agreements, could adversely impact the Company. In addition, there can be no assurance that the Company's future exploration and development activities will result in additional proved reserves or that the Company will be able to drill productive wells at acceptable costs. Furthermore, although the Company's revenues could increase if prevailing prices for oil and natural gas increase significantly, the Company's finding and development costs also could increase.

  MARKETABILITY OF PRODUCTION

     The marketability of the Company's natural gas production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. The Company delivers natural gas through gas gathering systems and gas pipelines that it does not own. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect the Company's ability to produce and market its oil and natural gas. Any dramatic change in market factors could have a material adverse effect on the Company's business, financial condition and results of operations.

  DEPENDENCE ON KEY PERSONNEL

     The Company has assembled a team of geologists, geophysicists and engineers, most of whom are non-employee consultants and independent contractors, having considerable experience in oil and natural gas exploration and production, including applying 2-D and 3-D imaging technology. The Company is dependent upon the knowledge, skills and experience of these experts to provide 2-D and 3-D imaging and to assist the Company in reducing the risks associated with its participation in oil and natural gas exploration projects. In addition, the success of the Company's business also depends to a significant extent upon the abilities and continued efforts of its management. The Company does not maintain key-man life insurance with respect to any of its employees. The loss of services of key management personnel or the Company's technical experts

                                      F1-10
and consultants, or the inability to attract additional qualified personnel, experts or consultants, could have a material adverse effect on the Company's business, financial condition, results of operations, development efforts and ability to grow. There can be no assurance that the Company will be successful in attracting and/or retaining its key management personnel or technical experts or consultants.

  TECHNOLOGICAL CHANGES

     The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. As others use or develop new technologies, the Company may be placed at a competitive disadvantage, and competitive pressures may force the Company to implement such new technologies at substantial costs. In addition, other oil and gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before the Company. There can be no assurance that the Company will be able to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. One or more of the technologies currently utilized by the Company or implemented in the future may become obsolete. In such cases, the Company's business, financial condition and results of operations could be materially adversely affected. If the Company is unable to utilize the most advanced commercially available technology, the Company's business, financial condition and results of operations could be materially and adversely affected.

  SUBSTANTIAL CAPITAL PROJECTS

     The Company makes and will continue to make varying levels of capital expenditures in connection with its exploration and development projects. The Company intends to finance these capital expenditures with cash flow from operations as currently projected. Additional financing may be required in the future to fund the Company's developmental and exploratory drilling and seismic activities. No assurance can be given as to the availability or terms of any such additional financing that may be required or that financing will continue to be available under the existing or new financing arrangements. If additional capital sources are not available to the Company, its drilling, seismic and other activities may be curtailed and its business, financial conditions and results of operations could be materially adversely affected.

  INDEBTEDNESS

     As of December 31, 2002, the Company had total indebtedness of $0.8 million. The Company's indebtedness could have important consequences. For example, it could (i) increase the Company's vulnerability to adverse economic and industry conditions; (ii) require the Company to dedicate a substantial portion of its cash flow from operations to payments on indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes; (iii) limit the Company's flexibility in planning for, or reacting to, changes in its business and the oil and gas industry; (iv) place the Company at a disadvantage compared to its competitors that have less debt, on a relative basis, and (v) limit the Company's ability to borrow additional funds. In addition, failing to comply with debt covenants could result in an event of default which, if not cured or waived, could adversely affect the Company.

  INFLUENCE OF CERTAIN STOCKHOLDERS

     As of December 31, 2002, the Company's directors, executive officers and certain of their affiliates, beneficially owned approximately 19% of the Company's outstanding Common Stock. Guardian Energy Management Corp. ("Guardian") also owns approximately 19% of the Company's outstanding stock. Accordingly, if these stockholders act together, as a group, they will be able to substantially control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Certificate of Incorporation or Bylaws and the approval of mergers or other significant corporate transactions. The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of Common Stock will be able to affect the management or direction of

                                      F1-11
the Company. These factors also may have the effect of delaying or preventing a change in the management or voting control of the Company.

  CERTAIN ANTITAKEOVER CONSIDERATIONS

     The Company's Certificate of Incorporation and Bylaws include certain provisions that may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company without the approval of the Company's Board of Directors. Such provisions also may render the removal of directors and management more difficult. Among other things, the Company's Certificate of Incorporation and/or Bylaws: (i) provide for a classified Board of Directors serving staggered three-year terms; (ii) impose restrictions on who may call a special meeting of stockholders; (iii) include a requirement that stockholder action be taken only by unanimous written consent or at stockholder meetings; (iv) specify certain advance notice requirements for stockholder nominations of candidates for election to the Board of Directors and certain other stockholder proposals; and (v) impose certain restrictions and supermajority voting requirements in connection with specified business combinations not approved in advance by the Company's Board of Directors. In addition, the Company's Board of Directors, without further action by the stockholders, may cause the Company to issue up to 2.0 million shares of preferred stock, $0.01 par value ("Preferred Stock"), on such terms and with such rights, preferences and designations as the Board of Directors may determine. Issuance of such Preferred Stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. Further, certain provisions of the Delaware General Corporation Law (the "Delaware Law") impose restrictions on the ability of a third party to effect a change in control and may be considered disadvantageous by a stockholder.

  OUR COMMON STOCK MAY BE DE-LISTED FROM THE NASDAQ SMALL CAP MARKET

     The Company's Common Stock currently is traded on the Nasdaq Small Cap Market. Under the Nasdaq Small Cap Market rules, a company will be de-listed if the closing stock price drops below $1.00 per share for 30 consecutive trading days or the Company fails to maintain evidence of a market value of its publicly held shares of at least $1.0 million. If the Company's stock were de-listed from the Nasdaq Small Cap Market, the Company's stockholders would find it more difficult to dispose of their shares or obtain accurate quotations as to their market value, and the market price of the Company's stock would likely decline further.

FORWARD-LOOKING STATEMENTS

     This annual report on Form 10-K includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the words "anticipates," "expects," "intends," "plans," "projects," "believes," "estimates" and similar expressions. The Company has based the forward-looking statements relating to its operations on current expectations, estimates and projections about the Company and the oil and gas industry in general. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that the Company cannot predict. In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, the Company's actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements. Any differences could result from a variety of factors including the following: fluctuations in crude oil and natural gas prices; failure or delays in achieving expected production from oil and gas development projects; uncertainties inherent in predicting oil and gas reserves and oil and gas reservoir performance; lack of exploration success; disruption or interruption of the Company's production facilities due to accidents or political events; availability of future financing alternatives; availability of future equity infusions; ability to obtain promoted and carried working interests for future capital expenditures; liability for remedial actions under environmental regulations; liability resulting from litigation; world economic and political conditions; and changes in tax and other laws applicable to the Company's business.

                                      F1-12

ITEM 2.  PROPERTIES.

OIL AND NATURAL GAS RESERVES

     The Company's estimated total proved reserves of oil and natural gas as of December 31, 2002 and 2001, and the present values of estimated future net revenues attributable to these reserves as of those dates were as follows:

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                2002         2001
                                                              ---------   -----------
                                                              (DOLLARS IN THOUSANDS,
                                                               EXCEPT PER UNIT DATA)
Net Proved Reserves:
  Crude oil (MBbl)..........................................     298.0         601.3
  Natural gas (MMcf)........................................   5,009.0       7,325.4
  Natural gas equivalent (MMcfe)............................   6,797.0      10,933.2
Net Proved Developed Reserves:
  Crude oil (MBbl)..........................................     228.1         586.8
  Natural gas (MMcf)........................................   5,009.0       7,325.4
  Natural gas equivalent (MMcfe)............................   6,377.6      10,846.2
Estimated future net revenues before income taxes(1)........   $23,683     $  20,414
Present value of estimated future net revenues before income
  taxes(2)..................................................   $19,049     $  16,457
Standardized measure of discounted estimated future net cash
  flows(3)..................................................   $19,049     $  16,457

---------------

(1) The period-end prices (net of applicable basis adjustments) for crude oil were $27.50 per Bbl and $16.72 per Bbl at December 31, 2002 and 2001, respectively. The period-end prices (net of applicable basis adjustments) for natural gas were $4.88 per Mcf and $2.55 per Mcf at December 31, 2002 and 2001, respectively.

(2) The present value of estimated future net revenues attributable to the Company's reserves was prepared using constant prices as of the calculation date, discounted at 10% per annum on a pre-tax basis.

(3) The standardized measure of discounted estimated future net cash flows represents discounted estimated future net cash flows attributable to the Company's reserves after income taxes, calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 69. The balance in 2002 and 2001 has not been reduced by income taxes due to the tax basis of the properties and net operating loss and depletion carryforwards.

     The reserve estimates reflected above, as of December 31, 2002 and 2001, were prepared by Miller and Lents, Ltd., independent petroleum engineers, and are part of their reserve reports on the Company's oil and natural gas properties.

     In accordance with applicable requirements of the SEC, estimates of the Company's proved reserves and future net revenues are made using sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). Estimated quantities of proved reserves and future net revenues therefrom are affected by oil and natural gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the Company. The reserve data set forth in this Form 10-K represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geologic interpretation and judgment. As a result, estimates of different engineers, including those used by the Company, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil and natural gas prices, operating costs and other factors. The revisions may be material. Accordingly, reserve estimates often are different from the quantities of oil and natural gas that

                                      F1-13
ultimately are recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. The Company's estimated proved reserves have not been filed with or included in reports to any federal agency.

     Estimates with respect to proved reserves that may be developed and produced in the future often are based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods generally are less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations in the estimated reserves and the variations may be substantial.

DRILLING ACTIVITIES

     The Company drilled, or participated in the drilling of, the following number of wells during the periods indicated:

                                                                 YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            2002          2001          2000
                                                         -----------   -----------   -----------
                                                         GROSS   NET   GROSS   NET   GROSS   NET
                                                         -----   ---   -----   ---   -----   ---
Exploratory Wells:
  Oil..................................................   --     --     --     --      3     0.6
  Natural gas..........................................   --     --     --     --      1     0.2
  Non-productive.......................................    3     1.9     9     4.1     3     0.9
                                                           --    ---     --    ---     --    ---
     Total.............................................    3     1.9     9     4.1     7     1.7
                                                           ==    ===     ==    ===     ==    ===
Development Wells(1):
  Oil..................................................    3     0.3     4     1.2     1     0.1
  Natural gas..........................................    1     0.1     1     0.2    --      --
  Non-productive.......................................    1     0.2     1     --     --      --
                                                           --    ---     --    ---     --    ---
     Total.............................................    5     0.6     6     1.4     1     0.1
                                                           ==    ===     ==    ===     ==    ===

     At December 31, 2002, the Company was in the process of drilling and/or completing 3 gross wells (0.4 net to the Company) that are not reflected in the above table. Subsequent to December 31, 2002, two of the wells in process became producing oil wells, while the third well will be plugged and abandoned.

PRODUCTIVE WELLS AND ACREAGE

  PRODUCTIVE WELLS

     The following table sets forth the Company's ownership interest as of December 31, 2002 in productive oil and natural gas wells in the areas indicated:

                                                             OIL       NATURAL GAS      TOTAL
                                                         -----------   -----------   -----------
REGION                                                   GROSS   NET   GROSS   NET   GROSS   NET
------                                                   -----   ---   -----   ---   -----   ---
Mississippi Salt Basin.................................    6     0.6    10     4.0    16     4.6
Alabama................................................    3     0.2    --     --      3     0.2
Michigan Basin.........................................   --     --      1     0.9     1     0.9
                                                           --    ---    --     ---    --     ---
  Total................................................    9     0.8    11     4.9    20     5.7
                                                           ==    ===    ==     ===    ==     ===

     Productive wells consist of producing wells and wells capable of production, including wells waiting on pipeline connection. Wells that are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, none are producing from multiple horizons.

                                      F1-14

  ACREAGE

     Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether such acreage contains proved reserves. A gross acre is an acre in which an interest is owned. A net acre is deemed to exist when the sum of fractional ownership interests in gross acres equals one. The number of net acres is the sum of the fractional interests owned in gross acres expressed as whole numbers and fractions thereof. The following table sets forth the approximate developed and undeveloped acreage in which the Company held a leasehold mineral or other interest at December 31, 2002:

                                            DEVELOPED        UNDEVELOPED            TOTAL
                                          -------------   -----------------   -----------------
REGION                                    GROSS    NET     GROSS      NET      GROSS      NET
------                                    -----   -----   -------   -------   -------   -------
Mississippi Salt Basin..................  7,343   3,242    12,012     6,072    19,355     9,314
Montana(1)..............................     --      --   262,366   170,511   262,366   170,511
Texas...................................     --      --     5,240       802     5,240       802
Michigan Basin/Other....................    320     176     1,807       628     2,127       804
                                          -----   -----   -------   -------   -------   -------
  Total.................................  7,663   3,418   281,425   178,013   289,088   181,431
                                          =====   =====   =======   =======   =======   =======

---------------

(1) An exploration agreement with K2 America Corporation and K2 Energy Corp. in Montana, representing 150,000 gross, 75,000 net undeveloped acres above, is currently involved in litigation. The Company does not represent nor can it be assumed that the litigation will be favorably resolved. See "Legal Proceedings" for a discussion of this litigation.

     All of the leases for the undeveloped acreage summarized in the preceding table will expire at the end of their respective primary terms unless the existing leases are renewed or production has been obtained from the acreage subject to the lease before that date, in which event the lease will remain in effect until the cessation of production. To this end, the Company's projected drilling schedule takes into consideration not only the attractiveness of individual prospects, but the lease expirations as well. The following table sets forth the minimum remaining terms of leases for the total gross and net acreage at December 31, 2002:

                                                               ACRES EXPIRING
                                                              -----------------
                                                               GROSS      NET
                                                              -------   -------
Twelve Months Ending:
  December 31, 2003.........................................    4,929     2,595
  December 31, 2004.........................................    4,781     2,393
  December 31, 2005.........................................    1,479     1,151
     Thereafter.............................................  277,899   175,292
                                                              -------   -------
     Total..................................................  289,088   181,431
                                                              =======   =======

ITEM 3.  LEGAL PROCEEDINGS.

     On May 1, 2000, the Company filed a lawsuit in the Federal District Court for the District of Montana against K2 America Corporation and K2 Energy Corporation (collectively referred to in this section as "K2"). The Company's lawsuit included certain claims of relief and allegations by the Company against K2, including breach of contract arising from failure by K2 to agree to escrow, repudiation, and rescission; specific performance; declaratory relief; partition of K2 lands that are subject to the K2 Agreement; negligence; and tortuous interference with contract. The lawsuit is on file with the Federal District Court for the District of Montana, Great Falls Division and is not subject to protective order. In an order dated September 4, 2001, the Federal District Court dismissed without prejudice the lawsuit against K2 and deferred the case to the Blackfeet Tribal Court for determination of whether it has jurisdiction over the claims made by the Company. The Company has filed a complaint in Blackfeet Tribal Court in Montana against K2 substantially based on the grounds asserted in the action previously filed in District Court, while arguing to the Tribal Court that

                                      F1-15
proper jurisdiction is with the Federal District Court. K2 has since filed a counterclaim against the Company alleging that alleged actions by the Company damaged K2 by denying K2 the ability to participate in the Miller/Blackfeet IMDA and damaged K2's goodwill with Tribal officials so as to impede other development initiatives on the Reservation. The Company answered K2's counterclaim by asserting that any damages K2 may have incurred were caused in whole or in part by their own negligence, conduct, bad faith or fault. The Company believes the K2 counterclaim is without merit and will continue to vigorously contest it. The Blackfeet Tribal Business Council unanimously voted on May 1, 2002, to reaffirm the Company's 50% interest in the K2/Blackfeet IMDA covering 150,000 net Tribal mineral acres, over-turning a previous Tribal Business Council decision.

     On May 1, 2000, the Company gave notice to the Blackfeet Tribal Business Council demanding arbitration of all disputes as provided for under the Miller/Blackfeet IMDA dated February 19, 1999, and pursuant to the K2/Blackfeet IMDA dated May 30, 1997. The Bureau of Indian Affairs ("BIA") responded to the Company's request for arbitration by stating that it was the BIA's position that the Miller/Blackfeet IMDA was terminated. The Company filed an appeal brief with the Interior Department Appeals Division.

     On January 25, 2002, the Interior Department Appeals Division vacated the BIA's purported termination of the Miller/Blackfeet IMDA to allow arbitration to proceed. In order to avoid further delay and to avoid the uncertainty and costs of further pursuing the dispute (including arbitration and litigation) and to place the parties on a footing that will enable them to pursue a productive business relationship, the Company and the Blackfeet Tribal Business Council entered into the amended IMDA Agreement in June 2002.

     The Company was a defendant in a lawsuit filed June 1, 1999 by Energy Drilling Company ("Energy Drilling"), in the Parish of Catahoula, Louisiana arising from a blowout of the Victor P. Vegas #1 well that was drilled and operated by the Company. Energy Drilling, the drilling rig contractor on the well, was claiming damages related to the destruction of their drilling rig and related costs amounting to approximately $1.2 million, plus interest, attorneys' fees and costs. In January 2001, the Federal District Court judge ruled against the Company on two of the three claims filed in this case with interest and day-rate charges left undetermined. This ruling was appealed by the Company to the U.S. Fifth Circuit Court of Appeals with the lower court ruling being upheld. This ruling is significant for oil and gas operators in the industry using the Independent Association of Drilling Contractors' ("IADC") standard drilling contracts. The Circuit Court of Appeals interpreted the IADC contract to assign responsibility for loss of the drilling contractor's equipment to the operator under a catastrophic event not the fault of the operator and without determining whether there was an unsound location. In September 2002, the judgment amount totaling approximately $780,000 was paid by the Company's insurance carrier.

     In August 2002, the Court of Appeals ruled in favor of the Company on disputed interest and day-rate charges. Energy Drilling has filed an appeal of the Court of Appeals' decision, which remains unresolved. In February 2003, the District Court ruled in favor of Energy Drilling on disputed attorney fees. The Company has filed an appeal of this ruling.

     The Company was named in a lawsuit brought by Victor P. Vegas, the landowner of the surface location of the blowout well referenced above. The suit was filed July 20, 1999 in the Parish of Orleans, Louisiana, claiming unspecified damages related to environmental and other matters. Under a Department of Environmental Quality ("DEQ") approved plan, site remediation has been completed and periodic testing was being performed. On December 11, 2001, the plaintiff submitted a remediation plan for more extensive clean-up and a settlement demand. In February 2002, the Company filed a remediation plan with the Louisiana DEQ for approval. In July 2002, the Civil District Court ruled that the DEQ would not have primary jurisdiction and that a jury trial would be held.

     During the fourth quarter of 2002, several meetings were held with the plaintiff in an effort to resolve this matter. On January 10, 2003, a confidential settlement agreement was signed, which releases the Company from all liability from all present and future claims, subject to certain express reservations associated with this property. The settlement agreement requires that the Company pay the agreed to settlement amount by March 26, 2003 and complete the clean up of the property in accordance with a final Louisiana DNR Office of

                                      F1-16

Conservation Compliance Order. The Company believes that all defense costs, settlement costs and final clean up costs will be covered by its general liability and well control insurance.

     The Company believes it has meritorious defenses to the unresolved claims discussed above and intends to vigorously contest them. The Company does not believe that the final outcome of these matters will have a material adverse effect on the Company's operating results, financial condition or liquidity. Due to the uncertainties inherent in litigation, however, no assurances can be given regarding the final outcome of each action.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     At the October 9, 2002, Special Meeting of the Common Stockholders, a proposal to amend the Company's Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of Common Stock of the Company, at the ratio of one for ten was approved. The vote approving this proposal was as follows:

   FOR       AGAINST    ABSTAIN   VOTES WITHHELD
----------  ---------   -------   --------------
17,179,330  1,062,000    6,250      --

                                      F1-17

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
        MATTERS.

     On May 16, 2002, the Company received notification from the Nasdaq Stock Market that the Company was not in compliance with the minimum bid requirements for continued listing on the Nasdaq National Market. On May 22, 2002, the Company requested an oral hearing before a Nasdaq Listing Qualifications Panel to review the determination. The hearing took place on July 18, 2002, and on September 3, 2002, the Company received a favorable ruling and notification of Nasdaq's decision to extend the National Market listing of the Company's securities. Also, on June 21, 2002, the Company received notice that it had not maintained a minimum market value of publicly held shares of $5.0 million, as required for continued listing on the Nasdaq National Market and was provided a 90-day grace period through September 19, 2002, to regain compliance. Both the Nasdaq National Market and Small Cap Market have a $1 minimum trading price requirement to remain listed. The Board approved and the Company requested shareholder approval, for shareholders of record on September 5, 2002, to affect a reverse stock split of one for ten to satisfy the minimum bid and continued listing requirements. On September 27, 2002, the Company received notification that Nasdaq had transferred the Company's securities to their Small Cap Market because the Company was unable to raise the market value of its publicly held shares to the $5.0 million minimum level within the grace period provided. The one for ten reverse stock split proposal was approved at a special meeting of the shareholders and the Company affected the reverse stock split on October 11, 2002. Subsequent to the reverse stock split, the closing bid price of the Company's stock surpassed the $1 minimum price, and has since remained above said minimum.

     As of September 5, 2002, the Company estimates that there were approximately 2,050 beneficial holders of its Common Stock.

     The following table sets forth the high and low bid information for the Company's Common Stock for the periods indicated, as reported by The Nasdaq National Market, and commencing October 11, 2002, the Nasdaq Small Cap Market:

                                                          YEAR ENDED DECEMBER 31,
                                                      --------------------------------
                                                          2002              2001
                                                      -------------    ---------------
                                                      HIGH     LOW      HIGH     LOW
                                                      -----   -----    ------   ------
First Quarter.......................................  $8.00   $4.00    $16.25   $10.63
Second Quarter......................................   7.50    2.30     14.40     8.20
Third Quarter.......................................   4.70    1.60     14.90     3.00
Fourth Quarter......................................   2.20    0.70     11.90     6.00

     The figures in this table have been adjusted to reflect the one-for-ten reverse stock split. The Company has not in the past, and does not intend to pay cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain earnings, if any, for the future operation and development of its business. The Company's credit facility contains provisions that may have the effect of limiting or prohibiting the payment of dividends.

                                      F1-18

ITEM 6. SELECTED FINANCIAL DATA

     The following table presents selected historical consolidated financial data of the Company as of the dates and for the periods indicated. The historical consolidated financial data as of and for each of the five years in the period ended December 31, 2002. The financial data is derived from the consolidated financial statements which have been audited by Plante & Moran, PLLC, for the year ended December 31, 2002 and Arthur Andersen LLP, independent public accountants, for the years ended December 31, 2001, 2000, 1999, and 1998. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements.

                                                          YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------
                                              2002       2001      2000      1999       1998
                                             -------   --------   -------   -------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
  Revenues:
     Natural gas...........................  $ 7,182   $ 14,304   $20,745   $17,266   $ 18,336
     Crude oil and condensate..............    2,937      3,495     5,300     3,465      2,646
     Other operating revenues..............      161        269       522       200        169
                                             -------   --------   -------   -------   --------
     Total operating revenues..............   10,280     18,068    26,567    20,931     21,151
  Operating expenses:
     Lease operating expenses and
       production taxes....................    1,711      2,944     3,030     1,704      3,363
     Depreciation, depletion and
       amortization........................    7,458     13,431    17,457    16,066     15,933
     General and administrative............    2,013      1,860     2,097     2,776      2,815
     Cost ceiling writedown................    7,000     15,500        --        --     35,085
                                             -------   --------   -------   -------   --------
       Total operating expenses............   18,182     33,735    22,584    20,546     57,196
                                             -------   --------   -------   -------   --------
  Operating income (loss)..................   (7,902)   (15,667)    3,983       385    (36,045)
  Interest expense(1)......................     (631)    (1,184)   (4,322)   (3,519)    (1,635)
                                             -------   --------   -------   -------   --------
  Loss before income taxes and
     extraordinary item....................   (8,533)   (16,851)     (339)   (3,134)   (37,680)
  Income tax provision (credit)(2).........   (5,743)      (459)      472    (1,152)     4,120
                                             -------   --------   -------   -------   --------
  Net loss before extraordinary item.......  $(2,790)  $(16,392)  $  (811)  $(1,982)  $(41,800)
  Extraordinary item --
     Gain (loss) from early extinguishment
       of debt, less applicable income
       taxes (3)...........................    2,432         --      (166)       --         --
                                             -------   --------   -------   -------   --------
  Net loss.................................  $  (358)  $(16,392)  $  (977)  $(1,982)  $(41,800)
  Basic and diluted earnings (loss) per
     share.................................  $ (0.18)  $  (8.43)  $ (0.73)  $ (1.57)  $ (37.49)
  Weighted average shares outstanding......    1,982      1,944     1,336     1,263      1,115
Balance Sheet Data (at end of period):
     Working capital.......................  $(1,929)  $ (3,941)  $(1,383)  $(4,200)  $(15,925)
     Oil and gas properties, net...........   18,738     33,275    52,033    58,837     80,014
     Total assets..........................   20,849     37,587    59,878    68,611     85,968
     Long-term debt, excluding current
       portion.............................       --      6,696    11,196    25,610     31,837
     Equity................................   17,109     17,407    33,926    23,995     24,749

---------------

(1) A $1.7 million one-time non-cash charge related to the Guardian Transaction (more fully described in Note 6 to the Consolidated Financial Statements) was recorded in interest expense in 2000.

                                      F1-19

(2) Upon consummation of the Combination Transaction in 1998 (see Note 1 to the Consolidated Financial Statements), the Company was required to record a one-time non-cash charge to earnings of $5.4 million in connection with establishing a deferred tax liability on the balance sheet in accordance with SFAS No. 109, "Accounting for Income Taxes." Based on estimates of future anticipated taxable income and also taking into consideration the Company's net operating loss and depletion carryforwards of approximately $35.2 million, the Company has determined that there should be no deferred tax liability recorded on the Company's financial statements. Therefore, the Company recorded a $5.7 million income tax credit to eliminate the entire deferred tax liability balance in 2002.

(3) The extraordinary gain from early extinguishment of debt in 2002, represents the outstanding principal balance and related accrued interest associated with the note payable to Veritas DGC Land, Inc. that was forgiven at December 31, 2002, as more fully described in Note 5 to the Consolidated Financial Statements.

                                      F1-20

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

     Miller is an independent oil and gas exploration, development and production company that has developed a base of producing properties and inventory of prospects concentrated primarily in Mississippi.

RESULTS OF OPERATIONS

     The following table summarizes production volumes, average sales prices and average costs for the Company's oil and natural gas operations for the periods presented (in thousands, except per unit amounts):

                                                            YEAR ENDED DECEMBER 31,
                                                          ----------------------------
                                                           2002       2001      2000
                                                          -------   --------   -------
Production volumes:
  Crude oil and condensate (MBbls)......................    139.2      159.6     205.3
  Natural gas (MMcf)....................................  2,189.7    3,473.2   5,762.0
  Natural gas equivalent (MMcfe)........................  3,024.9    4,430.9   6,993.8
Revenues:
  Natural gas...........................................  $ 7,182   $ 14,304   $20,745
  Crude oil and condensate..............................    2,937      3,495     5,300
Operating expenses:
  Lease operating expenses and production taxes.........  $ 1,711   $  2,944   $ 3,030
  Depletion, depreciation and amortization..............    7,458     13,431    17,457
  Cost ceiling writedown................................    7,000     15,500        --
  General and administrative............................    2,013      1,860     2,097
Interest expense........................................  $   631   $  1,184   $ 4,322
Extraordinary gain (loss)...............................  $ 2,432         --   $  (166)
Net loss................................................  $  (358)  $(16,392)  $  (977)
Average sales prices:
  Crude oil and condensate ($ per Bbl)..................  $ 21.10   $  21.90   $ 25.82
  Natural gas ($ per Mcf)...............................     3.28       4.12      3.60
  Natural gas equivalent ($ per Mcfe)...................     3.35       4.02      3.72
Average costs ($ per Mcfe):
  Lease operating expenses and production taxes.........  $  0.57   $   0.66   $  0.43
  Depletion, depreciation and amortization..............     2.47       3.03      2.49
  Cost ceiling writedown................................     2.31       3.50        --
  General and administrative............................     0.67       0.42      0.30

 YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     Oil and natural gas revenues for the year ended December 31, 2002 decreased 43% to $10.1 million from $17.8 million for the year ended December 31, 2001. Oil and natural gas revenues for the years ended December 31, 2002 and 2001 include approximately $(0.2) million and $(1.9) million of hedging losses, respectively (see "Risk Management Activities and Derivative Transactions" below).

     Production volumes for natural gas during the year ended December 31, 2002 decreased 37% to 2,190 MMcf from 3,473 MMcf for the year ended December 31, 2001. Oil production volumes decreased 13% to 139 MBbls for the year ended December 31, 2002 compared to 160 MBbls for the same period of 2001. The decrease in production is primarily attributable to a 66% reduction in capital expenditures in 2002, less than expected results from recent drilling activities, the sale of certain properties and normal production decline rates. Average realized natural gas prices decreased 20% to $3.28 per Mcf for the year ended December 31,

                                      F1-21

2002 from $4.12 per Mcf for the year ended December 31, 2001. This was due to decreased demand for natural gas as a result of an abnormally mild 2001/2002 winter in the United States and the stagnant economy, both of which depressed natural gas commodity prices for the first half of 2002. Average realized oil prices decreased 4% to $21.10 per barrel during the year ended December 31, 2002 from $21.90 per barrel for the year ended December 31, 2001.

     Lease operating expenses ("LOE") and production taxes for the year ended December 31, 2002 decreased 42% to $1.7 million from $2.9 million for the year ended December 31, 2001. The LOE component decreased 32% to $1.3 million from $1.9 million due primarily to workovers on four wells in 2001. Three of the workovers were unsuccessful and the respective wells were plugged and abandoned in 2001.

     Production taxes decreased 60% to $0.4 million for 2002 compared to $1.0 million for 2001. Production taxes attributable to Mississippi properties were approximately 72% and 80% of the total for 2002 and 2001, respectively. The State of Mississippi production tax is calculated by taking 6% of the gross value of the crude oil and natural gas sold. Therefore, the decrease in production tax expense is attributable to the decrease in oil and natural gas revenues experienced on a year over year basis. The State of Mississippi has enacted legislation that provides for production tax exemptions during periods of low commodity prices. The exemptions apply when the state-wide average monthly price for oil or natural gas falls below a level pre-determined by statute. Due to oil and natural gas price volatility, the Mississippi production tax exemptions have phased in and out over the past two years. In 2002, more exemptions were in effect; therefore, production taxes decreased. The production tax exemptions are scheduled to expire on June 30, 2003, which will make all Mississippi properties subject to the same 6% statutory rate.

     Depreciation, depletion and amortization ("DD&A") expense for the year ended December 31, 2002 decreased 44% to $7.5 million from $13.4 million for the year ended December 31, 2001, primarily due to decreased production volumes and a reduced property cost basis after ceiling test writedowns in the second quarter of 2002 and in 2001.

     General and administrative expense for the year ended December 31, 2002 increased 8% to $2.0 million from $1.9 million for the same period in 2001. This increase is attributable to professional fees associated with a potential asset acquisition transaction that was terminated in March 2002, expenses related to the transfer of Company securities to the Nasdaq Small Cap Market and related proxy costs for the Company's reverse stock split. These non-recurring costs were partially offset by a reduction in salaries and benefits, resulting from a reduction of eight full-time employees during 2002, and a salary cut taken effective July 1, 2002, by certain management personnel. With the closing of the Houston, Texas, office, a reduced staff level and other cost cutting measures, the Company estimates general and administrative expenses for 2003 will decrease to approximately $1.5 million.

     Using unescalated period-end prices at June 30, 2002, of $3.24 per Mcf of natural gas and $26.86 per barrel of oil, the Company recognized a non-cash cost ceiling writedown of $7.0 million for the quarter then ended. The cost ceiling writedown is attributable to the combined effect of the $5.7 million reversal of deferred income taxes as June 30, 2002 (as more fully discussed in Note 3 to the Consolidated Financial Statements), less than expected results from drilling activities, the inability to sell or drill prospects on favorable terms utilizing the Company's existing leasehold and 3-D seismic database and a decrease in the value of the Company's unproved properties as a result of the transfer of proprietary rights in 3-D seismic data to Veritas (as more fully discussed in Note 5). The Company recognized a non-cash cost ceiling writedown of $15.5 million for the year ended December 31, 2001. Sharply lower commodity prices at period-end, less than expected results from drilling activities and expiration of certain leased acreage were the primary factors for the cost ceiling writedown in 2001.

     Interest expense for the year ended December 31, 2002 decreased 47% to $0.6 million from $1.2 million for the year ended December 31, 2001. The lower interest expense in 2002 is attributable to the combined effect of lower interest rates on the Company's credit facility and note payable to Veritas DGC Land Inc. ("Veritas"), lower average outstanding principal balances for the aforementioned obligations and an approximate $160,000 decrease in interest paid on royalty payments escheated to the State of Mississippi. It should also be noted that approximately $0.2 million of the $0.6 million of 2002 interest expense is a non-cash

                                      F1-22
item and represents the interest obligation that Veritas has agreed to extinguish, as more fully discussed below and in Note 5 to the Consolidated Financial Statements.

     On June 28, 2002, the Company entered into the Second Amendment to Promissory Note, Warrant and Registration Rights Agreement ("Second Amendment Agreement") with Vertias, as more fully discussed in Note 5 to the Consolidated Financial Statements. Pursuant to the Second Amendment Agreement, if all principal payments required prior to December 31, 2002, were made timely, Veritas would agree to extinguish the remaining principal balance and respective accrued interest totaling approximately $2.4 million. All required payments were made timely by the Company, and the early extinguishment of debt totaling $2.4 million has been reported as an extraordinary gain on the Company's Statement of Operations for the year ended December 31, 2002. In exchange for early extinguishment of debt, Veritas received, among other things, the aforesaid principal payments, an overriding royalty interest in certain leases of the Company, and received the proprietary rights to certain 3-D seismic data, as more fully discussed in Note 5 to the Consolidated Financial Statements.

     Net loss for the year ended December 31, 2002 decreased to $(0.4) million from $(16.4) million for the year ended December 31, 2001, as a result of the factors described above.

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     Oil and natural gas revenues for the year ended December 31, 2001 decreased 32% to $17.8 million from $26.0 million for the year ended December 31, 2000. Oil and natural gas revenues for the years ended December 31, 2001 and 2000 include approximately $(1.9) million and $(2.0) million of hedging losses, respectively (see "Risk Management Activities and Derivative Transactions" below).

     Production volumes for natural gas during the year ended December 31, 2001 decreased 40% to 3,473 MMcf from 5,762 MMcf for the year ended December 31, 2000. Oil production volumes decreased 22% to 160 MBbls for the year ended December 31, 2001 compared to 205 MBbls for the same period of 2000. The decrease in production is primarily attributable to less than expected results from recent drilling activities. Average realized natural gas prices increased 14% to $4.12 per Mcf for the year ended December 31, 2001 from $3.60 per Mcf for the year ended December 31, 2000 due to high natural gas commodity prices the Company experienced during the first quarter of 2001 that were partially offset by low prices during the fourth quarter of 2001. Average realized oil prices decreased 15% to $21.90 per barrel during the year ended December 31, 2001 from $25.82 per barrel for the year ended December 31, 2000 as oil commodity prices fell due primarily to the effect of the depressed economy in the United States during 2001 and the global oil supply imbalance.

     Lease operating expenses ("LOE") and production taxes for the year ended December 31, 2001 decreased 3% to $2.9 million from $3.0 million for the year ended December 31, 2000. The LOE component was unchanged at $1.9 million for 2001 and 2000.

     Production taxes, however, decreased 9% to $1.0 million for 2001 compared to $1.1 million for 2000. The State of Mississippi production tax is calculated by taking 6% of the gross value of the crude oil and natural gas sold. Therefore, the change in production tax expense should approximate the same percentage decrease that oil and natural gas revenues experienced on a year over year basis. The State of Mississippi has enacted legislation that provides for production tax exemptions during periods of low commodity prices. The exemptions apply when the state-wide average monthly price for oil or natural gas falls below a level pre-determined by Statute. Due to oil and natural gas price volatility, the Mississippi production tax exemptions have phased in and out over the past two years. The exemptions were phased out for more of 2001 compared to 2000, which partially offset the decrease in production taxes.

     Depreciation, depletion and amortization ("DD&A") expense for the year ended December 31, 2001 decreased 23% to $13.4 million from $17.5 million for the year ended December 31, 2000, primarily due to decreased production volumes and a reduced property cost basis after ceiling test writedowns in the second and third quarters of 2001.

                                      F1-23

     General and administrative expense for the year ended December 31, 2001 decreased 11% to $1.9 million from $2.1 million for the same period in 2000. This decrease is attributable to continuing efforts to control costs.

     Using unescalated period-end prices (net of applicable basis adjustments) at December 31, 2001, of $2.55 per Mcf of natural gas and $16.72 per barrel of oil, the Company has recognized a non-cash cost ceiling writedown of $15.5 million for the year then ended. Sharply lower commodity prices at period-end, less than expected results from recent drilling activities and expiration of leaseholds are the primary factors for the aggregate cost ceiling writedown. Using unescalated period-end prices at December 31, 2000 of $8.65 per Mcfe, the Company had no impairment of oil and gas properties.

     Interest expense for the year ended December 31, 2001 decreased 73% to $1.2 million from $4.3 million for the year ended December 31, 2000. The higher interest expense in 2000 is attributable to $1.7 million of non-cash interest expense that was required to be recorded in connection with the Guardian Convertible Note Payable and the issuance of common stock warrants to Guardian, more fully discussed in "Capital Resources and Liquidity" below and in Note 6 to the Consolidated Financial Statements and higher effective interest rates and average outstanding debt balance in 2000 compared to 2001.

     On July 19, 2000, the Company entered into a senior credit facility with Bank One, Texas, N.A. ("Bank One") which replaced the then existing credit facility with Bank of Montreal. In connection with extinguishment of the debt with Bank of Montreal, the Company reported an extraordinary loss, net of income taxes of $0.2 million for the remaining unamortized debt expenses for the year ended December 31, 2000.

     Net loss for the year ended December 31, 2001 increased to $16.4 million from $1.0 million for the year ended December 31, 2000, as a result of the factors described above.

CAPITAL RESOURCES AND LIQUIDITY

  OPERATING, INVESTING, AND FINANCING ACTIVITIES

     The Company's primary ongoing source of liquidity is cash generated from operations. Net cash provided by operating activities was $3.2 million, $13.4 million, and $16.1 million in 2002, 2001, and 2000, respectively. The decrease in cash provided in 2002 compared to 2001 was primarily the result of a decline in operating income caused by declining production and lower average commodity prices. The decrease in cash provided in 2001 compared to 2000 was primarily attributable to a decline in operating income caused by declining production.

     The Company's primary use of cash has been for its exploration and development activities and debt reduction. Net cash provided by (used in) investing activities was $0.3 million, $(10.0) million, and $(7.6) million in 2002, 2001, and 2000, respectively. The decrease in cash used in 2002 compared to 2001 was attributable to decreased exploration and development expenditures and an increase in proceeds from the sale of oil and gas properties. The increase in cash used in 2001 compared to 2000 was due primarily to increased exploration and development expenditures.

     The Company's primary uses of capital from financing activities have been to pay down the balance of the Company's credit facility. Net cash used in financing activities was $(3.7) million, $(5.5) million, and $(9.9) million in 2002, 2001, and 2000, respectively. The decrease in cash used in 2002 compared to 2001 is attributable to a lower net reduction in long-term debt in 2002 compared to 2001. The decrease in cash used in 2001 compared to 2000 is attributable to a lower net reduction in long-term debt and the result of the $7.0 million in proceeds from the issuance of common stock in 2000.

  FINANCING ARRANGEMENTS

     During the past few years the Company has financed various insurance policy premiums. The amounts financed each year are less than $250,000, and the notes payable are fully paid off by each fiscal year end. The terms of these notes require monthly payments of principal and interest and the notes bear interest at rates competitive with the Company's credit facility.

                                      F1-24

     On July 18, 2000, the Company entered into a new senior credit facility with Bank One, which replaced the then existing credit facility with Bank of Montreal. The Bank One credit facility has a 30-month term with an interest rate of either Bank One prime plus 2% or LIBOR plus 4%, at the Company's option. The Company's obligations under the credit facility are secured by a lien on all of its real and personal property. The maturity date of the credit facility has been extended to August 1, 2003, from January 18, 2003. The Company's new borrowing base determined by Bank One as of March 1, 2003, was $3.75 million. Commencing April 1, 2003, the borrowing base will be reduced by $0.25 million per month until maturity. At December 31, 2002, the outstanding balance under the Company's credit facility with Bank One was $0.8 million.

     The Bank One credit facility includes certain negative covenants that impose restrictions on the Company with respect to, among other things, incurrence of additional indebtedness, limitations on financial ratios, making investments and mergers and consolidation. The Company requested and obtained a waiver through August 1, 2003, from Bank One for non-compliance with the maintenance of specified levels of commodity hedge covenants as required by the credit facility.

     On April 14, 1999, the Company issued a $4.7 million note payable to one of its suppliers, Veritas DGC Land, Inc. (the "Veritas Note"), for the outstanding balance due to Veritas for past services provided in 1998 and 1999. The principal obligation under the Veritas Note was originally due on April 15, 2001. On July 19, 2000, the note was amended as more fully described below.

     On April 14, 1999, the Company also entered into an agreement (the "Warrant Agreement") to issue warrants to Veritas that entitle Veritas to purchase shares of common stock in lieu of receiving cash payments for the accrued interest obligations under the Veritas Note. The Warrant Agreement required the Company to issue warrants to Veritas in conjunction with the signing of the Warrant Agreement, as well as on the six and, at the Company's option, 12 and 18 month anniversaries of the Warrant Agreement. The warrants issued equal 9% of the then current outstanding principal balance of the Veritas Note. The number of shares issued upon exercise of the warrants issued on April 14, 1999, and on the six-month anniversary was determined based upon a five-day weighted average closing price of the Company's Common Stock at April 14, 1999. The exercise price of each warrant is $0.10 per share. On April 14, 1999, warrants exercisable for 32,276 shares of Common Stock were issued to Veritas in connection with execution of the Veritas Note. On October 14, 1999 and April 14, 2000, warrants exercisable for another 32,276 and 45,500 shares, respectively, of Common Stock were issued to Veritas. The Company ratably recognized the prepaid interest into expense over the period to which it related. For the year ended December 31, 2000, the Company recognized non-cash interest expense of approximately $752,000 related to the Veritas Note Payable. Effective November 1, 2000, Veritas exercised 50,000 warrants to receive 49,693 shares (net of exercise price) of Company common stock.

     On July 19, 2000, the Company entered into the First Amendment to Promissory Note, Warrant and Registration Rights Agreement ("First Amendment Agreement"). Under the terms of the First Amendment Agreement, the maturity of the Veritas Note was extended to July 21, 2003 from April 15, 2001 and the expiration date for all warrants issued was extended until June 21, 2004. The annual interest rate was reduced to 9 3/4% from 18%, provided the entire Note balance was paid in full by December 31, 2001. The Veritas note was not paid in full by December 31, 2001, and the interest rate was increased to 13 3/4% annually. Interest was payable on each October 15 and April 15 until the note is paid in full. The Company has paid additional interest of approximately $225,000 at the incremental 4% rate for the period of October 15, 2000 through April 14, 2002. Interest was required to be paid in warrants under the terms of the First Amendment Agreement until the Company was in compliance with the net borrowing base formula as defined in the Bank One credit facility, at which time interest would only be paid in cash. Since October 15, 2000, all required interest payments have been made in cash.

     On June 28, 2002, the Company entered into the Second Amendment Agreement. Concurrently with the execution of the Second Amendment Agreement, the Company made a $600,000 principal payment. Under terms of the Second Amendment Agreement, the Veritas Note was amended as follows: (1) The maturity of the Veritas Note was changed to December 31, 2002 from July 21, 2003; (2) The interest rate was changed to 9 3/4%; (3) The past due annual interest rate was changed to 12% from 13 3/4%; and (4) Six principal payments

                                      F1-25
of $150,000, totaling $900,000 were required, and were payable on or before the last day of each month commencing on July 31, 2002. In the event that all six principal payments mentioned above were made timely, an interest payment was not due on October 15, 2002, and Veritas would forgive the remaining principal balance of $2.2 million and any accrued interest outstanding under the Veritas Note and the Company would recognize a gain of approximately $2.4 million. In the event that these six principal payments were not timely made, the entire principal balance outstanding under the Veritas Note would be accelerated and become due and payable upon demand and would accrue interest at the past due rate from the date of the Second Amendment Agreement until the Veritas Note is paid in full. At December 31, 2002, the Company has made all required principal payments pursuant to the Second Amendment Agreement. Therefore, the remaining principal balance and related accrued interest payable obligations have been extinguished by Veritas and the Company has recorded a $2.4 million extraordinary gain as reported in the Consolidated Statements of Operations for the year ended December 31, 2002.

     As an inducement for Veritas to enter into the Second Amendment Agreement:
(1) the Company has granted Veritas an overriding royalty interest on the Company's entire leasehold that is not held by production and leases acquired through July 31, 2003 (excluding leases within the boundaries of the Blackfeet Indian Reservation); (2) the Company transferred its proprietary rights in approximately 140 square miles of 3-D seismic data with respect to certain areas within the Mississippi Salt Basin to Veritas in exchange for a 25-year license allowing the Company the use of same data. The Company has also agreed to an optional transfer fee on its currently licensed data, which in the aggregate totals approximately $3.1 million in the event of a change in control of the Company; and (3) certain Company Directors who own or control shares of Common Stock of the Company and are considered major stockholders have agreed to provide certain tag-along rights in the event one of these major stockholders negotiates a sale of Company Common Stock with a private party. The Second Amendment Agreement also extended the expiration date of the warrants to July 31, 2004 from June 21, 2004.

  LIQUIDITY

     The Company's primary ongoing source of liquidity is from cash generated from operations and from the Company's use of available borrowing capacity under its credit facility. During the course of the year, the amount outstanding under the credit facility will vary, as the Company's approach is to borrow under the facility as needed to fund capital expenditures and pay-down the balance when cash is available in order to reduce interest charges.

     As of December 31, 2002, the Company had a working capital deficit of $1.9 million, primarily due to decreased cash flow attributable to decreased production volumes, lower commodity prices, and reclassification of the outstanding credit facility balance to short term (as more fully described in Note 5 to the Consolidated Financial Statements in "Item 1. Financial Statements"). Also, approximately $1.2 million of current liabilities represents suspended revenues owed primarily to unlocated royalty owners. If the owners cannot be located, the revenues will be escheated to the State of Mississippi after five years. As mentioned above, the remaining balance of the Veritas note and related accrued interest was forgiven at December 31, 2002, and the Company has recognized a $2.4 million extraordinary gain in its 2002 Consolidated Financial Statements. Actual capital expenditures for the year ended December 31, 2002 were approximately $3.4 million compared to $10.0 million for the same period of 2001. The Company expects that it will utilize its operational cash flows for 2003 to meet its working capital requirements and fund its capital expenditures.

     The Company's business plan for 2003 involves pursuing various opportunities to identify strategic joint venture partners and/or to sell the Company or all or a portion of its assets in an effort to maximize shareholder return. Management of the Company believes the Company is presently a very good prospect for potential joint venture partners and/or the sale of the Company or its assets, given the higher commodity prices, solid production base in Mississippi, prospect opportunities in Montana, Mississippi and Alabama and a low debt level.

     The Company has engaged a financial advisor, C. K. Cooper & Co., to assist with execution of the business plan for 2003. Capital expenditures in 2003 for exploration and development activities will be limited

                                      F1-26
to select projects as determined by the Company's Board of Directors until a decision is made regarding the above mentioned strategic efforts.

     The Company's revenues, profitability, and ability to borrow funds or obtain additional capital are highly dependent on future oil and gas production and prevailing prices of oil and natural gas. The production and sale of oil and natural gas involves many factors that are subject to numerous uncertainties including reservoir risk, mechanical failure, transportation issues, human error, weather and volatile commodity prices.

     The Company has experienced substantial working capital requirements, primarily due to the Company's exploration and development program, less than expected results from drilling activities and its debt reduction initiative. While the Company believes that cash flow from operations should allow the Company to implement its present business strategy, additional debt or equity financing may be required to fund future operations. A significant decrease in cash flow from operations or the inability to borrow under the credit facility could have a material adverse effect on the Company, including curtailment of any exploration activities and further cost cutting measures.

  FUTURE FINANCING OBLIGATIONS

     The Company's credit facility has been extended to August 1, 2003. Based upon the Company's estimated oil and gas reserves at the end of 2002, the Company believes it will have sufficient oil and gas assets to support its borrowing base when the credit facility expires and, if necessary, the Company would plan to either amend, extend or replace the credit facility (with the same or alternative lender) before it expires. In the event the Company is unable to amend, extend or replace the credit facility, the Company believes it would be able to fulfill this obligation through the use of available cash flows; the identification of additional sources for debt or equity financings; or the sale of some or all of its oil and gas properties. However, these expectations are dependent on several internal and external factors. If these factors differ, from management's expectations, they could have a material adverse effect on the Company's ability to meet future financing obligations and cause the Company to curtail its exploration and development activities.

  OFF-BALANCE SHEET ARRANGEMENTS

     The Company does not have any off-balance sheet financing arrangements, except for the operating lease obligations presented below.

  CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     Summarized below are the contractual obligations and other commercial commitments of the Company as of December 31, 2002.

                                                         PAYMENTS DUE BY PERIOD
                                             -----------------------------------------------
                                                                                    2007 AND
CONTRACTUAL OBLIGATIONS                      TOTAL   2003   2004    2005    2006     BEYOND
-----------------------                      -----   ----   -----   -----   -----   --------
                                                             (IN THOUSANDS)
Long-Term Debt.............................  $800    $800   $ --    $ --    $ --     $  --
Operating Leases...........................    60      60     --      --      --        --
                                             ----    ----   -----   -----   -----    -----
Total Contractual Cash Obligations.........  $860    $860   $       $ --    $ --     $  --
                                             ====    ====   =====   =====   =====    =====

                                                   COMMITMENT EXPIRATION BY PERIOD
                                             --------------------------------------------
                                                                                 2007 AND
COMMERCIAL COMMITMENTS                       TOTAL   2003   2004   2005   2006    BEYOND
----------------------                       -----   ----   ----   ----   ----   --------
                                                            (IN THOUSANDS)
Bank One Credit Facility*..................  $800    $800    $--    $--    $--      $--

---------------

* As of December 31, 2002, $0.8 million was outstanding under the credit facility, which is included in the Long-Term Debt balance in the table above. The credit facility matures on August 1, 2003, therefore, the

                                      F1-27

  $0.8 million outstanding balance is reported as current portion of long-term debt in the Company's Consolidated Balance Sheets.

RISK MANAGEMENT ACTIVITIES AND DERIVATIVE TRANSACTIONS

     The Company uses a variety of financial derivative instruments ("derivatives") to manage exposure to fluctuations in commodity prices. To qualify for hedge accounting, derivatives must meet the following criteria: (i) the item to be hedged exposes the Company to price risk; and (ii) the derivative reduces that exposure and is designated as a hedge.

  COMMODITY PRICE HEDGES

     The Company periodically enters into certain derivatives for a portion of its oil and natural gas production to achieve a more predictable cash flow, as well as to reduce the exposure to price fluctuations. The Company's hedging arrangements apply to only a portion of its production, provide only partial price protection against declines in oil and natural gas prices and limit potential gains from future increases in prices. Such hedging arrangements may expose the Company to risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase contracted quantities of oil or natural gas or a sudden unexpected event materially impacts oil or natural gas prices. For financial reporting purposes, gains and losses related to hedging are recognized as oil and natural gas revenues during the period the hedge transactions occur. The Company expects that the amount of hedge contracts that it has in place will vary from time to time. For the years ended December 31, 2002, 2001, and 2000, the Company hedged 59%, 54%, and 54% of its oil and gas production, respectively, and as of December 31, 2002, the Company had 0.3 Bcfe of open oil and natural gas contracts for the months of January 2003 through September 2003. If all of these open contracts had been settled as of December 31, 2002, the Company would have owed approximately $0.1 million.

     The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", amended by Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133" and Statement No. 138, "Accounting for Certain Derivatives and Certain Hedging Activities" (hereinafter collectively referred to as SFAS No. 133). SFAS No. 133 requires that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. Refer to Note 8 of the Consolidated Financial Statements for further discussion of the adoption of SFAS No. 133.

CRITICAL ACCOUNTING POLICIES

     The results of operations, as presented above, are based on the application of accounting principles generally accepted in the United States. The application of these principles often requires management to make certain judgments, assumptions, and estimates that may result in different financial presentations. The Company believes that certain accounting principles are critical in understanding its financial statements.

  FULL COST METHOD OF ACCOUNTING

     The Company uses the full cost method of accounting for its oil and natural gas properties. Under this method, all acquisition, exploration and development costs, including any general and administrative costs that are directly attributable to the Company's acquisition, exploration and development activities, are capitalized in a "full cost pool" as incurred. The Company records depletion of its full cost pool using the unit-of-production method. SEC Regulation S-X, Rule 4-10 requires companies reporting on a full cost basis to apply a ceiling test wherein the capitalized costs within the full cost pool, net of deferred income taxes, may not exceed the net present value of the Company's proved oil and gas reserves plus the lower of cost or market of unproved properties. Any such excess costs should be charged against earnings.

                                      F1-28

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting periods. Accordingly, actual results could differ from these estimates. Significant estimates include depreciation, depletion and amortization of proved oil and natural gas properties. Oil and natural gas reserve estimates, which are the basis for unit-of-production depletion and the cost ceiling test, are inherently imprecise and are expected to change as future information becomes available.

NEW ACCOUNTING STANDARDS

     In addition to the identified critical accounting policies discussed above, future results could be affected by a number of new accounting standards that recently have been issued.

  SFAS NO. 141, BUSINESS COMBINATIONS

     SFAS No. 141, issued in July 2001, requires that all business combinations initiated after June 30, 2001, be accounted for under the purchase method and the use of the pooling-of-interests method is no longer permitted. The adoption of SFAS No. 141, effective July 1, 2001, will result in the Company accounting for any future business combinations under the purchase method of accounting, but will not change the method of accounting used in previous business combinations.

  SFAS NO. 142, GOODWILL AND OTHER INTANGIBLE ASSETS

     SFAS No. 142, also issued in July 2001, requires that goodwill no longer be amortized to earnings, but instead by reviewed for impairment on an annual basis. The Company has no goodwill recorded as of December 31, 2001, so the Company does not expect an impact from the adoption of this standard.

  SFAS NO. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

     SFAS No. 143, issued in August 2001, requires adoption as of January 1, 2003. The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company is currently studying the effects of the new standard.

  SFAS NO. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

     SFAS No. 144, issued in October 2001, supersedes SFAS No. 121. The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30 for the disposal of segments of a business. SFAS No. 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 has been adopted effective January 1, 2002; however, the Company has not been impacted from this adoption since it follows the full cost method of accounting which requires long-lived oil and gas property costs to be tested for impairment based on its full cost ceiling (refer to previously referenced Critical Accounting Policies).

EFFECTS OF INFLATION AND CHANGES IN PRICE

     Crude oil and natural gas commodity prices have been very volatile and unpredictable during the three year period ending December 31, 2002. The wide fluctuations that have occurred during the past three years

                                      F1-29
have had a significant impact on the Company's results of operations, cash flow, liquidity, and financial budgeting. Recent rates of inflation have had a minimal effect on the Company.

ENVIRONMENTAL AND OTHER REGULATORY MATTERS

     The Company's business is subject to certain federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties.

     Although the Company believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed thereby frequently change and become subject to interpretation, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Any suspensions, terminations or inability to meet applicable bonding requirements could materially adversely affect the Company's business, financial condition and results of operations. Although significant expenditures may be required to comply with governmental laws and regulations applicable to the Company, compliance has not had a material adverse effect on the earnings or competitive position of the Company. Future regulations may add to the cost of, or significantly limit, drilling activity. Refer to Note 9 of the Consolidated Financial Statements for further discussion of legal and environmental matters.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

  MARKET RISK INFORMATION

     The market risk inherent in the Company's derivatives is the potential loss arising from adverse changes in commodity prices. The prices of oil and natural gas are subject to fluctuations resulting from changes in supply and demand. To reduce price risk caused by the market fluctuations, the Company's policy is to hedge (through the use of derivatives) not more than 60% of future production.

     Because commodities covered by these derivatives are substantially the same commodities that the Company sells in the physical market, no special correlation studies other than monitoring the degree of convergence between the derivative and cash markets are deemed necessary. The changes in market value of these derivatives have a high correlation to the price changes of oil and natural gas.

     A sensitivity analysis model was used to calculate the fair values of the Company's derivatives rates in effect at December 31, 2002. The sensitivity analysis involved increasing or decreasing the forward rates by a hypothetical 10% and calculating the resulting unfavorable change in the fair values of the derivatives. The results of this analysis, which may differ from actual results, showed this type of change would not have a material impact on the fair value of the derivatives previously stated ($0.1) million at December 31, 2002 (as discussed in the "Risk Management Activities and Derivative Transactions" section above).

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The information required hereunder is included in this report as set forth in the "Index to Financial Statements" on Page F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

                                      F1-30

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

     The information regarding directors of the Company contained under the captions "Board of Directors," "Executive Officers", "Section 16(a) Beneficial Ownership Reporting Compliance", and "Code of Ethics" in the definitive Proxy Statement for the Company's annual meeting of stockholders to be held on June 19, 2003 is here incorporated by reference.

ITEM 11.  EXECUTIVE COMPENSATION.

     The information contained under the captions "Compensation of Directors" and "Executive Compensation" in the definitive Proxy Statement for the Company's annual meeting of stockholders to be held on June 19, 2003 is here incorporated by reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The information contained under the captions "Voting Securities," "Security Ownership of Certain Beneficial Owners" and "Security Ownership of Management" in the definitive Proxy Statement for the Company's annual meeting of stockholders to be held on June 19, 2003 is here incorporated by reference.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The information contained under the captions "Voting Securities," "Security Ownership of Certain Beneficial Owners," "Security Ownership of Management" and "Equity Compensation Plan Information" in the definitive Proxy Statement for the Company's annual meeting of stockholders to be held on June 19, 2003 is here incorporated by reference.

ITEM 14.  CONTROLS AND PROCEDURES.

     ITEM 14(a).  EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

     Within 90 days prior to the filing date of this report, the Company's chief executive officer and chief financial officer carried out an evaluation of the effectiveness of the Company's disclosure controls and procedures. Based on that evaluation, the Company's chief executive officer and chief financial officer believe (i) that the Company's disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports it files under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions required disclosure, and (ii) that the company's disclosure controls and procedures are effective.

     ITEM 14(b).  CHANGES IN INTERNAL CONTROLS

     There have been no significant changes in the Company's internal controls or in other factors that could significantly affect the Company's internal controls subsequent to the evaluation referred to in Item 14(a) above, nor have there been any corrective actions with regard to significant deficiencies or material weaknesses.

                                      F1-31

                                    PART IV

ITEM 15.  EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES, AND REPORTS ON FORM 8-K.

     ITEM 15(a)(1). FINANCIAL STATEMENTS. See "Index to Financial Statements" set forth on page F-1.

     ITEM 15(a)(2). FINANCIAL STATEMENT SCHEDULES. Financial statement schedules have been omitted because they are either not required, not applicable or the information required to be presented is included in the Company's financial statements and related notes.

     ITEM 15(a)(3). EXHIBITS. The following exhibits are filed as a part of this report.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
  2.1         Exchange and Combination Agreement dated November 12, 1997.
              Previously filed as exhibit 2.1 to the Company's
              Registration Statement on Form S-1 (333-40383), and here
              incorporated by reference.
  2.2(a)      Letter Agreement amending Exchange and Combination
              Agreement. Previously filed as an exhibit to the Company's
              Registration Statement on Form S-1 (333-40383), and here
              incorporated by reference.
  2.2(b)      Letter Agreement amending Exchange and Combination
              Agreement. Previously filed as an exhibit to the Company's
              Registration Statement on Form S-1 (333-40383), and here
              incorporated by reference.
  2.2(c)      Letter Agreement amending Exchange and Combination
              Agreement. Previously filed as an exhibit to the Company's
              Registration Statement on Form S-1 (333-40383), and here
              incorporated by reference.
  2.3(a)      Agreement for Purchase and Sale dated November 25, 1997
              between Amerada Hess Corporation and Miller Oil Corporation.
              Previously filed as an exhibit to the Company's Registration
              Statement on Form S-1 (333-40383), and here incorporated by reference.
  2.3(b)      First Amendment to Agreement for Purchase and Sale dated
              January 7, 1998. Previously filed as an exhibit to the
              Company's Registration Statement on Form S-1 (333-40383),
              and here incorporated by reference.
  3.1         Certificate of Incorporation of the Registrant. Previously
              filed as an exhibit to the Company's Registration Statement on Form S-1 (333-40383), and here incorporated by reference.
  3.2         Certificate of Amendment to the Certificate of Incorporation
              of the Registrant. Previously filed as an exhibit to the
              Company's Quarterly Report on Form 10-Q filed on November
              14, 2002.
  3.3         Bylaws of the Registrant. Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, and here incorporated by reference.
  4.1         Certificate of Incorporation. See Exhibit 3.1.
  4.2         Bylaws. See Exhibit 3.3.
  4.3         Form of Specimen Stock Certificate. Previously filed as an exhibit to the Company's Registration Statement on Form S-1
              (333-40383), and here incorporated by reference.
  4.4         Warrant between Miller Exploration Company and Guardian
              Energy Management Corp. dated July 11, 2000, exercisable for
              1,562,500 shares of the Company's Common Stock. Previously filed as an exhibit to the Company's Current Report on Form
              8-K filed July 25, 2000, and here incorporated by reference.
  4.5         Warrant between Miller Exploration Company and Guardian
              Energy Management Corp. dated July 11, 2000, exercisable for
              2,500,000 shares of the Company's Common Stock. Previously filed as an exhibit to the Company's Current Report on form
              8-K filed July 25, 2000, and here incorporated by reference.
  4.6         Warrant between Miller Exploration Company and Guardian
              Energy Management Corp. dated July 11, 2000, exercisable for
              9,000,000 shares of the Company's Common Stock. Previously filed as an exhibit to the Company's Current Report on Form
              8-K filed July 25, 2000, and here incorporated by reference.

                                      F1-32

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
  4.7         Amendment to Promissory Note, Warrant and Rights Agreement
              between Miller Exploration Company and Veritas DGC Land,
              Inc., dated July 19, 2000. Previously filed as an exhibit to the Company's Current Report on Form 8-K filed July 25,
              2000, and here incorporated by reference.
 10.1(a)      Stock Option and Restricted Stock Plan of 1997.* Previously
              filed as an exhibit to the Company's Annual Report on Form
              10-K for the year ended December 31, 1997, and here
              incorporated by reference.
 10.1(b)      Amended and Restated Stock Option and Restricted Stock Plan
              of 1997 dated February 25, 2000.*
 10.1(c)      Amended and Restated Stock Option and Restricted Stock Plan
              of 1997 dated March 20, 2001.*
 10.1(d)      Amended and Restated Stock Option and Restricted Stock Plan
              of 1997 dated March 18, 2002.*
 10.2(a)      Form of Stock Option Agreement.* Previously filed as an
              exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and here incorporated by
              reference.
 10.2(b)      Form of Restricted Stock Agreement.* Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and here incorporated by
              reference.
 10.3         Form of Director and Officer Indemnity Agreement. Previously
              filed as an exhibit to the Company's Registration Statement on Form S-1 (333-40383), and here incorporated by
              reference.*
 10.4         Lease Agreement between Miller Oil Corporation and C.E. and
              Betty Miller, dated July 24, 1996. Previously filed as an
              exhibit to the Company's Registration Statement on Form S-1
              (333-40383), and here incorporated by reference.
 10.5         Letter Agreement dated November 10, 1997, between Miller Oil
              Corporation and C.E. Miller, regarding sale of certain
              assets. Previously filed as an exhibit to the Company's
              Registration Statement on Form S-1 (333-40383), and here
              incorporated by reference.
 10.6         Amended Service Agreement dated January 1, 1997, between
              Miller Oil Corporation and Eagle Investments, Inc.
              Previously filed as an exhibit to the Company's Registration
              Statement on Form S-1 (333-40383), and here incorporated by reference.
 10.7         Form of Registration Rights Agreement (included as Exhibit E to Exhibit 2.1). Previously filed as an exhibit to the
              Company's Registration Statement on Form S-1 (333-40383),
              and here incorporated by reference.
 10.8         $2,500,000 Promissory Note dated November 26, 1997 between
              Miller Oil Corporation and the C.E. Miller Trust. Previously
              filed as an exhibit to the Company's Registration Statement on Form S-1 (333-40383), and here incorporated by reference.
 10.9         Form of Indemnification and Contribution Agreement among the
              Registrant and the Selling Stockholders. Previously filed as an exhibit to the Company's Registration Statement on Form
              S-1 (333-40383), and here incorporated by reference.
 10.10        Agreement between Eagle Investments, Inc. and Miller Oil
              Corporation, dated April 1, 1999. Previously filed as an
              exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and here incorporated by
              reference.
 10.11        $4,696,040.60 Note between Miller Exploration Company and
              Veritas DGC Land, Inc., dated April 14, 1999. Previously
              filed as an exhibit to the Company's Annual Report on Form
              10-K for the year ended December 31, 1998, and here
              incorporated by reference.
 10.12        Warrant between Miller Exploration Company and Veritas DGC
              Land, Inc., dated April 14, 1999. Previously filed as an
              exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and here incorporated by
              reference.

                                      F1-33

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 10.13        Registration Rights Agreement between Miller Exploration
              Company and Veritas DGC Land, Inc., dated April 14, 1999.
              Previously filed as an exhibit to the Company's Annual
              Report on Form 10-K for the year ended December 31, 1998,
              and here incorporated by reference.
 10.14        Agreement between Eagle Investments, Inc. and Miller
              Exploration Company, dated March 16, 1999. Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, and here incorporated by reference.
 10.15        Agreement between Eagle Investments, Inc. and Miller
              Exploration Company, dated May 18, 1999. Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q
              for the quarter ended June 30, 1999, and here incorporated by reference.
 10.16        Agreement between Eagle Investments, Inc. and Miller
              Exploration Company, dated May 27, 1999. Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q
              for the quarter ended June 30, 1999, and here incorporated by reference.
 10.17        Agreement between Eagle Investments, Inc. and Miller
              Exploration Company, dated June 30, 1999. Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, and here incorporated by reference.
 10.18        Agreement between Eagle Investments, Inc. and Miller
              Exploration Company, dated October 18, 1999. Previously
              filed as an exhibit to the Company's Quarterly Report on
              Form 10-Q for the quarter ended September 30, 1999, and here incorporated by reference.
 10.19(a)     Form of Equity Compensation Plan for Non-Employee Directors
              Agreement dated December 7, 1998. Previously filed as an
              exhibit to the Company's Proxy Statement on Schedule 14A
              dated May 13, 1999, and here incorporated by reference.
 10.19(b)     Amended and Restated Equity Compensation Plan for
              Non-Employee Directors dated February 25, 2000. Previously filed as an exhibit to the Company's Proxy Statement on
              Schedule 14A dated April 25, 2000, and here incorporated by reference.
 10.19(c)     Amended and Restated Equity Compensation Plan for
              Non-Employee Directors dated March 20, 2001.
 10.19(d)     Amended and Restated Equity Compensation Plan for
              Non-Employee Directors dated March 18, 2002.
 10.20        Form of Employment Agreement for Lew P. Murray dated
              February 9, 1998.* Previously filed as an exhibit to the
              Company's Annual Report on Form 10-K for the year ended
              December 31, 2000, and here incorporated by reference.
 10.21        Form of Employment Agreement for Michael L. Calhoun dated
              February 9, 1998.* Previously filed as an exhibit to the
              Company's Annual Report on Form 10-K for the year ended
              December 31, 2000, and here incorporated by reference.
 10.22        Securities Purchase Agreement between Miller Exploration
              Company and Guardian Energy Management Corp. dated July 11,
              2000. Preciously filed as an exhibit to the Company's
              Current Report on Form 8-K filed on July 25, 2000.
 10.23        Promissory Note between Miller Exploration Company and
              Guardian Energy Management Corp. dated July 11, 2000.
              Previously filed as an exhibit to the Company's Current
              Report on Form 8-K filed on July 25, 2000.
 10.24        Registration Rights Agreement between Miller Exploration
              Company and Guardian Energy Management Corp. dated July 11,
              2000. Previously filed as an exhibit to the Company's
              Current Report on Form 8-K filed on July 25, 2000.
 10.25        Form of Subscription Agreement between Miller Exploration
              Company and ECCO Investments, LLC dated July 11, 2000.
              Previously filed as an exhibit to the Company's Current
              Report on Form 8-K filed on July 25, 2000.
 10.26        Form of Letter Agreement between Miller Exploration Company and Eagle Investments, Inc. dated July 12, 2000. Previously filed as an exhibit to the Company's Current Report on Form
              8-K filed on July 25, 2000.

                                      F1-34

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 10.27        Amended and Restated Credit Agreement between Miller
              Exploration Company and the Subsidiaries of the Company and
              Bank One, Texas, N.A., dated July 18, 2000. Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q filed on August 14, 2000.
 10.28        Second Amendment to Promissory Note, Warrant and
              Registration Rights Agreement dated June 28, 2002, between
              Veritas DGC Land, Inc. and Miller Exploration Company.
              Previously filed as an exhibit to the Company's Quarterly
              Report on Form 10-Q filed on August 12, 2002.
 10.29        Exploration and Development Agreement dated June 17, 1998, between K2 American Corporation, K2 Energy Corporation and
              Miller Exploration Company.
 10.30(a)     Oil and Gas Exploration and Development Agreement dated
              February 19, 1999, between the Blackfeet Tribal Business
              Council of the Blackfeet Indian Tribe of the Blackfeet
              Indian Reservation and Miller Exploration Company.
 10.30(b)     Amended Oil and Gas Exploration Agreement dated June 3,
              2002, between the Blackfeet Business Council of the
              Blackfeet Indian Tribe of the Blackfeet Indian Reservation.
 11.1         Computation of Earnings per Share.
 21.1         Subsidiaries of the Registrant. Previously filed as an
              exhibit to the Company's Registration Statement on Form S-1
              (333-40383), and here incorporated by reference.
 23.1         Consent of Miller and Lents, Ltd.
 23.2         Consent of Plante & Moran, PLLC.
 24.1         Limited Power of Attorney.

---------------

* Management contract or compensatory plan or arrangement.

     ITEM 14(b).  REPORTS ON FORM 8-K

     The Company filed a report on Form 8-K on October 8, 2002. In the report, the Company reported that on September 30, 2002, it had completed the sale of its 35% working interest in the Pine Grove Field oil and gas assets located in Jones County, Mississippi, to Bean Industries, Inc. for $3.75 million.

                                      F1-35

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          MILLER EXPLORATION COMPANY

                                          By:      /s/ KELLY E. MILLER
                                            ------------------------------------
                                                      Kelly E. Miller
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


               /s/ *C. E. MILLER                        Chairman of the Board          March 24, 2003
------------------------------------------------
                  C. E. Miller


              /s/ KELLY E. MILLER                              Director                March 24, 2003
------------------------------------------------    (Principal Executive Officer)
                Kelly E. Miller


              /s/ DEANNA L. CANNON                     (Principal Financial and        March 24, 2003
------------------------------------------------         Accounting Officer)
                Deanna L. Cannon


              /s/ *ROBERT M. BOEVE                             Director                March 24, 2003
------------------------------------------------
                Robert M. Boeve


              /s/ *PAUL A. HALPERN                             Director                March 24, 2003
------------------------------------------------
                Paul A. Halpern


            /s/ *RICHARD J. BURGESS                            Director                March 24, 2003
------------------------------------------------
               Richard J. Burgess


*By              /s/ DEANNA L. CANNON                      Attorney-in-Fact
      ------------------------------------------
                   Deanna L. Cannon

                                      F1-36

                                 CERTIFICATION

I, Kelly E. Miller, certify that:

     1. I have reviewed this annual report on Form 10-K of Miller Exploration Company (the "registrant");

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiary, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

          b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

          c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors:

          a) all significant deficiencies in the design or operation of the internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Dated: March 24, 2003

                                          By:      /s/ KELLY E. MILLER
                                            ------------------------------------
                                              Kelly E. Miller, President and
                                              Chief
                                              Executive Officer

                                      F1-37

                                 CERTIFICATION

I, Deanna L. Cannon, certify that:

     1. I have reviewed this annual report on Form 10-K of Miller Exploration Company (the "registrant");

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiary, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

          b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

          c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors:

          a) all significant deficiencies in the design or operation of the internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Dated: March 24, 2003

                                          By:     /s/ DEANNA L. CANNON
                                            ------------------------------------
                                              Deanna L. Cannon, Chief Financial
                                              Officer

                                      F1-38

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
CONSOLIDATED FINANCIAL STATEMENTS OF MILLER EXPLORATION
  COMPANY
  Report of Independent Public Accountants..................    F-2
  Consolidated Balance Sheets as of December 31, 2002 and
     2001...................................................    F-4
  Consolidated Statements of Operations for the Years Ended
     December 31, 2002, 2001 and 2000.......................    F-5
  Consolidated Statements of Equity for the Years Ended
     December 31, 2002, 2001 and 2000.......................    F-6
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2002, 2001 and 2000.......................    F-7
  Notes to Consolidated Financial Statements................    F-8
  Supplemental Quarterly Financial Data (unaudited).........   F-30

                                      F- 1
                                      F1-39

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTS
To The Board of Directors and Stockholders of Miller Exploration Company:

     We have audited the accompanying consolidated balance sheet of Miller Exploration Company (a Delaware corporation) and subsidiary, as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Miller Exploration Company and subsidiary as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                               /s/ PLANTE & MORAN, PLLC
Grand Rapids, Michigan
February 28, 2003

                                      F- 2
                                      F1-40

                              ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Miller Exploration Company:

     We have audited the accompanying consolidated balance sheets of MILLER EXPLORATION COMPANY (a Delaware corporation) and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Miller Exploration Company and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     This report is a copy of a previously issued report and has not been reissued by Arthur Andersen, L.L.P.

                                          /S/ ARTHUR ANDERSEN LLP

Detroit, Michigan
March 8, 2002

                                      F- 3
                                      F1-41

                           MILLER EXPLORATION COMPANY

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                2002        2001
                                                              ---------   ---------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $      46   $     201
  Accounts receivable.......................................      1,441       3,076
  Inventories, prepaids and advances to operators...........        324         523
                                                              ---------   ---------
     Total current assets...................................      1,811       3,800
                                                              ---------   ---------
OIL AND GAS PROPERTIES -- at cost (full cost method):
  Proved oil and gas properties.............................    155,189     146,649
  Unproved oil and gas properties...........................      2,375      11,244
  Less-Accumulated depreciation, depletion and
     amortization...........................................   (138,826)   (124,618)
                                                              ---------   ---------
     Net oil and gas properties.............................     18,738      33,275
                                                              ---------   ---------
OTHER ASSETS (Note 2).......................................        300         512
                                                              ---------   ---------
     Total assets...........................................  $  20,849   $  37,587
                                                              =========   =========
                   LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $     800   $      --
  Accounts payable..........................................        639       2,767
  Accrued expenses and other current liabilities............      2,301       4,974
                                                              ---------   ---------
     Total current liabilities..............................      3,740       7,741
                                                              ---------   ---------
LONG-TERM DEBT..............................................         --       6,696
DEFERRED INCOME TAXES.......................................         --       5,743
COMMITMENTS AND CONTINGENCIES (Note 9)
EQUITY (Note 6):
  Common stock warrants, 960,050 and 1,335,050 outstanding
     at December 31, 2002 and 2001, respectively............        851         860
  Preferred stock, $0.01 par value; 2,000,000 shares
     authorized; none outstanding...........................         --          --
  Common stock, $0.01 par value; 40,000,000 shares
     authorized; 1,992,186 and 1,947,886 shares outstanding
     at December 31, 2002 and 2001, respectively............         20          19
  Other comprehensive income (loss).........................        (49)         89
  Additional paid in capital................................     77,632      77,427
  Retained deficit..........................................    (61,345)    (60,988)
                                                              ---------   ---------
     Total equity...........................................     17,109      17,407
                                                              ---------   ---------
     Total liabilities and equity...........................  $  20,849   $  37,587
                                                              =========   =========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.
                                      F- 4
                                      F1-42

                           MILLER EXPLORATION COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2002       2001        2000
                                                              --------   ---------   --------
REVENUES:
  Natural gas...............................................  $ 7,182    $ 14,304    $20,745
  Crude oil and condensate..................................    2,937       3,495      5,300
  Other operating revenues..................................      161         269        522
                                                              -------    --------    -------
     Total operating revenues...............................   10,280      18,068     26,567
                                                              -------    --------    -------
OPERATING EXPENSES:
  Lease operating expenses and production taxes.............    1,711       2,944      3,030
  Depreciation, depletion and amortization..................    7,458      13,431     17,457
  General and administrative................................    2,013       1,860      2,097
  Cost ceiling writedown....................................    7,000      15,500         --
                                                              -------    --------    -------
     Total operating expenses...............................   18,182      33,735     22,584
                                                              -------    --------    -------
OPERATING INCOME (LOSS).....................................   (7,902)    (15,667)     3,983
                                                              -------    --------    -------
INTEREST EXPENSE:
  Interest on notes and bank debt...........................     (631)     (1,184)    (2,594)
  Interest on capital transactions..........................       --          --     (1,728)
                                                              -------    --------    -------
     Total interest expense.................................     (631)     (1,184)    (4,322)
                                                              -------    --------    -------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM.............   (8,533)    (16,851)      (339)
INCOME TAX PROVISION (CREDIT) (Note 3)......................   (5,743)       (459)       472
                                                              -------    --------    -------
LOSS BEFORE EXTRAORDINARY ITEM..............................   (2,790)    (16,392)      (811)
EXTRAORDINARY ITEM -- GAIN (LOSS) FROM EARLY EXTINGUISHMENT
  OF DEBT, LESS APPLICABLE INCOME TAXES.....................    2,432          --       (166)
                                                              -------    --------    -------
NET LOSS....................................................  $  (358)   $(16,392)   $  (977)
                                                              =======    ========    =======
EARNINGS (LOSS) PER SHARE (Note 4)
  Basic.....................................................  $ (0.18)   $  (8.43)   $ (0.73)
                                                              =======    ========    =======
  Diluted...................................................  $ (0.18)   $  (8.43)   $ (0.73)
                                                              =======    ========    =======

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.
                                      F- 5
                                      F1-43

                           MILLER EXPLORATION COMPANY

                       CONSOLIDATED STATEMENTS OF EQUITY
                                 (IN THOUSANDS)

                                     COMMON                          ADD'L                       OTHER
                                     STOCK     PREFERRED   COMMON   PAID IN     DEFERRED     COMPREHENSIVE   RETAINED
                                    WARRANTS     STOCK     STOCK    CAPITAL   COMPENSATION      INCOME       DEFICIT
                                    --------   ---------   ------   -------   ------------   -------------   --------
BALANCE -- December 31, 1999......   $  845       $--       $127    $66,690       $(48)         $    --      $(43,619)
  Issuance of restricted stock and
    benefit plan shares...........       --        --         --         81         48               --            --
  Common stock warrants issued....    1,414        --         --         --         --               --            --
  Common stock warrants
    exercised.....................     (500)       --          5        495         --               --            --
  Issuance of non-employee
    directors' shares.............       --        --          1        216         --               --            --
  Issuance of common stock........                            60      9,088
  Net loss........................       --        --         --         --         --               --          (977)
                                     ------       ---       ----    -------       ----          -------      --------
BALANCE -- December 31, 2000......    1,759        --        193     76,570         --               --       (44,596)
  Common stock warrants expired...     (899)       --         --        463         --               --            --
  Issuance of benefit plan
    shares........................       --        --          1         80         --               --            --
  Issuance of non-employee
    directors' shares.............       --        --          1        138         --               --            --
  Adoption of new accounting
    standard (Note 8).............       --        --         --         --         --           (5,685)           --
  Change in unrealized gains
    (losses)......................       --        --         --         --         --            5,774            --
  Net loss........................       --        --         --         --         --               --       (16,392)
                                     ------       ---       ----    -------       ----          -------      --------
BALANCE -- December 31, 2001......   $  860       $--       $195    $77,251       $ --          $    89      $(60,988)
  Common stock warrants expired...       (9)       --         --          6         --               --            --
  Issuance of benefit plan
    shares........................       --        --          2         74         --               --            --
  Issuance of non-employee
    directors' shares.............       --        --          2        122         --               --            --
  Change due to reverse stock
    split.........................       --        --       (179)       179         --               --            --
  Change in unrealized gains
    (losses)......................       --        --         --         --         --             (138)           --
  Net loss........................       --        --         --         --         --               --          (358)
                                     ------       ---       ----    -------       ----          -------      --------
BALANCE -- December 31, 2002......   $  851       $--       $ 20    $77,632       $ --          $   (49)     $(61,345)
                                     ======       ===       ====    =======       ====          =======      ========

DISCLOSURE OF COMPREHENSIVE INCOME:

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2002        2001         2000
                                                              --------   -----------   --------
Net loss....................................................   $(358)     $(16,392)     $(977)
Other comprehensive income (loss)...........................    (138)           89         --
                                                               -----      --------      -----
  Total comprehensive loss..................................   $(496)     $(16,303)     $(977)
                                                               =====      ========      =====

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.
                                      F- 6
                                      F1-44

                           MILLER EXPLORATION COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    FOR THE YEAR ENDED
                                                                       DECEMBER 31
                                                              ------------------------------
                                                                2002       2001       2000
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $   (358)  $(16,392)  $   (977)
  Adjustments to reconcile net loss to net cash from
     operating activities --
     Depreciation, depletion and amortization...............     7,458     13,431     17,457
     Cost ceiling writedown.................................     7,000     15,500         --
     Deferred income taxes..................................    (5,743)      (459)       387
     Warrants and stock compensation........................       196       (214)     1,262
     Extraordinary item.....................................    (2,432)        --        166
     Deferred revenue.......................................        --        (20)       (34)
     Changes in assets and liabilities --
       Restricted cash......................................        --         69        (65)
       Accounts receivable..................................     1,635      1,398        106
       Other current assets.................................       113       (120)      (272)
       Other assets.........................................       (35)       (41)       189
       Accounts payable.....................................    (2,128)      (805)       100
       Accrued expenses and other current liabilities.......    (2,486)     1,046     (2,236)
                                                              --------   --------   --------
          Net cash flows provided by operating activities...     3,220     13,393     16,083
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration and development expenditures..................    (3,418)    (9,972)    (8,592)
  Proceeds from sale of oil and gas properties and purchases
     of equipment, net......................................     3,743         22        947
                                                              --------   --------   --------
          Net cash flows provided by (used in) investing
            activities......................................       325     (9,950)    (7,645)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of principal.....................................   (23,772)   (21,698)   (28,519)
  Borrowing on long-term debt...............................    20,072     16,164     11,639
  Common stock proceeds.....................................        --         --      7,022
                                                              --------   --------   --------
          Net cash flows used in financing activities.......    (3,700)    (5,534)    (9,858)
                                                              --------   --------   --------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................      (155)    (2,091)    (1,420)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD........       201      2,292      3,712
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD..............  $     46   $    201   $  2,292
                                                              ========   ========   ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for --
  Interest..................................................  $    817   $    978   $  2,117
                                                              ========   ========   ========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.
                                      F- 7
                                      F1-45

                           MILLER EXPLORATION COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  ORGANIZATION AND NATURE OF OPERATIONS

  THE COMBINATION TRANSACTION

     Miller Exploration Company ("Miller" or the "Company") was formed as a Delaware corporation in November 1997 to serve as the surviving company upon the completion of a series of combination transactions (the "Combination Transaction"). The first part of the Combination Transaction included the following activities: Miller acquired all of the outstanding capital stock of Miller Oil Corporation ("MOC"), the Company's predecessor, and certain oil and gas interests (collectively, the "Combined Assets") owned by Miller & Miller, Inc., Double Diamond Enterprises, Inc., Frontier Investments, Inc., Oak Shores Investments, Inc., Eagle Investments, Inc. (d/b/a Victory, Inc.) and Eagle International, Inc. (the "affiliated entities," all Michigan corporations owned by Miller family members who were beneficial owners of MOC) in exchange for an aggregate consideration of approximately 530,000 shares of Common Stock of Miller. The operations of all of these entities had been managed through the same management team, and had been owned by the same members of the Miller family. Miller completed the Combination Transaction concurrently with consummation of an initial public offering (the "Offering").

  INITIAL PUBLIC OFFERING

     On February 9, 1998, the Company completed the Offering of its Common Stock and concurrently completed the Combination Transaction. On that date, the Company sold 550,000 shares of its Common Stock for an aggregate purchase price of $44.0 million. On March 9, 1998, the Company sold an additional 6,250 shares of its Common Stock for an aggregate purchase price of $0.5 million, pursuant to the exercise of the underwriters' over-allotment option.

  OTHER TRANSACTIONS COMPLETED CONCURRENTLY WITH THE INITIAL PUBLIC OFFERING

     In addition to the above combined activities of the Company, the second part of the Combination Transaction that was consummated concurrently with the Offering was the exchange by the Company of an aggregate of approximately 160,000 shares of Common Stock for interests in certain other oil and gas properties that were owned by non-affiliated parties. Because these interests were acquired from individuals who were not under the common ownership and management of the Company, these exchanges were accounted for under the purchase method of accounting. Under that method, the properties were recorded at their estimated fair value at the date on which the exchange was consummated (February 9, 1998).

     In November 1997, the Company entered into a Purchase and Sale Agreement, whereby the Company acquired interests in certain crude oil and natural gas producing properties and undeveloped properties from Amerada Hess Corporation for $48.8 million, net of post-closing adjustments. This purchase was consummated concurrently with the Offering. This acquisition was accounted for under the purchase method of accounting and was financed with the use of proceeds from the Offering and with new bank borrowings.

  REVERSE STOCK SPLIT

     On October 11, 2002, the Company affected a one-for-ten reverse stock split that has been retroactively reflected in the Company's Consolidated Financial Statements.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries after elimination of all intercompany accounts and transactions.

                                      F- 8
                                      F1-46

                           MILLER EXPLORATION COMPANY

  NATURE OF OPERATIONS

     The Company is a domestic, independent energy company engaged in the exploration, development and production of crude oil and natural gas. The Company has established exploration efforts concentrated primarily in the Mississippi Salt Basin of central Mississippi.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  OIL AND GAS PROPERTIES

     The Company follows the full cost method of accounting and capitalizes all costs related to its exploration and development program, including the cost of nonproductive drilling and surrendered acreage. Such capitalized costs include lease acquisition, geological and geophysical work, delay rentals, drilling, completing and equipping oil and gas wells, together with internal costs directly attributable to property acquisition, exploration and development activities. Under this method, the proceeds from the sale of oil and gas properties are accounted for as reductions to capitalized costs, and gains and losses are not recognized. The capitalized costs are amortized on an overall unit-of-production method based on total estimated proved oil and gas reserves. Additionally, certain costs associated with major development projects and all costs of unevaluated leases are excluded from the depletion base until reserves associated with the projects are proved or until impairment occurs.

     To the extent that capitalized costs within the full cost pool, net of deferred income taxes, exceed the sum of discounted estimated future net cash flows from proved oil and gas reserves (using unescalated prices and costs and a 10% per annum discount rate) and the lower of cost or market value of unproved properties, such excess costs are charged against earnings. The Company did record a $7.0 million non-cash cost ceiling writedown for the quarter ended June 30, 2002. The writedown was attributable to a decrease in the value of the Company's unproved properties as a result of the transfer of proprietary rights to 3-D seismic data to Veritas (as more fully discussed in Note 5 to the Consolidated Financial Statements) and due to the fact that the Company reversed the $5.5 million balance at June 30, 2002 of deferred income taxes (as more fully discussed in Note 2 to the Consolidated Financial Statements). Using unescalated period-end prices at (net of basis adjustments) December 31, 2001, of $2.55 per Mcf of natural gas and $16.72 per barrel of oil, the Company recognized a non-cash cost ceiling writedown of $7.0 million. This was in addition to $8.5 million of cost ceiling writedowns previously recognized by the Company in 2001. Using unescalated period-end prices (net of basis adjustments) at December 31, 2000, of $8.65 per Mcfe, the Company had no impairment of oil and gas properties for the year then ended.

  PROPERTY AND EQUIPMENT

     Property and equipment is included in other assets in the accompanying consolidated Balance Sheets and consists primarily of office furniture, equipment and computer software and hardware. Depreciation and amortization are calculated using straight-line and accelerated methods over the estimated useful lives of the related assets. The estimated useful lives for each category of fixed assets are: buildings and improvements (10-20 years); office furniture and equipment (7-10 years) and computer software and hardware (3-5 years).

  REVENUE RECOGNITION

     Crude oil and natural gas revenues are recognized as production takes place and the sale is completed and the risk of loss transfers to a third party purchaser.

                                      F- 9
                                      F1-47

                           MILLER EXPLORATION COMPANY

  OTHER OPERATING REVENUES

     The majority of the other operating revenues are reimbursements for general and administrative services that the Company performs on behalf of partners and investors in jointly owned oil and gas properties. All other management fees that were earned for exploration and development services have been credited against oil and gas property costs.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are comprised of cash and U.S. Government securities with original maturities of three months or less.

  ACCOUNTS RECEIVABLE

     Accounts receivable are stated at net invoice amounts. An allowance for doubtful accounts is established based on specific assessment of all invoices based on historical loss experience. All amounts deemed to be uncollectible are charged against the allowance for doubtful accounts in the period that determination is made.

  INVENTORIES

     Inventories consist of oil field casing, tubing and related equipment for wells. Inventories are valued at the lower of cost (first-in, first-out method) or market.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform with the 2002 presentation.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting periods. Accordingly, actual results could differ from these estimates. Significant estimates include depreciation, depletion and amortization of proved oil and natural gas properties. Oil and natural gas reserve estimates, which are the basis for unit-of-production depletion and the cost ceiling test, are inherently imprecise and are expected to change as future information becomes available.

  COMPREHENSIVE INCOME (LOSS)

     On January 1, 2001, the Company adopted SFAS No. 133 regarding certain financial derivative contracts used to hedge the price risk on future oil and gas production. These contracts are required to be recognized at their fair value in the Consolidated Balance Sheet as an asset or liability. The fair value of remaining financial derivative contracts at December 31, 2002 is approximately $(0.1) million. This amount is reflected in other current liabilities in the Consolidated Balance Sheet with a corresponding amount in other comprehensive income (loss).

                                     F- 10
                                      F1-48

                           MILLER EXPLORATION COMPANY

  OTHER

     For significant accounting policies regarding income taxes, see Note 3; for earnings per share, see Note 4; for financial instruments, see Note 7; for risk management activities and derivative transactions, see Note 8; and for stock-based compensation, see Note 10.

(3)  INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the asset and liability approach for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

     The effective income tax rate for the Company for the years ended December 31, 2002, 2001 and 2000, was different than the statutory federal income tax rate for the following reasons (in thousands):

                                                            2002       2001     2000
                                                           -------   --------   -----
Net loss.................................................  $  (358)  $(16,392)  $(977)
Add back:
  Extraordinary item.....................................   (2,432)        --     166
  Income tax provision (credit)..........................   (5,743)      (459)    472
                                                           -------   --------   -----
Pre-tax loss.............................................   (8,533)   (16,851)   (339)
Income tax provision (credit) at the federal statutory
  rate...................................................   (2,901)    (5,729)   (115)
Cost ceiling test writedown..............................    2,380      5,270
Reversal of deferred taxes...............................   (5,743)        --      --
Nondeductible interest expense...........................       --         --     587
Net operating loss carryforward..........................      521         --      --
All other, net...........................................       --         --      --
                                                           -------   --------   -----
Income tax provision (credit)............................  $(5,743)  $   (459)  $ 472
                                                           =======   ========   =====

     The components of the provision of income taxes for the year ended December 31, 2002, 2001 and 2000 are as follows (in thousands):

                                                               2002     2001    2000
                                                              -------   -----   ----
Currently payable...........................................  $    --   $  --   $ --
Deferred to future periods..................................       --    (459)   472
Reversal of deferred taxes..................................   (5,743)     --     --
                                                              -------   -----   ----
Total income taxes..........................................  $(5,743)  $(459)  $472
                                                              =======   =====   ====

                                     F- 11
                                      F1-49

                           MILLER EXPLORATION COMPANY

     The principal components of the Company's deferred tax assets (liabilities) recognized in the balance sheet as of December 31, 2002 and 2001 are as follows (in thousands):

                                                                2002       2001
                                                              --------   --------
Deferred tax assets (liabilities):
  Unsuccessful well and lease costs.........................  $ (6,676)  $ (6,556)
  Intangible drilling costs.................................   (12,434)   (11,904)
  Other property basis differences..........................     7,776        827
  Net operating loss carryforward...........................    11,334     11,890
  Cost ceiling writedown....................................    19,579     17,199
  Less: Valuation allowance.................................   (19,579)   (17,199)
                                                              --------   --------
Net deferred tax liability..................................  $     --   $ (5,743)
                                                              ========   ========

     At December 31, 2002, the Company had regular tax net operating loss carryforwards of approximately $33.3 million. This loss carryforward amount will expire during 2019. The Company also had a percentage depletion carryforward of approximately $1.9 million at December 31, 2002, which is available to offset future federal income taxes payable and has no expiration date.

     Based on estimates prepared as of June 30, 2002, of future anticipated taxable income and also taking into consideration the Company's current net operating loss and depletion deduction carryforwards, it has been determined that there should be no accrual of future tax liability. Accordingly, at June 30, 2002, the Company recorded a $5.7 million income tax credit to reverse the entire deferred income tax liability balance.

(4)  EARNINGS PER SHARE

     In accordance with the provisions of SFAS No. 128, "Earnings per Share," basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding during the periods. Diluted earnings per share is computed based upon the weighted-average number of common shares plus the assumed issuance of common shares for all potentially dilutive securities.

                                     F- 12
                                      F1-50

                           MILLER EXPLORATION COMPANY

     The computation of earnings per share for the year ended December 31, 2002, 2001 and 2000 is as follows (in thousands, except per share data):

                                                           2002       2001      2000
                                                          -------   --------   ------
Net loss before extraordinary item attributable to basic
  and diluted EPS.......................................  $(2,790)  $(16,392)  $ (811)
Extraordinary item......................................    2,432         --     (166)
                                                          -------   --------   ------
Net loss................................................  $  (358)  $(16,392)  $ (977)
                                                          =======   ========   ======
Weighted average common shares outstanding applicable to
  basic EPS.............................................    1,982      1,944    1,336
Add: options and warrants...............................       --         --       --
                                                          -------   --------   ------
Weighted average common shares outstanding applicable to
  diluted EPS...........................................    1,982      1,944    1,336
                                                          =======   ========   ======
Net loss per share -- Basic
  Net loss before extraordinary item....................  $ (1.41)  $  (8.43)  $(0.61)
  Extraordinary item....................................     1.23         --    (0.12)
                                                          -------   --------   ------
  Net loss..............................................  $ (0.18)  $  (8.43)  $(0.73)
                                                          =======   ========   ======
Net loss per share -- Diluted
  Net loss before extraordinary item....................  $ (1.41)  $  (8.43)  $(0.61)
  Extraordinary item....................................     1.23         --    (0.12)
                                                          -------   --------   ------
  Net loss..............................................  $ (0.18)  $  (8.43)  $(0.73)
                                                          =======   ========   ======

     Options and warrants were not included in the computation of diluted earnings per share for the years ended December 31, 2002, 2001 and 2000 because their effect was antidilutive.

(5)  NOTES PAYABLE AND LONG-TERM DEBT

  NOTES PAYABLE

     During the past few years, the Company has financed various insurance policy premiums. In January 2002, concurrent with the policy renewals, the Company entered into a $71,893 note payable agreement to finance general liability and workers' compensation insurance premiums. Terms of such note call for nine monthly installment payments of $8,157, bearing interest at 5.05%. In February 2002, the Company entered into a $131,827 note payable agreement to finance control of well, boiler and machinery, and personal property insurance premiums. Terms of such note call for nine monthly installment payments of $14,949, bearing interest at 4.91%. At December 31, 2002, these notes were completely paid off.

  BANK DEBT

     On July 18, 2000, the Company entered into a new senior credit facility with Bank One, Texas, N.A. ("Bank One"), which replaced the existing credit facility with Bank of Montreal. The new credit facility has a 30-month term with an interest rate of either the Bank One prime rate plus 2% or LIBOR plus 4%, at the Company's option. The Company's obligations under the credit facility are secured by a lien on all of its real and personal property. The Company's new borrowing base determined by Bank One as of March 1, 2003, was $3.75 million. Commencing April 1, 2003, the borrowing base will be reduced $0.25 million each month until maturity, which Bank One extended from January 18, 2003, to August 1, 2003. At December 31, 2002, the

                                     F- 13
                                      F1-51

                           MILLER EXPLORATION COMPANY
outstanding balance under the Company's credit facility with Bank One was $0.8 million. The weighted average interest rate for the credit facility at December 31, 2002, was 5.47%.

     The Bank One credit facility includes certain covenants that impose restrictions on the Company with respect to, among other things, incurrence of additional indebtedness, limitations on financial ratios, making investments and mergers and consolidation. The Company requested and obtained a waiver through August 1, 2003, from Bank One for non-compliance with maintenance of specified levels of commodity hedge covenants as required by the credit facility.

  VERITAS NOTE

     On April 14, 1999, the Company issued a $4.7 million note payable to one of its suppliers, Veritas DGC Land, Inc. (the "Veritas Note"), for the outstanding balance due to Veritas for past services provided in 1998 and 1999. The principal obligation under the Veritas Note was originally due on April 15, 2001. On July 19, 2000, the note was amended as more fully described below.

     On April 14, 1999, the Company also entered into an agreement (the "Warrant Agreement") to issue warrants to Veritas that entitle Veritas to purchase shares of common stock in lieu of receiving cash payments for the accrued interest obligations under the Veritas Note. The Warrant Agreement required the Company to issue warrants to Veritas in conjunction with the signing of the Warrant Agreement, as well as on the six and, at the Company's option, 12 and 18 month anniversaries of the Warrant Agreement. The warrants issued equal 9% of the then current outstanding principal balance of the Veritas Note. The number of shares issued upon exercise of the warrants issued on April 14, 1999, and on the six-month anniversary was determined based upon a five-day weighted average closing price of the Company's Common Stock at April 14, 1999. The exercise price of each warrant is $0.10 per share. On April 14, 1999, warrants exercisable for 32,276 shares of Common Stock were issued to Veritas in connection with execution of the Veritas Note. On October 14, 1999 and April 14, 2000, warrants exercisable for another 32,276 and 45,500 shares, respectively, of Common Stock were issued to Veritas. The Company ratably recognized the prepaid interest into expense over the period to which it related. For the year ended December 31, 2000, the Company recognized non-cash interest expense of approximately $752,000 related to the Veritas Note Payable. Effective November 1, 2000, Veritas exercised 50,000 warrants to receive 49,693 shares (net of exercise price) of Company common stock.

     On July 19, 2000, the Company entered into the First Amendment to Promissory Note, Warrant and Registration Rights Agreement ("First Amendment Agreement"). Under the terms of the First Amendment Agreement, the maturity of the Veritas Note was extended to July 21, 2003 from April 15, 2001 and the expiration date for all warrants issued was extended until June 21, 2004. The annual interest rate was reduced to 9 3/4% from 18%, provided the entire Note balance was paid in full by December 31, 2001. The Veritas note was not paid in full by December 31, 2001, and the interest rate was increased to 13 3/4% annually. Interest was payable on each October 15 and April 15 until the note is paid in full. The Company has paid additional interest of approximately $225,000 at the incremental 4% rate for the period of October 15, 2000 through April 14, 2002. Interest was required to be paid in warrants under the terms of the First Amendment Agreement until the Company was in compliance with the net borrowing base formula as defined in the Bank One credit facility, at which time interest would only be paid in cash. Since October 15, 2000, all required interest payments have been made in cash.

     On June 28, 2002, the Company entered into the Second Amendment Agreement. Concurrently with the execution of the Second Amendment Agreement, the Company made a $600,000 principal payment. Under terms of the Second Amendment Agreement, the Veritas Note was amended as follows: (1) The maturity of the Veritas Note was changed to December 31, 2002 from July 21, 2003; (2) the interest rate was changed to 9 3/4%; (3) the past due annual interest rate was changed to 12% from 13 3/4%; and (4) six principal payments of $150,000, totaling $900,000 were required, and were payable on or before the last day of each month
                                     F- 14
                                      F1-52

                           MILLER EXPLORATION COMPANY
commencing on July 31, 2002. In the event that all six principal payments mentioned above were made timely, an interest payment was not due on October 15, 2002, and Veritas agreed to extinguish the remaining principal balance of $2.2 million and any accrued interest outstanding under the Veritas Note and the Company would recognize a gain of approximately $2.4 million. In the event that these six principal payments were not timely made, the entire principal balance outstanding under the Veritas Note would be accelerated and become due and payable upon demand and would accrue interest at the past due rate from the date of the Second Amendment Agreement until the Veritas Note is paid in full. At December 31, 2002, the Company has made all required principal payments pursuant to the Second Amendment Agreement. Therefore, the remaining principal balance and related accrued interest payable obligations have been extinguished and the Company has recorded a $2.4 million extraordinary gain as reported in the Consolidated Statements of Operations for the year ended December 31, 2002.

     As an inducement for Veritas to enter into the Second Amendment Agreement:
(1) the Company has granted Veritas an overriding royalty interest on the Company's entire leasehold that is not held by production and leases acquired through July 31, 2003 (excluding leases within the boundaries of the Blackfeet Indian Reservation); (2) the Company transferred its proprietary rights in approximately 140 square miles of 3-D seismic data with respect to certain areas within the Mississippi Salt Basin to Veritas in exchange for a 25-year license allowing the Company the use of same data. The Company has also agreed to an optional transfer fee on its previously proprietary and non-proprietary 3-D data, which in the aggregate totals approximately $3.1 million in the event of a change in control of the Company; and (3) certain Company Directors who own or control shares of Common Stock of the Company and are considered major stockholders have agreed to provide certain tag-along rights in the event one of these major stockholders negotiates a sale of Company Common Stock with a private party. The Second Amendment Agreement also extended the expiration date of the warrants to July 31, 2004 from June 21, 2004.

     The Company's long-term debt consisted of the following as of December 31, 2002 and 2001 (in thousands):

                                                              2002    2001
                                                              ----   ------
Bank One Credit Facility....................................  $800   $3,000
Veritas Note................................................    --    3,696
                                                              ----   ------
  Total.....................................................   800    6,696
Less current portion of long-term debt......................   800       --
                                                              ----   ------
                                                              $ --   $6,696
                                                              ====   ======

     The Company's credit facility has been extended to August 1, 2003. Based upon the Company's estimated oil and gas reserves at the end of 2002, the Company believes it will have sufficient oil and gas assets to support its borrowing base when the credit facility expires and, if necessary, the Company would plan to either amend, extend or replace the credit facility (with the same or alternative lender) before it expires. In the event the Company is unable to amend, extend or replace the credit facility, the Company believes it would be able to fulfill this obligation through the use of available cash flows; the identification of additional sources for debt or equity financings; or the sale of some or all of its oil and gas properties. However, these expectations are dependent on several internal and external factors. If these factors differ, from management's expectations, they could have a material adverse effect on the Company's ability to meet future financing obligations and cause the Company to curtail its exploration and development activities.

                                     F- 15
                                      F1-53

                           MILLER EXPLORATION COMPANY

(6)  CAPITAL TRANSACTIONS AND COMMON STOCK WARRANTS

  CAPITAL TRANSACTIONS

     On July 11, 2000, the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with Guardian. Pursuant to the Securities Purchase Agreement, the Company issued to Guardian a convertible promissory note in the amount of $5.0 million, and three warrants exercisable, for 156,250, 250,000 and 900,000 shares of the Company's Common Stock, respectively. Conversion of the note and exercise of the warrants were subject to stockholder approval, which was obtained at a stockholder meeting on December 7, 2000. Until the stockholders approved the conversion of the note, the Company accrued interest at an amount equal to the prime rate plus 10% per annum (or 19.5%). The accrual of interest was required under Emerging Issues Task Force ("EITF") 85-17 even though no interest was owed on this note since the stockholders approved the conversion of the note. Accordingly, the Company incurred approximately $0.4 million of interest expense on this convertible note during the year ended December 31, 2000.

     Under accounting pronouncements in effect at the date of the transaction, in determining the beneficial conversion feature of the Guardian convertible note, the Company was required to assume that the fair value of the Guardian transaction was the closing price of the Company's common stock on the commitment date (July 11, 2000) which was the date the agreements were signed ($15.60 per share) versus the value agreed to by both parties of $13.50 per share using various valuation methodologies. The difference between these values of $2.10 per share resulted in a non-cash charge to interest expense of $0.8 million on the date of stockholder approval of the note conversion. Also, the Company was required to use a value of $15.60 per share of Company Common Stock to allocate value to the warrants issued to Guardian. This also resulted in a non-cash charge to interest expense of $0.5 million, making a total of $1.3 million charge to interest expense related to valuation of the Guardian Transaction. These charges to interest expense are the result of using a prescribed fair value for our stock in accounting for these transactions which may not represent the actual value of the Guardian Transaction.

     On July 11, 2000, the Company also signed a letter agreement (the "Eagle Transaction") to acquire an interest in certain undeveloped oil and gas properties and $0.5 million in cash from Eagle, an affiliated entity controlled by C. E. Miller, the Chairman of the Company, in exchange for a total of 185,186 shares of common stock. In addition, Eagle was issued warrants exercisable for a total of 203,125 shares of common stock. Consummation of this transaction with Eagle was approved by the stockholders at a meeting on December 7, 2000.

     Also on July 11, 2000, the Company entered into a Subscription Agreement with ECCO Investments, LLC ("ECCO"), pursuant to which ECCO purchased 37,037 shares of the Company's common stock for an aggregate purchase price of $0.5 million or $13.50 per share.

  COMMON STOCK WARRANTS

     At December 31, 2002, the Company has the following Common Stock Warrants outstanding:

WARRANTS                                               EXERCISE PRICE   EXPIRATION DATE
--------                                               --------------   ----------------
60,050 shares........................................      $ 0.10       July 31, 2004
900,000 shares.......................................      $30.00       December 7, 2004

     Warrants issued for 375,000 shares with an exercise price of $25.00 per share expired on December 7, 2002 without being exercised.

                                     F- 16
                                      F1-54

                           MILLER EXPLORATION COMPANY

(7)  FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments:

  CASH, RESTRICTED CASH, TEMPORARY CASH INVESTMENTS, ACCOUNTS RECEIVABLES, ACCOUNTS PAYABLE AND NOTES PAYABLE

     The carrying amount approximates fair value because of the short maturity of those instruments.

  LONG-TERM DEBT

     The interest rate on the Credit Facility is reset as Bank One's prime rate changes to reflect current market rates. Consequently, the carrying value of the credit facility approximates fair value.

  HEDGING ARRANGEMENTS

     Refer to Note 8 for a description of the Company's price hedging arrangements and the fair values of the arrangements.

(8)  RISK MANAGEMENT ACTIVITIES AND DERIVATIVE TRANSACTIONS

     The Company uses a variety of financial derivative instruments to manage exposure to fluctuations in commodity prices. To qualify for hedge accounting, derivatives must meet the following criteria: (i) the item to be hedged exposes the Company to price risk; and (ii) the derivative reduces that exposure and is designated as a hedge.

  COMMODITY PRICE HEDGES

     The Company periodically enters into certain derivatives for a portion of its oil and natural gas production to achieve a more predictable cash flow, as well as to reduce the exposure to price fluctuations. The Company's hedging arrangements apply to only a portion of its production, provide only partial price protection against declines in oil and natural gas prices and limit potential gains from future increases in prices. Such hedging arrangements may expose the Company to risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase contracted quantities of oil or natural gas or a sudden unexpected event materially impacts oil or natural gas prices. For financial reporting purposes, gains and losses related to hedging are recognized as oil and natural gas revenues during the period the hedge transactions occur. The Company expects that the amount of hedge contracts that it has in place will vary from time to time. For the years ended December 31, 2002, 2001, and 2000, the Company hedged 59%, 54%, and 54% of its oil and gas production, respectively, and as of December 31, 2002, the Company had 0.3 Bcfe of open oil and natural gas contracts for the months of January 2003 through September 2003. If all of these open contracts had been settled as of December 31, 2002, the Company would have owed approximately $0.1 million.

  NEW ACCOUNTING STANDARD

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", amended by Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133" and Statement No. 138, "Accounting for Certain Derivatives and Certain Hedging Activities" (hereinafter collectively referred to as SFAS No. 133). SFAS No. 133 requires that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset
                                     F- 17
                                      F1-55

                           MILLER EXPLORATION COMPANY
or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 was adopted by the Company as of January 1, 2001 and the Company completed the process of identifying all derivative instruments, determining fair market values of derivatives designating and documenting hedge relationships, and evaluating the effectiveness of those hedge relationships.

     Certain financial derivative contracts used to hedge the price risk on future production qualify under the provisions of SFAS No. 133 as cash flow hedges. These contracts are required to be recognized at their fair value in the Consolidated Balance Sheet as an asset or liability. The fair value of remaining financial derivative contracts at December 31, 2002 is approximately $(0.1) million. This amount is reflected in other current liabilities in the Consolidated Balance Sheet with a corresponding amount in other comprehensive income (loss).

(9)  COMMITMENTS AND CONTINGENCIES

  LEASING ARRANGEMENTS

     The Company leases its office building in Traverse City, Michigan from a related party. The lease term is for five years beginning in April 1998, and contains an annual 4% escalation clause. In 2002, the Company sub-leased approximately 1,400 square feet of its office space to an unrelated third party through March 2003. The Company is currently pursuing an extension of the Traverse City office lease. The Company has also leased office space in Houston, Texas; Jackson, Mississippi; and Columbia, Mississippi; as well as warehouse space in Columbia, Mississippi. The lease agreements in Houston and Jackson were signed by the Company in February 1998 and April 1998, respectively. Each lease has a five-year term. The lease for office and warehouse space in Columbia was signed in June 2001 for a one-year term. The Columbia office lease was allowed to expire on June 30, 2002, and the two employees have relocated to a smaller Company-owned office at the Company's Midway Dome Production Facility location. The Company has closed its Houston office and terminated all Houston office personnel. The Company intends to extend the Jackson office lease on a month-to-month basis. The staff in the Jackson office has been reduced to two employees.

     Future minimum lease payments required of the Company for years ending December 31, are as follows (in thousands):

2003........................................................    60
Thereafter..................................................    --
                                                               ---
                                                               $60
                                                               ===

     Total net rent expense under these lease arrangements was $276,156, $280,502, and $261,990 for the years ended December 31, 2002, 2001 and 2000 respectively.

  EMPLOYEE BENEFIT PLAN

     The Company has a qualified 401(k) savings plan (the "Plan") covering substantially all eligible employees. The Plan provides for discretionary matching contributions by the Company. Matching contributions have been made in the form of Company stock. Contributions charged against operations totaled $66,282, $74,139, and $50,650 for the years ended December 31, 2002, 2001, and
2000, respectively.

                                     F- 18
                                      F1-56

                           MILLER EXPLORATION COMPANY

  LITIGATION

     On May 1, 2000, the Company filed a lawsuit in the Federal District Court for the District of Montana against K2 America Corporation and K2 Energy Corporation (collectively referred to in this section as "K2"). The Company's lawsuit included certain claims of relief and allegations by the Company against K2, including breach of contract arising from failure by K2 to agree to escrow, repudiation, and rescission; specific performance; declaratory relief; partition of K2 lands that are subject to the K2 Agreement; negligence; and tortuous interference with contract. The lawsuit is on file with the Federal District Court for the District of Montana, Great Falls Division and is not subject to protective order. In an order dated September 4, 2001, the Federal District Court dismissed without prejudice the lawsuit against K2 and deferred the case to the Blackfeet Tribal Court for determination of whether it has jurisdiction over the claims made by the Company. The Company has filed a complaint in Blackfeet Tribal Court in Montana against K2 substantially based on the grounds asserted in the action previously filed in District Court, while arguing to the Tribal Court that proper jurisdiction is with the Federal District Court. K2 has since filed a counterclaim against the Company alleging that alleged actions by the Company damaged K2 by denying K2 the ability to participate in the Miller/Blackfeet IMDA and damaged K2's goodwill with Tribal officials so as to impede other development initiatives on the Reservation. The Company answered K2's counterclaim by asserting that any damages K2 may have incurred were caused in whole or in part by their own negligence, conduct, bad faith or fault. The Company believes the K2 counterclaim is without merit and will continue to vigorously contest it. The Blackfeet Tribal Business Council unanimously voted on May 1, 2002, to reaffirm the Company's 50% interest in the K2/Blackfeet IMDA covering 150,000 net Tribal mineral acres, over-turning a previous Tribal Business Council decision.

     On May 1, 2000, the Company gave notice to the Blackfeet Tribal Business Council demanding arbitration of all disputes as provided for under the Miller/Blackfeet IMDA dated February 19, 1999, and pursuant to the K2/Blackfeet IMDA dated May 30, 1997. The Bureau of Indian Affairs ("BIA") responded to the Company's request for arbitration by stating that it was the BIA's position that the Miller/Blackfeet IMDA was terminated. The Company filed an appeal brief with the Interior Department Appeals Division.

     On January 25, 2002, the Interior Department Appeals Division vacated the BIA's purported termination of the Miller/Blackfeet IMDA to allow arbitration to proceed. In order to avoid further delay and to avoid the uncertainty and costs of further pursuing the dispute (including arbitration and litigation) and to place the parties on a footing that will enable them to pursue a productive business relationship, the Company and the Blackfeet Tribal Business Council entered into the amended IMDA Agreement.

     The Company was a defendant in a lawsuit filed June 1, 1999 by Energy Drilling Company ("Energy Drilling"), in the Parish of Catahoula, Louisiana arising from a blowout of the Victor P. Vegas #1 well that was drilled and operated by the Company. Energy Drilling, the drilling rig contractor on the well, was claiming damages related to the destruction of their drilling rig and related costs amounting to approximately $1.2 million, plus interest, attorneys' fees and costs. In January 2001, the Federal District Court judge ruled against the Company on two of the three claims filed in this case with interest and day-rate charges left undetermined. This ruling was appealed by the Company to the U.S. Fifth Circuit Court of Appeals with the lower court ruling being upheld. This ruling is significant for oil and gas operators in the industry using the Independent Association of Drilling Contractors' ("IADC") standard drilling contracts. The Circuit Court of Appeals interpreted the IADC contract to assign responsibility for loss of the drilling contractor's equipment to the operator under a catastrophic event not the fault of the operator and without determining whether there was an unsound location. In September 2002, the judgment amount totaling approximately $780,000 was paid by the Company's insurance carrier.

     In August 2002, the Court of Appeals ruled in favor of the Company on disputed interest and day-rate charges. Energy Drilling has filed an appeal of the Court of Appeals' decision, which remains unresolved. In
                                     F- 19
                                      F1-57

                           MILLER EXPLORATION COMPANY

February 2003, the District Court ruled in favor of Energy Drilling on disputed attorney fees. The Company has filed an appeal of this ruling.

     The Company was named in a lawsuit brought by Victor P. Vegas, the landowner of the surface location of the blowout well referenced above. The suit was filed July 20, 1999 in the Parish of Orleans, Louisiana, claiming unspecified damages related to environmental and other matters. Under a Department of Environmental Quality ("DEQ") approved plan, site remediation has been completed and periodic testing was being performed. On December 11, 2001, the plaintiff submitted a remediation plan for more extensive clean-up and a settlement demand. In February 2002, the Company filed a remediation plan with the Louisiana DEQ for approval. In July 2002, the Civil District Court ruled that the DEQ would not have primary jurisdiction and that a jury trial would be held.

     During the fourth quarter of 2002, several meetings were held with the plaintiff in an effort to resolve this matter. On January 10, 2003, a confidential settlement agreement was signed, which releases the Company from all liability from all present and future claims, subject to certain express reservations associated with this property. The settlement agreement requires that the Company pay the agreed to settlement amount by March 26, 2003 and complete the clean up of the property in accordance with a final Louisiana DNR Office of Conservation Compliance Order. The Company believes that all defense costs, settlement costs and final clean up costs will be covered by its general liability and well control insurance.

     The Company believes it has meritorious defenses to the unresolved claims discussed above and intends to vigorously contest them. The Company does not believe that the final outcome of these matters will have a material adverse effect on the Company's operating results, financial condition or liquidity. Due to the uncertainties inherent in litigation, however, no assurances can be given regarding the final outcome of each action.

(10)  STOCK-BASED COMPENSATION

     During 1997, the Company adopted the Stock Option and Restricted Stock Plan of 1997 (the "1997 Plan"). The 1997 Plan primarily is used to grant stock options. However, the 1997 Plan permits grants of restricted stock and tax benefit rights if determined to be desirable to advance the purposes of the 1997 Plan. These stock options, restricted stock and tax benefit rights are collectively referred to as "Incentive Awards." Persons eligible to receive Incentive Awards under the 1997 Plan are directors, corporate officers and other full-time employees of the Company and its subsidiaries. A maximum of 240,000 shares of Common Stock (subject to certain antidilution adjustments) are available for Incentive Awards under the 1997 Plan.

     Upon consummation of the Offering in February 1998, a total of 57,735 stock options were granted by the Company to directors, corporate officers and other full-time employees of the Company, and 10,950 shares of restricted stock were granted to certain employees. Also in February 1998, the Company made a one-time grant of an aggregate of 27,250 stock options to certain officers pursuant to the terms of stock option agreements entered into between the Company and the officers.

     The restricted stock vested at cumulative increments of one-half of the total number of restricted shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant. Because the shares of restricted stock were subject to the risk of forfeiture during the vesting period, compensation expense was recognized over the two-year vesting period as the risk of forfeiture passed. In February 2000 and 1999, 4,350 and 6,600 shares, respectively, of restricted stock either vested or was forfeited, and the Company recognized compensation expense of approximately $0.1 million and $0.2 million, respectively, in each of those years.

     During 2002, 2001 and 2000, total incentive stock options of 1,200, 55,200, and 47,350, respectively, were issued to outside directors and employees under the 1997 Plan. All of the stock options issued over the past

                                     F- 20
                                      F1-58

                           MILLER EXPLORATION COMPANY
three years have been granted at or above the closing market prices on the date of grant so no compensation cost has been recognized for these stock options.

     On January 1, 2000, the Company granted 191,500 stock options to certain employees with an exercise price of $0.10 per share. The options shall vest and be exercisable when the normal trading average of the stock on the market remains above the designated values for a period of five consecutive trading days as follows:

FIVE-DAY DAILY AVERAGE TARGET                                 PERCENTAGE VESTED
-----------------------------                                 -----------------
$20.00......................................................         40%
$27.50......................................................         30%
$35.00......................................................         30%

     When it is probable that the five-day stock price target will be attained (the "measurement date"), the Company will recognize compensation expense for the differences between the quoted market price of the stock at this measurement date less the $0.10 per share grant price times the number of options that will vest. Management does not currently believe it is probable that any of these targets will be attained during 2003, so no compensation expense has been recorded yet for these options.

     On October 31, 2000, the Company granted 250,000 stock options to employees with an exercise price of $16.25 per share (the closing market price on the date of grant). The right to exercise the options shall vest at a rate of one-fifth per year beginning on the first anniversary of the grant date.

     On April 6, 2001, the Company granted 19,000 stock options to the Chief Executive Officer of the Company. Of those options, 10,000 were issued under the same terms as those issued to certain employees on January 1, 2000, and the remaining 9,000 stock options were issued under the same terms as those issued on October 31, 2000.

     On November 12, 2001, the Company granted 337,000 stock options to employees with an exercise price of $12.50 per share. The right to exercise the options shall vest at a rate of one-fifth per year beginning on the first anniversary of the grant date.

     The Company accounts for all stock options issued under the provisions and related interpretations of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company intends to continue to apply APB No. 25 for purposes of determining net income and to present the pro forma disclosures required by SFAS No. 123.

                                     F- 21
                                      F1-59

                           MILLER EXPLORATION COMPANY

     The status of the restricted stock and stock options granted under the Stock Option and Restricted Stock Plan of 1997 is as follows:

                                                       RESTRICTED
                                                         STOCK              OPTIONS
                                                       ----------   -----------------------
                                                       NUMBER OF    NUMBER OF     AVERAGE
                                                         SHARES      SHARES     GRANT PRICE
                                                       ----------   ---------   -----------
Outstanding at December 31, 1999.....................     4,350       77,475      $78.90
  Granted............................................        --       47,350        9.60
  Exercised..........................................    (4,350)          --          --
  Forfeited..........................................        --       (8,600)     $53.60
                                                         ------      -------      ------
Outstanding at December 31, 2000.....................        --      116,225      $52.40
  Granted............................................        --       55,200       10.80
  Exercised..........................................        --           --          --
  Forfeited..........................................        --       (4,900)     $54.50
                                                         ------      -------      ------
Outstanding at December 31, 2001.....................        --      166,525      $38.60
  Granted............................................        --        1,200        3.80
  Exercised..........................................        --           --          --
  Forfeited..........................................        --      (34,975)     $29.13
                                                         ------      -------      ------
Outstanding at December 31, 2002.....................        --      132,750      $40.72
                                                         ======      =======      ======

     The average fair value of shares granted during 2002, 2001 and 2000 was $2.11, $7.42 and $9.50, respectively. The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for estimating fair value:

ASSUMPTION                                                 2002       2001       2000
----------                                               --------   --------   --------
Dividend Yield.........................................        0%         0%         0%
Risk-free interest rate................................    3.875%       4.5%       5.0%
Expected Life..........................................  10 years   10 years   10 years
Expected volatility....................................     37.9%      38.1%      33.5%

     The following table summarizes certain information for the options outstanding at December 31, 2002:

                                            OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                                       ------------------------------   -------------------
                                                 WEIGHTED    WEIGHTED             WEIGHTED
                                                  AVERAGE    AVERAGE               AVERAGE
                                                 REMAINING    GRANT                 GRANT
RANGE OF GRANT PRICES                  SHARES      LIFE       PRICE     SHARES      PRICE
---------------------                  -------   ---------   --------   -------   ---------
$0.10 to $16.25......................   74,425   8.0 years    $10.36    16,260     $14.92
$21.88 to $77.50.....................    2,800   5.7 years    $53.97     1,920     $56.91
$80.00 to $101.25....................   55,525   5.1 years    $80.75    44,420     $80.75
                                       -------                          -------
Total................................  132,750                          62,600
                                       =======                          =======

                                     F- 22
                                      F1-60

                           MILLER EXPLORATION COMPANY

     The Company's pro forma net loss and earnings (loss) per share of common stock had compensation costs been recorded in accordance with SFAS No. 123, are presented below (in thousands except per share data):

                                      AS REPORTED                    PRO FORMA
                               --------------------------   ---------------------------
                                2002      2001      2000     2002      2001      2000
                               ------   --------   ------   ------   --------   -------
Net Loss.....................  $ (358)  $(16,392)  $ (977)  $ (952)  $(16,817)  $(1,385)
Earnings (loss) per share of
  Common Stock
  Basic......................  $(0.18)  $  (8.43)  $(0.73)  $(0.48)  $  (8.65)  $ (1.04)
  Diluted....................  $(0.18)  $  (8.43)  $(0.73)  $(0.48)  $  (8.65)  $ (1.04)

     The effects of applying SFAS No. 123 in this pro forma disclosure should not be interpreted as being indicative of future effects.

(11)  RELATED PARTY TRANSACTIONS

     In July 1996, Miller Oil Corporation (predecessor to the Company) sold the building it occupies to C. E. Miller (Chairman of the Company's Board) and subsequently leased a substantial portion of the building under the terms of a five-year lease agreement. The lease was renegotiated in 1998 for a five-year term to increase the square footage being leased. (See Note 9). A gain on the sale of the property of approximately $160,000 was realized. This gain was deferred and is being amortized in proportion to the gross rental charges under the operating lease.

     During 1999, Eagle purchased a working interest in certain unproved oil and gas properties from the Company for $3.9 million. The Company believes that the purchase price was representative of the fair market value of these interests and that the terms were consistent with those available to unrelated parties. The Company repurchased certain of these properties in 2000 from Eagle, as more fully described in Note 6.

     On February 27, 2001, the Board of Directors (including the disinterested directors) unanimously passed a resolution approving the sale of certain working interests to and the participation of certain affiliates of the Company (Guardian Energy Management Corp., Guardian Energy Exploration Corp., Robert Boeve, and Eagle Investments, Inc.) or entities controlled by these affiliates in joint exploration agreements for the development of the Illinois Basin project and four Mississippi prospects. The terms offered under the joint exploration agreements were substantially the same as those offered to third parties on an arms-length basis. The terms included reimbursement to the Company of certain lease acquisition and geological and geophysical expenses incurred to date at the proportional interests acquired and certain rights to the Company involving back-in after payout provisions ranging from 30% to 35% on the Mississippi prospects. All development costs will be shared by the Company and the participants on the basis of their proportional working interests.

     In May 2001, the Company contracted a broker to sell the Company's right, title and interest in certain leases located in Michigan. The broker sold the leases to a third party, which in turn subsequently sold the leases to a group in which a member of the Company's Board of Directors had a 30% beneficial ownership. The Company believes that the purchase price was representative of the fair market value of these leases and that the terms were consistent with those available to unrelated parties.

     In the normal course of business, the Company from time to time will sell an interest in a prospect to related parties or certain of their affiliates. The terms of these sales are consistent with those available to unrelated parties.

                                     F- 23
                                      F1-61

                           MILLER EXPLORATION COMPANY

(12)  CONCENTRATIONS OF RISK

     The Company extends credit to various companies in the oil and gas industry in the normal course of business. Within this industry, certain concentrations of credit risk exist. The Company, in its role as operator of co-owned properties, assumes responsibility for payment to vendors for goods and services related to joint operations and extends credit to co-owners of these properties.

     This concentration of credit risk may be similarly affected by changes in economic or other conditions and may, accordingly, impact the Company's overall credit risk. The Company periodically monitors its customers' and co-owners' financial conditions.

     The Company also has a significant concentration of properties in the Mississippi Salt Basin, which are affected by changes in economic and other conditions, including but not limited to crude oil and natural gas prices and operating costs.

(13)  NON-CASH ACTIVITIES

     In December 2000, the Company issued 148,149 shares of common stock and 203,125 warrants to Eagle in exchange for certain non-producing oil and gas properties valued for financial reporting purposes at $2.6 million, as more fully described in Note 6. Also, the Company recorded $1.7 million of non-cash interest expense relating to the Guardian Convertible Promissory Note and the issuance of common stock warrants to Guardian, as more fully described in Note 6.

     The Company issued 24,350, 10,630, and 16,297 shares of common stock to its directors during the years ended December 31, 2002, 2001 and 2000, respectively as compensation as provided for under the Equity Compensation Plan for Non-employee Directors. The Company issued 19,925, 7,021 and 4,954 shares of common stock to the Company's 401(k) Savings Plan during the years ended December 31, 2002, 2001 and 2000, respectively, representing the Company's matching contribution to the Plan.

(14)  SIGNIFICANT CUSTOMERS

     Revenues from certain customers accounted for more than 10% of total crude oil and natural gas sales as follows:

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2002   2001   2000
                                                              ----   ----   ----
BP Energy Company...........................................  24%     --     --
EOTT Energy Partners, L.P. .................................  21%    15%    16%
Aquila, Inc. ...............................................  19%    18%    11%
Duke Energy Trading and Marketing, L.L.C. ..................  10%    25%    45%
Mirant Americas Energy Marketing, L.P. .....................   --    29%     --
Southern Co. Energy Marketing, L.P. ........................   --    16%     --
Reliant Energy Entex........................................   --     --    19%

(15) SUPPLEMENTAL FINANCIAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

     The following information was prepared in accordance with the Supplemental Disclosure Requirements of SFAS No. 69, "Disclosures About Oil and Gas Producing Activities."

                                     F- 24
                                      F1-62

                           MILLER EXPLORATION COMPANY

     Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" crude oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir also may change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

     Proved reserves represent estimated quantities of natural gas and crude oil that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made.

     Proved developed reserves are proved reserves expected to be recovered, through wells and equipment in place and under operating methods being utilized at the time the estimates were made.

     The following estimates of proved reserves and future net cash flows as of December 31, 2002, 2001, and 2000 have been prepared by Miller and Lents, Ltd., independent petroleum engineers. All of the Company's reserves are located in the United States.

  ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

     The following table sets forth the Company's net proved and proved developed reserves at December 31 for each of the three years in the period ended December 31, 2002, and the changes in the net proved reserves

                                     F- 25
                                      F1-63

                           MILLER EXPLORATION COMPANY
for each of the three years in the period then ended as estimated by petroleum engineers for the respective periods as described in the preceding paragraph:

                                                                       TOTAL
                                                              -----------------------
                                                              OIL (MBBL)   GAS (MMCF)
                                                              ----------   ----------
Estimated Proved Reserves
  December 31, 1999.........................................     488.4      14,957.2
                                                                ------      --------
     Extensions and discoveries.............................     418.8         694.1
     Revisions and other changes............................    (342.4)      1,228.0
     Production.............................................    (205.3)     (5,762.0)
     Sale of reserves.......................................     (30.0)       (605.5)
                                                                ------      --------
  December 31, 2000.........................................     329.5      10,511.8
                                                                ------      --------
     Extensions and discoveries.............................     302.4         967.1
     Revisions and other changes............................     129.0        (680.3)
     Production.............................................    (159.6)     (3,473.2)
     Sale of reserves.......................................        --            --
                                                                ------      --------
  December 31, 2001.........................................     601.3       7,325.4
                                                                ------      --------
     Extensions and discoveries.............................      51.2          27.3
     Revisions and other changes............................      25.4         361.7
     Production.............................................    (139.2)     (2,189.7)
     Sales of reserves......................................    (240.7)       (515.7)
                                                                ------      --------
  December 31, 2002.........................................     298.0       5,009.0
                                                                ======      ========
Estimated Proved Developed Reserves
  December 31, 2000.........................................     301.8      10,511.7
                                                                ======      ========
  December 31, 2001.........................................     586.8       7,325.4
                                                                ======      ========
  December 31, 2002.........................................     228.1       5,009.0
                                                                ======      ========

     The following table summarizes the average year-end prices (net of basis adjustments) used to estimate reserves in accordance with SEC guidelines.

                                                              2002     2001     2000
                                                             ------   ------   ------
Natural gas (per mcf)......................................  $ 4.88   $ 2.55   $ 9.55
Oil (per barrel)...........................................  $27.50   $16.72   $23.36

 STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

     The following information has been developed utilizing procedures prescribed by SFAS No. 69 and based on crude oil and natural gas reserve and production volumes estimated by the Company's petroleum engineers. It may be useful for certain comparison purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as

                                     F- 26
                                      F1-64

                           MILLER EXPLORATION COMPANY
representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

     The future cash flows presented below are computed by applying year-end and prices to year-end quantities of proved crude oil and natural gas reserves. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the Company's proved reserves based on year-end costs and assuming continuation of existing economic conditions. It is expected that material revisions to some estimates of crude oil and natural gas reserves may occur in the future, development and production of the reserves may occur in periods other than those assumed and actual prices realized and costs incurred may vary significantly from those used.

     Management does not rely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves, and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

     The following table sets forth the Standardized Measure of Discounted Future Net Cash Flows from projected production of the Company's crude oil and natural gas reserves at December 31, 2002, 2001 and 2000:

                                                          2002      2001       2000
                                                         -------   -------   --------
                                                                (IN THOUSANDS)
Future revenues(1).....................................  $32,637   $28,731   $108,088
Future production costs(2).............................   (8,606)   (7,794)   (16,412)
Future development costs(2)............................     (347)     (523)      (502)
                                                         -------   -------   --------
Future net cash flows..................................   23,684    20,414     91,174
Discount to present value at 10% annual rate...........   (4,634)   (3,957)   (16,265)
                                                         -------   -------   --------
Present value of future net revenues before income
  taxes................................................   19,049    16,457     74,909
Future income taxes discounted at 10% annual rate(3)...       --        --     (8,235)
                                                         -------   -------   --------
Standardized measure of discounted future net cash
  flows................................................  $19,049   $16,457   $ 66,674
                                                         =======   =======   ========

---------------

(1) Crude oil and natural gas revenues are based on year-end prices with adjustments for changes reflected in existing contracts. There is no consideration for future discoveries or risks associated with future production of proved reserves.

(2) Based on economic conditions at year-end. Does not include administrative, general or financing costs. Does not consider future changes in development or production costs.

(3) The 2002 and 2001 balance is not reduced by income taxes due to the tax basis of the properties and net operating loss and depletion carryforwards.

                                     F- 27
                                      F1-65

                           MILLER EXPLORATION COMPANY

  CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

     The following table sets forth the changes in the Standardized Measure of Discounted Future Net Cash Flows at December 31, 2002, 2001 and 2000:

                                                         2002       2001       2000
                                                        -------   --------   --------
                                                               (IN THOUSANDS)
New discoveries.......................................  $   886   $  4,318   $  5,561
Sales of reserves in place............................   (2,731)        --       (776)
Revisions to reserves.................................    1,415     (3,483)    (5,073)
Sales, net of production costs........................   (8,408)   (14,855)   (23,015)
Changes in prices.....................................   19,009    (61,067)    91,684
Accretion of discount.................................    1,646      7,491      2,872
Income taxes..........................................       --      8,235     (8,235)
Changes in timing of production and other.............   (9,224)     9,144    (25,064)
                                                        -------   --------   --------
Net change during the year............................  $ 2,593   $(50,217)  $ 37,954
                                                        =======   ========   ========

  CAPITALIZED COST RELATED TO OIL AND GAS PRODUCING ACTIVITIES

     The following table sets forth the capitalized costs relating to the Company's natural gas and crude oil producing activities at December 31, 2002 and 2001:

                                                                2002        2001
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Proved properties...........................................  $ 155,189   $ 146,649
Unproved properties.........................................      2,375      11,244
                                                              ---------   ---------
                                                                157,564     157,893
Less -- Accumulated depreciation, depletion and
  amortization..............................................   (138,826)   (124,618)
                                                              ---------   ---------
                                                              $  18,738   $  33,275
                                                              =========   =========

  COST INCURRED IN OIL AND GAS PRODUCING ACTIVITIES

     The acquisition, exploration and development costs disclosed in the following tables are in accordance with definitions in SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies." Acquisition costs include costs incurred to purchase, lease or otherwise acquire property. Exploration costs include exploration expenses, additions to exploration wells in progress and depreciation of support equipment used in exploration activities. Development costs include additions to production facilities and equipment, additions to development wells in progress and related facilities and depreciation of support equipment and related facilities used in development activities.

     The following table sets forth costs incurred related to the Company's oil and gas activities for the years ended December 31:

                                                             2002     2001     2000
                                                            ------   ------   -------
                                                                 (IN THOUSANDS)
Property acquisition costs................................  $  863   $1,310   $ 4,323
Exploration costs.........................................     996    1,057     1,928
Development costs.........................................   1,559    7,605     4,965
                                                            ------   ------   -------
  Total(1)................................................  $3,418   $9,972   $11,216
                                                            ======   ======   =======

---------------

(1) Includes $2,624 in 2000 of non-cash, non-producing properties acquired from Eagle as more fully described in Note 6.

                                     F- 28
                                      F1-66

                           MILLER EXPLORATION COMPANY

  RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES

     The following table sets forth the Company's results of operations from oil and gas producing activities for the years ended December 31, 2002, 2001 and 2000. The results of operations below do not include general and administrative expenses, income taxes and interest expense.

                                                          2002       2001      2000
                                                         -------   --------   -------
                                                                (IN THOUSANDS)
Operating Revenues:
  Natural gas..........................................  $ 7,182   $ 14,304   $20,745
  Crude oil and condensate.............................    2,937      3,495     5,300
                                                         -------   --------   -------
     Total operating revenues..........................   10,119     17,799    26,045
                                                         -------   --------   -------
Operating expenses:
  Lease operating expenses and production taxes........  $ 1,711   $  2,944   $ 3,030
  Depreciation, depletion and amortization.............    7,458     13,431    17,457
  Cost ceiling writedown...............................    7,000     15,500        --
                                                         -------   --------   -------
     Total operating expenses..........................   16,169     31,875    20,487
                                                         -------   --------   -------
Results of operations..................................  $(6,050)  $(14,076)  $ 5,558
                                                         =======   ========   =======

                                     F- 29
                                      F1-67

                           MILLER EXPLORATION COMPANY

                     SUPPLEMENTAL QUARTERLY FINANCIAL DATA

                   UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                                     QUARTER ENDED
                                                        ---------------------------------------
                                                        MARCH 31   JUNE 30   SEPT. 30   DEC. 31
                                                        --------   -------   --------   -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
2002
Total Operating Revenues..............................   $1,836    $ 2,941   $ 2,086    $ 3,417
Operating Income (Loss)...............................     (449)    (7,473)     (143)       163
Net Income (Loss).....................................     (425)    (2,156)     (288)     2,511
Earnings per share:
  Basic...............................................    (0.22)     (1.09)    (0.14)      1.27
  Diluted.............................................    (0.22)     (1.09)    (0.14)      1.27
2001
Total Operating Revenues..............................   $6,589    $ 4,782   $ 3,555    $ 3,142
Operating Income (Loss)...............................      902     (7,581)   (1,276)    (7,712)
Net Income (Loss).....................................      396     (7,743)   (1,341)    (7,704)
Earnings per share:
  Basic...............................................     0.20      (3.98)    (0.69)     (3.96)
  Diluted.............................................     0.20      (3.98)    (0.69)     (3.96)
2000
Total Operating Revenues..............................   $5,723    $ 6,469   $ 7,037    $ 7,338
Operating Income......................................      185        864     1,405      1,529
Net Income (Loss).....................................     (438)        30       245       (814)
Earnings per share:
  Basic...............................................    (0.34)      0.02      0.19      (0.55)
  Diluted.............................................    (0.34)      0.02      0.14      (0.55)

     In the opinion of the Company, the preceding quarterly information includes all necessary adjustments necessary for a fair statement of the results of operations for such periods. Earnings per share for each quarter are calculated based upon the weighted average number of shares outstanding during each quarter. As a result, adding the earnings per share for each quarter of a year may not equal annual earnings per share due to changes in shares outstanding throughout the year.

                                     F- 30
                                      F1-68

                                                                        ANNEX F2
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                  FORM 10-K/A
                               (AMENDMENT NO. 1)

                 FOR ANNUAL AND TRANSITION REPORTS PURSUANT TO
          SECTIONS 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

[X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002


[ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
     SECURITIES EXCHANGE ACT OF 1934

       FOR THE TRANSITION PERIOD FROM           TO

                        COMMISSION FILE NUMBER: 0-23431

                             ---------------------

                           MILLER EXPLORATION COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                    DELAWARE                                        38-3379776
        (State or Other Jurisdiction of                (I.R.S. Employer Identification No.)
         Incorporation or Organization)




3104 LOGAN VALLEY ROAD, TRAVERSE CITY, MICHIGAN                     49685-0348
    (Address of Principal Executive Offices)                        (Zip Code)



               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (231) 941-0004



                   SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:



                                       TITLE OF EACH CLASS
-------------------------------------------------------------------------------------------------
                                  Common Stock, $0.01 Par Value

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-2 of the Act) Yes [ ]     No [X]

     Number of shares outstanding of the registrant's Common Stock, $0.01 par value (excluding shares of treasury stock) as of March 17, 2003: 2,061,253

     The aggregate market value of the registrant's voting stock held by non-affiliates of the registrant as of June 28, 2002: $3,296,271.

                      DOCUMENTS INCORPORATED BY REFERENCE

     None.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  This Amendment No. 1 to the Annual Report on Form 10-K of Miller Exploration Company (the "Company") amends and restates in its entirety Part III of the Annual Report on Form 10-K of the Company filed with the Securities and Exchange Commission on March 24, 2003 (the "Form 10-K"). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Form 10-K.

                                       F2-1

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

                        DIRECTORS AND EXECUTIVE OFFICERS

     Biographical information as of March 31, 2003, is presented below for each person who is either a director or executive officer of the Company.

DIRECTORS

     Robert M. Boeve (age 46) has served as director of the Company since July 13, 2000. Mr. Boeve is CEO and Manager of Jordan Exploration Company, LLC, an oil and gas exploration and production company located in Traverse City, Michigan and has served in this capacity since 1996. Mr. Boeve received a B.A. degree from Hope College in 1979 and an MBA in Finance from the University of Minnesota in 1987. He has held various positions in the oil and gas industry, and is currently serving as an executive officer, director and shareholder of several oil and gas investment companies and agricultural limited liability companies. Mr. Boeve is actively involved in various oil and gas industry associations and community organizations.

     Richard J. Burgess (age 72) has served as a director of the Company since January 12, 1999. Mr. Burgess served as President and CEO of NOMECO before retiring in 1994. NOMECO later became CMS Oil and Gas Company which is a wholly owned subsidiary of CMS Energy Corporation (NYSE). Mr. Burgess received a B.S. degree (honors) in Geology from the University of Manitoba and has held various positions in the oil and gas industry since 1954. Mr. Burgess currently serves on the Board of Directors of Michigan Oil and Gas Association and ROC Oil Company and is a former director of Seagull Energy, Command Petroleum and Sydney Oil Company. Mr. Burgess has been involved, in various capacities, with American Association of Petroleum Geologists, Independent Petroleum Association of America, Ontario Petroleum Institute and Potential Gas Committee.

     Paul A. Halpern (age 49) has served as director of the Company since July 13, 2000. Mr. Halpern is Vice President of Operations for Guardian Energy Management Corp., an oil and gas exploration and production company which is a subsidiary of Guardian Industries Corp., a glass manufacturing corporation located in Auburn Hills, Michigan. He has served in this capacity since 1990. Mr. Halpern has also served as Associate Tax Counsel for Guardian Industries Corp. since 1988. Mr. Halpern received a Bachelor of Business Administration in 1974 from Drexel University. Additionally, Mr. Halpern received a Juris Doctorate degree in 1977 from Temple University. Mr. Halpern presently serves as executive officer, director and shareholder of several oil and gas investment and exploration limited liability companies.

     C.E. "Gene" Miller (age 73) has served as the Chairman of the Board and a director of the Company since its founding in 1997 and of MOC since its founding in 1986. Since 1982, Mr. Miller has served as President, Secretary and Treasurer of Eagle Investments, Inc. ("Eagle"), an oil and gas investment company affiliated with the Company, and since 1990 has served as President, Secretary and Treasurer of Eagle International, Inc. ("Eagle International"), an international oil and gas development company also affiliated with the Company. Mr. Miller has been involved in the domestic oil and gas industry for over 35 years, primarily in Michigan and Texas. Mr. Miller is a past president of the Michigan Oil and Gas Association and also served as a director of that organization. Mr. Miller previously served as a vice president and director and on the Executive Committee of the Independent Petroleum Association of America, and as a director of the National Stripper Well Association. In addition, Mr. Miller has been involved in a number of civic activities and is a member of several boards of directors. Mr. Miller is the father of Kelly E. Miller, the Company's President and Chief Executive Officer.

     Kelly E. Miller (age 48) has served as the President, Chief Executive Officer and a director of the Company since its founding in 1997 and as President and a director of MOC, since MOC's founding in 1986. Mr. Miller has served as a Vice President of Eagle from 1982-2000. Mr. Miller serves on the Board of Governors of the Independent Petroleum Association of America and the Boards of Directors of the Michigan Oil and Gas Association and Republic Bancorp, Inc. (NASDAQ). Mr. Miller has been involved in the oil and

                                       F2-2
gas industry since 1978, focusing his efforts in the areas of strategic planning, prospect development, acquisition and administration. Mr. Miller received a B.S. degree with a major in Petroleum Geology and a B.B.A. degree with a major in Petroleum Land Management from the University of Oklahoma. Mr. Miller also completed the Owner/President Management Program (OPM) through the Harvard University Graduate School of Business. Mr. Miller is a Certified Petroleum Geologist with the American Association of Petroleum Geologists, an international geological organization. Mr. Miller is the son of C.E. "Gene" Miller, the Company's Chairman of the Board.

EXECUTIVE OFFICERS

     Deanna L. Cannon (age 42) has served as Chief Financial Officer since November 2001 and Vice President-Finance and Corporate Secretary of the Company since June 1999. Prior to that she served as Assistant Vice President-Finance from May 1998 to June 1999. She has served as director of MOC since May 2001. Previously Ms. Cannon was employed in public accounting for 16 years, initially for Arthur Andersen & Co. in Jacksonville, Florida and later for Plante & Moran, LLP in Traverse City, Michigan. Ms. Cannon holds a B.S. degree in accounting from Ferris State University and also is a Certified Public Accountant. She is a member of the Michigan Oil and Gas Association, American Institute of Certified Public Accountants and Michigan Association of Certified Public Accountants.

     Lew P. Murray (age 47) has served as Vice President-Exploration of the Company since its founding in 1997, and he served in the same capacity for MOC from January 1996 until the Company was founded. Mr. Murray holds a B.S. degree with a major in Geology from the University of Oklahoma. Mr. Murray is a Certified Petroleum Geologist with the American Association of Petroleum Geologists. Mr. Murray served as Exploration Manager of MOC from 1992 until 1996 and has been involved in the exploration program of MOC and its affiliates since 1981. Mr. Murray's primary responsibilities involve the review and recommendations of all prospects.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) reports they file. To the Company's knowledge, based on its review of the copies of such reports received by it, or written representations from certain reporting persons, the Company believes that its officers, directors and 10% beneficial owners complied with all applicable filing requirements during the Company's last fiscal year.

                                       F2-3

ITEM 11.  EXECUTIVE COMPENSATION.

                           COMPENSATION OF EXECUTIVES

     The following Summary Compensation Table shows certain information concerning the compensation earned during the fiscal years ended December 31, 2002, 2001, and 2000, by the Chief Executive Officer of the Company and each executive officer who earned in excess of $100,000 and who served in positions other than Chief Executive Officer at the end of the last completed fiscal year. The table does not include perquisites and other personal benefits for individuals for whom the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of combined salary and bonus for the named executive officers in 2002.

                           SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION            LONG-TERM COMPENSATION AWARDS
                                -------------------------   -----------------------------------------
                                                            RESTRICTED    SECURITIES
                                                              STOCK       UNDERLYING      ALL OTHER
                                        SALARY     BONUS      AWARDS     OPTIONS/SAR'S   COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR    ($)(1)      ($)        ($)            (3)            (2)
---------------------------     ----   --------   -------   ----------   -------------   ------------
Kelly E. Miller,..............  2002   $197,500   $     0      --                0         $11,382
  President and Chief
     Executive Officer          2001    220,000    76,000      --           27,500          11,190
                                2000    150,000         0      --                0          10,919

Deanna L. Cannon,.............  2002   $102,125   $     0      --                0         $11,113
  Chief Financial Officer       2001    100,000     5,600      --            3,000          11,035
                                2000     90,000     8,500      --            4,700          10,624

Lew P. Murray,................  2002   $119,970   $     0      --                0         $ 1,730
  Vice President-Exploration    2001    114,240     7,500      --            3,600           1,671
                                2000    114,240    11,000      --           10,500           6,341

---------------

(1) The salary listed in this column for 2002 represents the salary paid for the year. The executive officers' salaries were reduced on July 1, 2002 as follows: Mr. Miller's salary decreased from $245,000 to $150,000, Ms. Cannon's salary from $107,500 to $96,750, and Mr. Murray's from $125,700 to $114,240.

(2) Compensation listed in this column for 2002 consists of the following payments made by the Company (i) for contributions of Company Common Stock to the Company's 401(k) Savings Plan on behalf of the individuals listed as follows: $10,750 for Mr. Miller and $10,634 for Ms. Cannon; (ii) for travel accident insurance policies as follows: $125 for Mr. Miller, $125 for Ms. Cannon, and $125 for Mr. Murray; and (iii) for premiums on life insurance policies as follows: $571 for Mr. Murray. No contribution to the Company's 401(k) Savings Plan was made on behalf of Mr. Murray or payment of insurance premiums on behalf of Mr. Miller or Ms. Cannon.

(3) Amounts have been adjusted for reverse stock split effective October 11, 2002.

401(k) SAVINGS PLAN

     In connection with its formation and initial public offering, the Company adopted MOC's 401(k) Savings Plan (the "Savings Plan"). The Savings Plan is available to all full-time employees upon commencement of their employment and provides for discretionary matching contributions by the Company. The funds in the Savings Plan are invested in equity and bond funds at the election of the participant. The Company-paid matching contributions under the Savings Plan are made in the form of Common Stock and vest at a rate of 20% per year, beginning after three years of service. The number of shares contributed is based on the market price of Common Stock at the date of contribution. The Savings Plan balances that have vested generally are paid at an employee's termination of employment or retirement.

                                       F2-4

LIFE INSURANCE PROGRAM

     The Company provides, at its sole cost, life insurance in the face amount of $150,000 on the life of Mr. Murray, who is entitled to designate the beneficiary of the insurance proceeds. During 2002, the Company paid $571 in premiums for Mr. Murray's policy.

TRAVEL INSURANCE PROGRAM

     The Company provides to each of Messrs. Miller and Murray, and Ms. Cannon travel accident insurance in the face amount of $100,000, at no cost. The insurance covers accidental death and disability in the course of business or personal travel anywhere in the world. Each covered person is entitled to designate the beneficiary of the insurance proceeds. During 2002, the Company paid $125 in premiums for each of the policies.

                       OPTION GRANTS IN LAST FISCAL YEAR

     No stock options or stock appreciation rights were granted during the fiscal year ended December 31, 2002 to the Named Executive Officers.

     The following table provides information about options to purchase our common stock held by the Named Executive Officers as of December 31, 2002. No options were exercised by these persons during 2002. No stock appreciation rights have been granted.

                AGGREGATE OPTIONS EXERCISED IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                     NUMBER OF SECURITIES UNDERLYING
                                      UNEXERCISED OPTIONS AT FISCAL           VALUE OF UNEXERCISED IN-THE-
                                               YEAR-END(1)                   MONEY OPTIONS FISCAL YEAR-END
                                     --------------------------------        ------------------------------
NAME                                 EXERCISABLE       UNEXERCISABLE         EXERCISABLE      UNEXERCISABLE
----                                 ------------      --------------        -----------      -------------
Kelly E. Miller....................     31,700             28,800                $ 0               $ 0
Lew P. Murray......................     10,520             13,580                $ 0               $ 0
Deanna L. Cannon...................      3,200              6,000                $ 0               $ 0

---------------

(1) Amounts have been adjusted to reflect the 1-for-10 reverse stock split effective October 11, 2002.

                           COMPENSATION OF DIRECTORS

     The Board of Directors has adopted the Equity Compensation Plan for Non-Employee Directors. This plan, as amended, allows up to 50% of the annual Directors' Fees to be paid in cash with the remaining fees paid in shares of the Company's Common Stock for fees earned by non-employee directors for their service to the Company.

     Directors who are not employees of the Company receive a $15,000 annual retainer fee plus $1,000 for attendance at each regular meeting of the Board of Directors and $500 for attendance at each committee meeting, (committee chairmen receive $750). Directors who also are employees of the Company receive no annual retainer and are not compensated for attendance at Board or committee meetings. The Company also reimburses directors for expenses associated with attending Board and committee meetings, and pays a daily per diem rate of $1,000 for director attendance at business meetings at the Company's request. For the year 2002, the Board of Directors elected to reduce their overall director fees including the annual retainer plus Board and Committee meeting fees by twenty percent.

     Any person who becomes a non-employee director automatically has been granted, on the date of his or her election, an option to purchase 1,000 shares of Common Stock. In addition, on the first business day following the date on which each annual meeting of the Company's stockholders is held, each non-employee

                                       F2-5
director then serving was automatically granted an option to purchase 300 shares of Common Stock. Each option granted to non-employee directors (i) has a 10-year term, (ii) has an exercise price per share equal to the fair market value of a Common Stock share on the date of grant and (iii) will become exercisable in cumulative annual increments of one-fifth of the total number of shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant. These options were proportionately adjusted for the reverse stock split affected by the Company on October 11, 2002. On March 17, 2003, the Board of Director's elected to discontinue the granting of options to new directors and the granting annually of options to existing directors.

                EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

     Currently, the Company does not have employment agreements with any officers or employees.

INDEMNITY AGREEMENTS

     The Company has entered into indemnity agreements with Messrs. Miller and Murray, and Ms. Cannon and with each director of the Company (collectively, the "Executives"). The indemnity agreements indemnify each Executive against all expenses incurred in connection with any action or investigation involving each Executive by reason of his or her position with the Company (or with another entity at the Company's request). The Executives also will be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers the Executives. An Executive involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the Executive meeting the standards of conduct set forth in the indemnity agreements. If a potential change in control occurs, the Company will fund a trust to satisfy its anticipated indemnification obligations.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, where one of such other entity's executive officers served on the compensation committee of the Company. No executive officer of the Company served as a director of another entity, where one of such other entity's executive officers served on the compensation committee of the Company. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, where one of such other entity's executive officers served as a director of the Company.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     To the Company's knowledge, set forth below is certain information, as of March 31, 2003, regarding ownership of Common Stock by (i) each person who beneficially owns more than 5% of the Company's outstanding shares of Common Stock, (ii) each director and executive officer of the Company and (iii) all directors and executive officers of the Company as a group.

                                       F2-6

                        AMOUNT AND NATURE OF BENEFICIAL
                          OWNERSHIP OF COMMON STOCK(1)

                                                    SOLE VOTING     SHARED
                                                        AND        VOTING OR       TOTAL
                                                    DISPOSITIVE   DISPOSITIVE    BENEFICIAL    PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(2)              POWER(3)      POWER(3)     OWNERSHIP(3)   OF CLASS
---------------------------------------             -----------   -----------   ------------   --------
Kelly E. Miller(5)................................     266,897      127,580        394,477       18.8%
Debra A. Miller Trust(6)..........................     127,550      180,575        308,125       14.9%
Kellie K. Miller Trust(7).........................     127,551      106,627        234,178       11.3%
David A. Miller(8)................................     106,177      128,001        234,178       11.3%
Daniel R. Miller..................................     109,738          450        110,188        5.3%
Robert M. Boeve(9)................................     235,763            0        235,763        1.9%
Paul A. Halpern(10)...............................      32,735            0         32,735        1.6%
Richard J. Burgess................................      18,765            0         18,765          *
C.E. Miller.......................................      14,888            0         14,888          *
Lew P. Murray(11).................................      13,110            0         13,110          *
Deanna L. Cannon..................................       4,000            0          4,000          *
Guardian Energy Management Corp.(12)..............   1,024,916            0      1,024,916       18.0%
  2300 Harmon Road
  Auburn Hills, MI 48326
SFS, Inc..........................................     102,511            0        102,511        5.0%
  186 Wood Avenue
  South Iselin, NJ 08830
Executive Officers and Directors as a group
  (7 persons).....................................     586,158      127,580        713,738       25.1%

---------------

 * Less than 1%.

 (1) The number of shares stated are based on information provided by each person listed and include shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

 (2) The address of each reporting person, unless otherwise noted, is 3104 Logan Valley Road, Traverse City, Michigan 49684.

 (3) Excludes the following shares that may be acquired through the exercise of stock options granted under the "1997 Stock Plan" which are exercisable after June 15, 2003:

NAME                                                           NUMBER OF OPTIONS
----                                                           -----------------
C. E. Miller................................................           600
Richard J. Burgess..........................................           800
Paul A. Halpern.............................................         1,020
Robert M. Boeve.............................................         1,020
Kelly E. Miller.............................................        20,450
Lew P. Murray...............................................        11,580
Deanna L. Cannon............................................         5,700

 (4) These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

 (5) Includes (i) 8,403 shares held by Miller and Miller, Inc., which is owned by a revocable trust of which Kelly E. Miller is the sole trustee and (ii) 45,065 shares held by the Company's 401(k) plan wherein

                                       F2-7

Kelly E. Miller has sole voting power. Also includes 127,550 shares held in trust by Kelly Miller's spouse, Debra A. Miller.

 (6) Includes 180,575 shares held directly by Debra Miller's spouse, Kelly E. Miller.

 (7) Includes 106,627 shares held by Kellie K. Miller's spouse, David A. Miller.

 (8) Includes 127,551 shares held in trust by David Miller's spouse Kellie K. Miller.

 (9) Includes 16,364 warrants to acquire shares held by Mr. Boeve. Also includes 180,000 warrants to acquire shares held by Jordan Exploration Company, LLC. Mr. Boeve owns 72% and is the managing member of this entity. Mr. Boeve disclaims beneficial ownership of the shares and warrants held by this entity, except for those in which he has a direct pecuniary interest.

(10) Excludes 370,370 shares of common stock and 654,546 warrants for common stock currently held by Guardian Energy Management Corp., for which Mr. Halpern serves as Vice President, Operations.

(11) Includes 320 shares held as part of the Miller Oil Corporation's 401(k) Savings Plan for which Mr. Murray has sole dispositive power.

(12) Includes 370,370 shares of common stock and 654,546 warrants to acquire shares of common stock for which Guardian Energy Management Corp. (GEMCO) is the owner of record. Mr. William Davidson is a controlling shareholder, director, CEO, and President of Guardian Industries Corp., which is the sole shareholder of GEMCO. Accordingly, Mr. Davidson may be deemed to beneficially own the shares of the Company held by GEMCO. Mr. Davidson disclaims beneficial ownership of the shares of the Company not owned of record by him.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                          NUMBER OF SECURITIES
                                                                                         REMAINING AVAILABLE FOR
                                                                                          FUTURE ISSUANCE UNDER
                                      NUMBER OF SECURITIES TO      WEIGHTED-AVERAGE        EQUITY COMPENSATION
                                      BE ISSUED UPON EXERCISE     EXERCISE PRICE OF         PLANS (EXCLUDING
                                      OF OUTSTANDING OPTIONS,    OUTSTANDING OPTIONS,    SECURITIES REFLECTED IN
PLAN CATEGORY                         WARRANTS AND RIGHTS(a)    WARRANTS AND RIGHTS(b)        COLUMN(a))(c)
-------------                         -----------------------   ----------------------   -----------------------
Equity Compensation plans approved
  by security holders...............          132,750                   $40.72                   107,250
Equity compensation plans not
  approved by security holders
Total...............................          132,750                   $40.72                   107,250

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

TRANSACTIONS WITH C.E. MILLER AND AFFILIATES

     The following information describes agreements or transactions between the Company and C.E. Miller, Chairman of the Board and a director of the Company.

     In July 1996, the Company sold the building it occupies to C. E. Miller and subsequently leased a substantial portion of the building under the terms of a five-year lease agreement. The lease was renegotiated in 1998 for a five-year term to increase the square footage being leased. The lease was negotiated again in April 2003 with monthly payments based on competitive market square footage rates. The lease is for a primary six month term with three-six month renewal options.

     During 1999, Eagle purchased a working interest in certain unproved oil and gas properties from the Company for $3.9 million. The Company believes that the purchase price was representative of the fair market value of these interests and that the terms were consistent with those available to unrelated parties. On July 11, 2000, the Company signed a letter agreement (the "Eagle Transaction") to acquire an interest in these properties and $0.5 million in cash from Eagle, in exchange for a total of 185,185 shares of common stock. In addition, Eagle was issued warrants exercisable for a total of 203,125 shares of common stock. These warrants expired unexercised on December 7, 2002.
                                       F2-8

TRANSACTIONS WITH OTHER RELATED PARTIES

     On February 27, 2001, the Board of Directors (including the disinterested directors) unanimously passed a resolution approving the sale of certain working interests to and the participation of certain affiliates of the Company (Guardian Energy Management Corp., Guardian Energy Exploration Corp., Robert Boeve, and Eagle Investments, Inc.) or entities controlled by these affiliates in joint exploration agreements for the development of the Illinois Basin project and four Mississippi prospects. The terms offered under the joint exploration agreements were substantially the same as those offered to third parties on an arms-length basis. The terms included reimbursement to the Company of certain lease acquisition and geological and geophysical expenses incurred to date at the proportional interests acquired and certain rights to the Company involving back-in after payout provisions ranging from 30% to 35% on the Mississippi prospects. All development costs will be shared by the Company and the participants on the basis of their proportional working interests.

     In the normal course of business, the Company from time to time will sell an interest in a prospect to related parties or certain of their affiliates. The terms of these sales are consistent with those available to unrelated parties. All material transactions between the Company and its affiliates are and will continue to be approved by a majority of the disinterested directors of the Company.

ITEM 14. CONTROLS AND PROCEDURES.

     ITEM 14(a). EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

     Within 90 days prior to the filing date of this report, the Company's chief executive officer and chief financial officer carried out an evaluation of the effectiveness of the Company's disclosure controls and procedures. Based on that evaluation, the Company's chief executive officer and chief financial officer believe (i) that the Company's disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports it files under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding disclosure, and (ii) that the Company's disclosure controls and procedures are effective.

     ITEM 14(b). CHANGES IN INTERNAL CONTROLS

     There have been no significant changes in the Company's internal controls or in other factors that could significantly affect the Company's internal controls subsequent to the evaluation referred to in Item 14(a) above, nor have there been any corrective actions with regard to significant deficiencies and material weaknesses.

                                       F2-9

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          MILLER EXPLORATION COMPANY

                                          By /s/ KELLY E. MILLER
                                            ------------------------------------
                                             Kelly E. Miller
                                             President and Chief Executive
                                             Officer
April 29, 2003

                                      F2-10

                                 CERTIFICATION

I, Kelly E. Miller, certify that:

     1. I have reviewed this annual report on Form 10-K of Miller Exploration Company (the "registrant");

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiary, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

          b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

          c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors:

          a) all significant deficiencies in the design or operation of the internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                          By: /s/ KELLY E. MILLER
                                            ------------------------------------
                                              Kelly E. Miller
                                              President and Chief Executive
                                              Officer
Dated: April 29, 2003

                                      F2-11

                                 CERTIFICATION

I, Deanna L. Cannon, certify that:

     1. I have reviewed this annual report on Form 10-K of Miller Exploration Company (the "registrant");

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiary, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

          b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

          c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors:

          a) all significant deficiencies in the design or operation of the internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                          By: /s/ DEANNA L. CANNON
                                            ------------------------------------
                                              Deanna L. Cannon
                                              Chief Financial Officer

Dated: April 29, 2003

                                      F2-12

                                                                         ANNEX G
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM 10-Q
              QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

For the Quarter Ended June 30, 2003

                         COMMISSION FILE NUMBER 0-23431

                             ---------------------

                           MILLER EXPLORATION COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                   DELAWARE                                      38-3379776
       (State or Other Jurisdiction of                        (I.R.S. Employer
        Incorporation or Organization)                      Identification No.)

            3104 LOGAN VALLEY ROAD                               49685-0348
           TRAVERSE CITY, MICHIGAN                               (Zip Code)
   (Address of Principal Executive Offices)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (231) 941-0004

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 126-2 of the Act). Yes [ ] No [X]

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                                                                OUTSTANDING AT
                    CLASS                                       AUGUST 11, 2003
                    -----                                       ---------------
        Common stock, $.01 par value                           2,069,774 shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           MILLER EXPLORATION COMPANY

                               TABLE OF CONTENTS

                                                                       PAGE NO.
                                                                       --------
                        PART I. FINANCIAL INFORMATION
Item 1.  Financial Statements........................................      3
         Consolidated Statements of Operations -- Three Months and
         Six Months Ended
         June 30, 2003 and 2002......................................      3
         Consolidated Balance Sheets -- June 30, 2003 and December
         31, 2002....................................................      4
         Consolidated Statement of Equity -- Six Months Ended June
         30, 2003....................................................      5
         Consolidated Statements of Cash Flows -- Six Months Ended
         June 30, 2003 and 2002......................................      6
         Notes to Consolidated Financial Statements..................      7
Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations...................................     17
Item 3.  Quantitative and Qualitative Disclosures About Market
         Risk........................................................     25
Item 4.  Controls and Procedures.....................................     26

                          PART II. OTHER INFORMATION
Item 1.  Legal Proceedings...........................................     27
Item 2.  Changes in Securities and Use of Proceeds...................     28
Item 3.  Defaults Upon Senior Securities.............................     28
Item 4.  Submission of Matters to a Vote of Security Holders.........     28
Item 5.  Other Information...........................................     28
Item 6.  Exhibits and Reports on Form 8-K............................     29

                         PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                           MILLER EXPLORATION COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                               FOR THE            FOR THE
                                                             THREE MONTHS        SIX MONTHS
                                                            ENDED JUNE 30,     ENDED JUNE 30,
                                                           ----------------   ----------------
                                                            2003     2002      2003     2002
                                                           ------   -------   ------   -------
REVENUES:
  Natural gas............................................  $2,153   $ 1,963   $4,982   $ 3,798
  Crude oil and condensate...............................     597       931    1,388     1,782
  Other operating revenues...............................       5        47       38       105
                                                           ------   -------   ------   -------
     Total operating revenues............................   2,755     2,941    6,408     5,685
                                                           ------   -------   ------   -------
OPERATING EXPENSES:
  Lease operating expenses and production taxes..........     494       488    1,058       929
  Depreciation, depletion and amortization...............   1,512     2,422    3,148     4,514
  General and administrative.............................     736       504    1,287     1,164
  Cost ceiling writedown.................................      --     7,000       --     7,000
                                                           ------   -------   ------   -------
     Total operating expenses............................   2,742    10,414    5,493    13,607
                                                           ------   -------   ------   -------
OPERATING INCOME (LOSS)..................................      13    (7,473)     915    (7,922)
                                                           ------   -------   ------   -------
INTEREST EXPENSE.........................................      (9)     (206)     (24)     (402)
                                                           ------   -------   ------   -------
INCOME (LOSS) BEFORE INCOME TAXES........................       4    (7,679)     891    (8,324)
                                                           ------   -------   ------   -------
INCOME TAX PROVISION (CREDIT) (Note 2)...................      --    (5,523)      --    (5,743)
                                                           ------   -------   ------   -------
NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE...................................       4    (2,156)     891    (2,581)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE......      --        --     (450)       --
                                                           ------   -------   ------   -------
NET INCOME (LOSS)........................................  $    4   $(2,156)  $  441   $(2,581)
                                                           ======   =======   ======   =======
BASIC INCOME (LOSS) PER SHARE -- Before Cumulative Effect
  of Change in Accounting Principle......................  $   --   $ (1.09)  $ 0.44   $ (1.31)
BASIC INCOME (LOSS) PER SHARE -- Cumulative Effect of
  Change in Accounting Principle.........................      --        --   $ (.22)  $    --
BASIC INCOME (LOSS) PER SHARE............................  $   --   $ (1.09)  $  .22   $ (1.31)
DILUTED INCOME (LOSS) PER SHARE -- Before Cumulative
  Effect of Change in Accounting Principle...............  $   --   $ (1.09)  $ 0.42   $ (1.31)
DILUTED INCOME (LOSS) PER SHARE -- Cumulative Effect of
  Change in Accounting Principle.........................  $   --        --   $ (.21)  $    --
DILUTED INCOME (LOSS) PER SHARE..........................  $   --   $ (1.09)  $ 0.21   $ (1.31)
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic..................................................   2,062     1,980    2,045     1,972
  Diluted................................................   2,139     1,980    2,121     1,972

  The accompanying notes are an integral part of these consolidated financial statements.

                           MILLER EXPLORATION COMPANY

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  AS OF             AS OF
                                                              JUNE 30, 2003   DECEMBER 31, 2002
                                                              -------------   -----------------
                                                               (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $   4,750         $      46
  Accounts receivable.......................................        1,325             1,441
  Inventories, prepaids and advances to other operators.....          580               324
                                                                ---------         ---------
     Total current assets...................................        6,655             1,811
                                                                ---------         ---------
OIL AND GAS PROPERTIES -- at cost (full cost method):
  Proved oil and gas properties.............................      156,009           155,189
  Unproved oil and gas properties...........................          365             2,375
  Less-Accumulated depreciation, depletion and
     amortization...........................................     (142,372)         (138,826)
                                                                ---------         ---------
     Net oil and gas properties.............................       14,002            18,738
                                                                ---------         ---------
OTHER ASSETS................................................           33               300
                                                                ---------         ---------
     Total assets...........................................    $  20,690         $  20,849
                                                                =========         =========
                   LIABILITIES AND EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $      --         $     800
  Accounts payable..........................................          460               639
  Accrued expenses and other current liabilities............        2,528             2,301
                                                                ---------         ---------
     Total current liabilities..............................        2,988             3,740
                                                                ---------         ---------
LONG-TERM DEBT..............................................           --                --
COMMITMENTS AND CONTINGENCIES (Note 6)
EQUITY:
  Common stock warrants, 960,050 outstanding at June 30,
     2003 and December 31, 2002.............................          851               851
  Preferred stock, $0.01 par value; 2,000,000 shares
     authorized; none outstanding...........................           --                --
  Common stock, $0.01 par value; 40,000,000 shares
     authorized; 2,069,774 shares and 1,992,186 shares
     outstanding at June 30, 2003 and December 31, 2002,
     respectively...........................................           21                20
  Accumulated other comprehensive loss......................          (37)              (49)
  Additional paid in capital................................       77,771            77,632
  Accumulated deficit.......................................      (60,904)          (61,345)
                                                                ---------         ---------
     Total equity...........................................       17,702            17,109
                                                                ---------         ---------
     Total liabilities and equity...........................    $  20,690         $  20,849
                                                                =========         =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           MILLER EXPLORATION COMPANY

                        CONSOLIDATED STATEMENT OF EQUITY
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                 ACCUMULATED
                                 COMMON                             OTHER       ADDITIONAL
                                 STOCK     PREFERRED   COMMON   COMPREHENSIVE    PAID IN     ACCUMULATED
                                WARRANTS     STOCK     STOCK       (LOSS)        CAPITAL       DEFICIT
                                --------   ---------   ------   -------------   ----------   -----------
BALANCE -- December 31,
  2002........................    $851       $  --      $20         $(49)        $77,632      $(61,345)
  Issuance of benefit plan
     shares...................      --          --       --           --              51            --
  Issuance of non-employee
     directors' shares........      --          --        1           --              88            --
  Change in unrealized gain...      --          --       --           12              --            --
  Net income..................      --          --       --           --              --           441
                                  ----       -----      ---         ----         -------      --------
BALANCE -- June 30, 2003......    $851       $  --      $21         $(37)        $77,771      $(60,904)
                                  ====       =====      ===         ====         =======      ========

Disclosure of Comprehensive Income:

                                                                 FOR THE
                                                                SIX MONTHS
                                                              ENDED JUNE 30,
                                                              --------------
                                                              2003    2002
                                                              ----   -------
Net income (loss)...........................................  $441   $(2,581)
Other comprehensive income (loss)...........................    12      (220)
                                                              ----   -------
  Total comprehensive income (loss).........................  $453   $(2,801)
                                                              ====   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           MILLER EXPLORATION COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              FOR THE SIX MONTHS
                                                                ENDED JUNE 30,
                                                              ------------------
                                                               2003       2002
                                                              -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $   441   $ (2,581)
  Adjustments to reconcile net income (loss) to net cash
     from operating activities --
     Cost ceiling writedown.................................       --      7,000
     Depreciation, depletion and amortization...............    3,148      4,514
     Cumulative effect of change in accounting principle....      450         --
     Deferred income taxes..................................       --     (5,743)
     Warrants and stock compensation........................      140        164
     Loss on sale of non-oil and gas assets.................      198         --
     Changes in assets and liabilities --
       Accounts receivable..................................      116        657
       Other assets.........................................     (257)      (163)
       Accounts payable.....................................     (179)    (1,993)
       Accrued expenses and other current liabilities.......     (278)    (1,280)
                                                              -------   --------
          Net cash flows provided by operating activities...    3,779        575
                                                              -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration and development expenditures..................     (415)    (1,879)
  Proceeds from sale of oil and gas properties..............    2,140         --
                                                              -------   --------
          Net cash flows provided by (used in) investing
           activities.......................................    1,725     (1,879)
                                                              -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of principal.....................................   (2,503)   (11,516)
  Borrowing on notes payable and long-term debt.............    1,703     12,622
                                                              -------   --------
          Net cash flows provided by (used in) financing
           activities.......................................     (800)     1,106
                                                              -------   --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................    4,704       (198)
                                                              -------   --------
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD........       46        201
                                                              -------   --------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD..............  $ 4,750   $      3
                                                              =======   ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for interest..................  $    25   $    702
                                                              =======   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           MILLER EXPLORATION COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1)  ORGANIZATION AND NATURE OF OPERATIONS

     The consolidated financial statements of Miller Exploration Company (the "Company") and its subsidiary included herein have been prepared by management without audit pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Accordingly, they reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial results for the interim periods presented. Certain information and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The statements of operations for the three and six month periods ended June 30, 2003, cannot necessarily be used to project results for the full year.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CHANGE IN ACCOUNTING PRINCIPLE

     On January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 requires entities to record the fair value of retirement obligations associated with tangible long-lived assets in the period in which the obligation is incurred. The respective asset retirement cost is capitalized as part of the carrying amount of the long-lived asset. The asset retirement cost is allocated to expense using a systematic and rational method over the assets' useful lives. At January 1, 2003, the Company recorded a $517,000 retirement obligation related to processing plants, pipelines, and oil and gas well plugging and abandonment liabilities. The cumulative effect of the change in accounting resulted in a $450,000 charge as reflected in the Company's Consolidated Statements of Operations for the six months ended June 30, 2003.

     The following pro forma information is provided to give effect to the adoption of SFAS 143 as if it had been adopted on January 1, 2002.

                                                              PERIOD ENDED JUNE 30, 2002
                                                              ---------------------------
                                                              THREE MONTHS    SIX MONTHS
                                                              -------------   -----------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Net loss....................................................     $(2,156)       $(2,581)
Pro forma adjustment to reflect retroactive adoption of SFAS
  143.......................................................         (12)           (23)
                                                                 -------        -------
Pro forma net loss..........................................     $(2,168)       $(2,604)
                                                                 =======        =======
Earnings (loss) per share:
  Basic -- as reported......................................     $ (0.11)       $ (0.13)
  Basic -- pro forma........................................     $ (0.11)       $ (0.13)
  Diluted -- as reported....................................     $ (0.11)       $ (0.13)
  Diluted -- pro forma......................................     $ (0.11)       $ (0.13)

                           MILLER EXPLORATION COMPANY

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of the Company and its subsidiary after elimination of all intercompany accounts and transactions.

  NATURE OF OPERATIONS

     The Company is a domestic, independent energy company engaged in the exploration, development and production of crude oil and natural gas. The Company has established exploration efforts concentrated primarily in the Mississippi Salt Basin of central Mississippi.

  OIL AND GAS PROPERTIES

     SEC Regulation S-X, Rule 4-10 requires companies reporting on a full cost basis to apply a ceiling test wherein the capitalized costs, net of deferred income taxes, within the full cost pool may not exceed the net present value of the Company's proven oil and gas reserves plus the lower of the cost or market value of unproved properties. Any such excess costs should be charged against earnings.

  STOCK-BASED EMPLOYEE COMPENSATION

     The Company accounts for all stock options issued under the provisions and related interpretation of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock-Based Compensation. The Company intends to continue to apply APB No. 25 for purposes of determining net income.

  RECLASSIFICATIONS

     Certain reclassifications have been made to prior period statements to conform with the June 30, 2003 presentation.

  REVERSE STOCK SPLIT

     On October 11, 2002, the Company affected a one-for-ten reverse stock split that has been retroactively reflected in the Company's Consolidated Financial Statements.

  CHANGE IN BUSINESS PLAN AND MERGER PROPOSAL

     Beginning in mid 2002, the Company changed its business plan from a focus on exploration and development activities to pursuing opportunities involving strategic joint ventures, the sale of the Company, or the sale of its assets. For a variety of reasons, the Board of Directors determined that this shift in direction was in the best interest of the shareholders of the Company. This exhaustive effort has culminated in the execution of a merger agreement with Edge Petroleum Corporation ("Edge") that was approved by the Company's Board of Directors on May 28, 2003 pursuant to which a wholly owned subsidiary of Edge will merge with and into Miller and Miller will become a subsidiary of Edge (the "Merger"). Due to the change in business plan and pending Merger, exploration and development activities have been curtailed; the Company's exploration office in Jackson, Mississippi has been closed and employees located there terminated; and there have been increases in certain corporate overhead costs such as severance costs and office closure expenses and reductions achieved in certain other areas such as rent and office equipment and supplies. The Company has also incurred legal and other third party costs to date totaling approximately $200,000 that have been capitalized pending the outcome of the Merger.

     The Company's Board of Directors approved a severance plan totaling $370,000 of which $60,000 was paid to employees in the Jackson, Mississippi office upon closing. If the Merger is approved, the balance of the severance obligation will be paid to employees within five days of closing. Additionally, Edge has agreed to

                           MILLER EXPLORATION COMPANY
retain certain employees for up to 90 days beyond the Merger closing date. These employees will be paid a retention bonus if they agree to remain employed as long as needed up to the 90 days. The total maximum retention payments that could be owed is approximately $248,000. Also, if the Merger is approved, the Company will pay approximately $127,000 to its investment bankers, (C.K. Cooper & Company) as a success fee and anticipates incurring additional legal and other Merger related costs.

(2)  INCOME TAXES

     In 1998, upon consummation of the Company's initial public offering, the Company recorded a one-time non-cash accounting charge of $5.4 million to record net deferred tax liabilities, due to the use of different methods for tax and financial reporting purposes in accounting for various transactions and the resultant temporary differences between tax basis and financial reporting basis.

     Based on estimates of future anticipated taxable income and also taking into consideration the Company's current net operating loss and depletion deduction carryforwards of approximately $50.2 million, it has been determined that there should be no accrual of future tax liability. Accordingly, the Company recorded a $5.5 million income tax credit in June 2002 to reverse the entire deferred income tax liability balance. The Company does not anticipate the need to record deferred income taxes in the foreseeable future.

(3)  NOTES PAYABLE AND LONG-TERM DEBT

  NOTES PAYABLE

     During the past few years the Company has financed various insurance policy premiums. The amounts financed each year are less than $200,000, and the notes are fully paid off by each calendar year end. Terms of these notes require monthly payments of principal and interest, and the notes bear interest at rates competitive with the Company's credit facility. In May 2003, the Company paid the remaining balance of these notes in full.

  BANK DEBT

     On July 19, 2000, the Company entered into a senior credit facility with Bank One, Texas, N.A. ("Bank One"), which replaced the previous credit facility with Bank of Montreal, Houston Agency. The Bank One credit facility had a 30-month term with an interest rate of either the Bank One prime rate plus 2% or LIBOR plus 4% at the Company's option. The Company's financing needs have changed as a result of the change in its business plan and pending Merger. Therefore, the Company terminated the credit facility with Bank One on June 30, 2003.

  OTHER

     On April 14, 1999, the Company issued a $4.7 million note payable (the "Veritas Note") to one of its suppliers, Veritas DGC Land, Inc. ("Veritas"), for the outstanding balance due to Veritas for past services provided in 1998 and 1999. The principal obligation under the Veritas Note was originally due on April 15, 2001.

     On April 14, 1999, the Company also entered into an agreement (the "Warrant Agreement") to issue warrants to Veritas that entitle Veritas to purchase shares of common stock in lieu of receiving cash payments for the accrued interest obligations under the Veritas Note. The Warrant Agreement required the Company to issue warrants to Veritas in conjunction with the signing of the Warrant Agreement, as well as on the six and, at the Company's option, 12 and 18 month anniversaries of the Warrant Agreement. The warrants issued equal 9% of the then current outstanding principal balance of the Veritas Note. The number of shares issued upon exercise of the warrants on April 14, 1999, and on the six-month anniversary was determined based upon a five-day weighted average closing price of the Company's Common Stock at April 14, 1999. The exercise

                           MILLER EXPLORATION COMPANY
price of each warrant is $0.10 per share. On April 14, 1999, warrants exercisable for 32,276 shares of common stock were issued to Veritas in connection with execution of the Veritas Note. On October 14, 1999 and April 14, 2000, warrants exercisable for another 32,276 and 45,500 shares, respectively, of Common Stock were issued to Veritas. The Company ratably recognized the prepaid interest into expense over the period to which it related.

     On July 18, 2000, the Company entered into the First Amendment to Promissory Note, Warrant and Registration Rights Agreement ("First Amendment Agreement"). Under the terms of the First Amendment Agreement, the maturity of the Veritas Note was extended to July 21, 2003 from April 15, 2001 and the expiration date for all warrants issued was extended until June 21, 2004. The annual interest rate was reduced to 9 3/4% from 18%, provided the entire Note balance was paid in full by December 31, 2001. The Veritas Note was not paid in full by December 31, 2001, and the interest rate was increased to 13 3/4% annually. Interest is payable on each October 15 and April 15 until the note is paid in full. The Company has paid additional interest of approximately $225,000 at the incremental 4% rate for the period of October 15, 2000 through April 14, 2002. Interest was required to be paid in warrants under the terms of the First Amendment Agreement until the Company was in compliance with the net borrowing base formula as defined in the Bank One credit facility, at which time interest would only be paid in cash. Since October 15, 2000, all interest payments have been made in cash.

     On June 28, 2002, the Company entered into the Second Amendment to Promissory Note, Warrant and Registration Rights Agreement ("Second Amendment Agreement"). Concurrently with the execution of the Second Amendment Agreement, the Company made a $600,000 principal payment. Under terms of the Second Amendment Agreement, the Veritas Note was amended as follows: (1) the maturity of the Veritas Note was changed to December 31, 2002 from July 21, 2003; (2) the interest rate was changed to 9 3/4%; (3) the past due annual interest rate was changed to 12% from 13 3/4%; and (4) six principal payments of $150,000, totaling $900,000 were required, and were payable on or before the last day of each month commencing on July 31, 2002. In the event that all six principal payments mentioned above were made timely, an interest payment would not be due on October 15, 2002, and Veritas agreed to extinguish the remaining principal balance of $2.2 million and any accrued interest outstanding under the Veritas Note. As a result, the Company would recognize a gain of approximately $2.4 million. In the event that these six principal payments were not timely made, the entire principal balance outstanding under the Veritas Note would be accelerated and become due and payable upon demand and shall accrue interest at the past due rate from the date of the Second Amendment Agreement until the Veritas Note is paid in full. At December 31, 2002, the Company had made all required payments under the Second Amendment Agreement. Therefore, the remaining principal balance and related accrued interest payable obligations have been extinguished, and the Company recognized a $2.4 million gain for the year-ended December 31, 2002.

     As an inducement for Veritas to enter into the Second Amendment Agreement:
(1) the Company granted Veritas an overriding royalty interest on the Company's entire leasehold that is not held by production and leases acquired through July 31, 2003 (excluding leases within the boundaries of the Blackfeet Indian Reservation); (2) the Company transferred its proprietary rights in approximately 140 the Company transferred its proprietary rights in approximately 140 square miles of 3-D seismic data with respect to certain areas within the Mississippi Salt Basin to Veritas in exchange for a 25-year license allowing the Company the use of same data. The Company has also agreed to an optional transfer fee on its currently licensed data, which in the aggregate totals approximately $1.6 million in the event of a change in control of the Company; and (3) certain Company Directors who own or control shares of Common Stock of the Company and are considered major stockholders agreed to provide certain tag-along rights in the event one of these major stockholders negotiates a sale of Company Common Stock with a private party. The Second Amendment Agreement also extended the expiration date of the warrants to July 31, 2004 from June 21, 2004.

                           MILLER EXPLORATION COMPANY

(4)  CAPITAL TRANSACTIONS AND COMMON STOCK WARRANTS

     On July 11, 2000, the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with Guardian Energy Management Corp. ("Guardian"). Pursuant to the Securities Purchase Agreement, the Company issued to Guardian a convertible promissory note in the amount of $5.0 million, and three warrants exercisable for 156,250, 250,000 and 900,000 shares of the Company's Common Stock, respectively. The issuance of the shares of Common Stock on the conversion of the note and exercise of the warrants was approved by the Company's stockholders at a meeting on December 7, 2000.

     On July 11, 2000, the Company also signed a letter agreement to acquire an interest in certain undeveloped oil and gas properties and $0.5 million in cash from Eagle Investments, Inc. ("Eagle") an affiliated entity controlled by C.E. Miller, the Chairman of the Company, in exchange for a total of 185,186 shares of common stock. In addition, Eagle was issued warrants exercisable for a total of 203,125 shares of Common Stock that expired on December 7, 2002. This transaction with Eagle was approved by the Company's stockholders at the meeting on December 7, 2000.

  COMMON STOCK WARRANTS

     As of June 30, 2003, the Company has the following Common Stock warrants outstanding:

WARRANTS                                               EXERCISE PRICE   EXPIRATION DATE
--------                                               --------------   ----------------
60,050 shares........................................      $ 0.10          July 31, 2004
900,000 shares.......................................      $30.00       December 7, 2004

(5)  RISK MANAGEMENT ACTIVITIES AND DERIVATIVE TRANSACTIONS

     The Company uses a variety of financial derivative instruments ("derivatives") to manage exposure to fluctuations in commodity prices. To qualify for hedge accounting, derivatives must meet the following criteria: (i) the item to be hedged exposes the Company to price risk; and (ii) the derivative reduces that exposure and is designated as a hedge. The Company periodically enters into certain derivatives for a portion of its oil and natural gas production to achieve a more predictable cash flow, as well as to reduce the exposure to price fluctuations. The Company's hedging arrangements apply only to a portion of its production, provide only partial price protection against declines in oil and natural gas prices and limit potential gains from future increases in prices. Such hedging arrangements may expose the Company to risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase contracted quantities of oil or natural gas or a sudden unexpected event materially impacts oil or natural gas prices. For financial reporting purposes, gains and losses related to hedging are recognized as oil and gas revenues during the period the hedge transaction occurs. The Company expects that the amount of hedge contracts that it has in place will vary from time to time. For the six months ended June 30, 2003 and 2002, the Company realized approximately $(0.4) million and $(0.1) million, respectively, of hedging (losses) which are included in oil and natural gas revenues in the Consolidated Statements of Operations. The fair value of remaining derivative contracts at June 30, 2003, is approximately $(0.04) million. This amount is reflected in other current liabilities in the Consolidated Balance Sheet with a corresponding amount in comprehensive loss in the equity section of the Consolidated Balance Sheet. For the six months ended June 30, 2003 and 2002, the Company had hedged 24% and 58%, respectively, of its oil and natural gas production, and as of June 30, 2003, the Company had 46 Mmcfe of open natural gas contracts for the months of July 2003 through September 2003. If all these open contracts had been settled as of June 30, 2003, the Company would have paid approximately $0.04 million.

                           MILLER EXPLORATION COMPANY

(6)  COMMITMENTS AND CONTINGENCIES

  STOCK-BASED COMPENSATION

     During 1997, the Company adopted the Stock Option and Restricted Stock Plan of 1997 (the "1997 Plan"). The 1997 Plan has been primarily used to grant stock options. However, the 1997 Plan permits grants of restricted stock and tax benefit rights if determined to be desirable to advance the purposes of the 1997 Plan. These stock options, restricted stock and tax benefit rights are collectively referred to as "Incentive Awards." Persons eligible to receive Incentive Awards under the 1997 Plan are directors, corporate officers and full-time employees of the Company and its subsidiary. A maximum of 240,000 shares of Common Stock (subject to certain anti-dilution adjustments) are available for Incentive Awards under the 1997 Plan.

     On January 1, 2000, the Company granted 19,150 stock options to certain employees with an exercise price of $0.10 per share. The right to exercise the options vests and the options become exercisable only when (i) the Company moves its headquarters from Traverse City, Michigan, or (ii) the average trading price of the Common Stock on the market remains above the designated target prices for a period of five consecutive trading days as follows:

FIVE-DAY DAILY AVERAGE TARGET                                 PERCENTAGE VESTED
-----------------------------                                 -----------------
$20.00......................................................              40%
$27.50......................................................   additional 30%
$35.00......................................................        final 30%

     When it is probable that the five-day stock price target will be attained or the headquarters will be moved (the "measurement date"), the Company is required to recognize compensation expense for the difference between the quoted market price of the Common Stock at this measurement date less the $0.10 per share grant price times the number of options that will vest. If the Merger is approved, it is estimated that 18,400 of the above options will vest upon closing of the Merger with Edge and moving the headquarters out of Traverse City, Michigan. Compensation expense would be recorded at that time to recognize the intrinsic value of these options using the then current stock trading price.

     On October 31, 2000, the Company granted 25,000 stock options to employees with an exercise price of $16.25 per share (the closing market price on the date of grant). The right to exercise the options vests at a rate of one-fifth per year beginning on the first anniversary of the grant date.

     On April 6, 2001, the Company granted 19,000 stock options to the Chief Executive Officer of the Company. Of these options, 10,000 were issued under the same terms as those issued to certain employees on January 1, 2000, and the remaining 9,000 stock options were issued under the same terms as those issued to certain employees on October 31, 2000.

     On November 12, 2001, the Company granted 33,700 stock options to employees with an exercise price of $12.50 per share. The right to exercise the options vests at a rate of one-fifth per year beginning on the first anniversary of the grant date.

     The Company accounts for all stock options issued under the provisions and related interpretation of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock-Based Compensation. The Company intends to continue to apply APB No. 25 for purposes of determining net income.

     SFAS 123, "Accounting for Stock-Based Compensation", as amended by SFAS 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure", outlines a fair value based method of accounting for stock options or similar equity instruments. The Company uses the Black-Scholes option -- pricing model to estimate fair value.

                           MILLER EXPLORATION COMPANY

     The status of stock options granted under the Stock Option and Restricted Stock Plan of 1997 is as follows:

                                                                      OPTIONS
                                                              -----------------------
                                                               NUMBER       AVERAGE
                                                              OF SHARES   GRANT PRICE
                                                              ---------   -----------
Outstanding at January 1, 2002..............................   166,525      $38.60
                                                               -------      ------
Granted.....................................................     1,200      $ 3.80
Exercised...................................................         0
Forfeited...................................................    (3,175)     $20.54
                                                               -------      ------
Outstanding at June 30, 2002................................   164,550      $38.65
                                                               -------      ------
Granted.....................................................         0
Exercised...................................................         0
Forfeited...................................................   (31,800)     $29.99
                                                               -------      ------
Outstanding at December 31, 2002............................   132,750      $40.72
                                                               -------      ------
Granted.....................................................         0
Exercised...................................................         0
Forfeited...................................................         0
                                                               -------      ------
Outstanding at June 30, 2003................................   132,750      $40.72
                                                               -------      ------

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. Had compensation expense for stock-based compensation been determined based on the fair value at the date of grant, our net income and earnings per share would have been reduce and the stock-based compensation cost would have been increased to the pro forma amounts indicated below:

                                                              FOR THE SIX MONTHS
                                                                ENDED JUNE 30,
                                                              -------------------
                                                               2003       2002
                                                              -------   ---------
  Net income (loss) as reported.............................   $ 441     $(2,581)
Add:
  Stock based employee compensation expense (benefit)
     included in reported net income, net of related income
     tax....................................................   $  --     $    --
Deduct:
  Total stock based employee compensation expense determined under fair value based method for all awards, net of
     related income tax.....................................   $ (81)    $  (294)
  Pro Forma net income (loss)...............................   $ 360     $(2,875)
                                                               =====     =======
Earnings (Loss) Per Share:
  Basic -- As reported......................................   $0.22     $ (1.31)
  Basic -- Pro Forma........................................   $0.18     $ (1.46)
  Diluted -- As reported....................................   $0.21     $ (1.31)
  Diluted -- Pro Forma......................................   $0.17     $ (1.46)

                           MILLER EXPLORATION COMPANY

     The effects of applying SFAS No. 123 in this pro forma disclosure should not be interpreted as being indicative of future effects.

     The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for estimating fair value:

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
ASSUMPTION                                                      2003        2002
----------                                                    --------    --------
Dividend Yield..............................................         0%          0%
Risk-free interest rate.....................................     3.875%        4.5%
Expected Life...............................................  10 years    10 years
Expected volatility.........................................      37.9%       38.1%

     The following table summarizes certain information for the options outstanding at June 30, 2003:

                                            OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                                       ------------------------------   -------------------
                                                 WEIGHTED    WEIGHTED             WEIGHTED
                                                  AVERAGE    AVERAGE               AVERAGE
RANGE OF                                         REMAINING    GRANT                 GRANT
GRANT PRICES                           SHARES      LIFE       PRICE     SHARES      PRICE
------------                           -------   ---------   --------   -------   ---------
$0.10 to $16.25......................   74,425   7.5 years    $10.36     16,860    $14.73
$21.88 to $77.50.....................    2,800   5.3 years    $53.97      2,480    $56.25
$80.00 to $101.25....................   55,525   4.6 years    $80.75     55,525    $80.75
                                       -------                          -------
Total................................  132,750                           74,865
                                       =======                          =======

  LITIGATION

     On May 1, 2000, the Company filed a lawsuit in the Federal District Court for the District of Montana against K2 America Corporation and K2 Energy Corporation (collectively referred to in this section as "K2"). The Company's lawsuit includes certain claims of relief and allegations by the Company against K2, including breach of contract arising from failure by K2 to agree to escrow, repudiation, and rescission; specific performance; declaratory relief; partition of K2 lands that are subject to the K2 Agreement; negligence; and tortuous interference with contract. The lawsuit is on file with the Federal District Court for the District of Montana, Great Falls Division and is not subject to a protective order. In an order dated September 4, 2001, the Federal District Court dismissed without prejudice the lawsuit against K2 and deferred the case to the Blackfeet Tribal Court for determination of whether it has jurisdiction over the claims made by the Company. The Company filed a complaint in the Blackfeet Tribal Court in Montana against K2 substantially similar to the action previously filed in Federal District Court, while arguing to the Blackfeet Tribal Court that proper jurisdiction is with the Federal District Court. K2 subsequently filed a counterclaim against the Company to the effect that alleged actions by the Company damaged K2 by denying K2 the ability to participate in the Miller/Blackfeet IMDA and damaged K2's goodwill with Tribal officials so as to impede other development initiatives on the Reservation. The Company answered K2's counterclaim by asserting that any damages K2 may have incurred were caused in whole or in part by its own negligence, conduct, bad faith or fault. The Blackfeet Tribal Business Council unanimously voted on May 1, 2002, to over-turn a previous Tribal Business Council decision which action reaffirms the Company's 50% interest in the K2 Energy Exploration Agreement (K2/Blackfeet IMDA) covering 150,000 net Tribal mineral acres. On May 27, 2003, K2 and the Company entered into an agreement resolving all matters between themselves on the basis of: (a) dismissal with prejudice of the above mentioned pending Tribal Court lawsuit;
(b) termination of the K2/Miller Exploration and Development Agreement dated June 17, 1998; and (c) mutually releasing all claims for all alleged acts or omissions of the other party prior to the date of this agreement.

                           MILLER EXPLORATION COMPANY

     On May 1, 2000, the Company gave notice to the Blackfeet Tribal Business Council demanding arbitration of all disputes as provided for under the Miller/Blackfeet IMDA dated February 19, 1999, and pursuant to the K2/Blackfeet IMDA dated May 30, 1997. The Bureau of Indian Affairs ("BIA") responded to the Company's request for arbitration by stating that it was the BIA's position that the Miller/Blackfeet IMDA was terminated. The Company also filed an appeal brief with the United States Department of Interior Appeals Division. On January 25, 2002, the Interior Department Appeals Division vacated the BIA's purported termination of the Miller/Blackfeet IMDA to allow arbitration to proceed.

     In order to avoid further delay and to avoid the uncertainty and costs of further pursuing the dispute (including arbitration and litigation), and to place the parties on a footing that enables them to pursue a productive business relationship, the Company and the Blackfeet Tribal Business Council entered into an Amended Exploration Agreement on June 3, 2002, covering 100,000 net Tribal mineral acres.

     The Company was a defendant in a lawsuit filed June 1, 1999 by Energy Drilling Company ("Energy Drilling"), in the Parish of Catahoula, Louisiana arising from a blowout of the Victor P. Vegas #1 well that was drilled and operated by the Company. Energy Drilling, the drilling rig contractor on the well, was claiming damages related to the destruction of their drilling rig and related costs amounting to approximately $1.2 million, plus interest, attorneys' fees and costs. In January 2001, the Federal District Court judge ruled against the Company on two of the three claims filed in this case with damages left undetermined. This ruling was appealed to the U.S. Fifth Circuit Court of Appeals with the lower court ruling being upheld. This ruling is significant for oil and gas operators in the industry using the oil and gas operators in the industry using the Independent Association of Drilling Contractors' ("IADC") standard drilling contracts. The Circuit Court of Appeals interpreted the IADC contract to assign responsibility for loss of the drilling contractor's equipment to the operator under a catastrophic event not the fault of the operator and without determining whether there was an unsound location. In September 2002, the judgment amount totaling approximately $780,000 was paid by the Company's insurance carrier.

     In August 2002, the District Court of Appeals ruled in favor of the Company on disputed interest and day-rate charges. Energy Drilling filed an appeal of the Court of Appeals' decision. In February 2003, the District Court ruled in favor of Energy Drilling on disputed attorney fees totaling approximately $117,000. The Company filed an appeal of this ruling. In April 2003, the Fifth Circuit Court of Appeals reversed the District Court of Appeals findings regarding the interest charges owed by the Company. In June 2003, a final settlement was reached and the Company paid $73,000 of the total settlement of approximately $223,000 with the remaining balance being paid by the insurance carrier.

     The Company was named in a lawsuit brought by Victor P. Vegas, the landowner of the surface location of the blowout well referenced above. The suit was filed July 20, 1999 in the Parish of Orleans, Louisiana, claiming unspecified damages related to environmental and other matters. Under a Department of Environmental Quality ("DEQ") approved plan, site remediation has been completed and periodic testing is being performed. On December 11, 2001, the plaintiff submitted a remediation plan for more extensive clean-up and a settlement demand. In February 2002, the Company filed a remediation plan with the Louisiana DEQ for approval. In July 2002, the Civil District Court ruled that the DEQ would not have primary jurisdiction and that a jury trial would be held.

     On January 10, 2003, a confidential settlement agreement was signed, which released the Company from all liability from all present and future claims, subject to certain express reservations associated with this property. On March 27, 2003, the settlement amount was paid by the Company's insurance carrier. The settlement agreement requires that the Company complete the clean-up of the property in accordance with a final Louisiana DNR Office of Conservation Compliance Order. The Company believes that all defense costs and final clean-up costs will be covered by its general liability and well control insurance.

                           MILLER EXPLORATION COMPANY

(7)  NON-CASH ACTIVITIES

     The Company issued 54,877 and 24,350 shares of the Company's Common Stock to its non-employee directors for the six months ended June 30, 2003 and 2002, respectively, as compensation, as provided for under the Equity Compensation Plan for Non-Employee Directors. During the six months ended June 30, 2003 and 2002, the Company issued 22,711 and 7,918 shares, respectively, of the Company's Common Stock to the Company's 401(K) Savings Plan as an employer matching contribution. For the six months ended June 30, 2003 and 2002, the Company recognized $(0.04) million and $(0.1) million, respectively, of other comprehensive loss under the provisions of SFAS No. 133. The Company adopted FAS 143 (as more fully described in Note 1) on January 1, 2003. In connection therewith, the Company recorded an asset retirement obligation of $517,000 as a current liability and also increased by the same amount the carrying value of specific oil and gas property costs in the Consolidated Balance Sheets. These non-cash activities have been excluded from the Consolidated Statements of Cash Flows.

(8)  SALE OF OIL AND GAS PROPERTIES

     One June 6, 2003, the Company completed the sale of its interests in the proved and unproved Properties in the North Monroeville Field and Vanity Fair prospect areas located in Covington County, Alabama to Savannah Oil and Gas L.L.C. for a value of $2.5 million effective January 1, 2003. The book value of these properties represents less than 10% of the Company's total assets. Under full cost accounting, the net sale proceeds are recorded as a reduction to the full cost pool and oil and gas property costs as reported in the Consolidated Balance Sheet at June 30, 2003. Oil and gas revenues and expenses associated with these properties were recorded through the closing date in the Company's Consolidated Financial Statements as of June 30, 2003 and for the three and six months then ended.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is an independent oil and gas exploration, development and production company that has developed a base of producing properties and inventory of prospects primarily in Mississippi.

     The Company uses the full cost method of accounting for its oil and natural gas properties. Under this method, all acquisition, exploration and development costs, including any general and administrative costs that are directly attributable to the Company's acquisition, exploration and development activities, are capitalized in a "full cost pool" as incurred. Additionally, proceeds from the sale of oil and gas properties are applied to reduce the costs in the full cost pool. The Company records depletion of its full cost pool using the unit-of-production method.

     Securities and Exchange Commission ("SEC") Regulation S-X, Rule 4-10 requires companies reporting on a full cost basis to apply a ceiling test wherein the capitalized costs, net of deferred income taxes, within the full cost pool may not exceed the net present value of the Company's proven oil and gas reserves plus the lower of the cost or market value of unproved properties. Any such excess costs should be charged against earnings.

     Beginning in mid 2002, the Company changed its business plan from a focus on exploration and development activities to pursuing opportunities involving strategic joint ventures, the sale of the Company, or the sale of its assets. For a variety of reasons, the Board of Directors determined that this shift in direction was in the best interest of the shareholders of the Company. This exhaustive effort has culminated in the execution of a merger agreement with Edge Petroleum Corporation ("Edge") that was approved by the Company's Board of Directors on May 28, 2003 pursuant to which a wholly owned subsidiary of Edge will merge with and into Miller and Miller will become a subsidiary of Edge (the "Merger"). The Company's mode of operation in the first six months of 2003, was substantially different than during the same period of the prior year. Throughout the following "Management and Discussion and Analysis of Financial Conditions and Results of Operation" section, there will be references to the Merger and its affect on the Company.

RESULTS OF OPERATIONS

     The following table summarizes production volumes, average sales prices and average costs for the Company's oil and natural gas operations for the periods presented (in thousands, except per unit amounts):

                                                           THREE MONTHS ENDED   SIX MONTHS ENDED
                                                                JUNE 30,            JUNE 30,
                                                           ------------------   ----------------
                                                            2003       2002      2003     2002
                                                           -------   --------   ------   -------
Production volumes:
  Crude oil and condensate (MBbls).......................      23         43        49        89
  Natural gas (MMcf).....................................     394        604       820     1,272
  Natural gas equivalent (MMcfe).........................     532        862     1,114     1,806
Revenues:
  Crude oil and condensate...............................  $  597    $   931    $1,388   $ 1,782
  Natural gas............................................   2,153      1,963     4,982     3,798
Operating expenses:
  Lease operating expenses and production taxes..........  $  494    $   488    $1,058   $   929
  Depletion, depreciation and amortization...............   1,512      2,422     3,148     4,514
  General and administrative.............................     736        504     1,287     1,164
  Cost ceiling writedown.................................      --      7,000               7,000
Interest expense.........................................  $    9    $   206    $   24   $   402
Net income (loss)........................................  $    4    $(2,156)   $  441   $(2,581)

                                                           THREE MONTHS ENDED   SIX MONTHS ENDED
                                                                JUNE 30,            JUNE 30,
                                                           ------------------   ----------------
                                                            2003       2002      2003     2002
                                                           -------   --------   ------   -------
Average sales prices:
  Crude oil and condensate ($ per Bbl)...................  $25.96    $ 21.65    $28.33   $ 20.02
  Natural gas ($ per Mcf)................................    5.46       3.25      6.08      2.99
  Natural gas equivalent ($ per Mcfe)....................    5.17       3.36      5.72      3.09
Average Costs ($ per Mcfe):
  Lease operating expenses and production taxes..........  $ 0.93    $  0.57    $ 0.95   $  0.51
  Depletion, depreciation and amortization...............    2.84       2.81      2.83      2.50
  General and administrative.............................    1.38       0.58      1.16      0.64

  QUARTER ENDED JUNE 30, 2003 COMPARED TO QUARTER ENDED JUNE 30, 2002

     Oil and natural gas revenues for the quarter ended June 30, 2003 decreased 5% to $2.8 million from $2.9 million for the comparable period in the prior year. The revenues for the quarter ended June 30, 2003 and 2002 include approximately $(0.1) million and $(0.2) million of hedging losses, respectively (see "Risk Management Activities and Derivative Transactions" below). Production volumes for the quarter ended June 30, 2003, decreased 38% to 532 MMcfe from 862 MMcfe for the comparable period in the prior year. As a result of the change in the business plan and the potential Merger, the Company has incurred minimal capital expenditures and has not pursued exploration and development activities in 2003. Due to this reduced drilling activity, oil and gas production continued a downward trend since no reserve discoveries have been made in 2003 to offset normal depletion. Revenues and production are also down due to the sale of the Company's Alabama properties (as more fully discussed in Note 8). Average realized oil prices for the quarter ended June 30, 2003, increased 20% to $25.96 per barrel from $21.65 per barrel experienced during the comparable period of 2002. Realized natural gas prices for the quarter ended June 30, 2003, increased 68% to $5.46 per Mcf from $3.25 per Mcf for the comparable period of the prior year. The significant commodity price increases have substantially affected oil and gas revenues.

     Lease operating expenses ("LOE") and production taxes for the quarter ended June 30, 2003 remained substantially unchanged at $0.5 million for the quarters ended June 30, 2003 and 2002, respectively. The LOE component for the quarter ended June 30, 2003, decreased slightly from the comparable period in the prior year, due primarily to rework expenses incurred in 2002. Production taxes for the quarter ended June 30, 2003, increased by an offsetting amount for the comparable period in the prior year due to the exemption from the State of Mississippi production tax that applied to certain properties in 2002, but not in 2003.

     Depreciation, depletion and amortization ("DD&A") expense for the quarter ended June 30, 2003, decreased 38% to $1.5 million from $2.4 million for the comparable period in the prior year, due to decreased production volumes and a reduced property cost basis after the $7.0 million cost ceiling writedown recognized in June 2002.

     General and administrative expenses ("G&A") for the quarter ended June 30, 2003, increased 46% to $0.7 million from $0.5 million for the same period of 2002. The significant increase is attributable primarily to: (1) an out of court settlement in the Energy Drilling Company case, whereby the Company agreed to pay approximately $73,000; (2) a non-cash charge of $99,000 for abandoned office furniture and improvements associated with the closing of the Company's Jackson, Mississippi, office on June 30, 2003; and (3) increased corporate taxes of approximately $84,000 due to the effect the Company's October 2002 reverse stock split had on the Delaware franchise tax. The above mentioned increases were partially offset by a $83,000 decrease (net of $60,000 in severance pay associated with closure of the Company's Jackson, Mississippi office) in salaries and wages due to the Company's reduced workforce for the quarter ended June 30, 2003 compared to the same period of 2002 and salary reductions taken by certain management personnel beginning July, 2002.

     The Company had no cost ceiling writedown for the quarter ended June 30, 2003, compared to a $7.0 million writedown for the same period of 2002.

     Interest expense for the quarter ended June 30, 2003 decreased 96% to $0.01 million from $0.2 million for the comparable period in the prior year. This decrease is primarily attributable to the extinguishment of the Veritas Note (as more fully discussed in Note 3) and the fact that the Company's credit facility was paid off in March 2003. Interest expense for the second quarter of 2003 consists of unused credit facility fees and nominal interest paid on insurance premium notes. The insurance notes were paid in full in May 2003.

     Net income (loss) for the quarter ended June 30, 2003, was $4,000 compared to $(2.2) million for the same period in the prior year, as a result of the factors described above.

  SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO SIX MONTHS ENDED JUNE 30, 2002

     Oil and gas revenues for the six months ended June 30, 2003, increased 14% to $6.4 million from $5.5 million for the comparable period in the prior year. The revenues for the six months ended June 30, 2003 and 2002, include approximately $(0.4) million and $(1.0) million of hedging (losses), respectively (see "Risk Management Activities and Derivative Transactions" below). Production volumes for the six months ended June 30, 2003, decreased 38% to 1,114 MMcfe from 1,806 MMcfe for the comparable period in the prior year. The downward trend in production is attributable to the Company's Mississippi Salt Basin properties which are continuing their natural depletion as a result of the change in business plan and the potential Merger. Minimal drilling activity, for reasons previously mentioned, and the resultant lack of reserve additions account for the declining production. Revenues and production are also down due to the sale of the Company's Alabama properties (as more fully discussed in Note
8). Average realized oil prices for the six months ended June 30, 2003 increased 41% to $28.33 per barrel from $20.02 per barrel for the comparable period in the prior year. Realized prices for natural gas increased 103% to $6.08 per Mcf from $2.99 per Mcf for the comparable period in the prior year. The significant commodity price increases have had a material affect on the Company's oil and gas revenues and cash flow for 2003.

     Lease operating expenses ("LOE") and production taxes for the six months ended June 30, 2003, increased 14% to $1.1 million from $0.9 million for the comparable period in the prior year. The LOE component for the six months ended June 30, 2003 and 2002, respectively, remained substantially unchanged at $0.7 million, despite workover expenses on the Minerals Management #2 and Allar #6 wells, and LOE on the Pine Grove Field properties that were incurred in 2002, but not in first half of 2003 due to the sale of these properties in 2002. Production taxes for the six months ended June 30, 2003, increased 100% to $0.4 million from $0.2 million for the same period in the prior year, due to increased revenues in 2003 and applicable exemption from the 6% State of Mississippi production tax that was in place during the first quarter of 2002, compared to the first half of 2003 when the exemption did not apply due to higher average commodity prices during that time.

     DD&A expense for the six months ended June 30, 2003, decreased 30% to $3.1 million from $4.5 million for the comparable period of the prior year, due to decreased production volumes and reduced property cost basis after the $7.0 million cost ceiling writedown recognized in June 2002.

     General and administrative expenses ("G & A") for the six months ended June 30, 2003, increased 11% to $1.3 million from $1.2 million for the same period of the prior year. Although G & A expenses increased by approximately $0.1 million, there were several significant changes in the components thereof. G&A items that increased during the first half of 2003 compared to the same period of 2002 include: (1) other corporate taxes increased due to the effect the Company's October 2002 reverse stock split had on the Delaware franchise tax; and (2) expenses and losses associated with closure of the Company's Houston, Texas, and Jackson, Mississippi, offices in 2003. These increases were partially offset by:
(1) a decrease in wages and benefits of $317,000 for the first half of 2003 (net of additional severance pay of $60,000) compared to the same period for 2002;
(2) a reduction in legal and professional fees in 2003; and (3) a decrease in rent expense due to closure of the Company's Houston, Texas, office in February 2003.

     No cost ceiling writedown was necessary for the six months ended June 30, 2003, compared to a $7.0 million writedown recognized by the Company at June 30, 2002, as previously discussed.

     Interest expense for the six months ended June 30, 2003, decreased 94% to $0.02 million from $0.6 million for the same period of the prior year. This decrease is attributable to: (1) a decrease in the average outstanding credit facility balance during the period from January 1 through March 31, 2003 at which time the Bank debt was paid off; (2) extinguishment of the Veritas Note (as more fully discussed in Note 3); and (3) lower interest rates associated with the Bank One credit facility which are prime rate sensitive.

     Net income (loss) for the six months ended June 30, 2003, was $0.4 million compared to $(2.6) million for the same period of the prior year, as a result of the factors described above.

CAPITAL RESOURCES AND LIQUIDITY

  OPERATING, INVESTING, AND FINANCING ACTIVITIES

     The Company's primary ongoing source of liquidity is cash generated from operations. There was $3.8 million cash provided by operating activities for the six months ended June 30, 2003, compared to $0.6 million for the same period of the prior year. The increase in cash provided in 2003 compared to 2002 was the primary result of an increase in operating income caused by significantly higher commodity prices.

     The Company's primary use of cash has historically been for its exploration and development activities. Net cash provided from investing activities was $1.7 million and used in investing activities was $(1.9) million for the six months ended June 30, 2003 and 2002, respectively. The decrease in cash used in 2003 compared to 2002 was attributable to the planned reduction in 2003 exploration and development expenditures due to the Company's change in strategic focus for 2003, as previously discussed. Also, the Company received approximately $2.1 million in net cash proceeds from the sale of the Alabama properties on June 6, 2003.

     The Company's primary sources (and uses) of capital relate to the Company's bank credit facility. Net cash provided by (used in) financing activities was $(0.8) million and $1.1 million in 2003 and 2002, respectively. The increase in cash used in 2003 compared to 2002 is attributable to net principal payments on the Company's credit facility which was entirely paid off in March 2003 and terminated on June 30, 2003.

FINANCING ARRANGEMENTS

  NOTES PAYABLE

     During the past few years the Company has financed various insurance policy premiums. The amounts financed each year are less than $200,000, and the notes are fully paid off by each calendar year end. Terms of these notes require monthly payments of principal and interest, and the notes bear interest at rates competitive with the Company's credit facility. In May 2003, the Company paid the remaining balance of these notes in full.

  BANK DEBT

     On July 19, 2000, the Company entered into a senior credit facility with Bank One, Texas, N.A. ("Bank One"), which replaced the previous credit facility with Bank of Montreal, Houston Agency. The Bank One credit facility had a 30-month term with an interest rate of either the Bank One prime rate plus 2% or LIBOR plus 4% at the Company's option. The Company terminated the credit facility with Bank One on June 30, 2003.

  OTHER

     On April 14, 1999, the Company issued a $4.7 million note payable (the "Veritas Note") to one of its suppliers, Veritas DGC Land, Inc. ("Veritas"), for the outstanding balance due to Veritas for past services provided in 1998 and 1999. The principal obligation under the Veritas Note was originally due on April 15, 2001.

     On April 14, 1999, the Company also entered into an agreement (the "Warrant Agreement") to issue warrants to Veritas that entitle Veritas to purchase shares of common stock in lieu of receiving cash payments for the accrued interest obligations under the Veritas Note. The Warrant Agreement required the Company to issue warrants to Veritas in conjunction with the signing of the Warrant Agreement, as well as on the six and, at the Company's option, 12 and 18 month anniversaries of the Warrant Agreement. The Warrants issued equal 9% of the then current outstanding principal balance of the Veritas Note. The number of shares issued upon exercise of the warrants on April 14, 1999, and on the six-month anniversary was determined based upon a five-day weighted average closing price of the Company's Common Stock at April 14, 1999. The exercise price of each warrant is $0.10 per share. On April 14, 1999, warrants exercisable for 32,276 shares of common stock were issued to Veritas in connection with execution of the Veritas Note. On October 14, 1999 and April 14, 2000, warrants exercisable for another 32,276 and 45,500 shares, respectively, of Common Stock were issued to Veritas. The Company ratably recognized the prepaid interest into expense over the period to which it related.

     On July 18, 2000, the Company entered into the First Amendment to Promissory Note, Warrant and Registration Rights Agreement ("First Amendment Agreement"). Under the terms of the First Amendment Agreement, the maturity of the Veritas Note was extended to July 21, 2003 from April 15, 2001 and the expiration date for all warrants issued was extended until June 21, 2004. The annual interest rate was reduced to 9 3/4% from 18%, provided the entire Note balance was paid in full by December 31, 2001. The Veritas Note was not paid in full by December 31, 2001, and the interest rate was increased to 13 3/4% annually. Interest is payable on each October 15 and April 15 until the note is paid in full. The Company has paid additional interest of approximately $225,000 at the incremental 4% rate for the period of October 15, 2000 through April 14, 2002. Interest was required to be paid in warrants under the terms of the First Amendment Agreement until the Company was in compliance with the net borrowing base formula as defined in the Bank One credit facility, at which time interest would only be paid in cash. Since October 15, 2000, all interest payments have been made in cash.

     On June 28, 2002, the Company entered into the Second Amendment to Promissory Note, Warrant and Registration Rights Agreement ("Second Amendment Agreement"). Concurrently with the execution of the Second Amendment Agreement, the Company made a $600,000 principal payment. Under terms of the Second Amendment Agreement, the Veritas Note was amended as follows: (1) The maturity of the Veritas Note was changed to December 31, 2002 from July 21, 2003; (2) the interest rate was changed to 9 3/4%; (3) the past due annual interest rate was changed to 12% from 13 3/4%; and (4) six principal payments of $150,000, totaling $900,000 were required, and were payable on or before the last day of each month commencing on July 31, 2002. In the event that all six principal payments mentioned above were made timely, an interest payment would not be due on October 15, 2002, and Veritas agreed to extinguish the remaining principal balance of $2.2 million and any accrued interest outstanding under the Veritas Note. As a result, the Company would recognize a gain of approximately $2.4 million. In the event that these six principal payments were not timely made, the entire principal balance outstanding under the Veritas Note would be accelerated and become due and payable upon demand and shall accrue interest at the past due rate from the date of the Second Amendment Agreement until the Veritas Note is paid in full. At December 31, 2002, the Company had made all required payments under the Second Amendment Agreement. Therefore, the remaining principal balance and related accrued interest payable obligations have been extinguished, and the Company recognized a $2.4 million gain for the year-ended December 31, 2002.

     As an inducement for Veritas to enter into the Second Amendment Agreement:
(1) the Company granted Veritas an overriding royalty interest on the Company's entire leasehold that is not held by production and leases acquired through July 31, 2003 (excluding leases within the boundaries of the Blackfeet Indian Reservation); (2) the Company transferred its proprietary rights in approximately 140 square miles of 3-D seismic data with respect to certain areas within the Mississippi Salt Basin to Veritas in exchange for a 25-year license allowing the Company the use of same data. The Company has also agreed to an optional transfer fee on its currently licensed data, which in the aggregate totals approximately $1.6 million in the event of a change in control of the Company; and (3) certain Company Directors who own or control shares of Common Stock of the Company and are considered major stockholders agreed to provide certain tag-along rights in the event one of these major stockholders negotiates a sale of Company Common Stock with a private party. The Second Amendment Agreement also extended the expiration date of the warrants to July 31, 2004 from June 21, 2004.

  LIQUIDITY

     As of June 30, 2003, the Company had working capital of $3.7 million, primarily due to increased cash flow attributable to higher commodity prices, the effect of minimal exploration and development expenditures and approximately $2.1 million in proceeds from the sale of oil and gas properties located in Alabama (as more fully described in Note 8) The Company paid off its credit facility in March 2003 and terminated the agreement on June 30, 2003. The Company expects that it will utilize its operational cash flows for 2003 to meet its working capital requirements and fund any necessary capital expenditures.

     The Company has curtailed its oil and gas exploration activities and its capital expenditures in 2003 until the outcome of the pending Merger is determined. Actual capital expenditures for the six months ended June 30, 2003, were approximately $0.4 million.

     The Company's revenues, profitability, future growth and ability to borrow funds or obtain additional capital are highly dependent on prevailing prices of oil and natural gas. The Company cannot predict future oil and natural gas price movements with certainty. Although commodity prices in 2003 have rebounded, a return to significantly lower oil and gas prices experienced by the Company in the first half of 2002, would likely have an adverse effect on the Company's liquidity, financial condition and results of operations. Lower oil and natural gas prices also may reduce the amount of reserves that can be produced economically by the Company.

     Although the Company has experienced substantial working capital requirements in the past, the Company anticipates that with continued high commodity prices and limited capital expenditures, the Company's working capital surplus will increase until the Company's present business plan changes.

  FUTURE FINANCING OBLIGATIONS

     The Company terminated its credit facility on June 30, 2003. The Company has working capital of $3.7 million and a cash balance of $4.75 million at June 30, 2003. The Company believes that the cash balance and future cash flow from operations will be sufficient to meet exploration, development and corporate overhead expenditures until the outcome of the pending Merger is determined or, in the event the Merger is not approved, until an alternative business plan is adopted..

  OFF-BALANCE SHEET ARRANGEMENTS

     The Company does not have any off-balance sheet financing arrangements, except for the operating lease obligations presented below.

  CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     Summarized below are the contractual obligations and other commercial commitments of the Company as of June 30, 2003.

                                                          PAYMENTS DUE BY PERIOD
                                              -----------------------------------------------
                                                                                     2007 AND
CONTRACTUAL OBLIGATIONS                       TOTAL   2003   2004    2005    2006     BEYOND
-----------------------                       -----   ----   -----   -----   -----   --------
                                                              (IN THOUSANDS)
Long-Term Debt..............................   $--    $--    $ --    $ --    $ --     $  --
Operating Leases............................    68     68      --      --      --        --
                                               ---    ---    -----   -----   -----    -----
Total Contractual Cash Obligations..........   $68    $68    $       $ --    $ --     $  --
                                               ===    ===    =====   =====   =====    =====

                                                      COMMITMENT EXPIRATION BY PERIOD
                                              ------------------------------------------------
                                                                                      2007 AND
COMMERCIAL COMMITMENTS                        TOTAL   2003    2004    2005    2006     BEYOND
----------------------                        -----   -----   -----   -----   -----   --------
                                                               (IN THOUSANDS)
Bank One Credit Facility*...................  $ --    $ --    $ --    $ --    $ --     $  --

---------------

* As of June 30, 2003, the credit facility was terminated.

CRITICAL ACCOUNTING POLICIES

     The results of operations, as presented above, are based on the application of accounting principles generally accepted in the United States. The application of these principles often requires management to make certain judgments, assumptions, and estimates that may result in different financial presentations. The Company believes that certain accounting principles are critical in understanding its financial statements.

  FULL COST METHOD OF ACCOUNTING

     The Company uses the full cost method of accounting for its oil and natural gas properties. Under this method, all acquisition, exploration and development costs, including any general and administrative costs that are directly attributable to the Company's acquisition, exploration and development activities, are capitalized in a "full cost pool" as incurred. The Company records depletion of its full cost pool using the unit-of-production method. SEC Regulation S-X, Rule 4-10 requires companies reporting on a full cost basis to apply a ceiling test wherein the capitalized costs within the full cost pool, net of deferred income taxes, may not exceed the net present value of the Company's proved oil and gas reserves plus the lower of cost or market of unproved properties. Any such excess costs should be charged against earnings.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting periods. Accordingly, actual results could differ from these estimates. Significant estimates include depreciation, depletion and amortization of proved oil and natural gas properties. Oil and natural gas reserve estimates, which are the basis for unit-of-production depletion and the cost ceiling test, are inherently imprecise and are expected to change as future information becomes available.

NEW ACCOUNTING STANDARDS

     In addition to the identified critical accounting policies discussed above, future results could be affected by a number of new accounting standards that recently have been issued.

  SFAS NO. 141, BUSINESS COMBINATIONS

     SFAS No. 141, issued in July 2001, requires that all business combinations initiated after June 30, 2001, be accounted for under the purchase method and the use of the pooling-of-interests method is no longer permitted. The adoption of SFAS No. 141, effective July 1, 2001, will result in the Company accounting for any future business combinations under the purchase method of accounting, but will not change the method of accounting used in previous business combinations.

  SFAS NO. 142, GOODWILL AND OTHER INTANGIBLE ASSETS

     SFAS No. 142 was issued by the Financial Accounting Standards Board (FASB) in June 2001 and became effective for the Company on January 1, 2002. The FASB, the Securities and Exchange Commission (SEC) and others are engaged in deliberations on the issue of whether SFAS 142 requires interests held under oil, gas and mineral leases or other contractual arrangements to be classified as intangible assets. If such interests were deemed to be intangible assets, mineral interest use rights for both undeveloped and developed leaseholds would be classified separate from oil and gas properties as intangible assets on the Company's balance sheets only, but these costs would continue to be aggregated with other costs of the Company's oil and gas properties in the notes to the Company's financial statements in accordance with Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities (FAS 69). Additional disclosures required by SFAS 142 would be included in the notes to financial statements. Historically, and to the Company's knowledge, the Company and all other oil and gas companies have continued to include these oil and gas leasehold interests as part of oil and gas properties after SFAS 142 became effective. The Company believes that few oil and natural gas companies have adopted this interpretation or changed their balance sheet presentation for oil and gas leasehold since the implementation of SFAS 142.

     As applied to companies like the Company that have adopted full cost accounting for oil and gas activities, the Company understands that this interpretation of SFAS 142 would only affect its balance sheet classification of proved oil and gas leaseholds acquired after June 30, 2001, and its unproved oil and gas leaseholds. The Company's results of operations would not be affected, since these leasehold costs would continue to be amortized in accordance with full cost accounting rules. The Company currently makes the disclosures required by FAS 69.

     The Company will continue to classify its oil and gas leaseholds as tangible oil and gas properties until further guidance is provided. Although most of the Company's oil and gas properties are held under oil and gas leases, it does not expect that this interpretation, if adopted, would have a material impact on the Company's financial condition or results of operations.

  SFAS NO. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

     SFAS No. 143, issued in August 2001, was adopted by the Company on January 1, 2003. The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

  SFAS NO. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

     SFAS No. 144, issued in October 2001, supersedes SFAS No. 121. The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30 for the disposal of segments of a business. SFAS No. 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 has been adopted effective January 1, 2002; however, the Company has not been impacted from this adoption since it follows the full cost method of accounting which requires long-lived oil and gas property costs to be tested for impairment based on its full cost ceiling (refer to previously referenced Critical Accounting Policies).

  SFAS NO. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION -- TRANSITION AND DISCLOSURE

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results.

EFFECTS OF INFLATION AND CHANGES IN PRICE

     Crude oil and natural gas commodity prices have been volatile and unpredictable during 2003 and 2002. The wide fluctuations that have occurred during these periods have had a significant impact on the Company's results of operations, cash flow and liquidity. Recent rates of inflation have had a minimal effect on the Company.

ENVIRONMENTAL AND OTHER REGULATORY MATTERS

     The Company's business is subject to certain federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Although the Company believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by laws and regulations frequently are changed and subject to interpretation, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Any suspensions, terminations or inability to meet applicable bonding requirements could materially adversely affect the Company's business, financial condition and results of operations. Although significant expenditures may be required to comply with governmental laws and regulations applicable to the Company, compliance has not had a material adverse effect on the earnings or competitive position of the Company. Future regulations may add to the cost of, or significantly limit, drilling activity.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company uses a variety of financial derivative instruments ("derivatives") to manage exposure to fluctuations in commodity prices. To qualify for hedge accounting, derivatives must meet the following criteria: (i) the item to be hedged exposes the Company to price risk; and (ii) the derivative reduces that exposure and is designated as a hedge. The Company periodically enters into certain derivatives for a portion of its oil and natural gas production to achieve a more predictable cash flow, as well as to reduce the exposure to price fluctuations. The Company's hedging arrangements apply only to a portion of its production, provide only partial price protection against declines in oil and natural gas prices and limit potential gains from future increases in prices. Such hedging arrangements may expose the Company to risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase contracted quantities of oil or natural gas or a sudden unexpected event materially impacts oil or natural gas prices. For financial reporting purposes, gains and losses related to hedging are recognized as oil and gas revenues during the period the hedge transaction occurs. The Company expects that the amount of hedge contracts that it has in place will vary from time to time. For the six months ended June 30, 2003 and 2002, the Company realized approximately $(0.4) million and $(0.1) million, respectively, of hedging (losses) which are included in oil and natural gas revenues in the consolidated statements of operations. The fair value of remaining derivative contracts at June 30, 2003, is approximately $(0.04) million. This amount is reflected in other current liabilities in the Consolidated Balance Sheet with a corresponding amount in comprehensive loss in the equity section of the Consolidated Balance Sheet. For the six months ended June 30, 2003 and 2002, the Company had hedged 24% and 58%, respectively, of its oil and natural gas production, and as of June 30, 2003, the Company had 46 Mmcfe of open natural gas contracts for the months of July 2003 through September 2003. If all these open contracts had been settled as of June 30, 2003, the Company would have paid approximately $0.04 million.

  MARKET RISK INFORMATION

     The market risk inherent in the Company's derivatives is the potential loss arising from adverse changes in commodity prices. The prices of natural gas are subject to fluctuations resulting from changes in supply and demand. To reduce the price risk caused by market fluctuations, the Company's policy is to hedge (through the use of derivatives) future production. Because commodities covered by these derivatives are substantially the same commodities that the Company sells in the physical market, no special correlation studies other than monitoring the degree of convergence between the derivative and cash markets are deemed necessary. The changes in market value of these derivatives have a high correlation to the price changes of natural gas.

ITEM 4.  CONTROLS AND PROCEDURES

     Based on their evaluation as of the end of the period covered by this quarterly report on Form 10-Q, the Company's principal executive officer and principal financial officer have concluded that the Company's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934 (the "Exchange Act")) are effective in timely providing them with material information required to be disclosed by the Company in its filings under the Exchange Act. There have been no significant changes in the Company's internal controls or in other factors that have materially affected, or are reasonably likely to materially affect, its internal controls during its most recent fiscal quarter, including any corrective actions with regard to significant deficiencies and material weaknesses.

                           PART II. OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

     On May 1, 2000, the Company filed a lawsuit in the Federal District Court for the District of Montana against K2 America Corporation and K2 Energy Corporation (collectively referred to in this section as "K2"). The Company's lawsuit includes certain claims of relief and allegations by the Company against K2, including breach of contract arising from failure by K2 to agree to escrow, repudiation, and rescission; specific performance; declaratory relief; partition of K2 lands that are subject to the K2 Agreement; negligence; and tortuous interference with contract. The lawsuit is on file with the Federal District Court for the District of Montana, Great Falls Division and is not subject to a protective order. In an order dated September 4, 2001, the Federal District Court dismissed without prejudice the lawsuit against K2 and deferred the case to the Blackfeet Tribal Court for determination of whether it has jurisdiction over the claims made by the Company. The Company has filed a complaint in the Blackfeet Tribal Court in Montana against K2 substantially similar to the action previously filed in Federal District Court, while arguing to the Blackfeet Tribal Court that proper jurisdiction is with the Federal District Court. K2 has since filed a counterclaim against the Company to the effect that alleged actions by the Company damaged K2 by denying K2 the ability to participate in the Miller/ Blackfeet IMDA and damaged K2's goodwill with Tribal officials so as to impede other development initiatives on the Reservation. The Company answered K2's counterclaim by asserting that any damages K2 may have incurred were caused in whole or in part by its own negligence, conduct, bad faith or fault. The Blackfeet Tribal Business Council unanimously voted on May 1, 2002, to over-turn a previous Tribal Business Council decision which action reaffirms the Company's 50% interest in the K2 Energy Exploration Agreement (K2/Blackfeet IMDA) covering 150,000 net Tribal mineral acres. On May 27, 2003, K2 and the Company negotiated an agreement resolving all matters between themselves on the basis of: (a) dismissal with prejudice of the above mentioned pending Tribal Court lawsuit;
(b) termination of the K2/Miller Exploration and Development Agreement dated June 17, 1998; and (c) a mutual release of claims for all alleged acts or omissions of the other party prior to the date of this agreement.

     On May 1, 2000, the Company gave notice to the Blackfeet Tribal Business Council demanding arbitration of all disputes as provided for under the Miller/Blackfeet IMDA dated February 19, 1999, and pursuant to the K2/Blackfeet IMDA dated May 30, 1997. The Bureau of Indian Affairs ("BIA") responded to the Company's request for arbitration by stating that it was the BIA's position that the Miller/Blackfeet IMDA was terminated. The Company also filed an appeal brief with the United States Department of Interior Appeals Division. On January 25, 2002, the Interior Department Appeals Division vacated the BIA's purported termination of the Miller/Blackfeet IMDA to allow arbitration to proceed.

     In order to avoid further delay and to avoid the uncertainty and costs of further pursuing the dispute (including arbitration and litigation), and to place the parties on a footing that enables them to pursue a productive business relationship, the Company and the Blackfeet Tribal Business Council entered into an Amended Exploration Agreement on June 3, 2002, covering 100,000 net Tribal mineral acres.

     The Company was a defendant in a lawsuit filed June 1, 1999 by Energy Drilling Company ("Energy Drilling"), in the Parish of Catahoula, Louisiana arising from a blowout of the Victor P. Vegas #1 well that was drilled and operated by the Company. Energy Drilling, the drilling rig contractor on the well, was claiming damages related to the destruction of their drilling rig and related costs amounting to approximately $1.2 million, plus interest, attorneys' fees and costs. In January 2001, the Federal District Court judge ruled against the Company on two of the three claims filed in this case with damages left undetermined. This ruling was appealed to the U.S. Fifth Circuit Court of Appeals with the lower court ruling being upheld. This ruling is significant for oil and gas operators in the industry using the Independent Association of Drilling Contractors' ("IADC") standard drilling contracts. The Circuit Court of Appeals interpreted the IADC contract to assign responsibility for loss of the drilling contractor's equipment to the operator under a catastrophic event not the fault of the operator and without determining whether there was an unsound location. In September 2002, the judgment amount totaling approximately $780,000 was paid by the Company's insurance carrier.

     In August 2002, the District Court of Appeals ruled in favor of the Company on disputed interest and day-rate charges. Energy Drilling filed an appeal of the Court of Appeals' decision. In February 2003, the District Court ruled in favor of Energy Drilling on disputed attorney fees totaling approximately $117,000. The Company filed an appeal of this ruling. In April 2003, the Fifth Circuit Court of Appeals reversed the District Court of Appeals findings regarding the interest charges owed by the Company. In June 2003, a final settlement was reached. The Company paid $73,000 of the total settlement of approximately $223,000 with the remaining balance being paid by the insurance carrier.

     The Company was named in a lawsuit brought by Victor P. Vegas, the landowner of the surface location of the blowout well referenced above. The suit was filed July 20, 1999 in the Parish of Orleans, Louisiana, claiming unspecified damages related to environmental and other matters. Under a Department of Environmental Quality ("DEQ") approved plan, site remediation has been completed and periodic testing is being performed. On December 11, 2001, the plaintiff submitted a remediation plan for more extensive clean-up and a settlement demand. In February 2002, the Company filed a remediation plan with the Louisiana DEQ for approval. In July 2002, the Civil District Court ruled that the DEQ would not have primary jurisdiction and that a jury trial would be held.

     On January 10, 2003, a confidential settlement agreement was signed, which released the Company from all liability from all present and future claims, subject to certain express reservations associated with this property. On March 27, 2003, the settlement amount was paid by the Company's insurance carrier. The settlement agreement requires that the Company complete the clean-up of the property in accordance with a final Louisiana DNR Office of Conservation Compliance Order. The Company believes that all defense costs and final clean-up costs will be covered by its general liability and well control insurance.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS

     None

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

     None

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None

ITEM 5.  OTHER INFORMATION

     None

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits. The following documents are filed as exhibits to this report on Form 10-Q:

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    2.1(a)    Agreement for Purchase and Sale dated November 25, 1997,
              between Amerada Hess Corporation and Miller Oil Corporation.
              (Incorporated by reference to Exhibit 2.3 to the Company's
              Amendment No. 1 to Registration Statement on Form S-1 filed on December 5, 1997 (File No. 333-40383).)
    2.1(b)    First Amendment to Agreement for Purchase and Sale dated
              January 7, 1998. (Incorporated by reference to Exhibit
              2.3(b) to the Company's Amendment No. 3 to Registration
              Statement on Form S-1 filed on January 9, 1998 (File No.
              333-40383).)
    2.2       Agreement and Plan of Merger dated May 28, 2003, by and
              among Edge Petroleum Corporation, Edge Delaware Sub, Inc.
              and Miller Exploration Company. (Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K
              dated May 30, 2003.)

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    2.3       Stockholder Agreement executed on May 28, 2003, by Edge
              Petroleum Corporation and certain directors and stockholders of Miller Exploration Company as listed on Exhibit A
              thereto. (Incorporated by reference to Exhibit 2.2 to the
              Company's Current Report on Form 8-K dated May 30, 2003.)
    2.4       Form of Stockholder Agreement executed on May 28, 2003, by
              Miller Exploration Company and certain directors and
              stockholders of Edge Petroleum Corporation as listed on
              Exhibit A thereto. (Incorporated by reference to Exhibit 2.3 to the Company's Current Report on Form 8-K dated May 30,
              2003.)
    2.5       Purchase and Sale Agreement executed on May 20, 2003, by and between Miller Oil Corporation and Savannah Oil and Gas,
              L.L.C. (Incorporated by reference to Exhibit 2.4 to the
              Company's Current Report on Form 8-K dated May 30, 2003.)
    2.6       Mutual Release of All Claims executed on May 27, 2003, by
              and between Miller Exploration Company and K2 Energy
              Corporation together with K2 America Corporation.
              (Incorporated by reference to Exhibit 10.1 to the Company's
              Current Report on Form 8-K dated May 30, 2003.)
    3.1       Certificate of Incorporation of the Registrant.
              (Incorporated by reference to Exhibit 3.1 to the Company's
              Registration Statement on Form S-1 filed on November 17,
              1997 (File No. 333-40383).)
    3.2       Bylaws of the Registrant. (Incorporated by reference to
              Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q
              for the quarter ended June 30, 1998 (File No. 000-23431).)
    3.3       Bylaws of the Registrant. (Incorporated by reference to
              Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q
              for the quarter ended June 30, 1998 (File No. 000-23431).)
   31.1*      Certification of Principal Financial Officer Pursuant to
              exchange Act Rule 13a-15(e).
   31.2*      Certification of Principal Financial Officer Pursuant to
              exchange Act Rule 13a-15(e).
   32.1*      Certification of Chief Executive Officer of Miller
              Exploration Company, Pursuant to 18 U.S.C. Section 1350, as
              Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of
              2002.
   32.2*      Certification of Chief Financial Officer of Miller
              Exploration Company, Pursuant to 18 U.S.C. Section 1350, as
              Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of
              2002.

---------------

* Filed herewith.

                                   SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          MILLER EXPLORATION COMPANY

                                          By:     /s/ DEANNA L. CANNON
                                            ------------------------------------
                                                      Deanna L. Cannon
                                                Chief Financial Officer and
                                                          Secretary

Date: August 14, 2003

                                                                         ANNEX H

                               INCENTIVE PLAN OF
                           EDGE PETROLEUM CORPORATION

          (AS AMENDED AND RESTATED EFFECTIVE AS OF FEBRUARY 20, 2003)

     1. Plan. This Incentive Plan of Edge Petroleum Corporation (the "Plan") was adopted by Edge Petroleum Corporation to reward certain corporate officers and key employees of Edge Petroleum Corporation and certain independent consultants by enabling them to acquire shares of common stock of Edge Petroleum Corporation.

     2. Objectives. This Plan is designed to attract and retain key employees of the Company and its Subsidiaries (as hereinafter defined), to attract and retain qualified directors of the Company, to attract and retain consultants and other independent contractors, to encourage the sense of proprietorship of such employees, directors and independent contractors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards (as hereinafter defined) under this Plan and thereby providing Participants (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

     3. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

          "Annual Director Award Date" means, for each year beginning on or after the IPO Closing Date, the first business day of the month next succeeding the date upon which the annual meeting of stockholders of the Company is held in such year.

          "Authorized Officer" means the Chairman of the Board or the Chief Executive Officer of the Company (or any other senior officer of the Company to whom either of them shall delegate the authority to execute any Award Agreement).

          "Award" means an Employee Award, a Director Award or an Independent Contractor Award.

          "Award Agreement" means any Employee Award Agreement, Director Award Agreement or Independent Contractor Award Agreement.

          "Board" means the Board of Directors of the Company.

          "Cash Award" means an award denominated in cash.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Committee" means the Compensation Committee of the Board or such other committee of the Board as is designated by the Board to administer the Plan.

          "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

          "Company" means Edge Petroleum Corporation, a Delaware corporation.

          "Director" means an individual serving as a member of the Board.

          "Director Award" means the grant of a Director Option or a Director Stock Award.

          "Director Award Agreement" means a written agreement between the Company and a Participant who is a Nonemployee Director setting forth the terms, conditions and limitations applicable to a Director Award.

          "Director Stock Award" means a Stock Award granted to a Non-employee Director pursuant to the applicable terms, conditions and limitations specified in paragraph 9(b) hereof.

          "Disability" means, with respect to a Non-employee Director, the inability to perform the duties of a Director for a continuous period of more than three months by reason of any medically determinable physical or mental impairment.

          "Dividend Equivalents" means, with respect to shares of Restricted Stock that are to be issued at the end of the Restriction Period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period on a like number of shares of Common Stock.

          "Employee" means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an Employee of the Company or any of its Subsidiaries and actually becomes such an Employee within the following six months.

          "Employee Award" means the grant of any Option, SAR, Stock Award, Cash Award or Performance Award, whether granted singly, in combination or in tandem, to a Participant who is an Employee pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

          "Employee Award Agreement" means a written agreement between the Company and a Participant who is an Employee setting forth the terms, conditions and limitations applicable to an Employee Award.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          "Fair Market Value" of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the mean between the highest and lowest sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if shares of Common Stock are not so listed but are quoted on the Nasdaq National Market, the mean between the highest and lowest sales price per share of Common Stock reported by the Nasdaq National Market on that date, or, if there shall have been no such sale so reported on that date, on the last pre-ceding date on which such a sale was so reported, (iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, or, if not reported by the Nasdaq Stock Market, by the National Quotation Bureau Incorporated or (iv) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose; provided that, notwithstanding the foregoing, "Fair Market Value" in the case of any Award made in connection with the IPO, means the price per share to the public of the Common Stock in the IPO, as set forth in the final prospectus relating to the IPO.

          "Incentive Option" means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

          "Independent Contractor" means a person providing services to the Company or any of its Subsidiaries except an Employee or Non-employee Director.

          "Independent Contractor Award" means the grant of any Nonqualified Stock Option, SAR, Stock Award, Cash Award or Performance Award, whether granted singly, in combination or in tandem, to a Participant who is an Independent Contractor pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

          "Independent Contractor Award Agreement" means a written agreement between the Company and a Participant who is an Independent Contractor setting forth the terms, conditions and limitations applicable to an Independent Contractor Award.

          "IPO" means the first time a registration statement filed under the Securities Act of 1933 and respecting an underwritten primary offering by the Company of shares of Common Stock is declared effective under that Act and the shares registered by that registration statement are issued and sold by the Company (otherwise than pursuant to the exercise of any over-allotment option).

          "IPO Closing Date" means the date on which the Company first receives payment for the shares of Common Stock it sells in the IPO.

          "Non-employee Director" has the meaning set forth in paragraph 4(b) hereof.

          "Nonqualified Stock Option" means an Option that is not an Incentive Option.

          "Option" means a right to purchase a specified number of shares of Common Stock at a specified price.

          "Participant" means an Employee, Director or Independent Contractor to whom an Award has been made under this Plan.

          "Performance Award" means an award made pursuant to this Plan to a Participant who is an Employee or Independent Contractor who is subject to the attainment of one or more Performance Goals.

          "Performance Goal" means a standard established by the Committee, to determine in whole or in part whether a Performance Award shall be earned.

          "Restricted Stock" means any Common Stock that is restricted or subject to forfeiture provisions.

          "Restriction Period" means a period of time beginning as of the date upon which an Award of Restricted Stock is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.

          "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

          "SAR" means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, in each case, as determined by the Committee.

          "Stock Award" means an award in the form of shares of Common Stock or units denominated in shares of Common Stock.

          "Subsidiary" means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

     4. Eligibility.

     (a) Employees. Key Employees eligible for Employee Awards under this Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its Subsidiaries, including those individuals who are expected to become Employees within six months.

     (b) Directors. Directors eligible for Director Awards under this Plan are those who are not employees of the Company or any of its Subsidiaries ("Non-employee Directors").

     (c) Independent Contractors. Independent Contractors eligible for Independent Contractor Awards under this Plan are those Independent Contractors providing services to, or who will provide services to, the Company or any of its Subsidiaries.

     5. Common Stock Available for Awards. Subject to the provisions of paragraph 15 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options that may be exercised for or settled in Common Stock) an aggregate of 1,200,000 shares of Common Stock, all of which shall be available for Incentive Options. The number of shares of Common Stock that are the subject of Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

     6. Administration.

     (a) This Plan, as it applies to Participants who are Employees or Independent Contractors but not with respect to Participants who are Non-employee Directors, shall be administered by the Committee. To the extent required in order for Employee Awards to be exempt from Section 16 of the Exchange Act by virtue of the provisions of Rule 16b-3, the Committee shall consist of at least two members of the Board who meet the requirements of the definition of "non-employee director" set forth in Rule 16b-3(b)(3)(i) promulgated under the Exchange Act.

     (b) Subject to the provisions hereof, insofar as this Plan relates to the Employee Awards or Independent Contractor Awards, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. Insofar as this Plan relates to Employee Awards or Independent Contractor Awards, the Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its discretion, provide for the extension of the exercisability of an Employee Award or Independent Contractor Award, accelerate the vesting or exercisability of an Employee Award or Independent Contractor Award, eliminate or make less restrictive any restrictions contained in an Employee Award or Independent Contractor Award, waive any restriction or other provision of this Plan (insofar as such provision relates to Employee Awards or to Independent Contractor Awards) or an Employee Award or Independent Contractor Award or otherwise amend or modify an Employee Award or Independent Contractor Award in any manner that is either (i) not adverse to the Participant to whom such Employee Award or Independent Contractor Award was granted or (ii) consented to by such Participant. The Committee may make an award to an individual who it expects to become an Employee of the Company or any of its Subsidiaries within the next six months, with such award being subject to the individuals actually becoming an Employee within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Employee Award or Independent Contractor Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

     (c) No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

     7. Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant

Awards to, or take other action with respect to, Participants who are subject to
Section 16 of the Exchange Act.

     8. Employee and Independent Contractor Awards.

     (a) The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. Each Employee Award may be embodied in an Employee Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and shall be signed by the Participant to whom the Employee Award is made and by an Authorized Officer for and on behalf of the Company. Employee Awards may consist of those listed in this paragraph 8(a) hereof and may be granted singly, in combination or in tandem. Employee Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. An Employee Award may provide for the grant or issuance of additional, replacement or alternative Employee Awards upon the occurrence of specified events, including the exercise of the original Employee Award granted to a Participant. All or part of an Employee Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested or unpaid Employee Awards shall be treated as set forth in the applicable Employee Award Agreement.

          (i) Stock Option. An Employee Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. The price at which shares of Common Stock may be purchased upon the exercise of an Incentive Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. The price at which shares of Common Stock may be purchased upon the exercise of a Nonqualified Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which they become exercisable, shall be determined by the Committee.

          (ii) Stock Appreciation Right. An Employee Award may be in the form of an SAR. The terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs and the date or dates upon which they become exercisable, shall be determined by the Committee.

          (iii) Stock Award. An Employee Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee.

          (iv) Cash Award. An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

          (v) Performance Award. Without limiting the type or number of Employee Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. A Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the individual, one or more business units of the Company, or the Company as a whole, and may include one or more of the following: increased revenue, net income, stock price, market share, earnings per share, return on equity, return on assets or decrease in costs. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulationss.1.16227(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to this Plan shall be determined by the Committee.

     (b) Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Employee Awards made hereunder:

          (i) no Participant may be granted, during any one-year period, Employee Awards consisting of Options or SARs that are exercisable for more than 135,000 shares of Common Stock;

          (ii) no Participant may be granted, during any one-year period, Stock Awards covering or relating to more than 135,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the "Stock Based Awards Limitations"); and

          (iii) no Participant may be granted Employee Awards consisting of cash or in any other form permitted under this Plan (other than Employee Awards consisting of Options or SARs or otherwise consisting of shares of Common Stock or units denominated in such shares) in respect of any one-year period having a value determined on the date of grant in excess of $500,000.

     (c) The Committee shall have the sole responsibility and authority to determine the type or types of Independent Contractor Awards to be made under this Plan and may make any such Awards as could be made to an Employee, other than Incentive Options; provided that the limitations described in paragraph 8(b) shall be inapplicable to Independent Contractor Awards.

     9. Director Awards. Each Non-employee Director of the Company shall be granted Director Awards in accordance with this paragraph 9 and subject to the applicable terms, conditions and limitations set forth in this Plan and the applicable Director Award Agreement. Notwithstanding anything to the contrary contained herein, Director Awards shall not be made in any year in which a sufficient number of shares of Common Stock are not available to make such Awards under this Plan.

     (a) Director Options.

          (i) On the IPO Closing Date, each Non-employee Director shall be automatically awarded a Director Option for the number of shares of Common Stock determined in the following table:

                      YEARS OF SERVICE
                      WITH THE COMPANY                         NUMBER OF SHARES
                    OR ITS PREDECESSORS                        SUBJECT TO OPTION
                    -------------------                        -----------------
4 years or greater..........................................         8,000
3 to 4 years................................................         6,000
2 to 3 years................................................         4,000
2 years or less.............................................         2,000

          (ii) Each Non-employee Director who was first appointed or elected to the Board of Directors during the year ended December 31, 2002, shall be granted a Director Option that: (A) provides for the purchase of 5,000 Shares of Common Stock; (B) expires (notwithstanding any earlier termination of the status of the holder as a Non-employee Director) as set forth on Annex A hereto; (C) vests and becomes exercisable as set forth on Annex A; and (D) has a purchase price of each share of Common Stock subject to such Director Option as set forth on Annex A (which in any event is equal to or greater than the Fair Market Value as of February 20, 2003).

          (iii) Effective beginning February 20, 2003, on the date of his or her first appointment or election to the Board of Directors, a Non-employee Director may, in the discretion of the Board of Directors, be granted a Director Option that provides for the purchase of up to 5,000 shares of Common Stock.

          (iv) On each Annual Director Award Date, each Non-employee Director shall automatically be granted a Director Option that provides for the purchase of 3,000 shares of Common Stock.

          (v) Except as provided in or pursuant to (ii): (A) each Director Option shall have a term of ten years from the date of grant, notwithstanding any earlier termination of the status of the holder as a Non-employee Director; (B) the purchase price of each share of Common Stock subject to a Director Option shall be equal to the Fair Market Value of the Common Stock on the date of grant; and (C) all Director Options granted after July 27, 1999 shall vest and become exercisable on the second anniversary of the date of grant.

          (vi) All unvested Director Options shall be forfeited if the Non-employee Director resigns as a Director without the consent of a majority of the other Directors.

     Any Award of Director Options shall be embodied in a Director Award Agreement, which shall contain the terms, conditions and limitations set forth above and shall be signed by the Participant to whom the Director Options are granted and by an Authorized Officer for and on behalf of the Company.

     (b) Director Stock Award. On each Annual Director Award Date after July 27, 1999, each Non-employee Director who was serving as such on the date immediately preceding the most recent annual meeting of stockholders, shall automatically be awarded a number of shares of Common Stock, in lieu of one-half of the annual retainer to be paid to the Non-employee Director for the preceding twelve months in cash; provided, however, that, in advance of the payment of any such annual retainer, the Board, in its sole discretion may reduce the percentage of such annual retainer that is to be paid in Common Stock or may provide that no portion of such annual retainer shall be paid in Common Stock. A number of shares of Common Stock (rounded up to the nearest whole number) having a Fair Market Value equal to 50% (or such lesser percentage as is specified by the Board) of the annual retainer otherwise to be paid to the Non-employee Director for the preceding twelve months shall be awarded.

     10. Payment of Awards.

     (a) General. Payment of Employee Awards or Independent Contractor Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Employee Award or Independent Contractor Award is made in the form of Restricted Stock, the applicable Award Agreement relating to such shares shall specify whether they are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.

     (b) Deferral. With the approval of the Committee, amounts payable in respect of Employee Awards or Independent Contractor Awards may be deferred and paid either in the form of installments or as a lump sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Employee Awards or Independent Contractor Awards in accordance with procedures established by the Committee. Any deferred payment of an Employee Award or Independent Contractor Award, whether elected by the Participant or specified by the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.

     (c) Dividends and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Employee Award or Independent Contractor Award consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and Dividend Equivalents for Employee Awards or Independent Contractor Awards consisting of shares of Common Stock or units denominated in shares of Common Stock.

     (d) Substitution of Awards. At the discretion of the Committee, a Participant who is an Employee or Independent Contractor may be offered an election to substitute an Employee Award or Independent Contractor Award for another Employee Award or Independent Contractor Award or Employee Awards or Independent Contractor Awards of the same or different type.

     11. Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if elected by the optionee, the optionee may purchase such shares by means of tendering Common Stock or surrendering another Award, including Restricted Stock or Director Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants who are Employees or Independent Contractors to tender- Common Stock or other Employee Awards or Independent Contractor Awards; provided that any Common Stock that is or was the subject of an Employee Award or Independent Contractor Award may be so tendered only if it has been held by the Participant for six months. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Employee Award or Independent Contractor Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock or Director Restricted Stock used as consideration therefore, shall be subject to the same restrictions as the Restricted Stock or Director Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee.

     12. Taxes. The Company shall have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Employee Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made. The Committee may provide for loans, on either a short term or demand basis, from the Company to a Participant who is an Employee or Independent Contractor to permit the payment of taxes required by law.

     13. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements.

     14. Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under this Plan constituting a derivative security within the meaning of Rule 16a-1(c) under the Exchange Act shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 14 shall be null and void.

     15. Adjustments.

     (a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

     (b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then, except with respect to the Existing Options, (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, (v) the number of shares of Common Stock covered by Director Options granted pursuant to paragraph 9(a) hereof and (vi) the Stock Based Awards Limitations shall each be proportionately adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (ii) the exercise or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, (iv) the number of shares of Common Stock covered by Director Options granted pursuant to paragraph 9(a) hereof and (v) the Stock Based Awards Limitations to give effect to such transaction shall each be proportionately adjusted by the Board to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume Awards by means of substitution of new Awards, as appropriate, for previously issued Awards or to assume previously issued Awards as part of such adjustment.

     (c) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to outstanding Awards or other provisions for the disposition of outstanding Awards as it deems equitable, and shall be authorized, in its discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for an outstanding Award or the assumption of an outstanding Award, regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the outstanding Award and, if the transaction is a cash merger, to provide for the termination of any portion of the Award that remains unexercised at the time of such transaction or (iii) to provide for the acceleration of the vesting and exercisability of an outstanding Award and the cancellation thereof in exchange for such payment as shall be mutually agreeable to the Participant and the Board.

     16. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. It is the intent of the Company that grants of Awards under this Plan comply with Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act unless otherwise provided herein or in an Award Agreement, that any ambiguities or inconsistencies in the construction of such an Award or this Plan be interpreted to give effect to such intention. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

     17. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

     18. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

     19. Effectiveness. The Plan as hereby amended and restated shall be effective as of February 20, 2003.

                                    ANNEX A

                                                      EXPIRATION       VESTING/          PER SHARE
NAME                                                     DATE      EXERCISABILITY(1)   PURCHASE PRICE
----                                                  ----------   -----------------   --------------
Joseph R. Musolino..................................  06/03/2012      06/03/2004           $5.69
Thurmon Andress.....................................  01/23/2013      01/23/2005           $3.88
David F. Work.......................................  01/23/2013      01/23/2005           $3.88

---------------

(1) Options vest and become exercisable in full on the date set forth opposite the name of the applicable Non-employee Director.

                                                                         ANNEX I

                                                                  EXECUTION COPY

                             STOCKHOLDER AGREEMENT

     This Stockholder Agreement (this "Agreement") dated as of May 28, 2003 is between Edge Petroleum Corporation, a Delaware corporation ("Parent"), and those persons set forth on Exhibit A (each, a "Stockholder" and collectively, the "Stockholders").

                                    RECITALS

     WHEREAS, Parent, Edge Delaware Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub"), and Miller Exploration Company, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time pursuant thereto, the "Merger Agreement");

     WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name on Exhibit A (such shares of Company Common Stock, together with any shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as such Stockholder's "Shares");

     WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement to it to do so, the Stockholder has agreed for the benefit of Parent as set forth in this Agreement; and

     WHEREAS, the Board of Directors of the Company has approved the Stockholder's entering into this Agreement, the form of this Agreement and the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows (terms defined in the Merger Agreement and used but not defined herein having the meanings assigned to such terms in the Merger Agreement):

                                   ARTICLE 1

                         COVENANTS OF THE STOCKHOLDERS

     Each Stockholder hereby covenants as follows:

     SECTION 1.1 Agreement to Vote; Waiver of Dissenter's Rights. (a) At any meeting of the stockholders of the Company held prior to the earlier of (i) the Effective Time of the Merger and (ii) the termination of the Merger Agreement (but in no event beyond March 31, 2004) (such earlier time being herein referred to as the "Voting Termination Date"), however called, and at every adjournment or postponement thereof prior to the Voting Termination Date, or in connection with any written consent of the stockholders of the Company given prior to the Voting Termination Date, such Stockholder shall vote or cause to be voted such Stockholder's Shares (together with (a) any additional shares of capital stock of the Company or any securities or other property that the Stockholder is or becomes entitled to receive from the Company by reason of being a record holder of such number of Shares, (b) any capital stock, securities or other property into which any such number of Shares shall have been or shall be converted or changed, whether by amendment to the Certificate of Incorporation of the Company, merger, consolidation, reorganization, capital change or otherwise, (c) any additional Company Common Stock acquired by the Stockholder as the result of the Stockholder's exercising an option, warrant or other right to acquire shares of capital stock from the Company issued with respect to such number of Shares (all of the foregoing hereinafter collectively referred to as such Stockholder's "Additional Shares")) in favor of the adoption of the Merger Agreement and any actions required in furtherance hereof and thereof. Such Stockholder shall not enter into any agreement or understanding with any person prior to the Voting Termination Date, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of such Stockholder's Shares (and any Additional Shares) in any manner inconsistent with the preceding sentence and in any case (except as set forth in the next sentence) will not vote in favor of any Miller Acquisition Proposal prior to the Voting Termination Date. Notwithstanding the foregoing, the obligations of Guardian Energy Management Corp. ("Guardian") set forth in Section 1.1(a) shall terminate in the event that the Board of Directors of the Company withdraws, modifies or changes its recommendation under Section 7.4(b)(i) of the Merger Agreement.

     (b) The Stockholders hereby waive and agree not to exercise any applicable "appraisal rights" as contemplated by the Delaware General Corporation Law or otherwise with respect to the Shares and any Additional Shares in connection with the Merger and the Merger Agreement.

     SECTION 1.2 Proxies and Voting Agreements. Such Stockholder hereby revokes, and otherwise agrees to take all actions necessary to revoke, any and all previous proxies granted with respect to matters set forth in Section 1.1. Prior to the Voting Termination Date, such Stockholder shall not, directly or indirectly, except as contemplated hereby, grant any proxies or powers of attorney with respect to matters set forth in Section 1.1, deposit any of such Stockholder's Shares (or any Additional Shares) or enter into a voting agreement with respect to any of such shares.

     SECTION 1.3  No Solicitation.

     (a) From and after the date hereof until the Voting Termination Date, such Stockholder will not, and will not authorize or permit any of its officers, directors, employees, agents or representatives (collectively, "Stockholder Representatives") to, or upon becoming aware of it will use best efforts to stop such person from continuing to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing material non-public information), or take any action designed to facilitate, directly or indirectly, any inquiry, proposal or offer (including, without limitation, any proposal or offer to the Company's stockholders) with respect to a Miller Acquisition Proposal or cooperate with or assist, participate or engage in any discussions or negotiations concerning a Miller Acquisition Proposal.

     (b) Such Stockholder shall immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore by such Stockholder or Stockholder Representatives with respect to any Miller Acquisition Proposal.

     (c) Prior to the Voting Termination Date, such Stockholder will promptly notify Parent orally and in writing of any requests for information made to such Stockholder or any Stockholder Representative or the receipt of any Miller Acquisition Proposal made to such Stockholder or any Stockholder Representative or any inquiry with respect to (including, without limitation, any inquiry as to the Company's willingness or ability to entertain offers, proposals or engage in discussions or negotiations), or that could lead to, a Miller Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Miller Acquisition Proposal, and the material terms and conditions of any Miller Acquisition Proposal.

     (d) Prior to the Voting Termination Date, such Stockholder shall not enter into any agreement with any person or group that provides for, or in any way facilitates, a Miller Acquisition Proposal.

     (e) The provisions of this Section 1.3 do not prohibit any Stockholder or Stockholder Representative who also serves in the capacity of officer, director, employee, agent or other representative of the Company from taking actions in such other capacity to the extent permitted by Section 7.4(b) of the Merger Agreement.

     SECTION 1.4 Transfers. Nothing in this Agreement shall prevent such Stockholder from assigning or transferring such Stockholders' Shares to any spouse or former spouse, parent, child, trust, trust beneficiary, estate, family partnership, partner, foundation (whether family, private or public) or charitable organization (each, a "Permitted Transferee"), provided that such Permitted Transferee agrees in writing to hold the transferred or assigned Shares subject to all of the provisions of this Agreement applicable to such Stockholder.

     SECTION 1.5 Other Actions. Prior to the Voting Termination Date, such Stockholder shall not take any action that would in any way restrict, limit, impede or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

     SECTION 1.6 Guardian Warrant. By execution hereof, Guardian agrees that the second sentence of Section 3.1 of that certain Warrant to purchase 9,000,000 shares of Company Common Stock, dated as of July 11, 2000, shall have no force and effect as of the Effective Time.

                                   ARTICLE 2

    REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF THE STOCKHOLDERS

     Each Stockholder represents, warrants and covenants to Parent that:

     SECTION 2.1 Ownership. Such Stockholder is as of the date hereof the beneficial and record owner of such Stockholder's Shares, such Stockholder has the sole right to vote such Stockholder's Shares and there are no restrictions on rights of disposition or other lien, pledge, security interest, charge or other encumbrance or restriction pertaining to such Stockholder's Shares. None of such Stockholder's Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the such Stockholder's Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of such Stockholder's Shares.

     SECTION 2.2 Authority and Non-Contravention. Such Stockholder has the right, power and authority, and such Stockholder has been duly authorized by all necessary action (including consultation, approval or other action by or with any other person), to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. Such actions by such Stockholder (a) require no action by or in respect of, or filing with, any governmental or regulatory authority with respect to such Stockholder, and (b) do not and will not contravene or constitute default under any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on such Stockholder or result in the imposition of any lien, pledge, security interest, charge or other encumbrance or restriction on any of such Stockholder's Shares (other than as provided in this Agreement with respect to such Stockholder's Shares).

     SECTION 2.3 Binding Effect. This Agreement has been duly executed and delivered by such Stockholder and is the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

     SECTION 2.4 Total Shares. Such Stockholder's Shares are the only shares of capital stock of the Company owned beneficially or of record as of the date hereof by such Stockholder, and such Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of the Company (except as set forth in the footnotes to Exhibit A) and has no other interest in or voting rights with respect to any other securities of the Company.

     SECTION 2.5 Finder's Fees. No investment banker, broker or finder is entitled to a commission or fee from the Company, Parent or Merger Sub in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder, except as otherwise provided in the Merger Agreement.

     SECTION 2.6 Reasonable Efforts. Prior to the Voting Termination Date, such Stockholder shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company and Parent in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement and this Agreement.

                                   ARTICLE 3

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

     Parent represents, warrants and covenants to each Stockholder that:

     SECTION 3.1 Corporate Power and Authority. Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Parent.

     SECTION 3.2 Binding Effect. This Agreement has been duly executed and delivered by Parent and is a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

                                   ARTICLE 4

                               GENERAL PROVISIONS

     SECTION 4.1 Expenses; Attorneys' Fees. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

     SECTION 4.2 Further Assurances. From time to time, at the request of any other party, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     SECTION 4.3 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with confirmation of receipt or proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

     (a) if to Parent:

        1301 Travis, Suite 2000
        Houston, Texas 77002
        Attention: Michael G. Long
        Facsimile: (713) 650-6494

     with a copy to:

        Baker Botts L.L.P.
        One Shell Plaza
        910 Louisiana
        Houston, Texas 77002-4995
        Attention: Gene J. Oshman
        Facsimile: (713) 229-1522

     (b) if to any Stockholder, at such address or facsimile number indicated opposite the name of such Stockholder on Exhibit A.

     with a copy to the Company and its counsel:

        3104 Logan Valley Road
        Traverse City, Michigan 49685
        Attention: Kelly E. Miller
        Facsimile: (231) 941-8312

        Vinson & Elkins L.L.P.
        3700 Trammell Crow Center
        Dallas, Texas 75201-2975
        Attention: Mark Early
        Facsimile: (214) 999-7895

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered or three business days after so mailed.

     SECTION 4.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares beneficially owned by such Stockholder and shall be binding upon any person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.

     SECTION 4.5 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

     SECTION 4.6 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

     SECTION 4.8 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF THIS AGREEMENT.

     SECTION 4.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     SECTION 4.10 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

     SECTION 4.11 Interpretation. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     SECTION 4.12 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     SECTION 4.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 4.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                          EDGE PETROLEUM CORPORATION

                                          By:      /s/ MICHAEL G. LONG
                                            ------------------------------------
                                            Name: Michael G. Long
                                            Title:  Senior Vice President and
                                                Chief Financial Officer

                                          STOCKHOLDERS

                                          GUARDIAN ENERGY MANAGEMENT CORP.

                                          By:      /s/ PAUL A HALPERN
                                            ------------------------------------
                                            Name: Paul A Halpern
                                            Title:Vice President -- Operations

                                                    /s/ C.E. MILLER
                                          --------------------------------------
                                                       C.E. Miller

                                                  /s/ KELLY E. MILLER
                                          --------------------------------------
                                                     Kelly E. Miller

                                                  /s/ ROBERT M. BOEVE
                                          --------------------------------------
                                                     Robert M. Boeve

                                                  /s/ PAUL A. HALPERN
                                          --------------------------------------
                                                     Paul A. Halpern

                                                /s/ RICHARD J. BURGESS
                                          --------------------------------------
                                                    Richard J. Burgess

                                                  /s/ DAVID A. MILLER
                                          --------------------------------------
                                                     David A. Miller

                                                 /s/ KELLIE K. MILLER
                                          --------------------------------------
                                             Kellie K. Miller, Trustee of the
                                                  Kellie K. Miller Trust

                                                  /s/ DEBRA A. MILLER
                                          --------------------------------------
                                             Debra A. Miller, Trustee of the
                                                  Debra A. Miller Trust

                                                  /s/ KELLY E. MILLER
                                          --------------------------------------
                                             Kelly E. Miller, Trustee of the
                                           Miller Oil Corporation Savings Plan

                                                                       EXHIBIT A

                                                      NUMBER OF
STOCKHOLDER                                          SHARES OWNED      ADDRESS AND FACSIMILE NUMBER
-----------                                          ------------      ----------------------------
Guardian Energy Management Corp....................    370,371      2300 Harmon Road
                                                                    Auburn Hills, Michigan 48326
                                                                    (248) 340-2175
C. E. Miller.......................................     13,288      3104 Logan Valley Road
                                                                    Traverse City, Michigan 49685
                                                                    (231) 941-8312
Kelly E. Miller....................................    163,936      3104 Logan Valley Road
                                                                    Traverse City, Michigan 49685
                                                                    (231) 941-8312
Robert M. Boeve....................................     38,820      3104 Logan Valley Road
                                                                    Traverse City, Michigan 49685
                                                                    (231) 941-8312
Paul A. Halpern....................................     32,155      2300 Harmon Road
                                                                    Auburn Hills, Michigan 48326
                                                                    (248) 340-2175
Richard J. Burgess.................................     17,365      3104 Logan Valley Road
                                                                    Traverse City, Michigan 49685
                                                                    (231) 941-8312
David A. Miller....................................     97,774      8808 Pine Island Court
                                                                    Mattanan, Michigan 49071
                                                                    (269) 372-9379
Kellie K. Miller, Trustee of the Kellie K. Miller
  Trust............................................    127,551      8808 Pine Island Court
                                                                    Mattanan, Michigan 49071
                                                                    (269) 372-9379
Debra A. Miller, Trustee of the Debra A. Miller
  Trust............................................    127,550      10839 Bluff Road
                                                                    Traverse City, Michigan 49685
                                                                    (231) 941-8312
Kelly E. Miller, Trustee of the Miller Oil
  Corporation
  Savings Plan.....................................     55,537      3104 Logan Valley Road
                                                                    Traverse City, Michigan 49685
                                                                    (231) 941-8312

                                                                         ANNEX J

                                                                  EXECUTION COPY

                             STOCKHOLDER AGREEMENT

     This Stockholder Agreement (this "Agreement") dated as of May 28, 2003 is between Miller Exploration Company, a Delaware corporation ("Miller"), and those persons set forth on Exhibit A (each, a "Stockholder" and collectively, the "Stockholders").

                                    RECITALS

     WHEREAS, Edge Petroleum Corporation, a Delaware corporation (the "Company"), Edge Delaware Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company ("Merger Sub"), and Miller, are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time pursuant thereto, the "Merger Agreement");

     WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name on Exhibit A (such shares of Company Common Stock, together with any shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as such Stockholder's "Shares");

     WHEREAS, as a condition to the willingness of Miller to enter into the Merger Agreement, and as an inducement to it to do so, the Stockholder has agreed for the benefit of Miller as set forth in this Agreement; and

     WHEREAS, the Board of Directors of the Company has approved the Stockholder's entering into this Agreement, the form of this Agreement and the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows (terms defined in the Merger Agreement and used but not defined herein having the meanings assigned to such terms in the Merger Agreement):

                                   ARTICLE 1

                         COVENANTS OF THE STOCKHOLDERS

     Each Stockholder hereby covenants as follows:

     SECTION 1.1 Agreement to Vote. At any meeting of the stockholders of the Company held prior to the earlier of (i) the Effective Time of the Merger and
(ii) the termination of the Merger Agreement (but in no event beyond March 31, 2004) (such earlier time being herein referred to as the "Voting Termination Date"), however called, and at every adjournment or postponement thereof prior to the Voting Termination Date, or in connection with any written consent of the stockholders of the Company given prior to the Voting Termination Date, such Stockholder shall vote or cause to be voted such Stockholder's Shares (together with (a) any additional shares of capital stock of the Company or any securities or other property that the Stockholder is or becomes entitled to receive from the Company by reason of being a record holder of such number of Shares, (b) any capital stock, securities or other property into which any such number of Shares shall have been or shall be converted or changed, whether by amendment to the Certificate of Incorporation of the Company, merger, consolidation, reorganization, capital change or otherwise, (c) any additional Company Common Stock acquired by the Stockholder as the result of the Stockholder's exercising an option, warrant or other right to acquire shares of capital stock from the Company issued with respect to such number of Shares (all of the foregoing hereinafter collectively referred to as such Stockholder's "Additional Shares")) in favor of any actions required in furtherance of the Merger Agreement, and against any transaction involving the Company which would prevent the consummation of the Merger. Such Stockholder shall not enter into any agreement or understanding with any person prior to the Voting Termination Date, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of such Stockholder's Shares (and any Additional Shares) in any manner inconsistent with the preceding sentence.

     SECTION 1.2 Proxies and Voting Agreements. Such Stockholder hereby revokes, and otherwise agrees to take all actions necessary to revoke, any and all previous proxies granted with respect to matters set forth in Section 1.1. Prior to the Voting Termination Date, such Stockholder shall not, directly or indirectly, except as contemplated hereby, grant any proxies or powers of attorney with respect to matters set forth in Section 1.1, deposit any of such Stockholder's Shares (or any Additional Shares) or enter into a voting agreement with respect to any of such shares.

     SECTION 1.3 Transfers. Nothing in this Agreement shall prevent such Stockholder from assigning or transferring such Stockholders' Shares to any spouse or former spouse, parent, child, trust, trust beneficiary, estate, family partnership, partner, foundation (whether family, private or public) or charitable organization (each, a "Permitted Transferee"), provided that such Permitted Transferee agrees in writing to hold the transferred or assigned Shares subject to all of the provisions of this Agreement applicable to such Stockholder.

     SECTION 1.4 Other Actions. Prior to the Voting Termination Date, such Stockholder shall not take any action that would in any way restrict, limit, impede or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

                                   ARTICLE 2

    REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF THE STOCKHOLDERS

     Each Stockholder represents, warrants and covenants to Parent that:

     SECTION 2.1 Ownership. Such Stockholder is as of the date hereof the beneficial and record owner of such Stockholder's Shares, such Stockholder has the sole right to vote such Stockholder's Shares and there are no restrictions on rights of disposition or other lien, pledge, security interest, charge or other encumbrance or restriction pertaining to such Stockholder's Shares. None of such Stockholder's Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the such Stockholder's Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of such Stockholder's Shares.

     SECTION 2.2 Authority and Non-Contravention. Such Stockholder has the right, power and authority, and such Stockholder has been duly authorized by all necessary action (including consultation, approval or other action by or with any other person), to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. Such actions by such Stockholder (a) require no action by or in respect of, or filing with, any governmental or regulatory authority with respect to such Stockholder, and (b) do not and will not contravene or constitute default under any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on such Stockholder or result in the imposition of any lien, pledge, security interest, charge or other encumbrance or restriction on any of such Stockholder's Shares (other than as provided in this Agreement with respect to such Stockholder's Shares).

     SECTION 2.3 Binding Effect. This Agreement has been duly executed and delivered by such Stockholder and is the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

     SECTION 2.4 Total Shares. Such Stockholder's Shares are the only shares of capital stock of the Company owned beneficially or of record as of the date hereof by such Stockholder, and such Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of the

Company (except as set forth in the footnotes to Exhibit A) and has no other interest in or voting rights with respect to any other securities of the Company.

     SECTION 2.5 Finder's Fees. No investment banker, broker or finder is entitled to a commission or fee from the Company, Miller or Merger Sub in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder, except as otherwise provided in the Merger Agreement.

     SECTION 2.6 Reasonable Efforts. Prior to the Voting Termination Date, such Stockholder shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company and Miller in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement and this Agreement.

                                   ARTICLE 3

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF MILLER

     Miller represents, warrants and covenants to each Stockholder that:

     SECTION 3.1 Corporate Power and Authority. Miller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Miller of this Agreement and the consummation by Miller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Miller and do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Miller.

     SECTION 3.2 Binding Effect. This Agreement has been duly executed and delivered by Miller and is a valid and binding agreement of Miller, enforceable against Miller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

                                   ARTICLE 4

                               GENERAL PROVISIONS

     SECTION 4.1 Expenses; Attorneys' Fees. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

     SECTION 4.2 Further Assurances. From time to time, at the request of any other party, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     SECTION 4.3 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with confirmation of receipt or proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

     (a) if to Miller:

        3104 Logan Valley Road
        Traverse City, Michigan 49685
        Attention: Kelly E. Miller
        Facsimile: (231) 941-8312

     with a copy to:

        Vinson & Elkins L.L.P.
        3700 Trammell Crow Center
        Dallas, Texas 75201-2975
        Attention: Mark Early
        Facsimile: (214) 999-7895

     (b) if to any Stockholder, at such address or facsimile number indicated opposite the name of such Stockholder on Exhibit A.

     with a copy to the Company and its counsel:

        1301 Travis, Suite 2000
        Houston, Texas 77002
        Attention: Michael G. Long
        Facsimile: (713) 650-6494

        Baker Botts L.L.P.
        One Shell Plaza
        910 Louisiana
        Houston, Texas 77002-4995
        Attention: Gene J. Oshman
        Facsimile: (713) 229-1522

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered or three business days after so mailed.

     SECTION 4.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares beneficially owned by such Stockholder and shall be binding upon any person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.

     SECTION 4.5 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

     SECTION 4.6 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

     SECTION 4.8 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF THIS AGREEMENT.

     SECTION 4.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     SECTION 4.10 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

     SECTION 4.11 Interpretation. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     SECTION 4.12 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     SECTION 4.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 4.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, Miller and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                          MILLER EXPLORATION COMPANY

                                          By:      /s/ KELLY E. MILLER
                                            ------------------------------------
                                              Name: Kelly E. Miller
                                              Title:   President and Chief
                                              Executive Officer

                                          STOCKHOLDERS

                                                  /s/ THURMON ANDRESS
                                          --------------------------------------
                                                     Thurmon Andress

                                                   /s/ JOHN W. ELIAS
                                          --------------------------------------
                                                      John W. Elias

                                                  /s/ JOHN SFONDRINI
                                          --------------------------------------
                                                      John Sfondrini

                                                /s/ VINCENT S. ANDREWS
                                          --------------------------------------
                                                    Vincent S. Andrews

                                                /s/ JOSEPH R. MUSOLINO
                                          --------------------------------------
                                                    Joseph R. Musolino

                                                 /s/ ROBERT W. SHOWER
                                          --------------------------------------
                                                     Robert W. Shower

                                                   /s/ DAVID F. WORK
                                          --------------------------------------
                                                      David F. Work

                                          EDGE HOLDING COMPANY, L.P.

                                          By: Napamco, Ltd., its general partner

                                            By:     /s/ JOHN SFONDRINI
                                              ----------------------------------
                                                Name: John Sfondrini
                                                Title:   President

                                                /s/ STANLEY S. RAPHAEL
                                          --------------------------------------
                                            Stanley S. Raphael, Trustee of the
                                           Trade Consultants Inc. Pension Plan

                                                /s/ STANLEY S. RAPHAEL
                                          --------------------------------------
                                            Stanley S. Raphael, Trustee of the
                                                  Stanley Raphael Trust

                                          TRADE CONSULTANTS, INC.

                                          By:    /s/ STANLEY S. RAPHAEL
                                            ------------------------------------
                                              Name: Stanley S. Raphael
                                              Title:   President

                                                                       EXHIBIT A

                                                        NUMBER OF               ADDRESS AND
STOCKHOLDER                                            SHARES OWNED          FACSIMILE NUMBER
-----------                                            ------------          ----------------
Thurmon Andress......................................      5,000      2133 Inwood Drive
                                                                      Houston, TX 77019
                                                                      713-529-6101
John W. Elias........................................    179,334      1923 Olympia Drive
                                                                      Houston, TX 77019
                                                                      713-654-5049
John Sfondrini.......................................      6,693      35 Southbridge Ct.
                                                                      Ridgefield, CT 06877
                                                                      203-894-8372
Vincent S. Andrews...................................      3,837      579 Grant Road
                                                                      North Salem, NY 10560
                                                                      203-655-2909
Joseph R. Musolino...................................      5,000      3701 University Blvd.
                                                                      Dallas, TX 75205
                                                                      972-419-3334
Robert W. Shower.....................................      5,000      2922 South Lakeview Drive
                                                                      Cedar Hill, TX 75104-8262
                                                                      972-291-4131
David F. Work........................................      3,578      14 Pinewold Court
                                                                      Houston, TX 77056
                                                                      713-621-0756
Edge Holding Company, L.P............................     16,637      35 Southbridge Ct.
                                                                      Ridgefield, CT 06877
                                                                      203-894-8372
Stanley S. Raphael, Trustee of the Trade Consultants
  Inc. Pension Plan..................................    103,455      4221 Bocaire Boulevard
                                                                      Boca Raton, FL 33487
                                                                      561-988-9440
Stanley S. Raphael, Trustee of the Stanley Raphael
  Trust..............................................     50,986      4221 Bocaire Boulevard
                                                                      Boca Raton, FL 33487
                                                                      561-988-9440
Trade Consultants Inc. ..............................     15,000      4221 Bocaire Boulevard
                                                                      Boca Raton, FL 33487
                                                                      561-988-9440

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Delaware General Corporation Law

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation) and except that no indemnification shall be made in respect of any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum or (3) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs by independent legal counsel in a written opinion or (4) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it ultimately is determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Certificate of Incorporation

     The Restated Certificate of Incorporation of Edge provides that a director of Edge shall not be personally liable to Edge or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Edge or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Edge, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of Edge shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of Edge existing at the time of such repeal or modification.

  Bylaws

     The Bylaws of Edge provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of Edge or is or was serving or has agreed to serve at the request of Edge as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by Edge to the fullest extent authorized by the DGCL, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Edge to provide broader indemnification rights then said law permitted Edge to provide prior to such amendment) against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity thereunder, and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that Edge shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of Edge.

     The Bylaws further provide that the right to indemnification conferred thereby shall be a contract right and shall include the right to be paid by Edge the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to Edge of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under the Bylaws or otherwise. In addition, the Bylaws provide that Edge may, by action of its board of directors, provide indemnification to employees and agents of Edge, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in the Bylaws.

     The Bylaws include related provisions meant to facilitate the indemnitee's receipt of such benefits. The provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination; (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken; and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined therein).

  Indemnification Agreements

     Edge has entered into Indemnification Agreements with each of its directors. The Indemnification Agreements provide that Edge shall indemnify the director and hold him harmless from any losses and expenses which, in type or amount, are not insured under the directors and officers' liability insurance maintained by Edge, and generally indemnifies the director against losses and expenses as a result of a claim or claims made against him for any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the director or any of the foregoing alleged by any claimant or any claim against the director solely by reason of him being a director or officer of Edge, subject to certain exclusions. The Indemnification Agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses.

  Insurance

     Edge has a policy of liability insurance to insure its officers and directors against losses resulting from certain acts committed by them in their capacities as officers and directors of Edge.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
   2.1      --  Agreement and Plan of Merger dated as of May 28, 2003 among
                Edge Petroleum Corporation, Edge Delaware Sub Inc. and
                Miller Exploration Company (included as Annex A to the Joint
                Proxy Statement/Prospectus contained in this Registration
                Statement).
   3.1      --  Restated Certificate of Incorporation of Edge Petroleum
                Corporation (filed as Exhibit 3.1 to Edge's Registration
                Statement on Form S-1/A filed on February 5, 1997
                (Registration No. 333-17267)).
   3.2      --  Certificate of Amendment to the Restated Certificate of
                Incorporation of Edge Petroleum Corporation (filed as
                Exhibit 3.1 to Edge's Registration Statement on Form S-1/A
                filed on February 5, 1997 (Registration No. 333-17267)).
   3.3      --  Bylaws of Edge Petroleum Corporation (filed as Exhibit 3.3 to Edge's Quarterly Report on Form 10-Q for the fiscal
                quarter ended September 30, 1999).
   3.4      --  First Amendment to Bylaws of Edge Petroleum Corporation
                (filed as Exhibit 3.2 to Edge's Quarterly Report on Form
                10-Q for the fiscal quarter ended September 30, 1999).
   3.5      --  Second Amendment to Bylaws of Edge Petroleum Corporation
                (filed as Exhibit 3.4 to Edge's Quarterly Report on Form
                10-Q for the fiscal quarter ended March 31, 2003).
   4.1      --  Promissory Note in the principal amount of $4,696,040.60 between Miller Exploration Company and Veritas DGC Land,
                Inc., dated April 14, 1999 (incorporated by reference from
                Exhibit 10.20 to Miller's Annual Report on Form 10-K for the
                year ended December 31, 1998).
   4.2      --  Registration Rights Agreement between Miller Exploration
                Company and Veritas DGC Land, Inc., dated April 14, 1999
                (incorporated by reference from Exhibit 10.22 to Miller's
                Annual Report on Form 10-K for the year ended December 31,
                1998).
   4.3      --  First Amendment to Promissory Note, Warrant and Registration
                Rights Agreement between Miller Exploration Company and
                Veritas DGC Land, Inc., dated July 19, 2000 (incorporated by reference from Exhibit 4.4 to Miller's Current Report on
                Form 8-K, filed July 25, 2000).
   4.4      --  Second Amendment to Promissory Note, Warrant and
                Registration Rights Agreement, dated June 28, 2002, between
                Miller Exploration Company and Veritas DGC Land, Inc.
                (incorporated by reference from Exhibit 10.1 to Miller's
                Quarterly Report on Form 10-Q for the quarter ended June 30,
                2002).
   4.5      --  Securities Purchase Agreement between Miller Exploration
                Company and Guardian Energy Management Corp., dated July 11,
                2000 (incorporated by reference from Exhibit 10.1 to
                Miller's Current Report on Form 8-K, filed July 25, 2000).
   4.6      --  Promissory Note between Miller Exploration Company and
                Guardian Energy Management Corp., dated July 11, 2000
                (incorporated by reference from Exhibit 10.2 to Miller's
                Current Report on Form 8-K, filed July 25, 2000).
   4.7      --  Warrant between Miller Exploration Company and Guardian
                Energy Management Corp., dated July 11, 2000, exercisable
                for 900,000 shares of Miller's common stock (as adjusted for the one for ten reverse stock split effected October 11,
                2002) (incorporated by reference from Exhibit 4.3 to
                Miller's Current Report on Form 8-K, filed July 25, 2000).
   4.8      --  Registration Rights Agreement between Miller Exploration
                Company and Guardian Energy Management Corp., dated July 11,
                2000 (incorporated by reference from Exhibit 10.3 to
                Miller's Current Report on Form 8-K, filed July 25, 2000).
   4.9      --  Miller Exploration Company Stock Option and Restricted Stock
                Plan of 1997 (incorporated by reference from Exhibit 10.1 to
                Miller's Registration Statement on Form S-1 (File No.
                333-40383)).
   4.10     --  Amendment No. 1 to the Miller Exploration Company Stock
                Option and Restricted Stock Plan of 1997 (incorporated by
                reference to Exhibit 4.2 from Miller's Registration
                Statement on Form S-8 (File No. 333-58678)).

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
   4.11     --  Amendment No. 2 to the Miller Exploration Company Stock
                Option and Restricted Stock Plan of 1997 (incorporated by
                reference from Exhibit 4.3 to Miller's Registration
                Statement on Form S-8 (File No. 333-58678)).
   4.12     --  Form of Miller Stock Option Agreement (incorporated by reference from Exhibit 10.1(b) to Miller's Registration
                Statement on Form S-8 (File No. 333-58678)).
  +5.1      --  Opinion of Baker Botts L.L.P. regarding the legality of the securities being issued.
  +8.1      --  Opinion of Vinson & Elkins L.L.P. regarding certain U.S.
                federal income tax consequences.
  10.1      --  Joint Venture Agreement between Edge Joint Venture II and
                Essex Royalty Limited Partnership II, dated as of May 10,
                1994 (incorporated by reference from Exhibit 10.2 to Edge's
                Registration Statement on Form S-4 (Registration No.
                333-17269)).
  10.2      --  Joint Venture Agreement between Edge Joint Venture II and
                Essex Royalty Limited Partnership, dated as of April 11,
                1992 (incorporated by reference from Exhibit 10.3 to Edge's
                Registration Statement on Form S-4 (Registration No.
                333-17269)).
  10.3      --  Amendment dated August 21, 2000 to the Joint Venture
                Agreement between Edge Joint Venture II and Essex Royalty
                Limited Partnership II, dated as of May 10, 1994
                (incorporated by reference from Exhibit 10.2 to Edge's
                Annual Report on Form 10-K for the year ended December 31,
                2002).
  10.4      --  Amendment dated August 21, 2000 to the Joint Venture
                Agreement between Edge Joint Venture II and Essex Royalty
                Limited Partnership, dated as of April 11, 1992
                (incorporated by reference from Exhibit 10.3 to Edge's
                Annual Report on Form 10-K for the year ended December 31,
                2002).
  10.5      --  Letter Agreement between Edge Petroleum Corporation and
                Essex Royalty Limited Partnership, dated as of July 30, 2002
                (incorporated by reference from Exhibit 10.4 to Edge's
                Annual Report on Form 10-K for the year ended December 31,
                2002).
  10.6      --  Form of Indemnification Agreement between Edge Petroleum
                Corporation and each of its directors (incorporated by
                reference from Exhibit 10.7 to Edge's Registration Statement on Form S-4 (Registration No. 333-17269)).
  10.7      --  Stock Option Plan of Edge Petroleum Corporation, a Texas
                corporation (incorporated by reference from Exhibit 10.13 to
                Edge's Registration Statement on Form S-4 (Registration No.
                333-17269)).
  10.8      --  Employment Agreement dated as of November 16, 1998, by and between Edge Petroleum Corporation and John W. Elias
                (incorporated by reference from Exhibit 10.12 to Edge's
                Annual Report on Form 10-K for the year ended December 31,
                1998).
  10.9      --  Incentive Plan of Edge Petroleum Corporation (included as
                Annex H to the Joint Proxy Statement/Prospectus contained in this Registration Statement).
  10.10     --  Edge Petroleum Corporation Incentive Plan "Standard
                Non-Qualified Stock Option Agreement" by and between Edge
                Petroleum Corporation and the Officers named therein
                (incorporated by reference from Exhibit 10.2 to Edge's
                Quarterly Report on Form 10-Q for the quarterly period ended
                September 30, 1999).
  10.11     --  Edge Petroleum Corporation Incentive Plan "Director
                Non-Qualified Stock Option Agreement" by and between Edge
                Petroleum Corporation and the Directors named therein
                (incorporated by reference from Exhibit 10.3 to Edge's
                Quarterly Report on Form 10-Q for the quarterly period ended
                September 30, 1999).
  10.12     --  Severance Agreements by and between Edge Petroleum
                Corporation and the Officers of Edge named therein
                (incorporated by reference from Exhibit 10.4 to Edge's
                Quarterly Report on Form 10-Q for the quarterly period ended
                September 30, 1999).
  10.13     --  Form of Employee Restricted Stock Award Agreement under the
                Incentive Plan of Edge Petroleum Corporation (incorporated by reference from Exhibit 10.15 to Edge's Quarterly Report on Form 10-Q/A for the quarterly period ended March 31,
                1999).

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
  10.14     --  Edge Petroleum Corporation Amended and Restated Elias Stock
                Incentive Plan (incorporated by reference from Exhibit 4.5 to Edge's Registration Statement on Form S-8 filed May 30,
                2001 (Registration No. 333-61890)).
  10.15     --  Form of Edge Petroleum Corporation John W. Elias
                Non-Qualified Stock Option Agreement (incorporated by
                reference from Exhibit 4.6 to Edge's Registration Statement on Form S-8 filed May 30, 2001 (Registration No.
                333-61890)).
  10.16     --  Stockholder Agreement dated as of May 28, 2003 among Edge
                Petroleum Corporation, Guardian Energy Management Corp.,
                C.E. Miller, Kelly E. Miller, Robert M. Boeve, Paul A.
                Halpern, Richard J. Burgess, David A. Miller, Kellie K.
                Miller and Debra A. Miller (included as Annex I to the Joint
                Proxy Statement/Prospectus contained in this Registration
                Statement).
  10.17     --  Stockholder Agreement dated as of May 28, 2003 among Miller
                Exploration Company, Edge Holding Company, L.P., Trade
                Consultants, Inc., Stanley S. Raphael, Thurmon Andress, John
                W. Elias, John Sfondrini, Vincent S. Andrews, Joseph R.
                Musolino, Robert W. Shower and David F. Work (included as
                Annex J to the Joint Proxy Statement/Prospectus contained in this Registration Statement).
  10.18     --  Form of Director and Officer Indemnity Agreement of Miller
                Exploration Company (incorporated by reference from Exhibit
                10.2 to Miller's Registration Statement on Form S-1
                (Registration No. 333-40383)).
  10.19     --  Amended and Restated Credit Agreement between Miller
                Exploration Company and its subsidiaries and Bank One,
                Texas, N.A., dated July 18, 2000 (incorporated by reference from Exhibit 10.7 to Miller's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
  10.20     --  Purchase and Sale Agreement, executed on May 20, 2003, between Miller Oil Corporation and Savannah Oil & Gas,
                L.L.C. (incorporated by reference from Exhibit 2.4 to
                Miller's Current Report on Form 8-K, filed May 30, 2003).
  10.21     --  Mutual Release of All Claims, executed on May 27, 2003, by and between Miller Exploration Company and K2 Energy
                Corporation together with K2 America Corporation
                (incorporated by reference from Exhibit 10.1 to Miller's
                Current Report on Form 8-K, filed May 30, 2003).
  13.1      --  Edge Petroleum Corporation Annual Report on Form 10-K/A for
                the year ended December 31, 2002 (included as Annex D to the
                Joint Proxy Statement/Prospectus contained in this
                Registration Statement).
  13.2      --  Edge Petroleum Corporation Quarterly Report on Form 10-Q for
                the quarter ended June 30, 2003 (included on Annex E to the
                Joint Proxy Statement/Prospectus contained in this
                Registration Statement).
  13.3      --  Miller Exploration Company Annual Report on Form 10-K for
                the year ended December 31, 2002 (included on Annex F1 to
                the Joint Proxy Statement/Prospectus contained in this
                Registration Statement).
  13.4      --  Amendment No. 1 to Miller Exploration Company Annual Report
                on Form 10-K for the year ended December 31, 2002 (included as Annex F2 to the Joint Proxy Statement/Prospectus
                contained in this Registration Statement).
  13.5      --  Miller Exploration Company Quarterly Report on Form 10-Q for
                the quarter ended June 30, 2003 (included as Annex G to the
                Joint Proxy Statement/Prospectus contained in this
                Registration Statement).
 +23.1      --  Consent of KPMG LLP.
 +23.2      --  Consent of Deloitte & Touche LLP.
 +23.3      --  Consent of Plante & Moran PLLC.
 +23.4      --  Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
 +23.5      --  Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).
 +23.6      --  Consent of C.K. Cooper & Company.
 +23.7      --  Consent of Ryder Scott Company, L.P.
 +23.8      --  Consent of Miller and Lents, Ltd.

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
 +24.1      --  Power of Attorney (included on signature page).
 *99.1      --  Form of Proxy Card for Edge Petroleum Corporation.
 *99.2      --  Form of Proxy Card for Miller Exploration Company.

---------------

* Filed herewith

+ Previously filed

     (b) Financial Statement Schedules

          None

ITEM 22.  UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Exchange Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (7) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 30, 2003.


                                          EDGE PETROLEUM CORPORATION

                                          By:                  *
                                            ------------------------------------
                                                      John W. Elias
                                               Chief Executive Officer and
                                                  Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities indicated and on October 30, 2003.


              SIGNATURE                                        TITLE
              ---------                                        -----

                  *                      Chief Executive Officer and Chairman of the Board
--------------------------------------     (Principal Executive Officer)
            John W. Elias


         /s/ MICHAEL G. LONG             Senior Vice President and Chief Financial Officer
--------------------------------------     (Principal Financial and Principal Accounting
           Michael G. Long                 Officer)


                  *                      Director
--------------------------------------
           Thurmon Andress


                  *                      Director
--------------------------------------
           Vincent Andrews


                  *                      Director
--------------------------------------
          Joseph R. Musolino


                  *                      Director
--------------------------------------
          Stanley S. Raphael


                  *                      Director
--------------------------------------
            John Sfondrini


                  *                      Director
--------------------------------------
           Robert W. Shower


                  *                      Director
--------------------------------------
            David F. Work


 By:         /s/ MICHAEL G. LONG
        ------------------------------
               Michael G. Long
              (Attorney-in-Fact)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
   2.1      --  Agreement and Plan of Merger dated as of May 28, 2003 among
                Edge Petroleum Corporation, Edge Delaware Sub Inc. and
                Miller Exploration Company (included as Annex A to the Joint
                Proxy Statement/Prospectus contained in this Registration
                Statement).
   3.1      --  Restated Certificate of Incorporation of Edge Petroleum
                Corporation (filed as Exhibit 3.1 to Edge's Registration
                Statement on Form S-1/A filed on February 5, 1997
                (Registration No. 333-17267)).
   3.2      --  Certificate of Amendment to the Restated Certificate of
                Incorporation of Edge Petroleum Corporation (filed as
                Exhibit 3.1 to Edge's Registration Statement on Form S-1/A
                filed on February 5, 1997 (Registration No. 333-17267)).
   3.3      --  Bylaws of Edge Petroleum Corporation (filed as Exhibit 3.3 to Edge's Quarterly Report on Form 10-Q for the fiscal
                quarter ended September 30, 1999).
   3.4      --  First Amendment to Bylaws of Edge Petroleum Corporation
                (filed as Exhibit 3.2 to Edge's Quarterly Report on Form
                10-Q for the fiscal quarter ended September 30, 1999).
   3.5      --  Second Amendment to Bylaws of Edge Petroleum Corporation
                (filed as Exhibit 3.4 to Edge's Quarterly Report on Form
                10-Q for the fiscal quarter ended March 31, 2003).
   4.1      --  Promissory Note in the principal amount of $4,696,040.60 between Miller Exploration Company and Veritas DGC Land,
                Inc., dated April 14, 1999 (incorporated by reference from
                Exhibit 10.20 to Miller's Annual Report on Form 10-K for the
                year ended December 31, 1998).
   4.2      --  Registration Rights Agreement between Miller Exploration
                Company and Veritas DGC Land, Inc., dated April 14, 1999
                (incorporated by reference from Exhibit 10.22 to Miller's
                Annual Report on Form 10-K for the year ended December 31,
                1998).
   4.3      --  First Amendment to Promissory Note, Warrant and Registration
                Rights Agreement between Miller Exploration Company and
                Veritas DGC Land, Inc., dated July 19, 2000 (incorporated by reference from Exhibit 4.4 to Miller's Current Report on
                Form 8-K, filed July 25, 2000).
   4.4      --  Second Amendment to Promissory Note, Warrant and
                Registration Rights Agreement, dated June 28, 2002, between
                Miller Exploration Company and Veritas DGC Land, Inc.
                (incorporated by reference from Exhibit 10.1 to Miller's
                Quarterly Report on Form 10-Q for the quarter ended June 30,
                2002).
   4.5      --  Securities Purchase Agreement between Miller Exploration
                Company and Guardian Energy Management Corp., dated July 11,
                2000 (incorporated by reference from Exhibit 10.1 to
                Miller's Current Report on Form 8-K, filed July 25, 2000).
   4.6      --  Promissory Note between Miller Exploration Company and
                Guardian Energy Management Corp., dated July 11, 2000
                (incorporated by reference from Exhibit 10.2 to Miller's
                Current Report on Form 8-K, filed July 25, 2000).
   4.7      --  Warrant between Miller Exploration Company and Guardian
                Energy Management Corp., dated July 11, 2000, exercisable
                for 900,000 shares of Miller's common stock (as adjusted for the one for ten reverse stock split effected October 11,
                2002) (incorporated by reference from Exhibit 4.3 to
                Miller's Current Report on Form 8-K, filed July 25, 2000).
   4.8      --  Registration Rights Agreement between Miller Exploration
                Company and Guardian Energy Management Corp., dated July 11,
                2000 (incorporated by reference from Exhibit 10.3 to
                Miller's Current Report on Form 8-K, filed July 25, 2000).
   4.9      --  Miller Exploration Company Stock Option and Restricted Stock
                Plan of 1997 (incorporated by reference from Exhibit 10.1 to
                Miller's Registration Statement on Form S-1 (File No.
                333-40383)).
   4.10     --  Amendment No. 1 to the Miller Exploration Company Stock
                Option and Restricted Stock Plan of 1997 (incorporated by
                reference to Exhibit 4.2 from Miller's Registration
                Statement on Form S-8 (File No. 333-58678)).

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
   4.11     --  Amendment No. 2 to the Miller Exploration Company Stock
                Option and Restricted Stock Plan of 1997 (incorporated by
                reference from Exhibit 4.3 to Miller's Registration
                Statement on Form S-8 (File No. 333-58678)).
   4.12     --  Form of Miller Stock Option Agreement (incorporated by reference from Exhibit 10.1(b) to Miller's Registration
                Statement on Form S-8 (File No. 333-58678)).
  +5.1      --  Opinion of Baker Botts L.L.P. regarding the legality of the securities being issued.
  +8.1      --  Opinion of Vinson & Elkins L.L.P. regarding certain U.S.
                federal income tax consequences.
  10.1      --  Joint Venture Agreement between Edge Joint Venture II and
                Essex Royalty Limited Partnership II, dated as of May 10,
                1994 (incorporated by reference from Exhibit 10.2 to Edge's
                Registration Statement on Form S-4 (Registration No.
                333-17269)).
  10.2      --  Joint Venture Agreement between Edge Joint Venture II and
                Essex Royalty Limited Partnership, dated as of April 11,
                1992 (incorporated by reference from Exhibit 10.3 to Edge's
                Registration Statement on Form S-4 (Registration No.
                333-17269)).
  10.3      --  Amendment dated August 21, 2000 to the Joint Venture
                Agreement between Edge Joint Venture II and Essex Royalty
                Limited Partnership II, dated as of May 10, 1994
                (incorporated by reference from Exhibit 10.2 to Edge's
                Annual Report on Form 10-K for the year ended December 31,
                2002).
  10.4      --  Amendment dated August 21, 2000 to the Joint Venture
                Agreement between Edge Joint Venture II and Essex Royalty
                Limited Partnership, dated as of April 11, 1992
                (incorporated by reference from Exhibit 10.3 to Edge's
                Annual Report on Form 10-K for the year ended December 31,
                2002).
  10.5      --  Letter Agreement between Edge Petroleum Corporation and
                Essex Royalty Limited Partnership, dated as of July 30, 2002
                (incorporated by reference from Exhibit 10.4 to Edge's
                Annual Report on Form 10-K for the year ended December 31,
                2002).
  10.6      --  Form of Indemnification Agreement between Edge Petroleum
                Corporation and each of its directors (incorporated by
                reference from Exhibit 10.7 to Edge's Registration Statement on Form S-4 (Registration No. 333-17269)).
  10.7      --  Stock Option Plan of Edge Petroleum Corporation, a Texas
                corporation (incorporated by reference from Exhibit 10.13 to
                Edge's Registration Statement on Form S-4 (Registration No.
                333-17269)).
  10.8      --  Employment Agreement dated as of November 16, 1998, by and between Edge Petroleum Corporation and John W. Elias
                (incorporated by reference from Exhibit 10.12 to Edge's
                Annual Report on Form 10-K for the year ended December 31,
                1998).
  10.9      --  Incentive Plan of Edge Petroleum Corporation (included as
                Annex H to the Joint Proxy Statement/Prospectus contained in this Registration Statement).
  10.10     --  Edge Petroleum Corporation Incentive Plan "Standard
                Non-Qualified Stock Option Agreement" by and between Edge
                Petroleum Corporation and the Officers named therein
                (incorporated by reference from Exhibit 10.2 to Edge's
                Quarterly Report on Form 10-Q for the quarterly period ended
                September 30, 1999).
  10.11     --  Edge Petroleum Corporation Incentive Plan "Director
                Non-Qualified Stock Option Agreement" by and between Edge
                Petroleum Corporation and the Directors named therein
                (incorporated by reference from Exhibit 10.3 to Edge's
                Quarterly Report on Form 10-Q for the quarterly period ended
                September 30, 1999).
  10.12     --  Severance Agreements by and between Edge Petroleum
                Corporation and the Officers of Edge named therein
                (incorporated by reference from Exhibit 10.4 to Edge's
                Quarterly Report on Form 10-Q for the quarterly period ended
                September 30, 1999).
  10.13     --  Form of Employee Restricted Stock Award Agreement under the
                Incentive Plan of Edge Petroleum Corporation (incorporated by reference from Exhibit 10.15 to Edge's Quarterly Report on Form 10-Q/A for the quarterly period ended March 31,
                1999).

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
  10.14     --  Edge Petroleum Corporation Amended and Restated Elias Stock
                Incentive Plan (incorporated by reference from Exhibit 4.5 to Edge's Registration Statement on Form S-8 filed May 30,
                2001 (Registration No. 333-61890)).
  10.15     --  Form of Edge Petroleum Corporation John W. Elias
                Non-Qualified Stock Option Agreement (incorporated by
                reference from Exhibit 4.6 to Edge's Registration Statement on Form S-8 filed May 30, 2001 (Registration No.
                333-61890)).
  10.16     --  Stockholder Agreement dated as of May 28, 2003 among Edge
                Petroleum Corporation, Guardian Energy Management Corp.,
                C.E. Miller, Kelly E. Miller, Robert M. Boeve, Paul A.
                Halpern, Richard J. Burgess, David A. Miller, Kellie K.
                Miller and Debra A. Miller (included as Annex I to the Joint
                Proxy Statement/Prospectus contained in this Registration
                Statement).
  10.17     --  Stockholder Agreement dated as of May 28, 2003 among Miller
                Exploration Company, Edge Holding Company, L.P., Trade
                Consultants, Inc., Stanley S. Raphael, Thurmon Andress, John
                W. Elias, John Sfondrini, Vincent S. Andrews, Joseph R.
                Musolino, Robert W. Shower and David F. Work (included as
                Annex J to the Joint Proxy Statement/Prospectus contained in this Registration Statement).
  10.18     --  Form of Director and Officer Indemnity Agreement of Miller
                Exploration Company (incorporated by reference from Exhibit
                10.2 to Miller's Registration Statement on Form S-1
                (Registration No. 333-40383)).
  10.19     --  Amended and Restated Credit Agreement between Miller
                Exploration Company and its subsidiaries and Bank One,
                Texas, N.A., dated July 18, 2000 (incorporated by reference from Exhibit 10.7 to Miller's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
  10.20     --  Purchase and Sale Agreement, executed on May 20, 2003, between Miller Oil Corporation and Savannah Oil & Gas,
                L.L.C. (incorporated by reference from Exhibit 2.4 to
                Miller's Current Report on Form 8-K, filed May 30, 2003).
  10.21     --  Mutual Release of All Claims, executed on May 27, 2003, by and between Miller Exploration Company and K2 Energy
                Corporation together with K2 America Corporation
                (incorporated by reference from Exhibit 10.1 to Miller's
                Current Report on Form 8-K, filed May 30, 2003).
  13.1      --  Edge Petroleum Corporation Annual Report on Form 10-K/A for
                the year ended December 31, 2002 (included as Annex D to the
                Joint Proxy Statement/Prospectus contained in this
                Registration Statement).
  13.2      --  Edge Petroleum Corporation Quarterly Report on Form 10-Q for
                the quarter ended June 30, 2003 (included on Annex E to the
                Joint Proxy Statement/Prospectus contained in this
                Registration Statement).
  13.3      --  Miller Exploration Company Annual Report on Form 10-K for
                the year ended December 31, 2002 (included on Annex F1 to
                the Joint Proxy Statement/Prospectus contained in this
                Registration Statement).
  13.4      --  Amendment No. 1 to Miller Exploration Company Annual Report
                on Form 10-K for the year ended December 31, 2002 (included as Annex F2 to the Joint Proxy Statement/Prospectus
                contained in this Registration Statement).
  13.5      --  Miller Exploration Company Quarterly Report on Form 10-Q for
                the quarter ended June 30, 2003 (included as Annex G to the
                Joint Proxy Statement/Prospectus contained in this
                Registration Statement).
 +23.1      --  Consent of KPMG LLP.
 +23.2      --  Consent of Deloitte & Touche LLP.
 +23.3      --  Consent of Plante & Moran PLLC.
 +23.4      --  Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
 +23.5      --  Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).
 +23.6      --  Consent of C.K. Cooper & Company.
 +23.7      --  Consent of Ryder Scott Company, L.P.
 +23.8      --  Consent of Miller and Lents, Ltd.

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
 +24.1      --  Power of Attorney (included on signature page).
 *99.1      --  Form of Proxy Card for Edge Petroleum Corporation.
 *99.2      --  Form of Proxy Card for Miller Exploration Company.

---------------

* Filed herewith

+ Previously filed